As filed with the Securities and Exchange Commission on January 13, 2023

No. 333-266850

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

AMENDMENT NO. 3 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________

ALPINE ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

______________

Delaware	6770	86-1957639
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10141 N. Canyon View Lane
Fountain Hills, Arizona 85268
(703) 899-1028
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Kim Schaefer, Chief Executive Officer
10141 N. Canyon View Lane
Fountain Hills, Arizona 85268
(703) 899-1028
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800

_______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger and acquisitions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, please place an ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e- 4(i) (Cross- Border Issuer Tender Offer)	☐
Exchange Act Rule 14d- 1(d) (Cross- Border Third- Party Tender Offer)	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JANUARY 13, 2023, SUBJECT TO COMPLETION

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
OF
ALPINE ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 6,910,000 SHARES OF COMMON STOCK

Alpine Acquisition Corporation, a Delaware corporation (“Alpine”), has entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”), with AAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Alpine (“Merger Sub”), and Two Bit Circus, Inc., a Delaware corporation (“TBC”). Pursuant to the Merger Agreement, Merger Sub will merge with and into TBC, with TBC surviving the merger as a wholly-owned subsidiary of Alpine (the “Merger”). Concurrently with the execution of the Merger Agreement, Alpine entered into a Purchase and Sale Agreement (“Hotel Purchase Agreement”) by and among Pool IV Finance LLC, Pool IV TRS LLC and PHF II Stamford LLC, as sellers (“Hotel Sellers”), and Alpine, as purchaser, for the purchase and sale of the Hilton Stamford Hotel & Executive Meeting Center and the Crowne Plaza Denver Airport Convention Center Hotel (together, the “Hotels”). The transactions contemplated by the Hotel Purchase Agreement are referred to herein collectively as the “Hotel Purchase” and the Merger and Hotel Purchase are sometimes referred to as the “Business Combination.” In connection with the Business Combination, Alpine will change its name to “Two Bit Entertainment Corp.” We refer to Alpine after the consummation of the Business Combination as “New TBC”.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of TBC common stock (“Existing TBC Common Stock”) issued and outstanding immediately before the Effective Time (other than such Existing TBC Common Stock as may be held by Alpine or in treasury by TBC, which shares shall be cancelled pursuant to the Merger Agreement (the “Cancelled Shares”), and TBC Common Stock held by holders who exercise dissenters’ rights under Section 262 of the Delaware General Corporations Law (“Dissenting Shares”)) will be converted into and become the right to receive a number of shares of New TBC common stock, par value $0.0001 per share (“New TBC Common Stock”), equal to (a) (i) (I) $49,600,000, minus (II) the aggregate outstanding balance of the convertible promissory notes issued by TBC between October 19, 2021 and March 24, 2022 with an initial principal balance of $5,010,000 (“TBC Convertible Notes”) that are not converted into shares of TBC Common Stock immediately prior to the Closing, divided by (ii) $10.00, divided by (b) the number of shares of TBC Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) (the “Merger Consideration Shares”). TBC currently has certain outstanding derivative securities (“TBC Derivative Securities”) exchangeable for or convertible into TBC Common Stock. Pursuant to the Merger Agreement, prior to the Effective Time, all TBC Derivative Securities shall be exercised for or converted into shares of TBC Common Stock and treated as described above or terminated.

Pursuant to the Hotel Purchase Agreement, Alpine will acquire the Hotels and related property for an aggregate purchase price of $65,000,000 (“Purchase Price”), payable in the form of (x) $45,500,000 of cash (the “Cash Payment”) and (y) 1,950,000 shares of New TBC Common Stock (equal to $19,500,000 divided by $10.00) (the “Hotel Purchase Consideration Shares”).

Immediately after the Effective Time, without taking into effect shares of New TBC Common Stock which may be issued upon the exercise of outstanding warrants of Alpine and shares that may be issued under the proposed Long-Term Incentive Equity Plan, the current stockholders of Alpine (excluding Alpine Acquisition Sponsor LLC, Alpine’s sponsor (the “Sponsor”), and Alpine’s officers, directors and advisors which will hold 10.3% of the issued and outstanding New TBC Common Stock) will hold approximately 64.6% of the issued and outstanding New TBC Common Stock, TBC’s stockholders prior to the Merger will hold approximately 18.0% of the issued and outstanding New TBC Common Stock, and the Hotel Sellers will hold approximately 7.1% of the issued and outstanding New TBC Common Stock, which pro forma ownership assumes (i) no holders of Alpine common stock issued in Alpine’s initial public offering (“Public Shares”) exercise their redemption rights and that an aggregate of 7,115,500 shares of New TBC Common Stock are issued as a bonus dividend to such holders of Public Shares for not exercising such redemption rights; (ii) all Existing TBC Convertible Notes are converted into Existing TBC Common Stock immediately prior to the Effective Time, (iii) that 4,960,000 Merger Consideration Shares are issued as consideration to equity holders of TBC; (iv) that there are 27,575,500 shares of New TBC Common Stock outstanding following the consummation of the Business Combination. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 29.2%, 0%, 50.8% and 20.0%, respectively. If the maximum number of Public Shares are redeemed, without taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages will be approximately 29.2%, 0%, 50.8%, and 20.0%, respectively. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 71.1%, 47.5%, 44.0% and 17.3%, respectively. See the section titled “The Business Combination Proposal — Structure of the Business Combination” for more information.

Proposals to approve the Merger Agreement, the Hotel Purchase Agreement and the other matters discussed in this proxy statement/prospectus will be presented at a special meeting in lieu of an annual meeting of Alpine stockholders scheduled to be held on _______, 2023 in virtual format.

Alpine’s units, common stock and warrants are publicly traded on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “REVEU” “REVE” and “REVEW.” In connection with the Business Combination, Alpine intends to apply to have the New TBC Common Stock and Warrants listed on Nasdaq. Alpine’s Units will separate into their constituent securities in connection with the Business Combination and cease trading and we expect New TBC’s Common Stock and Warrants to trade under the same trading symbols as Alpine’s Common Stock and Warrants following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the New TBC Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to the Merger Agreement.

Alpine is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about Alpine and TBC and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 34 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of New TBC Common Stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2023, and is first being mailed to stockholders of Alpine on or about such date.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 13, 2023

ALPINE ACQUISITION CORPORATION

NOTICE OF THE SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____, 2023

TO THE STOCKHOLDERS OF ALPINE ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of an annual meeting (the “Special Meeting”) of the stockholders of Alpine Acquisition Corporation, a Delaware corporation (“Alpine”), will be held on _______, 2023, at 10:00 a.m. Eastern Time, via a virtual meeting. In light of the novel coronavirus (“COVID-19”) pandemic and to support the well-being of Alpine’s stockholders, the Special Meeting will be completely virtual. You may attend the Special Meeting and vote your shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/alpineacquisitioncorp/2023. You will need the control number that is printed on your proxy card to enter the Special Meeting. Alpine recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

As previously disclosed, Alpine has entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among Alpine, AAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Alpine (“Merger Sub”), and Two Bit Circus, Inc., a Delaware corporation (“TBC”), pursuant to which Merger Sub will merge with and into TBC, with TBC surviving the merger (“Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, TBC will become a wholly-owned subsidiary of Alpine and the stockholders of TBC will become stockholders of Alpine.

Concurrently with the execution of the Merger Agreement, Alpine entered into a Purchase and Sale Agreement (“Hotel Purchase Agreement”), by and among Pool IV Finance LLC, Pool IV TRS LLC and PHF II Stamford LLC, as sellers (“Hotel Sellers”), and Alpine, as purchaser. Pursuant to the Hotel Purchase Agreement, Alpine will purchase the Hilton Stamford Hotel & Executive Meeting Center and the Crowne Plaza Denver Airport Convention Center Hotel (together, the “Hotels”). The purchase price (the “Purchase Price”) for the Hotels and related Property (as defined below) is $65,000,000, payable in the form of (x) $45,500,000 in cash (the “Cash Payment”), and (y) 1,950,000 Hotel Purchase Consideration Shares (equal to $19,500,000 divided by $10.00). The acquisition of the Hotels (the “Hotel Purchase”), together with the Merger, is sometimes referred to herein as the “Business Combination.” We refer to Alpine after the consummation of the Business Combination as “New TBC”.

At the Special Meeting, Alpine’s stockholders will be asked to approve the Business Combination contemplated by the Merger Agreement and Hotel Purchase Agreement and any and all other business that may properly come before the Special Meeting or any continuation, postponement or adjournment thereof, as follows:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement, the Hotel Purchase Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the Hotel Purchase Agreement is attached as Annex B (Proposal No. 1);

2.      The Charter Proposals — To consider and vote upon separate proposals to approve amendments to Alpine’s amended and restated certificate of incorporation (“Existing Charter”), which amendments will be effective upon the consummation of the Business Combination and will be embodied in a second amended and restated certificate of incorporation of New TBC (the “Proposed Charter”), to: (a) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares and increase the number of authorized shares of preferred stock from 1,000,000 shares to 5,000,000 shares; (b) change Alpine’s name from “Alpine Acquisition Corporation” to “Two Bit Entertainment Corp.”; (c) indicate that no director or officer shall be liable to New TBC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law; and (d) remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Alpine after the consummation of the Business Combination. A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex C (Proposal Nos. 2.A through 2.D);

3.      The Director Election Proposal — To consider and vote upon a proposal to elect seven (7) directors to serve on the board of directors of New TBC until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (Proposal No. 3);

4.      The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance of New TBC Common Stock in the Business Combination in an amount greater than 20% of the number of shares of Alpine common stock before such issuances (Proposal No. 4);

5.      The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2022 Long-Term Incentive Equity Plan. A copy of the Long-Term Incentive Equity Plan is attached to this proxy statement/prospectus as Annex D (Proposal No. 5); and

6.      The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by Alpine that more time is necessary to consummate the Business Combination for any reason (Proposal No. 6).

Only holders of record of Alpine common stock, par value $0.0001 per share (“Alpine Common Stock”), at the close of business on _________, 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Alpine stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of Alpine for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. The eligible Alpine stockholder list will also be available at that time on the Special Meeting website for examination by any stockholder attending the Special Meeting live audio webcast.

Alpine’s officers, directors and advisors, as well as Alpine Acquisition Sponsor LLC (the “Sponsor”), a Delaware limited liability company of which Elan Blutinger, Alpine’s Chairman of the Board, is the managing member and Alpine’s officers and directors are members (collectively, the “Alpine Insiders”), have agreed to vote all shares of Alpine Common Stock held by them in favor of the Business Combination Proposal. As of the record date for the Special Meeting, these holders together beneficially owned and were entitled to vote an aggregate of 2,675,000 shares of Alpine Common Stock, which currently constitutes approximately 20.0% of the outstanding shares of Alpine Common Stock. In addition to the shares held by the Alpine Insiders, Alpine would need 4,100,001 shares, or approximately 38.3% of the 10,700,000 shares of Alpine Common Stock sold in Alpine’s initial public offering (the “IPO”), to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal and the shares of Common Stock held by Maxim Group LLC, the representative of the underwriters in Alpine’s IPO, are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Alpine Common Stock is present at the Special Meeting, Alpine would need only approximately 712,501 shares, or approximately 6.7% of the Alpine Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Alpine Insiders in order for it to be approved. The Alpine Insiders have also indicated that they intend to vote their Alpine Common Stock in favor of all other proposals being presented by Alpine at the Special Meeting.

Pursuant to Alpine’s Existing Charter, Alpine will provide holders (“public stockholders”) of Alpine Common Stock sold in the IPO (“Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of the IPO and concurrent private placement of warrants as of two (2) business days prior to the anticipated consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to Alpine to pay taxes) upon the closing of the Business Combination. The per-share amount Alpine will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Alpine is required to pay to the underwriters of Alpine’s IPO. For illustrative purposes, based on funds in the Trust Account of approximately $___ million on the record date, the estimated per share redemption price would have been approximately $___. Public stockholders may elect to redeem their shares regardless of whether they vote for or against the Business Combination Proposal, or do not vote at all, or are not holders of record on the record date. This means that any public stockholder holding Public Shares may exercise redemption rights regardless of whether they are entitled to vote on the Business Combination Proposal and regardless of whether they vote at all. Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the Public Shares. At the time of Alpine’s IPO, as a condition to their purchase of Alpine Common Stock, the Alpine Insiders agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Alpine Common Stock they may hold. In order to reduce the number of Public Shares being sought for redemption, Alpine has agreed to issue a dividend of 0.665 shares of New TBC Common Stock (the “Bonus Dividend”) to the holders of Public Shares for each Public Share that is not sought to be redeemed in connection with the Business Combination. The Bonus Dividend would be paid to each holder of Public Shares of record on the day following the consummation of the Business Combination. Accordingly, the Bonus Dividend would not be paid to the Alpine Insiders, the security holders of TBC and the Hotel Sellers as they would not be holders of Public Shares (except to the extent they purchased any Public Shares prior to the record date).

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Alpine Common Stock on the record date present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote on such matter. Approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Alpine Common Stock on the record date. Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast at the Special Meeting. The Alpine board of directors has approved each of the proposals.

As of the record date, there was approximately $___ million in the Trust Account, which Alpine intends to use for the purposes of consummating the Business Combination described in this proxy statement/prospectus and to pay $3,745,000 in deferred underwriting commissions to the underwriters of Alpine’s IPO. Each redemption of Public Shares will decrease the amount in the Trust Account. Alpine will not consummate the Business Combination if the redemption of Public Shares would result in Alpine’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule) as of immediately prior to or upon consummation of the Business Combination. Additionally, consummation of the Business Combination is conditioned upon, among other things, approval of the Charter Proposals and Nasdaq Proposal.

The closing of the Merger and Hotel Purchase is conditioned on approval of the Business Combination Proposal, each of the Charter Proposals, and the Nasdaq Proposal. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

The Alpine board of directors has set _________, 2023 as the record date for the Special Meeting. Only holders of record of shares of Alpine Common Stock at the close of business on _________, 2023 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Special Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Alpine Common Stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF ALPINE COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Alpine board of directors has approved the Merger Agreement, the Hotel Purchase Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated by management in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented.

If you have any questions or need assistance with voting, please contact Alpine’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 or email at REVE.info@investor.morrowsodali.com.

If you plan to attend the Special Meeting and are a beneficial investor who owns your investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS
Elan Blutinger
Elan Blutinger Chairman of the Board

i

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

•        “Alpine” means Alpine Acquisition Corporation, a Delaware corporation, before giving effect to the Business Combination;

•        “Board” means the board of directors of Alpine before the Business Combination or New TBC after the Business Combination;

•        “Bonus Dividend” means the 0.655 share dividend of New TBC Common Stock to be issued to the holders of Public Shares for each Public Share that is not sought to be redeemed in connection with the Business Combination.

•        “Business Combination” means the transactions contemplated by the Merger Agreement and the Hotel Purchase Agreement, including the Merger and the Hotel Purchase;

•        “Cash Payment” means the $45,500,000 cash paid to the Hotel Sellers as part of the Purchase Price for the Hotels;

•        “Common Stock” means common stock of Alpine, par value $0.0001 per share, before giving effect to the Business Combination;

•        “DGCL” means the General Corporation Law of the State of Delaware;

•        “Effective Time” means the time at which the Merger becomes effective;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “Existing TBC Common Stock” means the common stock of TBC, par value $0.0001 per share;

•        “Existing TBC Convertible Notes” means the convertible promissory notes issued by TBC between October 19, 2021 and March 24, 2022 with an initial principal balance of $5,010,000;

•        “Hotel Purchase” means the purchase and sale of the Hotels;

•        “Hotel Purchase Agreement” means the Purchase and Sale Agreement, dated as of May 18, 2022 and amended on August 26, 2022 (as it may be amended further from time to time), by and among Pool IV Finance LLC, Pool IV TRS LLC and PHF II Stamford LLC, as sellers, and Alpine, as purchaser;

•        “Hotel Purchase Consideration Shares” means the 1,950,000 shares of New TBC Common Stock issued to the Hotel Sellers as part of the Purchase Price for the Hotels;

•        “Hotels” means the Hilton Stamford Hotel & Executive Meeting Center and the Crowne Plaza Denver Airport Convention Center Hotel;

•        “Incentive Plan” means the proposed 2022 Long-Term Incentive Equity Plan, in the form attached as Annex D, to become effective at the closing of the Business Combination assuming approval by the Alpine stockholders;

•        “IPO” means Alpine’s initial public offering, consummated on September 2, 2021, of 10,700,000 Units, including 700,000 Units subject to the underwriters’ over-allotment option, each Unit consisting of one share of Alpine Common Stock and one-half of one warrant with each whole warrant to purchase one share of Alpine Common Stock for $11.50 per share.

•        “Maximum Redemptions” is a pro forma presentation scenario provided for illustrative purposes that assumes that 10,700,000 Public Shares are redeemed;

•        “Merger” means the proposed merger of Merger Sub with and into TBC;

•        “Merger Agreement” means that Agreement and Plan of Merger, dated as of May 18, 2022 and amended on August 26, 2022 and October 4, 2022 (as it may be amended further from time to time), by and among Alpine, Merger Sub and TBC;

•        “Merger Consideration Shares” means the shares of New TBC Common Stock issued in respect of Existing TBC Common Stock as consideration for the Merger pursuant to the Merger Agreement;

•        “Merger Sub” sub means AAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Alpine;

•        “Nasdaq” means the Nasdaq Stock Market LLC;

•        “No Redemptions” is a pro forma presentation scenario provided for illustrative purposes that assumes that no Alpine public stockholders exercise their right to have their Public Shares converted into a pro rata share of the Trust Account;

•        “New TBC” means Two Bit Entertainment Corp. (formerly Alpine Acquisition Corporation), after giving effect to the Merger and the Hotel Purchase;

•        “New TBC Common Stock” means, at and following the Effective Time, the common stock of New TBC, par value $0.0001 per share;

•        “Private Placement Warrants” means those warrants of Alpine sold to the Sponsor in a private placement simultaneously with the closing of Alpine’s IPO, each exercisable for one share of Common Stock at an exercise price of $11.50 per share;

•        “Property” means the land, contractual agreements, supplies and other property attendant to the Hotels and included with the Hotels as part of the Hotel Purchase;

•        “Public Warrants” means the publicly traded warrants of Alpine, each exercisable for one share of Common Stock at an exercise price of $11.50 per share;

•        “Public Share” means each share of Common Stock issued in Alpine’s IPO;

•        “Purchase Price” means the purchase price for the Hotels, $65,000,000, payable in the form of the $45,500,000 Cash Payment and 1,950,000 Hotel Purchase Consideration Shares;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Sponsor” means Alpine Acquisition Sponsor LLC, a Delaware limited liability company;

•        “TBC” means Two Bit Circus, Inc., a Delaware corporation, and its consolidated subsidiaries, before giving effect to the Merger;

•        “Transfer Agent” means Continental Stock Transfer & Trust Company;

•        “Trust Account” means the trust account of Alpine that holds certain of the proceeds from Alpine’s IPO and sale of the Private Placement Warrants;

•        “Trustee” means Continental Stock Transfer & Trust Company;

•        “Unit” means units of Alpine, each unit representing one share of Common Stock and one-half of one Public Warrant, that were offered and sold by Alpine in its IPO;

•        “Warrant Agent” means Continental Stock Transfer & Trust Company;

•        “Warrants” means, collectively, the Public Warrants and Private Placement Warrants.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New TBC’s stockholders immediately following the Effective Time are for illustrative purposes only and assume no exercise of the 5,350,000 Public Warrants or 5,152,500 Private Placement Warrants that will remain outstanding following the Business Combination, which will become exercisable 30 days after closing of the Business Combination at an exercise price of $11.50 per share, provided that Alpine has an effective registration statement under the Securities Act covering the shares of New TBC Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available, for which Alpine has agreed to use reasonable best efforts to file and have declared effective within 90 days after the consummation of the Business Combination described herein.

Beneficial ownership throughout this proxy statement/prospectus with respect to New TBC’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND SPECIAL MEETING

Q:     WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:     Alpine, Merger Sub, TBC and the Hotel Sellers have entered into the Merger Agreement and Hotel Purchase Agreement, which, among other things, contemplates the Hotel Purchase and provides for the Merger of Merger Sub with and into TBC, with TBC surviving the Merger. As a result of this Business Combination, Alpine will purchase the Hotels and become the holding company for the TBC business, and the Hotel Sellers and securityholders of TBC will become securityholders of Alpine.

Alpine’s stockholders are being asked to consider and vote upon the matters to be considered at the Special Meeting, which consist of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal:

•        The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement and Hotel Purchase Agreement, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and the Business Combination contemplated thereby, including the Merger and Hotel Purchase. See the section of this proxy statement/prospectus titled “The Business Combination Proposal.”

•        The Charter Proposals — To consider and vote upon separate proposals to approve amendments to Alpine’s Existing Charter, which amendments will be effective following the consummation of the Business Combination and will be embodied in the Proposed Charter of New TBC, to: (a) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares and increase the number of authorized shares of preferred stock from 1,000,000 shares to 5,000,000 shares; (b) change Alpine’s name from “Alpine Acquisition Corporation” to “Two Bit Entertainment Corp.”; (c) indicate that no director or officer shall be liable to New TBC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law; and (d) remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Alpine after the consummation of the Business Combination. A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex C. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

•        The Director Election Proposal — To consider and vote upon a proposal to elect seven (7) directors to the board of directors of New TBC to serve following the consummation of the Business Combination and until their successors are duly elected and qualified. See the section of this proxy statement/prospectus titled “The Director Election Proposal.”

•        The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance of New TBC Common Stock in the Business Combination in an amount greater than 20% of the number of shares of Alpine Common Stock before such issuances. See the section of this proxy statement/prospectus titled “The Nasdaq Proposal.”

•        The Incentive Plan Proposal — To consider and vote upon a proposal to approve the adoption of the Incentive Plan. A copy of the Incentive Plan is attached hereto as Annex D. See the section of this proxy statement/prospectus titled “The Plan Proposal.”

•        The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by Alpine that more time is necessary to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

The closing of the Merger and Hotel Purchase is conditioned on approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement and Hotel Purchase Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Alpine stockholders should read it carefully.

The vote of Alpine stockholders is important. Alpine stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     WHY IS ALPINE PROPOSING THE BUSINESS COMBINATION?

A:     Alpine was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On September 2, 2021, Alpine consummated the IPO of 10,700,000 Units at $10.00 per Unit, generating gross proceeds of $107 million. Simultaneously with the closing of the IPO, Alpine consummated the private placement to the Sponsor of 5,152,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $5.1 million. Upon the closing of the IPO and private placement, approximately $109.1 million of the net proceeds of the sale of Units and Private Placement Warrants was placed into the Trust Account.

Like most blank check companies, Alpine’s Existing Charter provides for the return of the proceeds of Alpine’s IPO held in the Trust Account to the holders of Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in Alpine’s case, March 2, 2023). Since the IPO, Alpine’s activity has been limited to the evaluation of business combination candidates.

Pursuant to the Existing Charter, on each of August 31, 2022 and December 1, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with a total of an additional six months to consummate the Business Combination. Alpine now has until March 2, 2023 to consummate an initial business combination. Each of the deposits was made in the form of a non-interest bearing loan and evidenced by a promissory note. If Alpine completes the Business Combination, Alpine will repay the amount evidenced by the notes. If Alpine does not complete a business combination within the required time period (and such time period is not further extended by an amendment to the Existing Charter), it will repay such amounts only from funds held outside of the Trust Account.

Based on its due diligence investigations of TBC and the industry in which it operates, including the financial and other information provided by TBC in the course of the negotiations, and the Hotels, Alpine believes that the Business Combination will provide Alpine stockholders with an opportunity to participate in a company with significant growth potential. See the sections of this proxy statement/prospectus titled “The Business Combination Proposal — Alpine’s Board of Directors’ Reasons for Approval of the Business Combination” and “Risk Factors.”

Q:     DO ANY OF ALPINE’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF ALPINE STOCKHOLDERS?

A:     Yes, Alpine’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Alpine stockholders generally. For instance, Kim Schaefer, Alpine’s Chief Executive Officer, is also Chief Executive Officer and a 6% stockholder of TBC on a fully diluted basis. Accordingly, she will receive an aggregate of 231,607 shares of New TBC Common Stock in exchange for her ownership interest in TBC, which would have a value of $2,316,070 (assuming a stock price of $10.00 per share). It is also anticipated that she will enter into an employment agreement with New TBC upon consummation of the Business Combination. It is also anticipated that Alex Lombardo, Alpine’s Chief Financial Officer, will enter into an employment agreement with New TBC upon consummation of the Business Combination, as will certain other advisors of Alpine. Each other member of Alpine’s Board is also anticipated to remain a director of New TBC upon consummation of the Business Combination. The Alpine board of directors was aware of and considered these interests, among other matters, in approving the Merger Agreement and Hotel Purchase Agreement and in recommending that such agreements be approved by the stockholders of Alpine. Furthermore, a special committee (the “Special Committee”) of the board of Alpine, made up entirely of independent uninterested directors, was duly formed to negotiate exclusively with TBC on behalf of the board to protect Alpine from any conflict that could arise from Ms. Schafer having an interest in each of Alpine and TBC as described above. Ms. Schaefer is not on the Special Committee. The Special Committee further retains counsel independent of Alpine. See the sections of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — Alpine” and “Executive and Director Compensation.”

Additionally, Alpine’s officers, directors, advisors and/or their affiliates beneficially own shares of Alpine Common Stock and Private Placement Warrants that they purchased prior to, or simultaneously with, Alpine’s IPO. Alpine’s executive officers, directors and their affiliates have no redemption rights with respect to their Alpine Common Stock and their Private Placement Warrants will expire worthless in the event the Business Combination or a business combination with another target(s) is not effected in the required time period. These financial interests may have influenced the decision of Alpine’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Alpine’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Interests of Alpine’s Directors and Officers and Others in the Business Combination.”

Q  WHAT PERCENTAGE OF NEW TBC COMMON STOCK ARE ALPINE’S CURRENT STOCKHOLDERS EXPECTED TO OWN FOLLOWING CONSUMMATION OF THE BUSINESS COMBINATION?

A:     Immediately after the Effective Time, without taking into effect shares of New TBC Common Stock which may be issued upon the exercise of outstanding warrants of Alpine and shares that may be issued under the proposed Long-Term Incentive Equity Plan, the current stockholders of Alpine (excluding Alpine Acquisition Sponsor LLC, Alpine’s sponsor (the “Sponsor”), and Alpine’s officers, directors and advisors which will hold 10.3% of the issued and outstanding New TBC Common Stock) will hold approximately 64.6% of the issued and outstanding New TBC Common Stock, TBC’s stockholders prior to the Merger will hold approximately 18.0% of the issued and outstanding New TBC Common Stock, and the Hotel Sellers will hold approximately 7.1% of the issued and outstanding New TBC Common Stock, which pro forma ownership assumes (i) no holders of Alpine common stock issued in Alpine’s initial public offering (“Public Shares”) exercise their redemption rights and that an aggregate of 7,115,500 shares of New TBC Common Stock are issued as a bonus dividend to such holders of Public Shares for not exercising such redemption rights; (ii) all Existing TBC Convertible Notes are converted into Existing TBC Common Stock immediately prior to the Effective Time, (iii) that 4,960,000 Merger Consideration Shares are issued as consideration to equity holders of TBC; (iv) that there are 27,575,500 shares of New TBC Common Stock outstanding following the consummation of the Business Combination. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 29.2%, 0%, 50.8% and 20.0%, respectively. If the maximum number of Public Shares are redeemed, without taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages will be approximately 29.2%, 0%, 50.8%, and 20.0%, respectively. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 71.1%, 47.5%, 44.0% and 17.3%, respectively.

The following table illustrates varying beneficial ownership levels in New TBC immediately following the consummation of the Business Combination assuming the levels of redemptions by the public stockholders indicated:

	Share Ownership in New TBC(1)		Maximum Redemption(3)
	No Redemptions(2)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former TBC stockholders	4,960,000	17.1%	4,960,000	44.0%
Hotel Sellers	1,950,000	6.7%	1,950,000	17.3%
Alpine’s Public Stockholders(4)	16,050,000	55.2%	5,350,000	47.5%
Alpine’s Sponsor, officers, and directors(5)	6,492,395	22.3%	6,492,395	57.7%
Alpine’s IPO underwriter (Maxim)(6)	491,382	1.7%	491,382	4.4%
Alpine’s Chief Executive Officer (Ms. Schaefer)(7)	1,018,724	3.5%	1,018,724	9.0%
Alpine’s stockholder bonus shares	7,115,500	24.5%	—	—%
Proposed incentive plan	1,500,000	5.2%	1,500,000	13.3%

____________

(1)      Percentages may not sum to 100% due to the fact that SEC rules require that shares New TBC Common Stock receivable upon exercise of Warrants, held by Alpine’s Public Stockholders and Sponsor, officers, and directors, respectively, which will become exercisable 30 days after the closing of the Business Combination, be disclosed herein as beneficially owned by such group, but such shares of New TBC Common Stock are not counted in determining the total number of outstanding shares upon which the percentages stated in the table are calculated.

(2)      This scenario assumes that no Public Shares are redeemed.

(3)      This scenario assumes that 10,700,000 Public Shares are redeemed for an aggregate payment of approximately $109.1 million from the Trust Account, which is the maximum amount of redemptions that would satisfy DGCL requirements in order to consummate the Merger.

(4)      Includes 5,350,000 warrants.

(5)      Includes 4,180,202 warrants.

(6)      Includes 316,382 warrants.

(7)      Includes 655,917 warrants.

Q:     Did the ALPINE board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business combination?

A:     Yes. The Special Committee engaged The McLean Valuation Services Group, LLC (“McLean”) to provide a financial analysis with respect to TBC in determining whether to proceed with the transactions contemplated by the Merger Agreement. Additionally, the Alpine board engaged R.M. Woodworth & Associates, LLC (“Woodworth”) to provide a valuation opinion with respect to the Hotels in determining whether to proceed with the transactions contemplated by the Hotel Purchase Agreement. Each of McLean and Woodworth delivered a written opinion, each dated as of May 17, 2022, as to the fairness, from a financial point of view, to Alpine’s stockholders of the consideration payable by Alpine under the Merger Agreement and under the Hotel Purchase Agreement, respectively. The opinion delivered by Woodworth also confirmed that the Hotels had a fair market value equal to at least 80% of the balance of the Trust Account. Please see the section entitled “Proposal No. 1 — The Merger Proposal — Opinion of Alpine’s Financial Advisors.” The full text of the written opinions are attached to this proxy statement/prospectus as Annex E and Annex F, respectively.

Q:     I HOLD PUBLIC SHARES. DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares, you have the right to demand that Alpine redeem such Public Shares for a pro rata portion of the Trust Account.

Under the Existing Charter, the Business Combination may only be consummated if Alpine has at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Business Combination after taking into account holders of Public Shares that have properly exercised their redemption rights.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     A holder of Public Shares may exercise redemption rights regardless of whether the holder votes on the Business Combination Proposal or is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must deliver your stock to the Transfer Agent physically or electronically using the DWAC (Deposit Withdrawal at Custodian) System no later than two (2) business days prior to the Special Meeting. Upon the closing of the Business Combination, any holder of Public Shares that has properly exercised redemption rights will be entitled to have his, her, or its shares converted for a full pro rata portion of the amount in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Alpine to pay taxes), calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. The per-share amount Alpine will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Alpine is required to pay to the underwriters of Alpine’s IPO. The per-share amount is anticipated to be approximately $__ per share. Such amount will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Alpine’s public stockholders exercising redemption rights. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time such shares are actually redeemed. If you deliver your shares for redemption to the Transfer Agent and later decide not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

If a holder of Public Shares requests redemption of shares as described above, then, if the Business Combination are consummated, Alpine will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Common Stock for cash and will no longer be a common stockholder of New TBC upon consummation of the Business Combination.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any of the Warrants that you may hold. Each Warrant will become exercisable to purchase one share of New TBC Common Stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Following consummation of the Business Combination, New TBC may call the Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per Warrant if certain conditions are met, including if the reported last sale price of the shares of New TBC Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders. As of the record date, the reported last sale price of the Alpine shares was $______ and the highest last sale price through such date has been $______. In order to redeem the Warrants, New TBC must provide 30 days’ prior written notice of redemption to each Warrant holder and have a current registration statement in effect with respect to the shares of New TBC Common Stock underlying such Warrants. The Private Placement Warrants are not redeemable by New TBC following consummation of the Business Combination unless New TBC elects to require all holders to exercise their Warrants on a cashless basis.

If the foregoing conditions are satisfied and New TBC issues a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date. However, New TBC will not be required to notify any holder if the conditions have been met if New TBC is not calling the Warrants for redemption. On and after the redemption date, a record holder of a Warrant (excluding the Private Placement Warrants) will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

Q:     DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:     No. Alpine stockholders and warrant holders do not have appraisal rights in connection with the Business Combination under the DGCL.

Q:     I HOLD ALPINE PUBLIC SHARES. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “— U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares. You are urged to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:     I HOLD ALPINE PUBLIC SHARES. WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME AS A RESULT OF THE MERGER?

A:     Alpine’s public stockholders will retain their Public Shares and will not receive any additional Public Shares or other consideration in the Merger. As a result, there will be no material U.S. federal income tax consequences as a result of the Merger to the current holders of Public Shares, regardless of whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties to the Merger Agreement intend to report the Merger consistent with such qualification, such treatment is not a condition to Alpine’s or TBC’s obligation to complete the Merger. See the section entitled “— U.S. Federal Income Tax Considerations — Tax Consequences of the Merger and a Redemption of Public Shares.

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I RECEIVE THE BONUS DIVIDEND IN CONNECTION WITH NOT EXERCISING MY REDEMPTION RIGHT?

A:     As described in “The Business Combination Proposal,” holders of Public Shares who do not seek redemption of their Public Shares in connection with the Business Combination are entitled to receive the Bonus Dividend. The tax consequences of the receipt of the Bonus Dividend by holders of Public Shares that do not exercise their redemption rights are not clear under current law. We intend that the receipt of the Bonus Dividend by these shareholders should be treated as a nontaxable stock distribution, in which case U.S. Holders and Non-U.S. holders (each as defined in “U.S. Federal Income Tax Considerations” below) should not be subject to U.S. federal income taxation, but there can be no assurance in this regard. Accordingly, if the Bonus Dividend is treated as a nontaxable stock distribution, shareholders should not be subject to U.S. federal income tax on the receipt of the Bonus Dividend, and the distribution of the Bonus Dividend to Non-U.S. holders should not be subject to U.S. federal income tax withholding. However, other treatments are also possible, in which case U.S. Holders and Non-U.S. holders may be required to include the fair market value of the Bonus Dividend received in income. Further, because there are no authorities that directly address the treatment of the receipt of the Bonus Dividend, no assurance can be given that the IRS, a court or any withholding agent will agree with our position regarding tax treatment. If the Bonus Dividend is not treated as a nontaxable stock distribution, shareholders that receive the Bonus Dividend may be required to include their fair market value in income, and distributions to Non-U.S. holders could be subject to U.S. withholding at a rate of 30% unless the Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility to the applicable withholding agent (generally on an applicable IRS Form W-8). No additional amounts will be payable to any shareholder if any tax or withholding is imposed with respect to the receipt of the Bonus Dividend. U.S. holders and Non-U.S. holders of Public Shares should consult their tax advisors regarding the tax consequences of the receipt of the Bonus Dividend (including their ability to obtain a refund of any withholding taxes, if applicable). See the sections entitled “— U.S. Federal Income Tax Considerations — Tax Consequences for U.S. Holders — Tax Consequences of the Receipt of the Bonus Dividend by Non-Redeeming Shareholders, and “—“U.S. Federal Income Tax Considerations — Tax Consequences for Non-U.S. Holders — Tax Consequences of the Receipt of the Bonus Dividend by Non-Redeeming Shareholders.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     Upon consummation of the Business Combination, the funds in the Trust Account will be used by Alpine to pay holders of the Public Shares who exercise redemption rights, to pay Alpine’s tax obligations incurred prior to the closing, to pay $3,745,000 in deferred underwriting commissions to the underwriters of Alpine’s IPO, to pay the cash consideration required by the Hotel Purchase Agreement, to pay certain expenses incurred in connection with the Business Combination, and any remaining balance will be used for working capital and general corporate purposes of New TBC after consummation of the Business Combination, including renovations on the Hotels, funding for organic growth and potential acquisitions.

Q:     WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:     Pursuant to the Existing Charter, all holders of Public Shares may vote in favor of the Business Combination and still exercise their redemption rights; provided that Alpine may not consummate the Business Combination, and Alpine and TBC are each entitled to terminate the Merger Agreement, and Alpine and the Hotel Sellers are each entitled to terminate the Hotel Purchase Agreement, if Alpine would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. As of _____, 2023, the most recent quarter end date, there was approximately $___ million in the Trust Account. Assuming a per share redemption price of $__, which is expected to approximate the redemption price per share as of two business days prior to completion of the Business Combination, under the Maximum Redemptions scenario, Public Stockholders holding an aggregate of 10,700,000 Public Shares may exercise their redemption rights; provided that a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the Common Stock sold in Alpine’s IPO. For more information regarding post-closing ownership of New TBC, see the section entitled “Ownership of New TBC.”

Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions of Public Shares. With fewer Public Shares and public stockholders, the trading market for the New TBC Common Stock following consummation of the Business Combination may be less liquid than the market for the Common Stock prior to the Business Combination and New TBC may not be able to meet the listing standards for Nasdaq or another national securities exchange.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Warrants that you may hold. Accordingly, even if the maximum number of shares was redeemed, there would still be 5,350,000 Public Warrants and 5,152,500 Private Placement Warrants outstanding. Further, if the shares of Alpine Common Stock are trading above the exercise price of $11.50 per share, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming stockholders. As of _______, 2023, the closing price of the warrants was $______ per warrant. Accordingly, the Public Warrants would have an aggregate value of $_______ and the Private Placement Warrants would have an aggregate value of $_______.

Q:     WILL ALPINE ENTER INTO ANY FINANCING ARRANGEMENTS IN CONNECTION WITH THE BUSINESS COMBINATION?

A:     Yes. Alpine is in the process of negotiating an $82 million mortgage loan agreement with respect to the Hotels in conjunction with the closing of the Business Combination. The loan proceeds are anticipated to be used by New TBC to fund the acquisition of the Hotels and loan closing costs as well as, following closing of the Business Combination, renovation costs for the Hotels, loan interest payments required during anticipated renovations of the Hotels and lender approved working capital and corporate costs. It is currently anticipated that the loan would bear interest at a rate equal to the Secured Overnight Financing Rate (SOFR) plus 1050 basis points and have a maturity of 36 months from the closing of the Business Combination. While still being negotiated, it is currently anticipated that the loan would have traditional hotel mortgage loan features including loan fees at entry and exit, requirements for upfront and ongoing reserves, and excess cash flow sweeps. In addition, it is anticipated that the loan would have mortgage protections including non-recourse guarantee carve outs, prepayment fees, yield maintenance provisions, and financial covenants restricting additional debt and liabilities. There is no assurance that the loan agreement will be executed or that if it is executed, will not have different terms than as described above.

It is also anticipated that prior to the date of this proxy statement/prospectus, Alpine will enter into agreements to provide it with additional funding and/or minimize the number of Public Shares that are submitted for redemption. The terms of such agreements have not been negotiated yet. As a result, there is no assurance that any such agreements will be executed.

Neither the Merger with TBC nor the Hotel Purchase is contingent on obtaining the above-referenced mortgage loan or additional funding. However, if too many holders of Public Shares seek redemption of such shares in connection with the Business Combination and Alpine is unable to secure the mortgage loan or other additional funding, Alpine would not be the necessary purchase price for the Hotels. Accordingly, failure to enter into any of the foregoing arrangements to provide the financing necessary for the transactions contemplated by the Business Combination could result in such transactions not being able to be consummated. Furthermore, even if Alpine had sufficient capital to pay the necessary purchase price, it might not be left with sufficient capital to fully fund its renovation plans for the Hotels or expand TBC’s business as desired.

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:     If the Business Combination is not consummated by March 2, 2023, the parties to each of the Merger Agreement and the Hotel Purchase Agreement may terminate such agreement, respectively. If either agreement is terminated, Alpine would attempt to consummate an alternate business combination. If Alpine is unable to consummate a business combination on or before March 2, 2023 (and such date is not extended by another amendment to the Existing Charter), Alpine must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of Public Shares, net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses.

Q:     WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting which is set for _______, 2023; however, such meeting could be adjourned. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/prospectus titled “The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:     WHAT DO I NEED TO DO NOW?

A:     Alpine urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and warrant holder of Alpine. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     HOW DO I ATTEND THE SPECIAL MEETING?

A:     Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of Alpine’s stockholders, the Special Meeting will be held virtually. Any stockholder wishing to attend the Special Meeting must register in advance and will be entitled to appoint a proxy to attend and vote on such stockholder’s behalf. To register for and attend the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Alpine Common Stock:

Shares Held of Record.    If you are a record holder, and you wish to attend the virtual meeting, go to https://www.cstproxy.com/alpineacquisitioncorp/2023, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Special Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

Shares Held in Street Name.    If you hold your shares in “street” name, which means your shares are held of record by a broker, bank, or nominee, and you who wish to attend the virtual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker, or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. “Street” name holders should contact Continental Stock Transfer at the address listed below on or before five days prior to the Special Meeting.

Stockholders will also have the option to listen to the Special Meeting by telephone by calling: ________. You will not be able to vote or submit questions unless you register for and log in to the Special Meeting webcast as described above.

Q:     HOW DO I VOTE?

A:     If you are a holder of record of Alpine Common Stock on the record date, you may vote by virtually attending the Special Meeting and submitting a ballot via the live webcast or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual meeting, obtain a proxy from your broker, bank, or nominee.

Q:     IF MY SHARES ARE HELD IN “STREET NAME,” WILL MY BROKER, BANK, OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank, or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposals without receiving voting instructions.

The Business Combination Proposal, each Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. Stockholders may send a later-dated, signed proxy card so that it is received by the Transfer Agent prior to the vote at the Special Meeting or virtually attend the Special Meeting and submitting a ballot via the live webcast. Stockholders also may revoke their proxy by sending a notice of revocation to the Transfer Agent, which must be received prior to the vote at the Special Meeting.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder and/or warrant holder of New TBC. As a corollary, failure to deliver your stock certificate(s) to the Transfer Agent (either physically or electronically) no later than two (2) business days prior to the Special Meeting means you will not have the right to exercise redemption rights in connection with the Business Combination. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder Alpine.

Q:     WHAT SHOULD I DO WITH MY STOCK AND WARRANT CERTIFICATES?

A:     Alpine warrant holders and those stockholders who do not elect to have their Public Shares redeemed for their pro rata share of the Trust Account need not submit their certificates. Alpine stockholders who exercise their redemption rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) no later than two (2) business days prior to the Special Meeting in order to properly demand such redemption rights.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Alpine shares.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Alpine Acquisition Corp.

10141 N. Canyon View Lane

Fountain Hills, Arizona 85268

Attn: Alex Lombardo, Chief Financial Officer

Telephone: (703) 899-1028

Or

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: REVE.info@investor.morrowsodali.com

You may also obtain additional information about Alpine from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to demand redemption of your shares by delivering your stock (either physically or electronically) to the Transfer Agent at the address below no later than two (2) business days prior to the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Business Combination

Information about Alpine

Alpine is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Alpine’s Units, Common Stock and Warrants are currently listed on Nasdaq under the symbols “REVEU,” “REVE,” and “REVEW,” respectively.

The mailing address of Alpine’s principal executive office is 10141 N. Canyon View Lane, Fountain Hills, Arizona 85268 and the telephone number of Alpine’s principal executive office is (703) 899-1028.

Information about TBC

Two Bit Circus was formed to deliver best-in-class interactive global entertainment, filled with unexpected social experiences that bring people together to play, drink, eat and generally experience life at the highest resolution. TBC delivers these experiences through the original design, construction, and operation of the world’s first chain of micro amusement parks which showcase the future of immersive entertainment. Guest experiences are delivered in one-acre sized entertainment complexes that fuse the latest interactive technology with the wonder and spectacle of classic circus and carnival.

Following the closing of the Business Combination, we intend to integrate the Two Bit Circus intellectual property and business concepts (specifically, the “Revelers Resort” concept) into the Hotels being acquired and described below, as well as other hotels we may acquire in the future. One hallmark of the Revelers Resort experience is the tight integration between hospitality and entertainment. We intend to enhance TBC’s software frameworks to accommodate the needs of a hotel environment and continue to design, prototype, test, and deploy experiences for guests throughout such hotels.

Kim Schaefer, Alpine’s Chief Executive Officer, is also Chief Executive Officer and an equity holder of TBC.

The mailing address of TBC’s principal executive office is 634 Mateo Street, Los Angeles, California 90021 and the telephone number of TBC’s principal executive office is (213) 493-5460.

For more information about TBC, see the section entitled “Information About TBC.”

Information about the Hotels

The Crowne Plaza Denver Airport Convention Center Hotel is 15 minutes from Denver International Airport and also close to shopping, dining and entertainment at The Shops at Northfield Stapleton, an open-air shopping district featuring over 25 dining options and more than 80 shops. Located near Denver International Airport the hotel allows access to air travel and easy access from I-70. This suburban property is ideally suited for annual conferences, meetings, trade shows and special events. Industries that are concentrated in the area include Aerospace, Military, Agriculture, Sustainable Energy, Medical, Pharmaceutical, and Technology. Also, Anschutz Medical Complex is just a few miles from the hotel. The hotel is centrally located between Downtown Denver and Denver International Airport and is a short car or shuttle ride from the Rocky Mountains. The hotel’s complimentary shuttle service provides guests with access to local attractions. The property is considered to fall into the full-service conference center hotel category consisting of a six-story, rectangular rooms block attached to a single-story commercial building housing the public areas and meeting space. A slanted roof on the north side of the rooms block forms an atrium. The hotel sits on 7.7 acres, was originally constructed in 1982 and most recently renovated in 2011. The hotel is 1 of 3 full service hotels in the Gateway Office Park corridor. The hotel features the largest meeting room in the Denver market at 60,000 square feet.

The Hilton Stamford Hotel & Executive Meeting Center offers contemporary guest rooms, refined dining venues, numerous leisure options and significant meeting and event space. Surrounded by other local businesses in an office park near downtown Stamford, the location allows easy access to local attractions. The property is located directly off the New England Thruway (Interstate 95) and within walking distance of Stamford Train Station (Amtrak and Metro North), providing direct access to Boston and New York. The property is also a short drive from three major airports and just 35 miles from Manhattan. It has the largest hotel ballroom in the state and is located in First Stamford Place, an attractive corporate office park. There are a few large full-service hotels in downtown Stamford which occasionally compress transient to the Hilton Stamford. The Hilton Stamford continues to leverage all booking channels and books future repeat conferences sooner and seeks multi-year deals whenever possible. The property is considered to fall into the full-service conference center hotel category and consists of a ten-story, modified L-shaped rooms block attached to a two-level commercial building housing meeting space. A slanted roof in the center of the L forms an atrium which houses the lobby and other public areas. The hotel sits on 5.2 acres, was originally constructed in 1984, opened in 1986 and most recently renovated in 2017.

For more information about the Hotels, see the section entitled “Information About the Hotels.”

The Merger and the Merger Agreement

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

If the Business Combination Proposal is approved and adopted and the Merger is subsequently completed pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into TBC, with TBC surviving the Merger as a wholly owned subsidiary of Alpine.

Merger Consideration

Pursuant to the Merger Agreement, at the Effective Time, each share of Existing TBC Common Stock issued and outstanding immediately before the Effective Time (other than the Cancelled Shares and Dissenting Shares) will be converted into and become the right to receive a number of Merger Consideration Shares equal to (a) (i) (I) $49,600,000, minus (II) the aggregate outstanding balance of the TBC Convertible Notes that are not converted into shares of TBC Common Stock immediately prior to the Closing, divided by (ii) $10.00, divided by (b) the number of shares of TBC Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares). All outstanding TBC Derivative Securities prior to the Effective Time shall be exercised for or converted into shares of TBC Common Stock and treated as described above or terminated.

Related Agreements

Certain additional agreements were entered into concurrently with the execution of the Merger Agreement and certain additional agreements will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Merger Agreement Related Agreements.” Merger Agreement Related Agreements include the Lock-Up Agreements, Support Agreements, A&R Registration Rights Agreement, and Escrow Agreement. For more information regarding each Merger Agreement Related Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements.” Stockholders and other interested parties are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Indemnification

The TBC securityholders have agreed that 10% of the Merger Consideration Shares shall be placed in escrow during the Survival Period to secure the indemnification obligations of the TBC securityholders set forth in the Merger Agreement, which include indemnification obligations for expenses incurred by Alpine arising from (i) the inaccuracy or breach of any representation or warranty of TBC contained in the Merger Agreement or any certificate delivered by TBC to Alpine pursuant to the Merger Agreement in connection with the Closing; (ii) the non-fulfillment or breach of any covenant or agreement of TBC contained in the Merger Agreement; and (iii) any third-party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of TBC or any of its subsidiaries conducted, existing or arising on or prior to the Closing Date.

Alpine has agreed to issue up to the same number of shares of New TBC Common Stock to indemnify the TBC securityholders as set forth in the Merger Agreement, which include indemnification obligations for expenses incurred by TBC arising from (i) the inaccuracy or breach of any representation or warranty of Alpine contained in the Merger Agreement or any certificate delivered by Alpine to TBC pursuant to the Merger Agreement in connection with the Closing; and (ii) the non-fulfillment or breach of any covenant or agreement of Alpine contained in the Merger Agreement.

The Hotel Purchase and the Hotel Purchase Agreement

The terms and conditions of the Hotel Purchase are contained in the Hotel Purchase Agreement, which is attached as Annex B to this proxy statement/prospectus. We encourage you to read the Hotel Purchase Agreement carefully, as it is the legal document that governs the Hotel Purchase.

If the Business Combination Proposal is approved and adopted and the Hotel Purchase is subsequently completed pursuant to the terms of the Hotel Purchase Agreement, the Hotels will be purchased by Alpine or subsidiaries formed by Alpine to hold the Hotels.

Hotel Purchase Consideration

The Purchase Price for the Hotels is $65,000,000, payable in the form of (x) $45,500,000 in cash, and (y) 1,950,000 shares of New TBC Common Stock.

Related Agreements

In connection with the Hotel Purchase Agreement, at or prior to the Closing, Alpine and the Hotel Sellers shall enter into a shareholder and registration rights agreement (the “Shareholder and Registration Rights Agreement” and together with the Merger Agreement Related Agreements, the “Related Agreements”), pursuant to which, among other things, Hotel Sellers shall have the right to appoint one person to be a director on the New TBC Board for so long as Hotel Sellers or their affiliates retain in the aggregate at least one-half of the Hotel Purchase Consideration Shares. The Shareholder and Registration Rights Agreement also provides the Hotel Sellers with certain rights to have the Hotel Purchase Consideration Shares registered for resale under the Securities Act.

For more information regarding the Shareholder and Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Hotel Purchase Agreement — Shareholder and Registration Rights Agreement.” Stockholders and other interested parties are urged to read such agreement in its entirety prior to voting on the proposals presented at the Special Meeting.

Special Meeting of Stockholders

The Special Meeting will be held on _______, 2023, at 10:00 a.m. Eastern Time, via a virtual meeting. At the Special Meeting, Alpine stockholders will be asked to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). The virtual meeting may be accessed by using the following information:

Webcast URL: https://www.cstproxy.com/alpineacquisitioncorp/2023

US Toll Free:

International Toll:

Participant Passcode:

Voting Power; Record Date

The Alpine board of directors has fixed the close of business on _________, 2023 (“record date”) as the record date for determining the holders of Alpine Common Stock entitled to receive notice of and to vote at the Special

Meeting. As of the record date, there were 13,550,000 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Alpine Common Stock entitles the holder to one (1) vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Alpine Insiders owned and were entitled to vote 2,675,000 shares of Alpine Common Stock, representing approximately 19.7% of the shares of Alpine Common Stock outstanding on that date. The Alpine Insiders have agreed to vote all shares of Alpine Common Stock held by them in favor of the Business Combination Proposal. Accordingly, in addition to the shares held by the Alpine Insiders, Alpine would need 4,100,001 shares, or approximately 38.3% of the 10,700,000 shares of Common Stock sold in Alpine’s IPO, to be voted in favor of the Business Combination Proposal in order for it to be approved assuming all outstanding shares are voted on such proposal and the shares of Common Stock held by Maxim Group LLC are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Alpine Common Stock is present at the Special Meeting, Alpine would need only approximately 712,501 shares, or approximately 6.7% of the Alpine Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Alpine Insiders in order for it to be approved. The Alpine Insiders have also indicated that they intend to vote their Alpine Common Stock in favor of all other proposals being presented by Alpine at the Special Meeting. As of the record date, TBC did not beneficially hold any shares of Alpine Common Stock.

Quorum and Vote of Alpine Stockholders

A quorum of Alpine stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding shares of Alpine Common Stock on the record date that are entitled to vote at the Special Meeting are represented by stockholders present at the Special Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at Special Meeting may adjourn the Special Meeting to another date.

The proposals presented at the Special Meeting will require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the Alpine Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Business Combination Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Because shares subject to broker non-votes are not entitled to vote on this proposal, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Alpine has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

•        Charter Proposals — The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Alpine Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions. Because shares subject to broker non-votes are outstanding shares, broker non-votes will have the same effect as a vote “against” such proposals.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Because shares subject to broker non-votes are not voted in favor of any nominee, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the Alpine Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder. Because shares subject to broker non-votes are not entitled to vote on this proposal, broker non-votes will have no effect on the Nasdaq Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Alpine Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder. Because shares subject to broker non-votes are not entitled to vote on this proposal, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Alpine Common Stock present (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Accordingly, no broker non-votes should occur. However, if any broker non-vote were to occur, because shares subject to broker non-votes are not entitled to vote on this proposal, any such broker non-votes will have no effect on the Adjournment Proposal.

Under the Merger Agreement and Hotel Purchase Agreement, the approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal is a condition to the consummation of the Business Combination. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement or Hotel Purchase Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Redemption Rights

Pursuant to the Existing Charter, a holder of Public Shares may demand that Alpine redeem such shares for a pro rata portion of the Trust Account if the Business Combination is consummated; provided that Alpine may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. Holders of Public Shares will be entitled to receive cash for these shares only if they deliver their shares to the Transfer Agent no later than two (2) business days prior to the Special Meeting. Holders of Public Shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such Public Shares as of the record date to exercise redemption rights. If the Business Combination are not consummated, these shares will not be redeemed for cash. If a holder of Public Shares properly demands redemption, delivers his, her, or its shares to the Transfer Agent as described above, and the Business Combination are consummated, Alpine will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. It is anticipated that this would amount to approximately $__ per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of Alpine Common Stock for cash and will no longer own the shares. See the section of this proxy statement/prospectus titled “Special Meeting of Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash. In order to reduce the number of Public Shares being sought for redemption, Alpine has agreed to issue the Bonus Dividend of 0.665 shares of New TBC Common Stock to the holders of Public Shares for each Public Share that is not sought to be redeemed in connection with the Business Combination. The Bonus Dividend would be paid to each holder of Public Shares of record on the day following the consummation of the Business Combination. Accordingly, the Bonus Dividend would not be paid to the Alpine Insiders, the security holders of TBC and the Hotel Sellers as they would not be holders of Public Shares (except to the extent they purchased any Public Shares prior to the record date).

Holders of Warrants will not have redemption rights with respect to such Warrants. However, holders of Public Shares will retain their Warrants even if they exercise redemption rights with respect to their public shares. Accordingly, they may sell their Warrants freely in the open market. However, Alpine cannot assure the holders of Warrants that they will be able to sell their Warrants in the open market as there may not be sufficient liquidity in such securities when Warrantholders wish to sell their Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the Warrants because the Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holders of Warrants who exercise such Warrants will ultimately own a greater interest in New TBC because there would be fewer shares outstanding overall. See “Risk Factors — Future sales, or the perception of future sales, by New TBC or its stockholders in the public market following the Merger could cause the market price for New TBC Common Stock to decline” and “— We have not registered the shares of New TBC Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.”

Recommendation of the Alpine Board of Directors

The Alpine board of directors has determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement and Hotel Purchase Agreement, is advisable and in the best interests of Alpine and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Alpine board of directors recommends that Alpine’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented. See “Special Meeting of Stockholders — Recommendation of the Alpine Board of Directors and Reasons for the Business Combination” beginning on page 66.

Alpine’s Directors and Executive Officers Have Financial Interests in the Business Combination

Alpine’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Alpine’s stockholders. For instance, Kim Schaefer, Alpine’s Chief Executive Officer, is the Chief Executive Officer and a 6% stockholder of TBC on a fully diluted basis. Accordingly, she will receive an aggregate of 231,607 shares of New TBC Common Stock in exchange for her ownership interest in TBC, which would have a value of $2,316,070 (assuming a stock price of $10.00 per share). It is also anticipated that she will enter into an employment agreement with New TBC upon consummation of the Business Combination. It is also anticipated that Alex Lombardo, Alpine’s Chief Financial Officer, will enter into an employment agreement with New TBC upon consummation of the Business Combination, as will certain other advisors of Alpine. Each other member of Alpine’s Board is also anticipated to remain a director of New TBC upon consummation of the Business Combination. Additionally, Alpine’s officers, directors, advisors and/or their affiliates beneficially own shares of Alpine Common Stock and Private Placement Warrants that they purchased prior to, or simultaneously with, Alpine’s IPO. Alpine’s executive officers, directors and their affiliates have no redemption rights with respect to their Alpine Common Stock and their Private Placement Warrants will expire worthless in the event the Business Combination or a business combination with another target(s) is not effected in the required time period. These financial interests may have influenced the decision of Alpine’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Alpine’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. The members of the Alpine board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and Hotel Purchase Agreement and recommended that Alpine stockholders approve the proposals required to effect the Business Combination. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Business Combination” beginning on page 120 and “Executive and Director Compensation” beginning on page 201.

Ownership of New TBC

As of the date of this proxy statement/prospectus, there are 13,550,000 shares of Alpine Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, there are an aggregate of 5,350,000 Public Warrants and 5,152,500 Private Placement Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) share of Common Stock beginning 30 days after closing of the Business Combination.

The following table illustrates varying beneficial ownership levels in New TBC immediately following the consummation of the Business Combination assuming the levels of redemptions by the public stockholders indicated:

	Share Ownership in New TBC(1)		Maximum Redemption(3)
	No Redemptions(2)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former TBC stockholders	4,960,000	17.1%	4,960,000	44.0%
Hotel Sellers	1,950,000	6.7%	1,950,000	17.3%
Alpine’s Public Stockholders(4)	16,050,000	55.2%	5,350,000	47.5%
Alpine’s Sponsor, officers, and directors(5)	6,492,395	22.3%	6,492,395	57.7%
Alpine’s IPO underwriter (Maxim)(6)	491,382	1.7%	491,382	4.4%
Alpine’s Chief Executive Officer (Ms. Schaefer)(7)	1,018,724	3.5%	1,018,724	9.0%
Alpine’s stockholder bonus shares	7,115,500	24.5%	—	—%
Proposed incentive plan	1,500,000	5.2%	1,500,000	13.3%

____________

(1)      Percentages may not sum to 100% due to the fact that SEC rules require that shares New TBC Common Stock receivable upon exercise of Warrants, held by Alpine’s Public Stockholders and Sponsor, officers, and directors, respectively, which will become exercisable 30 days after the closing of the Business Combination, be disclosed herein as beneficially owned by such group, but such shares of New TBC Common Stock are not counted in determining the total number of outstanding shares upon which the percentages stated in the table are calculated.

(2)      This scenario assumes that no Public Shares are redeemed.

(3)      This scenario assumes that 10,700,000 Public Shares are redeemed for an aggregate payment of approximately $109.1 million from the Trust Account, which is the maximum amount of redemptions that would satisfy DGCL requirements in order to consummate the Merger.

(4)      Includes 5,350,000 warrants.

(5)      Includes 4,180,202 warrants.

(6)      Includes 316,382 warrants.

(7)      Includes 655,917 warrants.

Sensitivity Analysis

To illustrate all of the potential sources of dilution to existing Alpine stockholders, we have set forth in the table below scenarios that illustrate the potential sources of dilution arising out of the Business Combination:

	No redemption		33.3% of max redemption		50% of max redemption		66.7% of max redemption		Maximum redemption
Alpine – public stockholders	10,700,000	27.0%	7,136,900	21.2%	5,350,000	17.4%	3,563,100	12.9%	—	0.0%
Alpine – Sponsor	2,312,193	5.8%	2,312,193	6.9%	2,312,193	7.5%	2,312,193	8.3%	2,312,193	10.6%
Alpine – Maxim	175,000	0.4%	175,000	0.5%	175,000	0.6%	175,000	0.6%	175,000	0.8%
Alpine – Ms. Schaefer	362,807	0.9%	362,807	1.1%	362,807	1.2%	362,807	1.3%	362,807	1.7%
Alpine current stockholders	13,550,000	34.2%	9,986,900	29.7%	8,200,000	26.7%	6,413,100	23.2%	2,850,000	13.1%
Alpine bonus shares	7,115,500	18.0%	4,743,904	14.1%	3,557,750	11.6%	2,371,596	8.6%	—	0.0%
Alpine warrants	10,502,500	26.5%	10,502,500	31.2%	10,502,500	34.2%	10,502,500	37.9%	10,502,500	48.3%
Hotels – acquisition	1,950,000	4.9%	1,950,000	5.8%	1,950,000	6.4%	1,950,000	7.0%	1,950,000	9.0%
Proposed incentive plan	1,500,000	3.8%	1,500,000	4.5%	1,500,000	4.9%	1,500,000	5.4%	1,500,000	6.9%
TBC – purchase	4,960,000	12.5%	4,960,000	14.7%	4,960,000	16.2%	4,960,000	17.9%	4,960,000	22.8%
Total	39,578,000		33,643,304		30,670,250		27,697,196		21,762,500

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	50% of Maximum Redemptions(2)	Maximum Redemptions(3)
IPO underwriting fees	3,745,000	3,745,000	3,745,000
IPO proceeds net of redemptions	107,000,000	52,430,000	—
Underwriter fees as a percentage of proceeds net of redemptions	3.50%	7.14%	—

____________

(1)      This scenario assumes no redemption of public shares.

(2)      This scenario assumes redemption of 50% of public shares at $10.20 per share.

(3)      This scenario assumes redemption of 100% of public shares.

Effect of Redemptions and Underwriting Fees on Book Value Per Share

	TBC Historical	Alpine Historical	Minimum Redemption(1)	Maximum Redemption(2)
September 30, 2022
Book value per diluted share	(0.08)	(0.49)	6.18	1.33
Impact of redemptions on book value per share			—	(4.84)
Impact of underwriter fee on book value per share			(0.14)	(0.38)

____________

(1)      This scenario assumes no public shares are redeemed and bonus shares (7,115,500) are issued

(2)      This scenario assumes all public shares (10,700,000) are redeemed.

Organizational Structure

Following the Business Combination, TBC will be a wholly-owned subsidiary of New TBC and the Hotels will be owned by New TBC or through newly-formed wholly-owned subsidiaries. New TBC will then operate the TBC business and will employ TBC’s intellectual property and business in the Hotels. The security holders of Alpine, TBC and the Hotels will all be security holders of New TBC.

Regulatory Approval Required for the Business Combination

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings required with the State of Delaware necessary to effectuate the Merger.

Appraisal Rights

Alpine stockholders will not have appraisal rights in connection with the proposed Business Combination under the DGCL.

Listing

Alpine’s Units, Common Stock and Warrants are currently listed on Nasdaq under the symbols “REVEU,” “REVE,” and “REVEW,” respectively. We expect that Alpine’s Units will separate into their constituent securities in connection with the Business Combination and cease trading. New TBC’s Common Stock and Warrants will continue trading under the same trading symbols as Alpine’s Common Stock and Warrants. It is a condition of the consummation of the Business Combination that the New TBC Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Merger Agreement and Hotel Purchase Agreement is waived by the parties to the Merger Agreement and Hotel Purchase Agreement, respectively.

Risk Factors and Risk Factor Summary

An investment in our securities involves a high degree of risk. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the discussion of material risks discussed in this section. This summary of material risks should be read in conjunction with the “Risk Factors” section below and should not be relied upon as an exhaustive summary of the material risks facing our business and the proposed Business Combination. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such material risks include, but are not limited to:

Risks Related to TBC’s Business and Industry

•        Our business model is novel and unproven and we may not realize our expected synergies in combining the TBC technology with the Hotels we are acquiring.

•        TBC’s operations are relatively new and subject to risks related to new business ventures.

•        Our operations will be subject to risks from the behavior of guests that visit our hotels.

•        We will face significant competition from other location-based entertainment providers and family destination resorts.

•        If we are unable to effectively address changing market demands, it could negatively impact our profitability.

•        Decrease in the demand for leisure travel could negatively impact our business and results of operations.

•        Decline in discretionary consumer spending or consumer confidence could negatively impact our success.

•        We may not be able to effectively manage our growth.

•        If we are unable to effectively protect our intellectual property rights, it could negatively impact our operations.

•        Our procurement of new games and amusement and entertainment offerings is contingent upon availability, and in some instances, our ability to obtain licensing rights.

•        The conversion of properties we acquire, such as the Hotels, will likely result in ceasing operations for limited periods of time and will result in negative cash flow from operations for such periods.

•        We rely on our key personnel to effectively manage our operations.

•        Increased labor costs and employee health and welfare benefits associated with hotels may reduce our results of operations.

•        Unionization activities or labor disputes may disrupt our operations and affect our profitability.

•        Our business depends on our ability to meet our workforce needs.

•        The success of our longer-term growth strategy depends in part on our ability to purchase and or lease, convert and operate new hotels profitability, and on our ability to optimize our existing locations.

•        Change in market valuations of conference hotels could negatively impact our profitability.

•        We will depend on a limited group of suppliers to provide us with necessary components for our operations and this dependence could expose us to an inability to acquire the necessary pieces for the operations of our business.

•        We will have significant discretion regarding how the funds from the trust account are utilized following consummation of the Business Combination.

•        Unexpected zoning and business regulations could negatively impact our operations.

•        We rely on brand recognition to drive customers to our properties and a failure to optimize our brand identity could impact our operations.

•        Publicity around our product launches may be negative and impact our profitability.

•        Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our common stock.

•        Our business is subject to interruptions, delays or failures resulting from earthquakes, other natural catastrophic events, violent crime or terrorism.

•        Compliance obligations may require substantial financial and management resources, which would take attention away from our operations.

•        Failure of our internal control over financial reporting could harm our business and financial results.

•        The COVID-19 pandemic has disrupted and is expected to continue to disrupt our business, which has had a material adverse impact on our business, results of operations, liquidity and financial condition and could continue for an extended period of time. Future outbreaks of contagious diseases or other adverse public health developments in the United States or worldwide could have similar impacts on our business.

•        Our ability to raise capital following consummation of the Business Combination may be limited, and our failure to raise capital when needed could prevent us from growing.

•        We expect to rely on debt to fund our operations. The inability to effectively manage our indebtedness could negatively impact our operations.

•        Our debt agreements contain, and future debt agreements may contain, restrictions that may limit our flexibility in operating our business.

•        Substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness.

•        Cyber security risks and the failure to maintain the integrity of internal or guest data could result in damages to our reputation and/or subject us to costs, fines or lawsuits.

•        Information technology system failures or interruptions may impact our ability to effectively operate our business.

•        Cyber security breaches or other privacy or data security incidents that expose confidential customer, personal employee or other material, confidential information that is stored in our information systems or by third parties may adversely impact our business.

Risks Related to the Business Combination

•        If Alpine’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account.

•        Alpine’s current directors, executive officers, advisors and their affiliates own shares of Alpine Common Stock and Private Placement Warrants that will be worthless if the Business Combination are not approved. Such interests may have influenced their decision to approve the Business Combination.

•        Alpine’s current directors, executive officers, advisors and their affiliates stand to make a substantial profit on the shares of Alpine Common Stock that they own, even if the New TBC Common Stock subsequently declines in value or is unprofitable for public stockholders, and such interests may have influenced their decision to approve the Business Combination.

•        The Sponsor, an entity affiliated with Alpine’s officers and directors, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced management’s decision to pursue the Business Combination and the board’s decision to approve it.

•        Alpine’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Alpine’s public stockholders.

•        The exercise of Alpine’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Alpine’s stockholders’ best interest.

•        If Alpine is unable to complete the Business Combination or another business combination by March 2, 2023 or such later date as may be approved by Alpine’s stockholders, Alpine will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Alpine and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $__ per share.

•        In the event that the proposed Business Combination is not approved, public stockholders who tendered their shares for redemption may be unable to sell their shares when they wish.

•        Alpine’s stockholders may be held liable for claims by third parties against Alpine to the extent of distributions received by them.

•        Activities taken by existing Alpine stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Common Stock.

•        Alpine and TBC will incur significant transaction and transition costs in connection with the Business Combination, and New TBC will incur additional costs and obligations as a result of being a public operating company following the Business Combination.

•        The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

•        The Business Combination may be completed even if a majority of the Public Shares do not vote in favor of the Business Combination Proposal.

•        Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

•        Alpine is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New TBC Common Stock less attractive to investors.

•        The Existing Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Alpine or its directors, officers, employees or stockholders.

•        If Alpine’s due diligence investigation of TBC or the Hotels was inadequate, then Alpine’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

•        Because New TBC will become a public reporting company by means other than a traditional underwritten IPO, New TBC’s stockholders may face additional risks and uncertainties.

•        The receipt of Bonus Dividend shares should not be subject to U.S. federal income taxation, but there can be no assurance in this regard.

Additional Risks Relating to Ownership of New TBC Common Stock following the Business Combination

•        An established market for our securities may not develop following consummation of the business combination.

•        Nasdaq may delist New TBC’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New TBC to additional trading restrictions.

•        Although publicly traded, the trading market in New TBC Common Stock may become substantially less liquid than the average trading market for a stock quoted on the Nasdaq Stock Market following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the New TBC Common Stock.

•        New TBC’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

•        If securities analysts do not publish research or reports about New TBC’s business or if they downgrade New TBC’s stock or New TBC’s sector, New TBC’s stock price and trading volume could decline.

•        A registration statement may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

•        The Public Warrants and Private Placement Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in our earnings. The changes in value of the Public Warrants and Private Placement Warrants could have an adverse effect on the market price of Alpine’s Common Stock prior to the Business Combination or the New TBC Common Stock following the Business Combination, and may have an adverse effect on our financial results and/or make it more difficult for us to consummate the Business Combination.

•        The Private Placement Warrants have different features than the Public Warrants.

•        Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance.

•        We do not intend to pay dividends for the foreseeable future. As a result, you will be relying solely on the appreciation in value of our securities to achieve a return on your investment.

Accounting Treatment

The Merger is expected to be accounted for as a forward acquisition under the minimum redemption scenario and a reverse recapitalization under the maximum redemption scenario. The Hotel Purchase is expected to be accounting for as an asset acquisition.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ALPINE

The following table sets forth selected historical financial information derived from Alpine’s (i) unaudited condensed financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2022 and for the three and nine month period then ended and (ii) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2021 and for the period from February 8, 2021 (inception) through December 31, 2021. You should read the following summary financial information in conjunction with the section entitled “Alpine’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Alpine’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

Alpine has neither engaged in any business operations nor generated any revenue to date. Alpine’s only activities from inception through the record date were organizational activities and those necessary to complete its IPO and identify a target company for a business combination. Alpine does not expect to generate any operating revenue until after the completion of the Business Combination.

Income statement data
(In thousands)

	For the Nine Months Ended September 30, 2022	For the period from February 8, 2021 through December 31, 2021
Revenues	$—	$—
Cost of revenue	—	—
Gross profit	—	—

General and administrative expenses	1,601	547
Total expenses	1,601	547
Loss from operations	(1,601)	(547)

Other income (expense):
Interest income	660	2
Change in fair value of derivative liability	3,674	8,821
Unrealized gain of fair value of Note payable – Sponsor	(74)	—
Offering costs allocated to the warrant liability	—	(2,188)
Total other income	4,260	6,635
Net income before income tax provision	2,659	6,088
Income tax provision	(77)	—
Net income	$2,582	$6,088

Balance sheet data
(In thousands)

	As of September 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$48	$367
Due from Sponsor	25	25
Prepaid expenses	718	355
Total current assets	791	747

Non-current assets:
Prepaid expenses	—	189
Investments held in Trust Account	110,872	109,142
Total non-current assets	110,872	109,331
TOTAL ASSETS	111,663	110,078

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accrued expenses	608	176
Note payable – Sponsor	1,070	—
Note payable – Sponsor at fair value (cost $1,100,000 and $0)	937	—
Total current liabilities	2,615	176

Non-current liabilities:
Warrant liability	1,407	5,144
Deferred underwriting fee payable	3,745	3,745
Total non-current liabilities	5,215	8,889
Total liabilities	7,830	9,065

Common stock subject to possible redemption	110,499	109,140
Total stockholders’ deficit	(6,666)	(8,127)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$111,663	$110,078

SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR TBC

The following table sets forth selected historical financial information derived from TBC’s (i) unaudited financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2022 and for the nine month period then ended and (ii) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2021 and 2020, and for the two years then ended. TBC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. The historical results of TBC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of TBC. You should read the following selected financial data in conjunction with “TBC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Income statement data
(In thousands)

	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Revenues, net
Total net revenues	$2,825	$2,524	$1,970

Operating expenses:
Total operating expenses	6,677	7,351	7,775
Loss from operations	(3,852)	(4,827)	(5,805)

Other expenses:
Interest expense	(210)	(75)	(76)
Forgiveness of PPP loan	—	2,288	—
Debt issuance expense	(91)	—	—
Other income (expense)	(33)	4	(12)
Total other expenses	(334)	2,217	(88)
Loss before provision of income taxes	(4,186)	(2,610)	(5,893)
Provision for income taxes	1	1	1
Net loss	$(4,187)	$(2,611)	$(5,894)

Balance sheet data
(In thousands)

	As of September 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,202	$4,055
Other current assets	284	163
Total current assets	1,486	4,218

Right of use asset	6,282	7,186
Property and equipment, net	12,437	6,329
Other non-current assets	93	98
TOTAL ASSETS	20,298	17,831

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued expenses	4,282	1,271
Deferred revenue	1,750	1,349
Notes payable, net of discount	4,509	608
Current portion of operating lease liability	1,501	1,293
Total current liabilities	12,042	4,521

Warrant liability	9	9
Operating lease liability, net of current portion	5,770	6,939
Paycheck protection program notes payable	—	60
Convertible notes payable, net of current portion	5,010	4,975
Total liabilities	22,831	16,505
Total shareholders’ (deficit) equity	(2,533)	1,326
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$20,298	$17,831

SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR THE HOTELS

The following table sets forth selected historical financial information derived from the Hotels’ (i) unaudited condensed financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2022 and for the three and nine month period then ended and (ii) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2021 and 2020, and for the two years then ended. The Hotel Sellers are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. The historical results of the Hotels included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of the Hotels.

Income statement data
(In thousands)

	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Revenues	$21,704	$14,301	$7,110
Cost of revenue	18,482	14,316	10,244
Gross profit (loss)	3,222	(15)	(3,134)

Operating costs and expenses:
Selling, general and administrative expenses	2,730	3,551	3,671
Total operating costs and expenses	2,730	3,551	3,671
Income (Loss) from operations	492	(3,566)	(6,805)

Other income (expense):
Interest expense	(476)	(414)	(491)
Other income	140	34	13
Total other expense	(336)	(380)	(478)
Net income (loss) before income tax provision	156	(3,946)	(7,283)
Income tax provision	—	—	—
Net income (loss)	$156	$(3,946)	$(7,283)

Balance sheet data
(In thousands)

	As of September 30, 2022	As of December 31, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$295	$52	$44
Accounts receivable	202	49	37
Prepaid expenses and other current assets	444	619	459
Total current assets	941	720	540

Non-current assets:
Property and equipment, net	28,886	30,134	32,009
Total non-current assets	28,886	30,134	32,009
TOTAL ASSETS	29,827	30,854	32,549

LIABILITIES AND OWNER’S EQUITY
Accounts payable and accrued expenses	3,128	3,018	1,484
Total current liabilities	3,128	3,018	1,484

Non-current liabilities:
Debt	18,880	18,880	18,880
Total non-current liabilities	18,880	18,880	18,880
Total liabilities	22,008	21,898	20,364

Total owner’s equity	7,819	8,956	12,185
TOTAL LIABILITIES AND OWNER’S EQUITY	$29,827	$30,854	$32,549

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Alpine and TBC prior to the Business Combination, and New TBC following the Business Combination. These statements are based on the reasonable beliefs and assumptions of the management of Alpine and TBC. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Alpine and TBC prior to the Business Combination, and New TBC following the Business Combination, to:

•        access, collect and use personal data about consumers;

•        execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•        anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

•        manage risks associated with operational changes in response to the COVID-19 pandemic;

•        meet the closing conditions to the Merger and Hotel purchase, including approval by stockholders of Alpine on the expected terms and schedule;

•        realize the benefits expected from the proposed Business Combination;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        retain and hire necessary employees;

•        increase brand awareness;

•        attract, train and retain effective officers, key employees or directors;

•        upgrade and maintain information technology systems;

•        acquire and protect intellectual property;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        effectively respond to general economic and business conditions;

•        maintain the listing on, or the delisting of Alpine’s securities from, Nasdaq or an inability to have New TBC’s securities listed on Nasdaq or another national securities exchange following the Business Combination;

•        obtain additional capital, including use of the debt market;

•        enhance future operating and financial results;

•        anticipate rapid technological changes;

•        comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

•        stay abreast of modified or new laws and regulations applying to its business;

•        anticipate the impact of, and response to, new accounting standards;

•        anticipate the rise in interest rates which would increase the cost of capital;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and distributors;

•        respond to uncertainties associated with product and service development and market acceptance;

•        anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

•        manage to finance operations on an economically viable basis;

•        anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•        successfully defend litigation; and

•        successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While Alpine and TBC believe that these forward-looking statements are reasonable, there can be no assurance that New TBC will achieve or realize these plans, intentions or expectations. You should understand that the following important factors, in addition to those discussed under the headings “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for TBC” and elsewhere in this proxy statement/prospectus, could affect the future results of Alpine and TBC prior to the Business Combination, and New TBC following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•        any delay in closing of the Business Combination;

•        risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•        litigation, complaints, product liability claims and/or adverse publicity;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•        increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•        privacy and data protection laws, privacy or data breaches, or the loss of data; and

•        the impact of the COVID-19 pandemic and its effect on business and financial conditions of TBC.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Alpine and TBC prior to the Business Combination, and New TBC following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Alpine or TBC assess the impact of all such risk factors on the business of Alpine and TBC prior to the Business Combination, and New TBC following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Alpine or TBC or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Alpine and TBC prior to the Business Combination, and New TBC following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of Alpine or TBC, as applicable, on the relevant subject. These statements are based upon information available to Alpine or TBC, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Alpine or TBC, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for TBC” and “TBC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” and “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for TBC,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. References in this section to the “Company,” “we,” “our,” or “us” generally refer to TBC, unless otherwise specified.

Risks Relating to TBC’s Business and Industry and the Hotels

Our business model is novel and unproven and we may not realize our expected synergies in combining the TBC technology with the Hotels we are acquiring.

The combination of TBC’s technology and intellectual property within existing hotels is a novel and unproven business model. Further, TBC has a limited operating history, and an investment in our shares is speculative. You should consider this in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stages of development.

TBC’s operations are relatively new and subject to risks related to new business ventures.

TBC has experienced rapid growth over a short period of time. We cannot assure you that a significant market will develop for the experience it offers or whether such a market can be maintained. We also cannot assure you that the TBC intellectual property can be effectively implemented into new venues and hotels including but not limited to the Hotels. If New TBC is unable to successfully implement its business model and respond to changes in the market, our business could be harmed.

Our operations will be subject to risks from the behavior of guests that visit our hotels.

Although TBC generally requires advance reservations for guests that want to visit, it does not verify the identity of guests and does not conduct extensive background checks. Although TBC intends to remove any guests that disrupt the enjoyment for other guests, antisocial behavior at any location could have a negative impact on our reputation and negatively affect other customers.

We will face significant competition from other location-based entertainment providers and family destination resorts.

We expect to face significant competition from other location-based entertainment providers as well as family destination resorts. There are few significant barriers to entry to our industry. As such, a substantial number of location-based entertainment companies have emerged around the world. In addition to such competitors, we expect to increasingly compete against other technology-based businesses that have substantially more capital resources and scale than we do, such as The Walt Disney Company, Universal Studios, Six Flags, Cedar Fair, Merlin Entertainments and Hershey Entertainment and Resorts Company, each of which could launch initiatives which are directly competitive to our business.

If we are unable to effectively address changing market demands, it could negatively impact our profitability.

We have a rapidly evolving business model and are regularly exploring entry into new market segments and the introduction of new products and features with respect to which we may have limited experience. In addition, our customers and guests may not respond favorably to our new products and services. These products and services may present new and significant technology challenges, and we may be subject to claims if users of these offerings experience service disruptions or failures or other quality issues. If products or services we introduce fail to engage users and or guests, we may fail to generate sufficient revenue or other value to justify our investment, and our business may be materially and adversely affected. Our ability to retain or increase our guests and revenue will depend heavily on our ability to innovate and to create successful new products and services. In addition, the relative profitability, if any, of our new activities may be lower than that of our historical activities, and we may not generate sufficient revenue from new activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth and negatively affect our operating results.

Decrease in the demand for leisure travel could negatively impact our business and results of operations.

The leisure travel industry is subject to wide swings in demand due to many factors including pandemics, acts of God, war, civil conflict, and terrorism. Any decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.

Decline in discretionary consumer spending or consumer confidence could negatively impact our success.

Our success depends to a significant extent on discretionary consumer spending, which is heavily influenced by general economic conditions and the availability of discretionary income. The recent severe economic downturn, coupled with high volatility and uncertainty as to the future global economic landscape, has had and continues to have an adverse effect on consumers’ discretionary income and consumer confidence.

Difficult economic conditions and recessionary periods may adversely impact attendance figures, the frequency with which guests choose to visit our theme parks and resorts and guest spending patterns. Additionally, although recent inflationary pressures that have been impacting consumers have not yet impacted our operations and profitability, there is no assurance that they will not cause consumers to reduce spending and impact our operations and profitability in the future. The actual or perceived weakness in the economy could also lead to decreased spending by our guests. Both occupancy and total room spending per room at our resorts and retail locations are key drivers of our revenue and profitability, and reductions in either can materially adversely affect our business, financial condition and results of operations.

Various factors beyond our control could adversely affect attendance and guest spending patterns at our locations. These factors could also affect our suppliers, vendors, insurance carriers and other contractual counterparties. Such factors include:

•        war, terrorist activities or threats and heightened travel security measures instituted in response to these events;

•        outbreaks of pandemic or contagious diseases or consumers’ concerns relating to potential exposure to contagious diseases;

•        natural disasters, such as hurricanes, fires, earthquakes, tsunamis, tornados, floods and volcanic eruptions and man-made disasters, which may deter travelers from scheduling vacations or cause them to cancel travel or vacation plans;

•        bad weather and even forecasts of bad weather, including abnormally hot, cold and/or wet weather, particularly during weekends, holidays or other peak periods;

•        changes in the desirability of particular locations or travel patterns of our guests;

•        low consumer confidence;

•        oil prices and travel costs, the financial condition of the airline, automotive and other transportation-related industries and any travel-related disruptions or incidents and their impact on travel; and

•        actions or statements by U.S. and foreign governmental officials related to travel and corporate travel-related activities (including changes to the U.S. visa rules) and the resulting public perception of such travel and activities.

Any one or more of these factors could adversely affect attendance and total per capita guest spending at our locations, which could materially adversely affect our business, financial condition and results of operations.

We may not be able to effectively manage our growth.

We cannot assure you that we will be able to manage the growth of our organization effectively following consummation of the business combination. TBC has experienced rapid growth in demand for its offerings since its inception in a single location. We expect employee headcount and customers to increase significantly and this growth to continue for the foreseeable future. The growth and expansion of our business and service offerings places significant demands on our management and our operational and financial resources. We will be required to manage multiple locations with various merchants, guests, technology licensors and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to implement operational plans and strategies, improve and expand our infrastructure of people and information systems, and train and manage our employee base. If we are unable to manage our growth effectively, it could negatively impact our operations and profitability.

If we are unable to effectively protect our intellectual property rights, it could negatively impact our operations.

Because TBC depends on proprietary and/or licensed technology in its operations, its success is closely related to its ability to obtain and enforce intellectual property protection for such technology that it has in the past, and will continue to, develop. There exists the possibility that certain patents would not be sufficiently broad to protect key aspects of our technology so that competitors would be able to duplicate our products or that patent laws would not provide effective legal or injunctive remedies to prevent infringement. Patents are also frequently challenged, invalidated, or circumvented by competitors. Litigation of patent or infringement claims may result in substantial cost and diversion of resources. Any of the foregoing could negatively impact our operations.

Our procurement of new games and amusement and entertainment offerings is contingent upon availability, and in some instances, our ability to obtain licensing rights.

Our ability to continue to develop and procure new games, amusement and entertainment offerings, and other entertainment-related equipment is important to our business strategy. The number of suppliers from which we can purchase games, amusement offerings and other entertainment-related equipment is limited. To the extent the number of suppliers declines, we could be subject to the risk of distribution delays, pricing pressure, lack of innovation and other associated risks. We may not be able to anticipate and react to changing amusement offerings cost by adjusting purchasing practices or game prices, and a failure to do so could have a material adverse effect on our operating results. In addition, any decrease in availability of new amusement offerings that appeal to customers could lead to decreases in revenues as customers negatively react to a lack of new game options.

We have successfully developed several proprietary amusement offerings that are not available to other operators. Our ability to develop future offerings is dependent on, among other things, obtaining rights to compelling game content and developing new amusement offerings that are accepted by our customers. There is no guarantee that additional licensing rights will be obtained by us or that our customers will accept the future offerings that we develop. The result could be increased expenses without increased revenues putting downward pressure on our results of operations and financial performance.

The conversion of properties we acquire, such as the Hotels, will likely result in ceasing operations for limited periods of time and will result in negative cash flow from operations for such periods.

As we acquire hotels, such as the Hotels, we will likely need to cease operations at such hotels for a period of time in order to reconfigure them to equip them with TBC’s intellectual property and offerings. Our experience in hospitality management and development of renovated hotels allows us to operate these hotels efficiently until we have completed our pre development process in order to maximize our profit and minimize closure. The conversion of a hotel to our branded resorts requires normal maintenance capital improvements as well as adding specific elements and games for our brand. The initial purchase of a hotel will be based on a target purchase price per key including any consideration for required maintenance capital expenditures. With proper due diligence, we can determine the capital requirements associated with a hotel before purchase thereby mitigating a large portion of the risk associated with closing of a hotel for reconfiguration. For instance, each hotel’s need for maintenance capital expenditure would be identified, specified and included in architectural drawings and priced as part of the design process along with the needs of our new brand. The construction process does not begin until pricing and timing are contractually agreed upon. Nevertheless, closing of hotels will result in negative cash flow from operations for such periods and we cannot assure that we will be able to effectively minimize any period of required closure. We intend to close the Hotels shortly after acquisition to allow for the renovations and implementation of the new entertainment attractions. We estimate that the renovation period will be 9 to 12 months before the Hotels reopen and begin generating cash flow. We expect to spend approximately $55.0 million to $59.0 million or roughly $75,000 to $80,000 per room in total costs to renovate the two Hotels during this period.

We rely on our key personnel to effectively manage our operations.

We currently depend on the continued services and performance of the key members of our management team, including Kimberly Schaefer, our Chief Executive Officer, Derek Kinzel, our Chief Operating Officer, Eric Gradman, our Chief Technology Officer, and Brent Bushnell, our Chief Strategy Officer. Ms. Schaefer is one of our founders and her leadership has played an integral role in the growth of TBC stemming from her previous experience as Chief Executive Officer of Great Wolf Resorts for more than seven years as a public company. The departure of a member of senior management and/or the failure to ensure an effective transfer of knowledge and a smooth transition upon such departure may be disruptive to the business and could hinder our strategic planning and execution. The loss of key personnel, including key members of management as well as our marketing, sales, product development and technology personnel, could disrupt our operations and have an adverse effect on our ability to grow our business. Moreover, many members of our management are new to our team or will have been recently promoted to new roles as a result of the combination.

Increased labor costs and employee health and welfare benefits associated with hotels may reduce our results of operations.

Because we are and will be acquiring hotels to expand our presence, labor is a primary component in the cost of operating our business. We expect to devote significant resources to recruiting and training our managers and employees. Increased labor costs and employee health and welfare benefits associated with hotel employees may reduce our results of operations.

Unionization activities or labor disputes may disrupt our operations and affect our profitability.

Although none of the employees at TBC are currently covered under collective bargaining agreements, the Hotels currently have some employees that are covered under collective bargaining agreements. Further, we cannot guarantee that employees at TBC or the hotels we acquire after the Business Combination will not elect to be represented by labor unions in the future. If some or all of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations. In addition, a labor dispute involving some or all of our employees may disrupt our operations and reduce our revenues, and resolution of disputes may increase our costs.

Our business depends on our ability to meet our workforce needs.

Our success depends on our ability to attract, train, motivate and retain qualified engineers, and employees to keep pace with our needs. If we are unable to do so, our results of operations and cash flows may be adversely affected.

The success of our longer-term growth strategy depends in part on our ability to purchase and or lease, convert and operate new hotels profitability, and on our ability to optimize our existing locations.

Our ability to timely and efficiently open new resorts and to operate these locations on a profitable basis is dependent on numerous factors including quality locations, acceptable lease or purchase agreements, zoning, use and other regulations, our liquidity, staffing needs and training, permitting, customer acceptance, impact on existing resorts, and financial performance targets. The timing of new resort openings may result in significant fluctuations in our quarterly performance. We typically incur significant costs prior to opening for pre-opening and conversion and increased labor and operating costs for a newly opened store. Due to these substantial upfront financial requirements to open new resorts, the investment risk related to any single resort location is much larger than that associated with many other location-based entertainment venues without the costs of a hotel.

Our long-term growth strategy depends, in part, on our ability to remodel existing hotels, such as the Hotels, in a manner that achieves appropriate returns on our capital investment. A robust hotel conversion and remodel program will require significant capital investment, based on the condition of each hotel as well as other factors, including the optimization of the size and layout of our existing locations to ensure maximum space utilization. Pursuing the wrong remodel and any delays, cost increases, disruptions or other uncertainties related to those opportunities could adversely affect our results of operations.

Change in market valuations of conference hotels could negatively impact our profitability.

Our ability to generate significant returns depends on our ability to purchase conference hotels at below replacement cost and appraised values. The use of teleconferencing technology and pandemics has lowered the sales and purchase prices of conference hotels. This could continue in the future, thus affecting our ability to generate significant investor returns. Additionally, if valuations increase, thereby increasing the ultimate cost we would need to pay for additional hotels, it could negatively impact our operations and profitability.

We will have significant discretion regarding how the funds from the trust account are utilized following consummation of the Business Combination.

Our management will have broad discretion over the allocation of the proceeds released to us from the trust account, as well as over the timing of their use. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of such proceeds. Our failure to apply these proceeds effectively could cause our business to suffer.

Unexpected zoning and business regulations could negatively impact our operations.

From time to time, we may be notified of additional laws and regulations applicable to our business. If we are required to alter our business practices as a result of any laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. In addition, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, judgments or settlements could adversely impact our profitability.

We rely on brand recognition to drive customers to our properties and a failure to optimize our brand identity could impact our operations.

We believe that the brand identity that we have developed at TBC has significantly contributed to the success of our business and its attractiveness to hotels. We also believe that maintaining and enhancing the brand is critical to expanding our base of guests and attracting other interested hotels. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the Revelers Resort brand following closing of the business combination, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a leader in experiential location-based entertainment and to continue to provide reliable, trustworthy and high quality services at our locations, which we may not do successfully.

Publicity around our product launches may be negative and impact our profitability.

TBC received a high degree of media coverage around the launch of TBC’s Los Angeles location. We expect similar media coverage to accompany other hotel launches as we undertake them. We cannot assure you that all media coverage will be positive. Unfavorable publicity or consumer perception of our practices or service offerings, or the offerings of our suppliers, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of guests we host. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our common stock.

Because we depend on families to stay at our hotels, academic calendars and unforeseen events may subject our business to some degree of seasonality. As the growth of our business stabilizes, these seasonal fluctuations may become more evident. Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our common stock.

Our business is subject to interruptions, delays or failures resulting from earthquakes, other natural catastrophic events, violent crime or terrorism.

Our services, operations and the data centers from which we provide our services are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, financial condition and results of operations and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could cause disruptions to the internet, our business or the economy as a whole. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting areas where our resorts are located, and our business interruption insurance may be insufficient to compensate us for losses that may occur. Such disruptions could negatively impact our ability to staff and host guests, which could harm our business.

Compliance obligations may require substantial financial and management resources, which would take attention away from our operations.

TBC will incur increased costs as a result of being a public company. TBC will face increased legal, accounting, administrative and other costs and expenses as a public company that it does not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the SEC, the Public Company Accounting Oversight Board and NASDAQ impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase TBC’s costs and make some activities more time-consuming. A number of those requirements will require TBC to carry out activities it has not done previously.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management will be responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with generally accepted accounting principles in the United States. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that we would prevent or detect a misstatement of our financial statements or fraud. Any failure to maintain an effective system of internal control over financial reporting, including such a failure or inability to provide timely reporting about the effectiveness of their controls of our third-party service providers on whose controls we rely, could limit our ability to report our financial results accurately and timely or to detect and prevent fraud. A significant financial reporting failure or material weakness in internal control over financial reporting could result in substantial cost to remediate and could cause a loss of investor confidence and decline in the market price of our stock.

The COVID-19 pandemic has disrupted and is expected to continue to disrupt our business, which has had a material adverse impact on TBC’s business, results of operations, liquidity and financial condition and could continue for an extended period of time. Future outbreaks of contagious diseases or other adverse public health developments in the United States or worldwide could have similar impacts on our business.

The COVID-19 pandemic had a material adverse impact on TBC’s business in fiscal years 2019, 2020 and 2021, and, during fiscal 2022, continued to have a significant adverse impact on TBC’s business and results of operations. At the peak of the COVID-19 outbreak, TBC’s Los Angeles location was closed. As it reopened, TBC experienced same-store sales declines due to modified operating hours, occupancy restrictions, and reduced customer traffic. We expect that our operations will continue to be impacted by the continuing effects of COVID-19, including resurgences and variants of the virus. It remains difficult to predict the full impact of the COVID-19 pandemic on the broader economy and how consumer behavior may change, and whether such change is temporary or permanent. Social distancing, telecommunicating and reductions in travel may become the new normal. In addition, the COVID-19 pandemic has required and may continue to require us to make controversial decisions about precautionary measures, such as vaccinations, showing proof of vaccinations and face coverings, that could impact our results, including by impacting our brand, our employee retention and satisfaction, and the willingness of customers to patronize our locations and resorts. All these conditions could fundamentally impact the way we work and the services we provide and could have continuing adverse effects on our results of operations, cash flows and financial condition. Prolonged volatility or significant disruption of global financial markets due in part to the COVID-19 pandemic could have a negative impact on our ability to access capital markets and other funding sources, on acceptable terms or at all, and impede our ability to comply with debt covenants or our ability to obtain additional waivers or amendments, if necessary, and the Company could also incur additional impairment charges of our long-lived assets or impairments of goodwill or other intangibles, which may have a significant or material impact on our financial results.

The extent to which the current or future outbreaks of disease or similar public health threats materially and adversely impact our business, results of operations, liquidity and financial condition is highly uncertain and will depend on future developments. Such developments may include the geographic spread of variants and duration of the virus, the severity of the disease and the mitigating and remedial actions that may be taken by various governmental authorities and other third parties in response to the outbreak. In addition, how quickly, and to what extent, normal economic and operating conditions can be maintained or resumed cannot be predicted, and the resumption of normal business operations may be delayed or constrained by lingering effects of any pandemic on us or our suppliers, third-party service providers, and/or customers.

There is no minimum cash condition to consummating the Business Combination which may leave the combined company underfunded.

Alpine is in the process of negotiating an $82 million mortgage loan agreement with respect to the Hotels in conjunction with the closing of the Business Combination. The loan proceeds are anticipated to be used by New TBC to fund the acquisition of the Hotels and loan closing costs as well as, following closing of the Business Combination, renovation costs for the Hotels, loan interest payments required during anticipated renovations of the Hotels and lender approved working capital and corporate costs. It is also anticipated that prior to the date of this proxy statement/prospectus, Alpine will enter into agreements to provide it with additional funding and/or minimize the number of Public Shares that are submitted for redemption. The terms of such agreements have not been negotiated yet. As a result, there is no assurance that any such agreements will be executed.

Neither the Merger nor the Hotel Purchase is contingent on obtaining the above-referenced mortgage loan or additional funding. However, if too many holders of Public Shares seek redemption of such shares in connection with the Business Combination and Alpine is unable to secure the mortgage loan or other additional funding, Alpine would not be the necessary purchase price for the Hotels. Accordingly, failure to enter into any of the foregoing arrangements to provide the financing necessary for the transactions contemplated by the Business Combination could result in such transactions not being able to be consummated.

Furthermore, even if Alpine had sufficient capital to pay the necessary purchase price, it might not be left with sufficient capital to fully fund the renovation plans for the Hotels or expand TBC’s business as desired. This could result in delays in reopening the Hotels as described below. It could also result in TBC’s business operations being scaled back in the future, which may negatively impact its results of operations and profitability.

Our ability to raise capital following consummation of the Business Combination may be limited, and our failure to raise capital when needed could prevent us from growing.

A principal competitive factor for a family destination resort based on digital entertainment is the originality and perceived quality of its attractions. We will need to make continued capital investments through maintenance and the regular addition of experiences and attractions. There is no assurance we will have the capital available to us to make such investments. As a result, we may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

We expect to spend approximately $55.0 million to $59.0 million or roughly $75,000 to $80,000 per room in total costs to renovate the two Hotels following consummation of the Business Combination. The funding of the renovation costs is dependent upon drawing on the mortgage loan we expect to obtain to pay the various costs during the renovation period. If we cannot secure or draw on this financing (either in full or in part), the renovation projects may not be completed which in turn could prohibit our ability to reopen the Hotels.

We expect to rely on debt to fund our operations. The inability to effectively manage our indebtedness could negatively impact our operations.

We expect to incur substantial debt, including both secured and unsecured, following consummation of the business combination. The incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our shares of common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our shares of common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business; and

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation.

Any of the foregoing could negatively impact our operations following consummation of the business combination.

Substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness.

At Closing, we expect to have a total debt of approximately $80.0 million. Our high degree of leverage could have important consequences, including the following: (i) a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate purposes in the future may be limited; (iii) certain of the borrowings are at variable rates of interest, which will increase our vulnerability to increases in interest rates; (iv) we are at a competitive disadvantage to lesser leveraged competitors; (v) we may be unable to adjust rapidly to changing market conditions; (vi) the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations; and (vii) we may be vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out activities that are important to our growth.

Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. If unable to generate sufficient cash flow to service our debt or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could cause us to default on our obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. We from time to time may increase the amount of our indebtedness, modify the terms of our financing arrangements, issue dividends, make capital expenditures and take other actions that may substantially increase our leverage.

Despite our significant leverage, we may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our significant leverage.

Increases in interest rates could increase our debt payments.

As described in this proxy statement/prospectus, we intend to borrow the funds required to complete the renovations on the Hotels. The debt or borrowings will be at variable rates of interest and the recent increases in interest rates will require us to pay more interest expense once these borrowings are incurred during the renovation period. Additionally, increases in interest rates would increase our interest costs on future mortgage loans and any other loans that could have variable rate interest payment terms and also could increase interest expense on any future fixed rate debt we may incur. Increased interest payments would reduce our cash available for distributions, planned hotel renovations, expansion, working capital and other uses. Moreover, periods of rising interest rates may further impact our operations as we plan to rely on debt to fund our working capital needs and potential future growth.

We may enter into other transactions which could further exacerbate the risks to our financial condition.

The use of debt to finance future acquisitions could restrict operations, inhibit our ability to grow our business and revenues, and negatively affect our business and financial results. We intend to incur additional debt in connection with future hotel acquisitions. In addition, we may incur mortgage debt by obtaining loans secured by a portfolio of some or all of the hotels that we own or acquire. To the extent that we incur debt in the future and do not have sufficient funds to repay such debt at maturity, it may be necessary to refinance the debt through debt or equity financings, which may not be available on acceptable terms or at all and which could be dilutive to our stockholders. If we are unable to refinance our debt on acceptable terms or at all, we may be forced to dispose of hotels at inopportune times or on disadvantageous terms, which could result in losses. To the extent we cannot meet our future debt service obligations, we will risk losing to foreclosure some or all of our hotels that may be pledged to secure our obligation.

Covenants, “cash trap” provisions or other terms in our mortgage loans, as well as any future debt financing, could limit our flexibility and adversely affect our financial condition.

Some of our future loan agreements could contain financial and other covenants. If we violate covenants in any future debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may also prohibit us from borrowing unused amounts under our mortgage loans, even if repayment of some or all the borrowings is not required. In addition, financial covenants under our current or future debt obligations could impair our planned business strategies by limiting our ability to borrow beyond certain amounts or for certain purposes. Some of the future mortgage loans could contain cash trap provisions that are triggered if the performance of our hotels decline. When these provisions are triggered, substantially all of the profit generated by our hotels is deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our various lenders. Cash is not distributed to us at any time after the cash trap provisions have been triggered until we have cured performance issues. This could affect our liquidity and our ability to make distributions to our stockholders.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on an investment in our Company.

We may use various financial instruments, including derivatives, to provide a level of protection against interest rate increases and other risks, but no hedging strategy can protect us completely. These instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes or other risks and that a court could rule that such agreements are not legally enforceable. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the instruments that we use will adequately offset the risk of interest rate volatility or other risks or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

Cyber security risks and the failure to maintain the integrity of internal or guest data could result in damages to our reputation and/or subject us to costs, fines or lawsuits.

TBC and the Hotels collect and retain internal and guest data, including credit card numbers and other personally identifiable information, for business purposes, including for transactional or target marketing and promotional purposes, and various information technology systems enter, process, summarize and report such data. TBC and the Hotels also maintain personally identifiable information about employees. The integrity and protection of guest, employee and data is critical to the business of TBC and the Hotels and guests and employees have a high expectation that their personal information will be adequately protected. The regulatory environment, as well as the requirements imposed by the credit card industry, governing information, state, local, and national security and privacy laws is increasingly demanding and continues to evolve. Maintaining compliance with applicable security and privacy regulations may increase operating costs and/or adversely impact the ability to market products and services to guests. Furthermore, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of guest, employee or data which could harm our reputation or result in remedial and other costs, fines or lawsuits.

Information technology system failures or interruptions may impact our ability to effectively operate our business.

TBC and the Hotels rely heavily on various information technology systems, including point-of-sale, kiosk and amusement operations systems in stores, data centers that process transactions, communication systems and various other software applications used throughout their operations. Some of these systems have been internally developed while others are provided by third parties. Although operational safeguards have been put in place, those technology systems and solutions could become vulnerable to damage, disability, or failures due to theft, fire, power outages, telecommunications failure or other catastrophic events. Any failure of these systems could significantly impact TBC’s or the Hotels’ operations.

We will depend on a limited group of suppliers to provide us with necessary components for our operations and this dependence could expose us to an inability to acquire the necessary pieces for the operations of our business.

We rely on a limited group of suppliers and third parties to obtain product components, fabrication, assembly, construction, and or materials. If we are unable to obtain sufficient quantities or such components or materials fail to meet specifications, delays or reductions in shipments may result which would negatively affect our reputation and our revenues. Supply chain interruptions may also increase our costs or reduce our revenues.

Our supply chain may also be subject to a moderate amount of cybersecurity risk. The bulk of our exposure lies in revenue tracking for games and attractions, online bookings, food and beverage sales processing, and the availability of food and beverage suppliers being able to service our operations.

If we were to lose hardline internet connectivity, we would utilize our redundant alternate hardline, or cellular internet services for merchant processing and a limited amount of VR game authorizations. In this case, our revenue generating services would continue to function unimpeded. As an additional backup, printed records of future event bookings are also kept. Additionally, key server systems are on limited backup power to keep systems stable in the case of short power disruptions as well. If all reservation systems were to go down, we would shift over to a cash-based cover model to allow for the business to continue. In the event that our food and beverage supply and waste management vendors suffered a cybersecurity event, their logistics might be disrupted, and we would resort to alternate or manual sourcing of food, beverage, and food service, and cleaning supplies. However, we cannot assure you that our plans would be successful in limiting our exposure to such events.

Risks Relating to the Business Combination

If Alpine’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account.

Alpine stockholders holding Public Shares may redeem their shares for a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. To demand redemption rights, Alpine stockholders must deliver their shares (either physically or electronically using the DWAC System) to Alpine’s Transfer Agent no later than two (2) business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Alpine’s Transfer Agent will need to act to facilitate this request. It is Alpine’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Alpine does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Alpine has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than Alpine anticipates for stockholders to deliver their shares, stockholders who wish to redeem their Public Shares may be unable to meet the deadline for exercising their redemption rights. Any Alpine stockholder who fails to properly demand redemption rights by delivering his, her, or its Public Shares will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Certain of Alpine’s executive officers, directors and advisors are expected to serve as officers with New TBC following consummation of the Business Combination.

Kim Shaefer, Alpine’s Chief Executive Officer, is also Chief Executive Officer of TBC and is a security holder of TBC and is expected to continue as Chief Executive Officer for New TBC upon consummation of the Business Combination. Alex Lombardo, Alpine’s Chief Financial Officer, is expected to continue in this role for New TBC upon consummation of the Business Combination. Brent Bushnell, an advisor of Alpine, is Chairman and Chief Strategy Officer of TBC and is expected to continue to serve as Chief Strategy Officer with New TBC upon consummation of the Business Combination. Derrek Kinzel, a consultant to Alpine, is expected to be Chief Operating Officer of New TBC upon consummation of the Business Combination. Further, each of our other directors is also expected to be a director of New TBC upon consummation of the Business Combination. See “Executive and Director Compensation” for further details on the compensation to be paid to such individuals following consummation of the Business Combination. As a result, these individuals may have had financial incentives to enter into the Business Combination with TBC and the Hotels, including potential employment arrangements and the ability to receive cash fees, stock options or stock awards that the New TBC board of directors may determine to pay to its non-executive directors following the closing of the Business Combination.

Alpine’s current directors, executive officers, advisors and their affiliates own shares of Alpine Common Stock and Private Placement Warrants that will be worthless if the Business Combination are not approved. Such interests may have influenced their decision to approve the Business Combination.

Alpine’s officers, directors, advisors and/or their affiliates beneficially own shares of Alpine Common Stock and Private Placement Warrants that they purchased prior to, or simultaneously with, Alpine’s IPO. Alpine’s executive officers, directors and their affiliates have no redemption rights with respect to their Alpine Common Stock and their Private Placement Warrants will expire worthless in the event the Business Combination or a business combination with another target(s) is not effected in the required time period. These financial interests may have influenced the decision of Alpine’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Alpine’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Interests of Alpine’s Directors and Officers and Others in the Business Combination.”

Alpine’s current directors, executive officers, advisors and their affiliates stand to make a substantial profit on the shares of Alpine Common Stock that they own, even if the New TBC Common Stock subsequently declines in value or is unprofitable for public stockholders, and such interests may have influenced their decision to approve the Business Combination.

Alpine’s current directors and executive officers (through the Sponsor) and advisors paid an aggregate of $25,000 for their Alpine Common Stock, or approximately $0.009 for each of their 2,675,000 shares of Alpine Common Stock. As a result of the low acquisition cost of such shares, the directors and officers could make a substantial profit even if the New TBC Common Stock subsequently declines in value or is unprofitable for public stockholders after the Business Combination. Additionally, the Sponsor will also be in a position to realize a substantial profit from its purchase of the Private Placement Warrants if the price at which the Sponsor can resell the Private Placement Warrants exceeds $1.00 per warrant at a time when the Sponsor has the right to sell any of such warrants or the per share trading price of the New TBC Common Stock exceeds $12.50 per share (the exercise price of the warrants plus the $1.00 purchase price per warrant) after such warrants become exercisable (which will not occur until after closing of the Business Combination). The foregoing interests may have influenced their decision to approve the Business Combination.

The value of the shares of Alpine Common Stock utilized in the Merger Agreement and Hotel Purchase Agreement may not reflect the actual value of such shares.

The parties to the Merger Agreement and Hotel Purchase Agreement set the value of the shares to be issued to the equity holders of TBC and the Hotel Sellers, respectively, at $10.00 per share. The per-share valuation of $10.00 utilized in the Merger Agreement and Hotel Purchase Agreement was set solely for the purposes of determining how many shares to issue in the Business Combination and does not reflect the actual price that the shares may be valued at following the Business Combination. Due to the dilution attributable to the 2,675,000 shares of Alpine Common Stock purchased by Alpine’s current directors and executive officers (through the Sponsor) and advisors for an aggregate of $25,000, the actual value of shares issued in the Business Combination may be significantly less than $10.00 per share.

The Sponsor, an entity affiliated with Alpine’s officers and directors, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced management’s decision to pursue the Business Combination and the board’s decision to approve it.

If the Business Combination or another business combination are not consummated by Alpine within the required time period, the Sponsor, an entity affiliated with Alpine’s officers and directors, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses, vendors or other entities that are owed money by Alpine for services rendered or contracted for or products sold to Alpine, but only if such a vendor or target business has not executed a waiver agreement. If Alpine consummates a business combination, on the other hand, Alpine will be liable for all such claims.

These obligations of the Sponsor may have influenced management to pursue the Business Combination or Alpine’s board of director’s decision to approve the Business Combination. In considering the recommendations of Alpine’s board of directors to vote for the Business Combination Proposal and other proposals, Alpine’s stockholders should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Interests of Alpine’s Directors and Officers and Others in the Business Combination.”

Alpine’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Alpine’s public stockholders.

If the Business Combination or another business combination is not consummated by Alpine within the required time period, and if proceeds in the Trust Account are reduced below $______ per Public Share as a result of certain claims, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Alpine’s independent directors would determine whether to take legal action against the Sponsor to enforce the Sponsor’s indemnification obligations. While Alpine currently expects that its independent directors would take legal action on Alpine’s behalf against the Sponsor to enforce its indemnification obligations to Alpine, it is possible that Alpine’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Alpine’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Alpine’s public stockholders may be reduced below $______ per share.

The exercise of Alpine’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Alpine’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement or Hotel Purchase Agreement, would require Alpine to agree to amend the Merger Agreement or Hotel Purchase Agreement, to consent to certain actions taken by TBC or the Hotel Sellers or to waive rights that Alpine is entitled to under the Merger Agreement or Hotel Purchase Agreement. Such events could arise because of changes in the course of TBC’s or the Hotels’ business, a request by TBC or the Hotel Sellers to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the Hotel Purchase Agreement or the occurrence of other events that would have a material adverse effect on TBC’s or the Hotels’ business and would entitle Alpine to terminate the Merger Agreement or Hotel Purchase Agreement. In any of such circumstances, it would be at Alpine’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the executive officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the executive officers or directors between what he or they may believe is best for Alpine and what he or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Alpine does not believe there will be any changes or waivers that Alpine’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Alpine will circulate a new or amended proxy statement/prospectus and resolicit Alpine’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

If Alpine is unable to complete the Business Combination or another business combination by March 2, 2023 or such later date as may be approved by Alpine’s stockholders, Alpine will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Alpine and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $______ per share.

Under the terms of the Existing Charter, Alpine must complete the Business Combination or another business combination by March 2, 2023 or Alpine must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Alpine. Although Alpine has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Alpine’s public stockholders. If Alpine is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Alpine if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $______ per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Alpine’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to Alpine. Alpine has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. Alpine has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $______ estimated to be in the trust as of two business days prior to the date of the Special Meeting, due to such claims.

Additionally, if Alpine is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Alpine otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Alpine may not be able to return to its public stockholders the estimated $______ per public share.

In the event that the proposed Business Combination is not approved, public stockholders who tendered their shares for redemption may be unable to sell their shares when they wish.

If the proposed Business Combination is not consummated, Alpine will promptly return the certificates of public stockholders who sought to redeem their shares to such public stockholders. Accordingly, investors who attempted to redeem their shares in such a circumstance may be unable to sell their shares after the failed business combination until Alpine has returned their shares to them. The market price for the Common Stock may decline during this time and you may not be able to sell your shares when you wish to, even while other stockholders that did not seek redemption may be able to sell their shares.

Alpine’s stockholders may be held liable for claims by third parties against Alpine to the extent of distributions received by them.

If Alpine is unable to complete the Business Combination or another business combination within the required time period, Alpine will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Alpine to pay Alpine’s franchise and income taxes and up to $100,000 of interest to pay liquidation expenses, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Alpine cannot assure you that it will properly assess all claims that may be potentially brought against Alpine. As such, Alpine’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Alpine cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Alpine.

If Alpine is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Alpine’s stockholders. Furthermore, because Alpine intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Alpine’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Alpine to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Alpine cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Alpine stockholders to decrease the number of Public Shares being submitted for redemption in connection with the Business Combination could have a depressive effect on the Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Alpine or its securities, Alpine’s Sponsor, officers, directors, TBC, the TBC stockholders, officers, and directors, and/or their respective affiliates may purchase shares of Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Common Stock or to not seek redemption of their Public Shares in connection with the Business Combination. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that were being redeemed for cash. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Alpine Common Stock or Warrants owned by the Sponsor for nominal value. Entering into any such arrangements may result in the completion of the Business Combination that may not otherwise have been possible. Additionally, such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, Alpine, TBC or the Hotel Sellers can refuse to complete the Business Combination if there is a material adverse effect affecting the other party to the Merger Agreement and Hotel Purchase Agreement, respectively, between the signing date of the Merger Agreement and Hotel Purchase Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on TBC or Alpine, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        changes generally affecting the economy, financial or securities markets;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        changes in GAAP (or the authoritative interpretation of GAAP); or

•        changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement and Hotel Purchase Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, the parties to the Merger Agreement and Hotel Purchase Agreement may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Alpine’s stock price may suffer.

The Business Combination may be completed even if a majority of the Public Shares do not vote in favor of the Business Combination Proposal.

As previously indicated herein, at the time of Alpine’s IPO, as a condition to their purchase of Alpine Common Stock, the Sponsor and Alpine’s officers and directors agreed to vote all shares of Alpine Common Stock held by them in favor of the Business Combination Proposal. Accordingly, only 4,100,001 Public Shares, constituting approximately 38.3% of the Public Shares, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved, assuming all outstanding shares of Alpine Common Stock are present at the Special Meeting and the shares of Common Stock held by Maxim Group LLC are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Alpine Common Stock is present at the Special Meeting, Alpine would need only approximately 712,501 shares, or approximately 6.7% of the Alpine Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Alpine Insiders in order for it to be approved.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Alpine expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Alpine expects to achieve from the Business Combination.

Alpine is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New TBC Common Stock less attractive to investors.

Alpine is an “emerging growth company” as defined in the JOBS Act, and New TBC will be an emerging growth company upon consummation of the Business Combination. As an emerging growth company, Alpine and New TBC are only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, they are not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Alpine has elected to take advantage of such extended transition period. Alpine cannot predict whether investors will find the New TBC Common Stock to be less attractive as a result of its reliance on these exemptions. If some investors find the New TBC Common Stock to be less attractive as a result, there may be a less active trading market for the New TBC Common Stock and the price of the New TBC Common Stock may be more volatile than the current trading market and price of Alpine’s Common Stock.

Following the Business Combination, New TBC will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which New TBC has total annual gross revenue of $1.07 billion; (ii) the last day of New TBC’s fiscal year following the fifth anniversary of the date on which Alpine consummated its IPO (or December 31, 2026); (iii) the date on which New TBC issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the New TBC Common Stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that New TBC chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact New TBC’s financial condition.

The Existing Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Alpine or its directors, officers, employees or stockholders.

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in Alpine’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) arising under the Securities Act. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Alpine or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Alpine’s charter to be inapplicable or unenforceable in an action, Alpine may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of New TBC’s amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•        a classified Board of Directors with staggered three-year terms;

•        the ability of our Board of Directors to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

•        certain limitations on convening special stockholder meetings

These anti-takeover provisions could make it more difficult for a third party to acquire New TBC, even if the third-party’s offer may be considered beneficial by many of New TBC’s stockholders. As a result, New TBC’s stockholders may be limited in their ability to obtain a premium for their shares.

If Alpine’s due diligence investigation of TBC or the Hotels was inadequate, then Alpine’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Alpine conducted a due diligence investigation of TBC and the Hotels that it believed to be reasonable, it cannot be sure that this due diligence uncovered all material issues that may be present inside TBC or its business, or the Hotels, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Hotels and TBC and its business and outside of its control will not later arise.

Because New TBC will become a public reporting company by means other than a traditional underwritten IPO, New TBC’s stockholders may face additional risks and uncertainties.

Because New TBC will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of New TBC’s common stock, and, accordingly, New TBC’s stockholders may not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, its management and their respective affiliates, review of the offering documents and independent analysis of TBC’s business plan and forecasts and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of New TBC’s common stock, Alpine’s stockholders must rely on the due diligence investigation performed by Alpine and information included in this proxy statement. Although Alpine performed a due diligence review and investigation of TBC and the Hotels in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in New TBC because Alpine’s due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because New TBC will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New TBC. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of New TBC than they might if New TBC became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New TBC as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New TBC’s common stock could have an adverse effect on New TBC’s ability to develop a liquid market for New TBC’s common stock. See “— Risks Related to the Merger — If securities analysts do not publish research or reports about New TBC’s business or if they downgrade New TBC’s stock or New TBC’s sector, New TBC’s stock price and trading volume could decline.”

We intend that the receipt of Bonus Dividend should be treated as not subject to U.S. federal income taxation, but there can be no assurance in this regard.

As described in “The Business Combination Proposal,” holders of Public Shares that do not exercise their redemption rights are entitled to receive the Bonus Dividend. The tax consequences of the receipt of the Bonus Dividend by holders of Public Shares that do not exercise their redemption rights are not clear under current law. We intend that the receipt of the Bonus Dividend by these shareholders should be treated as a nontaxable stock distribution and therefore should not be subject to U.S. federal income taxation, but there can be no assurance in this regard. Accordingly, if the Bonus Dividend is treated as a nontaxable stock distribution, shareholders should not be subject to U.S. federal income tax on the receipt of the Bonus Dividend, and the distribution of the Bonus Dividend to Non-U.S. holders should not be subject to U.S. federal income tax withholding. However, because there are no authorities that directly address the treatment of the receipt of the Bonus Dividend, no assurance can be given that the IRS, a court or any withholding agent will agree with such characterization. If the Bonus Dividend is not treated as a nontaxable stock distribution, shareholders that receive the Bonus Dividend may be required to include the fair market value of the Bonus Dividend in income, and distributions of the Bonus Dividend to Non-U.S. holders could be subject to U.S. withholding at a rate of 30% unless the Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility to the applicable withholding agent (generally on an applicable IRS Form W-8). No additional amounts will be payable to any shareholder if any tax is imposed with respect to the receipt of the Bonus Dividend. U.S. holders and Non-U.S. holders of Public Shares should consult their tax advisors regarding the tax consequences of the receipt of the Bonus Dividend (including their ability to obtain a refund of any withholding taxes, if applicable). See the sections entitled “U.S. Federal Income Tax Considerations — Tax Consequences for U.S. Holders — Tax Consequences of the Receipt of the Bonus Dividend by Non-Redeeming Shareholders, and “—“U.S. Federal Income Tax Considerations — Tax Consequences for Non-U.S. Holders — Tax Consequences of the Receipt of the Bonus Dividend by Non-Redeeming Shareholders.”

The consummation of the transactions contemplated under the Merger Agreement are not conditioned upon the receipt of an opinion of counsel to the effect that the Business Combination will qualify as a reorganization within the meaning of Section 368 of the Code, and neither Alpine nor TBC intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination.

The Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Business Combination so qualifies, a U.S. holder of TBC capital stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of TBC common stock for Alpine common stock. If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368 of the Code, the Business Combination may be a taxable event, which would be taxable to holders of TBC capital stock. The U.S. federal income tax consequences of the Business Combination will depend primarily upon whether it qualifies as a “reorganization” within the meaning of Section 368 of the Code. Each of TBC and Alpine intends that the Business Combination qualify as a “reorganization” for U.S. federal income tax purposes. Further, in the Business Combination Agreement, each of Alpine, Merger Sub, and TBC agrees not to take any action that could reasonably be expected to prevent, impair or impede such qualification. However, neither Alpine nor TBC intends to or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the intended U.S. federal income tax treatment of the Business Combination. If the Business Combination were determined not to qualify as a “reorganization” within the meaning of Section 368 of the Code, then, for U.S. federal income tax purposes, the Business Combination would produce taxable income for holders of TBC capital stock who exchange such stock for New TBC stock in the Business Combination. You are urged to consult your tax advisor regarding the tax consequences of the Business Combination to you. See the sections entitled “U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares.”

Additional Risks Relating to Ownership of New TBC Common Stock Following the Business Combination

An established market for our securities may not develop following consummation of the business combination.

An active trading market for New TBC’s securities may never develop or, if developed, it may not be sustained. Additionally, as described further below, if New TBC’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of New TBC’s securities may be more limited than if it was listed on Nasdaq or another national exchange. You may be unable to sell your securities unless a market can be established and sustained.

The price of New TBC’s securities following consummation of the Business Combination may vary significantly due to a variety of reasons including but not limited to recession, shortages of durable and hard goods used at our properties, semiconductors used in the equipment that powers the intellectual property that TBC develops, changes in interest rates, natural disasters and general market or economic conditions. Additionally, the Alpine insiders, former management and executives of TBC and the Hotel Sellers will control a majority of our shares following consummation of the business combination and a significant portion of these shares are subject to lockups which will result initially in limited liquidity of our securities. This could subject our securities to additional volatility.

Nasdaq may delist New TBC’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New TBC to additional trading restrictions.

Currently, Alpine’s Units, Common Stock and Warrants are publicly traded on Nasdaq. In connection with the Business Combination, Alpine will apply to have the New TBC Common Stock and Warrants listed on Nasdaq. New TBC will not have Units traded following closing of the Business Combination. New TBC will be required to meet the initial listing requirements for its securities to be listed on Nasdaq. In addition to the listing requirements for the New TBC Common Stock, Nasdaq imposes listing standards on Warrants. We cannot assure you that New TBC will be able to meet those initial listing requirements. Even if New TBC’s securities are so listed, New TBC may be unable to maintain the listing of its securities in the future. In order to continue listing its securities on Nasdaq following the Business Combination, New TBC will be required to maintain certain financial, distribution and stock price levels.

If Nasdaq delists New TBC’s securities from trading on its exchange and New TBC is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the New TBC Common Stock is a “penny stock” which will require brokers trading in New TBC Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Alpine’s Units, Common Stock and Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Certain state securities regulators may view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Alpine was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

Although publicly traded, the trading market in New TBC Common Stock may become substantially less liquid than the average trading market for a stock quoted on Nasdaq following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the New TBC Common Stock.

It is expected that New TBC’s Common Stock and Warrants will trade on Nasdaq following consummation of the Business Combination. Because Alpine’s public stockholders have the option to redeem their Public Shares for cash in connection with the Business Combination, if a significant number of public shares are redeemed, the trading volume of the New TBC Common Stock following the Business Combination may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume will subject the New TBC Common Stock to greater price volatility and may make it difficult for you to sell your New TBC Common Stock at a price that is attractive to you. Additionally, if there are fewer shares outstanding, New TBC may not be able to meet the listing standards for Nasdaq.

New TBC’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of the New TBC Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to TBC’s Business and Industry” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of New TBC’s competitors;

•        the impact of the COVID-19 pandemic and its effect on New TBC’s business and financial conditions;

•        changes in expectations as to New TBC’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by New TBC or its competitors;

•        announcements by New TBC or its competitors of significant contracts, acquisitions, partnerships, other strategic relationships or capital commitments;

•        any significant change in New TBC’s management;

•        changes in general economic or market conditions or trends in New TBC’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New TBC’s business;

•        future sales of New TBC Common Stock or other securities;

•        investor perceptions of the investment opportunity associated with New TBC Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by New TBC or third parties, including New TBC’s filings with the SEC;

•        litigation involving New TBC, New TBC’s industry, or both, or investigations by regulators into New TBC’s operations or those of New TBC’s competitors;

•        guidance, if any, that New TBC provides to the public, any changes in this guidance or New TBC’s failure to meet this guidance;

•        the development and sustainability of an active trading market for New TBC’s stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New TBC Common Stock, regardless of New TBC’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New TBC Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New TBC was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New TBC’s business regardless of the outcome of such litigation.

If securities analysts do not publish research or reports about New TBC’s business or if they downgrade New TBC’s stock or New TBC’s sector, New TBC’s stock price and trading volume could decline.

The trading market for New TBC Common Stock may be affected in part by any research and reports that industry or financial analysts publish about New TBC or its business. New TBC will not control these analysts. In addition, some financial analysts may have limited expertise with TBC’s model and operations. Furthermore, if one or more of the analysts who do cover New TBC downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New TBC’s stock could decline. If one or more of these analysts ceases coverage of New TBC or fails to publish reports on it regularly, New TBC could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

A registration statement may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

Under the terms of the Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering the shares underlying the warrants and maintain a current prospectus relating to the New TBC Common Stock issuable upon exercise of the Warrants, until the expiration of the Warrants. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Alpine’s Common Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New TBC Common Stock for sale under all applicable state securities laws.

The Public Warrants and Private Placement Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in our earnings. The changes in value of the Public Warrants and Private Placement Warrants could have an adverse effect on the market price of Alpine’s Common Stock prior to the Business Combination or the New TBC Common Stock following the Business Combination, and may have an adverse effect on our financial results and/or make it more difficult for us to consummate the Business Combination.

In light of the SEC Staff Statement and guidance in ASC 815-40, Alpine’s management and the audit committee of the board of directors evaluated the terms of the Public Warrants and Private Placement Warrants and concluded that the Public Warrants and Private Placement Warrants do not meet the conditions to be classified in equity and instead, the Public Warrants and Private Placement Warrants meet the definition of a derivative under ASC 815. As described in the financial statements included elsewhere in this proxy statement/prospectus, Alpine has recorded the Public Warrants and Private Placement Warrants as liabilities on its balance sheets, and is recording that liability at fair value upon issuance and recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as Alpine may determine based upon a valuation report obtained from an independent third-party valuation firm. As a result of the recurring fair value measurement, the consolidated financial statements and results of operations of Alpine and/or New TBC may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Public Warrants and Private Placement Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of Alpine’s Common Stock prior to the Business Combination (and on the New TBC Common Stock following completion of the Business Combination) and/or Alpine’s or New TBC’s financial results, and may make it more difficult for Alpine and New TBC to consummate the Business Combination.

The Private Placement Warrants have different features than the Public Warrants.

Once the Private Placement Warrants become exercisable, such warrants may immediately be exercised on a cashless basis, at the holder’s option, so long as they are held by the initial purchasers or their permitted transferees. The Public Warrants, however, will only be exercisable on a cashless basis at the option of the holders if we fail to register the shares issuable upon exercise of the warrants under the Securities Act within 90 days following the closing of our initial business combination. Accordingly, it is possible that the holders of the Private Placement Warrants could exercise such warrants at a time when the holders of Public Warrants could not. Additionally, the Private Placement Warrants are not redeemable while they are held by the initial purchasers or their permitted transferees unless New TBC elects to require all holders to exercise their Warrants on a cashless basis.

Following consummation of the Business Combination, New TBC may call the Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per Warrant if certain conditions are met, including if the reported last sale price of the shares of New TBC Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders. As of the record date, the reported last sale price of the Alpine shares was $___ and the highest last sale price through such date has been $___. In order to redeem the Warrants, New TBC must provide 30 days’ prior written notice of redemption to each Warrant holder and have a current registration statement in effect with respect to the shares of New TBC Common Stock underlying such Warrants. The Private Placement Warrants are not redeemable by New TBC following consummation of the Business Combination unless New TBC elects to require all holders to exercise their Warrants on a cashless basis.

If the foregoing conditions are satisfied and New TBC issues a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date. However, New TBC will not be required to notify any holder if the conditions have been met if New TBC is not calling the Warrants for redemption. On and after the redemption date, a record holder of a Warrant (excluding the Private Placement Warrants) will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance.

From time to time, in press reports, SEC filings, public conference calls and other contexts, Alpine has provided guidance to the public regarding current business conditions and our expectations for our future financial results. New TBC expects that it will provide guidance periodically in the future. Such guidance would be based upon a number of assumptions, expectations, and estimates that would be inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which would be beyond New TBC’s control. In providing guidance, New TBC would also make various assumptions with respect to its future business decisions, some of which will change. New TBC’s actual financial results, therefore, may vary from our guidance due to its inability to meet the assumptions upon which its guidance is based and the impact on its business of various risks and uncertainties described in these risk factors and in New TBC’s public filings with the SEC. Variances between New TBC’s actual results and New TBC’s guidance may be material. To the extent that New TBC’s actual financial results do not meet or exceed its guidance, the trading prices of New TBC’s securities may be materially adversely affected.

We do not intend to pay dividends for the foreseeable future. As a result, you will be relying solely on the appreciation in value of our securities to achieve a return on your investment.

New TBC intends to retain all of its earnings for the foreseeable future to finance the operation and expansion of its business and does not anticipate paying cash dividends on New TBC Common Stock. As a result, you can expect to receive a return on your investment in our common stock only if the market price of the stock increases.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, Alpine’s board of directors will not have the ability to adjourn the Special Meeting to a later date.

If, at the Special Meeting, the officer presiding over the Special Meeting determines that it would be in the best interests of Alpine to adjourn the Special Meeting to give Alpine more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, Alpine would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination, or another condition to closing the Business Combination has not been satisfied), Alpine’s board of directors will seek approval to adjourn the Special Meeting to a later date or dates. If the Adjournment Proposal is not approved, Alpine’s board will not have the ability to adjourn the Special Meeting to a later date. In such event, the Business Combination would not be completed.

Unaudited Pro Forma Condensed Combined Financial Information

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial statements of Alpine present the combination of the historical financial information of Alpine, TBC and the Hotels adjusted to give effect for the Merger between Alpine and TBC and the purchase of the Hotels from the Hotel Sellers. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical balance sheet of Alpine, the historical balance sheet of TBC and the historical balance sheet of the Hotels as of September 30, 2022, on a pro forma basis as if the Business Combination had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 combines the historical statements of operations of Alpine, TBC and the Hotels for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statements of operations of Alpine, TBC and the Hotels for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited financial statements of Alpine as of and for the three and nine months ended September 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Alpine as of and for the year ended December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of TBC as of and for the three and nine months ended September 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of TBC as of and for the year ended December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of the Hotels as of and for the three and nine months ended September 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of the Hotels as of and for the year ended December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpine” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TBC,” and other financial information relating to Alpine, TBC and the Hotels included elsewhere in this proxy statement/prospectus, including the Merger Agreement and Hotel Purchase Agreement.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what New TBC’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New TBC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The parties believe that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Description of transactions

Alpine has entered into the Merger Agreement with TBC and certain other entities. The purchase price is $49,600,000, subject to certain adjustments, which will be paid in Alpine stock at a value of $10.00 per share.

Concurrently with the execution of the Merger Agreement, Alpine entered into the Hotel Purchase Agreement with the Hotel Sellers pursuant to which Alpine will purchase the Hotels. The $65,000,000 purchase price for the Hotels consists of cash of $45,500,000 and stock of $19,500,000 (with a per share valuation of $10.00).

The per-share valuation of $10.00 utilized in the Merger Agreement and Hotel Purchase Agreement was set solely for the purposes of determining how many shares to issue in the Business Combination and does not reflect the actual price that the shares may be valued at following the Business Combination. Due to the dilution attributable to the 2,675,000 shares of Alpine Common Stock purchased by Alpine’s current directors and executive officers (through the Sponsor) and advisors for an aggregate of $25,000, the actual value of shares issued in the Business Combination may be significantly less than $10.00 per share.

Pursuant to the Existing Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Alpine stockholders approve the Business Combination. Alpine’s public stockholders may elect to redeem their Public Shares for cash even if they vote to approve the Business Combination Proposal. Alpine cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash. Additionally, stockholders who do not redeem their Public Shares will receive a share dividend of 0.665 shares for each Public Share not redeemed.

For illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of Alpine common stock:

•        Assuming Minimum Additional Redemptions (“Minimum Redemption”) — this scenario assumes that no Public Shares are redeemed; and

•        Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes the redemption of 10.7 million Public Shares at $10.36 per share, for aggregate payment of approximately $110.9 million from the Trust Account.

The public stockholder redemptions are expected to be within the parameters described by the above two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The Merger between Alpine and TBC under the minimum redemption scenario is expected to be accounted for as a forward acquisition with Alpine as the accounting acquirer.

The Merger between Alpine and TBC under the maximum redemption scenario is expected to be accounted for as a reverse recapitalization with TBC as the accounting acquirer.

The purchase of the Hotels under both the minimum and maximum redemption scenarios is expected to be accounted for as an asset acquisition.

Pro Forma Information

ALPINE, TBC AND THE HOTELS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
SEPTEMBER 30, 2022
(in thousands)

	TBC (Historical)	Hotel – Denver (Historical)	Hotel – Stamford (Historical)	Alpine (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
ASSETS
Current assets:
Cash and cash equivalents	$1,202	62	233	48	$110,872	A	$131,217	(110,499)	H	20,718
					(3,745)	B
					(2,920)	C
					73,430	J
					(45,500)	E
					(295)	E
					(1,070)	K
					(1,100)	L
Due from Sponsor				25			25			25
Accounts receivable	37	153	49		(202)	E	37			37
Inventory	23						23			23
Prepaid expenses and other current assets	315	139	305	718			1,477			1,477
Total current assets	1,577	354	587	791	129,470		132,779	(110,499)		22,280

Non-current assets:
Prepaid expenses				—			—			—
Cash and marketable securities held in Trust Account				110,872	(110,872)	A	—			—
Right of use asset	6,282						6,282			6,282
Intangible assets	82				14,418	F	14,500	(14,500)	I	—
Goodwill					31,912	F	31,912	(31,912)	I	—
Deposits and other assets	11
Property and equipment, net	12,437	15,117	13,769		43,486	E	84,809			84,809
Total non-current assets	18,812	15,117	13,769	110,872	(21,056)		137,514	(46,412)		91,102
TOTAL ASSETS	20,389	15,471	14,356	111,663	108,414		270,293	(156,911)		113,382

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	4,282	1,330	1,798	608	(3,128)	E	4,890			4,890
Deferred revenues	1,750						1,750			1,750
Notes payable	4,600			1,070	(1,070)	K	4,600			4,600
Notes payable – at fair value	—			937	(937)	L	—			—
Leases	1,501						1,501			1,501
Total current liabilities	12,133	1,330	1,798	2,615	(5,135)		12,741			12,741

Non-current liabilities:
Accrued interest, related party							—			—
Derivative liability	9			1,470			1,479			1,479
Deferred underwriting fee payable				3,745	(3,745)	B	—			—
Leases	5,770						5,770			5,770
Debt	5,010	18,880			(18,880)	E	80,010			80,010
					75,000	J
Total non-current liabilities	10,789	18,880	—	5,215	52,375		87,259			87,259
Total liabilities	22,922	20,210	1,798	7,830	47,240		100,000			100,000

Pro Forma Information

ALPINE, TBC AND THE HOTELS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
SEPTEMBER 30, 2022 — (Continued)
(in thousands)

	TBC (Historical)	Hotel – Denver (Historical)	Hotel – Stamford (Historical)	Alpine (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption				110,499	(110,499)	D	—			—
							—			—
										—
Stockholders’ equity (deficit):										—
Series 1 preferred stock	6,374						6,374			6,374
Series 2 preferred stock	15,033						15,033			15,033
Series 3 preferred stock	19,271						19,271			19,271
Re Seed preferred stock	1,405						1,405			1,405
Common stock	3				2	F	2	(1)	H	1
					—	D
						E
Class A common stock				—	—	H
										—
Class B common stock				—	—	H	—			—
Additional paid-in capital	680		12,558	—	110,499	D	186,479	(110,498)	H	22,903
					46,325	F		(46,412)	I
					(163)	L		(6,666)	G
					(2,920)	C				—
					19,500	E

Accumulated deficit	(45,299)	(4,739)		(6,666)	(1,570)	J	(58,274)	6,666	G	(51,608)

Total shareholders’ equity (deficit)	(2,533)	(4,739)	12,558	(6,666)	171,673		170,293	(156,911)		13,382
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	20,389	15,471	14,356	111,663	108,414		270,293	(156,911)		113,382

ALPINE, TBC AND THE HOTELS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except per share data)

	TBC (Historical)	Hotel – Denver (Historical)	Hotel – Stamford (Historical)	Alpine (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Minimum Redemption
Revenues	$2,825	8,953	12,751	$—	$—		$24,529	—		24,529
Cost of revenue		7,690	10,792	—	—		18,482	—		18,482
Gross profit	2,825	1,263	1,959	—	—		6,047	—		6,047

Operating costs and expenses:
Selling, general and administrative expenses	6,677	1,156	1,574	1,601	1,095	BB	12,103	(1,095)	CC	11,008
Total operating costs and expenses	6,677	1,156	1,574	1,601	1,095		12,103	(1,095)		11,008
Income (Loss) from operations	(3,852)	107	385	(1,601)	(1,095)		(6,056)	1,095		(4,961)

Other income (expense):
Interest expense	(210)	(476)			(6,750)	DD	(7,436)			(7,436)
Interest income				660	(660)	AA				—
Change in fair value of derivative liability				3,674	—		3,674	—		3,674
Change in fair value of note payable				(74)
Debt issuance expense	(91)						(91)			(91)
Other income (expense)	(33)	64	76				107			107
Total other income (expense)	(334)	(412)	76	4,260	(7,410)		(3,820)	—		(3,820)
Net income (loss) before income tax provision	(4,186)	(305)	461	2,659	(8,505)		(9,876)	1,095		(8,781)
Income tax provision	(1)			(77)			(78)			(78)
Net income (loss)	(4,187)	(305)	461	2,582	(8,505)		(9,954)	1,095		(8,859)
	TBC (Historical)	Hotel – Denver (Historical)	Hotel – Stamford (Historical)	Alpine (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding – Common stock	32,238,628			—	—	—
Basic and diluted net income per share – Common stock	(0.13)			—	—	—
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—			10,700,000	27,575,500	9,760,000
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—			0.19	(0.36)	(0.91)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—			2,850,000	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—			0.19	—	—

ALPINE, TBC AND THE HOTELS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except per share data)

	TBC (Historical)	Hotel – Denver (Historical)	Hotel – Stamford (Historical)	Alpine (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Minimum Redemption
Revenues	$2,524	$4,267	$10,034	$—	$—		$16,825			16,825
Cost of revenue		4,467	9,849	—	—		14,316			14,316
Gross profit	2,524	(200)	185	—	—		2,509			2,509

Operating costs and expenses:
Selling, general and administrative expenses	7,351	1,509	2,042	547	3,670	AA	16,579			16,579
					1,460	BB		(1,460)	DD	(1,460)
Total operating costs and expenses	7,351	1,509	2,042	547	5,130		16,579	(1,460)		15,119
Loss from operations	(4,827)	(1,709)	(1,857)	(547)	(5,130)		(14,070)	1,460		(12,610)

Other income (expense):
Interest expense	(75)	(414)			(7,913)	EE	(8,402)			(8,402)
Interest income				2	(2)	CC
Change in fair value of derivative liability				8,821	—		8,821			8,821
Offering costs allocated to the warrant liability				(2,188)			(2,188)			(2,188)
Other income (expense)	4	58	(24)				38			38
Forgiveness of PPP loan	2,288						2,288			2,288
Total other income (expense)	2,217	(356)	(24)	6,635	(7,915)		557			557
Net income (loss) before income tax provision	(2,610)	(2,065)	(1,881)	6,088	(13,045)		(13,513)	1,460		(12,053)
Income tax provision	1						1			1
Net income (loss)	(2,611)	(2,065)	(1,881)	6,088	(13,045)		(13,514)	1,460		(12,054)
	TBC (Historical)	Hotel – Denver (Historical)	Hotel – Stamford (Historical)	Alpine (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding – Common stock	32,238,628			—	—	—
Basic and diluted net income per share – Common stock	(0.08)			—	—	—
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—			4,209,836	27,575,500	9,760,000
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—			0.88	(0.49)	(1.24)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—			2,743,852	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—			0.88	—	—

____________

(1)      For the period February 8, 2021 through December 31, 2021

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Transactions

Alpine has entered into the Merger Agreement with TBC and Merger Sub. The purchase price is $49,600,000, subject to certain adjustments, which will be paid in Alpine stock at a value of $10.00 per share.

Concurrently with the execution of the Merger Agreement, Alpine entered into the Hotel Purchase Agreement with the Hotel Sellers to acquire the Hotels. The $65,000,000 purchase price for the Hotels consists of cash of $45,500,000 and stock of $19,500,000 (with a per share valuation of $10.00).

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Alpine, TBC and the Hotels include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of New TBC upon consummation of the Business Combination described herein.

The Merger between Alpine and TBC under the minimum redemption scenario is expected to be accounted for as a forward acquisition with Alpine as the accounting acquirer.

The Merger between Alpine and TBC under the maximum redemption scenario is expected to be accounted for as a reverse recapitalization with TBC as the accounting acquirer.

The purchase of the Hotels under both the minimum and maximum redemption scenarios is expected to be accounted for as an asset acquisition.

The unaudited pro forma condensed combined financial information has been prepared using both the Minimum Redemption and Maximum Redemption scenarios with respect to the potential redemption of

Public Shares into cash. The public stockholder redemptions are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the companies’ incurred losses during the historical period presented.

Note 3 — Transaction Accounting Adjustments to the Alpine, TBC and Hotels Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

(A)    Reflects the reclassification of $110.9 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

(B)    Reflects the payment of approximately $3.7 million of deferred underwriters’ fees. The fees were paid at the closing out of the Trust Account.

(C)    Represents transaction costs totaling approximately $2.9 million. The details of which are presented below.

$3,807	Total expected to be incurred
$(887)	Less costs incurred to date
$2,920

(D)    Reflects the reclassification of approximately $110.5 million of common stock subject to possible redemption to permanent equity.

(E)    Reflects the $65 million ($45.5 million in cash and $19.5 million in stock, or 1.95 million shares) purchase of the Hotels.

Alpine is required to allocate the purchase price to the assets and liabilities based on their fair value.

Management has determined, on a preliminary basis, the fair value of the assets and liabilities for purposes of allocating the purchase price. The following table presents the carrying value and allocation based on fair values.

	Carrying value	Allocated value
Prepaid assets and inventory	444	444
Other assets, net(a)	(2,631)	—	(a)
Hotels	28,886	72,375
Debt(a)	(18,880)	—
Equity/adjustment	7,819	72,819
_________
(a) — not acquired in the purchase

(F)    Reflects the $49.6 million stock purchase of TBC. Alpine is required to determine and record the fair value of TBC’s tangible and intangible assets and goodwill as of the acquisition date.

Management has determined, on a preliminary basis, the tangible and intangible assets and goodwill in accordance with ASC 805. The following table presents the carrying value and the ASC 805 fair value asset allocation.

	Carrying value	Fair value
Working capital	(4,371)	(4,371)
Property and equipment, net	12,437	12,437
Right of use asset	6,282	6,282
Trade name and trade marks	—	4,300
Software	—	5,800
Know-how	—	4,400
Goodwill	—	31,912
Operating lease	(7,271)	(7,271)
Debt	(9,610)	(9,610)
Equity/purchase price	(2,533)	47,250

(G)    Reflects the reclassification of Alpine’s historical accumulated deficit.

(H)    Reflects the maximum redemption of approximately 10.7 million shares of common stock for approximately $110.9 million

(I)     Reflects the reversal of the fair value adjustments in (F) as the Business Combination is a forward acquisition under the minimum redemption and a reverse recapitalization under the maximum redemption.

(J)     Reflects receipt of financing necessary to complete the Business Combination. Alpine has a signed a non-binding letter of intent with a potential mortgage lender and is in the process of negotiating definitive documentation for the mortgage to be used in connection with the proposed Business Combination. The draft definitive documentation contemplates two significant conditions to receiving the funding for the mortgage: consummation of the Business Combination and the combined company meeting certain minimum equity requirements. The ability to meet the minimum equity requirements will not be known until the level of redemptions of Public Shares in connection with the Business Combination is known. As a result, it is unlikely the mortgage funding would be able to be secured in the maximum redemption scenario as the combined company would not satisfy the anticipated minimum equity requirements and therefore the Business Combination would not be consummated because there would not be sufficient cash to pay the cash consideration required for under the Hotel Purchase Agreement.

(K)    Reflects the repayment of the $1.1 million Sponsor note.

(L)    Reflects the repayment of the $1.1 million working capital loans. The loans can be repaid in cash or warrants. Repayment in cash as been assumed for the pro formas.

Note 4 — Transaction Accounting Adjustments to the Alpine, TBC and Hotels Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 are as follows:

(AA) Reflects the elimination of interest income in the Trust Account

(BB) Reflects the amortization of intangibles. Details are as follows.

Asset	Life	Balance	Amortization
Trade name and trade marks	Indefinite	4,300	—
Software	10	5,800	435
Know-how	5	4,400	660
		14,500	1,095

(CC) Reflects the reversal of intangibles amortization adjustments in (BB) as the Business Combination is a forward acquisition under the minimum redemption and a reverse recapitalization under the maximum redemption.

(DD) Reflects interest expense on the $75 million mortgage loan (see Note 4 (J)) at a variable rate of 12.0%.

Note 5 — Transaction Accounting Adjustments to the Alpine, TBC and Hotels Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(AA) Reflects transaction costs as follows

Total expected	3,807
Less incurred costs	(137)
3,670

(BB) Reflects the amortization of intangibles. Details are as follows.

Asset	Life	Balance	Amortization
Trade name and trade marks	Indefinite	4,300	—
Software	10	5,800	580
Know-how	5	4,400	880
		14,500	1,460

(CC) reflects the elimination of interest income in the Trust.

(DD) Reflects the reversal of intangibles amortization adjustments in (BB) as the Business Combination is a forward acquisition under the minimum redemption and a reverse recapitalization under the maximum redemption.

(EE) Reflects interest expense on the $75 million mortgage loan (see Note 4 (J)) at a variable rate of 10.55%.

Note 6 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. Warrants have been excluded from the calculation as they are anti-dilutive.

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the nine months ended September 30, 2022:

	TBC Historical	Alpine Historical	Minimum Redemption	33.33% of Maximum Redemption	50% of Maximum Redemption	66.67% of Maximum Redemption	Maximum Redemption
Weighted average shares outstanding – common stock subject to redemption	—	10,700,000	27,575,500	21,640,804	18,667,750	15,694,696	9,760,000
Basic and diluted net income per share – common stock subject to redemption	—	0.19	(0.36)	(0.46)	(0.53)	(0.63)	(0.91)
Weighted average shares outstanding – non-redeemable common stock	—	2,850,000	—				—
Basic and diluted net income per share – non-redeemable common stock	—	0.19	—				—

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the year ended December 31, 2021:

	TBC Historical	Alpine Historical	Minimum Redemption	33.33% of Maximum Redemption	50% of Maximum Redemption	66.67% of Maximum Redemption	Maximum Redemption
Weighted average shares outstanding – Common stock	32,238,628
Basic and diluted net income per share – common stock	(0.08)
Weighted average shares outstanding – common stock subject to redemption		4,209,836	27,575,500	21,640,804	18,667,750	15,694,696	9,760,000
Basic and diluted net income per share – common stock subject to redemption		0.88	(0.49)	(0.62)	(0.72)	(0.86)	(1.24)
Weighted average shares outstanding – non-redeemable common stock		2,743,852
Basic and diluted net income per share – non-redeemable common stock		0.88

SPECIAL MEETING OF STOCKHOLDERS

General

Alpine is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on _______, 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Alpine’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on _______, 2023, at 10:00 a.m. Eastern Time, via a virtual meeting. On or about the date of this proxy statement/prospectus, Alpine commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Special Meeting.

Purpose of Special Meeting

Alpine stockholders are being asked to vote on the following proposals:

1.      the Business Combination Proposal;

2.      the Charter Proposals;

3.      the Director Election Proposal;

4.      the Nasdaq Proposal;

5.      the Incentive Plan Proposal; and

6.      the Adjournment Proposal (if necessary).

Recommendation of the Alpine Board of Directors

The Alpine board of directors has determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement and Hotel Purchase Agreement, is advisable and in the best interests of Alpine and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Alpine board of directors recommends that Alpine’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

When you consider the recommendation of Alpine’s board of directors in favor of approval of these proposals, you should keep in mind that Alpine’s directors, officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Certain individuals of TBC and the Hotels also have potential interests that may differ. These interests include, among other things:

•        If the Merger or another business combination is not consummated by the time period required by the Existing Charter (and not otherwise extended), Alpine will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,675,000 shares of Alpine Common Stock held by the Alpine Insiders prior to the date of this proxy statement/prospectus, which were acquired for an aggregate purchase price of $25,000 prior to Alpine’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $____ based upon the closing price of $___ per public share on Nasdaq on _________, 2023, the record date. The Sponsor also purchased an aggregate of 5,152,500 warrants (the “Private Placement Warrants”) from Alpine for an aggregate purchase price of approximately $5.1 million (or $1.00 per Private Placement Warrant) in a private placement simultaneously with the consummation of Alpine’s IPO. A portion of the proceeds Alpine received from these purchases was placed in the Trust Account. Such Private Placement Warrants had an estimated aggregate value of $____ based on the closing price of $___ per Alpine warrant on Nasdaq on _________, 2023, the record date. The Private Placement Warrants will become worthless if Alpine does not consummate a business combination. Accordingly, the aggregate value of the shares of Common Stock and Private Placement Warrants held by the Sponsor as of the record date is $_____ for which the Sponsor paid an aggregate of $5,177,500. As a result, the Sponsor and its affiliates can earn a positive rate of return on this investment even if holders of Public Shares experience a negative rate of return in New TBC.

•        Kim Schaefer, Alpine’s Chief Executive Officer and a member of Alpine’s board of directors, is also the Chief Executive Officer and a 6% stockholder of TBC on a fully diluted basis. Accordingly, she will receive an aggregate of 231,607 shares of New TBC Common Stock in exchange for her ownership interest in TBC, which would have a value of $2,316,070 (assuming a stock price of $10.00 per share). It is also anticipated that she will have an employment agreement with New TBC following consummation of the Business Combination.

•        Alex Lombardo, Alpine’s Chief Financial Officer, is expected to serve as Chief Financial Officer of New TBC following the consummation of the Business Combination and will have an employment agreement with New TBC. It is also currently contemplated that he will receive 30,000 restricted stock units of New TBC upon closing of the Business Combination for his service in connection with consummating the Business Combination. See the section titled “Executive and Director Compensation” for further information.

•        Brent Bushnell, a special advisor for Alpine, is the Chairman and Chief Strategy Officer of TBC and owns 9% of TBC on a fully diluted basis. Accordingly, he will receive an aggregate of 394,899 shares of New TBC Common Stock in exchange for his ownership interest in TBC, which would have a value of $3,948,990 (assuming a stock price of $10.00 per share). It is also anticipated that he will serve as Chief Strategy Officer of New TBC following the consummation of the Business Combination and will have an employment agreement with New TBC. See the section titled “Executive and Director Compensation” for further information.

•        Eric Gradman, Chief Technology Officer and a 7.5% stockholders of Two Bit Circus on a fully diluted basis, is expected to serve as Chief Technology Officer of New TBC upon consummation of the Business Combination and will have an employment agreement with New TBC. See the section titled “Executive and Director Compensation” for further information. He will receive an aggregate of _____ shares of New TBC Common Stock in exchange for his ownership interest in TBC, which would have an approximate value of $_____ (assuming a stock price of $10.00 per share).

•        Derrek Kinzel, a consultant to Alpine, is expected to serve as Chief Operating Officer of New TBC following consummation of the Business Combination and will have an employment agreement with New TBC. See the section titled “Executive and Director Compensation” for further information.

•        It is currently contemplated that David Goldberg, Howard Silver and Alissa N. Nolan, each of Alpine’s other directors, and Brian Cameron, General Counsel for Atrium Holding Company, a family-owned investment and management company that owns the Hotels, will be members of the board of directors of New TBC after the closing of the Business Combination (assuming that they are elected at the meeting). As such, in the future, each will receive any cash fees, stock options or stock awards that the board of directors of New TBC determines to pay its non-executive directors. It is also currently contemplated that David Goldberg will receive 3,000 restricted stock units of New TBC upon closing of the Business Combination for his service in connection with consummating the Business Combination.

•        It is currently contemplated that New TBC will engage the services of M3 Insurance to provide certain insurance brokerage services and pay it customary insurance brokerage commissions. Elizabeth Donley, who is a consultant to Alpine and will serve as General Counsel of New TBC upon consummation of the Business Combination, is on the board of directors of M3 Insurance and receives customary board compensation for her services on the board.

•        If Alpine is unable to complete a business combination within the required time period, its Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses, vendors or other entities that are owed money by Alpine for services rendered or contracted for or products sold to Alpine. If Alpine consummates a business combination, on the other hand, Alpine will be liable for all such claims.

•        The Alpine Insiders (or their affiliates) may make loans from time to time to Alpine to fund certain capital requirements. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $1,100,000 to Alpine, and additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Alpine outside of the trust account.

•        On each of August 31, 2022 and December 1, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with an additional three months to consummate the Business Combination. Each of the deposits was made in the form of a non-interest bearing loan and evidenced by a promissory note. If Alpine completes the Business Combination, Alpine will repay the amount evidenced by the notes. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Alpine outside of the trust account.

•        Alpine’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Alpine’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Alpine fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Alpine may not be able to reimburse these expenses if the Merger or another business combination, are not completed by March 2, 2023. As of _________, 2023, there were no reimbursable expenses outstanding.

•        All rights specified in Alpine’s Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Alpine, and of Alpine’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Alpine liquidates, Alpine will not be able to perform its obligations to its officers and directors under those provisions.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Alpine common stock at the close of business on _________, 2023, which is the record date for the Special Meeting. You are entitled to one (1) vote for each share of Alpine Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 13,550,000 shares of Alpine Common Stock outstanding.

Vote of the Alpine Insiders

Alpine has entered into letter agreements with Alpine Insiders pursuant to which each has agreed to vote any shares of Alpine Common Stock owned by them in favor of the Business Combination Proposal.

At the time of Alpine’s IPO, as a condition to their purchase of Alpine Common Stock, the Alpine Insiders waived any redemption rights, including with respect to shares of Alpine Common Stock purchased in Alpine’s IPO or in the aftermarket, in connection with the Business Combination. The shares of Alpine Common Stock held by the Alpine Insiders prior to the date of this proxy statement/prospectus have no rights to any distribution upon Alpine’s liquidation and will be worthless if no business combination is effected by Alpine by March 2, 2023 (or such later date as may be approved by the Alpine stockholders). However, the Alpine Insiders are entitled to redemption rights upon Alpine’s liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Alpine stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding shares of Alpine Common Stock on the record date that are entitled to vote at the Special Meeting are represented by stockholders present at the Special Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at Special Meeting may adjourn the Special Meeting to another date.

The proposals presented at the Special Meeting will require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the Alpine Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Business Combination Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Because shares subject to broker non-votes are not entitled to vote on this proposal, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Alpine has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

•        Charter Proposals — The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Alpine Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions. Because shares subject to broker non-votes are outstanding shares, broker non-votes will have the same effect as a vote “against” such proposals.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Because shares subject to broker non-votes are not voted in favor of any nominee, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the Alpine Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder. Because shares subject to broker non-votes are not entitled to vote on this proposal, broker non-votes will have no effect on the Nasdaq Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Alpine Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder. Because shares subject to broker non-votes are not entitled to vote on this proposal, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Alpine Common Stock present (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Accordingly, no broker non-votes should occur. However, if any broker non-vote were to occur, because shares subject to broker non-votes are not entitled to vote on this proposal, any such broker non-votes will have no effect on the Adjournment Proposal.

Under the Merger Agreement and Hotel Purchase Agreement, the approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal is a condition to the consummation of the Business Combination. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement or Hotel Purchase Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Voting Your Shares

Each share of Alpine Common Stock that you own in your name entitles you to one (1) vote on each of the proposals for the Special Meeting. Your one or more proxy cards or voter information forms show the number of shares of Alpine Common Stock that you own. There are several ways to have your shares of Alpine Common Stock voted:

•        By Mail.    You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Alpine common stock will be voted as recommended by Alpine’s board of directors.

•        At the Virtual Meeting.    You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you log in. However, if your shares of Alpine Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Alpine can be sure that the broker, bank or nominee has not already voted your shares of Alpine Common Stock. See “Questions and Answers about the Merger and Special Meeting — How Do I Attend the Special Meeting?” for more information.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Alpine’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). Under Alpine’s bylaws, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Alpine Common Stock, you may call Morrow Sodali LLC, Alpine’s proxy solicitor, at (800) 662-5200 (banks and brokers call (203) 658-9400 or email REVE.info@investor.morrowsodali.com.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal and regardless of whether they hold their Public Shares on the record date. Any stockholder holding Public Shares may demand that Alpine redeem such shares for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to Alpine to pay taxes) upon the closing of the Business Combination. The per-share amount Alpine will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Alpine is required to pay to the underwriters of Alpine’s IPO. For illustrative purposes, based on funds in the Trust Account of approximately $___ million on the record date, the estimated per share redemption price would have been approximately $__. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, Alpine will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares. Accordingly, no shares of Alpine Common Stock in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be redeemed for cash.

The Alpine Insiders will not have redemption rights with respect to any shares of Alpine Common Stock held by them.

In order to reduce the number of Public Shares being sought for redemption, Alpine has agreed to issue the Bonus Dividend of 0.665 shares of New TBC Common Stock to the holders of Public Shares for each Public Share that is not sought to be redeemed in connection with the Business Combination. The Bonus Dividend would be paid to each holder of Public Shares of record on the day following the consummation of the Business Combination. Accordingly, the Bonus Dividend would not be paid to the Alpine Insiders, the security holders of TBC and the Hotel Sellers as they would not be holders of Public Shares (except to the extent they purchased any Public Shares prior to the record date).

Alpine requires public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to the Transfer Agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two (2) business days prior to the Special Meeting. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the public stockholder.

Alpine’s Transfer Agent can be contacted at the following address:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the time such shares are actually redeemed. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Alpine’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Alpine will promptly return any shares delivered by public holders.

If Alpine would be left with less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination as a result of the holders of Public Shares properly demanding redemption of their shares for cash, Alpine will not be able to consummate the Business Combination.

The closing price of Common Stock on _________, 2023, the record date, was $___. The cash held in the Trust Account on such date was approximately $__ million ($__ per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of Common Stock as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Alpine cannot assure its stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your stock certificate (either physically or electronically) to Alpine’s Transfer Agent at least two (2) business days prior to the vote at the Special Meeting, and the Business Combination is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares” beginning on page 146. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of shares of Alpine Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

Alpine is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Alpine and its directors, officers and employees may also solicit proxies online. Alpine will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Alpine will bear the cost of the solicitation.

Alpine has hired Morrow Sodali LLC to assist in the proxy solicitation process. Alpine will pay to Morrow Sodali LLC a fee of $27,500, plus disbursements.

Alpine will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Alpine will reimburse them for their reasonable expenses.

Sponsor Stock Ownership

As of _________, 2023, the record date, the Alpine Insiders owned of record and were entitled to vote an aggregate of 2,675,000 shares of Alpine Common Stock that were issued prior to Alpine’s IPO. Such shares currently constitute approximately 20% of the outstanding shares of Alpine Common Stock. At the time of Alpine’s IPO, as a condition to their purchase of Alpine Common Stock, the Alpine Insiders agreed to vote the Alpine Common Stock acquired prior to the IPO, as well as any shares of Alpine common stock acquired in the aftermarket, in favor of the Business Combination Proposal. Accordingly, only 4,100,001 Public Shares, or approximately 38.3% of the 10,700,000 shares of Common Stock sold in Alpine’s IPO, to be voted in favor of the Business Combination Proposal in order for it to be approved assuming all outstanding shares are voted on such proposal and the shares of Common Stock held by Maxim Group LLC are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Alpine Common Stock is present at the Special Meeting, Alpine would need only approximately 712,501 shares, or approximately 6.7% of the Alpine Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Alpine Insiders in order for it to be approved. The Alpine Insiders have also indicated that they intend to vote their shares in favor of each other proposal being presented by Alpine at the Special Meeting.

Additionally, at any time when they are not then aware of any material non-public information regarding Alpine or its securities, the Alpine Insiders, TBC, the TBC stockholders, officers, and directors, the Hotel Sellers and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Alpine Common Stock or to not seek redemption of their Public Shares in connection with the Business Combination. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that were being redeemed for cash. If such transactions are effected, the consequence could be to cause the Business Combination to be completed in circumstances where it could not otherwise be completed. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Alpine Common Stock or Warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Alpine will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the outcome of the Business Combination Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement and Hotel Purchase Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement and Hotel Purchase Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and a copy of the Hotel Purchase Agreement is attached as Annex B to this proxy statement/prospectus.

Structure of the Business Combination

General

The Business Combination contemplates the Hotel Purchase by Alpine and the Merger of Merger Sub with and into TBC, with TBC surviving the Merger as a wholly-owned subsidiary of Alpine.

Projected Post-Business Combination Ownership of New TBC

Immediately after the Effective Time, without taking into effect shares of New TBC Common Stock which may be issued upon the exercise of outstanding warrants of Alpine and shares that may be issued under the proposed Long-Term Incentive Equity Plan, the current stockholders of Alpine (excluding Alpine Acquisition Sponsor LLC, Alpine’s sponsor (the “Sponsor”), and Alpine’s officers, directors and advisors which will hold 10.3% of the issued and outstanding New TBC Common Stock) will hold approximately 64.6% of the issued and outstanding New TBC Common Stock, TBC’s stockholders prior to the Merger will hold approximately 18.0% of the issued and outstanding New TBC Common Stock, and the Hotel Sellers will hold approximately 7.1% of the issued and outstanding New TBC Common Stock, which pro forma ownership assumes (i) no holders of Alpine common stock issued in Alpine’s initial public offering (“Public Shares”) exercise their redemption rights and that an aggregate of 7,115,500 shares of New TBC Common Stock are issued as a bonus dividend to such holders of Public Shares for not exercising such redemption rights; (ii) all Existing TBC Convertible Notes are converted into Existing TBC Common Stock immediately prior to the Effective Time, (iii) that 4,960,000 Merger Consideration Shares are issued as consideration to equity holders of TBC; (iv) that there are 27,575,500 shares of New TBC Common Stock outstanding following the consummation of the Business Combination. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 29.2%, 0%, 50.8% and 20.0%, respectively. If the maximum number of Public Shares are redeemed, without taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages will be approximately 29.2%, 0%, 50.8%, and 20.0%, respectively. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 71.1%, 47.5%, 44.0% and 17.3%, respectively.

Consideration

Pursuant to the Merger Agreement, the aggregate consideration payable to securityholders of TBC at the Effective Time consists of the number of Merger Consideration Shares equal to (a) (i) $49,600,000, minus (ii) the aggregate outstanding balance of the Existing TBC Convertible Notes that are not converted into Existing TBC Common Stock immediately prior to the Effective Time, divided by (b) $10.00.

Pursuant to the Hotel Purchase Agreement, the Purchase Price is $65,000,000, payable in the form of (x) $45,500,000 in cash and (y) 1,950,000 Hotel Purchase Consideration Shares.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the

Merger Agreement. In addition, the representations and warranties of Alpine and Merger Sub, on the one hand, and TBC and its subsidiaries, on the other hand, have been qualified by information contained in underlying disclosure schedules that modify, qualify and create exceptions to the representations and warranties in the Merger Agreement.

General Description

Alpine has entered into the Merger Agreement with Merger Sub and TBC, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Alpine will acquire TBC via a merger of Merger Sub with and into TBC. After giving effect to the Merger, TBC will continue as a wholly-owned subsidiary of Alpine and the stockholders of TBC will become stockholders of Alpine.

Pursuant to the Merger Agreement, the aggregate consideration payable to securityholders of TBC at the Effective Time consists of the number of Merger Consideration Shares equal to (a) (i) $49,600,000, minus (ii) the aggregate outstanding balance of the Existing TBC Convertible Notes that are not converted into Existing TBC Common Stock immediately prior to the Effective Time, divided by (b) $10.00.

Immediately after the Effective Time, without taking into effect shares of New TBC Common Stock which may be issued upon the exercise of outstanding warrants of Alpine and shares that may be issued under the proposed Long-Term Incentive Equity Plan, the current stockholders of Alpine (excluding Alpine Acquisition Sponsor LLC, Alpine’s sponsor (the “Sponsor”), and Alpine’s officers, directors and advisors which will hold 10.3% of the issued and outstanding New TBC Common Stock) will hold approximately 64.6% of the issued and outstanding New TBC Common Stock, TBC’s stockholders prior to the Merger will hold approximately 18.0% of the issued and outstanding New TBC Common Stock, and the Hotel Sellers will hold approximately 7.1% of the issued and outstanding New TBC Common Stock, which pro forma ownership assumes (i) no holders of Alpine common stock issued in Alpine’s initial public offering (“Public Shares”) exercise their redemption rights and that an aggregate of 7,115,500 shares of New TBC Common Stock are issued as a bonus dividend to such holders of Public Shares for not exercising such redemption rights; (ii) all Existing TBC Convertible Notes are converted into Existing TBC Common Stock immediately prior to the Effective Time, (iii) that 4,960,000 Merger Consideration Shares are issued as consideration to equity holders of TBC; (iv) that there are 27,575,500 shares of New TBC Common Stock outstanding following the consummation of the Business Combination. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 29.2%, 0%, 50.8% and 20.0%, respectively. If the maximum number of Public Shares are redeemed, without taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages will be approximately 29.2%, 0%, 50.8%, and 20.0%, respectively. After taking into account the shares of New TBC Common Stock that may be issued upon exercise of outstanding warrants and shares that may be issued under the proposed Long-Term Incentive Equity Plan, such percentages would be approximately 71.1%, 47.5%, 44.0% and 17.3%, respectively.

Conditions to Closing

The respective obligations of each party to effect the Merger are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all parties:

•        No Governmental Authority shall have entered a decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by the Merger Agreement.

•        Alpine shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Account in accordance with Alpine’s organizational documents.

•        All required waiting periods under the HSR Act, if any, shall have expired or been terminated, and all other consents, approvals and authorizations from governmental authorities legally required to be made or obtained to consummate the Merger shall have been made or obtained.

•        The SEC shall have declared the Registration Statement on Form S-4 prepared and filed in connection with the Business Combination (the “Registration Statement”), of which this proxy statement/prospectus forms a part, effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

•        At the Special Meeting (including any adjournments thereof), the matters required to be approved by Alpine’s stockholders shall have been duly approved and adopted by the requisite vote under the DGCL, Alpine’s organizational documents, and Nasdaq rules and regulations.

The obligations of Alpine to consummate and effect the Business Combination shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Alpine:

•        The representations and warranties of TBC shall be true and correct, subject to certain bring-down standards.

•        TBC shall in all material respects have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date.

•        Alpine shall have received a customary closing certificate from TBC executed by its secretary or equivalent officer.

•        There being no legal actions reasonably likely to prevent the Merger, cause the Merger to be rescinded, or materially and adversely affect Alpine’s or New TBC’s right to own, operate or control any of the assets, intellectual property rights, operations, or business of TBC or New TBC following the Merger.

•        No material adverse effect with respect to TBC shall have occurred since the date of the Merger Agreement.

•        TBC shall have obtained each of the consents, waivers, and approvals necessary to effect the Merger.

•        All outstanding indebtedness owed to TBC or its subsidiaries by affiliates or officers, directors, or employees thereof or by any other Person designated by TBC who will become an officer, director, or employee of New TBC upon the Closing shall have been repaid in full; (ii) all outstanding guaranties and similar arrangements pursuant to which TBC or any of its subsidiaries has guaranteed the payment or performance of any obligations of any such affiliate or officer, director, or employee, or other Person to a third party shall have been terminated; and (iii) no affiliate of TBC shall own any direct equity interests in any company that utilizes in its name or otherwise “Two Bit Circus” or any derivative thereof.

•        All the conditions to closing of the Hotel Purchase shall have been satisfied or waived, and the parties to the Hotel Purchase Agreement shall be ready, willing and able to close the Hotel Purchase.

•        Alpine shall have entered into employment agreements with each of the persons at TBC who will become executive officers of New TBC upon the Closing.

•        The Lock-Up Agreement, Support Agreements, and Escrow Agreement shall have been executed and delivered to Alpine.

•        At Closing, TBC shall deliver to Alpine a properly executed certification dated as of the date of the Closing that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of TBC are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Alpine to deliver such certification to the IRS on behalf of TBC after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

•        The balance of the TBC Convertible Notes that remains outstanding and not converted immediately prior to the Closing (the “Outstanding TBC Convertible Notes”) is less than $6,000,000 in aggregate and, at Closing, TBC shall cause to be delivered to Alpine a properly executed payoff letter agreement from each holder of Outstanding TBC Convertible Notes, pursuant to which such holder agrees (i) not to convert such Outstanding TBC Convertible Notes at any time from and after Closing and (ii) sets forth the pay-off amount required to repay such Outstanding TBC Convertible Notes in full as of the Closing or within five Business Days thereafter.

•        Alpine shall have received evidence of a payoff or release letter from Silicon Valley Bank and the termination of all UCC financing statements filed by Silicon Valley Bank with respect to TBC or its subsidiaries.

•        If requested by Alpine in its sole discretion, Alpine shall have received evidence that prior to Closing, TBC has undertaken a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

•        Alpine shall have received evidence of the dissolution of Two Bit Circus PHX, LLC, Two Bit Circus DEN, LLC and Two Bit Circus PIT, LLC, and, in the event that any of the foregoing subsidiaries are not wholly owned by TBC, then Alpine shall have received evidence that all of the assets of such subsidiary (or subsidiaries) have been transferred to TBC, free and clear of all liens.

•        Alpine shall have received (i) evidence that TBC holds all voting control of and all economic benefits with respect to any net income in Two Bit Circus DAL, LLC, Two Bit Circus DTLA, LLC and Two Bit Circus Cayman Inc. (the “Shared Ownership Subsidiaries”); and (ii) option agreements, in the form and substance acceptable to Alpine, executed by all holders (other than the Company) of equity interests in the Shared Ownership Subsidiaries, which shall provide, among other things, the grant of an option to TBC to purchase all outstanding ownership in the Shared Ownership Subsidiaries for an aggregate purchase price of $1.00.

•        Alpine shall have received evidence that no greater than 5.0% of the outstanding Existing TBC Common Stock shall constitute Dissenting Shares.

The obligations of TBC to consummate and effect the Business Combination shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by TBC:

•        The representations and warranties of Alpine shall be true and correct, subject to certain bring-down standards.

•        Alpine shall in all material respects have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date.

•        TBC shall have received a customary closing certificate from Alpine executed by its secretary or equivalent officer.

•        There being no legal actions reasonably likely to prevent the Merger, cause the Merger to be rescinded, or materially and adversely affect Alpine’s or New TBC’s right to own, operate or control any of the assets, intellectual property rights, operations, or business of Alpine or New TBC following the Closing.

•        No material adverse effect with respect to Alpine shall have occurred since the date of the Merger Agreement.

•        Effective upon the Closing, the members of the board of directors of New TBC and the executive officers of New TBC shall consist of the individuals agreed by Alpine and TBC pursuant to the Merger Agreement.

•        Alpine shall have executed and delivered the Registration Rights Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Alpine and Merger Sub, on the one hand, and TBC and its subsidiaries, on the other hand, relating to their respective businesses and, in the case of Alpine, its public filings. The representations and warranties described below and included in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and as of specific dates, may be subject to a contractual standard of materiality different from what you might view as material, and may be subject to limitations agreed upon by the parties to the Merger Agreement. In addition, the representations and warranties of Alpine and Merger Sub, on the one hand, and TBC and its subsidiaries, on the other hand, have been qualified by information set forth in the Schedules provided in connection with the Merger Agreement; the information contained in the Schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement.

TBC has made representations and warranties about itself and its subsidiaries to Alpine and Merger Sub regarding the following:

•        Organization and Qualification

•        Subsidiaries

•        Power and Authorization

•        Authorization of Governmental Authorities

•        Non-contravention

•        Compliance

•        Capitalization

•        Financial Matters

•        Absence of Certain Developments

•        Real Property

•        Personal Property

•        Condition and Sufficiency of Assets

•        Intellectual Property

•        IT Systems and Data Privacy

•        Permits

•        Tax Matters

•        Employee Benefit Plans

•        Labor Matters

•        Environmental Matters

•        Contracts

•        Customers and Suppliers

•        Affiliate Transactions

•        Litigation

•        Insurance

•        Brokers

•        Restrictions on Business Activities

•        Anti-Corruption Matters

•        Board Approval

•        Exclusivity of Representations

Alpine and Merger Sub have made representations and warranties about themselves to TBC regarding the following:

•        Organization and Qualification

•        Subsidiaries

•        Power and Authorization

•        Authorization of Governmental Authorities

•        Non-contravention

•        No Operating History

•        Compliance

•        Capitalization

•        Alpine’s SEC Reports and Financial Statements

•        Absence of Certain Developments

•        Trust Account

•        Real Property; Personal Property

•        Intellectual Property

•        Tax Matters

•        Employees; Employee Benefit Plans

•        Contracts

•        Affiliate Transactions

•        Litigation

•        Listing of Alpine’s Securities on Nasdaq

•        Brokers

•        Certain Provided Information

•        Board Approval

•        Exclusivity of Representations

Exclusivity

From the date of the Merger Agreement until the closing, or the earlier termination of the Merger Agreement in accordance with its terms, TBC will not (and will not cause or permit any subsidiary or its or their affiliates or representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any person relating to, or enter into or consummate any transaction relating to, (i) any merger, sale of TBC’s equity interests or a material portion of TBC’s or its subsidiaries’ assets, or a similar change in control transaction with respect to TBC or any subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit TBC’s ability to consummate the Business Combination contemplated by the Merger Agreement (the transactions in subsections (i) and (ii), collectively “Competing TBC Transaction”). In addition, TBC will, and will cause each of its subsidiaries and its and their respective representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing TBC Transaction.

From the date of the Merger Agreement until the closing, or the earlier termination of the Merger Agreement in accordance with its terms, Alpine and Merger Sub will not (and will not cause or permit its affiliates or representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Alpine or Merger Sub or a material portion of Alpine’s assets, or a similar change in control transaction with respect to Alpine or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Alpine’s ability to consummate the Business Combination contemplated by the Merger Agreement (the transactions in subsections (i) and (ii), collectively “Competing Alpine Transaction”). In addition, Alpine will, and will cause Merger Sub and each of its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Competing Alpine Transaction.

Conduct of Business Pending the Business Combination

Until the earlier of the termination of the Merger Agreement and the closing of the Business Combination, Alpine and Merger Sub, on the one hand, and TBC and its subsidiaries, on the other hand, have each agreed to carry on its business in the ordinary course consistent with past practice, except as otherwise required by law or required or permitted by the Merger Agreement or consented to in writing by Alpine (in the case of TBC and its subsidiaries) or TBC (in the case of Alpine and Merger Sub).

In particular, each of TBC, Alpine and Merger Sub has agreed not to:

•        Amend its organizational documents;

•        Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Alpine or TBC;

•        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

•        Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;

•        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

•        Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or in connection with an acquisition permitted by the Merger Agreement;

•        Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•        Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business that are not material, individually or in the aggregate, to the business of such party;

•        Close any facility or discontinue any material line of business or any material business operations;

•        Make capital expenditures that in any instance exceed by more than 10% the previously budgeted amount;

•        Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•        Establish or increase any benefits under any employee benefit plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant, other than normal annual increases not exceeding 5%, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any employee benefit plan;

•        Enter into any employment contract or collective bargaining agreement;

•        Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee benefit plan or authorize cash payments in exchange for any options granted under any employee benefit plan;

•        Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which TBC or any of its subsidiaries is a party or of which TBC or any of its subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Alpine is a party or a beneficiary, as applicable;

•        Modify in any material respect or terminate any of certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•        Incur or enter into any contractual obligation requiring such Party to pay in excess of $100,000 in any 12-month period;

•        Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future intellectual property rights or material assets;

•        Transfer or provide a copy of any TBC source code to any Person other than current employees, contractors, and consultants of such Party or one of its Subsidiaries under current and enforceable confidentiality agreements;

•        Terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering such party or its subsidiaries or any of their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, such party or its subsidiary enters into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

•        Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

•        Except as required by law or U.S. GAAP (including in response to any SEC SPAC accounting changes), revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

•        Make, revoke, amend, or rescind any tax elections or tax compromise with any governmental authority, execute any waiver of restrictions on assessment or collection of any tax, or change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice, fail to pay any tax when due (including any estimated tax payments), claim any tax credits or defer any tax payments under any COVID-19-response law, or enter into any tax sharing, tax allocation, tax receivable or tax indemnity agreement;

•        Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•        Engage any investment banker, financial advisor, broker, or finder or enter into any agreement with any Person which will result in the obligation of TBC or Alpine to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger; or

•        Agree in writing or otherwise agree or commit to take any of the prohibited actions described above.

Additional Covenants of the Parties

The Merger Agreement also contains customary mutual covenants relating to the preparation of this proxy statement/prospectus, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Merger Agreement, notification in certain events and the retention of various books and records.

Survival of Representations and Warranties for One Year

Except as otherwise contemplated by the Merger Agreement, or in the case of claims against a person in respect of such person’s actual fraud, the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing for a period of one year (the “Survival Period”) and each of the foregoing shall terminate and expire at the conclusion of the Survival Period, except for those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

Indemnification

The TBC securityholders have agreed that 10% of the Merger Consideration Shares shall be placed in escrow during the Survival Period to secure the indemnification obligations of the TBC securityholders set forth in the Merger Agreement, which include indemnification obligations for expenses incurred by Alpine arising from (i) the inaccuracy or breach of any representation or warranty of TBC contained in the Merger Agreement or any certificate delivered by TBC to Alpine pursuant to the Merger Agreement in connection with the Closing; (ii) the non-fulfillment or breach of any covenant or agreement of TBC contained in the Merger Agreement; and (iii) any third-party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of TBC or any of its subsidiaries conducted, existing or arising on or prior to the Closing Date.

Alpine has agreed to issue up to the same number of shares of New TBC Common Stock to indemnify the TBC securityholders as set forth in the Merger Agreement, which include indemnification obligations for expenses incurred by TBC arising from (i) the inaccuracy or breach of any representation or warranty of Alpine contained in the Merger Agreement or any certificate delivered by Alpine to TBC pursuant to the Merger Agreement in connection with the Closing; and (ii) the non-fulfillment or breach of any covenant or agreement of Alpine contained in the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

•        by mutual written consent of Alpine and TBC;

•        by either Alpine or TBC if the Closing has not occurred on or before 5:00 p.m. ET on March 2, 2023 (the “Termination Date”); provided that such right to terminate the Merger Agreement shall not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•        by either Alpine or TBC if a governmental authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable;

•        by either Alpine or TBC if the Special Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Alpine Stockholders have duly voted, and any of the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal are not approved or adopted by the Alpine Stockholders by the requisite vote under the DGCL and the Existing Charter and Existing Bylaws;

•        by either Alpine or TBC, if Alpine shall not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Account in accordance with Alpine’s organizational documents;

•        by TBC if (i) any of the representations and warranties of Alpine or Merger Sub contained in the Merger Agreement shall fail to be true and correct such that certain of the conditions set forth therein would not be satisfied or (ii) Alpine or Merger Sub will have breached or failed to comply with any of its obligations under the Merger Agreement such that certain of the conditions set forth therein would not be satisfied; provided, that if such breach is curable by Alpine or Merger Sub prior to the Closing Date, then TBC may not terminate the Merger Agreement for a period of thirty (30) days after delivery of written notice from TBC to Alpine of such breach, provided, further, that such right to terminate the Merger Agreement will not be available if TBC is in breach in any material respect of its obligations thereunder; or

•        by Alpine if (i) any of the representations and warranties of TBC contained in the Merger Agreement shall fail to be true and correct such that certain of the conditions set forth therein would not be satisfied or (ii) TBC will have breached or failed to comply with any of its obligations under the Merger Agreement such that certain of the conditions set forth therein would not be satisfied; provided, that if such breach is curable by TBC prior to the Closing Date, then Alpine may not terminate the Merger Agreement for a period of thirty (30) days after delivery of written notice from Alpine to TBC of such breach, provided, further, that such right to terminate the Merger Agreement will not be available if Alpine is in breach in any material respect of its obligations thereunder.

Amendments

The Merger Agreement may be amended by the parties to the Merger Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

Related Agreements

This following describes the material provisions of certain additional agreements that were entered into concurrently with the execution of the Merger Agreement and certain additional agreements that will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Related Agreements,”

but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Support Agreements, Lock-Up Agreements, A&R Registration Rights Agreement, Escrow Agreement, and form of Employment Agreement, filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

1.      Support Agreements:    On the date of the Merger Agreement, certain holders of Existing TBC Common Stock and Existing TBC Preferred Stock, representing the vote of __% of the outstanding Existing TBC Common Stock and Existing TBC Preferred Stock on both individual and combined as-converted to Existing TBC Common Stock basis, entered into support agreements with Alpine and TBC (the “Support Agreements”) in which such members (the “Supporting Holders”) agreed to: (i) vote to approve TBC’s entry into the Merger Agreement, (ii) vote in favor of any proposal to adjourn a meeting at which there is a proposal for stockholders of TBC to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the proposal, (iii) vote against any proposal for any amendment or modification of TBC’s certificate of incorporation or bylaws that would change the voting rights or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement, and (iv) vote against any TBC Competing Transaction or against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or materially and adversely affect the Merger or any of the transactions contemplated by the Merger Agreement, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Supporting Holder contained in the Support Agreement.

2.      Lock-Up Agreements:    On the date of the Merger Agreement, certain holders of Existing TBC Common Stock and Existing TBC Preferred Stock entered into lock-up agreements with Alpine and TBC (the “Lock-Up Agreements”), providing that each such holder will not transfer its Merger Consideration Shares during the period commencing on the Closing and continuing until six months thereafter, subject to certain customary transfer exceptions. Following the consummation of the Business Combination, it is expected that these holders will own approximately ___% of the fully diluted equity of New TBC, assuming (i) No Redemptions by holders of Public Shares in connection with the Business Combination, and (ii) none of the issued and outstanding Warrants are exercised.

3.      A&R Registration Rights Agreement:    Immediately prior to the consummation of the Business Combination, the Alpine Insiders, Maxim Group LLC and certain holders of Existing TBC Common Stock and Existing TBC Preferred Stock will amend and restate the existing Registration Rights Agreement, by and between Alpine, the Alpine Insiders and Maxim Group LLC, dated August 30, 2021 (“A&R Registration Rights Agreement”), whereby New TBC will register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, lock-up, or escrow provisions which may apply, the shares of New TBC Common Stock held by the Alpine Insiders, Maxim Group LLC and the holders of Existing TBC Common Stock and Existing TBC Preferred Stock.

4.      Escrow Agreement:    At or prior to the Closing, Alpine, the representative of the holders of TBC Common Stock (the “TBC Representative”), and Continental Stock Transfer & Trust Company (or such other person as may be agreed by Alpine and TBC) as escrow agent (“Escrow Agent”) shall enter into an escrow agreement, pursuant to which, in order to secure the amounts (if any) owed to Alpine under the Merger Agreement, at the Closing, an aggregate of 10% of the aggregate shares of Alpine Common Stock otherwise issuable as Merger Consideration Shares (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), allocated pro rata among the holders of TBC stock in separate accounts, and, as necessary from time to time after the Closing, an aggregate of 10% of the aggregate shares of Alpine Common Stock otherwise issuable as Merger Consideration Shares in respect of any Dissenting Shares as to which the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, shall be deposited in the Escrow Account, together with any dividends or other distributions declared or made after the date the Merger Agreement was executed with respect to Alpine Common Stock with a record date after the Effective Time, allocated to the holder of such Dissenting Shares in a separate account. The Escrow Agreement will provide that, upon the first anniversary of the Closing, the Escrow Agent will release the Escrow Shares in each separate account, less that portion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the applicable holder of TBC stock. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution will be delivered to the holders of TBC stock from their separate accounts promptly upon such resolution.

6.      Employment Agreements:    Pursuant to the Merger Agreement, Alpine shall enter into employment agreements (the “Employment Agreements”) with certain executive officers of TBC prior to consummation of the Business Combination, the terms of which will become effective upon the completion of the Business Combination. For a description of these Employment Agreements, please refer to the section entitled “The Director Election Proposal.”

The Hotel Purchase Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Hotel Purchase Agreement but does not purport to describe all of the terms of the Hotel Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Hotel Purchase Agreement, which is attached as Annex B hereto. You are urged to read the Hotel Purchase Agreement in its entirety.

The Hotel Purchase Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Hotel Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Hotel Purchase Agreement. In addition, the representations and warranties of Alpine, on the one hand, and the Hotel Sellers, on the other hand, have been qualified by information contained in underlying disclosure schedules that modify, qualify and create exceptions to the representations and warranties in the Merger Agreement

General Description

Alpine has entered into the Hotel Purchase Agreement with the Hotel Sellers, pursuant to which, among other things, Alpine will purchase the Hotels on and subject to the terms and conditions contained in the Hotel Purchase Agreement. Pursuant to the Hotel Purchase Agreement, Alpine will purchase the Hotels for $65,000,000, payable in the form of (x) a $45,500,000 Cash Payment and (y) the issuance of 1,950,000 Hotel Purchase Consideration Shares (equal to $19,500,000 divided by $10.00).

Conditions to Closing

The respective obligations of each party to effect the Hotel Purchase are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all parties:

•        No injunction or other order or ruling shall have been issued by a court or any other governmental authority that would prevent the completion of the Hotel Purchase, and no litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from a court or other governmental authority to prevent the completion of the Hotel Purchase.

•        No applicable law shall have been enacted that would prevent the completion of the Hotel Purchase.

•        Alpine shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Account in accordance with Alpine’s organizational documents.

•        The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

•        Alpine shall have obtained the approval of its stockholders to close the Business Combination.

•        Hotel Sellers shall have obtained a release from the existing mortgage liens to sell the Denver Hotel.

The obligations of Alpine to consummate and effect the Business Combination shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Alpine:

•        Hotel Sellers shall have delivered closing deliverables contemplated by the Hotel Purchase Agreement to Alpine or deposited same with an escrow agent with written direction to disburse to Alpine.

•        All representations and warranties of Hotel Sellers in the Hotel Purchase Agreement (in each case, without giving effect to any new disclosures or materiality qualifiers therein) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty is expressly made), subject to certain exceptions.

•        The obligations of Hotel Sellers in the Hotel Purchase Agreement shall have been performed in all material respects.

•        No material adverse effect with respect to the Hotels shall have occurred since the date of the Hotel Purchase Agreement.

•        A certain title insurance company shall have committed to issue certain title insurance policies, subject to the payment by Alpine of any fees and expenses with respect thereto.

•        Hotel Sellers shall have obtained the consents required to complete the Hotel Purchase and operation of the Hotels by New TBC.

The obligations of Hotel Sellers to consummate and effect the Business Combination shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Hotel Sellers:

•        Alpine shall have delivered the Purchase Price and other closing deliverables contemplated by the Hotel Purchase Agreement to the Hotel Sellers or deposited same with an escrow agent with written direction to disburse to Hotel Sellers.

•        All representations and warranties of Alpine in the Hotel Purchase Agreement (in each case, without giving effect to any new disclosures or materiality qualifiers therein) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty is expressly made), subject to certain exceptions.

•        The obligations of Alpine in the Hotel Purchase Agreement shall have been performed in all material respects.

•        No material adverse effect with respect to Alpine shall have occurred since the date of the Hotel Purchase Agreement.

•        Alpine shall have delivered to Hotel Sellers a certain liquor management insurance certificate.

•        The Hotel Purchase Consideration Shares shall be approved for listing on Nasdaq.

Representations and Warranties

The Hotel Purchase Agreement contains customary representations and warranties of Alpine on the one hand and the Hotel Purchasers on the other hand, relating to their respective businesses and, in the case of Alpine, its public filings. The representations and warranties described below and included in the Hotel Purchase Agreement were made solely for the benefit of the parties to the Hotel Purchase Agreement and as of specific dates, may be subject to a contractual standard of materiality different from what you might view as material, and may be subject to limitations agreed upon by the parties to the Hotel Purchase Agreement. In addition, the representations and warranties of Alpine on the one hand and the Hotel Sellers on the other hand have been qualified by information set forth in the Schedules provided in connection with the Hotel Purchase Agreement; the information contained in the Schedules modifies, qualifies and creates exceptions to the representations and warranties in the Hotel Purchase Agreement.

Hotel Sellers have made representations and warranties about themselves and their subsidiaries to Alpine regarding the following:

•        Organization and Power

•        Authority and Binding Obligation

•        Consents and Approvals; No Conflicts

•        Title to Personal Property

•        Condemnation

•        Options

•        Financial Statements

•        Compliance with Applicable Law

•        Zoning

•        Environmental Matters

•        Employment Matters

•        Litigation

•        Union Contracts

•        Taxes

•        Permits

•        Property Leases

•        Outlet Leases

•        Management and Franchise Agreements

•        Contracts

•        OFAC

•        Brokers

•        Foreign Person

Alpine has made representations and warranties about themselves to Hotel Sellers regarding the following:

•        Organization and Power

•        Authority and Binding Obligation

•        Consents and Approvals; No Conflicts

•        Capitalization

•        Trust Account

•        Alpine’s SEC Reports

•        No Undisclosed Liabilities

•        Internal Controls

•        Alpine’s Nasdaq Listing

•        Status as a Non-Investment Company

•        Business Activities

•        Related Person Transactions

•        Brokers

•        No Violation of Sanctions Laws

Exclusivity

From the date of the Hotel Purchase Agreement until the Closing, or the earlier termination of the Hotel Purchase Agreement, Alpine will not, and will ensure that none of its affiliates or related entities, and none of the shareholders, trustees, partners, members, directors, officers, managers, employees, agents, representatives or other Persons acting for or on behalf of Alpine or any of its affiliates or related entities, solicit, pursue, negotiate, discuss, work or consult with, or enter into any agreement with, any other person or entity regarding any (i) purchase, lease or other acquisition of any hotel or other similar property for use in Alpine’s business, or (ii) purchase or other acquisition of any direct or indirect ownership interest in, any entity that holds any hotel or other similar property for use in Alpine’s business.

Conduct of Business Pending the Business Combination

Until the earlier of the termination of the Hotel Purchase Agreement and the Closing of the Business Combination, Alpine, on the one hand, and Hotel Sellers, on the other hand, have each agreed to carry on business in the ordinary course consistent with past practice, except as otherwise required by law or required or permitted by the Hotel Purchase Agreement or consented to in writing by Alpine (in the case of the Hotel Sellers and) or the Hotel Sellers (in the case of Alpine).

Hotel Sellers:

•        shall not transfer or otherwise dispose of any of the Property or any part thereof or interest therein and shall not create or suffer the imposition of any further liens or encumbrances or restrictions on the Property or any interest therein;

•        shall maintain all existing policies of insurance on the Property; and

•        shall not enter into any new material contracts or modify, extend, replace or renew any material contracts without the prior written consent of Alpine unless the same may be terminated by the owner of the Property upon 30 days notice without the payment of any termination fee or penalty.

Alpine:

•        shall not amend their organizational documents;

•        shall not purchase, redeem or otherwise acquire, directly or indirectly, any equity interest of Alpine;

•        shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity interest of Alpine, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interest of Alpine;

•        shall not issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any equity interest of Alpine or any securities convertible into or exchangeable for any equity interest of Alpine, or subscriptions, rights, warrants or options to acquire any equity interest of Alpine, or any securities convertible into or exchangeable for any equity interest of Alpine, or enter into other agreements or commitments of any character obligating it to issue any such equity interest of Alpine; and

•        shall not enter into any transactions with a related party; and

•        shall not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing.

Additional Covenants of the Parties

The Hotel Agreement also contains customary mutual covenants relating to the preparation of this proxy statement/prospectus, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Hotel Purchase Agreement, notification in certain events and the retention of various books and records.

Survival of Representations and Warranties for One Year; Indemnification

Except as otherwise contemplated by the Hotel Purchase Agreement, or in the case of claims against a person in respect of such person’s actual fraud, the representations, warranties, covenants, obligations or other agreements in the Hotel Purchase Agreement or in any certificate, statement or instrument delivered pursuant to the Hotel Purchase Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing for a period of one year and each of the foregoing shall terminate and expire one year from the Closing Date, except for those covenants and agreements contained in the Hotel Purchase Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing. The Hotel Sellers have agreed to certain indemnification obligations for any breaches of their representations, warranties and covenants as set forth in the Hotel Purchase Agreement.

Termination

Notwithstanding anything to the contrary in the Hotel Purchase Agreement, if (i) (A) Alpine has not provided to Hotel Seller a signed and binding commitment for financing with a certain lender (“Potential Lender”) in an amount sufficient to pay the cash portion of the Purchase Price, or Alpine has not made the deposit with Potential Lender as required under such commitment, or (B) Alpine has not provided to Seller a signed and binding commitment for other equity and/or financing in an amount sufficient to pay the cash portion of the Purchase Price, provided that Hotel Seller, in its sole discretion, has approved the investor and the terms of the commitment, and the condition in either (A) or (B) has not occurred at or before 5:00 p.m. Eastern Time on March 2, 2023, or (ii) the Closing has not occurred at or before 5:00 p.m. Eastern Time on March 2, 2023, then Alpine or Hotel Sellers may elect to terminate the Hotel Purchase Agreement; provided, that a Party may not elect exercise such right of termination if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before March 2, 2023 and such action or failure to act constitutes a breach of the Hotel Purchase Agreement.

Amendments

The Hotel Purchase Agreement may be amended by the parties to the Hotel Purchase Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Hotel Purchase Agreement.

Shareholder and Registration Rights Agreement

At or prior to the Closing, Alpine and the Hotel Sellers shall enter into the Shareholder and Registration Rights Agreement, pursuant to which, among other things, Hotel Sellers shall have the right to appoint one person to be a director on the New TBC Board for so long as Hotel Sellers or their affiliates retain in the aggregate at least one-half of the Hotel Purchase Consideration Shares. The Shareholder and Registration Rights Agreement also provides the Hotel Sellers with certain rights to have the Hotel Purchase Consideration Shares registered for resale under the Securities Act. The foregoing is qualified in its entirety by reference to the complete text of the Shareholder and Registration Rights Agreement. Stockholders and other interested parties are urged to read such Related Agreement in its entirety prior to voting on the proposals presented at the Special Meeting.

Background of the Business Combination

Alpine is a blank check company incorporated on February 8, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. As described in Alpine’s prospectus for its IPO, Alpine intended to combine with TBC concurrently with consummating its initial business combination with one or more businesses or entities. Accordingly, while Alpine could have pursued an initial business combination target in any industry or geographic location, Alpine has focused on potential acquisition targets in the United States with holdings that include primarily hotels to combine with TBC.

The proposed Business Combination, including the Hotel Purchase, is the result of an extensive search for a potential merger utilizing the networking, investing and transactional experience of Alpine’s management team and board of directors dating to October 2020 when Elan Blutinger and Kim Schaefer began discussions around the development of drive-to family destination resorts centered around interactive entertainment, filled with unexpected social experiences that would bring families together in a new experiential format. Mr. Blutinger had previously led the creation and IPOs of several travel and leisure companies, including Great Wolf Resorts (NASDAQ: WOLF), and Ms. Schaefer served as its Chief Executive Officer from 2009 until its sale to Centerbridge in 2015. At the time the discussions between Mr. Blutinger and Ms. Schaefer began, Ms. Schaefer was the Chief Executive Officer of Two Bit Circus. Ms. Schaefer believed it would be attractive to investors to integrate the intellectual property and business concepts of Two Bit Circus into hotels that could be acquired. Alex Lombardo, who was known to Mr. Blutinger and Schaefer as a result of him having served at Great Wolf in multiple financial leadership roles including head of Capital Markets, Development, and Investor Relations, joined the discussions and agreed to serve as Chief Financial Officer of the new venture if it proceeded. In November 2020, Alpine’s Sponsor was created to explore the commercialization and capitalization of this concept. After discussions with industry professionals, prospective management with experience in family destination resorts including Great Wolf, and investors, Mr. Blutinger, Ms. Schaefer and Mr. Lombardo decided to move forward which led to the subsequent formation of Alpine in 2021.

The terms of the Merger Agreement and Hotel Purchase Agreement are the result of extensive arm’s-length negotiations between representatives of Alpine and TBC and Alpine and the Hotel Sellers, respectively. Because Alpine’s Chief Executive Officer, Kimberly Schaefer, is also Chief Executive Officer of TBC, Alpine undertook certain measures to protect itself and its shareholders from any potential of conflict of interest. Such measures included, without limitation, the formation of the Special Committee through which all discussion and negotiation between Alpine and TBC was facilitated, which Special Committee did not include Ms. Schaefer, Ms. Schaefer abstaining from voting as a director on the Alpine Board on matters with respect to TBC, including the Merger and the Merger Agreement and Alpine obtaining a fairness opinion with respect to the consideration to be paid in the Merger, as described further below.

Alpine has limited the application of the “corporate opportunity” doctrine in its Existing Charter. The corporate opportunity doctrine generally provides that, as a part of his or her duty of loyalty to the corporation and its stockholders, a director may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director will be brought into conflict with the director’s duties to the corporation. Section 122(17) of the DGCL expressly permits a Delaware corporation to renounce in its certificate of incorporation any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or its officers, directors or stockholders. Accordingly, the Existing Charter provides that the corporate opportunity doctrine shall not apply with respect to Alpine or any of its officers or directors. Alpine does not believe that the limitation of the application of the corporate opportunity doctrine in its Existing Charter had any impact on its search for a potential business combination.

On September 2, 2021, Alpine consummated its IPO of 10,700,000 Units, each Unit consisting of one share of Common Stock and one-half of one Public Warrant. The Units were sold at an offering price of $10.00 each, generating gross proceeds of $107,000,000. Simultaneously with the consummation of the IPO, Alpine consummated a private placement with the Sponsor pursuant to which Alpine issued 5,152,500 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating total proceeds of $5,152,500. A total of $109,140,000 from the net proceeds of the IPO and the private placement (or $10.20 per Public Share) was placed into a segregated Trust Account of Alpine maintained by Continental Stock Transfer and Trust Company.

Following the IPO, Alpine engaged on a two-pronged effort to (1) locate a target business that could develop the entertainment attractions Alpine was seeking to acquire from TBC and (2) locate ideal hotel properties to acquire for future renovation and to eventually showcase the new Reveler’s Resort brand.

Pursuing the first prong, Alpine engaged Hodges Ward Elliott LLC, real estate consultant affiliated with William M. Hodges, one of Alpine’s special advisors (“HWE”), to advise Alpine in identifying full-service conference center hotels available for acquisition in the top ten markets in North America. Key physical characteristics of the hotels that Alpine was seeking to acquire to effectuate this goal included:

•        Meetings or conference space — a minimum of 30,000 square feet of traditional hotel conference space with sufficient ceiling heights to accommodate the planned indoor entertainment attractions;

•        250 to 500 rooms available;

•        Large expansive lobby areas to accommodate the planned lobby shows;

•        Sufficient parking for 250 – 500 vehicles, depending on the number of rooms available;

•        Geographic locations that were easy to access from the larger demand market area and within a convenient 1-2 hour drive of the target market demographic; and

•        Full service restaurant with kitchen and banquet facilities.

Alpine and HWE focused on identifying hotel ownership groups that owned multiple hotel properties that fit these requirements. As a result, several hotel ownership groups were identified and contacted to determine what hotel properties were available. After additional discussion with different hotel ownership groups and due diligence, Alpine and HWE narrowed the target list to five potential hotel ownership groups each having at least three potential hotels that otherwise fit the necessary criteria that were available for acquisition. Alpine engaged in discussions with each of these hotel ownership groups focusing on four key areas: (1) the availability of the hotels for purchase; (2) the acquisition price required by the ownership group; (3) the physical attributes of the hotel properties that were needed to fit the conversion profile; and (4) the geographic location of the hotels. Most of the ownership groups could satisfy the third focus area but not the remaining areas. As such, Alpine selected the Hotel Sellers as they had the most properties that fit the desired criteria. Alpine considered at least a half dozen of the Hotel Sellers’ properties and selected the Hotels as Alpine believed that they provided the best combination of the aforementioned criteria and were in the most desirable markets to open a “Revelers Resort.” Accordingly, in early November 2021, Alpine began substantive discussions with the Hotel Sellers to determine the terms of a potential acquisition of the Hotels in conjunction with the TBC merger and eventual business combination and began negotiations on a letter of intent. The proposed letter of intent initially centered around four hotels selected from the Hotel Seller’s portfolio of owned hotels. The four hotels included the Hotels ultimately chosen plus two other properties owned by the Hotel Sellers. Alpine proposed a purchase price of $180 million for the four hotels with a condition that the Hotel Sellers take an equity stake in the form of public company shares equivalent to 40% of the acquisition price, or 7.2 million shares. The Hotel Sellers countered with a proposal with a price of $200 million for the four hotels and 20% of the acquisition price in the form of shares in the public company, which the Hotel Sellers argued was already a significant amount of stock for a hotel sale which was ordinarily all cash purchases. Alpine and the Hotel Sellers eventually settled on a price of $200 million with the Hotel Sellers taking a 30% equity stake, or 6 million shares, in the public company. During this time, other terms were also negotiated including exclusivity, term of the LOI, good faith deposit, representations and typical protections from claims made against the trust account.

After the IPO in September 2021, Alpine considered several valuation groups. Alpine eventually selected The McLean Group given their respective expertise in the media and unique location based entertainment arena.

On September 21, 2021, the Special Committee authorized David Goldberg, as chairman of the Special Committee, to negotiate a non-binding letter of intent with TBC as a potential target for merging with Alpine to execute the strategy of developing a brand of drive-to family entertainment resorts that utilize social gaming and play technology that TBC specializes in creating and developing. Mr. Goldberg then had numerous calls with management of TBC to discuss diligence matters.

In early October 2021, Alpine’s Special Committee instructed The McLean Group to complete diligence on TBC and other competitive companies with the goal of determining a valuation range for TBC. During October and November 2021, The McLean Group completed the necessary diligence, which included, but was not limited to: (i) reviewing historical and forecasted financial information; (ii) considering industry, economic, and market conditions; (iii) analyzing value drivers of TBC; and (iv) considering and/or performing certain business valuation methodologies. In mid-November 2021, The McLean Group provided The Special Committee with a recommendation that established a value range of $48 million to $62 million with a mid-point of $55 million. In arriving at its findings, The McLean Group performed two income-based discounted cash flow (DCF) analyses with unique assumptions and discount rates commensurate with the perceived risk of the facts and circumstances implicit within each forecast. The first DCF model assumed the pre-existing Los Angeles and prospective Dallas locations would remain the only two locations into perpetuity, limiting growth potential while also minimizing future corporate overhead costs and reducing the riskiness of the projected cash flows. The second DCF model incorporated a terminal exit multiple to inherently capture upside potential of additional locations in the future, which warranted more corporate overhead expenses and a comparatively higher discount rate due to the uncertainty of the inorganic growth prospects. A market-based approach was also completed based on an analysis of various public company trading multiples and comparable company transactions multiples within the location-based entertainment industry. The McLean Group selected a multiple range of 2.5x to 3.0x (which was less than the median of the implied market multiples as full credit was given to Dallas operations) which was applied to TBC’s forecasted 2023 revenue, as 2023 was considered to represent the first normalized operating period for TBC that is expected to be unimpacted COVID 19 pandemic-related disruptions while also capturing a full twelve months of operations from the new Dallas retail location.

On November 19, 2021, Mr. Goldberg met with representatives of TBC to discuss the valuation of TBC and the price at which Alpine would be willing to acquire it, broadly utilizing much of the rationale provided by McLean Group in its valuation work. On November 29, 2021, after discussion with The Special Committee and broader Alpine board of directors, Alpine submitted a draft letter of intent to TBC containing terms of a potential merger agreement and an all share consideration of 5,250,000 shares of the public company at $10 per share which was in the middle of the valuation range provided by The McLean Group. On December 2, 2021, TBC countered a revised letter of intent with a similar proposal but changed the share consideration to 6,250,000 at $10 per share. During that same day, Mr. Goldberg had a further discussion with TBC management on the revised letter of intent. One key point of discussion and negotiation was around how much “credit” to give TBC in the form of consideration for its Dallas location (“TBC Dallas”), which was not open at the time of negotiations but was planned to open prior to the close of this transaction. Because the progress towards the TBC Dallas facility was significant and the certainty of opening on time was quite high, it was determined that TBC would mostly be given “credit” for the TBC Dallas location.

On December 6, 2021, Mr. Goldberg had a follow-up meeting with TBC management to discuss the proposed letter of intent including the valuation and anticipated cash requirements of New TBC following consummation of the Business Combination. TBC management/shareholders wanted to ensure that, from their perspective, the resulting business would be adequately capitalized to achieve its plans. Ultimately, TBC management and shareholders became comfortable that the terms outlined in the discussions would achieve those goals.

On December 15, 2021, Alpine and TBC executed a non-binding letter of intent for the proposed merger which contained the proposed terms of the Merger. The significant terms of the letter of intent included total consideration of $54 million of which up to $6 million could be payable in cash and the rest in shares of the public company at $10 per share, the right of TBC to appoint two members to the board of directors of the combined company, the agreement for certain executives of TBC to continue in their existing capacities following the Business Combination and an exclusivity provision. The letter of intent also included a condition to the transaction that Alpine have at least $15.0 million of cash on closing after payment of certain expenses and holders of Public Shares exercising redemption rights.

On December 21, 2021, Alpine and the Hotel Sellers executed a non-binding letter of intent for the Hotel Purchase which contained the proposed terms of the Hotel Purchase. The significant terms of the letter of intent included total consideration for four hotels of $140 million in cash and 6,000,000 shares of Alpine’s common stock, the payment of a to-be-negotiated deposit for the hotels, the right of the Hotel Sellers to appoint one member to the board of directors of the combined company and an exclusivity provision. At the same time, Alpine also proceeded to visit the properties and conducted additional due diligence on the hotels.

On January 3, 2022, representatives of Alpine, the Hotel Sellers and Graubard Miller held an introductory telephone call to discuss the proposed Hotel Purchase and drafting responsibilities and other related matters.

On January 25, 2022, the Hotel Sellers delivered to Alpine and its counsel an initial draft of the Hotel Purchase Agreement.

On January 25, 2022, an initial draft of the Merger Agreement was delivered to TBC.

Between January and May 2022, the Special Committee and its legal representatives, DLA Piper LLP (US), engaged in due diligence review of TBC focusing on legal, business and operational issues. Mr. Goldberg also had several meetings with TBC management during this time period to discuss various operational items for TBC including its existing lease obligations. On February 24, 2022, Mr. Goldberg met with TBC Management to address the issue of apparent cost overruns with TBC Dallas. The parties agreed that the cost overruns were currently estimated to be approximately $4,700,000, and that there should be an adjustment of consideration because of such costs. As a show of good faith, Alpine would only seek to adjust consideration by $4,200,000, and that adjustment was agreed to by the parties. The Special Committee’s legal representative and Mr. Goldberg, on behalf of the Special Committee, negotiated the Merger Agreement and Merger Agreement Related Agreements for the Business Combination with TBC’s counsel. Various terms were thereafter negotiated including the length of time the TBC equityholders would be restricted from transferring the shares of New TBC they would receive in the transaction (originally set at twenty-four months but ultimately reduced to six months), the terms of employment of TBC’s management team by New TBC following closing of the Business Combination and the makeup of the New TBC board of directors following the closing of the Business Combination. It was also determined that the consideration payable by Alpine to the TBC equityholders would be all in shares of New TBC Common Stock. Additional items that were negotiated involved the dissolution of various inactive subsidiaries of TBC, maintaining certain ownership interests in TBC’s subsidiaries to comply with local liquor license laws and the terms around the type of financings that would be able to be undertaken by the parties prior to closing. The Special Committee met periodically during such period to discuss the proposed Merger.

On February 21, 2022, Alpine delivered a revised draft of the Hotel Purchase Agreement to Sellers. The main items of negotiations involved, among others, whether Alpine would be required to pay a deposit to the Hotel Sellers in connection with entering into the transaction, who would be responsible for various costs in connection with the transaction, to what extent the Hotel Sellers would be entitled to nominate a member to New TBC’s board of directors following consummation of the Business Combination and the outside date by which the Hotel Purchase would need to occur. These items were generally not thoroughly discussed in the letter of intent that had been executed by the parties. After negotiation, it was determined that no deposit would be required in exchange for Alpine agreeing to expenses in connection with the transaction and to grant the Hotel Sellers the board nomination right set forth in the Shareholder and Registration Rights Agreement.

During the months of January and February 2022, Alpine, along with Maxim Group, its financial advisor, explored the PIPE market to see if sufficient proceeds could be secured to ensure funding of the cash portion needed for the transaction taking into account that redemption of public shares could reduce the cash available to Alpine on closing. Alpine determined during this time frame that the required PIPE size would not be achievable due to changes in market conditions arising from many negative factors impacting the financial markets including global events in Europe, inflationary pressures and negative general market conditions.

On February 25, 2022, the Hotel Sellers and TBC agreed to amend their respective letters of intent to extend the exclusivity period to accommodate more time for financing discussions. The amendment to the letter of intent with the Hotel Sellers also reduced the number of hotels to be acquired from four to two and accordingly reduced the consideration payable for such hotels from $140 million and 6,000,000 shares to $45.5 million and 1,950,000 shares. The other terms of the original letter of intent remained the same. Alpine initially proposed an aggregate purchase price of $60 million for the two hotels. The Hotel Sellers countered with a $75 million aggregate acquisition price. Alpine and the Hotel Sellers eventually agreed to the acquisition price of $45.5 million and 1,950,000 shares. The parties also continued to discuss various other aspects of the transaction including the management of the Hotels, various easements and parking leases related to the Hotels and the existing mortgages on the Hotels.

On February 25, 2022, after considering several potential hotel valuation firms, Alpine engaged RMW at the recommendation of its hotel acquisition advisor, HWE, and given RMW’s experience in the lodging industry and specifically with conference center hotels. RMW completed its diligence during March and April 2022 prior to delivering its final fairness opinion on May 17, 2022.

On March 4, 2022, representatives of Alpine, the Hotel Sellers and Graubard Miller held another telephone call to discuss the revised Hotel Purchase Agreement. At this meeting and others, Alpine and the Hotel Sellers began discussing revised terms to the transaction as a result of the PIPE market changes. The major change in the discussions were to eliminate two hotels from the acquisition portfolio and modify the purchase consideration to only the Hotels to reduce the amount of capital required at closing, as reflected in the February 25, 2022 amendment to the letter of intent.

On March 25, 2022, the Hotel Sellers delivered to Alpine and its counsel a further revised draft of the Hotel purchase Agreement. The main changes from the original draft were stylistic and to harmonize a typical real estate purchase with the requirements of the transaction particular to blank check companies such as Alpine. The parties also remove the requirement for Alpine to pay a deposit for the Hotels.

On March 31, 2022, the Hotel Sellers and TBC agreed to amend their respective letters of intent again to further extend the exclusivity period. Alpine and TBC also agreed to amend their letter of intent to modify the purchase price down by $4,200,000 to $4,980,000 after it was determined that TBC would fall short of funding their Dallas location under construction by that amount.

On April 18, 2022, representatives of DLA Piper and Turke & Strauss LLP, legal representative for TBC, held a telephone call to discuss certain outstanding diligence questions, including the status of certain of TBC’s subsidiaries in Arizona, Colorado and Pennsylvania, the purpose of the ownership structure for two of TBC’s subsidiaries holding liquor licenses, how TBC plans to treat $5,010,000 of outstanding convertible notes in connection with the closing of the transaction, and whether TBC’s PPP Loan in the amount of $1,260,917 had been paid-off or forgiven.

On April 20, 2022, the Hotel Sellers and TBC agreed to amend their respective letters of intent again to further extend the exclusivity period. Alpine and the Hotel Sellers also agreed to split certain expenses in connection with the transaction. No other terms of the original letter of intent were modified.

On April 29, 2022, the Hotel Sellers delivered to Alpine and its counsel a further revised draft of the Hotel purchase Agreement.

On May 9, 2022, representatives of Alpine, the Hotel Sellers and Graubard Miller held another telephone call to discuss the revised Hotel Purchase Agreement. Later that day, the Hotel Sellers delivered to Alpine and its counsel a further revised draft of the Hotel Purchase Agreement.

On May 11, 2022, representatives of Alpine, Hotel Sellers and Graubard Miller held another telephone call to discuss the revised Hotel Purchase Agreement. Later that day, Hotel Sellers delivered to Alpine and its counsel a further revised draft of the Hotel Purchase Agreement.

On May 12, 2022, the Hotel Sellers delivered to Alpine and its counsel a further revised draft of the Hotel purchase Agreement.

On May 17, 2022, Alpine’s Board of Directors met to receive an update on the proposed Business Combination with TBC and the Hotel Sellers and to take action to approve the Merger Agreement and Hotel Purchase Agreement. Also present at such meeting were Mr. Lombardo, representatives of Woodworth and McLean and of Graubard Miller. Prior to the meeting, the Board received a copy of the most recent drafts of the Merger Agreement and Hotel Purchase Agreement, copies of the Related Agreements, presentations from each of Woodworth and McLean and certain other documents. Mr. Blutinger advised the Board that the negotiations were nearly complete and, assuming Board approval, each party intended to sign the Merger Agreement and Hotel Purchase Agreement as soon as practicable. Mr. Lombardo then reviewed the material terms of the Merger Agreement and Hotel Purchase Agreement with the Board. Representatives of Woodworth provided the Board, and McLean then provided the Special Committee, with their presentations regarding the fairness of the transactions to Alpine’s stockholders from a financial point of view. A Graubard representative then summarized certain timing matters and SEC filings that would be undertaken by Alpine in connection with the proposed Business Combination. After further discussion, Alpine’s board of directors declared that the Merger Agreement and Hotel Purchase Agreement and the proposed Business Combination were advisable and in the best interests of Alpine and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by the Merger Agreement and Hotel Purchase Agreement, including the matters to be submitted to Alpine’s stockholders, and authorized Alpine to enter into the Merger Agreement and Hotel Purchase Agreement and the related transaction documents once finalized. For avoidance of doubt, the foregoing considerations, declarations, and authorizations with respect to the Merger in particular were by the Special Committee duly acting on behalf of the Board.

The Merger Agreement, the Hotel Purchase Agreement, and other related transaction agreements were signed on May 18, 2022. Prior to the market open on May 19, 2022, Alpine, TBC and Hotel Sellers issued a press release announcing the signing of the Merger Agreement and Hotel Purchase Agreement, and Alpine filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and Hotel Purchase Agreement and disclosing the material terms of the Merger Agreement and Hotel Purchase Agreement, and the agreements ancillary thereto, in detail. Copies of the Merger Agreement, Hotel Purchase Agreement, an investor presentation and the press release announcing the signing of the Merger Agreement and Hotel Purchase Agreement, among other documents, were furnished as exhibits to such Current Report on Form 8-K.

In June 2022, representatives of Alpine met with members of the proposed mortgage financing (“Mortgage Lender”) to begin discussions concerning a $75 million mortgage loan that would secure the payment for the Hotels and provide sufficient financing to fund a portion of the Business Combination and the planned renovations on the Hotels. Although the Merger with TBC and Hotel Purchase with the Hotel Sellers was not contingent on obtaining the above-referenced mortgage loan or any additional funding, Alpine evaluated the transactions assuming additional funding would be needed due to the increased level of redemptions of public shares seen in connection with other blank check company business combinations. Accordingly, Alpine’s board felt it was prudent to explore additional forms of financing in order to avoid having too little capital to pay the purchase price for the Hotels or to fully capitalize Alpine’s proposed business plan going forward for TBC and the Hotels.

On June 17, 2022, Alpine executed a non-binding letter of intent with the Mortgage Lender. It is currently anticipated that the loan would bear interest at a rate equal to the Secured Overnight Financing Rate (SOFR) plus 1050 basis points and have a maturity of 36 months from the closing of the Business Combination. While still being negotiated, it is currently anticipated that the loan would have traditional hotel mortgage loan features including loan fees at entry and exit, requirements for upfront and ongoing reserves, and excess cash flow sweeps. In addition, it is anticipated that the loan would have mortgage protections including non-recourse guarantee carve outs, prepayment fees, yield maintenance provisions, and financial covenants restricting additional debt and liabilities. There is no assurance that the loan agreement will be executed or that if it is executed, will not have different terms than as described above. In conjunction with executing the letter of intent, Alpine funded a $250,000 good faith deposit to cover potential diligence and legal costs associated with the mortgage loan.

From July 2022 to October 2022, the Mortgage Lender completed due diligence on Alpine and the Hotels. During this period, as part of the diligence, the Mortgage Lender engaged independent third parties which completed land surveys, site inspections, property condition and environmental reports for the lender concerning the Hotels. Also during this period, the Mortgage Lender and Alpine negotiated draft loan and title documentation. The Mortgage Lender is in the process of finalizing the diligence and loan documentation required to close the loan in conjunction with the Business Combination.

On July 5, 2022, the Board of Directors of Alpine held a meeting to discuss the proposed Bonus Dividend. The entire board was present along with representatives of Graubard Miller, Alpine’s legal counsel, and Maxim Group LLC. At the meeting, Maxim Group indicated to the Board of Directors that it believed the market would react favorably to Alpine declaring a dividend of approximately 0.665 shares to holders of Public Shares that did not seek redemption in connection with the proposed Business Combination. This was based on Maxim Group’s knowledge of other similarly structured companies that had proposed dividends to the holders of public shares in connection with their business combinations. Based on this guidance, it was determined that Alpine’s management would be authorized to take the steps necessary such that, if the Business Combination is consummated, Alpine would issue the Bonus Dividend to holders of Public Shares who do not seek redemption of their Public Shares in connection with the Business Combination. The Bonus Dividend would be paid to each holder of Public Shares of record on the day following the consummation of the Business Combination. Accordingly, the Bonus Dividend would not be paid to the Alpine Insiders, the security holders of TBC and the Hotel Sellers as they would not be holders of Public Shares (except to the extent they purchased any Public Shares prior to the record date).

On August 3, 2022, representatives from DLA Piper and Neider & Boucher, S.C., TBC’s new legal representatives, held a telephone call to discuss certain aspects of the closing process for the Merger Agreement, including the conversion of TBC’s derivative securities into shares of Common Stock immediately prior to the closing of the transaction and the status of the employment agreement negotiations with the Chief Executive Officer of TBC. TBC’s legal representatives informed DLA Piper about an additional $4,000,000 of debt raised from Silicon Valley Bank and $600,000 from TBC’s currently existing investors, both of which would be paid-off shortly after closing by Alpine, and that TBC preferred to convert all of the outstanding convertible promissory notes into shares of Common Stock immediately prior to the closing of the Merger.

On August 9, 2022, counsel for the mortgage provider delivered an initial draft of the loan agreement. On August 30, 2022, Alpine delivered to the mortgage provider and their counsel comments on the initial draft of the loan agreement and ancillary documents.

Pursuant to the Existing Charter, on August 31, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with an additional three months to consummate the Business Combination. The deposit was made in the form of a non-interest bearing loan and evidenced by a promissory note. If Alpine completes the Business Combination, Alpine will repay the amount evidenced by the note. If Alpine does not complete a business combination within the required time period (and such time period is not further extended by an amendment to the Existing Charter), it will repay such amount only from funds held outside of the Trust Account.

On August 19, 2022, Alpine and TBC met to discuss extending the date by which the Business Combination had to be consummated under the Merger Agreement and removing the minimum cash condition that had been included in the Merger Agreement. Alpine requested these changes in order to provide more time to complete the transaction and to provide more certainty around consummating the transaction by removing the minimum cash condition. Alpine also met with the Hotel Sellers to discuss extending the date by which the Business Combination had to be consummated under the Hotel Purchase Agreement. Each of TBC and the Hotel Sellers was amenable to the foregoing changes. On the same date, counsel for both Alpine and TBC held a conference call to discuss certain logistics around the transaction including issuances of shares from Alpine to the TBC securityholders. As a result, on August 26, 2022, the Merger Agreement and Hotel Purchase Agreement were amended in order to extend the date by which the parties may terminate such agreements if the transactions contemplated thereby have not been consummated from September 30, 2022 to November 30, 2022, as well as to remove the minimum cash condition that was previously included in the Merger Agreement. In conjunction with the amendment to the Hotel Purchase Agreement, Alpine and the Hotel Sellers also discussed the form and structure of hotel management agreements that would be entered into upon closing of the Business Combination whereby the Hotel Sellers would assist in managing the Hotels immediately after closing and be paid a fee for such services.

At the end of September 2022, Alpine and TBC discussed certain outstanding obligations of TBC that would be required to be repaid following consummation of the Business Combination. Based on this discussion, on October 4, 2022, Alpine and TBC entered into a second amendment to the Merger Agreement to reduce the consideration payable on closing of the Business Combination to the TBC equity holders from $49,800,000 to $47,247,280.

On November 18, 2022, Alpine met with the Hotel Sellers to discuss amending the Hotel Purchase Agreement to extend the date by which the parties may terminate the agreement if the transactions contemplated thereby have not been consummated from November 30, 2022 to March 2, 2023.

On November 18, 2022, Alpine also met with TBC to discuss increasing the consideration payable by Alpine to the securityholders of TBC by $2.3 million (which reflected additional investments that needed to be made by the owners of TBC into TBC to cover its working capital through the extended time to consummate the transaction) as well as extending the date by which the parties may terminate the Merger Agreement if the transactions contemplated thereby have not been consummated from November 30, 2022 to March 2, 2023.

On November 29, 2022, Alpine’s board of directors met and approved the foregoing amendments to the Merger Agreement and Hotel Purchase Agreement and on November 30, 2022, the parties entered into amendments to the Merger Agreement and Hotel Purchase Agreement.

Pursuant to the Existing Charter, on December 1, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with an additional three months to consummate the Business Combination. Alpine now has until March 2, 2023 to consummate an initial business combination. The deposit was made in the form of a non-interest bearing loan and evidenced by a promissory note. If Alpine completes the Business Combination, Alpine will repay the amount evidenced by the note. If Alpine does not complete a business combination within the required time period (and such time period is not further extended by an amendment to the Existing Charter), it will repay such amount only from funds held outside of the Trust Account.

Alpine’s Board of Directors’ Reasons for Approval of the Business Combination

The Board of Directors has unanimously determined that the Business Combination is advisable to and in the best interests of Alpine and its stockholders and has authorized and unanimously approved the Merger Agreement and Hotel Purchase Agreement.

In reaching its conclusion to recommend approval of the Merger Agreement and Hotel purchase Agreement, Alpine’s management believed that Business Combination would result in several benefits to Alpine stockholders, including the following:

•        The Board of Directors familiarity, based on strategic reviews, with the range of possible partners for Alpine and how they would likely approach valuing Alpine.

•        The current availability and price of the hotels being favorable due to the COVID-19 pandemic and its impact on the conference center segment of the hospitality industry. The Hotel Purchase Agreement provided that the hotels being acquired were approximately $88,000 per room compared to historical industry averages that were significantly higher in cost.

•        The estimated replacement costs for the hotels exceeded the acquisition price by more than 3 times.

•        The Merger with TBC provides the combined company access to over twelve years of experience in developing entertainment attractions along with intellectual property and infrastructure for custom social gaming design that will provide significant barriers to entry to potential future competitors.

•        The Business Combinations provides Alpine with the ability to offer Revelers Resort as a first of its kind regional family entertainment brand in both the greater New York City and Denver target demographic markets.

•        The combined senior management team has previous experience in developing successful family entertainment brands in similar markets.

•        The business model has a potential ability to better withstand economic downturns as the drive-to or “staycation” segment of entertainment and travel industry has fared significantly better than traditional hospitality in these periods based on management’s prior experience in the lodging industry during previous financial downturns.

•        The guest experience of the Revelers Resort brand is very repeatable and guest loyalty could be a contributing factor to the ultimate success of the company.

The Board of Directors and the Strategic Committee also considered potential risks associated with the Business Combination including:

•        The risk that each of TBC and the Hotel Sellers had the right to terminate the Merger Agreement and Hotel Purchase Agreement, respectively, under certain situations as provided for in such agreements.

•        The risks and costs to Alpine, if the Business Combination does not close, including potential diversion of management’s attention and increased costs to locate another potential transaction.

•        The covenants in the Merger Agreement and Hotel Purchase Agreement prohibiting Alpine in soliciting other potential transactions while the Merger and Hotel Purchase is still under consideration.

Alpine’s Board concluded that the potential benefits that it expected Alpine and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Alpine’s Board determined that the Merger Agreement and the Merger and the Hotel Purchase Agreement and the Hotel Purchase contemplated therein were advisable, fair to and in the best interests of Alpine and its stockholders.

Certain Forecasted Financial Information

Certain forecasts of TBC and the Hotels following the Business Combination were prepared by the parties to the Business Combination, as described below. These forecasts were prepared solely for internal use for various purposes, including for Alpine’s board of directors to assess the Business Combination and for workforce staffing, resource allocation and other management objectives, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. These forecasts were not intended for third-party use, including by investors or holders. You are cautioned not to place undue reliance upon these forecasts and that these forecasts are not guarantees of future performance.

The financial forecasts of TBC and the Hotels reflect numerous estimates and assumptions made by Alpine and TBC with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to New TBC’s business, all of which are difficult to predict and many of which are beyond the company’s control. Alpine and TBC provided prospective financial information and forecasts to Alpine’s financial advisors in conjunction with developing their opinions including projected revenues, projected expenditures, cash flow from operations, average daily rate, percentage of occupancy, occupied rooms and revenue per available room (“REVPAR”).

The forecasts were based on numerous variables and assumptions made by Alpine and TBC management at the time, and prepared with respect to matters specific to the Business Combination. Although the assumptions and estimates on which the forecasts are based are believed by Alpine’s and TBC’s management to be reasonable and representing the best then-currently available information (and TBC represented such in the Merger Agreement), the financial forecasts are forward-looking statements that are driven by assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond TBC’s control. While all forecasts are necessarily speculative, Alpine and TBC believe that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be considered in that context. There will inevitably be differences between actual and forecasted results, and actual results may be materially better or worse than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that TBC, Alpine or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts. See “Risk Factors” for risks that may cause forecasts to not be achieved.

The forecasts were prepared for Alpine’s use as a component in its overall evaluation of TBC and the Hotels, and are included elsewhere in this proxy statement/prospectus on that account. Neither TBC nor the Hotel Sellers has warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Alpine (except with respect to TBC regarding the reasonableness of the assumptions used in preparing the forecasts). Neither TBC’s or the Hotel Sellers’ management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of TBC or the Hotels compared to the information contained in the forecasts, and none of them intends to do so or to undertake any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when the assumptions were made, or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort and are not included in this proxy statement/prospectus in order to induce any Alpine shareholder to vote in favor of any of the Proposals at the Special Meeting. New TBC will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

TBC does not as a matter of course make public projections as to future sales, earnings or other results. However, the prospective financial information set forth below was prepared to present the key elements of the forecasts. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Alpine’s and TBC’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of TBC. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither TBC’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The key elements of the financial projections are summarized in the following table. These forecasts were not based on PCAOB compliant audited financials.

Key Financial Metrics:

Estimated Ownership @ Year 3

IPO Shareholders (assuming 50% redemption)	5,450,000
TBC Shareholders	4,980,000
Hotel Sellers	1,950,000
3rd Hotel Acquisition Shareholders	1,250,000
Closing Equity Raise Shareholders	2,500,000
Future Equity Raise Shareholders (4th Hotel & Renovations)	5,000,000
Alpine Sponsor Group	2,850,000
Board RSUs	100,000

Total Shares Outstanding (excludes warrants)	24,080,000

Estimated Enterprise Value @ Year 3

Revelers Proforma EBITDA (4 hotels)	$47M
TBC Proforma EBITDA (2 parks)	$3M
Corporate G&A	$(15M	)
Company EBITDA	$35M
Mid-Range EBITDA Multiple	18x
Estimated Enterprise Value	$630M

LT Debt (4 hotels) –	$153M
Equity –	$477M

The Alpine and TBC management teams considered the following material estimates and hypothetical assumptions with respect to the development of the foregoing forecasts:

•        The average daily room (ADR) rate for the hotels would be approximately $250 to $300

•        The average daily spend amount per room (representing the amount spent by guests while staying in the hotel in addition to the room rate) would be approximately $150 to $200

•        The occupancy rate of the hotel would be approximately 65% to 70%

•        The revenue per available room (RevPAR) would be approximately $150 to $200

•        EBITDA margins would be approximately 27% to 29%

In addition to the full three-year projections set forth above, the parties to the Business Combination also prepared a single hotel stand-alone five-year projection set forth below. The underlying information making up the single hotel stand-alone five-year projection is included within the three-year projections set forth above.

Single Unit Metrics*		Year 1	Year 2	Year 3	Year 4	Year 5
Rooms Occupied		61,200	64,872	65,622	66,372	66,872
Rooms Available		93,075	93,075	93,075	93,075	93,075
Occupancy		65.8%	69.7%	70.5%	71.3%	71.8%
ADR		$258.99	$261.43	$271.37	$279.03	$285.25
RevPAR		$170.29	$182.21	$191.32	$198.98	$204.95

Room Revenues		$15,850,035	$16,959,537	$17,807,514	$18,519,815	$19,075,409
F&B Revenues		$5,749,836	$6,152,325	$6,459,941	$6,718,338	$6,919,889
Entertainment & Other		$6,912,540	$7,396,418	$7,766,239	$7,986,884	$8,180,588
Total Revenues		$28,512,411	$30,508,280	$32,033,694	$33,225,037	$34,175,886

NOI		$8,144,898	$8,744,828	$8,925,800	$9,320,346	$9,630,656
NOI Margin		28.6%	28.7%	27.9%	28.1%	28.2%
Cash Flow	$(56,500,000)	$8,144,898	$8,744,828	$8,925,800	$9,320,346	$9,630,656

____________

*        “Occupancy” refers to percent of occupied rooms versus available room

The Alpine and TBC management teams considered the following material estimates and hypothetical assumptions with respect to the development of the foregoing forecasts:

•        Purchase of existing hotels creates lower total cost basis for a Revelers Resort. $162K/key compared to new build market estimates of over $350K/key.

•        25% unlevered IRR with lower cost basis and higher room rates that yield better flow thru to NOI.

•        Occupancy ramp up based on experience from operating Great Wolf Lodge properties — generated 90% from leisure family segment and 10% from SMERF or related group travel.

•        ADR based on historical hotel levels plus $100 to $150 per night rate premium for entertainment.

•        EBITDA margins are assumed to be consistent with prior experience operating Great Wolf Lodge resorts without the high fixed costs of an indoor waterpark.

•        Assumes 3% of revenues for management fee and 3% of revenues for licensing fee.

•        Assumes 4% of revenues for annual capital expenditures, consistent with the lodging industry.

The reason that the single hotel stand-alone projections had a longer term than the full company projections was due to the fact that single sites are easier to analyze as they are focused on growing revenues, expenses and managing margins in one market. It is also very typical in the hotel industry to use longer term projections when evaluating a single unit as compared to a portfolio of properties because portfolios are subject to greater changes in capital markets impacting the balance sheet, corporate costs, locations in different markets and public company administrative costs. As such, Alpine and TBC believed that limiting the full company projections to only three years was more conservative and appropriate given such potential volatility.

This information should be read in conjunction with “TBC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of TBC and the Hotels included elsewhere in this proxy statement/prospectus.

Satisfaction of the 80% Test

It is a requirement under Alpine’s Existing Charter that any business acquired by Alpine have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (after giving effect to the payment of deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In making this determination, the value of TBC was to be excluded from this calculation. As of May 18, 2022, the date of the execution of the Merger Agreement, the balance of the funds in Alpine’s Trust Account (after giving effect to the payment of deferred underwriting commissions and taxes payable) was approximately $109 million, and 80% thereof represents approximately $87.2 million.

In reaching its conclusion that the Hotel Purchase meets the 80% asset test, the Alpine Board believed that the financial skills and background of its members qualified them to conclude that the acquisition of the Hotels met this requirement. In addition, the Alpine Board also considered the opinion provided by Woodworth to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations and qualifications set forth therein, the Hotels have a fair market value equal to at least 80% of the balance of the Trust Account.

Opinions of Alpine’s Financial Advisors

On May 17, 2022, McLean and Woodworth provided their oral opinions to the Alpine board of directors (which was confirmed in writing by delivery of such firms’ written opinions dated such date and with McLean’s being provided and delivered respectively to the Special Committee), to the effect that, as of such date, the consideration payable for the Hotels and TBC were fair, from a financial point of view, to Alpine and that the Hotels had a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable).

The summary of the opinions in this proxy statement/prospectus are qualified in their entirety by reference to the full text of the written opinions, which are included as Annex E and Annex F to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by McLean and Woodworth in preparing their respective opinions. However, neither their written opinions nor the summary of their opinions and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such stockholder should redeem their shares.

R.M. Woodworth & Associates, LLC

R.M. Woodworth & Associates, LLC was engaged to provide an opinion as to whether or not, as of the date of the opinion, the purchase price of the Hotels under the terms of the Hotel Purchase Agreement was fair, from a financial point of view and that the Hotels had a fair market value equal to at least 80% of the balance of funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned). In developing its opinion, Woodworth conducted the scope of work set forth below.

Alpine selected Woodworth based on its reputation as a hospitality industry leader in appraising and valuing comparable hotels. Woodworth frequently presents at major hotel industry conferences as an expert in such areas. As part of its business, Woodworth regularly is engaged in the evaluation of businesses and assets in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Woodworth has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Woodworth received a fee of $60,000 for rendering its opinion, no portion of which was contingent upon the completion of the Business Combination. In addition, Alpine agreed to reimburse certain of Woodworth’s expenses.

For each Hotel, Woodworth’s analysis began with a survey of the location and its environs, a study of the general market characteristics of the area, and an analysis of the supply and demand factors affecting the subject property. Woodworth’s fieldwork formed the basis for the evaluation of likely utilization levels for the property. The scope of its research included the following:

•        Woodworth conducted physical inspections of the two Hotels and met with property management on March 3, 2022 (Crowne Plaza Denver Airport) and March 9, 2022 (Hilton Stamford). The sites were examined to determine their suitability for continued hotel operations on the basis of accessibility, visibility and location. The latter takes future growth trends into consideration as well as the sites’ relation to the major area lodging demand generators and existing and planned competitive facilities. The relative advantages/disadvantages of the sites to those of the competitive properties was considered.

•        Economic and demographic factors of the general area or region were investigated with the intention of determining (1) the economic environment within which the properties operate and (2) likely demand sources and generators.

•        Hotels competitive with the subject properties were identified and their management was interviewed where available to obtain the following information to the extent possible:

•        Location, age and affiliation.

•        Number and mix of guest rooms.

•        Type of food and beverage facilities.

•        Nature, size and configuration of meeting space.

•        Market segmentation and characteristics of demand sources.

•        Competitive strengths and weaknesses.

•        Other amenities offered or special attributes noted.

The analysis of competitive facilities also considered those hotels under construction, planned or rumored, if any.

•        The present demand was determined in terms of market segments such as leisure, group or commercial. Each market segment was defined by its share of the total market, anticipated growth and seasonality.

COMPARABLE SALES SUMMARY - DENVER REGION Sales Price Hotel Address Rooms Sale Date Sales Price Per Room Grantor Grantee Comments Marriott Denver Airport @ Gateway Park 16455 E. 40th Circle, Denver, CO 238 3/8/2022 $34,336,000 $144,269 RLJ Lodging Trust Stonebridge Companies Built 1998, Renovated 2019 Doubletree by Hilton Denver and 3203 Quebec St., Denver, CO 561 2/17/2022 Built 1973, sold in conjunction with Doubletree Denver Central Park Doubletree by Hilton Denver Central Park (1) 4040 Quebec Street, Denver, CO 300 2/17/2022 $70,000,000 $81,301 Abdul Lakhani Taconic Capital Built 1971, sold in condjunction with Doubletree Hotel Denver. See note below. Doubletree Salt Lake City Airport 5151 Wiley Post Way, Salt Lake City, UT 288 6/3/2021 $33,800,000 $117,361 Eagle Hospitality Trust ASAP International Holdings Built in 1960, Renovated 2013. Last sold 4/17 at $108,958/room Doubletree by Hilton Phoenix Mesa 1011 W. Holmes Ave., Mesa, AZ 262 2/6/2020 $21,500,000 $82,061 AIG Globel Asset Mgmt. Linchris Hotel Corporation Built 1985 Magnolia Dallas Downtown 1401 Commerce Street, Dallas, TX 325 3/1/2021 $45,000,000 $138,462 Sout Street Hospitality Newcrestimage Built 1922, renovated 2009 (on National Register of Historic Places) Five Property Omni Portfolio (2) Various 1,729 2/25/2021 $152,000,000 $87,912 TRT Holdings Inc. London & Regional Properties, Ltd. See note below. Doulbetree by Hilton Anaheim 100 The City Dr. South, Anaheim, CA 461 6/24/2021 $51,406,500 $111,511 The Ecclestone Organization, Inc. AWH Partners Built 1984 Hyatt Regency Denver Tech Center 7800 E. Tufts Ave., Denver, CO 451 3/1/2021 $41,538,500 $92,103 Columbia Sussex Corporation Westmont Built 1985 Average 355 $97,417 Notes: (1) The sales price and sales price per room is for both hotels combined. This sale consisted of five properties:354-room Omni Jacksonville, 312-room Omni Austin, 400-room Omni Dallas Park West, 400-room Omni Austin Westside and 326-room Omni San Antonio. The sales price, rooms and sale price per room are for all five hotels. All five properties were rebranded after sale.

COMPARABLE SALES SUMMARY - NORTHEAST REGION Hotel Address Rooms Sale Date Sales Price Sales Price Per Room Grantor Grantee Comments Westchester Marriott 670 White Plains Road, Tarrytown, NY 444 3/15/2022 $40,000,000 $90,090 Ares Real Estate mgmt. Holdings LLC Taconic Capital Advisors LP Built 1981 Embassy Suites Dulles North Loudoun 44610 Waxpool Road, Ashburn, VA 154 5/28/2021 $19,929,225 $129,411 BPG Real Estate Services, LLC Excel Group Built 2005 Delta Woodbridge 515 U.S. Highway 1, Woodbridge, NJ 312 12/8/2021 $22,250,000 $71,314 Eagle Hospitality Trust Opal Holdings Built 1986, renovated and converted to Delta 2019, sold from bankruptcy Renaissance Baltimore Harbor place 202 East Pratt Street, Baltimore, MD 622 7/7/2020 $80,000,000 $128,617 Sunstone Hotel Investors, Inc. BPG Real Estate Service LLC Built 1983 Marriott Boston Burlington 1 Burlington Mall Road 418 1/22/2021 $68,980,782 $165,026 Crow Holdings Rockbridge Capital Built 1987, renovated 2019 Pittsburgh Airport Marriott 777 Aten Road, Corapolis, PA 318 2/7/2022 $40,000,000 $125,786 BrightSpire Capital, Inc. Sonoran Pittsburgh LLC Built 1987, renovated 2012, under contract as of sale date Sheraton Hotel Wilmington South 365 Airport Road, New Castle, DE 192 12/1/2020 $20,475,000 $106,641 Hersha Hospitality Trust New Castle County Built 2011, auction, county buyer intended to convert to a homeless shelter Hyatt Regency Fairfax 12777 Fair Lakes Circle, Fairfax, VA 316 5/4/2021 $26,500,000 $83,861 H.I.G. Capital Management, Inc. Driftwood Hospitality Management Built 1989, converted to Hilton after sale Kimpton Hotel Monaco Baltimore 2 North Charles Street, Baltimore, MD 202 3/9/2022 $18,365,876 $90,920 Stonehill Strategic Capital Douglas Development Corporation Historic hotel, built 1906, auction sale, buyer plans $4 million in upgrades Average 331 $110,185

Based on the results of Woodworth’s market research, it analyzed the potential performance of the subject hotels. Specifically, Woodworth:

•        Analyzed the strength and growth of available demand by market segment. This analysis included evaluation of the trends in occupancy patterns, utilization levels and other factors important to the success of competitive lodging facilities. Woodworth also obtained monthly occupancies and average daily rates for the competitive properties, in aggregate, for the previous five years.

•        Gathered information regarding the Two Bit Circus concept, its characteristics and its operating performance. This entailed discussions with management, a review of relevant presentations and viewing various publicly available videos of the Los Angeles property.

•        Prepared estimates of occupancy, average daily rate and market segmentation for the properties’ next ten full years of operation (from the date of value) giving consideration to the subject’s attractiveness relative to its competitors.

•        Prepared estimates of cash flow from operations available for debt service and income taxes for the next ten years of operation. These estimates were prepared in the format of the Uniform System of Accounts for Hotels. A sensitivity analysis was prepared to determine the level of cash flow likely to result at various occupancy and ADR levels.

•        Gathered recent (pandemic era) sales data for similar hotels in both the western and northeastern regions of the United States. This data was supplemented by the results of recent investor surveys. Based on these data, Woodworth selected appropriate capitalization and discounts rates to be employed in developing its opinion.

•        Prepared a sensitivity analysis depicting the implied valuations at various capitalization and discount rate combinations. These results were then analyzed relative to the negotiated purchase price and evaluated as to their level of reasonableness in comparison. This analysis was further supported by the comparable sales.

IMPLIED VALUATION SENSITIVITY ANALYSIS PROPOSED REVELERS RESORT - DENVER T e r m I n a l C a p I t a l I z a t I o n R a t e 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5% 11.0% 11.5% 12.0% Discount Rate 9.0% $70,840,122 $67,121,604 $63,867,900 $60,996,985 $58,445,061 $56,161,760 $54,106,789 $52,247,530 $50,557,294 $49,014,035 $47,599,381 9.5% $67,261,433 $63,709,263 $60,601,115 $57,858,630 $55,420,867 $53,239,710 $51,276,668 $49,500,583 $47,885,961 $46,411,740 $45,060,371 10.0% $63,843,305 $60,449,335 $57,479,611 $54,859,266 $52,530,070 $50,446,053 $48,570,438 $46,873,452 $45,330,738 $43,922,174 $42,630,989 10.5% $60,577,602 $57,334,115 $54,496,064 $51,991,901 $49,765,979 $47,774,364 $45,981,911 $44,360,167 $42,885,855 $41,539,744 $40,305,809 11.0% $57,456,639 $54,356,329 $51,643,557 $49,249,936 $47,122,272 $45,218,572 $43,505,243 $41,955,088 $40,545,856 $39,259,166 $38,079,700 11.5% $54,473,158 $51,509,103 $48,915,555 $46,627,130 $44,592,975 $42,772,941 $41,134,911 $39,652,883 $38,305,585 $37,075,444 $35,947,814 12.0% $51,620,301 $48,785,943 $46,305,880 $44,117,589 $42,172,441 $40,432,046 $38,865,690 $37,448,511 $36,160,167 $34,983,852 $33,905,564 12.5% $48,891,586 $46,180,710 $43,808,693 $41,715,737 $39,855,332 $38,190,759 $36,692,643 $35,337,205 $34,104,988 $32,979,921 $31,948,609 13.0% $46,280,886 $43,687,599 $41,418,473 $39,416,304 $37,636,597 $36,044,228 $34,611,096 $33,314,453 $32,135,687 $31,059,421 $30,072,845

IMPLIED VALUATION SENSITIVITY ANALYSIS PROPOSED REVELERS RESORT – STAMFORD T e r m I n a l C a p I t a l I z a t I o n R a t e 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5% 11.0% 11.5% 12.0% Discount Rate 9.0% $81,812,752 $78,665,764 $75,912,150 $73,482,490 $71,322,793 $69,390,432 $67,651,307 $66,077,813 $64,647,364 $63,341,302 $62,144,078 9.5% $77,928,092 $74,921,885 $72,291,455 $69,970,486 $67,907,403 $66,061,487 $64,400,162 $62,897,059 $61,530,601 $60,282,966 $59,139,300 10.0% $74,211,207 $71,338,885 $68,825,603 $66,608,001 $64,636,800 $62,873,093 $61,285,757 $59,849,596 $58,543,995 $57,351,924 $56,259,193 10.5% $70,653,821 $67,908,853 $65,507,006 $63,387,729 $61,503,928 $59,818,421 $58,301,466 $56,928,982 $55,681,269 $54,542,053 $53,497,772 11.0% $67,248,106 $64,624,309 $62,328,486 $60,302,761 $58,502,116 $56,891,012 $55,441,019 $54,129,121 $52,936,486 $51,847,558 $50,849,374 11.5% $63,986,664 $61,478,179 $59,283,256 $57,346,558 $55,625,050 $54,084,752 $52,698,485 $51,444,243 $50,304,023 $49,262,952 $48,308,638 12.0% $60,862,493 $58,463,772 $56,364,890 $54,512,936 $52,866,755 $51,393,856 $50,068,247 $48,868,886 $47,778,558 $46,783,041 $45,870,484 12.5% $57,868,970 $55,574,752 $53,567,310 $51,796,039 $50,221,575 $48,812,844 $47,544,986 $46,397,877 $45,355,050 $44,402,904 $43,530,104 13.0% $54,999,826 $52,805,124 $50,884,760 $49,190,321 $47,684,152 $46,336,528 $45,123,667 $44,026,315 $43,028,724 $42,117,879 $41,282,938

Based on the foregoing, R.M. Woodworth & Associates, LLC concluded that the purchase price of the Hotels under the terms of the Hotel Purchase Agreement was fair, from a financial point of view and that the Hotels had a fair market value equal to at least 80% of the balance of funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned).

The McLean Valuation Services Group, LLC

The McLean Valuation Services Group, LLC was engaged to provide an opinion to the Special Committee as to whether, as of the date of its opinion, the merger consideration to be paid by Alpine to the holders of TBC shares in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Alpine.

Alpine selected McLean based on its reputation as a leading advisor that provides objective strategic and financial advice on mergers and acquisitions and business valuations. They have specific experience in valuation and advisory services in the media and entertainment arenas. As part of its business, McLean regularly is engaged in the evaluation of businesses and assets in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. McLean has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. McLean received a fee of $90,000 for rendering its opinion, no portion of which was contingent upon the completion of the Business Combination. In addition, Alpine agreed to reimburse certain of McLean’s expenses.

Procedures

In performing its analysis and in arriving at its opinion, McLean reviewed information and took financial and economic factors into consideration as it deemed to be relevant under the circumstances. As part of its procedures, McLean, among other things:

•        Reviewed certain internal information, primarily financial in nature, concerning the businesses and operations of each entity, as prepared and provided to McLean by TBC’s management, including the historical financial results, financial forecasts, and other information as of March 31, 2022;

•        Discussed the business activities, historical financial results, and financial projections with TBC’s management;

•        Considered industry, economic, and market conditions;

•        Analyzed the value drivers of TBC;

•        Considered and/or performed certain business valuation methodologies, consisting of:

•        An asset-based analysis;

•        A market-based analysis, such as a guideline public company analysis and an analysis of comparable company transactions; and

•        An income-based analysis, such as a discounted cash flow analysis of the future earnings potential;

•        Reviewed the terms of the proposed transaction; and

•        Performed other financial analyses and considered other information as deemed appropriate for the purpose of its opinion.

Valuation Analysis

McLean performed both market-based and income-based approaches in analyzing the fairness of the proposed transaction. Overall, the enterprise value for the proposed transaction was within the range of values that resulted from the various valuation methods, as summarized below:

Comparable Company Transaction Analysis Overview

As part of McLean’s comparable company transaction analysis, it reviewed transaction databases to search for acquisitions of similar companies within the location-based entertainment industry. Analyzing transactions of comparable companies in the marketplace can be a useful step in valuing a company. The criterion used in screening comparable transactions within the location-based entertainment industry was as follows:

•        Sources — Capital IQ

•        Industry Classification — Casinos and Gaming or Leisure Facilities or Entertainment Venues

•        Geographic Region — United States and Canada

•        Date Range of Closed Transactions–1/1/2017 through 5/10/2022

•        Type of Transaction — Merger & Acquisition

•        Percent Acquired — Greater than 50%

•        Implied Enterprise Value — Greater than $0

Comparable Company Transaction Analysis - Location-Based Entertainment Closed Date Target Acqulrer % Acquired Value ($mn) Enterprise Value/Revenue Enterprise Value/EBITDA 5/10/2022 Fox Hollow Golf Club, Inc. 5/5/2022 Golden Nugget Online Gaming Inc. 5/2/2022 Playmates Club 5/2/2022 Substantially all assets of Gold Coast Scuba, LLC 4/29/2022 MGM Growth Properties LLC 4/26/2022 Sea Oaks Country Club, LLC 4/15/2022 Former site of TreeTop Family Adventures in Chelsea 4/14/2022 Gamelancer, Inc. 4/12/2022 Indiana Mall Company 4/6/2022 Glacier Raft Company 4/1/2022 Hanover Golf Club LLC 3/23/2022 Assets of Canada Sports Betting 2/28/2022 Parabellum Media Inc. 2/10/2022 Sunshine Fitness Growth Holdings, LLC 12/30/2021 Mt. Crescent Skl Area 12/28/2021 Gizmo Morgan L.L.C. 12/21/2021 Dover Motorsports, Inc. 12/17/2021 RRR Palms LLC 12/17/2021 Operations of Hollywood Casino Baton Rouge 12/10/2021 Lancaster Golf Club 12/6/2021 GSN Games, Inc. 11/22/2021 American Affilliate LLC 11/8/2021 The Mansion Gentlemen’s Club & Steakhouse 11/1/2021 Harrah’s Louisiana Downs Casino, Racing & Entertainment 10/19/2021 Unikrn, Inc. 10/19/2021 11 Adult Nightclubs in Six States 10/14/2021 Assets of an Esports Gaming Center in Tracy, California 10/11/2021 Arizona National Golf Club 10/9/2021 Wheat Ridge Lanes, Inc. 10/1/2021 Inkabet 9/27/2021 Four-pad lce Facility Located in Brossard, Quebec Canada 9/22/2021 Great Canadian Gaming Corporation 9/22/2021 IndieFlix Group, Inc. 9/16/2021 Genius Media Group, Inc. 9/3/2021 Operations of Caesars Southern Indiana 9/3/2021 Atom Entertainment, Inc. 8/16/2021 Bowl America Incorporated 8/9/2021 Crunchyroll, Inc. 7/31/2021 22 Golf Clubs 7/26/2021 Allen Harbor Marina 7/19/2021 Devils Ridge Golf Club 7/12/2021 Club Services, Inc. 7/9/2021 MSG Networks Inc. 7/5/2021 Calm Radio Corp. 7/1/2021 Operations of Hollywood Casino Perryville in Maryland 6/30/2021 Water’s Edge Marina, LLC. 6/30/2021 Dickerson’s Marina, Inc. 6/25/2021 Sparrows Point Country Club, Inc. 6/14/2021 The Rock Island Boatworks, Inc. 6/3/2021 Tropicana Evansville Casino Operations of Caesars Entertainment, Inc. 6/2/2021 Wild Streak LLC 5/31/2021 Premier Turf Club, LLC 5/6/2021 Cloverbank Country Club 4/30/2021 Club Fitness Inc. NA 100% Draftkings Inc. (nka:Draftkings Holdings Inc.) 100% RCI Hospitality Holdings, Inc. 100% Brownie’s Marine Group, Inc. 100% VICI Properties L.P. 100% Renault Winery Resort & Golf 100% Capstone Real Estate Investments, LLC 100% Wondr Gaming Corp. (nka:Gamelancer Gaming Corp.) 100% Kohan Retail Investment Group 100% Viad Corp 100% NA 100% Better Collective A/S 100% Intema Solutions Inc. (nka:React Gaming Group Inc.) 100% Planet Fitness, Inc. 100% Pottawattamie County lowa 100% NA 100% Speedway Motorsports, LLC 100% San Manuel Gaming and Hospitality Authority 100% Casino Queen, Inc. 100% NA 100% Scopely, Inc. 100% FansUnite Entertainment Inc. 100% RCI Hospitality Holdings, Inc. 100% Rubico Acquisition Corp. 100% Entain Plc 100% RCI Hospitality Holdings, Inc. 100% Simplicity Tracy, LLC 100% Sabino Springs Homeowners Association 100% Spencer Frame 100% SW Nordic Limited 100% NA 100% Apollo Global Management, Inc. 100% Liquid Media Group Ltd. 100% medialab al, Inc. 100% Eastern Band Of Cherokee Indians 100% Enthusiast Gaming Media (US) Inc. 100% Bowlero Corporation (nka:Bowlero Corp.) 100% Funimation Global Group, LLC (nka:Crunchyroll, LLC) 100% Spirit Realty Capital, Inc. 100% Sun Communities, Inc. 100% Spirit Realty, L.P 100% Element Management LP 100% Madison Square Garden Entertainment Corp. 100% Stingray Group Inc. 100% Penn National Gaming, Inc. 100% Sun Communities, Inc. 100% Sun Communities, Inc. 100% Craftsmen Developers LLC 100% Twin River Worldwide Holdings, Inc. (nka:Bally’s Corporation) 100% Twin River Worldwide Holdings, Inc. (nka:Bally’s Corporation) 100% Bragg Gaming Group Inc. 100% PointsBet USA Inc. 100% Southwestern Rogers LLC 100% B2Digital, Incorporated 100% $3.20 $1,951.17 $13.00 $0.15 $17,296.11 $6.50 $1.50 $36.61 $6.90 $26.50 $1.40 $23.54 $0.56 $800.00 $3.50 $0.88 $107.97 $650.00 $28.20 $1.70 $1,000.00 $45.43 $3.50 $22.00 $69.16 $57.00 $0.04 $1.50 $3.20 $34.00 $5.92 $3,477.27 $4.58 $80.00 $250.00 $33.98 $39.60 $1,234.00 $230.80 $3.90 $6.40 $106.20 $1,722.45 $6.62 $31.10 $19.18 $5.94 $3.90 $115.96 $130.35 $30.08 $2.90 $0.85 $0.13 NA NA 18.17x NM NA NA NA NA 19.69x 20.05x NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA 2.10x 10.20x NA NA NA NA NA NA NA NA 3.47x 7.57x NA NA NA NA NA NA NA NA NA NA NA NA NA NA 1.35x NA NA NA 6.08x 18.61x NA NA NA NA NA NA NA NA 4.97x NM NA NA NA NA NA NA NA NA NA NA 2.69x 5.68x NA NA NA NA NA NA NA NA NA NA NA NA NA NA 28.64x 129.08x NA NA NA NA NA NA

3/23/2021 Bet. Works Corp. Bally’s Corporation 100% $135.41 NA NA 3/23/2021 Spectrum Entertainment LLC SMC Entertainment, Inc. 100% $0.38 NA NA 3/22/2021 Fantasy Sports Shark, LLC Bally’s Corporation 100% $90.00 NA NA 3/22/2021 The WW Group, Inc. WW International, Inc. 100% $17.50 NM NM 3/15/2021 Jacksonville Ice & Sportsplex JICE, LLC 100% $6.00 NA NA 3/9/2021 Podcorn Media, Inc. Entercom Communications Corp. (nka:Auadacy, Inc.) 100% $22.50 NA NA 3/8/2021 Topgolf International, Inc. Callaway Golf Company 86% $2,541.00 2.40x NA 2/26/2021 Vigtory, Inc. fubo TV Inc. 100% $16.94 0.06x NA 2/11/2021 Vimeo, Inc. Cinedigm Corp. 100% $2.00 NA NA 2/9/2021 HypeX Inc. Intema Solutions Inc. (nka:React Gaming Group Inc.) 100% $0.57 NA NA 2/8/2021 Kingsisle Entertainment, Inc. Media and Games Invest plc (nka:Media and Games Invest SE) 100% $210.00 NA 7.30x 2/3/2021 Plumas Lake Golf & Country Club Sierra Golf Management, Inc 100% $0.80 NA NA 1/31/2021 Skyline Country Club Mill Town Capital 100% $0.75 NA NA 1/19/2021 Our Film Festival, Inc. Cinedigm Corp. 100% $0.75 NA NA 12/31/2020 Alpha Peak Leisure Inc. (nka:Alpha Peak Capital Inc.) 2578218 Ontario Ltd 60% $0.27 NA NA 12/30/2020 Rhapsody International Inc. Melody VR Group PLC (nka:Napster Group PLC) 100% $70.24 0.62x NA 12/30/2020 Compliant Gaming LLC Pollard Banknote Limited 100% $19.00 NA NA 12/9/2020 CBWG Media Group LLC XLMedia PLC 100% $25.04 5.44x 9.27x 12/1/2020 Casino Operations of Century Casino Calgary Inc. 2267166 Alberta Ltd. 100% $7.55 NA NA 11/7/2020 Limestone Springs Golf Club Blount Conservation Trust, LLC 100% $0.90 NA NA 10/30/2020 Safe Harbor Marinas, LLC Sun Communities Operating Limited Partnership 100% $2,133.00 NA NA 10/16/2020 Rancho San Joaquin Golf Course of Drive Shack Inc. NA 100% $33.60 NA NA 9/30/2020 Harrah’s Reno Hotel & Casino CAI Investment LLC 100% $41.50 NA NA 9/29/2020 Lumière Place Casino and Hotels NA 100% $245.00 NA NA 9/22/2020 Superstition Sunrise RV Resort The Carlyle Group Inc. 100% $88.00 NA NA 9/13/2020 Assets of Casta Del Sol Golf Course of Agc Realty Llc NA 100% $13.00 NA NA 9/5/2020 Business of Axe Club of America NA 100% $0.93 NA NA 9/2/2020 Grundy Ice Arena in Bristol Borough, PA Black Bear Sports Group, Inc. 100% $4.00 NA NA 8/13/2020 Rock Creek Golf Club Golfcopartners, LLC 100% $1.90 0.96x NA 8/12/2020 Seven Aces Limited Trive Capital Management LLC 74% $274.16 3.30x 10.67x 8/11/2020 Askott Entertainment Inc. FansUnite Entertainment Inc. 100% $22.66 NA NA 8/7/2020 Two Additional Gaming Contracts of J&G Amusement, Inc. Lucky Bucks, LLC 100% $3.48 NA NA 8/4/2020 Devils Ridge Golf Club NA 100% $4.00 NA NA 7/20/2020 Caesars Entertainment Corporation (nka:Caesars Holdings, Inc) Eldorado Resorts, Inc. (nka:Caesars Entertainment, Inc.) 100% $17,445.44 2.09x 7.76x 7/17/2020 Brookfield Country Club, Inc. Sculptor Capital Management, inc. 100% $9.00 NA NA 7/14/2020 Flamingo Lake RV Resort Sun Communities, Inc. 100% $34.00 NA NA 7/13/2020 Club de Golf Val des Lacs NA 100% $1.32 NA NA 7/6/2020 Certain Assets of Bally’s Park Place Inc. Twin River Management Group, Inc. 100% $6.00 NA NA 7/1/2020 Ioc Kansas City Inc./ Rainbow Casino-Vicksburg Partnership, L.P. Twin River Worldwide Holdings, Inc. (nka:Bally’s Corporation) 100% $221.14 NA NA (nka:Casino KC and Casino Vicksburg) 6/29/2020 All of the assets of PL Gaming Texa, LLC Simplicity Esports and Gaming Company 100% $0.32 NA NA 6/25/2020 Gaming Contract of Five Of A Kind LLC Lucky Bucks, LLC 100% $2.24 NA NA 6/23/2020 Two Additional Gaming Contracts of Five Stars Amusements Inc. Lucky Bucks, LLC 100% $0.82 NA NA 6/19/2020 Playgon Interactive Inc. Global Daily Fantasy Sports Inc. (nka:Playgon Games Inc.) 100% $6.89 NA NA 6/19/2020 Five Additional Gaming Contracts of J&G Amusement, Inc. Lucky Bucks, LLC 100% $2.55 NA NA 6/18/2020 Ellis Park Race Course, LLC Laguna Development Corporation 100% $11.00 NA NA 6/15/2020 Three Additional Gaming Contracts of Lee Caudell, Inc. Lucky Bucks, LLC 100% $2.24 NA NA 5/27/2020 Bath & Racquet Club Sarasota Inc NA 100% $5.50 NA NA 5/5/2020 The Stars Group Inc. Flutter Entertainment plc 100% $10,893.69 4.37x 18.36x 4/30/2020 Two Additional Gaming Contracts of Guggle Amusement, Inc. Lucky Bucks, LLC 100% $0.87 NA NA 4/27/2020 Substantially all the Assets of Adventure Zoo & Safari Park Parks! America, Inc. 100% $7.13 NA NA 4/16/2020 Real Estate Assets of Tropicana Las Vegas Hotel and Casino Gaming and Leisure Properties, Inc. 100% $307.50 NA NA 3/25/2020 Funcom SE Tencent Cloud Europe B.V. 71% $145.56 5.46x 170.93x 3/24/2020 Four Additional Gaming Contracts of J&G Amusement, Inc. Lucky Bucks, LLC 100% $2.48 NA NA 3/13/2020 Waterford Golf Club LLC Carolina Panthers, LLC 100% $2.30 NA NA 2/24/2020 Classic Lanes Realty LLC NA 100% $0.95 NA NA 1/29/2020 160 Gaming Contracts and Associated Skill-Based Digital Gaming Lucky Bucks, LLC 100% $38.00 NA NA Terminals of Shivbhakti, Inc.

1/24/2020 Golden Mard Gras Casino and Golden Gates Casino and Golden Gulch Casino Twin River Worldwide Holdings, Inc. (nka: Bally’s Corporation) 100% $51.00 NA NA 1/16/2020 Four Location Contracts of J&G Amusement, Inc. Lucky Bucks, LLC 100% $2.40 NA NA 1/6/2020 ONE More Gym LLC B2Digital, Incorporated 100% $0.06 NA NA 12/31/2019 Iplayco Corporation Ltd. TSL888 Investment Inc. 100% $7.71 0.46x NM 12/31/2019 UMG Media Ltd. Torque Esports Corp. (nka:Engine Gaming and Media, Inc.) 100% $4.50 2.79x NM 12/31/2019 Reems Creek Gulf Club Assets of Warrior Golf Holdings, LLC. NA 100% $0.75 NA NA 12/24/2019 Certain assets of Micro Gaming Technologies, Inc. Everi Payments Inc. 100% $25.00 NA NA 12/20/2019 Circus Circus Casinos, Inc. NA 100% $825.00 NA 13.31x 12/20/2019 Two Additional Gaming Contracts from Lee Caudell, Inc. Lucky Bucks, LLC 100% $1.28 NA NA 12/6/2019 Land and Real estate assets of Isle Casino, Lady Luck Casino, and VICI Properties Inc. 100% $277.80 NA NA Mountaineer Casino 12/6/2019 Mountaineer Park, Inc./IOC-Caruthersville, LLC/IOC-Cape Girardeau LLC Century Casinos, Inc. 100% $107.20 NA 4.10x 12/6/2019 SPIRE Institute Axxella 100% $9.00 NA NA 12/4/2019 Viacom Inc. CBS Corporation (nka:Paramount Global) 100% $20,124.00 1.56x 6.64x 11/28/2019 Four Skyzone Trampoline Parks in Ontario CircusTrix, LLC 100% $7.15 NA NA 10/31/2019 Palm Beach Polo, Inc. NA 100% $16.00 NA NA 10/18/2019 Golf Operations of LPGA International Golf Club Fore Golf Services, L.P. 100% $4.01 NA NA 10/9/2019 Turfway Park, LLC NKYRG, LLC 100% $46.00 NA NA 10/7/2019 LA Fitness site at 3701 McKinley Parkway in Hamburg Realty Income Properties 21, LLC 100% $7.70 NA NA 9/27/2019 Two Gaming Contracts Lucky Bucks, LLC 100% $0.57 NA NA 9/26/2019 The Park at Sunderland Vazza Real Estate Group, LLC 100% $20.10 NA NA 9/24/2019 Peak Resorts, Inc. Vall Holdings, Inc. 100% $464.08 2.52x 9.32x 9/23/2019 Operations of 139 Video Game Terminals of illinois Gaming Systems, LLC Accel Entertainment Gaming, LLC (nka:Accel Entertainment, Inc.) 100% $4.66 NA NA 9/20/2019 Land and Real Estate Assets of JACK Cincinnati Casino VICI Properties Inc. 100% $558.30 NA NA 9/20/2019 Operating Assets of JACK Cincinnati Casino Hard Rock Cafe International Inc. 100% $186.50 0.85x NA 9/16/2019 Grand River Jackpot, LLC Accel Entertainment Gaming, LLC (nka:Accel Entertainment, Inc.) 100% $116.10 NA NA 9/10/2019 Loggerhead Marina Portfolio Equity LifeStyle Properties, Inc. 51% $168.08 NA NA 8/26/2019 Five Gaming Contracts of Ambaji Amusement LLC Lucky Bucks, LLC 100% $3.25 NA NA 8/20/2019 SportOne Parkview Ice House in Fort Wayne, Indiana NA 100% $5.95 NA NA 8/16/2019 Three Gaming Contracts of Fareast Amusement Games, LLC Lucky Bucks, LLC 100% $0.65 NA NA 7/30/2019 PLAYlive Nation, Inc. Simplicity Esports and Gaming Company 100% $1.20 NA NA 7/23/2019 Substantially all Assets of Sebago RED Hospitality & Leisure Key West, LLC 100% $6.83 NA 4.25x 7/17/2019 Four location contracts of Ambaji Amusemtnt LLC Lucky Bucks, LLC 100% $0.98 NA NA 7/15/2019 Pinnacle Combat, LLC B2Digital, Incorporated 100% $0.07 NA NA 7/12/2019 Arbutus Ridge Golf Club YIJing Golf Club Inc. 100% $4.50 NA NA 7/1/2019 Two Iconic Water Parks and One Resort in Texas of Schlitterbahn Waterparks, U.S.A Millennium Operations LLC 100% $261.00 3.84x NA 6/30/2019 Assets of Vegasinsider.com Inc. And scoresandodds.com Better Collective Florida, LLC 100% $20.00 NA NA 6/30/2019 Two Public Golf Properties in NJ And CA and Two Private Golf Properties in NA 100% $20.00 NA NA Tennessee And Washington 6/27/2019 Great American Gaming Corporation Maverick Casinos, LLC 100% $56.00 NA NA 6/14/2019 Nevada Gold & Casinos, Inc. Maverick Casinos, LLC 100% $42.68 0.57x 8.49x 5/31/2019 Sands Bethworks Gaming LLC PCI Gaming Authority, Inc. 100% $1,300.00 NA NA 5/23/2019 Greektown Holdings, LLC Penn National Gaming, Inc. 100% $300.00 NA NA 5/21/2019 Freedom Boat Club LLC Brunswick Corporation 100% $64.40 NA NA 5/1/2019 Gaming Partners International Corporation Angel Holdings Godo Kaisha 100% $100.00 1.15x 8.13x 4/11/2019 Planet Fitness franchises in the greater Philadelphia Argonne Capital Group, LLC 100% $150.00 NA NA 4/1/2019 All Operating Assets of Hard Rock Rocksino Northfield Park MGM Resorts International 100% $275.00 0.94x 2.93x 3/19/2019 3-Pad Ice Rink Facility in Chicago, illinois Canlan Ice Sports Corp. 100% $10.00 NA NA 3/12/2019 Four Gaming Contracts of Universal Games LLC Lucky Bucks, LLC 100% $1.04 NA NA 3/8/2019 Certain Casino Gaming Related Assets of Atrient, Inc Everi Holdings Inc. 100% $50.00 NA NA 3/8/2019 Three Gaming Contracts of A&R Entertainment Inc. Lucky Bucks, LLC 100% $1.40 NA NA 3/8/2019 Operations of Lady Luck Casino Nemacolin in Pennsylvania of Eldorado Churchill Downs Incorporated 100% $0.10 NA NA Resorts, Inc. 3/6/2019 Videre eSports Corp. Global Gaming Technologies Corp. 100% $12.87 NA NA 3/4/2019 Pluto, Inc. Viacom Inc. 100% $340.00 NA NA 2/28/2019 ATC Fitness LLC Town Sports International Holdings, Inc. 100% $21.67 NA NA 2/28/2019 Six Additional Gaming Contracts of Goldstar Amusement LLC Lucky Bucks, LLC 100% $2.09 NA NA 2/28/2019 Mayfield Sports Complex, Inc. NA 100% $0.60 NA NA 2/27/2019 Liberty Forge Golf Course Lucky Bear LLC 100% $1.50 NA NA

2/14/2019 Anchor FM Inc. Spotify Technology S.A. 100% $154.74 NA NA 2/8/2019 Integrity Gaming Corp. PlayAGS, Inc. 100% $47.76 2.94x 10.24x 2/1/2019 Pandora Media, LLC Sirius XM Holdings Inc.; Slrius XM Radio Inc. 100% $3,453.84 2.34x NM 2/1/2019 The LA Fitness club VEREIT, Inc. 100% $13.65 NA NA 1/29/2019 Real Property and Operations of Empire City Casino at Yonkers Raceway MGM Resorts International 100% $934.76 4.06x 13.35x 1/24/2019 FullCircle Entertainment Inc. CIA LLC 100% $0.10 NA NA 1/11/2019 Old PID, Inc. Churchill Downs Incorporated 100% $178.90 NA NA 1/8/2019 37,000 Spuare Foot Health Club at 19371 N.W. 27th Avenue Galaxy Management, Inc. 100% $12.06 NA NA 12/31/2018 Certain Assets of Family Amusement, Inc. Accel Entertainment Gaming LLC (nka:Accel Entertainment, 100% $5.51 NA NA Inc.) 12/14/2018 Club de Golf Le FontaineBleau Le Club de Golf Rosemere 100% $6.39 NA NA 12/12/2018 The Algonquin Club of Boston Hexagon Properties LLC 100% $17.50 NA NA 12/11/2018 AAPN Holdings LLC 888 Holdings plc 53% $36.87 NA NA 12/10/2018 Topgolf Facility in Baton Rouge, Louisiana Spirit Reality Capital, Inc. 100% $3.80 NA NA 11/30/2018 Four Massachusetts based Latitiude Sports Clubs Town Sports International Holdings, Inc. 100% $12.27 NA NA 11/29/2018 Pine Ridge Golf Club NA 100% $0.85 NA NA 11/21/2018 Eleven Additional Gaming Contracts of Feeling Lucky Amusement, LLC Lucky Bucks, LLC 100% $4.94 NA NA 11/15/2018 Nine Gaming Contracts of Goldstar Amusement LLC Lucky Bucks, LLC 100% $4.44 NA NA 11/2/2018 Certain Assets of GolfThere Corporation Your Golf Travel, Inc. 100% $0.64 NA NA 10/31/2018 Club Onyx In Philadelphia of RCI Hospitality Holdings, Inc. NA 100% $1.00 NA NA 10/16/2018 Certain Assets of G3 Gaming, LLC Accel Entertainment Gaming, LLC (nka:Accel Entertainment, 100% $38.04 NA NA Inc) 10/15/2018 Pinnacle Entertainment, Inc. Penn National Gaming, Inc. 100% $5,968.40 2.31x 8.90x 10/15/2018 Gaming and Related Operations of Four Pinnacle Properties Boyd Gaming Corporation 100% $575.00 NA NA 10/15/2018 Belterra Park and Plainridge Park Casino Gaming and Leisure Properties, Inc. 100% $307.70 NA NA 10/1/2018 Tropicana Entertainment Inc. Eldorado Resorts, Inc. (nka:Caesars Entertainment, Inc.) 100% $658.44 0.73x 3.50x 9/27/2018 Triple Peaks, LLC Vail Resorts, Inc. 100% $229.00 NA NA 9/18/2018 Royal Palm Yacht And Country Club, Inc. NA 100% $11.25 NA NA 9/17/2018 Valley Forge Convention Center Partners, LP Boyd Gaming Corporation 100% $280.50 NA 7.00x 9/6/2018 The Westin Las Vegas Hotel & Spa Cerberus Capital Mangement, L.P.; Highgate Hotels, L.P. 100% $195.50 NA NA 9/1/2018 ILG, Inc. (nka : ILG, LLC) Marriott Vacations Worldwide Corporation 100% $5,666.10 3.77x 19.21x 8/31/2018 50% Stake in Each of Casino at Ocean Downs and Ocean Downs Racetrack Churchhill Downs Incorporated 100% $47.80 NA NA 8/10/2018 Certain Assets Associated with Four Franchisee Owned Stores in Colorado Planet Fitness, Inc. 100% $17.25 NA NA 8/7/2018 Elgin Riverboat Resort-Riverboat Casino Eldorado Resorts, Inc. (nka:Caesars Entertainment, Inc.) 100% $299.24 1.84x 7.09x 7/31/2018 Stockton Seaview Hotel & Golf Club KDG Capital LLC 100% $21.00 NA NA 7/19/2018 PlasmaNet, Inc. LottoGopher Holdings Inc. 88% $4.89 0.78x NA 7/16/2018 Centaur Holdings, LLC Caesars Entertainment Corporation (nka:Caesars Holdings, 100% $1,675.00 NA NA Inc) 7/6/2018 Northfield Park Associated, LLC MGM Growth Properties Operating Partnership LP 100% $1,233.56 4.30x 14.73x 6/30/2018 South Dakota Route Operation of A.G. Trucano, Son & Grandsons, Inc. NA 100% $0.40 NA NA 6/21/2018 AMC Theatre In United States NA 100% $53.00 NA NA 6/12/2018 Westgate Entertainment District YAM Properties LLC 100% $133.00 NA NA 6/8/2018 Salmon Bay Marina Port of Seattle, Fishermen’s Terminal 100% $15.68 NA NA 6/1/2018 Lattner Entertainment Group Inc. Boyd Gaming Corporation 100% $100.00 NA 8.00x 5/24/2018 North Amercian Midway Entertainment LLC North American Fairs, LLC 100% $23.50 0.25x 3.22x 5/1/2018 Gaming Assets In West Greater Toronto Area of Ontario Lottery and Clairvest Group Inc.; Great Canadian Gaming Corporation; 100% $103.87 NA NA Gaming Corporation Clairvest Equity Partners V Limited Partnership 4/30/2018 Trans World Corpoarion FBC Overseas Investment (UK) Limited 100% $50.75 0.94x 9.76x 3/28/2018 Assets of BonusSeeker.com Catena Media plc 100% $15.93 NA NA 3/21/2018 Fuel Powered, Inc. Animoca Brands Corporation Limited 60% $1.01 2.51x NA 3/2/2018 Nashville Sperspeedway In Lebanon, Tennessee Panattoni Development Company, Inc. 100% $44.70 NA NA 2/28/2018 Regal Entertainment Group Cineworld Group plc 100% $5,893.06 1.89x 9.84x 2/28/2018 Homewood Suites by Hilton Nashville-Airport AVR Reality Company, LLC 100% $48.50 NA NA 2/22/2018 Vubiquilty, Inc. Amdocs Limited 100% $224.00 NA NA 2/20/2018 Deltic Timber Corporation Potlatch Corporaion (nka: PotlatchDeltic Corporation) 100% $1,409.58 6.16x 29.75x 1/31/2018 The Club at 35 Chauncy Street, Westborough, MA Town Sports International Holdings, Inc. 100% $2.87 NA NA 1/29/2018 Slot tracker.com of Innovative Game Solutions Partnership Game Lounge Ltd. 100% $1.60 NA NA 1/23/2018 Ontario Lottery and Gaming Corportion, Certain Gaming Facilities in The Clairvest Group Inc.; Great Canadian Gaming Corporation; 100% $134.17 0.17x NA Greater Toronto Area Brookfield Business Partners L.P. 1/16/2018 RED Hospitality & Leisure LLC Ashford Inc. 81% $1.20 NA NA 1/11/2018 Arrowhead Tennis, Inc. Minnesota North Volleyball Club 100% $1.40 NA NA

1/5/2018 NYX Gaming Group Limited Bally Gaming and Systems UK Limied 100% $581.50 3.12x 21.87x 1/3/2018 The Shawnee Country Club (nka: Shawnee Golf Course) NA 100% $0.35 NA NA 1/1/2018 6 Franchise Stores in Long Island Planet Fitness, Inc. 100% $28.50 NA NA 12/27/2017 Palm Beach Gardens Marriott RockBridge Capital, LLC 100% $29.00 NA NA 12/22/2017 Bingo Business of Poydras Gaming Finance Corp. Pollard Games, Inc. 100% $0.11 NA NA 12/15/2017 14 Gaming Contracts in Georgia Lucky Bucks, LLC 100% $4.35 NA NA 12/12/2017 Universal Entertainment Group, Inc. Iowa Tribe Of Oklahoma, Inc 51% $19.61 NA NA 12/8/2017 Landmark Cinemas Canada LP Kinepolis Group NV 100% $100.30 0.79x NA 11/30/2017 Single Health Club Located in New York Metropolitan Region Town Sports International Holdings, Inc. 100% $12.60 NA NA 11/30/2017 Maple Leaf Marinas Holdings Limited Partnership and Bay Moorings Wilmington Capital management Inc. 100% $2.70 NA NA Marina Holdings Limited Partnership 11/28/2017 Gaming Nation Inc. (nka: AscendFS, Inc.) Orange Capital Ventures GP LLC; OC Special Opportunities 100% $27.66 3.05x NM Fund LP 11/22/2017 Dormie Club, LLC Halnoa, LLC 100% $7.00 NA NA 11/3/2017 Screen Media Ventures, LLC Chicken Soup for the Soul Entertainment, Inc. 100% $10.70 NA NA 10/20/2017 American Casino & Entertainment Properties LLC Golden Entertainment, Inc. 100% $1,037.34 2.69x 12.04x 10/10/2017 West Corporation (nka: Intrado Corporation) Apollo Global Management, LLC (nka: Apollo Global 100% $4,955.02 2.16x 7.61x Management, Inc.) 10/10/2017 Funimation Global Group, LLC (nka: Crunchyroll, LLC) Sony Pictures Television Networks UK 95% $150.53 NA NA 10/6/2017 Fun Games Inc. Lucky Bucks, LLC 100% $5.07 1.71x NA 9/30/2017 Rocket Ball, Ltd. NA 100% $2,200.00 9.02x NA 9/30/2017 CycleBar Franchise, LLC Xponential Fitness, Inc. 100% $28.50 NA NA 9/18/2017 ClubCorp Holdings, Inc. Apollo Global Management, LLC 100% $2,180.11 1.98x 10.36x 9/11/2017 Lucille Roberts Health Club, Inc. Town Sports International Holdings, Inc. 100% $9.45 NA NA 8/15/2017 Innova Gaming Group Inc. 10188557 Canada Inc. 100% $31.27 1.41x 7.30x 8/4/2017 Open Road Films, LLC Tang Media Partners, LLC 100% $28.80 NA NA 7/31/2017 Intrawest Resorts Holdings, Inc. (nka: Alterra Mountain Company) Aspen Skiing Company, LLC; KSL Advisors, LLC; KSL Capital 100% $1,369.45 2.28x 10.19x Partners IV, L.P. 7/20/2017 Lighthouse Point Yacht and Racquet Club NA 100% $15.98 NA NA 7/3/2017 JumpStart Games, Inc. NetDragon Websoft Holdings Limited 100% $25.60 NA NA 6/30/2017 AM/PM Management, Inc. Lucky Bucks, LLC 100% $11.92 2.29x NA 6/7/2017 Mt. Mansfield Company, Inc., Stowe Mountain Operations Vail Resorts, Inc. 100% $41.00 NA NA 6/1/2017 DoubleDown Interactive LLC DoubleU Games Co., Ltd. 100% $825.00 NA 10.50x 5/30/2017 Ontario Lottery and Gaming Corporation, North Gaming Bundle Gateway Casinos & Entertainment Limited 100% $60.46 NA NA 5/18/2017 Triple 7’s Amusement LLC Lucky Bucks, LLC 100% $5.73 1.87x NA 5/18/2017 Lucky Star Amusement, Inc. Lucky Bucks, LLC 100% $1.62 1.21x NA 5/17/2017 Worcester Golf Club, Inc. NA 100% $0.93 NA NA 5/8/2017 JW Lee, Inc. RCI Hospitality Holdings Inc. 100% $25.95 2.00x NA 5/3/2017 The Country Club Clubhouse Developments Inc. 100% $220.00 NA NA 5/1/2017 Isle of Capri Casinos, Inc. Eldorado Resorts, Inc. (nka: Caesars Entertainment, Inc.) 100% $1,830.25 1.88x 8.96x 5/1/2017 RIH Acquisitions MS I, LLC and RIH Acquisitions MS II, LLC Penn National Gaming Inc. 100% $44.00 NA 2.10x 4/24/2017 BAM Software and Services LLC Churchill Downs Technology Initiatives Company 100% $23.10 NA NA 4/24/2017 FancyWood International LLC NA 100% $7.40 5.23x NA 4/7/2017 Grant’s Farm NA 100% $26.00 NA NA 4/6/2017 Northstar California Ski Resort, 15 Attraction properties and 5 Small EPR Properties: Och-Ziff Real Estate Acquisitions, LLC 100% $456.00 NA NA Family Entertainment Centers 4/5/2017 PJG Watson Island LLC ESJ Capital Partners, LLC 100% $60.00 NA NA 4/1/2017 Dandy Amusements International, Inc. Player One Amusement Group Inc. 100% $10.18 NA NA 3/13/2017 Isle of Capri Marquette, Inc. Casino Queen, Inc. 100% $40.00 NA NA 3/13/2017 Chimera Company Games Momentous Entertainment Group, Inc. 100% $0.32 NA NA 2/23/2017 White Manor Country Club Concert Golf Partners, LLC 100% $8.45 NA NA 2/21/2017 Iceoplex at Southpointe LLC Blackstreet Capital Management, LLC 100% $4.50 NA NA 2/10/2017 WCI Communities, Inc. Lennar Corporation 100% $878.73 1.34x 13.52x 2/7/2017 Eagle’s Nest Country Club ClubCorp Holdings, Inc. 100% $2.50 NA NA 2/1/2017 Affinity Gaming Z Capital Management LLC 59% $668.22 1.73x 9.50x 1/18/2017 DEQ Systems Corp. Scientific Games Corporation (nka: Light & Wonder, Inc.) 100% $19.92 2.70x NM 1/1/2017 Katahdin Timberlands LLC Acadian Timber Corp. 100% $0.93 NA NA Summary of M&A Transactions EV/Revenue EV/EBITDA Count 61 44 Low 0.06x 2.10x Mean 3.44x 16.62x Median 2.28x 9.41x High 28.64x 170.93x

Market-Based Approach Qualitative Considerations

Based on McLean’s analysis, TBC is not directly comparable to any of the guideline public companies or comparable company transactions. However, McLean considered the following qualitative factors when selecting multiple ranges to apply to TBC’s financial metrics:

•        Early Life Stage — TBC currently operates a single location in downtown Los Angeles, has never earned revenue of more than $10.0 million, is at an early life stage, and has generated operating losses in each year since 2017. However, TBC’s DTLA park serves as a “proof-of-concept” location that can be replicated if/when TBC decides to open new locations in the future. In general, large, mature companies with diversified revenue streams typically command greater valuation multiples than small, nascent businesses with concentrated revenue streams.

•        Differentiated Intellectual Property — TBC has developed a suite of video game software-related intellectual property that is unique and differentiates TBC from certain industry competitors. Based on information provided by management, the intellectual property includes twenty hours of diverse floor content that changes with frequency and is highly scalable, which enables it to be leveraged across all of TBC’s existing hardware and locations. Moreover, TBC’s technology enables the retention of key user experience data that can be analyzed to improve sales.

•        Strong Brand Position — TBC’s brand has gained a strong media presence, both in print and online, and has been covered in various news publications including the Los Angeles Times, Forbes, PerezHilton and the Wall Street Journal. Based on information provided by management, TBC’s branding has been exposed in more than 6 billion media impressions and 11,000 media mentions and its social media accounts have approximately 37,000 followers to date.

•        Nature of Product and Service Offerings — TBC generates revenue from three primary offering types: 1) food and beverage sales; 2) “Attraction” revenue associated with the sales of the usage of TBC’s intellectual property; and 3) “Events” revenue, which is associated with organizations renting the park for private events. Based on management’s projections, the DTLA location is expected to generate 36.6%, 56.7%, and 6.8% of its forecasted 2022 revenue from food and beverage, attraction, and event sales, respectively, while food and beverage, attraction, and event revenue within the Dallas location for 2023 are projected to account for 44.0%, 50.0%, and 6.0% of revenue, respectively. As a comparison, the DTLA location generated 43.5%, 37.3%, and 19.1% of its 2019 revenue from food and beverage, attraction, and event sales, respectively.

Market-Based Approach Conclusion

The following factors were considered as a part of this approach:

•        Financial Metric — McLean determined that a selected multiple range applied to TBC’s forecasted 2023 revenue would be appropriate given that TBC’s revenue will continue to be suppressed in the near-term given the business activity slowdowns and restrictions associated with the COVID-19 pandemic, which are not expected to continue in the long-term. Further, TBC’s Dallas location is expected to open for business in the fourth quarter of 2022, so relying on a financial metric prior to 2023 would not capture a full year of financial performance, thus, underrepresenting the long-term potential of the new location. Therefore, 2023 revenue was utilized for purposes of this analysis.

•        Selected Multiple — After considering the factors and information detailed on the previous pages, the selected multiple range should be slightly less than the mean and median multiples from the sets of guideline public companies and comparable transactions. McLean noted that TBC’s forecasted 2023 revenue included sales from its planned location in Dallas, which is expected to open in mid-2022 and is not yet operational. Moreover, a company at an early life stage would warrant a lower valuation multiple than a mature business in the same industry given the additional risk associated with achieving the projected revenues. Therefore, as indicated in the table below, McLean selected a multiple range of 2.5x to 3.0x to apply to TBC’s forecasted 2023 revenue.

•        Development Cost Adjustment — Based on discussions with management, a post-merger investment of approximately $4.2 million will be required to complete the buildout of TBC’s Dallas, TX location. Since forecasted 2023 revenue estimates assume a fully operational Dallas park, as a part of this analysis, it is appropriate to account for any future cash outflows required before the park can be opened for business.

Market-Based Approach Conclusion Financial Metric Selected Multiple Range Value Range Forecasted 2023 Revenue $ 21,838,491 2.5x to 3.0x $ 54,596,228 to $ 65,515,474 Less Estimated Dallas Park Development Costs (4,200,000) (4,200,000) Estimated Enterprise Value $ 50,396,228 to $ 61,315,474

Income-Based Approach

Income-based methods generally consider a company being valued as though it were an investment to provide a monetary return for its owner. Fundamentally, the value of a business or other financial asset is based on the expected future benefit divided by its risk. Application of income-based methods generally involve establishing an estimate of forecasted earnings, analyzing the risk of achieving forecasted earnings, and then converting the forecasted earnings to an estimate of value.

The discounted cash flow (“DCF”) analysis is an income-based method and suggests that a company’s value is derived from the future income it produces. This methodology estimates the value of a company as the sum of the present value (“PV”) of its projected cash flows in the forecast period and the present value of the terminal value at the end of the forecast period. A terminal value can be estimated once a company’s cash flows are projected to have stabilized and are expected to grow at a constant rate. The terminal value is typically calculated by dividing the terminal year free cash flow by the capitalization rate. The capitalization rate is equal to the discount rate of the company less the long-term sustainable growth rate.

Terminal Value Approaches

For purposes of McLean’s analysis, two methodologies were applied to estimate TBC’s value.

•        Gordon Growth Model — In the first DCF analysis, McLean captured the future operations of TBC’s downtown Los Angeles (“DTLA”) and Dallas parks on a standalone basis and have not included any potential additional locations. This scenario removes all corporate overhead expenses assumed to be related to supporting expansion into new locations outside of DTLA and Dallas, which would otherwise not need to be incurred to maintain the operations of the DTLA and Dallas parks.

•        Exit Multiple — The second DCF analysis captures the potential of new locations beyond the DTLA and Dallas parks and includes corporate overhead expenses for all years prior to a sale. This analysis utilizes an exit multiple range based on revenue in order to calculate the terminal value of TBC. As such, the selected revenue multiple is from the perspective of a hypothetical market participant that would aim to open additional locations and increase revenue and profitability beyond the potential of operating the existing DTLA and Dallas locations on a standalone basis.

Management’s Forecast and Assumptions

The DCF analysis was applied to management’s projections in regard to forward-looking operating results. Forward-looking statements are inherently subject to uncertainties and other factors that could cause actual results to differ materially from the forward-looking statements. Within management’s forecast, the following assumptions are noted:

•        Revenue — TBC expects revenue to grow to $21.8 million in 2023. Thereafter, revenue growth is projected to slowly decline to a same-store growth rate of 4.0% in 2026. For reference, the December 2021 Federal Reserve Bank of Philadelphia Livingston Survey forecasted average real GDP growth of 2.2% and average nominal GDP growth of 4.7% for the next 10 years. TBC’s revenue projections take into account the following factors:

− TBC expects revenue from its DTLA property to revert to a more normalized pre-pandemic level during 2022 as operating hours are expected to tick up when local business restrictions ease. In addition, management indicated that the DTLA park currently operates at full capacity on Friday and Saturday nights, which indicates strong pent-up demand.

− TBC is expected to open a second location in Dallas, Texas sometime in mid-2022, which will incrementally contribute to TBC’s top line following the park opening.

− Compared to TBC’s DTLA location, the Dallas location is situated in an area that has more foot traffic, which is expected to result in greater annual revenue for the Dallas location compared to the DTLA location.

− Based on TBC’s projections, the DTLA location is expected to generate 36.6%, 56.7%, and 6.8% of its forecasted 2022 revenue from food a beverage, attraction, and event sales, respectively, while food and beverage, attraction, and event revenue within the Dallas location for 2023 are projected to account for 44.0%, 50.0%, and 6.0% of revenue, respectively. For reference, the DTLA location generated 43.5%, 37.3%, and 19.1% of its 2019 revenue from food & beverage, attraction, and event sales, respectively.

− TBC is popular on social media and expects to continue to benefit from the marketing activity generated by influencers and celebrities that endorse TBC online.

•        EBITDA — TBC’s EBITDA projections differ within the two scenarios, as described below:

•        Scenario 1: In Scenario 1, TBC’s EBITDA margins are projected to equal 9.1% in the remainder of 2022 and 24.0% in 2023 and beyond. This scenario assumes that all corporate overhead expenses projected by management starting in 2023 would be related to the opening of new locations other than its Dallas location and would not need to be incurred to continue operating the DTLA and Dallas parks.

•        Scenario 2: In Scenario 2, TBC’s EBITDA margins are projected to equal 9.1% in the remainder of 2022 and 9.3% in 2023 and beyond. This scenario assumes that all corporate overhead expenses projected by management starting in 2023 would need to continue being incurred in order to support TBC as it works to expand to new locations beyond the DTLA and Dallas parks in the long-term.

•        Capital Expenditures and Depreciation Expenses — Capital expenditures are estimated to equal 2.0% of revenue throughout the forecast period and into perpetuity, which are associated with maintenance capital expenditures for the DTLA and Dallas locations. In addition, TBC indicated that a non-recurring outflow of approximately $4.2 million will be required in order to complete the buildout of the Dallas park. Further, McLean noted that TBC had already incurred capital expenditures related to the development of the Dallas location during the first six months of 2022. Depreciation expenses are expected to equal TBC’s maintenance capital expenditures throughout the forecast period and into perpetuity.

•        Working Capital — Based on discussions with TBC’s management, TBC targets a current ratio of 1.0x. Therefore, changes in working capital have been excluded from the DCF analysis for the purposes of McLean’s analysis.

•        Income Taxes — TBC’s pre-tax income is tax-affected with a 26.0% combined corporate income tax rate. For reference, the average combined corporate income tax rate in the United States is approximately 25.7% and varies by state.

•        Net Operating Loss (“NOL”) Carryforward Tax Benefit — Based on information provided by TBC, TBC has generated an estimated net operating loss carryforward balance of approximately $36.7 million based on its historical financial statements, which McLean assumed would become limited as a result of the Proposed Transaction based on the structure of the Proposed Transaction. Based on IRC Section 382, NOL carryforwards are limited after a change of control. McLean’s analysis included the following assumptions:

•        Losses can only be used to the extent of the acquired entity’s cumulative contribution to consolidated taxable income.

•        Losses generated after December 31, 2017 can be used to offset up to 80% of the entity’s taxable income.

•        Any unused portion of the IRC Section 382 limitation can be carried over and increase the limitation amount in subsequent years.

McLean had analyzed the utilization of the limited NOL carryforwards in the projected cash flows for TBC.

In addition, McLean noted that the DCF exit multiple approach does not include a net operating loss carryforward tax benefit beyond 2026, as McLean assumed the value of this benefit would be considered during a potential sale process and would be captured within the sale price implied by the selected exit multiples.

Discount Rate

An important assumption in a discounted cash flow analysis is the discount rate. A discount rate is a rate of return that is applied to a future cash flow stream in order to convert the monetary sums to a present value. The discount rate should reflect the risk that an investor would have in earning the related cash flows.

A weighted average cost of capital (“WACC”) is a discount rate that is used for discounting cash flows that are based on free cash flow to invested capital earnings streams. The WACC is a combination of:

•        The required rate of return on the equity and

•        The required rate of return on the debt for a company.

The following chart describes the discount rate applied by McLean:

Present Value of Forecast Period 2022 2023 2024 2025 2026 6 Months 12 Months 12 Months 12 Months 12 Months Estimated Free Cash Flows $(3,624,883) $3,552,104 $3,836,273 $4,066,449 $4,229,107 Periods (mid-year convention) 0.25 1.00 2.00 3.00 4.00 Low End of Value Range Discount Rate 13.0% 13.0% 13.0% 13.0% 13.0% Present Value of Each Year (3,515,802) 3,143,455 3,004,364 2,818,253 2,593,791 Present Value of Forecast Period $8,044,061 High End of Value Range Discount Rate 11.0% 11.0% 11.0% 11.0% 11.0% Present Value of Each Year (3,531,533) 3,200,094 3,113,605 2,973,353 2,785,844 Present Value of Forecast Period $8,541,363 Present Value of Terminal Value Low Value High Value Discount Rate 13.0% 11.0% Less long-Term Growth Rate (3.5%) (4.5%) Capitalization Rate 9.5% 6.5% 2026 Estimated Cash Flow $4,229,107 $4,229,107 Long-Term Growth Rate 3.5% 4.5% Terminal Year FCF 4,377,126 4,419,417 Divided by Capitalization Rate 9.5% 6.5% Terminal Value 46,075,010 67,991,031 Discount Rate 13.0% 11.0% Periods (mid-year convention) 4.00 4.00 Present Value of Terminal Value $28,258,666 $44,787,798

Cost of Equity

In order to estimate TBC’s cost of equity, McLean applied the build-up method and the capital asset pricing model (“CAPM”), which involve several specific inputs: the risk-free rate, equity and size risk premium, an industry beta, and a specific company and industry risk factor. The various components for the build-up and CAPM methods are discussed below and on the following pages.

Weighted Average Cost of Capital (“WACC”), Build-Up

McLean applied a 75.0% equity-to-total capitalization percentage based on the perspective of a hypothetical buyer as well as after consideration of the median debt-to-total capitalization percentages from the set of guideline public companies. The table below summarizes TBC’s WACC using the build-up method:

Weighted Average Cost of Capital - Build-Up Estimated Cost of Equity 17.42% Multiplied by Estimated % of Equity 75.00% Weighted Average Cost of Equity 13.06% Estimated After-Tax Cost of Debt 3.33% Multiplied by Estimated % of Debt 25.00% Weighted Average Cost of Debt 0.83% Weighted Average Cost of Capital, Build-Up 13.89%

Industry Beta, CAPM

Below, McLean estimated the 5-year betas of the guideline public companies analyzed above. McLean calculated the betas from a trailing end date as of December 31, 2019 due to the recent uptick in volatility associated with the economic shock caused by COVID-19, which has caused recent betas to diverge significantly from their long-term historical levels. The impacts of the pandemic are expected to subside in the near-term and a full economic recovery within the location-based entertainment industry is expected within the next few years. As such, the betas presented below represent a more normalized level for the industry compared to recent betas for the industry. Based on McLean’s analysis, it selected a beta of 0.70 for TBC.

5-Year Beta Calculations as of December 31, 2019 -LBE GPCs 5-Year Average Total Debt (millions, Average Market Cap (millions, Average Debt to Equity Estimated Income Tax 5-Year Unlevered Company Name Ticker Levered Beta local currency) local currency) Ratio Rate Beta Dave & Buster’s Entertainment, Inc. PLAY 0.81 $ 546.6 $ 1,849.8 29.6% 26.0% 0.67 Hollywood Bowl Group plc LSE:BOWL 0.19 47.5 217.0 21.9% 26.0% 0.16 Ten Entertainment Group plc LSE:TEG 0.84 26.7 83.6 31.9% 26.0% 0.68 Vail Resorts, Inc. MTN 0.70 1,159.9 7,400.0 15.7% 26.0% 0.63 Bally’s Corporation BALY - 308.3 203.9 151.2% 26.0% - Boyd Gaming Corporation BYD 2.14 3,629.5 2,696.2 134.6% 26.0% 1.07 Caesars Entertainment, Inc. CZR 1.59 2,114.7 1,911.0 110.7% 26.0% 0.87 Churchill Downs Incorporated CHDN 1.21 1,013.1 3,124.9 32.4% 26.0% 0.98 Las Vegas Sands Corp. LVS 1.63 10,523.0 45,562.2 23.1% 26.0% 1.40 MGM Resorts lnternational MGM 1.52 13,778.4 14,792.0 93.1% 26.0% 0.90 Monarch Casino & Resort, Inc. MCRI 0.92 64.0 585.0 10.9% 26.0% 0.85 Penn National Gaming, Inc. PENN 1.73 6,433.6 1,955.6 329.0% 26.0% 0.50 Red Rock Resorts, Inc. RRR 2.08 2,562.4 1,185.0 216.2% 26.0% 0.80 Wynn Resorts, limited WYNN 2.08 9,342.1 12,281.3 76.1% 26.0% 1.33 Century Casinos, Inc. CNTY 0.84 82.4 202.7 40.6% 26.0% 0.65 Cedar Fair, L.P. FUN 0.50 1,731.3 3,286.5 52.7% 26.0% 0.36 SeaWorld Entertainment, Inc. SEAS 1.28 1,617.8 1,726.2 93.7% 26.0% 0.75 Six Flags Entertainment Corporation SIX 0.93 1,939.6 4,953.5 39.2% 26.0% 0.72 AMC Entertainment Holdings, Inc. AMC 0.74 4,960.4 2,296.5 216.0% 26.0% 0.29 Cinemark Holdings, Inc. CNK 0.64 2,312.3 4,359.3 53.0% 26.0% 0.46 Cineplex Inc. TSX:CGX 0.44 806.7 2,539.7 31.8% 26.0% 0.35 IMAX Corporation IMAX 0.92 30.2 1,774.3 1.7% 26.0% 0.91 Reading International, Inc. RDI 1.03 208.0 341.0 61.0% 26.0% 0.71 The Marcus Corporation MCS 0.50 338.5 826.4 41.0% 26.0% 0.38 Mean 1.05 $ 2,732.4 $ 4,839.7 79.5% 0.68 Median 0 .92 $ 1,388.9 $ 1,933.3 46.8% 0.69

Size Risk Premium, CAPM

The equity risk premium and the size risk premium represent the additional return that investors expect to earn in excess of a risk-free rate, such as long-term Treasury securities, to compensate for the additional risk that expected future equity returns may not be realized. One of the leading sources of equity risk premium data is published by Duff & Phelps. The Duff & Phelps Cost of Capital Navigator contains a history of U.S. capital market returns. In general, the long-horizon equity risk premium is the arithmetic average total return for the S&P 500 less the average income returns of 20-year Treasury bonds. As published in Duff & Phelps’ Cost of Capital Navigator, McLean applied an equity risk premium of 5.5% for purposes of calculating the CAPM.

Duff & Phelps also performed a more detailed analysis of the size risk premium data, which takes into account separate factors to estimate the applicable size risk premium for companies based on different attributes. For purposes of calculating the CAPM, McLean analyzed the factors below and assigned the appropriate risk premium based on Duff & Phelps’ detailed analysis.

CAPM Size Risk Premium Attributes Smoothed Premium Equation (in millions, except for employees) Smoothed Equity Risk Premium Market Value of Equity1 Book Value of Equity 5-Year Average Net Income Market Value of Invested Capital1 TotaI Assets 5-Year Average EBITDA Sales Approximate Number of Employees 10.822% - 2.128%*Log(Mkt. Val.) 7.164% - 1.203%*Log(Book Val.) 6.750% - 1.424%*Log(Net Income) 10.421% - 1.934%*Log(MVIC) 8.596% - 1.437%*Log(Assets) 7.440% - 1.446%*Log(EBITDA) 8.794% - 1.459%*Log(Sales) 10.423% - 1.719%*Log(Employees) $58.53 $1.11 ($7.08) $60.06 $18.58 ($6.11) $2.38 52 7.06% 7.11% NA 6.98% 6.77% NA 8.24% 7.47% Mean Premium Over the Risk-Free Rate for CAPM 7.27% 1 Estimated based on the market-based approach.

Capital Asset Pricing Model Conclusion

McLean calculated TBC’s weighted average cost of capital using the CAPM to estimate the cost of equity as follows:

Estimated Cost of Equity - CAPM		
Public Comparables' Selected Unlevered Beta		0.70
Selected Debt to Equity Percentage		33.33%
Estimated Income Tax Rate		26.00%
Relevered Beta		0.87
Relevered Beta	0.87	
Equity Market Risk Premium[1]	5.50%	
Beta-Adjusted Market Risk Premium		4.80%
Risk-Free Rate		2.50%
Small Stock Equity Risk Premium		7.27%
Specific Company Risk Factor		2.00%
Estimated Cost of Equity		**16.57%**

[1] As of Valuation Date, per Duff & Phelps.

Estimated Cost of Equity - CAPM Public Comparables’ Selected Unlevered Beta Selected Debt to Equity Percentage Estimated Income Tax Rate Relevered Beta 0.70 33.33% 26.00% 0.87 Relevered Beta Equity Market Risk Premium1 Beta-Adjusted Market Risk Premium Risk-Free Rate Small Stock Equity Risk Premium Specific Company Risk Factor 0.87 5.50% 4.80% 2.50% 7.27% 2.00% Estimated Cost of Equity 16.57% 1 As of Valuation Date, per Duff & Phelps.

Estimated Cost of Equity - CAPM Public Comparables’ Selected Unlevered Beta Selected Debt to Equity Percentage Estimated Income Tax Rate Relevered Beta 0.70 33.33% 26.00% 0.87 Relevered Beta Equity Market Risk Premium1 Beta-Adjusted Market Risk Premium Risk-Free Rate Small Stock Equity Risk Premium Specific Company Risk Factor 0.87 5.50% 4.80% 2.50% 7.27% 2.00% Estimated Cost of Equity 16.57% 1 As of Valuation Date, per Duff & Phelps.

Weighted Average Cost of Capital Conclusion

After considering the build-up and the CAPM methods when determining appropriate discount rates to apply in the discounted cash flow analyses, McLean selected a WACC of 14.0% as a basis for TBC, as shown in the table below.

When comparing the relative risk of the two discounted cash flow analyses, the Gordon Growth Model is assumed to be less risky relative to the Exit Multiple approach, which assumes upside associated with the potential opening of new parks in addition to the DTLA and Dallas locations. As such, McLean applied a WACC of 12.0% in the Gordon Growth Model (+/- 1% spread) and 14.0% in the Exit Multiple scenario (+/- 1% spread).

WACC Conclusion Build-Up Method 13.89% CAPM Method 13.26% Selected WACC 14.00%

Risk-Free Rate

The risk-free rate is the rate available on instruments considered to have virtually no risk of default, such as U.S. Treasury obligations. The ultimate risk-free security is considered to be the 30-day U.S. Treasury Bill. However, most analysts prefer to use a 20-year yield to maturity since published equity risk premium data is related to a 20-year U.S. Treasury coupon bond. Since the current 20-year U.S. Treasury yields are considered to be abnormally low, a proxy for a longer-term sustainable risk-free rate should be applied. Therefore, as recommended in the Duff & Phelps Cost of Capital Navigator that is used in analyzing the equity and size risk premium, we applied a 2.5% risk-free rate, which is estimated to be a normalized 20-year U.S. Treasury yield.

Equity and Size Risk Premium, Build-Up

The equity and size risk premium represents the additional return that investors expect to earn in excess of a risk-free rate to compensate for the additional risk of investing in the equity of a business. In general, the equity risk premium is based on the total return for the S&P 500 less a risk-free rate. One of the leading sources of equity risk premium (“ERP”) data is developed by Duff & Phelps and published in its Cost of Capital Navigator.

An income-based approach is a forward-looking valuation methodology, and an ERP assumption should also be forward-looking. The Duff & Phelps data employs a multi-faceted analysis to estimate a conditional ERP that takes into account a broad range of economic information, multiple ERP estimation methodologies, and size risk based on specific attributes. The resulting premium is a combination of both the equity risk and size risk (from the regression equations in Exhibit C of the Risk Premium Support Study from the Cost of Capital Navigator). McLean analyzed TBC’s specific equity and size risk premium based on the Company’s specific attributes.

Specific Company & Industry Risk Factor

To tailor the build-up of McLean’s discount rate to the specific characteristics of TBC’s industry and business, McLean considered specific company risk factors unique to TBC. The size of this premium is affected by various positive and negative factors. Since McLean used unlevered data from the Duff & Phelps report, McLean’s assessment of TBC’s potential additional risk from its capital structure is considered when selecting the overall specific company and industry risk factor.

Based on the analysis of TBC’s value drivers and comparison to the guideline public companies noted earlier, TBC represents greater risk to potential investors than a company of similar size. Some of the additional factors considered when assigning the specific company and industry risk factor include:

•        TBC operates in the location-based entertainment industry, which includes a variety of players such as restaurants, hotels, casinos, bowling alleys, movie theaters, and recreational golf and sporting facilities, among others. However, TBC has developed a differentiated offering within the space, namely its intellectual gaming property associated with its attractions and games. Furthermore, the Company’s DTLA location offers twenty hours of diverse floor content that changes over time.

•        TBC’s brand has gained a strong media presence, both in print and online, and has been covered in various news publications including the Los Angeles Times, Forbes, PerezHilton and the Wall Street Journal. Based on information provided by TBC, TBC’s branding has been exposed in more than 6 billion media impressions and 11,000 media mentions and its social media accounts have approximately 37,000 followers to-date.

•        TBC is at an early life stage and has generated operating losses in each year since 2017.

•        The COVID-19 pandemic, which continues to be an ongoing concern as of the valuation date, has created widespread macroeconomic uncertainty. Further, TBC indicated that its 2021 and LTM revenue has been severely limited by in-person business restrictions imposed in connection with the pandemic.

•        TBC currently operates a single location in downtown Los Angeles. As such, TBC is exposed to risks associated with both its revenue and geographic concentration. Furthermore, TBC must navigate local rules and regulations specific to the operation of its locations, such as state and local authority alcoholic beverage sales licenses.

•        In 2019, TBC derived 43.5% of its revenue from food and beverage sales. As such, TBC must manage volatile prices associated with commodities that serve as input costs for providing TBC’s food and beverage offerings.

In addition, McLean analyzed the forecast and noted the following:

•        TBC expects revenue from its DTLA property to revert to a more normalized pre-pandemic level during 2022 as operating hours are expected to tick up as local business restrictions ease. In addition, management indicated that the DTLA park currently operates at full capacity on Friday and Saturday nights, which indicates strong pent-up demand for TBC’s offerings.

•        TBC is expected to open a second location in Dallas, Texas in mid-2022. As such, TBC must execute successfully on its marketing strategy, hiring plans, and location-buildout plans. Moreover, it indicated that previously unforeseen permitting delays have the potential to push the opening back by several months. Therefore, McLean noted that the forecast applied within the DCF analysis included only six months of operations for the Dallas location in 2022 and assumes a full year of operations for the Dallas location in 2023.

•        Compared to the median forecasted 2022 and 2023 EBITDA margins of 23.9% and 25.6%, respectively, projected for guideline public company Dave & Busters Entertainment, Inc., which has a similar operating model and cost structure compared to TBC, a 24.0% projected margin for TBC in Scenario 1 appears achievable.

Based on the foregoing analysis, The McLean Valuation Services Group, LLC rendered its opinion that, as of the date of the opinion, the merger consideration to be paid by Alpine to the holders of TBC’s shares in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Alpine.

Interests of Certain Persons in the Proposed Transaction

When you consider the recommendation of Alpine’s board of directors in favor of approval of these proposals, you should keep in mind that Alpine’s directors, officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Certain individuals of TBC and the Hotels also have potential interests that may differ. These interests include, among other things:

•        If the Business Combination or another business combination is not consummated by the time period required by the Existing Charter (and not otherwise extended), Alpine will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,675,000 shares of Common Stock held by the Alpine Insiders prior to the date of this proxy statement/prospectus, which shares of Common Stock were acquired for an aggregate purchase price of

$25,000 prior to Alpine’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $___ based upon the closing price of $___ per public share on Nasdaq on _________, 2022, the record date. The Sponsor also purchased an aggregate of 5,152,500 warrants (the “Private Placement Warrants”) from Alpine for an aggregate purchase price of approximately $5.1 million (or $1.00 per warrant) in a private placement simultaneously with the consummation of Alpine’s IPO. A portion of the proceeds Alpine received from these purchases were placed in the Trust Account. Such Warrants had an estimated aggregate value of $___ based on the closing price of $___ per Alpine warrant on Nasdaq on _________, 2022, the record date. The Private Placement Warrants will become worthless if Alpine does not consummate a business combination. Accordingly, the aggregate value of the shares of Common Stock and Private Placement Warrants held by the Sponsor as of the record date is $_____ for which the Sponsor paid an aggregate of $5,177,500. As a result, the Sponsor and its affiliates can earn a positive rate of return on this investment even if holders of Public Shares experience a negative rate of return in New TBC.

•        Kim Schaefer, Alpine’s Chief Executive Officer and a member of Alpine’s board of directors, is also the Chief Executive Officer and a 6% stockholder of TBC on a fully diluted basis. Accordingly, she will receive an aggregate of 231,607 shares of New TBC Common Stock in exchange for her ownership interest in TBC, which would have a value of $2,316,070 (assuming a stock price of $10.00 per share). It is also anticipated that she will have an employment agreement with New TBC following consummation of the Business Combination. See the section titled “Executive and Director Compensation” for further information.

•        Alex Lombardo, Alpine’s Chief Financial Officer, is expected to serve as Chief Financial Officer of New TBC following the consummation of the Business Combination and will have an employment agreement with New TBC. It is also currently contemplated that he will receive 30,000 restricted stock units of New TBC upon closing of the Business Combination for his service in connection with consummating the Business Combination. See the section titled “Executive and Director Compensation” for further information.

•        Brent Bushnell, a special advisor for Alpine, is the Chairman and Chief Strategy Officer of TBC and owns 9% of TBC on a fully diluted basis. Accordingly, he will receive an aggregate of 394,899 shares of New TBC Common Stock in exchange for his ownership interest in TBC, which would have a value of $3,948,990 (assuming a stock price of $10.00 per share). It is also anticipated that he will serve as Chief Strategy Officer of New TBC following the consummation of the Business Combination and will have an employment agreement with New TBC. See the section titled “Executive and Director Compensation” for further information.

•        Eric Gradman, Chief Technology Officer and a 7.5% stockholders of Two Bit Circus on a fully diluted basis, is expected to serve as Chief Technology Officer of New TBC upon consummation of the Business Combination and will have an employment agreement with New TBC. See the section titled “Executive and Director Compensation” for further information. He will receive an aggregate of ______ shares of New TBC Common Stock in exchange for his ownership interest in TBC, which would have an approximate value of $______ (assuming a stock price of $10.00 per share).

•        Derrek Kinzel, a consultant to Alpine, is expected to serve as Chief Operating Officer of New TBC following consummation of the Business Combination and will have an employment agreement with New TBC. See the section titled “Executive and Director Compensation” for further information.

•        It is currently contemplated that David Goldberg, Howard Silver and Alissa N. Nolan, each of Alpine’s other directors, and Brian Cameron, General Counsel for Atrium Holding Company, will be members of the board of directors of New TBC after the closing of the Business Combination (assuming that they are elected at the meeting). As such, in the future, each will receive any cash fees, stock options or stock awards that the board of directors of New TBC determines to pay its non-executive directors. It is also currently contemplated that David Goldberg will receive 3,000 restricted stock units of New TBC upon closing of the Business Combination for his service in connection with consummating the Business Combination.

•        It is currently contemplated that New TBC will engage the services of M3 Insurance to provide certain insurance brokerage services and pay it customary insurance brokerage commissions. Elizabeth Donley, who is a consultant to Alpine and will serve as General Counsel of New TBC upon consummation of the Business Combination, is on the board of directors of M3 Insurance and receives customary board compensation for her services on the board.

•        If Alpine is unable to complete a business combination within the required time period, its Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses, vendors or other entities that are owed money by Alpine for services rendered or contracted for or products sold to Alpine. If Alpine consummates a business combination, on the other hand, Alpine will be liable for all such claims.

•        The Alpine Insiders (or their affiliates) may make loans from time to time to Alpine to fund certain capital requirements. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $1,100,000 to Alpine, and additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Alpine outside of the trust account.

•        On each of August 31, 2022 and December 1, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with an additional three months to consummate the Business Combination. Each of the deposits was made in the form of a non-interest bearing loan and evidenced by a promissory note. If Alpine completes the Business Combination, Alpine will repay the amount evidenced by the notes. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Alpine outside of the trust account.

•        Alpine’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Alpine’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Alpine fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Alpine may not be able to reimburse these expenses if the Merger or another business combination, are not completed by March 2, 2023. As of _________, 2022, there were no reimbursable expenses outstanding.

•        All rights specified in Alpine’s Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Alpine, and of Alpine’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Alpine liquidates, Alpine will not be able to perform its obligations to its officers and directors under those provisions.

•        Maxim Group, the representative of the underwriters in Alpine’s IPO will be paid deferred underwriting fees of $3,745,000 only if a business combination is consummated by Alpine. Such deferred underwriting fees will not be paid if a business combination is not consummated.

Sources and Uses

The following tables summarize the estimated sources and uses for funding the Business Combination assuming:

•        No Redemptions:    The expected beneficial ownership of shares of New TBC Common Stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights and an aggregate of 7,115,500 shares of New TBC Common Stock are issued as a result of the Bonus Dividend; (ii) all Existing TBC Convertible Notes are converted into Existing TBC Common Stock immediately prior to the Effective Time, (iii) that 4,960,000 Merger Consideration Shares are issued as consideration to equityholders of TBC; and (iv) that there are 27,575,500 shares of New TBC Common Stock outstanding following the consummation of the Business Combination; and

•        Maximum Redemptions:    The expected beneficial ownership of shares of New TBC Common Stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) 10,700,000 Public Shares are redeemed for an aggregate payment of approximately $109.1 million from the Trust Account and no shares of New TBC Common Stock are issued as a result of the Bonus Dividend; (ii) all Existing TBC Convertible Notes are converted into Existing TBC Common Stock immediately prior to the Effective Time, (iii) that 4,960,000 Merger Consideration Shares are issued as consideration to equityholders of TBC; and (iv) that there are 9,760,000 shares of New TBC Common Stock outstanding following the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources			Uses
Cash in Trust(1)	$	___	Cash to Balance Sheet	$	___
Cash from TBC Balance Sheet	$	___	Transaction Expenses(2)	$	___
Equity Issuance to TBC Equity Holders(3)	$	___	Rollover Equity of TBC Equity Holders	$	___
Total Sources	$	___	Total Uses	$	___

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Alpine and TBC as part of the Business Combination.

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources			Uses
Cash in Trust(1)	$	___	Cash to Balance Sheet	$	___
Cash from TBC Balance Sheet	$	___	Transaction Expenses(2)	$	___
Equity Issuance to TBC Equity Holders(3)	$	___	Rollover Equity of TBC Equity Holders	$	___
Additional Financing(3)			Stockholder Redemptions	$	___
Total Sources	$	___	Total Uses	$	___

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Alpine and TBC as part of the Business Combination.

(3)      As indicated elsewhere in this proxy statement/prospectus, Alpine is in the process of negotiating an $82 million mortgage loan agreement with respect to the Hotels in conjunction with the closing of the Business Combination. The loan proceeds are anticipated to be used by New TBC to fund the acquisition of the Hotels and loan closing costs as well as, following closing of the Business Combination, renovation costs for the Hotels, loan interest payments required during anticipated renovations of the Hotels and lender approved working capital and corporate costs. It is currently anticipated that the loan would bear interest at a rate equal to the Secured Overnight Financing Rate (SOFR) plus 1050 basis points and have a maturity of 36 months from the closing of the Business Combination. While still being negotiated, it is currently anticipated that the loan would have traditional hotel mortgage loan features including loan fees at entry and exit, requirements for upfront and ongoing reserves, and excess cash flow sweeps. In addition, it is anticipated that the loan would have mortgage protections including non-recourse guarantee carve outs, prepayment fees, yield maintenance provisions, and financial covenants restricting additional debt and liabilities. There is no assurance that the loan agreement will be executed or that if it is executed, will not have different terms than as described above. It is also anticipated that prior to the date of this proxy statement/prospectus, Alpine will enter into agreements to provide it with additional funding and/or minimize the number of public shares that are submitted for redemption. The terms of such agreements have not been negotiated yet. As a result, there is no assurance that any such agreements will be executed.

Board of Directors Following the Business Combination

At the Special Meeting, seven directors will be elected to be the directors of New TBC upon the closing of the Business Combination. New TBC’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for the initial terms of the Class I and Class II directors) serving a three-year term. If the nominees are elected, Alissa N. Nolan, Brian Cameron and Brent Bushnell will be Class I directors serving until New TBC’s 2023 annual meeting of stockholders; David Goldberg and Howard Silver will be Class II directors serving until New TBC’s 2024 annual meeting of stockholders; and Elan Blutinger and Kim Schaefer, will be Class III directors serving until New TBC’s 2025 annual meeting of stockholders, and in each case, until their successors are elected and qualified.

Name; Headquarters; Trading Symbols

After completion of the proposed Business Combination:

•        the corporate headquarters and principal executive offices of New TBC will be located at 634 Mateo Street, Los Angeles, California 90021; and

•        it is expected that the New TBC Common Stock and Warrants will be listed on Nasdaq under the symbols “REVE” and “REVEW,” respectively.

Accounting Treatment

The Merger is expected to be accounted for as a forward acquisition with Alpine as the accounting acquirer. The Hotel Purchase is expected to be accounting for as an asset acquisition.

Material United States Federal Income Tax Considerations

For a detailed discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of redemption rights and with respect to holders of Existing TBC Common Stock who or that exchange such shares for shares of Alpine Common Stock in the Merger, see “U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares” beginning on page 146. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences of the Merger and/or the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings required with the State of Delaware necessary to effectuate the Merger.

Vote Required for Approval

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Alpine Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions count as a vote “against” the Business Combination Proposal, because an abstention represents a share entitled to vote and thus is included in the denominator in determining the percentage approving the proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on this proposal without receiving voting instructions, and broker non-votes will have no effect on the Business Combination Proposal. Additionally, the Business Combination will not be consummated if Alpine would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

As of the date of this proxy statement/prospectus, Alpine does not believe there will be any changes or waivers that Alpine’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Alpine will circulate a new or amended proxy statement/prospectus and resolicit Alpine’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

The Alpine Insiders are subject to those certain Insider Letters with Alpine, dated September 1, 2021 (the “Insider Letters”), whereby they have agreed to vote their shares of Alpine Common Stock in favor of the Business Combination Proposal. As of the record date for the Special Meeting, these holders together beneficially owned and were entitled to vote an aggregate of 2,675,000 shares of Common Stock, which currently constitutes 19.7% of the outstanding shares of Alpine Common Stock. In addition to the shares held by the Alpine Insiders, Alpine would need 4,100,001 shares, or approximately 38.3% of the 10,700,000 shares of Common Stock sold in Alpine’s IPO, to be voted in favor of the Business Combination Proposal in order for it to be approved assuming all outstanding shares are voted on such proposal and the shares of Common Stock held by Maxim Group LLC are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Alpine Common Stock is present at the Special Meeting, Alpine would need only approximately 712,501 shares, or approximately 6.7% of the Alpine Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Alpine Insiders in order for it to be approved.

Recommendation of the Alpine Board of Directors

ALPINE’S BOARD OF DIRECTORS RECOMMENDS THAT ALPINE’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2.A THROUGH 2.D — THE CHARTER PROPOSALS

Overview

Alpine stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex C, which, in the judgment of Alpine’s board of directors, is necessary to adequately address the needs of New TBC following the consummation of the Business Combination.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C:

(a) Proposal No. 2.A: increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares and increase the number of authorized shares of preferred stock from 1,000,000 shares to 5,000,000 shares;

(b) Proposal No. 2.B: change the company’s name from “Alpine Acquisition Corporation” to “Two Bit Entertainment Corp.”;

(c) Proposal No. 2.C: indicate that no director or officer shall be liable to New TBC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law; and (d)

(d) Proposal No. 2.D: remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Alpine after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the Business Combination requirements).

Proposals No. 2A through 2.D are cross-conditioned on one another, and collectively are referred to herein as the “Charter Proposals”.

The complete text of the Proposed Charter is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Charter Amendments

Each of the proposed amendments was negotiated as part of the Business Combination. Alpine’s board of directors’ reasons for proposing each of these amendments to the Existing Charter is set forth below.

Proposal No. 2.A: Authorized Shares — The Existing Charter authorizes (a) 50,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock. Proposal No. 2.A provides that New TBC will be authorized to issue 105,000,000 shares, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Alpine’s board of directors believes the increase in authorized shares of common stock is necessary to provide for the issuance of the common stock to the stockholders of TBC pursuant to the Merger Agreement and the Hotel Sellers pursuant to the Hotel Purchase Agreement, to reserve shares to be issued upon exercise of outstanding Alpine Warrants and for future issuances under the Incentive Plan and to provide for additional shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New TBC Common Stock to be authorized would be issuable as consideration for the Merger and Hotel Purchase and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of New TBC preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

Proposal No. 2.B: Change of Name — The amendment would change Alpine’s name from “Alpine Acquisition Corporation” to “Two Bit Entertainment Corp.” immediately following the Effective Time. Alpine’s board of directors believes that this change is necessary to better reflect the business of New TBC following consummation of the Business Combination.

Proposal No. 2.C: Indemnification Provision — The Existing Charter provides that a director shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for certain enumerated liabilities. Proposal No. 2.C. would expand this provision so that it also covers officers of the company. Alpine’s board of directors believes this change is necessary to allow it to attract individuals willing to serve as officers of New TBC following consummation of the Business Combination.

Proposal No. 2.D: Removal of Blank Check Provisions — The Existing Charter would be amended and replaced in its entirety with the Proposed Charter. This includes the removal of provisions of the Existing Charter that will no longer be relevant, including the elimination of certain provisions related to Alpine’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve New TBC if the initial business combination is not completed within a certain period of time and will allow New TBC to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Alpine board of directors believes it is the most appropriate period for New TBC following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from Alpine’s IPO be held in the Trust Account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Alpine Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

The Charter Proposals are cross-conditioned on one another. Failure to approve any of the Proposal No. 2.A through 2.D will result in none of the Charter Proposals being effected.

If the Business Combination Proposal is not approved, the Charter Proposals will not be presented at the Special Meeting. The Merger and Hotel Purchase is conditioned upon the approval of each of the Charter Proposals, subject to the terms of the Merger Agreement and Hotel Purchase Agreement. Notwithstanding the approval of each of the Charter Proposals, if the Merger and Hotel Purchase is not consummated for any reason, the amendments contemplated by the Charter Proposals will not be effected.

The Alpine Insiders have indicated that they intend to vote their shares of Alpine Common Stock in favor of the Charter Proposals.

Recommendation of the Alpine Board of Directors

ALPINE’S BOARD OF DIRECTORS RECOMMENDS THAT ALPINE’S STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE DIRECTOR ELECTION PROPOSAL

Overview

Upon the consummation of the Business Combination, the board of directors of New TBC will consist of seven (7) directors. Assuming the Business Combination Proposal is approved at the Special Meeting, holders of Alpine Common Stock are being asked to elect seven (7) directors to the board of directors of New TBC, effective upon the consummation of the Business Combination. The election of these directors is contingent upon the closing of the Business Combination. New TBC will also have four executive officers that are not directors.

Biography of Nominees and Officers

Name	Age	Position
Elan Blutinger	65	Chairman
Kim Schaefer	55	Chief Executive Officer and Director
Brent Bushnell	42	Chief Strategy Officer and Director
David Goldberg	52	Director
Howard Silver	66	Director
Alissa N. Nolan	58	Director
Brian Cameron	58	Director
Alex Lombardo	53	Chief Financial Officer
Derrek Kinzel	50	Chief Operating Officer
Andy Levey	42	Chief Marketing Officer
Eric Gradman	41	Chief Technology Officer
Elizabeth Donley	58	General Counsel

Director Nominees

Elan Blutinger has served as Alpine’s Chairman of the Board since Alpine’s inception. Since 1996, Mr. Blutinger has been the Managing Director of Alpine Consolidated, LLC, a firm he co-founded that specializes in consolidating travel and technology companies. He was the Chairman and Chief Executive Officer of each of Espresoh Tech, a Washington, DC-based, software product development company, from April 2019 until the sale of the company in December 2021, and AudioNow Holdings, a global mobile distribution platform for in-language media, from 2010 to May 2018. From 2004 to 2012, Mr. Blutinger served on the board of directors of Great Wolf Resorts (NASDAQ: WOLF), a family entertainment resorts company. He was previously chairman of VRGateway an online lodging technology company, from 2004 until its sale to Kinderhook Industries in 2008. From 2000 until 2003, he was a director and chairman of the special committee at Hotels.com (NYSE: HOTEL). Mr. Blutinger was also a director of Resortquest International, (NYSE: RQI) from 1997 to 2003, of Travel Services International (NASDAQ: TRVL) from 1996 to 2001, and of London-based Online Travel Services (LSE: OTC) from 2000 to 2004. Mr. Blutinger earned a BA from the American University, a MA from the University of California at Berkeley, and a JD from the Washington College of Law. Alpine believes Mr. Blutinger is well-qualified to serve on New TBC’s board of directors due to his experience, relationships and contacts.

Kim Schaefer has served as Alpine’s Chief Executive Officer since Alpine’s inception and a member of Alpine’s Board of Directors since August 2021. Since October 2020, Ms. Schaefer has been the Chief Executive Officer of Two Bit Circus. From November 2017 to October 2019, Ms. Schaefer served as President of Two Bit Circus. She has also served as an Advisor to Alpine Consolidated since December 2020. From 2015 to 2016, Ms. Schaefer was a consultant to Two Bit Circus. From 2009 to 2015, Ms. Schaefer served as Chief Executive Officer and a director of Great Wolf Resorts, Inc. (NASDAQ: WOLF). Prior to being appointed the Chief Executive Officer, Ms. Schaefer served as Great Wolf Resorts’ Chief Operating Officer/Chief Brand Officer from 2005 to 2009. Ms. Schaefer currently serves on the board of Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV) and SeaWorld Entertainment, Inc (NYSE: SEAS) and previously served on the board of Education Realty Trust, Inc. (NYSE: EDR), a collegiate housing REIT. Ms. Schaefer received a B.A. in Accounting from Edgewood College and is a Certified Public Accountant (inactive). Alpine believes that Ms. Shaefer is well-qualified to serve on New TBC’s board of directors due to her experience, relationships and contacts.

Brent Bushnell has served as Chairman of Two Bit Circus since he co-founded it in January 2012. From January 2013 to December 2015, Mr. Bushnell launched and led STEAM Carnival, a traveling showcase of high-tech entertainment and student STEAM workshops. From July 2010 to January 2012, Mr. Bushnell was the on-camera inventor for the ABC TV show Extreme Makeover: Home Edition. From March 2008 to 2012, he was a founding member of Syyn Labs, a creative collective creating stunts for brands like Google and Disney. Mr. Bushnell is Chairman of the Two Bit Circus Foundation, a 501(c)(3) non-profit organization that deploys STEM/STEAM-based programs for k-12 students, bringing the excitement of games and invention to communities around the world. Mr. Bushnell is a Sir Edmund Hillary Fellow and a regular public speaker, frequently speaking at TEDx, as well as Solidworks Annual, Pioneers Festival Austria, New Zealand Tripartite, NTT Summit Canada and Hong Kong FilmArt. He stufied computer science at the University of California at Los Angeles. Alpine believes Mr. Bushnell is well-qualified to serve on New TBC’s board of directors due to his experience, relationships and contacts.

David Goldberg has served as a member of Alpine’s board of directors since March 2021. Mr. Goldberg is an experienced public company and start-up CEO, board member and advisor with extensive experience in gaming, entertainment and sports. Since March 2017, he has served as a senior adviser to TPG Capital, one of the world’s largest private equity firms. Since December 2018, he has also served as a board member and audit committee chair of GAN Limited (NASDAQ: GAN), the nation’s leading software platform provider for the burgeoning online sports betting and casino space. From April 2014 to April 2018, he was a board and audit committee member at Trans World (OTCQB: TWOC), which operates casinos in the Czech Republic and was sold in mid-2018. From 2013 to September 2016, Mr. Goldberg was Chief Executive Officer of ScoreBig, Inc., owner and operator of ScoreBig.com, which made a general assignment for the benefit of creditors under California law in October 2016. From August 2008 to June 2010, he was the Chief Executive Officer of Youbet.com (NASDAQ: UBET) which was at the time the United States’ largest online wagering company. From October 2010 to July 2012, Mr. Goldberg was co-Chief Executive Officer of Federated Sports and Gaming, Inc. In 2012, Federated filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Goldberg received a BA in Economics from Northwestern University and an MBA from the University of Chicago Booth School of Business. Alpine believes Mr. Goldberg is well-qualified to serve on New TBC’s board of directors due to his experience, relationships and contacts.

Howard Silver has served as a member of Alpine’s board of directors since March 2021. Since 2007, Mr. Silver has been managing his personal investments and serving on various public and private company boards. From 1994 until 2007, Mr. Silver held various positions with Equity Inns, Inc., a former NYSE- listed hospitality REIT, including Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and Secretary. Until the sale of Equity Inns to Whitehall Global Real Estate Funds in October 2007, Equity Inns was the largest hotel REIT focused on the upscale extended stay, all suite and midscale limited service segments of the hotel industry. From 1992 until 1994, Mr. Silver served as Chief Financial Officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. From 1987 to 1992, Mr. Silver was employed by Ernst & Young LLP and from 1978 to 1985, by PricewaterhouseCoopers LLP, both global accounting firms. Mr. Silver has served as a member of the board of directors of Education Realty Trust, Inc. (NYSE: EDR) since 2010 and currently serves as its lead independent director. Mr. Silver has also served as an independent director and a member of the audit committee and the valuation, compensation and affiliate transactions committee of CIM Real Estate Finance Trust, Inc. (OTC: CMFT) since October 2019, a member of the board of directors and chairman of the audit committee of Jernigan Capital, Inc. (NYSE: JCAP), a mortgage REIT focused on lending to self-storage facilities, since April 2015. From January 2014 until the sale of the company in January 2016, he served as a member of the board of directors and as chairman of the audit committee of Landmark Apartment Trust, Inc., a publicly registered, non-listed multifamily REIT, and, from its inception in 2004 through the sale of the company in November 2013, he served as a member of the board of directors and chairman of the audit committee of CapLease, Inc. (NYSE: LSE), a publicly listed net lease REIT. From 2004 until the sale of the company in May 2012, Mr. Silver also served as a member of the board of directors of Great Wolf Resorts, Inc. (NASDAQ: WOLF). Mr. Silver received a B.S. (cum laude) in Accountancy from the University of Memphis and has been a Certified Public Accountant since 1980. Alpine believes Mr. Nolan is well-qualified to serve on New TBC’s board of directors due to his experience, relationships and contacts.

Alissa Nikki Nolan has served as a member of Alpine’s board of directors since March 2021. Ms. Nolan has held a variety of senior positions with global leaders involved in the acquisition, planning, development and operation of branded leisure-related real estate for more than 25 years. Since 2009, she has been the principal of Nolan Consulting Services, a consulting firm she founded. Ms. Nolan formerly served as the Director of Global Strategy and Business Development of Tussauds Group/Merlin Entertainment from 2000 to 2007, a non-executive board member of Great Wolf Resorts (NASDAQ: WOLF) from 2004 to 2007, and a director and principal of Economics Research Associates (London and Los Angeles) from 1993 to 2000. Ms. Nolan was a member of Mayor Bloomberg’s Advisory Panel for waterfront development in NY in 2009 and is a contributor to numerous leisure and real-estate industry publications. Ms. Nolan received a Masters of International Management & Finance from Thunderbird. Alpine believes Ms. Nolan is well-qualified to serve on New TBC’s board of directors due to her experience, relationships and contacts.

Brian Cameron has served as the General Counsel for Atrium Holding Company, a privately-held, family-owned investment and management company that owns the Hotels, since 2013. Mr. Cameron has over 20 years of experience as a real estate and hotel company executive. He has represented clients in a broad array of complex business transactions in commercial real estate, with extensive experience in hospitality transactions, financing, operations, restructurings and workouts. Prior to joining Atrium, from 2001 to 2013, Mr. Cameron was with Starwood Hotels & Resorts Worlwide, Inc. where he served in several positions including Senior Vice President, General Counsel of its Europe, Africa and Middle East division and General Counsel of its Latin America division. Prior to joining Starwood, Mr. Cameron practiced law for seven years at Kirkland & Ellis (most recently as a partner in its New York real estate department) and three years at Baker & McKenzie. Mr. Cameron received a BA (summa cum laude) from the State University of New York at Stony Brook and a JD from the University of Chicago Law School. Alpine believes that Mr. Cameron is well-qualified to serve on New TBC’s board of directors due to his extensive real estate and hotel experience.

Executive Officers (non-directors)

Alex Lombardo has served as Alpine’s Chief Financial Officer since Alpine’s inception and is expected to serve as New TBC’s Chief Financial Officer following consummation of the Business Combination. Mr. Lombardo has over 20 years of finance and development experience in the hospitality and entertainment industries having led capital markets, corporate finance, accounting, financial planning, investor relations, and treasury management. Since January 2020, Mr. Lombardo has served as the Chief Financial Officer of LTD Hospitality Group, a hospitality company. He has also served as an Advisor to Alpine Consolidated since December 2020. From 2017 to January 2020, Mr. Lombardo served as Chief Financial Officer and Head of Development for Two Bit Circus, Inc. Additionally, Mr. Lombardo served in a number of positions with Great Wolf Resorts, Inc. (NASDAQ: WOLF) from 2004 to 2017, including Treasurer, SVP of Finance and SVP of Development. From 1998 to 2004, Mr. Lombardo served as VP of Finance for Interstate Hotels and Resorts, Inc. (NYSE: IHR) Mr. Lombardo received a B.B.A. degree from James Madison University.

Derrek Kinzel will serve as Chief Operating Officer of New TBC upon consummation of the Business Combination. Mr. Kinzel has worked as a consultant with Alpine since it completed the IPO. In 2018, Mr. Kinzel founded Kinzel Consulting, a consulting firm, and has served as its Chief Executive Officer since its formation. From 2001 to 2018, Mr. Kinzel was with Great Wolf Resorts in a variety of management and operating role, including Regional Vice President of Operations (January 2010 to June 2018) where he was responsible for the operational strategy, growth, programs, staffing, and process development for the Great Wolf brand, and as General Manager for multiple Great Wolf Lodges (April 2001 to December 2009). Mr. Kinzel has served on boards for the Erie County Visitor and Convention Bureau (2003 to 2007), Thurston County Chamber of Commerce (2007-2010), and Big Brothers Big Sisters of Thurston County (2007 to 2010). Mr. Kinzel received a Bachelor of Science in Hospitality Management at the Ohio State University.

Andy Levey will serve as Chief Marketing Officer of New TBC upon consummation of the Business Combination. Mr. Levey has served as Marketing Director of Two Bit Circus since March 2019. He was a Clio Award Winner in 2021 and a recipient of Fast & Company 39th Most Innovative Companies in 2020 for Two Bit Circus. From April 2016 to February 2019, Mr. Levey served as Head of Marketing for La Perle, and launched the first permanent resident live entertainment show in Dubai under the La Perle brand. In 2019, Mr. Levey helped relaunch Sesame Street in the Middle East as Ahlan Simsim. From February 2011 to April 2016, Mr. Levey was Director of Marketing for Cirque du Soleil and responsible for multi-year content plans, innovating digital programming, media strategy, and distribution globally. He received a MBA/MS in Hospitality from the University of Las Vegas — Nevada as well as a BS in Finance from Tulane University.

Eric Gradman will serve as the Chief Technology Officer of New TBC upon consummation of the Business Combination. Mr. Gradman has served as the Chief Technology Officer at Two Bit Circus since June 2012. He is one of the original creators of STEAM Carnival in January 2013. From 2010 to 2012, Mr. Gradman was the co-founder and Chief Technology Officer of Doppelgames, Inc., a gaming company. From 2009 to 2013, he was a co-founder and lead engineer and roboticist of Syyn Labs, an art collective described by Fast Company Magazine as “The League of Extraordinary Nerds.” Mr. Gradman’s interactive artwork has been exhibited at LACMA, Sundance Film Festival, The Leonardo, Mindshare.LA and the TED Conference. Before devoting himself to the entertainment industry, Mr. Gradman was a professional roboticist and rapid prototyper for Applied Minds from(2006 to 2009 where he developed computer vision systems, self-driving cars, and robots of all shapes and sizes. Mr. Gradman previously made appearances on television including as an on-screen inventor for ABC’s Extreme Makeover Home Edition (2011), a talking head for Discovery’s Outrageous Acts of Science (2013-2018) and as a frequent guest on programs about science and invention. Mr. Gradman received a MS in Computer Science from the University of Southern California.

Elizabeth Donley will serve as General Counsel for New TBC upon consummation of the Business Combination. Ms. Donley has served as a C-suite executive, lawyer and scientist. She brings a wide variety of skills with expertise in intellectual property, licensing, business and securities law, finance and technology. Since November 2006, Ms. Donley has served as the Chief Executive Officer of Stemina Biomarker Discovery, a biotech company focused on diagnostic biomarkers for more precise treatment of autism and other neuro-developmental disorders. Previously, Ms. Donley was the General Counsel and Director of Business Development for the Wisconsin Alumni Research Foundation (WARF) from July 1998 to October 2006, a large non-profit organization responsible for patenting and licensing technology developed at the University of Wisconsin-Madison. She also served as Managing Director of both WARF subsidiaries, WiSys Technology Foundation (July 2000 to July 2006) and WiCell Research Institute (July 1999 to October 2006). She led the initiative to establish the Wisconsin Institutes for Discovery and the Morgridge Institute for Research, a large research institute. She is a patent attorney who began her career at the law firm of Quarles & Brady where she practiced intellectual property, business and securities law from August 1994 to July 1998. She serves on several boards including M3 Insurance and Stemina Biomarker Discovery. She also has served on the US Bank Advisory board for the Madison, Wisconsin market for more than 15 years and is past board chair of the Greater Madison Chamber of Commerce. In 2016, she was named Executive of the Year by In Business Magazine and in 2019,she was named Best in Business by Madison Magazine.Ms. Conley received a JD, MS in Bacteriology and a BA in Journalism from the University of Wisconsin; and an MBA in finance from the University of Wisconsin-Whitewater.

Board Composition

We intend to have seven (7) directors upon completion of the Business Combination. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Alissa N. Nolan, Brian Cameron and Brent Bushnell, will expire at New TBC’s first annual meeting of stockholders after this meeting. The term of office of the second class of directors, consisting of David Goldberg and Howard Silver, will expire at New TBC’s second annual meeting of stockholders after this meeting. The term of office of the third class of directors, consisting of Elan Blutinger and Kim Schaefer, will expire at New TBC’s third annual meeting of stockholders after this meeting. Pursuant to the Shareholder and Registration Rights Agreement, the Hotel Sellers shall have the right to appoint one person to be a director on the New TBC Board for so long as Hotel Sellers or their affiliates retain in the aggregate at least one-half of the Hotel Purchase Consideration Shares.

Committees of the Board of Directors

The board of directors of New TBC will have three standing committees: Audit, Compensation, and Nominations. While the Audit Committee is expected to have primary responsibility for risk oversight, both the Audit Committee and the entire board of directors are expected to be actively involved in risk oversight on behalf of New TBC and both are expected to receive reports on New TBC’s risk management activities from New TBC’s executive management team on a regular basis. It is also anticipated that members of both the Audit Committee and the board of directors will also engage in periodic discussions with New TBC’s Chief Executive Officer, Chief Financial Officer, General Counsel, Corporate Secretary and other senior officers as they deem appropriate to ensure that risk is being properly managed at New TBC. In addition, it is expected that each committee of the board of directors will consider risks associated with its respective area of responsibility.

Audit Committee

It is expected that Howard Silver will be appointed as the chair and member of the Audit Committee, along with David Goldberg and Elan Blutinger being appointed as members. It is expected that the Audit Committee will otherwise meet the Nasdaq audit committee composition requirements. It is expected that each member of the Audit Committee will be financially literate.

Our board has determined that Howard Silver will qualify as an “audit committee financial expert” as defined by the SEC.

The functions of the Audit Committee will include, among other things:

•        evaluating the performance, independence and qualifications of New TBC’s independent auditors and determining whether to retain New TBC’s existing independent auditors or engage new independent auditors;

•        reviewing New TBC’s financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of New TBC’s independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of New TBC’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New TBC’s internal audit function;

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New TBC;

•        obtaining and reviewing at least annually a report by New TBC’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•        monitoring the rotation of partners of New TBC’s independent auditors on New TBC’s engagement team as required by law;

•        prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New TBC’s independent auditor;

•        reviewing New TBC’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in New TBC’s periodic reports to be filed with the SEC and discussing the statements and reports with New TBC’s independent auditors and management;

•        reviewing with New TBC’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New TBC’s financial controls and critical accounting policies;

•        reviewing with management and New TBC’s auditors any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by New TBC regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in New TBC’s annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with New TBC’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New TBC’s code of ethics;

•        reviewing New TBC’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, all applicable SEC rules and regulations and all applicable Nasdaq listing rules. New TBC will comply with future requirements of the SEC, Nasdaq or other applicable authority to the extent they become applicable to New TBC.

It is expected that the Audit Committee will establish a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation Committee

It is expected that Alissa Nolan will be appointed the chair and member of the Compensation Committee, along with Howard Silver, and David Goldberg being appointed as members. The board of directors of New TBC is expected to determine that each of the members of the compensation committee satisfies the independence requirements of Nasdaq and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

The functions of the compensation committee will include, among other things:

•        reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•        reviewing and approving the compensation and other terms of employment of New TBC’s executive officers;

•        reviewing and approving performance goals and objectives relevant to the compensation of New TBC’s executive officers and assessing their performance against these goals and objectives;

•        making recommendations to the board of directors of New TBC regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors of New TBC;

•        reviewing and making recommendations to the board of directors of New TBC regarding the type and amount of compensation to be paid or awarded to New TBC non-employee board members;

•        reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•        administering New TBC’s equity incentive plans, to the extent such authority is delegated by the board of directors of New TBC;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New TBC’s executive officers;

•        reviewing with management New TBC’s disclosures under the caption “Compensation Discussion and Analysis” in New TBC’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing an annual report on executive compensation that the SEC requires in New TBC’s annual proxy statement; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the board of directors of New TBC.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. New TBC will comply with future requirements of the SEC, Nasdaq or other applicable authority to the extent they become applicable to New TBC.

Nominating and Governance Committee

It is expected that David Goldberg will be appointed as the chair and member of the Nominating and Governance Committee, along with Elan Blutinger and Alissa Nolan being appointed as members. It is expected that the Nominating and Governance Committee will comprise at least three (3) directors, with all such directors meeting Nasdaq independence requirements. The Nominating and Governance Committee will assist the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominating and Corporate Governance Committee will be responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with New TBC’s Code of Business Conduct and Ethics.

Code of Ethics

Upon consummation of the Business Combination, New TBC intends to adopt an amended and restated Code of Business Conduct and Ethics that will apply to its officers and employees, including its principal executive officer, principal financial officer and principal accounting officer.

Director Independence

As a result of its common stock being listed on Nasdaq following consummation of the Merger, New TBC will adhere to the listing rules of Nasdaq in affirmatively determining whether a director is independent. Alpine’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon the consummation of the Business Combination, the board of directors of New TBC is expected to determine that each of the directors other than Brent Bushnell and Kim Schaefer qualifies as an independent director, as defined under the listing rules of Nasdaq, and that the board of directors of New TBC consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New TBC will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, and the compensation committee, as discussed below.

Role of the Board of Directors of New TBC in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors of New TBC will be informed oversight of New TBC’s risk management process. The board of directors of New TBC does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of New TBC as a whole, as well as through various standing committees of the board of directors of New TBC that address risks inherent in their respective areas of oversight. In particular, the board of directors of New TBC will be responsible for monitoring and assessing strategic risk exposure and New TBC’s audit committee will have the responsibility to consider and discuss New TBC’s major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New TBC’s compensation committee will also assess and monitor whether New TBC’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Vote Required for Approval

The election of directors requires a plurality of the votes cast by Alpine stockholders. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine.” Broker non-votes will have no effect with respect to the Director Election Proposal.

If the Business Combination Proposal is not approved or any of the Charter Proposals or Nasdaq Proposal are not approved and the applicable condition in the Merger Agreement or Hotel purchase Agreement is not waived, the Director Election Proposal will not be presented at the Special Meeting.

The Alpine Insiders have indicated that they intend to vote their shares of Alpine Common Stock in favor of each director being appointed pursuant to the Director Election Proposal.

Recommendation of the Alpine Board of Directors

ALPINE’S BOARD OF DIRECTORS RECOMMENDS THAT ALPINE’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, New TBC will issue an aggregate of (1) the number of Merger Consideration Shares equal to (a) (i) $49,600,000, minus (ii) the aggregate outstanding balance of the Existing TBC Convertible Notes”) that are not converted into shares of TBC Common Stock immediately prior to the Closing, divided by (ii) $10.00, divided by (b) the number of shares of TBC Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares); and (2) 1,950,000 Hotel Purchase Consideration Shares. Alpine has also agreed to issue up to 7,115,500 shares of New TBC Common Stock in connection with the Bonus Dividend to holders of Public Shares that do not exercise redemption rights with respect to such shares in connection with the Business Combination.

The terms of the Merger Agreement and Hotel Purchase Agreement are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement and Hotel Purchase Agreement, respectively, which are attached as Annex A and Annex B hereto, respectively.

Reasons for Seeking Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (2) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

The maximum aggregate number of shares of New TBC Common Stock issuable pursuant to the Merger Agreement and Hotel Purchase Agreement represents greater than 20% of the number of shares of Alpine Common Stock outstanding before such issuance. The issuance of such shares would result in significant dilution to our stockholders. As a result, stockholder approval of the issuance of shares of Alpine Common Stock issuable pursuant to the Merger Agreement and Hotel Purchase Agreement is required under Nasdaq rules.

Vote Required for Approval

The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the shares of Alpine Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder because the Nasdaq Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Nasdaq Proposal.

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The Merger and Hotel Purchase is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement and the Hotel Purchase Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Merger or Hotel Purchase is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Alpine Insiders have indicated that they intend to vote their shares of Alpine Common Stock in favor of the Nasdaq Proposal.

Recommendation of the Alpine Board of Directors

ALPINE’S BOARD OF DIRECTORS RECOMMENDS THAT ALPINE’S STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

Overview

Stockholders are being asked to approve and adopt the Incentive Plan Proposal. A total of 1,500,000 shares of New TBC Common Stock will be reserved for issuance under the Incentive Plan. Alpine’s board of directors approved the Incentive Plan on May 17, 2022, subject to stockholder approval at the Special Meeting. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex D to this proxy statement/prospectus. If approved by our stockholders, the Incentive Plan will be administered by New TBC’s board of directors or by the compensation committee, which will have the authority to make awards under the Incentive Plan.

After careful consideration, Alpine’s board of directors believes that approving the Incentive Plan is in the best interests of Alpine and its stockholders. New TBC will operate in a challenging marketplace in which its success depends to a great extent on its ability to attract and retain employees, officers, directors and other service providers of the highest caliber. One of the tools New TBC regards as essential in addressing these human resource challenges is a competitive equity incentive program. The Incentive Plan provides a range of incentive tools and sufficient flexibility to permit the Compensation Committee of the board of directors of New TBC to implement them in ways that will make effective use of the shares that stockholders authorize for incentive purposes. New TBC intends to use these incentives to attract new key employees and to continue to retain existing key employees, officers, directors and other service providers for the long-term benefit of New TBC and its stockholders. Approval of the Incentive Plan by Alpine’s stockholders will allow New TBC to continue to grant equity incentive awards at levels determined by the board of directors of New TBC and its Compensation Committee. The Incentive Plan will also allow New TBC to utilize a broad array of equity incentives in order to provide long-term incentives that align the interests of its employees, officers, directors and other service providers with the interests of its stockholders. Therefore, Alpine’s board of directors recommends that the Alpine stockholders approve the Incentive Plan. If the stockholders approve the Incentive Plan, it will become effective upon the consummation of the Business Combination.

Summary of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex D to this proxy statement/prospectus.

Purpose

The purpose of the Incentive Plan is to enable New TBC to offer its employees, officers, directors, and consultants whose past, present and/or potential future contributions to New TBC have been, are, or will be important to its success, an opportunity to acquire a proprietary interest in New TBC. The various types of incentive awards that may be provided under the plan are intended to enable New TBC to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

Administration

The Incentive Plan is administered by the New TBC board of directors or by the compensation committee of the board. In this summary, references to the “committee” are to the committee administering the plan or, if no such committee is designated, the board of directors. The committee will be comprised solely of “non-employee” directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Presently, the Incentive Plan is administered by the compensation committee. Subject to the provisions of the plan, the committee determines, among other things, the persons to whom from time-to-time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise, or forfeiture provisions related to the awards.

Stock Subject to the Incentive Plan

There will be 1,500,000 shares of New TBC Common Stock reserved for issuance under the Incentive Plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the Incentive Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, the shares surrendered by the holder or withheld by New TBC will not be available for future award grants under the plan.

Under the Incentive Plan, in the event of a change in the number of shares of New TBC Common Stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock forward split or reverse split or other extraordinary or unusual event that results in a change in the shares of New TBC Common Stock as a whole, the committee shall determine whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under such award or to the aggregate number of shares reserved for issuance under the plan.

Eligibility

New TBC may grant awards under the Incentive Plan to employees, officers, directors, and consultants of New TBC or its subsidiaries who are deemed to have rendered, or to be able to render, significant services to New TBC and who are deemed to have contributed, or to have the potential to contribute, to its success. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of New TBC or its subsidiaries.

Types of Awards

Options

The Incentive Plan provides both for “incentive” stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the plan. The committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of New TBC stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of New TBC’s plans), measured at the date of the grant, may not exceed $100,000.

An incentive stock option may only be granted within 10 years from the effective date of the Incentive Plan. An incentive stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of New TBC stock.

Subject to any limitations or conditions the committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to New TBC specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in New TBC securities or in a combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable, during the holder’s lifetime, only by the holder, or in the event of legal incapacity or incompetency, the holder’s guardian, or legal representative. However, a holder, with the approval of the committee, may transfer a non-qualified stock option by gift to a family member of the holder or by domestic relations order to a family member of the holder or may transfer a non-qualified stock option to an entity in which more than 50% of the voting interests are owned by family members of the holder or the holder.

Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by New TBC or one of its subsidiaries at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability or normal retirement, the holder may still exercise his or her vested stock options for a period of 12 months, or such other greater or lesser period as the committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by New TBC or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board of directors or committee may determine, or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by New TBC without cause, then the portion of any stock option that is vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the committee may determine but not beyond the balance of the stock option’s term.

Stock Appreciation Rights

Under the Incentive Plan, New TBC may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or New TBC may grant them alone and unrelated to an option. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right in tandem with a stock option will not affect the number of shares of common stock available for awards under the plan. In such event, the number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock

Under the Incentive Plan, New TBC may award shares of restricted stock either alone or in addition to other awards granted under the plan. The committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price (if any) to be paid for the restricted stock by the person receiving the stock from New TBC, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

The Incentive Plan requires that all shares of restricted stock awarded to the holder remain in New TBC’s physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. New TBC will retain custody of all dividends and distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained dividends and distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to vote the shares.

Other Stock-Based Awards

Under the Incentive Plan, New TBC may grant other stock-based awards, subject to limitations under applicable law that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of the Company’s subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the Incentive Plan or any of New TBC’s other plans.

Accelerated Vesting and Exercisability

If any one person, or more than one person acting as a group, acquires the ownership of stock of New TBC that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of the stock of New TBC, and the board of directors does not authorize or otherwise approve such acquisition, then immediately prior to the closing of such acquisition, the vesting periods of any and all stock options and other awards granted and outstanding under the Incentive Plan shall be accelerated and all such stock options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all common stock subject to such stock options and awards on the terms set forth in the plan and the respective agreements respecting such stock options and awards. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which New TBC acquires its stock in exchange for property is not treated as an acquisition of stock.

The committee may, in the event of an acquisition by any one person, or more than one person acting as a group, together with acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from New TBC that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of New TBC immediately before such acquisition or acquisitions, or if any one person, or more than one person acting as a group, acquires the ownership of stock of New TBC that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of the stock of New TBC, which has been approved by the board of directors, (i) accelerate the vesting of any and all stock options and other awards granted and outstanding under the Incentive Plan, or (ii) require a holder of any award granted under the plan to relinquish such award to New TBC upon the tender by New TBC to the holder of cash in an amount equal to the repurchase value of such award (as defined in the Incentive Plan). For this purpose, gross fair market value means the value of the assets of New TBC, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any provisions of the Incentive Plan or any award granted thereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the plan or an award granted thereunder to fail to comply with Section 409A of the Code.

Other Limitations

The committee may not modify or amend any outstanding option or stock appreciation right to reduce the exercise price of such option or stock appreciation right, as applicable, below the exercise price as of the date of grant of such option or stock appreciation right. In addition, no option or stock appreciation right with a lower exercise price may be granted in exchange for, or in connection with, the cancellation or surrender of an option or stock appreciation right or other award with a higher exercise price.

Withholding Taxes

When an award is first included in the gross income of the holder for federal income tax purposes, the holder will be required to make arrangements regarding the payment of all federal, state and local withholding tax requirements, including by settlement of such amount in shares of our common stock. The obligations of New TBC under the Incentive Plan are contingent on such arrangements being made.

Term and Amendments

Unless terminated by the Board, the Incentive Plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the initial effective date of the plan. The Board may at any time, and from time to time, amend the plan or any award agreement, but no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the Incentive Plan is only a summary of the general rules applicable to the grant and vesting or exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive Stock Options

Participants will recognize no taxable income upon the grant of an incentive stock option. The participant generally will realize no taxable income when the incentive stock option is exercised. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. New TBC will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above, the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid for the shares; and New TBC will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable. Further, the income tax deduction may be limited by the deductibility of compensation paid to certain officers under Code section 162(m).

Non-Qualified Stock Options

With respect to non-qualified stock options:

•        upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•        upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the limits of Code section 162(m) and the requirement that the compensation be reasonable; and

•        New TBC will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-qualified stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under Section 83(b) of the Code to elect to be taxed on the receipt of shares, and New TBC will qualify for a corresponding deduction at that time, subject to the limits of Code section 162(m). The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock Appreciation Rights

Upon the grant of a stock appreciation right, the participant recognizes no taxable income and New TBC receives no deduction. The participant recognizes ordinary income and New TBC may receive a deduction at the time of exercise equal to the cash and fair market value of the common stock payable upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant.

Restricted Stock

A participant who receives restricted stock will recognize no income on the grant of the restricted stock and New TBC will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Dividends paid on restricted stock that is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by New TBC subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant but will not be deductible by New TBC.

Other Stock-Based Awards

The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code imposes certain requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan may become immediately taxable. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Stock appreciation. rights and deferred stock awards that may be granted under the Incentive Plan may constitute deferred compensation subject to the Section 409A requirements. It is New TBC’s intention that any award agreement governing awards subject to Section 409A will comply with these rules.

New Incentive Plan Benefits

The benefits that will be awarded or paid in the future under the Incentive Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Equity Compensation Plan Information

Alpine did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of the date hereof.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, New TBC intends to file with the SEC a registration statement on Form S-8 covering the shares of New TBC Common Stock issuable under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the shares of Alpine Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote “against” the Incentive Plan

Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder because the Incentive Plan Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Incentive Plan Proposal.

If the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal are not approved, the Incentive Plan Proposal will not be presented at the Special Meeting.

The Alpine Insiders have indicated that they intend to vote their shares of Alpine Common Stock in favor of the Incentive Plan Proposal.

Recommendation of the Alpine Board of Directors

ALPINE’S BOARD OF DIRECTORS RECOMMENDS THAT ALPINE’S STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Alpine’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, the officer presiding over the Special Meeting determines that it would be in the best interests of Alpine to adjourn the Special Meeting to give Alpine more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, if Alpine would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination, or another condition to closing the Business Combination has not been satisfied). In no event will Alpine solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

In addition to an adjournment of the Special Meeting upon approval of an Adjournment Proposal, the board of directors of Alpine is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, Alpine will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Alpine’s stockholders, Alpine’s board of directors may not be able to adjourn the Special Meeting to a later date if necessary. In such event, the Business Combination may not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Alpine Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the Adjournment Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

The Alpine Insiders have indicated that they intend to vote their shares of Alpine Common Stock in favor of the Adjournment Proposal.

Recommendation of the Alpine Board of Directors

ALPINE’S BOARD OF DIRECTORS RECOMMENDS THAT ALPINE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the exercise of redemption rights by holders of Public Shares, (ii) solely to the extent specifically set forth herein, the exchange of Existing TBC Common Stock for Alpine Common Stock by TBC stockholders in the Merger and (iii) the receipt of the Bonus Dividend shares by non-redeeming holders of Public Shares. The following summary of U.S. federal income tax considerations in connection with the Business Combination is not intended to be, nor should it be construed as being, legal or tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular holder.

This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the U.S. federal income tax (such as estate or gift tax laws, the alternative minimum tax, or the Medicare tax on net investment income). This discussion addresses tax consequences relevant to (i) beneficial owners of Alpine Public Shares that hold their Public Shares and will, following the Merger, hold such shares as a capital asset for U.S. federal income tax purposes (generally property held for investment); and (ii) beneficial owners of Existing TBC Common Stock that hold their shares of Existing TBC Common Stock and will, following the Merger, hold their shares of Alpine Common Stock, in each case, as a capital asset for U.S. federal income tax purposes (generally property held for investment).

Holders of Existing TBC Common Stock should consult their own tax advisors concerning the U.S. federal, state, local, foreign, and other tax consequences of the Business Combination.

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described herein or that, if challenged, or such treatment will be sustained by a court.

In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers or brokers in stocks and securities or foreign currencies;

•        traders in securities that elect (or are subject to) a mark-to-market method of accounting for U.S. federal income tax purposes;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired Public Shares or Existing TBC Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        former citizens or residents of the United States;

•        persons that hold Public Shares or Existing TBC Common Stock as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who (directly or through attribution) own five percent or more (by vote or value) of Alpine Public Shares or TBC’s common stock, as applicable.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Public Shares or Existing TBC Common Stock, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in such other pass-through entities to consult their tax advisors regarding the U.S. federal income tax considerations that may be relevant to them in connection with the Business Combination and the subsequent ownership and disposition of Alpine Common Stock received in the Business Combination.

The tax consequences particular to you will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, and otherwise with respect to the Business Combination, as applicable, in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Business Combination and a Redemption of Public Shares

The discussion in this section “— Tax Consequences of the Business Combination and a Redemption of Public Shares” constitutes the opinion of Graubard Miller, counsel to Alpine, insofar as it expresses conclusions as to the material U.S. federal income tax consequences to beneficial owners of Public Shares of the Business Combination, a redemption of Public Shares and the receipt of the Bonus Dividend, based on, and subject to customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Alpine.

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. holder” of (i) Existing TBC Common Stock who or that exchanges Existing TBC Common Stock for Alpine Common Stock in the Business Combination; or (ii) Alpine’s Public Shares who or that exercises the redemption rights described above under “Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “U.S. holder” is a beneficial owner of Public Shares or Existing TBC Common Stock, as applicable, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Tax Consequences of the Business Combination

The parties to the Merger Agreement intend that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and such parties have agreed to report the Merger in a manner consistent with such tax treatment to the extent permitted under applicable law. Neither Alpine nor TBC has requested and neither intends to request any ruling from the IRS as to the United States federal income tax consequences of the Merger. Furthermore, the obligations of the parties to complete the Merger are not conditioned on the receipt of opinions from counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the Merger to you.

With respect to U.S. holders of Alpine Public Shares, in the Merger, Alpine stockholders who do not exercise their redemption rights will retain their Alpine Public Shares, will not receive any Merger consideration and will not receive any additional shares of Alpine Common Stock as consideration in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to the current Alpine stockholders as a result of the Business Combination, regardless of whether or not the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

With respect to holders of Existing TBC Common Stock who or that exchange their Existing TBC Common Stock for Alpine Common Stock pursuant to the Business Combination, the U.S. federal income tax consequences of the Business Combination generally will depend upon whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Consequences if the Business Combination Qualifies as a Reorganization

If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder that exchanges its shares of Existing TBC Common Stock for Alpine Common Stock in the Merger will generally not recognize gain or loss in the transaction. In that case, the aggregate adjusted tax basis of a U.S. holder in the Alpine Common Stock received as a result of the Business Combination generally should equal the aggregate adjusted tax basis of Existing TBC Common Stock surrendered in exchange therefor, and the U.S. holder’s holding period for the Alpine Common Stock received in the exchange by such U.S. holder should include the holding period for the shares of Existing TBC Common Stock surrendered in the Merger by such U.S. holder.

U.S. holders who hold different blocks of shares of Existing TBC Common Stock (generally, purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. holders who hold different blocks of stock.

Consequences if the Business Combination does not Qualify as a Reorganization

If the Business Combination is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Existing TBC Common Stock generally would recognize gain or loss in an amount equal to the difference between (x) the fair market value of the Alpine Common Stock received and (y) such U.S. holder’s adjusted tax basis in the shares of Existing TBC Common Stock surrendered therefor. Such capital gain or capital loss generally would be long-term capital gain or capital loss if the U.S. holder has held the shares of Existing TBC Common Stock for more than one year. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion, TBC stockholders who acquired their Existing TBC Common Stock at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Reporting Requirements

Certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Existing TBC Common Stock. A “significant holder” is a holder of shares of Existing TBC Common Stock who or that, immediately before the Merger, owned at least 1% (by vote or value) of the outstanding shares of Existing TBC Common Stock (or, in certain instances, shares of Existing TBC Common Stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

All holders of Existing TBC Common Stock are urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Treatment of Redemptions

The discussion below applies to you if you are a “U.S. holder” (as defined above) of Alpine Public Shares that exercises the redemption rights described above under “Special Meeting of Stockholders — Redemption Rights” with respect to your Alpine Public Shares. In the event that you redeem your shares of Alpine Common Stock for cash pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by you, including Public Shares constructively held by you as a result of owning any Alpine Public Warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Alpine, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Alpine Public Warrants). There will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Alpine. Whether the redemption will result in a meaningful reduction in your proportionate interest in Alpine will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in Alpine Public Warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from Alpine. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of Alpine’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.”

If you are a corporate U.S. holder, dividends paid by Alpine to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. holder, under tax laws currently in effect, dividends generally will be taxed at the preferential applicable long-term capital gains rate so long as you satisfy the holding period requirement (see “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below).

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences of the Receipt of Bonus Dividend by Non-Redeeming Shareholders

As described in “The Business Combination Proposal,” U.S. holders of Public Shares that do not exercise their redemption rights are entitled to receive the Bonus Dividend. The tax consequences of the receipt of the Bonus Dividend by holders of Public Shares that do not exercise their redemption rights are not clear under current law. We intend that the receipt of the Bonus Dividend by these shareholders should be treated as a nontaxable stock distribution. Accordingly, if the Bonus Dividend is treated as a nontaxable stock distribution, U.S. holders should not be subject to U.S. federal income tax on the receipt of the Bonus Dividend. Under this treatment a U.S. holder’s tax basis in the New TBC Common Stock received in the Business Combination will be allocated between the shares received in the Business Combination and the shares received with respect to the Bonus Dividend in proportion to their respective fair market values at the time the Bonus Dividend is received. However, because there are no authorities that directly address the treatment of the receipt of the Bonus Dividend, no assurance can be given that the IRS, a court or any withholding agent will agree with our position to treat the Bonus Dividend as a nontaxable distribution. If the receipt of the Bonus Dividend is not treated as a nontaxable stock distribution, a U.S. holder would be required to include the fair market value of the Bonus Dividend received in income, and the tax basis of the shares received with respect to the Bonus Dividend would be their fair market value at the time of receipt. No additional amounts will be payable to any U.S. holder if any tax is imposed with respect to the receipt of the Bonus Dividend. U.S. holders should consult their tax advisors regarding the tax consequences of the receipt of the Bonus Dividend.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. holder who or that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

All holders of Alpine Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Alpine Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax and tax on net investment income, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, non-U.S. or other tax laws.

Tax Consequences for Non-U.S. Holder

The discussion below applies to you if you are a “Non-U.S. holder” of (i) Existing TBC Common Stock who or that exchanges such Existing TBC Common Stock for Alpine Common Stock in the Merger, or (ii) Public Shares who or that exercises the redemption rights described above under “Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “Non-U.S. holder” is a beneficial owner of Public Shares or Existing TBC Common Stock, as applicable, who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

A holder of shares of Existing TBC Common Stock that is a Non-U.S. holder who or that exchanges Existing TBC Common Stock for Alpine Common Stock in the Merger is generally expected to be treated in the same manner as a U.S. holder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below). such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless: (i) such holder is engaged in a trade or business within the United States and any gain recognized in the Business Combination is treated as effectively connected with such trade or business or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Treatment of Redemptions

If you are a Non-U.S. holder of Alpine Public Shares, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemptions.”

Non-U.S. holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from Alpine, which distribution will be treated as a dividend to the extent the distribution is paid out of Alpine’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

Subject to the discussions of backup withholding and FACTA below, if the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year (or lower applicable treaty rate); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five (5) year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a Non-U.S. holder following the Merger or redemption or otherwise.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.

Tax Consequences of the Receipt of Bonus Dividend by Non-Redeeming Shareholders

As described in “The Business Combination Proposal,” Non-U.S. holders of Public Shares that do not exercise their redemption rights are entitled to receive the Bonus Dividend. The tax consequences of the receipt of the Bonus Dividend by holders of Public Shares that do not exercise their redemption rights are not clear under current law. We intend that the receipt of the Bonus Dividend by these shareholders should be treated as a nontaxable stock distribution. Accordingly, if the Bonus Dividend is treated as a nontaxable stock distribution, Non-U.S. holders should not be subject to U.S. federal income tax on the receipt of the Bonus Dividend, and the distribution of the Bonus Dividend to Non-U.S. holders should not be subject to U.S. federal income tax withholding. Under this treatment a Non-U.S. holder’s tax basis in the New TBC Common Stock received in the Business Combination will be allocated between these shares and the shares received with respect to the Bonus Dividend in proportion to their respective fair market values at the time the Bonus Dividend is received. However, because there are no authorities that directly address the treatment of the receipt of the Bonus Dividend, no assurance can be given that the IRS, a court or any withholding agent will agree with our position to treat the Bonus Dividend as a nontaxable stock distribution. If the receipt of the Bonus Dividend is not treated as a nontaxable stock distribution, a Non-U.S. holder would be required to include the fair market value of the Bonus Dividend received in income and the payment of the Bonus Dividend could be subject to U.S. withholding at a rate of 30%, unless the Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility to the applicable withholding agent (generally on an applicable IRS Form W-8). No additional amounts will be payable to any Non-U.S. holder if any tax is imposed with respect to the receipt of the Bonus Dividend. Non-U.S. holders should consult their tax advisors regarding the tax consequences of the receipt of the Bonus Dividend (including their ability to obtain a refund of any withholding taxes, if applicable).

All holders of Public Shares or Existing TBC Common Stock are urged to consult their tax advisors with respect to the tax consequences applicable to them in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with the Merger or a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number on an IRS Form W-9 and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, generally on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose a 30% withholding tax (separate and apart from, but without duplication of, withholding taxes described above) at a rate of 30% on payments of dividends (including constructive dividends) on Alpine Public Shares, as well as gross proceeds of a sale or other disposition of Alpine Public Shares, paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Alpine Public Shares are held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail a significant administrative burden). The U.S. Treasury Department has released proposed regulations which, if finalized in their proposed form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Alpine Public Shares. The preamble to such proposed regulations states that taxpayers may generally rely on the proposed regulations until final regulations are issued. You are urged to consult your tax advisers regarding the effects of FATCA on your investment.

INFORMATION ABOUT ALPINE

References in this section to “we,” “our,” “us,” the “Company,” or “Alpine” are to Alpine Acquisition Corporation.

General

Alpine is a blank check company incorporated in Delaware on February 8, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Alpine is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

IPO and Private Placement

In March 2021, Alpine issued an aggregate of 4,312,500 shares of Common Stock to the Sponsor (“founder shares”) for an aggregate purchase price of $25,000 in cash, or approximately $0.006 per founder share. In June 2021, the Sponsor contributed an aggregate of 1,437,500 founder shares to Alpine’s capital for no consideration, resulting in the Sponsor holding an aggregate of 2,875,000 founder shares. In July 2021, the Sponsor transferred an aggregate of 45,000 shares to certain advisors of Alpine at the same price originally paid for such shares.

On September 2, 2021, Alpine consummated its IPO of 10,700,000 Units, including 700,000 Units subject to the underwriters’ over-allotment option, each Unit consisting of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock for $11.50 per share. Because the underwriters partially exercised the over-allotment option to purchase 700,000 of a potential 1,500,000 additional Units, the Sponsor forfeited 200,000 founder shares.

Simultaneously with the consummation of the IPO, Alpine consummated the private placement of 5,152,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $5,152,500.

Alpine also issued to Maxim Group LLC and its designees 175,000 shares of Common Stock for nominal consideration upon the closing of the IPO.

Alpine’s Units, Common Stock, and Warrants are currently listed on Nasdaq under the symbols “REVEU,” “REVE,” and “REVEW,” respectively.

Holders

As of _________, 2023, there was __ holder of record of Units, __ holders of record of Common Stock, and __ holders of record of Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, shares of Common Stock and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Alpine has not paid any cash dividends on the Alpine Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New TBC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New TBC’s board of directors at such time. New TBC’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

Offering Proceeds Held in Trust

Upon the closing of the IPO and simultaneous private placement, approximately $109.1 million of the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants (or $10.20 per Public Share) was placed in the Trust Account. The funds in the Trust Account are invested in U.S. treasuries or United States bonds having a maturity of 185 days or less or money market funds meeting the applicable conditions of Rule 2a-7 under the Investment Company Act of 1940, as amended. As of the record date, Alpine held approximately $___ in the Trust Account.

Except as described in the prospectus for Alpine’s IPO and in the section of this proxy statement/prospectus titled “Alpine’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, these proceeds will not be released until the earlier of the completion of an initial business combination and Alpine’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Alpine acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination; provided that, as described in Alpine’s prospectus for the IPO, the value of TBC was excluded from this calculation. As described elsewhere in this proxy statement/prospectus, Alpine’s board of directors determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under Alpine’s Existing Charter, Alpine must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the proposed business combination or are holders of record on the record date established for such vote, subject to the limitations described in the prospectus for Alpine’s IPO. Accordingly, in connection with the Business Combination, public stockholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the Business Combination, the Alpine Insiders agreed to vote all shares of Alpine Common Stock held by them in favor of the Business Combination Proposal.

None of the Alpine Insiders or their affiliates has purchased any shares of Common Stock in the IPO or open market or in private transactions. However, at any time when they are not then aware of any material non-public information regarding Alpine or its securities, the Alpine Insiders, TBC, TBC stockholders, officers, or directors, the Hotel Sellers and/or their respective affiliates, Hotel Sellers, Hotel Sellers’ stockholders, officers, or directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Common Stock or to reduce the number of shares being sought for redemption. Any shares purchased pursuant to such arrangements would not be voted at the meeting. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Initial Business Combination

Under Alpine’s Existing Charter, Alpine had until September 2, 2022 to complete the Business Combination or another initial business combination. However, if Alpine anticipated that it would not be able to consummate an initial business combination by September 2, 2022, Alpine was permitted, by resolution of the board if requested by the Sponsor, to extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 18 months to complete a business combination), subject to the Sponsor depositing additional funds into the Trust Account as follows: pursuant to the terms of the Existing Charter, in order for the time available for Alpine to consummate an initial business combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $1,070,000 on or prior to the date of the applicable deadline, for each three month extension. In the event that Alpine receives notice from the Sponsor five days prior to the applicable deadline of its wish to effect an extension, Alpine intends to issue a press release announcing such intention at least three days prior to the applicable deadline. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for Alpine to complete an initial business combination.

Pursuant to the Existing Charter, on each of August 31, 2022 and December 1, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with an additional three months to consummate the Business Combination. Alpine now has until March 2, 2023 to consummate an initial business combination. Each of the deposits was made in the form of a non-interest bearing loan and evidenced by a promissory note. If Alpine completes the Business Combination, Alpine will repay the amount evidenced by the notes. If Alpine does not complete a business combination within the required time period (and such time period is not further extended by an amendment to the Existing Charter), it will repay such amounts only from funds held outside of the Trust Account.

If Alpine is unable to consummate a business combination within the time period described above, Alpine shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Alpine’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Alpine advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Alpine’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. At the time of Alpine’s IPO, as a condition to their purchase of Alpine Common Stock, the Alpine Insiders have entered into Insider Letters pursuant to which they have waived their rights to participate in any redemption with respect to their Alpine Common Stock in the event that Alpine does not complete a business combination within the required time period; provided, however, if the Alpine Insiders or their affiliates acquire Public Shares in the public market, they will be entitled to a pro rata share of the Trust Account upon Alpine’s redemption or liquidation in the event Alpine does not complete a business combination within the required time period. In the event of such distribution, it is possible that the per share value in the Trust Account will be less than $__ per share.

The proceeds deposited in the Trust Account could become subject to the claims of Alpine’s creditors which would be prior to the claims of its public stockholders. Although Alpine has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Alpine has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Alpine will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements.

The Sponsor has agreed that it will be liable to Alpine if and to the extent any claims by a vendor for services rendered or products sold to Alpine, or a prospective target business with which Alpine has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $__ per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Alpine’s indemnity of the underwriters of Alpine’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to Alpine’s public stockholders and instead will only have liability to Alpine. There is no assurance that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so, as Alpine has not required the Sponsor to retain any assets to provide for its indemnification obligations, nor has Alpine taken any further steps to ensure that it will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than the approximately $__ estimated to be in the trust as of the record date due to claims of creditors. Additionally, if Alpine is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Alpine’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Alpine’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Alpine cannot assure you it will be able to return to its public stockholders at least approximately $__ per Public Share.

Alpine’s public stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period, if the stockholders properly seek to have Alpine redeem their Public Shares for cash upon a business combination which is actually completed by Alpine, or if Alpine seeks certain amendments to the Existing Charter prior to Alpine’s consummation of a business combination or its liquidation. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Alpine’s Trust Account distributed to its public stockholders upon the redemption of 100% of its outstanding Public Shares in the event Alpine does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If Alpine complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Alpine’s Trust Account distributed to its public stockholders upon the redemption of 100% of its Public Shares in the event Alpine does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Alpine is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Alpine’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Alpine advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Alpine’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Accordingly, if a business combination does not occur, it is Alpine’s intention to redeem its Public Shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Alpine does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Alpine’s stockholders’ liability with respect to liquidating distributions as described above. As such, Alpine’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Alpine’s stockholders may extend well beyond the third anniversary of such date.

Because Alpine will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Alpine to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Alpine is a blank check company, rather than an operating company, and Alpine’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Alpine will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account and the up to $100,000 of interest earned on the funds held in the Trust Account that is available for liquidation expenses.

Facilities

Alpine maintains its principal executive offices at 10141 N. Canyon View Lane, Fountain Hills, Arizona 85268 and its telephone number is (703) 899-1028. Alpine has access to such office space from Sponsor as part of the administrative services Alpine receives from Sponsor in exchange for $10,000 per month. Alpine considers its current office space, combined with the other office space otherwise available to Alpine’s executive officers and directors, adequate for its current operations.

Employees

Alpine has three executive officers. These individuals are not obligated to devote any specific number of hours to Alpine’s matters, but they intend to devote as much time as they deem necessary to Alpine’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Alpine’s initial business combination and the stage of the initial business combination process Alpine is in. Alpine does not have, and does not intend to have, any full-time employees prior to the consummation of a business combination.

Directors, Executive Officers and Corporate Governance

Alpine’s directors and executive officers are as follows:

Name	Age	Position
Elan Blutinger	65	Chairman
Kim Schaefer	55	Chief Executive Officer and Director
Alex Lombardo	52	Chief Financial Officer
David Goldberg	52	Director
Howard Silver	66	Director
Alissa N. Nolan	58	Director

The biographies for each of the above individuals is included above under the heading “Director Election Proposal”.

Alpine’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Alissa N. Nolan, will expire at Alpine’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of David Goldberg and Howard Silver will expire at the second annual meeting. The term of office of the third class of directors, consisting of Elan Blutinger and Kim Schaefer, will expire at the third annual meeting.

Special Advisors

The following individuals (in addition to Brent Bushnell whose biography appears under the heading “Director Election Proposal”) have assisted us in sourcing and negotiating potential business combinations and provided their business insights when Alpine assessed potential business combination targets. However, they have no written advisory agreements with Alpine. Additionally, they have no other employment or compensation arrangements with Alpine. They do not serve on the board or any committee thereof, nor do they have any voting or decision-making capacity on Alpine’s behalf. They are not required to devote any specific amount of time to Alpine’s efforts or be subject to the fiduciary requirements to which Alpine’s board members are subject.

Marcel Barbulescu is a leading and recognized technologist in AI and software engineering. He is the Chief Strategy Officer at Alpine Consolidated. Formerly, he served as the President & COO of AudioNow Holdings, a global mobile distribution platform, with responsibility for finance, technology and operations. Mr. Barbulescu led global technical operations and product strategy for AudioNow from 2008 to its successful sale in 2017. From 2019 to 2022, he served as the President of Espresoh Tech, a Washington DC-based software product development company with operations in the US and Europe. He is the recipient of multiple awards internationally and from US defense agencies, including the US Army War College and Air War College, for his publications and lectures on AI (artificial intelligence) and learning agents for security and military applications.

Fred Malek, Jr. is an entrepreneur, operator, and investor with a primary focus on the broader hospitality industry with several successful exits. He is currently the Founder and Managing Partner of District Hospitality Partners, an investment company focused on investments in hospitality real estate, hospitality technology, insurance, and the data center verticals. He is also the Founder of Hospitality Benefits, a hospitality insurance consolidation play initially focused on health insurance and related health and wellness offerings for hospitality employees. Mr. Malek has founded, led, and successfully exited several successful ventures. He was the founder and CEO of TIG Global, which became the largest internet marketing company in hospitality and travel (now the hospitality e-commerce services arm for Oracle); Co-founder of Hubs1, one of the largest hospitality reservation system consolidations in China (now owned by Jin Jiang Hotels — the largest hotel company in China); and HotelMe, a hospitality online review platform (now owned by Gannett and USA Today).

Mike Brodsky is the CEO of Options Solutions, LLC, a specialized asset management firm. He currently serves as Chairman of the Board of PowerFleet, Inc. (PWFL). a manufacturer of sensor technology and software. He served as the CEO and Chairman of two publicly traded companies: Youbet.com, which was acquired by Churchill Downs, and Determine Software, which was acquired by Corcentric, Inc. He served as CFO of a venture-backed travel media company, Away.com, whose brands also included OutsideOnline.com and GORP.com. As an investor and fund manager, Mr. Brodsky worked with the Pritzker Group and other family offices investing and guiding public companies and served on the board of directors of seven other public companies, five of which he was chairman. These investments have been in a range of industries, including software and hardware businesses, digital marketing, e-commerce, hospitality, land development, and home building, entertainment, and gaming.

William M. Hodges is Chairman, CEO, and Co-Founder of Hodges Ward Elliott. Bill has been involved in all phases of the firm’s development since its founding in 1975. Hodges Ward Elliott is a fully integrated real estate brokerage and advisory firm historically focused on the hospitality industry, now expanding into all segments of commercial real estate. Hodges Ward Elliot has more than 2,000 hospitality properties sold and/or financed since 1990, totaling nearly $70 billion, with over $26 billion since 2015 alone. Bill has spoken or appeared on panels at the New York University Hotel Investors Conference, Americas Lodging Investment Summit (ALIS), and REIT Finance Conference. He has also been an Entrepreneurial Studies guest lecturer in the Emory University MBA program. Bill holds a BA degree from LaGrange College, Georgia where he has served as a member of the LaGrange College Board of Trustees for over 21 years (1998 – 2014, 2015 — current) and Chairman of the Board of Trustees for seven years (2007 – 2014). In May 2014, Mr. Hodges received an Honorary Doctorate of Humanities.

Director Independence

Currently David Goldberg, Howard Silver and Alissa Nolan are considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Alpine’s independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to Alpine than could be obtained from independent parties. Alpine’s board of directors reviews and approves all affiliated transactions, with any interested director abstaining from such review and approval.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to Alpine. From the IPO to the acquisition of a target business or Alpine’s liquidation of the trust account, Alpine pays an affiliate of Sponsor $10,000 per month for providing Alpine with office space and certain office and secretarial services. However, this arrangement is solely for Alpine’s benefit and is not intended to provide Alpine’s officers or directors compensation in lieu of a salary.

Other than the $10,000 per month administrative fee, the payment of consulting, success or finder fees to Sponsor, Alpine’s officers, directors, initial stockholders or their affiliates in connection with the consummation of Alpine’s initial business combination, no compensation or fees of any kind will be paid to Sponsor, initial stockholders, members of Alpine’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of Alpine’s initial business combination (regardless of what the type of transaction that it is or whether it is the Business Combination). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Alpine’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. On each of May 4, 2022 and June 21, 2022, Alpine received a working capital loan of $400,000 from the Sponsor. On July 15, 2022, Alpine received an additional working capital loan of $100,000 from the Sponsor. On August 23, 2022, Alpine received an additional working capital loan of $200,000 from the Sponsor. The loans are evidenced by promissory notes, which notes may be repaid upon completion of the Business Combination, without interest, or, at Sponsor’s discretion, may be converted upon completion of the Business Combination into New TBC warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. There is no limit on the amount of out-of-pocket expenses reimbursable by Alpine; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by Alpine unless Alpine consummates an initial business combination.

After the completion of Alpine’s initial business combination, members of Alpine’s management team (including Kim Shaefer and Alex Lombardo) may enter into employment agreements and/or be paid consulting, management or other fees from the combined company as described elsewhere herein. Note, however, the amount of such compensation is up to the directors of the post-combination business to determine definitively. Any compensation to be paid to Alpine’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on Alpine’s board of directors.

We are not party to any agreements with Alpine’s officers and directors that provide for benefits upon termination of employment.

Audit Committee

In connection with its IPO, Alpine established an audit committee of the board of directors. Howard Silver, David Goldberg and Alissa Nolan are the members of the audit committee, each of whom is an independent director.

Each member of the audit committee is financially literate, and Alpine’s board of directors has determined that each of Messrs. Silver and Howard qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by Alpine;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by Alpine, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with Alpine in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and Alpine’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Alpine’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

In connection with its IPO, Alpine established a compensation committee of the board of directors. The members of Alpine’s Compensation Committee are Howard Silver, David Goldberg and Alissa Nolan. Alpine also adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Alpine’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of Alpine’s other officers;

•        reviewing Alpine’s executive compensation policies and plans;

•        implementing and administering Alpine’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Alpine’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Alpine’s officers and employees;

•        producing a report on executive compensation to be included in Alpine’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

In connection with its IPO, Alpine established a nominating committee of the board of directors, which consists of Howard Silver, David Goldberg and Alissa Nolan, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Alpine’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Code of Conduct and Ethics

Alpine has adopted a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws. Copies of Alpine’s Code of Ethics and audit committee charter were filed as exhibits to the IPO registration statement. You may review these documents by accessing Alpine’s public filings at the SEC’s web site at www.sec.gov. In addition, Alpine will provide a copy of the Code of Ethics without charge upon request. Alpine will disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

ALPINE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Alpine’s financial condition and results of operations should be read in conjunction with Alpine’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involves risks and uncertainties. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Alpine.

Overview

We are a blank check company formed under the laws of the State of Delaware on February 8, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate such transaction, such as the Business Combination, using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from February 8, 2021 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the IPO, described below, and identifying target companies the Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2022, we had net loss of $523,322, consisting primarily of general and administrative expenses of $499,519, change in fair value of derivative warrant liability of $315,075 and change in the fair value of note payable — related party of $130,072 partially offset by and interest income of $498,822.

For the nine months ended September 30, 2022, we had net income of $2,582,678, consisting primarily of general and administrative expenses of $1,600,776 and change in the fair value of note payable — related party of $74,039 offset by change in fair value of derivative warrant liability of $3,673,900 and interest income of $660,441.

For the period from February 8, 2021 (inception) through December 31, 2021, we had net income of $6,087,361, which included general and administrative expenses of $547,180 and offering costs allocated to warrant liability of $2,188,378 and change in fair value of over-allotment derivative liability of $50,722, partially offset by change in fair value of derivative warrant liability of $8,872,019, and interest income of $1,622.

Liquidity and Capital Resources

As of September 30, 2022, we had cash of $48,144.

For the nine months ended September 30, 2022, the net decrease in cash was $318,696. Cash used in operating activities was $1,418,696 and primarily the result of change in the fair value of warrant liabilities of $3,673,900, change in the fair value of note payable — related party of $74,039, change in operating assets and liabilities of $258,928 and investment income on investments held in the trust of $660,441 partially offset by net income of $2,582,678. Cash provided by financing activities was $2,170,000 and related to the issuance of notes to related parties. Cash used in investing activities was $1,070,000 and relates to cash deposited into the Trust Account.

For the period from February 8, 2021 (inception) through December 31, 2021, the net increase in cash was $367,110. For the period from February 8, 2021 (inception) through December 31, 2021, cash used in operating activities was $941,431. For the period from February 8, 2021 (inception) through December 31, 2021, cash used in investing activities was $109,140,000. For the period from February 8, 2021 (inception) through December 31, 2021, cash provided by financing activities was $110,448,541.

On September 2, 2021, the Company consummated the IPO of 10,700,000 Units, including 700,000 Units subject to the underwriters’ over-allotment option, generating gross proceeds of $107,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,152,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in private placements to Sponsor.

The Initial Public Offering and sale of the Private Placement Warrants generated approximately $1,461,000 of cash available for the general use of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined, that the Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. As a result, there is substantial doubt that the Company can sustain operations for a period of at least one-year from the issuance date of these financial statements.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022 and December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a total of up to $10,000 per month for office space, utilities and secretarial support services. We will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of Common Stock is excluded from income per common share as the redemption value approximates fair value.

The calculation of diluted income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of September 30, 2022 and December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

We account for the 10,502,500 warrants issued in connection with the IPO (including 5,350,000 Public Warrants and 5,152,500 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires us to record a derivative liability upon the closing of the IPO. Accordingly, we classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations. We will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company on January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Audit Committee Approval

Alpine’s audit committee was formed upon the consummation of the IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of the audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

INFORMATION ABOUT TBC

This summary highlights selected information contained elsewhere in this proxy statement/prospectus. It does not contain all of the information you should consider before voting on the Business Combination Proposal. Before voting on the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the matters set forth under the sections of this proxy statement/prospectus captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Two Bit Circus” and its consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. In addition, certain statements in this proxy statement/prospectus include forward-looking information that is subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” “TBC,” “2BC”, “Two Bit Circus” and similar terms refer to Two Bit Circus, Inc, and, unless otherwise stated, all of its direct and indirect subsidiaries.

Our Mission and Overview

Two Bit Circus’ mission is to deliver best-in-class interactive global entertainment, filled with unexpected social experiences that bring people together to play, drink, eat, and generally experience life at the highest resolution. We deliver these experiences through the original design, construction, and operation of the world’s first chain of micro amusement parks which showcase the future of immersive entertainment. Guest experiences are delivered in one-acre sized entertainment complexes that fuse the latest interactive technology with the wonder and spectacle of classic circus and carnival. Based in Los Angeles, Two Bit Circus is a community of entertainment and engineering enthusiasts who combine a love of technology with invention in pursuit of the future of fun.

Our micro-amusement park in Los Angeles is a 38,000 square-foot space full of tech-enhanced carnival games and arcade classics, VR/AR/XR experiences, interactive game shows, escape rooms, immersive adventures, among other things. A second location in Dallas, Texas is expected to open in October of 2022.

The micro-amusement parks are broken into zones which may include, but are not limited to:

o       Story Rooms:    Rooms that provide guests with immersive adventures to explore

o       Midway:    Carnival classics, reimagined by adding new concepts to old classics.

o       Club 01:    Bringing audiences together through interactive game show theater. Club01 is a tech-enhanced, interactive game show where guests become part of the show.

o       Arcade:    Arcade classics along with new games.

o       The Arena:    A large-scale, high-velocity playnasium of technology-driven games.

History

Two Bit Circus was founded in 2007 by Brent Bushnell and Eric Gradman who were introduced to each other at a Mindshare LA meetup, where they discovered a shared enthusiasm for tech-driven spectacles. Lacking creative outlets in their day jobs, the two decided to collaborate and create an innovative concept. Precursors to the first Two Bit Circus location were the creation of large-scale interactive art installations for various events and meetups in the LA area. The founders developed attractions and installations for corporate events for customers including Google, Intel, and the NFL.

Prior to the establishment of its Los Angeles location, the two founders created, hosted, and produced STEAM Carnivals. Designed as modern approaches to the traditional science fair, the events inspire kids to become inventors through the exploration of Science, Technology, Engineering, Art, and Math (STEAM).

Since its establishment, Two Bit Circus has developed a distinctive brand based on delivering a highly engaging micro-amusement park that offers a vast array of unique entertainment experiences, full-service bar and restaurant. The interaction between custom and proprietary attraction and game play, fun food, craft cocktails in a full service bar represents the Two Bit Circus experience. Management’s philosophy is that a fun atmosphere and proprietary games and attractions creates an experience that cannot be easily replicated elsewhere. TBC parks are also designed to accommodate e-sports tournaments and events, group parties and company team building events and buyouts. The company appeals to a diverse customer base by creating a highly customizable and scalable experience in a dynamic and fun setting.

With 12 years of experience of design build, Two Bit Circus provides valuable intellectual property and infrastructure for social gaming design, which allows speed to market and a unique immersive experience for Revelers Resort guests. Attractions that are expected to be utilized in Revelers Resorts and created by Two Bit Circus include Story Rooms (upgraded versions of escape rooms), a high tech carnival midway that will be located within the Circus Grounds of Revelers Resorts, a re-imagined arcade, virtual reality, augmented reality and simulator attractions. We will utilize Two Bit Circus’ expertise and innovation to incorporate elements of their experiences throughout the hotel as well as current conference centers.

We envision three components needed to combine the Two Bit Circus concept with the Hotels and other future acquired hotels:

1.      Capital maintenance to the hotel to suit our desired “feel” for the Reveler concept.

2.      Remodeling the hotels to suit the Two Bit Circus elements. We have a list of items that require adequate space within the hotels to add our brand and theming elements.

3.      Conversion of the conference centers within the hotels to add the Two Bit Circus elements and other play experiences that make up the Reveler brand.

Total costs to accomplish the foregoing will vary based on the number of rooms in each specific hotel but we estimate that the cost to combine the TBC concept with the Hotels, including expenditures necessary for guest room furniture, fixtures, common area build out and equipment and Two Bit Circus components, will be approximately $55.0 million to $59.0 million or roughly $75,000 to $80,000 per room. We estimate that the renovation period will be 9 to 12 months before the hotels reopen.

Timing for the conversion of any hotel will be largely dependent on the time required to obtain the necessary permits for the anticipated renovation and overall construction timing. Each permit that would be needed generally requires complete architect drawings for the anticipated work. We will also need to negotiate and complete general contractor pricing and begin to build and order the elements needed to be installed in each hotel. Based on the foregoing, we generally anticipate that each hotel will need to be closed for a period of up to one year in order to complete the permit process, interior demolition, construction, installation and a new opening launch.

Play

The attractions and games in its micro-amusement park are a key aspect of the Two Bit Circus’ entertainment experience, which is the core differentiating feature of its brand. A majority of the company’s entertainment experiences are built and designed by Two Bit Circus and offer multiplayer active play.

Story Rooms are where 2BC-created stories come to life: where there can be dragons attacking pirate ships, time-travelers falling into wormholes and monsters battling superheroes. In multi-role, episodic experiences, players compete alongside or against each other in these dramatic arcs of adventure. Story rooms are easier to operate, have higher margins and are more repeatable than escape rooms and multi-player for maximum revenue per play. Harkening back to a future era, Two Bit’s park features nostalgic yet visionary midway games which require physical gameplay: swinging, tossing, shooting, rolling, pumpiA reimagined arcade experience celebrates old school mechanics alongside indie innovation. Features include Two Bit Circus’ own arcade developments and externally developed indie/classic arcade games mixed with classic-style arcade games. The Arena has a heavy focus on the latest visual reality technology and, offering premium, social and mixed reality experiences including spectator support. The Arena also hosts live eSports tournaments. Club 01 is a high-tech broadcast studio that provides a variety of fully interactive shows. Audiences engage with entertainment ranging from reimagined game shows to immersive theater to eSports. Club 01 allows 2BC to work with other brands to customize, create and iterate unique and special experiences.

The Two Bit Circus park has approximately 100 attractions and games as well as a proprietary storyroom platform. Most of the attractions and games are activated by game play credits on playing cards although credit cards can be used at front desk, Storyroom and Arena desks as well as recharge stations throughout the park. A guest makes a reservation for a specified amount and date and receives a game card with 100% of the stored value from the reservation when they arrive at the park. Attractions and games accounted for approximately 50.5% of total revenues during fiscal 2021. Storyrooms and Arena VR play, which represented approximately 55.7% of entertainment revenues in fiscal 2021, offer customers the opportunity to experience one of a kind play and high tech gaming that cannot be easily replicated at home.

Scalability

Leveraging its vast amount of player data, 2BC can easily deploy its top performing games across all locations with near instantaneous speed. Two Bit Circus can change software to optimize day parts and allows us to maximize profit by building the type of games that get the most plays. The hardware across locations remains constant, but the underlying software is ever-changing

Beverage

Each location also offers full bar service, including a variety of beers, hand-crafted cocktails, and premium spirits. The company is focused on maintaining a streamlined beverage menu for ease of execution, while using quality ingredients including fresh juices, purees and house-made mixers. Beverages are allowed throughout the park allowing for a more social and casual environment, allowing guests to purchase a drink and play games simultaneously. Alcoholic beverage revenues accounted for approximately 70% of total food and beverage revenues and approximately 20.6% of our total revenues during fiscal 2021.

Food

Two Bit Circus’ food menu blends aspects of nostalgic circus and carnival food with modern culinary trends to offer a vibrant selection of savory and sweet treats. Clever mashups of flavors, creative representations and menu design reflect the inventiveness and irreverence of the gaming environment. To ensure they stay on-trend, management updates menus regularly with new food items, local favorites or limited time offers. Our food revenues, which include non-alcoholic beverages, accounted for approximately 30% of food and beverage revenues and approximately 8.8% of our total revenues during fiscal 2021.

Demographic Positioning

TBC’s primary audience is 21 to 39 year old adults. 24.5% of the U.S. population falls into this segment. TBC believes that 70% of this audience is characterized by FOMO (fear of missing out) and 81% prefer experiences to stuff. Its core audience comes in groups with a minimum of two people and accounts for 70.4% of visitors. A detailed analysis of guests conducted in 2019 showed that the top three spending ESRI Tapestry segments were Trendsetters, Metro Renters, and Top Tier profiles. TBC over-indexed in each of these areas by three to five times.

TBC’s secondary audience is groups and families. Two Bit Circus has a long history working with global brands and creating innovative team-building, marketing fun and engaging programs. Corporate events and team building programs account for 19.6% of total revenue. Families and kids help maximize facility utilization by visiting the park during the day; the park is able to transform easily to attract family events such as birthday parties. Families account for 10% of our total revenue.

TBC generally sees a customer who shifts between several profiles. A guest can come as a leisure guest, come back the next week as a birthday party guest, and then be an event host for their holiday party.

Our Industry and Market Opportunity

The worldwide location-based entertainment (LBE) market comprises diverse physical experiences. Virtual reality cafés, pop-up stores, immersive cinema, theme parks all drive customers out of their homes and bring them together to spend time with friends, family, or fan bases.

Over the past decade the LBE industry has been on the rise. Eventbrite’s nationwide research of Millennials conducted by Harris (year?) reveals this generation highly values experiences and is entering its earning (and spending) prime. For this cohort, living happily and meaningfully is less about acquiring possessions and more about creating, sharing and capturing memories earned through diverse experience. This generation represents 25% of the total US population and commands an estimated $1.3 trillion in annual consumer spending.

Brands have also recognized LBE as a powerful tool to activate fan bases1. LBE shared experiences enhance brand affinity, create awareness, and drive additional revenue. TBC has benefited from brands’ excitement to partner with existing LBE destinations in ways that drive revenue and attract new customers for both the brand and the LBE destination.

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1        https://www.licenseglobal.com/location-based-entertainment/growing-lbe-trends

The COVID-19 pandemic interrupted the steady growth of the LBE industry. However, with the loosening of pandemic-related restrictions on gathering and with consumers’ returning confidence in the safety of public spaces the LBE market is back on track. According to a recent report the global location-based entertainment market is expected2 to reach $30.29 billion by 2028, registering an estimated CAGR of 34.4% from 2021 to 2028. There remains a risk that future waves of COVID-19 will impede this growth, but there are many other positive growth markers in the industry.

Post-pandemic, consumers are finding themselves with greater disposable income due to low unemployment and years of increased savings. According to a report issued by the McKinsey Global Institute in March 2021, this excess will accelerate growth in the out-of-home entertainment industry. More disposable income implies a likely increase in both individual and group leisure travel in the coming years as people yearn to reconnect with family and friends and attend events like reunions and weddings. However, while recent inflationary pressures that have been impacting consumers have not impacted our operations, such pressures could cause consumers to reduce spending in the future and negatively impact our operations and profitability.

The proliferation of mobile phones and gaming consoles has substantially increased consumers’ broad acceptance of high-tech games. The COVID-19 pandemic lockdowns furthered this trend as consumers found themselves with fewer alternatives. As they return to LBE environments, consumers crave entertainment experiences that exceed the technology to which they’ve become accustomed. Meanwhile the state-of-the-art in AR, (augmented reality) VR (virtual reality), and projected interactive environments skyrocketed during the pandemic3. Two Bit Circus believes it is poised to reap these technological improvements and partner with third-party creators.

Competitive Positioning

The out-of-home entertainment market is highly competitive. The company competes for customers’ discretionary entertainment dollars with out-of-home entertainment, including localized attraction facilities such as movie theaters, sporting events, bowling alleys, sports activity centers, arcades and entertainment centers, night clubs and restaurants as well as theme parks.

The key elements that drive total customer experience and help position TBC from a competitive standpoint include the following:

•        Unique relationship with:

•        Entertainment creators

•        Help to craft/guide content through Foundation and Beta Night

•        Get access to the earliest content

•        Content creators/Influencers

•        Backdrop for content creation

•        Modern broadcast studio

•        Multiplayer experiences so everyone can play together

•        The experience to host its own special events

•        Unique and evolving customer experience where the availability at a TBC park is too much for one visit thus requiring guests to return.

•        Full entertainment experience including entertainment, food and beverage

•        Brand cache. Two Bit has developed a reputation for pushing boundaries. Situated in the heart of the DTLA Arts District positions the company close to other creators.

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2         Research and Markets https://www.researchandmarkets.com/reports/5415543/global-location-based-entertainment-market-size

3        https://www.electrosonic.com/blog/the-changing-technology-environment-in-location-based-entertainment

Unique Relationship with Creators

TBC believes it has a unique relationship with creators that helps keep it ahead of the curve with regard to new and emerging styles of entertainment. As creators themselves, TBC “speaks the language of independent creators and understands their pain points.” Programs like the biannual Beta Night act as support infrastructure for creators helping them to get feedback from real users together with other expert creators. The Two Bit environment acts as a backdrop for creators to capture photos and videos that can be used for marketing and fundraising purposes. Other TBC Foundation onboards creators in K-12 and is expanding into the college market. Student work is prioritized for showcase at quarterly Beta Nights. Influencers, social media celebrities and other content creators regularly use Two Bit Circus as the backdrop for their own content creation. Supporting these creators keeps Two Bit in the mix of great entertainment and puts its brand in front of consumers in authentic ways across the Internet.

Two Bit Circus sources entertainment from suppliers around the world and acquires games and attractions that it believes provide value to its guests. Two Bit Circus either acquires the games or attractions outright and keeps 100% of the revenue or it enters into a license agreement with the supplier giving Two Bit Circus the right to use the game or attraction and related intellectual property for a period of time (typically up to three years) in exchange for a percentage of revenue collected from the game or attraction. Each licensing arrangement is separately negotiated with the amount of revenue sharing based on a variety of factors including but not limited to the overall cost of the game or attraction, the potential revenue that the game or attraction is expected to yield and the square foot of space required for each game or attraction. There are typically no guarantees or minimums associated with any of these agreements.

Controlling the platform

Unlike most other interactive entertainment facilities that buy immutable attractions from third parties, TBC controls the majority of its entertainment. This control allows the company to update and change the content to keep it both fresh for and change it by day part for different demographics. As an example, the company’s interactive game show platform has supported STEM/STEAM topics for an audience of student learners and a beer tasting experience for a couple on a date.

Evolving Customer Experience

There are over 20 hours of entertainment inside Two Bit Circus. TBC believes this breadth in offerings is hard if not impossible for guests to experience on the first visit. Paired with its evolving content offering, a return visitor will likely have new experiences available. The platform enables the same visitor to see the park in different modes. An adult might meet friends after work for a happy hour and a few rounds of the game show, then return the next day with their family and children for more youth focused content and then return a third time as part of a corporate holiday party or team building. In each context, the entertainment and offering changes to suit the context.

Multiplayer Mindset & Intrinsic Motivation

Few attractions at Two Bit Circus are single player. Its core focus is multiplayer, social interactions. Whether it’s two players on a date, four players team building, or a 100+ group event, TBC uses its proprietary technology to break down social barriers and get people playing again. Games that offer ticket collection for reward counters are an external motivation. Guests play because they want the prize. TBC believes that a much more powerful motivator comes from within, where you want to play because it’s fun.

Brand Cache, Recognition and Awards

Two Bit Circus is a decade old brand. Prior to the establishment of its Los Angeles location the company helped brands including Google, Samsung, Dave & Busters, Cartoon Network, to build immersive entertainment and activate at the Super Bowl, Olympics, in videos and at special events. Today, TBC is known for pushing boundaries and innovating in entertainment with new technology. This has led to awards including Cannes Lions Silver for the Tequila Cloud from the Mexican Board of Tourism, a Popular Mechanics Breakthrough Award for its STEAM Carnival, a Clio Silver for its Pre-Pinning Google Maps stunt, and Fast Company’s Most Innovative Game Company for TBC’s micro-amusement park. As creators that continue to opportunistically work with brands, and engage regularly with other creators, the company believes it has special insight into emerging trends and play patterns.

Ongoing R&D in “Real Time”

TBC believes its combination of custom attractions, novel curated games, and focus on social games together with a high energy atmosphere, customer experience that cannot be easily replicated at home or elsewhere. The company conducts R&D through actual guest usage of its innovations at its parks, for new games and attractions that include content that is exclusively available at Dave & Buster’s on a permanent or temporary basis. Its new games in combination with its value proposition is enhanced by marketing initiatives, including free game play that often features the introduction of new games, Power Card dollar volume discounts, and Half-Price Game Play (every Wednesday, from open to close, we reduce the price of games in the Midway by one-half). TBC believes these initiatives encourage customers to participate more fully across its broad range of food, beverage, and entertainment offerings.

Four Diverse Pathways for Attracting Customers

TBC currently has four diverse pathways for customers to engage and book with Two Bit Circus

(1)    Organic growth.    A customer organically navigates on its own directly to Two Bit Circus based on previous knowledge or word of mouth.

(2)    Social media.    A customer discovers Two Bit Circus based on its social media programs. Through organic content, TBC leverages video intensive platforms such as Instagram and TikTok. It uses content created internally or through user generated content (UGC). UGC is a major driver of word of mouth for Two Bit Circus. TBC also has a robust influencer and content creator program that works with creators to push unique content out to their audiences. This has resulted in viral campaigns with millions of views across TikTok and Instagram. TBC’s paid campaigns also drive discovery and help leverage new audiences.

(3)    Search Engine Marketing.    A customer searches online for “cool things to do in LA” or “fun happy hours’ or “cool birthday party’ and our search engine marketing (SEM) directs the customer to TwoBitCircus.com to its events/parties section where they can fill out a form to tell us more about their event and then proceeds as a lead for TBC’s event sales funnel. SEM is a major driver of our events business.

(4)    Media partnerships.    Customers will also discover Two Bit Circus through other media partnerships including radio (advertising and in-person broadcast from the venue), TV shoots (reality TV), and commercial filming.

TBC’s strategy for attracting guests is a cycling model to drive awareness and the nature of the experiences which lead to guests sharing them across their social networks which then generates new audiences for TBCor re-engaged guests who did not realize that they can have a birthday party, social get together, team gathering, or a major event at Two Bit Circus.

TBC consistently measures and researches our guest satisfaction with surveys going out biweekly to attendees. It has generated a NPS score of 75, demonstrating that guests love Two Bit Circus and are ambassadors of the brand. Birthday parties, Date Night, Family Fun, and hanging out with friends are the main drivers of our promoters. We have a strong 20% repeat visitation rate.

Future Growth Strategy

Invest in both our existing and new parks.    In May 2022, Two Bit Circus began renovation on a 36,000 sq. ft space in Dallas, Texas. TBC Management believes that Two Bit Circus, Inc. has significant growth opportunities. The number of openings will depend on many factors, including its ability to locate appropriate sites, negotiate acceptable lease terms, financing, generate sufficient operating cash flows or utilize available cash to finance leasehold improvements and pre-opening costs and obtain necessary local governmental permits.

Research & Development (“R&D”)

Two Bit Circus is proud of its reputation as the home of high-tech entertainment. To sustain this, the company’s R&D department identifies promising new entertainment technologies, develops new experiences, and adapts existing third-party experiences for out-of-home use. The TBC team has broad experience across the entertainment industry, from video games to carnival games and Vegas shows. They employ software developers, electrical engineers, fabricators, and animators, and collaborate with consultants to enhance our capabilities. TBC’s R&D facility is co-located with its Los Angeles micro-amusement park, which gives it easy access to guests for testing new products.

The entertainment experiences in the Los Angeles location and upcoming Dallas location are a mix of in-house (~65%) and third-party (~35%) products. For those experiences developed internally, the TBC R&D team is responsible for:

•        Ideation and storyboarding of new experiences.    This includes originating new IP or incorporating third party IP.

•        Prototyping experiences.    This includes custom electrical engineering, product design, and software engineering.

•        Testing.    The workshop is co-located with the Los Angeles micro-amusement park,where it performs iterative small-group tests of new experiences.

•        First article fabrication.    TBC believes it has a well-equipped fabrication and electronics workshop.

•        Design drawings to enable contractors to replicate experiences at scale.

Out-of-home entertainment is a challenging environment, and experiences must be maintainable and serviceable by entry-level employees. When deploying new experiences in public, the R&D team develops operations and service guides for operations. The team also instruments games for data gathering to help with operations planning, beneficial improvements, and future product development.

The team also assists third-party developers to make their prototypes more rugged and attractive. The “player-dynamics” of out-of-home are also very different from those of traditional in-home entertainment, so the team also helps its game development partners adapt their products for TBC’s unique environment.

To achieve a high-rate of new product development, the R&D team develops and maintains several software frameworks specifically designed for out-of-home entertainment design. These include

•        Walnut for Story Room development.    Walnut also includes an extensive best-practices guide for incorporating room-scale human interfaces into the game.

•        Remote for online interactive game-shows.    Developed during the COVID-19 pandemic, the company continues to use Remote to connect in-park audiences with at-home players.

•        Pirogi for multiplayer in-park interactive shows and experiences.    Pirogi is a fully cloud-based software development kit for creating long running interactive experiences in micro-amusement parks and hotels.

Migration of Two Bit Circus’ Innovations to Planned Revelers Resort Locations

One hallmark of the Revelers Resort experience is the tight integration between hospitality and entertainment. An upcoming initiative of the R&D team is to enhance its software frameworks to accommodate the needs of a hotel environment. The team will continue to design, prototype, test, and deploy experiences for guests throughout our hotels.

Many of the experiences from the micro-amusement parks will be adapted for the planned resorts, in order to leverage all these software frameworks going forward.

An additional function of the R&D team has also been to develop quick software tools to address operational issues in its micro-amusement parks. As TBC moves into hospitality, the team will continue to tackle these problems in hotels in collaboration with the operations team and CIO.

Intellectual Property (IP)

The success of TBC business will among other things depend on its ability to maintain and protect its proprietary technologies, information, processes and know-how. The company relies primarily on trademark, copyright and trade secret laws, confidentiality agreements and procedures, and other contractual arrangements to protect its IP and technology.

Two Bit Circus has secured US trademark registrations including Two Bit Circus, Button Wall, Candy Chaos, Dr. Botchers Minute Medical School, Big Top Balloon Pop, Rail Race, Last Ball Standing, Hexacade, Steam Carnival and Engineering Entertainment. It relies on trade secret protection and confidentiality agreements to safeguard its interests with respect to proprietary know-how and software that is not patented and processes for which patents are difficult to enforce. TBC believes that multiple elements of its technology and processes involve proprietary know-how, game design, game development, and systems for game analysis, technology processes, and procedures.

TBC typically requires its business partners to enter into confidentiality agreements before disclosing its technology or business plans.

Leadership Team

TBC is led by an executive management team averaging over 25 years of experience with national brands spanning entertainment, technology and hospitality. Two Bit Circus management team has a track record of scaling out-of-home entertainment businesses and driving returns for shareholders.

TBC’s Park Team

The typical store team consists of a General Manager supported by an Assistant General Manager and 3 additional leadership positions per park. The Los Angeles park employs approximately 40 hourly team members, most of whom work part-time. This is less than its pre-COVID average of 100 due to a decrease in average weekly hours worked as well as a reduction in operating hours per week.

The General Manager and the leadership team are responsible for the day-to-day operation of the park, including the hiring and training of team members, as well as financial and operational performance. The General Manager reports directly to our Chief Executive Officer.

Corporate Responsibility

The Two Bit Circus Foundation (the “Foundation”) is a 501(c)(3) non-profit educational organization focused on cultivating the next generation of inventors, advancing environmental stewardship and spurring community engagement. The Foundation has positioned itself as a prominent member of the communities it operates in, creating lasting customer relationships with schools, parents and youth. The Foundation provides consumable classroom materials, teacher training programs, events, and workshops to inspire youth in science and celebrate technology. Two Bit Circus, Inc. supports the Foundation with office space, in-kind donations, volunteer hours (HR, Legal, engineering, mentorship, etc.) and marketing events such as the Anti-Gala and STEAM Carnival which bring awareness to the community and the Foundation. The company believes the Foundation provides meaningful value to the Company via positive PR and media coverage, brand awareness and connectivity to corporations, individuals and celebrities who convert into Two Bit Circus guests.

Government Regulation

TBC is subject to a variety of federal, state and local laws affecting its business. For a discussion of the risks and potential impact on our business of a failure by us to comply with applicable laws and regulations, see “Item 1A. Risk Factors.” The park is subject to permitting and licensing requirements and regulations by a number of government authorities, which may include, among others, alcoholic beverage control, health and safety, sanitation, environmental, labor and zoning. The development and construction of new parks is subject to compliance with applicable zoning, land use and environmental regulations. TBC must comply with laws and regulations relating to consumer protection, fair trade practices, and the preparation and sale of food, including regulations regarding product safety, nutritional content and menu labeling. It is also subject to federal, state, and local laws that govern health benefits, employment practices and working conditions, including minimum wage rates, wage and hour practices, gratuities, overtime, various family leave mandates, discrimination and harassment, immigration, workplace safety and other areas. In California, it is subject to the Private Attorneys General Act, which authorizes employees to file lawsuits to recover civil penalties on behalf of themselves, other employees, and the State of California for labor code violations. TBC must comply with laws relating to information security, consumer credit protection and fraud, and data privacy laws and standards for the protection of personal and health information.

TBC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

References in this section to “we,” “us”, “TBC” or the “Company” refer to Two Bit Circus, Inc. References to our “management” or our “management team” refer to the officers and directors of Two Bit Circus. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. See the section titled “Forward Looking Statements” for more information.

Overview

Based in Los Angeles, Two Bit Circus is an award-winning community of entertainment and engineering enthusiasts who combine a love of technology with creative invention in pursuit of the future of entertainment. Named by Fast Company as one of the most innovative game companies of 2020, and recipient of TripAdvisors’ Traveler’s Choice 2020 Award which rated it in the top 10% of attractions worldwide based on TripAdvisor traveler reviews, Two Bit Circus is opening the world’s first network of Micro-Amusement Parks. These one-acre entertainment complexes fuse the latest interactive technology with the wonder and spectacle of a classic circus and carnival. The parks are a platform to showcase best-in-class interactive entertainment from all over the world and are filled with unexpected social experiences that bring people together elbow-to-elbow to play, eat, drink, and generally experience life at the highest resolution.

Results of Operations

Two Bit Circus, Inc. operates a 38,000 sq. ft micro amusement park in downtown Los Angeles. Our company consists of a single park operation and our headquarters that supports the innovation and oversight of the operations and brand. In 2019, TBC’s annual guest visitation, per guest spend and annual revenues were healthy and exceeded the Company’s original expectations for the Los Angeles Two Bit Circus Park (also known as “DTLA”) first full year in operation. These metrics are the key drivers to the financial success of this location-based entertainment business. Note that the DTLA park opened in September of 2018 and had been in a ramp up stage prior to this full year of operations. The operating performance of the DTLA park saw a similar trend of exceeding budgeted revenues and guest attendance in early 2020. However, on March 22, 2020 in conjunction with the COVID pandemic, the local government enforced the shutdown of all local consumer facing retail on and this resulted in the park closing for the remainder of 2020. Upon closing of the DTLA park, the operating team shifted its focus to alternative methods and produced “Two Bit Circus REMOTE” — a live play from home game show that appeals to both at-home consumers as well as corporate departments looking to entertain home-bound employees due to pandemic restrictions. TBC REMOTE became a new product and a revenue generator for the business and remains a successful product to present day. During late Spring 2021, TBC re-opened the DTLA park under limited capacity and contact restrictions due to strict local government entertainment venue guidelines around reopening during the pandemic. As it reopened, the park’s total guest visitation and revenues were reduced significantly due to the restrictions. However, the DTLA park experienced higher revenue per guest as customers spent longer average times playing and experiencing the entertainment attractions. Throughout the periods where the DTLA park was closed or operating under reduced hours or reduced capacity, the cash flow for this location and the Company in general was impacted and required additional investment from ownership to fund any park or corporate cash flow shortfalls. As restrictions eased in 2022, so did the capacity limitations and the business saw a consistent increase in guest visitation, revenue and spend per guest. The biggest challenge faced by the business was the constant ebb and flow of COVID outbreaks locally, periodically changing the local government guidelines and restrictions based on outbreaks of the various variants. Historically, the DTLA park experienced a combination of transient leisure and corporate or group visitation. During 2019, roughly two thirds of the guest visitation was made up of transient leisure and one third came from corporate groups. The transient leisure segment recovered more quickly than the corporate group business which continued to experience significant declines in visits during the first 6 months of 2022 compared to 2019. However, over the last 3 months, the corporate group business saw an increase more in line with the past leisure segment recovery to the point where the DTLA park operating team is cautiously optimistic about returning to operating metrics more in line with what was experienced in 2019. We note that it is still difficult to forecast the coming months given the possibility of additional local COVID outbreaks and future local restrictions on capacity and guest visitation. The Company has continued to operate despite the negative impacts to cash flow through cost cutting measures and additional investment by ownership during these periods.

Financial Highlights

•        Total revenues increased $1,453,076 or 94.4% to $2,825,437 for the nine months ended September 30, 2022 compared with $1,372,360 for the nine months ended September 30, 2021 which is the result of an increase in group business and restrictions being lifted in May 2022 on business operations. This compares to total revenues of $2,523,534 for a partial year of operations in 2021, $1,970,363 for partial year of operations in 2020 and $8,423,616 for a full year of operations in 2019.

•        Our largest revenue driver is attractions at 53.7% of total revenues or $1,516,621 for nine months ended September 30, 2022 compared with 46.4% of $636,677 for the nine months ended September 30, 2021 which is the result of more events coming to the park and playing games. This compares to attractions revenue of 42.9% or $1,082,498 for a partial year of operations in 2021, 42.2% or $831,316 for partial year of operations in 2020 and 37.2% or $3,131,165 for a full year of operations in 2019.

•        Beverage also saw an increase to 24.5% of total revenue or $693,077 for the nine months ended September 30, 2022 compared with 16.9% or $231,383 for the nine months ended September 30, 2021 which is the result of more events and guests coming to the park and enjoying beverages instead of purchasing online game shows. This compares to beverage revenues of 17.1% or $430,375 for a partial year of operations in 2021, 24.6% or $484,440 for partial year of operations in 2020 and 26.6% or $2,237,673 for a full year of operations in 2019.

•        Food also saw an increase to 11.6% of total revenue or $326,732 for the nine months ended September 30, 2022 compared with 6.3% or $86,870 for the nine months ended September 30, 2021 which is the result of more events and guests coming to the park and enjoying food instead of purchasing online game shows. This compares to food revenues of 7.3% or $184,024 for a partial year of operations in 2021, 10.8% or $212,884 for partial year of operations in 2020 and 16.8% or $1,411,831 for a full year of operations in 2019.

•        Food and beverage expenses increased by $152,276 to $243,439 or 8.6% of total revenue for the nine months ended September 30, 2022 compared to $91,163 or 6.6% of total revenue for the nine months ended September 30, 2021. The increase in food and beverage expenses is due to a higher volume of revenue in 2022 and an increase in food pricing offset mostly by menu efficiency. This compares to food and beverage expense of $150,592 or 6.0% of total revenue for a partial year of operations in 2021 and $155,212 or 7.9% of total revenue for partial year of operations in 2020. 2019 was a full year of operations and incurred $784,898 or 9.3% of total revenue.

•        Amusement and event expenses decreased by $252,324 to $149,214 or 5.3% of total revenue for the nine months ended September 30, 2022 compared with 29.3% or $401,538 for the nine months ended September 30, 2021. The decrease in attractions costs of sales is due to a work for hire project in 2021 that resulted in a high cost of sale for a custom project. This compares to amusement and event expenses of $456,880 or 18.1% of total revenue for a partial year of operations in 2021 and $185,808 or 9.4% of total revenue for partial year of operations in 2020. 2019 was a full year of operations and incurred $527,936 or 6.3% cost of total revenue.

•        Payroll expense increased by $1,055,330 to $2,204,204 or 78.0% of total revenue for the nine months ended September 30, 2022 compared with 83.7% or $1,148,874 for the nine months ended September 30, 2021. The increase in payroll costs of sales is due to staffing increases for regular operating hours and increased minimum wage for the park staff in Los Angeles. This compares to cost of payroll of $2,115,924 or 83.8% for a partial year of operations in 2021 and $2,541,004 or 129% for partial year of operations in 2020. The decrease in payroll for 2021 compared to 2020 was the lack of full operations for 2021 compared with 3 months of full operation in 2020 and work for hire projects. The Company received payroll protection plan monies to keep staff employed during both 2021 and 2020. 2019 was a full year of operations and incurred $7,643,239 or 90.7 % cost of total revenue.

•        Selling, general and administrative expenses increased by $903,518 or 72.3% to $1,557,013 or 55.1% for the nine months ended September 30, 2022 compared to $653,495 or 47.6% for the nine months ended September 30, 2021. The increase in general and administrative expenses was driven primarily by legal and accounting expenses related to the merger and increased marketing costs. This compares to costs of $1,067,293 or 42.3% for a partial year of operations in 2021 and $1,310,201 or 66.5% for partial year of operations in 2020. The decrease in costs for 2021 compared to 2020 was savings in marketing costs and general efficiencies and management of operations due to extended closure. 2019 was a full year of operations and incurred $3,903,338 or 46.3% cost of total revenue.

•        Depreciation and amortization expense decreased by $345,689 to $1,126,268 for the nine months ended September 30, 2022 compared to $1,471,957 for the nine months ended September 30, 2021. The decrease in depreciation is due to our software and other equipment reaching the end of their depreciable lives. This compares to depreciation of $1,858,512 for 2021, $2,020,647 in 2020 and $1,905,851 in 2019.

•        Interest expense increased by $241,297 to $301,125 for the nine months ended September 30, 2022 compared to $59,828 for the nine months ended September 30, 2021. The increase in interest expense is due to an increase in average outstanding debt. This compares to interest expense of $74,632 for 2021, $75,829 in 2020 and $155,167 in 2019.

•        Provision for income taxes, the Company recorded a full valuation allowance against its net deferred tax assets for nine months ended September 30, 2022 and 2021 and December 31, 2021. In determining the need for a valuation allowance, management reviewed all available evidence pursuant to the requirements of ASC 740. Based upon management’s assessment of all available evidence, the Company has concluded that it is more likely than not that the net deferred tax assets will not be realized. During the nine months ended September 30, 2022 and September 30, 2021 the valuation allowance changed by approximately $0.9 million and $0.9 million respectively. During the year ended December 31, 2021 and 2020 the valuation allowance increased by approximately $1.1 million and $1.6 million respectively. At September 30, 2022 and September 30, 2021, the Company had federal and state net operating loss carryforwards of approximately $39.0 million and $35.4 million, respectively. At December 31, 2021 and 2020, the Company had federal and state net operating loss carryforwards of approximately $39.4 million and $35.7 million. The federal and state net operating loss carryforwards will expire beginning in 2035. The net operating losses can be carried forward to offset future taxable income. Future utilization of the net operating loss carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code. At December 31, 2021, the Company had no material unrecognized tax positions. The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of income tax expense. For the year ended December 31, 2021, the Company did not recognize any interest or penalties for uncertain tax positions. The Company is currently not under examination by the United States Internal Revenue Service or any other state, city or local jurisdiction. As such, the Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes and all tax years since inception are open for examination. Since the Company did not have any unrecognized tax benefits at December 31, 2021, the Company does not, accordingly, anticipate any significant increases or decreases within the next twelve months.

•        Consolidated net loss increased by $1,373,610 to $4,186,976 for the nine months ended September 30, 2022 compared to $2,813,366 loss for the nine months ended September 30, 2021. The increase in consolidated net loss was driven primarily by legal and accounting expenses related to the merger and increased marketing costs. This compares to net loss of $2,611,387 for a partial year of operations in 2021 and $5,893,394 for partial year of operations in 2020. The decrease in loss for 2021 compared to 2020 was the forgiveness of the 2020 and 2021 payroll protection loan. 2019 was a full year of operations and had a net loss of $8,047,845 which was driven by high marketing costs, a new park with operational adjustments for staffing over the first year and a fully staffed corporate office for game innovation and construction development.

Liquidity and Capital Resources

As of September 30, 2022 and December 31, 2021, the company had a cash balance of $1,202,439 and $4,054,804, respectively. When the DTLA park reopened in April 2021, we required advanced guest reservations. Cash from sales is usually received before related liabilities for product supplies, labor and services become due. Our operations do not require significant inventory and we don’t utilize receivables.

In October 2021, Two Bit Circus created a purchase and sale agreement for a convertible note payable with a principal amount of $7,000,000. As of September 30, 2022, we filled $5,010,000 for the purpose of renovating an existing retail space in Dallas, TX for a new Two Bit Circus. As of September 30, 2022 and December 31, 2021, $7,345,075 and $293,782, respectively was spent on development costs for Dallas, TX.

In April 2022, Two Bit Circus commenced construction on a second park location in Dallas, TX. The construction consists of the renovation of an existing retail space that will be leased in a lifestyle town center north of Dallas. The Dallas park is located in a suburban area containing an abundant population of the desired market demographic of Generation Z and Millennials. The Dallas renovations are estimated to cost $15,400,000 with $5,100,000 being funded via a tenant improvement allowance by the landlord of the retail space. The remaining $10,300,000 is being funded by Two Bit Circus thru a combination of the convertible note payable previously mentioned, a loan of $4,600,000 and available cash on the balance sheet. The Dallas park opened in November 2022.

Two Bit Circus has property and equipment, innovations that we created for use in our park, the leasehold improvements for the park in Los Angeles which was built in 2018. We have net property and equipment of $12,437,234 as of September 30, 2022 and $6,329,337 as of December 31, 2021.

It is anticipated that New TBC will fund the renovation projects on the Hotels once acquired with traditional hotel mortgage loan financing. Alpine and TBC’s management teams have previous experience using debt financing to successfully build and renovate hotels. As indicated elsewhere in this proxy statement/prospectus, Alpine is in the process of negotiating a $75 million loan as part of the Business Combination to fund the acquisition of the Hotels and expected renovations. Alpine has established a renovation combined budget of approximately $55 million to renovate the two Hotels and believes the loan proceeds will be sufficient to cover the budgeted costs. The New TBC executive team members have significant experience in hotel and resort construction with key members of the new management team having previously completed several large renovation projects that repositioned business meeting oriented hotels to family destination entertainment resorts in a similar fashion to what is contemplated in this transaction. The management team also has significant relationships with designers and contractors specific to this type of hotel re-theming project and has completed preliminary concept design for the hotel rooms and public spaces for the Hotels.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022 and December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

In March 2017, the Company entered into commercial building lease agreement with Creative Force Ventures, LLC for the Los Angeles Two Bit Circus park location. The ten year lease commenced in July 2017 and expires in July 2027. The Company’s operating leases consisted of operating lease costs of $1,397,391 for the nine months ended September 30, 2022 and $1,701,875 for the year ended December 31, 2021.

Lease payments due in:

	9/30/2022	12/31/2021
2022	373,500	1,468,615
2023	1,512,674	1,512,674
2024	1,558,054	1,558,054
2025	1,604,796	1,604,796
2026	1,652,940	1,652,940
2027	980,880	980,880
Total	7,682,844	8,777,959

Two Bit Circus received a PPP loan in 2020 for $1,260,917 and in 2021 for $1,190,000 of which $2,287,767 was forgiven. The remainder loan was paid in full in April 2022. At December 31, 2021, the balance of this note was $60,375.

In March 2018, the Company entered into a three-year loan security agreement for capital expenditures in principal amount up to $3,000,000 during the draw period. The loan bore interest at one percentage point above the prime rate, 6.5% as of December 31, 2018. The loan calls for equal monthly instalments at end of draw period including accrued interest. The Company drew the full loan in December 2018. A discount on this loan of $7,399 as of December 31, 2018 was based on the fair value of detachable warrants issued at the time of funding. This discount is being accreted on a straight line-basis over the underlying term of the loan. In 2020 due to COVID19, Silicon Valley Bank allowed for a 6 month interest only schedule for May 2020 through October. The company received another 4 month interest only deferment from January through April 2021 at which time full payments were resumed. The maturity of this loan was extended to March of 2022. At December 31, 2021 the balance of this note was $608,350. The remainder of the loan was paid in full in March 2022.

On October 19, 2021, the Company entered into a purchase and sale agreement for issuance of convertible promissory notes (“Notes”) for a principal amount of up to $7,000,000. During 2021, $4,975,000 was raised for this convertible note and an additional $35,000 was raised during 2022. As of September 30, 2022, $5,010,000 was raised for this convertible note and the availability of the unutilized amount has expired. Amounts outstanding under the Promissory Note are due on the earlier of the maturity date or the occurrence of an event of default, as such term is defined in the Promissory Note. The Promissory Note contains customary conditions, covenants, representations, and events of default for agreements of this type.

On July 1, 2022, the Company issued promissory notes to certain of its investors for an aggregate amount of $500,000 and an officer of the company (related party) in the amount of $100,000. The loan bears interest at 10% per annum and matures upon the earlier of the closing of the Alpine Acquisition Company transaction, or December 31, 2022.

On August, 1, 2022, the Company entered into a term loan agreement with SVB in the principal amount of $4,000,000. At September 30, 2022 the outstanding loan balance is presented net of $91,000 of loan commitment costs. The loan bears interest, payable monthly, at the greater of the Wall Street Journal Prime rate, or 4.75% per annum, and matures upon the earlier of the closing of the Alpine Acquisition Company transaction, or November 27, 2022. On November 28, 2022, the note was extended to February 25, 2023.

In March 2018, the Company issued a warrant in connection with the Silicon Valley Bank loan (“SVB Warrant”). The SVB Warrant gave the lender the right to purchase membership interests equal to 0.25% of the fully diluted equity of the Company at the date of exercise. The SVB Warrant contains an exercise price of $0.083 per share which expires March 2028. As of date of issuance, management of the Company has estimated the value of the SVB Warrant liability based upon Black-Scholes valuation model.

In August 2022, the Company issued a warrant in connection with a new Silicon Valley Bank loan (“New SVB Warrant”). The New SVB Warrant gave the lender the right to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.28 per share which expires July 28, 2032. The Company recorded the warrant as equity and the fair value of the grant based upon Black-Scholes valuation model. The Company allocated the proceeds from issuance of debt and warrants based on their relative fair values and as a result recorded a discount on the note payable of $182,000 and a corresponding entry to additional paid-in-capital. The discount on the note payable is being amortized on a straight-line basis over the 4 months term of the note. As of September 30, 2022, the unamortized balance of the discount on note payable is $91,000.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

We have identified the following critical accounting policies:

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of the contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2022 and December 31, 2021 and 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. At times, cash accounts may exceed federal Deposit Insurance Corporation (“FDIC”) limits of $250,000. The Company has not experienced any losses in such accounts. Management believes that the financial institutions that hold the Company’s cash are financially sound and accordingly, minimal credit risk exists with respect to this cash.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable, net is reported at the customers’ outstanding balances less an allowance for doubtful accounts. Interest does not accrue on overdue balances.

The allowance for doubtful accounts is determined based on the age of the receivable balances, adjusted for qualitative factors, such as past collection experience, and is maintained at a level management believes is adequate to cover probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when all avenues of collection have been exhausted. As of September 30, 2022 and December 31, 2021 and 2020, there was no allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in operations. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful life of each asset. Expenditures for repairs and maintenance are expensed as incurred. Useful lives by asset category are as follows:

Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, loss of key management or personnel, changes in the business model or strategy and competitive forces.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved, quoted market prices, and, depending on the nature of the assets, appraised values or values at which independent third parties have acquired such assets. No such impairment charges were recorded during the nine months ended September 30, 2022 and years ended December 31, 2021 and 2020.

Intangible Assets

Intangible assets with finite lives, are initially recognized at fair value then amortized over estimated useful lives to reflect the pattern in which the economic benefits of the intangible assets are consumed.

Intangible assets are reviewed for impairment whenever events and circumstances indicate the carrying value of such asset may not be recoverable and exceed its fair value. The Company assesses the qualitative factors to determine whether it is more likely than not that an intangible asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If an impairment loss exists, the carrying amount of the intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset.

As of September 30, 2022 and December 31, 2021 and 2020, no impairment has been recognized on intangible assets.

Investment in Invisible Technologies, Inc.

The Company was accounting for its investment in Invisible Technologies, Inc., an unrelated third party, by the cost method of accounting. The Company determined that it controlled less than 20% of this entity and did not have decision-making ability over operations. Under the cost method, the Company would record an impairment loss if it is determined that cost exceeds the fair value of the investment, unless the impairment is considered temporary. For the years ended December 31, 2021 and 2020, the Company did not record any impairment related to this investment. Invisible Technologies, Inc. made a partial repurchase in June 2021 for $37,443 and final repurchase in August 2021 for $74,000. The Company recorded a gain on sale of investment of $71,443 during the year ended December 31, 2021.

Revenue Recognition

The Company adopted revenue recognition guidelines in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, effective January 1, 2020. ASC 606 provides that revenue is recognized when or as the performance obligation has been satisfied and the control of promised goods or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. In evaluating the timing of services provided to customers, the Company considers several indicators, including significant risks and rewards of services, the right to payment, the legal title of the goods, and acceptance of service provided. The adoption of this guidance in the current year did not have a material impact on the Company’s financial position, results of operations or cash flows. Deferred revenue represents billings or payments received in advance of product delivered. As of September 30, 2022 and December 31, 2021 and 2020, the Company has deferred revenues of $1,749,780, $1,348,596, $1,093,887, respectively.

Food and beverage sales are recognized when payment is tendered at the point of sale and recorded net of discounts. Amusement revenues consist of game cards purchased for the use of the games at the locations and are treated as final and non-refundable at point of sale. Revenue is recognized pro rata based on purchase price and usage. All revenues are recorded net of sales taxes, and amusement revenue is recorded net of any promotions. Event deposits are deferred and booked as revenues once the event occurs.

Marketing and Advertising Cost

Advertising costs are expensed in the period in which they are incurred or over the life of the contract, when applicable. Advertising costs were $443,761 and $97,177 for the nine months ended September 30, 2022 and 2021, respectively. Advertising costs were $238,915 and $340,502 for years ended December 31, 2021 and 2020, respectively.

INFORMATION ABOUT THE HOTELS

Crowne Plaza Denver Airport Convention Center Hotel

The Crowne Plaza Denver Airport Convention Center Hotel is 15 minutes from Denver International Airport and also close to great shopping, dining and entertainment at The Shops at Northfield Stapleton, an open-air shopping district featuring over 25 dining options and moer than 80 shops. Staying near Denver International Airport allows guests easy access to air travel to and from about anywhere in the country and easy access to and from I-70. This suburban property is ideally suited for annual conferences, meetings, trade shows and special events. Industries that are concentrated in the area include Aerospace, Military, Agriculture, Sustainable Energy, Medical, Pharmaceutical, and Technology. Also, Anschutz Medical Complex is just a few miles from the hotel. The hotel is centrally located between Downtown Denver and Denver International Airport and is a short car or shuttle ride from the Rocky Mountains. The hotel’s complimentary shuttle service provides guests with access to most desired locations. The property is considered to fall into the full-service conference center hotel category consisting of a six-story, rectangular rooms block attached to a single-story commercial building housing the public areas and meeting space. A slanted roof on the north side of the rooms block forms an atrium. The hotel sits on 7.7 acres, was originally constructed in 1982 and most recently renovated in 2011.

The hotel contains the following amenities:

•        84,000 square feet of flexible meeting space, including a 60,000-square-foot Convention Center that accommodates up to 4,000 guests. The Convention Center, one of the largest single spaces in Denver, is divisible into five separate 10,000 square foot rooms featuring 8’ wide x 18’ tall access doors for heavy machinery and vehicle displays.

•        Complimentary business center offers three work stations, a dedicated boarding pass computer, laptop docking station and fax/copy capabilities. The hotel offers a full range of business services.

•        A restaurant open for breakfast, lunch and dinner, as well as after-dinner offerings

•        255 guest rooms

•        900 parking spaces

•        Indoor swimming pool with a whirlpool spa

•        Health and fitness club

•        State-of-the-art audiovisual equipment

Hilton Stamford Hotel & Executive Meeting Center

Situated outside New York City, the property offers contemporary guest rooms, refined dining venues, numerous leisure options and significant meeting and event space. Surrounded by other local businesses in an office park near downtown Stamford, the location allows easy access to local attractions. The property is located directly off the New England Thruway (Interstate 95) and within walking distance of Stamford Train Station (Amtrak and Metro North), providing direct access to Boston and New York. The property is also a short drive from three major airports and just 35 miles from Manhattan. The property is considered to fall into the full-service conference center hotel category and consists of a ten-story, modified L-shaped rooms block attached to a two-level commercial building housing meeting space. A slanted roof in the center of the L forms an atrium which houses the lobby and other public areas. The hotel sits on 5.2 acres, was originally constructed in 1984, opened in 1986 and most recently renovated in 2017.

The hotel contains the following amenities:

•        IACC-certified Executive Meeting Center with 13 meeting rooms with over 66,935 square feet of flexible meeting and banquet space, with 37 separate Event and Meeting spaces, including a 10,240 square-foot Grand Ballroom, a 4,640 square-foot Junior Ballroom (The Grove) and a 7,300 square-foot Garden Pavilion Tent perfect for your wedding, bar/bat mitzvah or corporate meeting needs. In addition, our state-of-the-art Executive Meeting Center caters to all business necessities through technical sophistication and an array of specialized services.

•        Senses Restaurant and Lounge which offers signature breakfast buffet that serves over 60 items with à la carte options also available. The lunch menu features salads and sandwiches, home-made clam chowder soup and hearty entrées. At dinner, select from fresh seafood, meats and pasta at an intimate table for two, or watch sports over happy hour specials.

•        484 guest rooms that include a choice of two double beds, two queen beds or one king bed. Comfortable Executive Rooms allow additional access to the Club Floor Lounge for complimentary breakfast, hors d’oeuvres plus extra privileges. Meanwhile, the spacious suites feature numerous amenities, from kitchens with separate dining areas to living rooms with sofas complemented by private whirlpools.

•        Fitness center fully equipped with the latest generation facilities. The facility is fully equipped with both cardiovascular and strength training machines for guests’ convenience.

•        Indoor swimming pool with indoor and outdoor patio and deck

•        High speed internet access

•        State-of-the-art audiovisual equipment with onsite support from Swank Audio-Visuals

•        Business center with copy, fax and printing services

•        Outdoor tennis courts

•        Two 11-passenger shuttle vans

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — HILTON STAMFORD HOTEL AND EXECUTIVE MEETING CENTER

Overview

The Hilton Stamford Hotel and Executive Meeting Center (the “Hilton Hotel”) derives substantially all of its revenue from hotel operations, including the sale of rooms, food and beverage revenue and other operating revenue, which consists of parking, and other guest service fees. For the nine months ended September 30, 2022, the Hotel achieved total revenues of $12.8 million, ADR of $145, occupancy of 47% and RevPAR of $69. For the year ended December 31, 2021, the Hotel achieved total revenues of $10.0 million, ADR of $126, occupancy of 33% and RevPAR of $41.

The Hilton Hotel is operated under a hotel management agreement with Atrium Hospitality, LP (“Atrium Hospitality”). Atrium Hospitality receives a base management fee equal to 3% of the Gross Revenue. Atrium Hospitality is responsible for the day-to-day operations of the hotel, including workforce management, and compliance with government regulations. The Hilton Hotel’s sales and marketing activities are performed by Atrium Hospitality in coordination with Hilton.

The global outbreak of COVID-19 and the public health measures undertaken in response have had, and are continuing to have, an impact on all aspects of the Hilton Hotel’s operations. The Hilton Hotel has taken various actions to mitigate the effects of the COVID-19 pandemic, including implementing various cost containment measures. These measures include operating with limited staffing and amenities, and utilizing opt-in housekeeping, which requires guests to request housekeeping on an as-needed basis instead of automatically providing housekeeping on a daily basis regardless of guest preferences. Many of these cost containment measures are still in place at the Hilton Hotel, with some services reintroduced as necessary to operate the Hilton Hotel efficiently and effectively.

During the nine months ended September 30, 2022, and the year ended December 31, 2021, the Hilton Hotel benefited from significant growth in demand and the corresponding increase in occupancy levels resulting from increased vaccine distribution, easing of government restrictions and pent-up demand. These trends, combined with continuing cost containment initiatives, led to a significant improvement in net results of operations for the year ended December 31, 2021 as compared to the prior year. These improvements have continued into the nine months ended September 30, 2022.

Key Indicators of Lodging Industry Financial Performance

The lodging industry uses a variety of operating, financial and other information to evaluate the operating performance of the Hotel. These key indicators include financial information that is prepared in accordance with GAAP as well as other financial measures that are non-GAAP measures. In addition, they use other information that may not be financial in nature, including industry standard statistical information and comparative data. The key indicators include:

Average Daily Rate — ADR represents the total hotel rooms revenue divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base at a hotel or group of hotels. ADR is used to assess the pricing levels that the hotel is able to generate, as changes in rates have a greater impact on operating margins and profitability than changes in occupancy.

Occupancy — Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of a hotel’s available capacity. Occupancy is used to measure demand at the Hotel in a given period.

Revenue Per Available Room — RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues, such as food and beverage revenue or other revenue. RevPAR is used to identify trend information with respect to rooms revenue from comparable hotel properties and to evaluate hotel performance on a regional basis.

RevPAR changes that are primarily driven by changes in occupancy have different implications for overall revenues and profitability than changes that are driven primarily by changes in ADR. For example, an increase in occupancy at a hotel would lead to additional variable operating costs (including housekeeping services, utilities, and room supplies) and could also result in increased other operating revenue and expenses. Changes in ADR typically have greater impact on operating margins and profitability as they do not have a substantial effect on variable operating costs.

Occupancy, ADR, and RevPAR are commonly used measures within the lodging industry to evaluate operating performance. RevPAR is an important statistic for monitoring operating performance at an individual hotel property level, and also in relation to a set of competing hotels. Rooms revenue is a function of demand (as measured by occupancy), pricing (as measured by ADR), and the available supply of hotel rooms.

Principal Factors Affecting Results of Operations

The principal factors affecting the Hilton Hotel’s operating results include the overall demand for lodging compared to the supply of available hotel rooms and other lodging options, and the ability of the hotel management company to increase or maintain revenues while controlling expenses.

Demand — The demand for lodging generally fluctuates with the overall economic conditions. Business travel, both group and transient, is especially sensitive to the economic environment.

Supply — The development of new hotels is driven largely by the expected performance of existing hotels, the availability of financing, and construction costs.

The Hilton Hotel’s ADR, Occupancy, and RevPAR performance will be impacted by macroeconomic factors such as regional and local employment growth, government spending, personal income, corporate earnings, office vacancy rates, business relocation decisions, airport activity, business and leisure travel demand, new hotel construction, and the pricing strategies of competitors.

Revenues — Substantially all revenues are derived from the operation of the Hilton Hotel. Specifically, revenues consist of:

Room revenue — ADR and occupancy are the major factors affecting room revenue. Rooms revenue accounts for the majority of total revenues. The ability to increase rooms revenue will depend primarily on increasing ADR and occupancy with increases in ADR having a more positive impact on profitability.

Food and beverage revenue — Occupancy, the profile of the hotel property, and the type of customer staying at the hotel are the major factors affecting food and beverage revenue (i.e., group business typically generates more food and beverage revenue through catering functions as compared to transient business, which may or may not utilize the hotel’s food and beverage outlets).

Other revenue — Occupancy and the profile of the hotel property are the major factors affecting other revenue, such as parking fees and other guest service fees.

Property Operating Expenses — The components of property operating expenses are as follows:

Room expense — These expenses include housekeeping and front office wages and payroll taxes, reservation systems, room supplies, laundry services, and other room-related costs. Like room revenue, occupancy is the major factor affecting room expense. These costs can increase based on increases in occupancy of rooms and salaries and wages, as well as the level of service and amenities provided at the hotel property.

Food and beverage expense — These expenses primarily include food, beverage, and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions are generally more profitable than restaurant, bar, and other food and beverage outlets that are located on the hotel property) are the major factors affecting food and beverage expense, which correlates closely with food and beverage revenue.

Management and franchise fee expense — The Hilton Hotel pays to Atrium Hospitality a 3% base management fee computed as a percentage of gross hotel revenues. A franchise fee is computed as a percentage of room revenue, plus an additional percentage of rooms revenue for marketing, central reservation systems, and other franchisor costs. As revenue and operating income change, the amount of management fees and franchise fees will correlate to those changes.

Other operating expense — These expenses include labor and other costs associated with the sources of other revenue, as well as the labor and other costs associated with the administrative departments, sales and marketing, repairs and maintenance, and utility costs at the hotel property. These costs can increase based on increases in occupancy of rooms and salaries and wages, as well as the level of service and amenities at the hotel property.

Most categories of variable operating expenses, including labor costs, fluctuate with changes in occupancy. Increases in occupancy are accompanied by increases in most categories of variable operating expenses, while increases in ADR typically only result in increases in certain categories of operating costs and expenses, such as management fees, franchise fees, travel agency commissions, and credit card processing fees, all of which are based on hotel revenues. Therefore, changes in ADR have a more significant impact on operating margins than changes in occupancy.

Results of Operations

COVID-19

Beginning in March 2020, the Hilton Hotel experienced a significant decline in occupancy and RevPAR due to the COVID-19 pandemic resulting in a corresponding decrease in revenues for the remainder of 2020. While the Hilton Hotel is currently open and operating, there is significant uncertainty surrounding the full extent of the impact of the COVID-19 pandemic on its future results and financial position. Cost containment initiatives were designed to help mitigate the impact of the decrease in revenues. During the year ended December 31, 2021, the Hilton Hotel benefited from significant growth in demand and the corresponding increase in occupancy levels resulting from increased vaccine distribution, easing of government restrictions and pent-up demand. These trends, combined with continuing cost containment initiatives, led to a significant improvement in net results of operations for the year ended December 31, 2021 as compared to the prior year.

Comparison of the nine months ended September 30, 2022 to the nine months ended September 30, 2021

	For the nine months ended Sept 30,
	2022	2021	$ change	% change
Revenues
Operating revenues
Rooms	$9,099	$4,834	$4,265	88%
Food and beverage	3,161	1,129	2,032	180%
Other operating revenue	491	382	109	29%
Total revenues	12,751	6,345	6,406	101%
Expenses
Operating expenses
Rooms	3,014	1,852	1,162	63%
Food and beverage	2,646	940	1,706	181%
Other operating expenses	4,292	3,335	957	29%
Management and franchise fees	840	433	407	94%
Total property operating expenses	10,792	6,560	4,232	65%
Real estate taxes, insurance, and other	628	684	(56)	(8)%
Asset management fees	128	63	65	103%
Depreciation	818	826	(8)	(1)%
Total operating expenses	12,366	8,133	4,233	52%
Operating income (loss)	385	(1,788)	2,173	(122)%
Other income/(expense)	76	67	9	13%
Net income (loss)	$461	$(1,721)	$2,182	(127)%

Comparison of the year ended December 31, 2021 to the year ended December 31, 2020

	For the years ended December 31,
	2021	2020	$ change	% change
Revenues
Operating revenues
Rooms	$7,315	$3,318	$3,997	120%
Food and beverage	2,215	1,524	691	45%
Other operating revenue	504	243	261	107%
Total revenues	10,034	5,085	4,949	97%
Expenses
Operating expenses
Rooms	2,698	1,523	1,175	77%
Food and beverage	1,744	1,424	320	22%
Other operating expenses	4,739	3,931	808	21%
Management and franchise fees	668	321	347	108%
Total property operating expenses	9,849	7,199	2,650	37%
Real estate taxes, insurance, and other	828	736	92	13%
Asset management fees	100	51	49	96%
Depreciation	1,114	1,147	(33)	(3)%
Total operating expenses	11,891	9,133	2,758	30%
Operating loss	(1,857)	(4,048)	2,191	(54)%
Other income/(expense)	(24)	8	(32)	(400)%
Net loss	$(1,881)	$(4,040)	$2,159	(53)%

Revenues

Total revenues increased $6.4 million to $12.8 million for the nine months ended September 30, 2022 from $6.3 million for the nine months ended September 30, 2021. The increase consists of a $4.3 million increase in room revenue, a $2.0 million increase in food and beverage revenue, and a $0.1 million increase in other revenue, primarily due to the recovery from the impact of the COVID-19 pandemic.

Total revenues increased $4.9 million to $10 million for the year ended December 31, 2021 from $5 million for the year ended December 31, 2020. The increase consists of a $4 million increase in room revenue, a $0.7 million increase in food and beverage revenue, and a $0.3 million increase in other revenue, primarily due to the impact of the COVID-19 pandemic.

Room Revenue

Room revenue increased $4.3 million to $9.1 million for the nine months ended September 30, 2022 from $4.8 million for the nine months ended September 30, 2021. The increase in rooms revenue was attributable to an increase in RevPAR primarily resulting from an increase in occupancy as compared to the prior period as outlined in the table of key operating statistics below. Though RevPAR increased over the comparable period in 2021, it remained below per COVID-19 pandemic operations.

Room revenue increased $4 million to $7.3 million for the year ended December 31, 2021 from $3.3 million for the year ended December 31, 2020. The increase in rooms revenue was primarily due to the impact of the COVID-19 pandemic on occupancy and ADR as outlined in the table of key operating statistics below.

The following are the key operating statistics for the property:

	For the nine months ended September 30,
	2022	2021	% Change
Occupancy	47.4%	30.1%	57.5%
ADR	$145.27	$121.39	19.7%
RevPAR	$68.86	$36.59	88.2%
	For the twelve months ended December 31,
	2021	2020	% Change
Occupancy	32.9%	15.5%	112.3%
ADR	$125.73	$121.15	3.8%
RevPAR	$41.40	$18.73	121.0%

Food and Beverage Revenue

Food and beverage revenue increased $2.0 million to $3.2 million for the nine months ended September 30, 2022 from $1.1 million for the nine months ended September 30, 2021. The increase in food and beverage revenue was primarily due to the recovery from the impact of the COVID-19 pandemic.

Food and beverage revenue increased $0.7 million to $2.2 million for the year ended December 31, 2021 from $1.5 million for the year ended December 31, 2020. The increase in food and beverage revenue was primarily due to the impact of the COVID-19 pandemic.

Other Revenue

Other revenue, which includes revenue derived from ancillary sources such as parking fees, and other guest service fees increased $0.1 million to $0.5 million for the nine months ended September 30, 2022 from $0.4 million for the year ended September 30, 2021. The increase in other revenue was primarily due to the recovery from the impact of the COVID-19 pandemic.

Other revenue, increased $0.3 million to $0.5 million for the year ended December 31, 2021 from $0.2 million for the year ended December 31, 2020. The decrease in other revenue was primarily due to the impact of the COVID-19 pandemic.

Property Operating Expenses

Property operating expenses increased $4.2 million to $10.8 million for the nine months ended September 30, 2022 from $6.6 million for the nine months ended September 30, 2021.

The components of property operating expenses for the nine months ended September 30, 2022 and 2021, respectively, were as follows (in hundreds):

	For the nine months ended September 30,
	2022	2021	$ Change	% Change
Room expense	$3,014	$1,852	$1,162	63%
Food and beverage expense	2,646	940	1,706	181%
Other operating expense	4,292	3,335	957	29%
Management and franchise fees	840	433	407	94%
Total property operating expenses	$10,792	$6,560	$4,232	65%

Property operating expenses increased $2.7 million to $9.8 million for the year ended December 31, 2021 from $7.2 million for the year ended December 31, 2020.

The components of property operating expenses on December 31, 2021 and 2020, respectively, were as follows (in hundreds):

	For the twelve months ended December 31,
	2021	2020	$ Change	% Change
Room expense	$2,698	$1,523	$1,175	77%
Food and beverage expense	1,744	1,424	320	22%
Other operating expense	4,739	3,931	808	21%
Management and franchise fees	668	321	347	108%
Total property operating expenses	$9,849	$7,199	$2,650	37%

Real Estate Taxes, Insurance, and Other

Real estate taxes, insurance, and other expense decreased $0.1 million to $0.6 million for the nine months ended September 30, 2022 from $0.7 million for the nine months ended September 30, 2021. The increase is primarily due to the decrease in property tax assessments.

Real estate taxes, insurance, and other expense increased $0.1 million to $0.8 million for the year ended December 31, 2021 from $0.7 million for the year ended December 31, 2020. The decrease is primarily due to increase in property tax assessments.

Asset Management Fees

Asset management fee expense increased $0.07 million to $0.13 million for the nine months ended September 30, 2022 from $0.06 million for the nine months ended September 30, 2021.

Asset management fee expense increased $0.05 million to $0.1 million for the year ended December 31, 2021 from $0.05 million for the year ended December 31, 2020.

Depreciation and Amortization

Depreciation and amortization expense remains $0.8 million for the nine months ended September 30, 2022 from $0.8 million for the nine months ended September 30, 2021.

Depreciation and amortization expense remained $1.1 million for the year ended December 31, 2021 from $1.1 million for the year ended December 31, 2020.

Liquidity and Capital Resources

Liquidity Requirements

Liquidity is a measure of the ability to meet potential cash requirements, including ongoing commitments to repay debt, fund operations, make distributions to owners, and other general business needs.

Short-term Liquidity Requirements

Short-term liquidity requirements consist primarily of the funds necessary to pay for operating expenses and other expenditures directly associated with the Hilton Hotel, including:

•        Operating shortfalls;

•        Recurring repairs and maintenance expenditures necessary to maintain the Hilton Hotel in good working order and condition;

•        Conversions, renovations, and other capital expenditures that need to be made periodically to the Hilton Hotel in accordance with brand standards; and

•        Other general and administrative expenses.

Due to the ongoing uncertainty attributable to the COVID-19 pandemic, the Hilton Hotel continues to operate under strict cost containment measures. The Hilton Hotel expects to meet future short-term liquidity requirements primarily from operating cash flows.

Long-term Liquidity Requirements

Long-term liquidity requirements consist primarily of funds necessary for PIPs. Debt capital may be provided through unsecured term notes, revolving debt facilities and senior unsecure notes. The source and mix of the debt capital in the future will be impacted by market conditions, including managing exposure to interest rate risk.

The Hilton Hotel expects to meet the long-term liquidity requirements primarily from operating cash flows and/or borrowings in the debt capital markets. The ability to access these capital sources may be impacted by unfavorable market conditions, including the ongoing impacts of the COVID-19 pandemic.

Sources and Uses of Cash

Cash and cash equivalents totaled $0.2 million as of September 30, 2022, as compared to $0.03 million as of December 31, 2021.

Cash flows from Operating Activities

The net cash flow provided in operating activities totaled $1.6 million and the net cash flow used by operating activities total $0.2 million for the nine months ended September 30, 2022 and 2021, respectively.

The net cash flow provided in operating activities totaled $0.2 million and the net cash flow used by operating activities total $3.9 million for the years ended December 31, 2021 and 2020, respectively.

Cash flows provided by or used in operating activities generally consist of cash generated by or operating shortfalls from hotel operations and other changes in working capital. Refer to the “Results of Operations” section for further discussion of operating results.

Cash flows from Investing Activities

The net cash flow used in investing activities totaled $0.1 million and the net cash flow provided by investing activities total $0.1 million for the nine months ended September 30, 2022 and 2021, respectively.

The net cash flow used in investing activities totaled $0.2 million and net cash flow used by investing activities total $0.1 million for the year ended December 31, 2021 and 2020, respectively. The use of cash is primarily due to routine capital improvements and additions to the hotel property.

Cash flows from Financing Activities

The net cash flow used by financing activities totaled $1.3 million and net cash flow provided by financing activities totaled $0.3 million for the nine months ended September 30, 2022 and 2021, respectively. The net change is primarily due to the net contribution and distribution of funds from the owner.

The net cash flow used by financing activities totaled $0.04 million and net cash flow provided by financing activities totaled $3.9 million for the year ended December 31, 2021 and 2020, respectively. The net change is primarily due to the net contribution and distribution of funds from the owner.

Contractual Obligations

Contractual obligations include those related to operating leases, franchise license agreement, and management agreement. Refer to Note 4: “Commitments and Contingencies” in the financial statements for additional information regarding these contractual obligations.

Capital Expenditures and Reserve Funds

The Hilton Hotel is maintained in good condition and repair and in compliance with applicable laws and regulations and its franchise license agreement. The cost of routine improvements, replacements and repairs are paid out of the Hilton Hotel’s operating cash flow. The Hilton Hotel is not required to maintain any reserve funds.

From time to time, the Hilton Hotel may undergo renovations to upgrade portions of the Hilton Hotel, such as guestrooms, public space, meeting space, and/or restaurants in order to better compete with other hotels and alternative lodging options in the market. Additionally, the Hilton Hotel may be required to complete a property improvement plan in order to bring it up to the franchisor’s brand standards. Funding for a renovation will first come from operating cash flows. To the extent that operating cash flows are not available or sufficient to cover the cost of the renovation, the remaining portion of the renovation will funded with debt financing or owner contributions.

Inflation

The Hilton Hotel relies on its performance and the ability of the hotel management company to increase revenues to keep pace with inflation. Hilton Hotel operators can generally increase room rates, but competitive pressures may limit their ability to raise rates faster than inflation. General and administrative costs, real estate and personal property taxes, insurance, labor costs and utilities are also subject to inflation.

Seasonality

The seasonality patterns of the Hilton Hotel follow similar patterns as the overall industry. November and December occupancies tend to be the lowest. Occupancy generally peaks in June and October. March through May are generally stable, while January and February are typically somewhat lower. This seasonality pattern, which is typically experienced outside the COVID-19 pandemic, can cause fluctuations in quarterly revenue.

Critical Accounting Policies and Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management considers accounting policies over investment in hotel property and revenue recognition to be critical accounting policies. See Note 2 to the financial statements for further description of such accounting policies. Set forth below are the accounting policies that management believes require material subjective or complex judgments and have the most significant impact on the financial condition and results of operations. It is possible that the actual amounts may differ significantly from these estimates and assumptions. Management evaluate its estimates, assumptions, and judgments on an ongoing basis, based on information that is available, business and industry experience, and various other matters that it believes are reasonable consideration under the circumstances.

Impairment

Management assesses the carrying value of its investment in the Hilton Hotel whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the projected undiscounted future cash flows expected to be generated from the operations and the eventual disposition of the Hilton Hotel over the estimated hold period, which consider current market conditions and its intent with respect to holding or disposing of the Hilton Hotel. If the analysis indicates that the carrying value is not recoverable on a projected undiscounted cash flow basis, management will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The determination of fair value is subjective and is based in part on assumptions and estimates that could differ materially from actual results in future periods. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions, third-party appraisals, the net sales proceeds from pending offers, or the net sales proceeds from transactions that closed subsequent to the end of the reporting period. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, sales proceeds in the reversion year, average daily rates, occupancy rates, operating expenses, and capital expenditures, and intent with respect to holding or disposing of the Hilton Hotel. Fair value may also be based on assumptions including, but not limited to, room-revenue multiples and comparable sales adjusted for capital expenditures, if necessary.

Property Purchase Price Allocation

A hotel acquisition generally consists of land, land improvements, buildings, building improvements, furniture, fixtures and equipment, and inventory. The purchase price is allocated among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The fair values of the assets acquired and the liabilities assumed are estimated by using a combination of the market, cost, and income approaches. The fair value is determined by using market data and independent appraisals and making numerous estimates and assumptions, such as estimates of future income growth, capitalization rates, discount rates, capital expenditures and cash flow projections. The determination of fair value is subjective and is based in part on assumptions and estimates that could differ materially from actual results in future periods.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — CROWNE PLAZA DENVER AIRPORT CONVENTION CENTER

Overview

The Crowne Plaza Denver Airport Convention Center (the “Crowne Plaza Hotel”) derives substantially all of its revenue from hotel operations, including the sale of rooms, food and beverage revenue and other operating revenue, which consists of parking, and other guest service fees. For the nine months ended September 30, 2022, the Crowne Plaza Hotel achieved total revenues of $9.0 million, ADR of $111, occupancy of 67% and RevPAR of $74. For the year ended December 31, 2021, the Crowne Plaza Hotel achieved total revenues of $4.3 million, ADR of $102 occupancy of 31% and RevPAR of $32.

The Crowne Plaza Hotel is operated under a hotel management agreement with Atrium Hospitality, LP (“Atrium Hospitality”). Atrium Hospitality receives a base management fee equal to 3% of the Gross Revenue. Atrium Hospitality is responsible for the day-to-day operations of the hotel, including workforce management, and compliance with government regulations. The Crowne Plaza Hotel’s sales and marketing activities are performed by the Atrium Hospitality in coordination with IHG.

The global outbreak of COVID-19 and the public health measures undertaken in response have had, and are continuing to have, an impact on all aspects of the Crowne Plaza Hotel’s operations. The Crowne Plaza Hotel has taken various actions to mitigate the effects of the COVID-19 pandemic, including implementing various cost containment measures. These measures include operating with limited staffing and amenities, and utilizing an opt-in housekeeping, requiring guests to request housekeeping on an as-needed basis instead of automatically providing housekeeping on a daily basis regardless of guest preferences. Many of these cost containment measures are still in place at the Crowne Plaza Hotel, with some services reintroduced as necessary to operate the Crowne Plaza Hotel efficiently and effectively.

During the year ended December 31, 2021, the Crowne Plaza Hotel benefited from significant growth in demand and the corresponding increase in occupancy levels resulting from increased vaccine distribution, easing of government restrictions and pent-up demand. These trends, combined with continuing cost containment initiatives, led to a significant improvement in net results of operations for the year ended December 31, 2021 as compared to the prior year.

Key Indicators of Lodging Industry Financial Performance

The lodging industry uses a variety of operating, financial and other information to evaluate the operating performance of the Crowne Plaza Hotel. These key indicators include financial information that is prepared in accordance with GAAP as well as other financial measures that are non-GAAP measures. In addition, they use other information that may not be financial in nature, including industry standard statistical information and comparative data. The key indicators include:

Average Daily Rate — ADR represents the total hotel rooms revenue divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base at a hotel or group of hotels. ADR is used to assess the pricing levels that the hotel is able to generate, as changes in rates have a greater impact on operating margins and profitability than changes in occupancy.

Occupancy — Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of a hotel’s available capacity. Occupancy is used to measure demand at the Crowne Plaza Hotel in a given period.

Revenue Per Available Room — RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues, such as food and beverage revenue or other revenue. RevPAR is used to identify trend information with respect to rooms revenue from comparable hotel properties and to evaluate hotel performance on a regional basis.

RevPAR changes that are primarily driven by changes in occupancy have different implications for overall revenues and profitability than changes that are driven primarily by changes in ADR. For example, an increase in occupancy at a hotel would lead to additional variable operating costs (including housekeeping services, utilities, and room supplies) and could also result in increased other operating revenue and expenses. Changes in ADR typically have greater impact on operating margins and profitability as they do not have a substantial effect on variable operating costs.

Occupancy, ADR, and RevPAR are commonly used measures within the lodging industry to evaluate operating performance. RevPAR is an important statistic for monitoring operating performance at an individual hotel property level, and also in relation to a set of competing hotels. Rooms revenue is a function of demand (as measured by occupancy), pricing (as measured by ADR), and the available supply of hotel rooms.

Principal Factors Affecting Results of Operations

The principal factors affecting the Crowne Plaza Hotel’s operating results include the overall demand for lodging compared to the supply of available hotel rooms and other lodging options, and the ability of the hotel management company to increase or maintain revenues while controlling expenses.

Demand — The demand for lodging generally fluctuates with the overall economic conditions. Business travel, both group and transient, is especially sensitive to the economic environment.

Supply — The development of new hotels is driven largely by the expected performance of existing hotels, the availability of financing, and construction costs.

The Crowne Plaza Hotel’s ADR, Occupancy, and RevPAR performance will be impacted by macroeconomic factors such as regional and local employment growth, government spending, personal income, corporate earnings, office vacancy rates, business relocation decisions, airport activity, business and leisure travel demand, new hotel construction, and the pricing strategies of competitors.

Revenues — Substantially all revenues are derived from the operation of the Crowne Plaza Hotel. Specifically, revenues consist of:

Room revenue — ADR and occupancy are the major factors affecting room revenue. Rooms revenue accounts for the majority of total revenues. The ability to increase rooms revenue will depend primarily on increasing ADR and occupancy with increases in ADR having a more positive impact on profitability.

Food and beverage revenue — Occupancy, the profile of the hotel property, and the type of customer staying at the hotel are the major factors affecting food and beverage revenue (i.e., group business typically generates more food and beverage revenue through catering functions as compared to transient business, which may or may not utilize the hotel’s food and beverage outlets).

Other revenue — Occupancy and the profile of the hotel property are the major factors affecting other revenue, such as parking fees and other guest service fees.

Property Operating Expenses — The components of property operating expenses are as follows:

Room expense — These expenses include housekeeping and front office wages and payroll taxes, reservation systems, room supplies, laundry services, and other room-related costs. Like room revenue, occupancy is the major factor affecting room expense. These costs can increase based on increases in occupancy of rooms and salaries and wages, as well as the level of service and amenities provided at the hotel property.

Food and beverage expense — These expenses primarily include food, beverage, and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions are generally more profitable than restaurant, bar, and other food and beverage outlets that are located on the hotel property) are the major factors affecting food and beverage expense, which correlates closely with food and beverage revenue.

Management and franchise fee expense — The Crowne Plaza Hotel pays to Atrium Hospitality a 3% base management fee computed as a percentage of gross hotel revenues. A franchise fee is computed as a percentage of room revenue, plus an additional percentage of rooms revenue for marketing, central reservation systems, and other franchisor costs. As revenue and operating income change, the amount of management fees and franchise fees will correlate to those changes.

Other operating expense — These expenses include labor and other costs associated with the sources of other revenue, as well as the labor and other costs associated with the administrative departments, sales and marketing, repairs and maintenance, and utility costs at the hotel. These costs can increase based on increases in occupancy of rooms and salaries and wages, as well as the level of service and amenities at the hotel property.

Most categories of variable operating expenses, including labor costs, fluctuate with changes in occupancy. Increases in occupancy are accompanied by increases in most categories of variable operating expenses, while increases in ADR typically only result in increases in certain categories of operating costs and expenses, such as management fees, franchise fees, travel agency commissions, and credit card processing fees, all of which are based on hotel revenues. Therefore, changes in ADR have a more significant impact on operating margins than changes in occupancy.

Results of Operations

COVID-19

Beginning in March 2020, the Crowne Plaza Hotel experienced a significant decline in occupancy and RevPAR due to the COVID-19 pandemic resulting in a corresponding decrease in revenues for the remainder of 2020. While the Crowne Plaza Hotel is currently open and operating, there is significant uncertainty surrounding the full extent of the impact of the COVID-19 pandemic on its future results and financial position. Cost containment initiatives were designed to help mitigate the impact of the decrease in revenues. During the year ended December 31, 2021, the Crowne Plaza Hotel benefited from significant growth in demand and the corresponding increase in occupancy levels resulting from increased vaccine distribution, easing of government restrictions and pent-up demand. These trends, combined with continuing cost containment initiatives, led to a significant improvement in net results of operations for the year ended December 31, 2021 as compared to the prior year.

Comparison of the nine months ended September 30, 2022 to the nine months ended September 30, 2021

	For the nine months ended Sept 30,
	2022	2021	$ change	% change
Revenues
Operating revenues
Rooms Rev	$5,179	$1,978	$3,201	162%
Food and beverage	3,534	630	2,904	461%
Other operating revenue	240	101	139	138%
Total revenues	8,953	2,709	6,244	230%
Expenses
Operating expenses
Rooms	1,781	685	1,096	160%
Food and beverage	2,689	474	2,215	467%
Other operating expenses	2,670	1,570	1,100	70%
Management and franchise fees	550	175	375	214%
Total property operating expenses	7,690	2,904	4,786	165%
Real estate taxes, insurance, and other	411	467	(56)	(12)%
Asset management fees	90	27	63	233%
Depreciation	655	713	(58)	(8)%
Gain on disposition of assets	—	—	—	—
Total operating expenses	8,846	4,111	4,735	115%
Operating income (loss)	107	(1,402)	1,509	(108)%
Interest expense	(476)	(311)	(165)	53%
Other income/(expense)	63	157	(94)	(60)%
Net income (loss)	$(306)	$(1,556)	$1,250	(80)%

Comparison of the year ended December 31, 2021 to the year ended December 31, 2020

	For the years ended December 31,
	2021	2020	$ change	% change
Revenues
Operating revenues
Rooms	$2,942	$1,170	$1,772	151%
Food and beverage	1,081	584	497	85%
Other operating revenue	244	271	(27)	(10)%
Total operating revenues	4,267	2,025	2,242	111%
Expenses
Operating expenses
Rooms	1,065	625	440	70%
Food and beverage	865	445	420	94%
Other operating expenses	2,264	1,852	412	22%
Management and franchise fees	273	123	150	122%
Total operating expenses	4,467	3,045	1,422	47%
Real estate taxes, insurance, and other	563	717	(154)	(21)%
Asset management fees	42	19	23	121%
Depreciation	904	995	(91)	(9)%
Loss on disposition of assets	—	6	(6)
Total expenses	5,976	4,782	1,194	25%
Operating loss	(1,709)	(2,757)	1,048	(38)%
Interest expense	(414)	(491)	77	(16)%
Other income	58	5	53	1060%
Net loss	$(2,065)	$(3,243)	$1,178	(36)%

Revenues

Total revenues increased $6.2 million to $9.0 million for the nine months ended September 30, 2022 from $2.7 million for the nine months ended September 30, 2021. The increase consists of a $3.2 million increase in room revenue, a $2.9 million increase in food and beverage revenue, and a $0.1 million increase in other revenue, primarily due to the recovery from the impact of the COVID-19 pandemic.

Total revenues increased $2.2 million to $4.3 million for the year ended December 31, 2021 from $2.0 million for the year ended December 31, 2020. The increase consists of a $1.7 million increase in room revenue, a $0.5 million increase in food and beverage revenue, and a $0.2 million decrease in other revenue, primarily due to the impact of the COVID-19 pandemic.

Room Revenue

Room revenue increased $3.2 million to $5.2 million for the nine months ended September 30, 2022 from $2.0 million for the nine months ended September 30, 2021. The increase in rooms revenue was attributable to an increase in RevPAR primarily resulting from an increase in occupancy as compared to the prior period as outlined in the table of key operating statistics below. Though RevPAR increased over the comparable period in 2021, it remained below per COVID-19 pandemic operations.

Room revenue increased $1.8 million to $2.9 million for the year ended December 31, 2021 from $1.2 million for the year ended December 31, 2020. The increase in rooms revenue was primarily due to the impact of the COVID-19 pandemic on occupancy and ADR as outlined in the table of key operating statistics below.

The following are the key operating statistics:

	For the nine months ended September 30,
	2022	2021	% Change
Occupancy	67.3%	27.9%	141.2%
ADR	$110.54	$101.66	8.7%
RevPAR	$74.39	$28.41	161.8%
	For the twelve months ended December 31,
	2021	2020	% Change
Occupancy	30.9%	14.1%	119.1%
ADR	$102.21	$89.12	14.7%
RevPAR	$31.61	$12.53	152.3%

Food and Beverage Revenue

Food and beverage revenue increased $2.9 million to $3.5 million for the nine months ended September 30, 2022 from $0.6 million for the nine months ended September 30, 2021. The increase in food and beverage revenue was primarily due to the recovery from the impact of the COVID-19 pandemic.

Food and beverage revenue increased $0.5 million to $1.0 million for the year ended December 31, 2021 from $0.6 million for the year ended December 31, 2010. The increase in food and beverage revenue was primarily due to the impact of the COVID-19 pandemic.

Other Revenue

Other revenue, which includes revenue derived from ancillary sources such as parking fees, and other guest service fees increased $0.1 million to $0.2 million for the nine months ended September 30, 2022 from $0.1 million for the year ended September 30, 2021. The increase in other revenue was primarily due to the recovery from the impact of the COVID-19 pandemic.

Other revenue, decreased $.03 million to $0.2 million for the year ended December 31, 2021 from $0.3 million for the year ended December 31, 2020. The decrease in other revenue was primarily due to the impact of the COVID-19 pandemic.

Property Operating Expenses

Property operating expenses increased $4.8 million to $7.7 million for the nine months ended September 30, 2022 from $3.0 million for the nine months ended September 30, 2021.

The components of property operating expenses for the nine months ended September 30, 2022 and 2021, respectively, were as follows (in hundreds):

	For the nine months ended September 30,
	2022	2021	$ Change	% Change
Room expense	$1,781	$685	$1,096	160%
Food and beverage expense	2,689	474	2,215	467%
Other operating expense	2,670	1,570	1,100	70%
Management and franchise fees	550	175	375	214%
Total property operating expenses	$7,690	$2,904	$4,786	165%

Property operating expenses increased $1.4 million to $4.5 million for the year ended December 31, 2021 from $3 million for the year ended December 31, 2020.

The components of property operating expenses on December 31, 2021 and 2020, respectively, were as follows (in hundreds):

	For the twelve months ended December 31,
	2021	2020	$ Change	% Change
Room expense	$1,065	$625	$440	70%
Food and beverage expense	865	445	420	94%
Other operating expense	2,264	1,852	412	22%
Management and franchise fees	273	123	150	122%
Total property operating expenses	$4,467	$3,045	$1,422	47%

Real Estate Taxes, Insurance, and Other

Real estate taxes, insurance, and other expense decreased $0.05 million to $0.4 million for the nine months ended September 30, 2022 from $0.5 million for the nine months ended September 30, 2021. The decrease is primarily due to the decrease in property tax assessments.

Real estate taxes, insurance, and other expense decreased $0.2 million to $0.6 million for the year ended December 31, 2021 from $0.7 million for the year ended December 31, 2020. The decrease is primarily due to decrease in property tax assessments.

Asset Management Fees

Asset management fee expense increased $0.06 million to $0.09 million for the nine months ended September 30, 2022 from $0.03 million for the nine months ended September 30, 2021.

Asset management fee expense increased $0.02 million to $0.04 million for the year ended December 31, 2021 from $0.02 million for the year ended December 31, 2020.

Depreciation and Amortization

Depreciation and amortization expense remained $0.7 million for the nine months ended September 30, 2022 from $0.7 million for the nine months ended September 30, 2021.

Depreciation and amortization expense decreased $0.1 million to $0.9 million for the year ended December 31, 2021 from $1 million for the year ended December 31, 2020. The decrease was primarily due to certain hotel and intangible assets becoming fully depreciated and/or amortized.

Interest Expense

The components of interest expense for the nine months ended September 30, 2022 and 2021 were as follows (in hundreds):

	For the nine months ended September 30,
	2022	2021	$ Change	% Change
Mortgage loans	$476	$311	$165	53.0%
Total interest expense	$476	$311	$165	53.0%

Interest expense decreased $0.2 million to $0.5 million for the nine months ended September 30, 2022 from $0.3 million for the nine months ended September 30, 2021. The increase in interest expense was primarily attributable to the increase in LIBOR rates during 2022.

The components of interest expense for the years ended December 31, 2021 and 2020 were as follows (in hundreds):

	For the twelve months ended December 31,
	2021	2020	$ Change	% Change
Mortgage loans	$414	$491	$(77)	(16)%
Total interest expense	$414	$491	$(77)	(16)%

Interest expense increased $0.08 million to $0.4 million for the year ended December 31, 2021 from $0.5 million for the year ended December 31, 2020. The decrease in interest expense was primarily attributable to the decrease in LIBOR rates during 2021.

Liquidity and Capital Resources

Liquidity Requirements

Liquidity is a measure of the ability to meet potential cash requirements, including ongoing commitments to repay debt, fund operations, make distributions to owners, and other general business needs.

Short-term Liquidity Requirements

Short-term liquidity requirements consist primarily of the funds necessary to pay for operating expenses and other expenditures directly associated with the Crowne Plaza Hotel, including:

•        Operating shortfalls;

•        Recurring repairs and maintenance expenditures necessary to maintain the Crowne Plaza Hotel in good working order and condition;

•        Conversions, renovations, and other capital expenditures that need to be made periodically to the Crowne Plaza Hotel in accordance with brand standards;

•        Funds required to be deposited in FF&E reserves;

•        Debt service, including interest expense and principal payments; and

•        Other general and administrative expenses.

Due to the ongoing uncertainty attributable to the COVID-19 pandemic, the Crowne Plaza Hotel continues to operate under strict cost containment measures. The Crowne Plaza Hotel expects to meet the future short-term liquidity requirements primarily from operating cash flows.

Long-term Liquidity Requirements

Long-term liquidity requirements consist primarily of funds necessary to repay debt and fund PIPs. Debt capital may be provided through unsecured term notes, revolving debt facilities and senior unsecure notes. The source and mix of debt capital in the future will be impacted by market conditions, including managing exposure to interest rate risk.

The Crowne Plaza Hotel expects to meet the long-term liquidity requirements primarily from operating cash flows and/or borrowings in the debt capital markets. The ability to access these capital sources may be impacted by unfavorable market conditions, including the ongoing impact of the COVID-19 pandemic.

Debt Covenants

The Crowne Plaza Hotel is subject to various covenants pursuant to its mortgage loan agreement. The mortgage payable contains customary financial covenants, including a liquid asset requirement, debt service coverage ratio, debt yield, net operating income requirements, and a minimum net worth requirement. It also contains restrictive covenants that, among other things, restrict the ability to enter into transactions with affiliates, merge, consolidate, create liens or make certain restricted payments. At December 31, 2021, the certain debt covenants were not met due to the ongoing impact of the COVID-19 pandemic.

The failure to meet the certain debt covenants triggered a cash trap. The triggering of a cash trap is not an event of default. The cash trap allows the lender to control excess cash flow. The cash trap is released when the debt covenants are satisfied.

Sources and Uses of Cash

Cash and cash equivalents totaled $0.06 million as of September 30, 2022, as compared to $0.02 million as of December 31, 2021.

Cash flows from Operating Activities

The net cash flow provided in operating activities totaled $0.2 million and the net cash flow used by operating activities total $0.7 million for the nine months ended September 30, 2022 and 2021, respectively.

The net cash flow used in operating activities totaled $0.7 million and the net cash flow used by operating activities total $2.3 million for the years ended December 31, 2021 and 2020, respectively.

Cash flows provided by or used in operating activities generally consist of cash generated by or operating shortfalls from our hotel operations and other changes in working capital. Refer to the “Results of Operations” section for further discussion of operating results.

Cash flows from Investing Activities

The net cash flow used by investing activities totaled $0.2 million for the nine months ended September 30, 2022 and used $0.1 million for the nine months ended September 30, 2021 primarily due to routine capital improvements and additions to the hotel property.

The net cash flow used in investing activities totaled $0.04 million for the year ended December 31, 2021 primarily due to routine capital improvements and additions to the hotel property.

Cash flows from Financing Activities

The net cash flow used by financing activities totaled $0.02 million for the nine months ended September 30, 2022 and provided $0.9 million for the nine months ended September 30, 2021 primarily due to the net contribution of funds from the owner.

The net cash flow provided by financing activities totaled $0.8 million for the year ended December 31, 2021 and provided $2.3 million for the year ended December 31, 2020 primarily due to the net contribution and distribution of funds from the owner.

Contractual Obligations

Contractual obligations include those related to debt, operating leases, franchise license agreement, and management agreement. Refer to Note 4: “Debt” and Note 5: “Commitments and Contingencies” in the financial statements for additional information regarding these contractual obligations.

Capital Expenditures and Reserve Funds

The Crowne Plaza Hotel is maintained in good condition and repair, and ensure that it is substantially in compliance with applicable laws and regulations, and its franchise license agreement. The cost of routine improvements, replacements and repairs are paid out of the Crowne Plaza Hotel’s furniture, fixtures, and equipment FF&E reserve account. This reserve account is funded by a percentage of the Crowne Plaza Hotel’s annual gross revenues. Routine capital expenditures are approved by the hotel management company. Management maintains approval rights over capital expenditures as part of the annual budgeting process.

From time to time, the Crowne Plaza Hotel may undergo renovations as a result of the decision to upgrade portions of the Crowne Plaza Hotel, such as guestrooms, public space, meeting space, and/or restaurants in order to better compete with other hotels and alternative lodging options in the market. Additionally, the Crowne Plaza Hotel may be required to complete a property improvement plan in order to bring it up to the franchisor’s brand standards. Funding for a renovation will first come from the FF&E reserves, if permitted by the terms of the franchise agreement. To the extent that the FF&E reserves are not available or sufficient to cover the cost of the renovation, the remaining portion of the renovation will be funded with cash and cash equivalents on hand and/or other sources of available liquidity.

Inflation

The Crowne Plaza Hotel relies on its performance and the ability of the hotel management company to increase revenues to keep pace with inflation. Crowne Plaza Hotel operators can generally increase room rates, but competitive pressures may limit their ability to raise rates faster than inflation. General and administrative costs, real estate and personal property taxes, insurance, labor costs and utilities are also subject to inflation.

Seasonality

The seasonality patterns of the Crowne Plaza Hotel follow similar patterns as the overall industry. November and December occupancies tend to be the lowest. Occupancy generally peaks in June and October. March through May are generally stable, while January and February are typically somewhat lower. This seasonality pattern, which is typically experienced outside the COVID-19 pandemic, can cause fluctuations in quarterly revenue.

Critical Accounting Policies and Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management considers accounting policies over investment in hotel property and revenue recognition to be critical accounting policies. See Note 2 to the financial statements for further description of such accounting policies. Set forth below are the accounting policies that management believes require material subjective or complex judgments and have the most significant impact on the financial condition and results of operations. It is possible that the actual amounts may differ significantly from these estimates and assumptions. Management evaluate its estimates, assumptions, and judgments on an ongoing basis, based on information that is available, business and industry experience, and various other matters that it believes are reasonable consideration under the circumstances.

Impairment

Management assesses the carrying value of its investment in the Crowne Plaza Hotel whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the projected undiscounted future cash flows expected to be generated from the operations and the eventual disposition of the Crowne Plaza Hotel over the estimated hold period, which consider current market conditions and its intent with respect to holding or disposing of the Crowne Plaza Hotel. If the analysis indicates that the carrying value is not recoverable on a projected undiscounted cash flow basis, management will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The determination of fair value is subjective and is based in part on assumptions and estimates that could differ materially from actual results in future periods. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions, third-party appraisals, the net sales proceeds from pending offers, or the net sales proceeds from transactions that closed subsequent to the end of the reporting period. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, sales proceeds in the reversion year, average daily rates, occupancy rates, operating expenses, and capital expenditures, and intent with respect to holding or disposing of the Crowne Plaza Hotel. Fair value may also be based on assumptions including, but not limited to, room-revenue multiples and comparable sales adjusted for capital expenditures, if necessary.

Property Purchase Price Allocation

A hotel acquisition generally consists of land, land improvements, buildings, building improvements, furniture, fixtures and equipment, and inventory. The purchase price is allocated among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The fair values of the assets acquired and the liabilities assumed are estimated by using a combination of the market, cost, and income approaches. The fair value is determined by using market data and independent appraisals and making numerous estimates and assumptions, such as estimates of future income growth, capitalization rates, discount rates, capital expenditures and cash flow projections. The determination of fair value is subjective and is based in part on assumptions and estimates that could differ materially from actual results in future periods.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Alpine

Alpine is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Alpine has received any cash compensation for services rendered to Alpine. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Alpine’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Alpine’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive and Director Compensation of TBC

TBC has three named executive officers. Kim Schaefer is Chief Executive Officer, Brent Bushnell is Founder and Chief Strategy Officer, and Eric Gradman is Chief Technology Officer. TBC’s executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals and to align their interests with the interests of TBC equity holders. Compensation consists of salary, health insurance benefits and common stock or option grants which vest over time. Salaries are under market.

The compensation of the Chief Executive Officer is determined annually upon the vote of the TBC board of directors and the compensation of the other named executive officers is determined annually by the Chief Executive Officer. In making compensation decisions, we consider annual and long-term company performance and consider the compensation of our executive officers in relation to companies of comparable size, industry and complexity, taking the performance of TBC into consideration.

	Year	Salary ($)		Bonus ($)	Incentive Stock Options (# of Shares)
Kimberly Schaefer	2021	80,769	(1)	0
	2022	71,154	(2)	—	—
Brent Bushnell	2021	85,384	(3)	0
	2022	130,000		—	—
Eric Gradman	2021	123,077	(4)	0
	2022	130,000		50,000	902,000

____________

(1)      Ms. Schaefer took a reduction in salary from $180,000 to $100,000 due to the COVID-19 pandemic in 2020. During 2021 Ms. Schaefer took 10 weeks without pay.

(2)      Ms. Schaefer’s salary was reduced by $100,000 in July 2022 to $50,000.

(3)      Mr. Bushnell took a reduction in salary from $180,000 to $100,000 due to the COVID-19 pandemic in 2020. During 2021 Mr. Bushnell took 8 weeks without pay.

(4)      Mr. Gradman took a reduction in salary from $180,000 to $100,000 due to the COVID-19 pandemic in 2020. In February 2021, Mr. Gradman’s salary was increased to $130,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2022.

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Brent Bushnell	3/2/21	9/23/20	1,324,960	(1)	1,030,526	(1)	0.06	3/1/31
Kimberly Schaefer	5/25/17	1/1/17	945,236	(2)	0	(2)	0.08	5/24/27
	5/13/19	1/1/17	50,000	(2)	0	(2)	0.08	5/29/29
	2/8/18	1/1/17	587,670	(2)	0	(2)	0.08	2/7/28
	3/2/21	9/23/20	3,197,526	(1)	2,486,965	(1)	0.06	3/1/31
Eric Gradman	8/18/22	9/23/20	507,375	(1)	394,625	(1)	0.28	8/17/32

____________

(1)      This option vests in 1/48 increments for each month of continuous employment.

(2)      This option vested after 25% on the first anniversary of the vesting commencement date as the employee remained employed on that date and 1/48 increments for each subsequent month of continuous employment.

Executive and Director Compensation of New TBC

Director Compensation

Following the completion of the Business Combination, New TBC’s compensation committee will determine the annual compensation to be paid to the directors on the Board. Directors’ fees after the Business Combination are expected to consist of two components: a cash payment and the issuance of restricted stock units. We anticipate that directors who also serve as an employee of New TBC will not receive additional compensation for their service as a director.

It is presently contemplated that annual compensation to the directors shall include:

•        All independent directors will receive $48,000 cash and $60,000 in restricted stock units which shall vest after a period of one (1) year;

•        Additionally, the Audit Committee Chairperson and the Chairperson of the Board shall each receive $15,000 cash and $15,000 in restricted stock units which shall vest after a period of one (1) year; and

•        Additionally, the Compensation Committee Chairperson and Nominating Committee Chairperson shall each receive $10,000 cash and $10,000 in restricted stock units which shall vest after a period of one (1) year.

It is also contemplated that David Goldberg will receive a one-time grant of 3,000 restricted stock units upon closing of the Business Combination for his service chairing the Special Committee formed by the Alpine Board to review the transaction with TBC.

Executive Compensation

Overview

Following the closing of the Business Combination, New TBC intends to develop an executive compensation program that is consistent with TBC’s existing compensation policies and philosophies, which are designed to align compensation with New TBC’s business objectives and the creation of stockholder value, while enabling New TBC to attract, motivate and retain individuals who contribute to the long-term success of New TBC.

Decisions on the executive compensation program, as described below, will be determined and/or ratified by the board of directors with recommendations given by the compensation committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the board of directors. The executive compensation program actually adopted will depend on the judgment of the members of the board of directors and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have comprise of a base salary and long-term incentive compensation in the form of restricted stock awards and other awards.

Base Salary

It has been TBC’s historical practice to ensure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of TBC’s cost structure. New TBC intends to follow that approach.

Annual Bonuses

New TBC intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. New TBC expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

New TBC intends to use restricted stock awards and other awards to reward long-term performance of the executive officers. New TBC believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Restricted stock awards and other stock-based awards will be awarded under the Incentive Plan, which has been adopted by the board of directors and is being submitted to our stockholders for approval at the Special Meeting. For a description of the Incentive Plan, please see the section of this proxy statement/prospectus under the heading “Proposal No. 5 — Incentive Plan Proposal.”

Other Compensation

New TBC expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

Employment Agreements

It is intended that each of Kim Schaefer, Brent Bushnell, Alex Lombardo, Derrek Kinzel, Andy Levey, Eric Gradman and Elizabeth Donley will enter into employment agreements with New TBC following consummation of the Business Combination (the “New Employment Agreements”). The New Employment Agreements are expected to provide for each executive’s annual base salary, eligibility to receive an annual performance bonus, participation in New TBC’s benefit plans and eligibility to receive a one-time equity incentive grant pursuant to New TBC’s Incentive Plan. Certain of the New Employment Agreements are also expected to provide for severance benefits to be paid in connection with a termination of the employment agreement by New TBC without “cause” or a voluntary termination by the executive for “good reason” (each as to be defined in the New Employment Agreements). It is currently contemplated that the benefits to be provided to each individual are as follows:

Name	Salary ($)	Bonus ($)	Incentive Stock Award (# of Shares)
Kim Schaefer	350,000	350,000	52,500
Brent Bushnell	210,000	70,000	10,000
Alex Lombardo	250,000	150,000	25,000
Derrek Kinzel	225,000	112,500	22,500
Andy Levey	225,000	90,000	15,750
Eric Gradman	210,000	70,000	10,000
Elizabeth Donley	250,000	62,500	12,500

It is also contemplated that Elizabeth Donley and Derrek Kinzel will receive a one-time grant of 10,000 restricted stock units and 15,000 restricted stock units upon closing of the Business Combination for consulting services they provided to Alpine prior to closing the Business Combination.

It is also contemplated that Alex Lombardo will receive 30,000 restricted stock units upon closing of the Business Combination for his service to Alpine in connection with consummating the Business Combination.

As discussed above, the foregoing benefits, and entering into the New Employment Agreements, are subject to approval by the board of directors of New TBC following consummation of the Business Combination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEW TBC

The following table sets forth information regarding (i) the actual beneficial ownership of Alpine Common Stock as of the record date, which is prior to the consummation of the Business Combination (“pre-Business Combination”) and (ii) expected beneficial ownership of New TBC Common Stock immediately following the consummation of the Business Combination (“post-Business Combination”), assuming (x) No Redemptions and (y) Maximum Redemptions as if the Business Combination were consummated on _____ (the “Illustrative Closing Date”), by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Alpine Common Stock or of New TBC Common Stock;

•        each of our current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of New TBC following the consummation of the Merger; and

•        all executive officers and directors of Alpine as a group pre-Business Combination and all executive officers and directors of New TBC as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the anticipated date of Closing.

The beneficial ownership of shares of Alpine Common Stock pre-Business Combination is based on 13,550,000 outstanding shares of Alpine Common Stock.

The expected beneficial ownership of shares of New TBC Common Stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights; (ii) 6,910,000 Merger Consideration Shares are issued as consideration to equityholders of TBC and the Hotel Sellers; and (iii) that there are 27,575,500 shares of New TBC Common Stock outstanding following the consummation of the Business Combination.

The expected beneficial ownership of shares of New TBC Common Stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) 10,700,000 Public Shares are redeemed; (ii) 6,910,000 Merger Consideration Shares are issued as consideration to equityholders of TBC and the Hotel Sellers; and (iii) that there are 9,760,000 shares of New TBC Common Stock outstanding following the consummation of the Business Combination. Fractional shares have rounded to the nearest whole share for purposes of the table below. See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New TBC share calculations and ownership percentages.

The amounts set forth below also do not give effect to any grant of securities New TBC may make to its officers and directors following consummation of the Business Combination.

				After the Business Combination
	Before the Business Combination			No Redemptions			Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of shares of Alpine Common Stock		%	Number of shares of New TBC Common Stock		%	Number of shares of New TBC Common Stock		%
Directors and Executive Officers of Alpine:
Elan Blutinger	2,630,000	(2)	19.4%	1,463,092	(3)	5.2%	1,463,092	(3)	13.9%
Kim Schaefer	—	(2)	*	1,340,247	(4)	4.8%	1,340,247	(4)	13.0%
Alex Lombardo	—	(2)	*	603,706	(5)	2.2%	603,706	(5)	6.1%
David Goldberg	—	(2)	*	50,877	(6)	*	50,877	(6)	*
Howard Silver	—	(2)	*	25,439	(7)	*	25,439	(7)	*
Alissa N. Nolan	—	(2)	*	25,439	(7)	*	25,439	(7)	*
Alpine Acquisition Sponsor LLC(5)	2,630,000		19.4%	—		0%	—		0%

				After the Business Combination
	Before the Business Combination			No Redemptions			Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of shares of Alpine Common Stock		%	Number of shares of New TBC Common Stock		%	Number of shares of New TBC Common Stock		%
All Directors and Executive Officers as a Group (6 Individuals)	2,630,000		19.4%	3,508,800	(8)	11.8%	3,508,800	(8)	29.9%

Directors and Executive Officers of New TBC After Consummation of the Business Combination
Elan Blutinger	2,630,000	(2)	19.4%	1,463,092	(3)	5.2%	1,463,092	(3)	13.9%
Kim Schaefer	—	(2)	*	1,340,247	(4)	4.8%	1,340,247	(4)	13.0%
Brent Bushnell	—	(2)	*	412,575	(9)	*	412,575	(9)	*
Alex Lombardo	—	(2)	*	603,706	(5)	2.2%	603,706	(5)	6.1%
David Goldberg	—	(2)	*	50,877	(6)	*	50,877	(6)	*
Howard Silver	—	(2)	*	25,439	(7)	*	25,439	(7)	*
Alissa N. Nolan	—	(2)	*	25,439	(7)	*	25,439	(7)	*
Brian Cameron	—		*	—		*	—		*
Alpine Acquisition Sponsor LLC(5)	2,630,000		19.4%	—		*	—		*
Derrek Kinzel	—		*	—		*	—		*
Andy Levey	—		*	—		*	—		*
Eric Gradman	—		*	—		*	—		*
Elizabeth Donley	—		*	—		*	—		*
All Directors and Executive Officers of New TBC as a Group (12 Individuals)	2,630,000		19.4%	3,921,375	(10)	13.3%	3,921,375	(10)	33.4%

Five Percent Holders
Alpine Acquisition Sponsor LLC(5)	2,630,000		19.4%	—		*	—		*
PHF II Stamford LLC(11)	—		7.2%	1,950,000		7.2%	1,950,000		20.5%
Saba Capital Management, L.P.(12)	902,395		6.7%	902,395		3.3%	902,395		9.4%
Hudson Bay Capital Management LP(13)	990,000		7.3%	990,000		3.6%	990,000		10.4%
Weiss Asset Management LP(14)	850,000		6.3%	850,000		3.1%	850,000		8.9%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of each person is c/o Alpine Acquisition Corp., 10141 N. Canyon View Lane, Fountain Hills, Arizona 85268.

(2)      Represents shares held by the Sponsor, Alpine Acquisition Sponsor LLC, of which Mr. Blutinger is the managing member. Does not include any shares issuable upon exercise of 5,152,500 Private Placement Warrants as those warrants are not necessarily exercisable within 60 days. Other members of Sponsor do not have voting or dispositive power over Sponsor’s shares and disclaim all beneficial interest therein except to the extent of such member’s pecuniary interest. The Sponsor intends to distribute all the securities it holds upon closing of the Business Combination to its members.

(3)      Represents shares to be received by Mr. Blutinger from the Sponsor upon consummation of the Business Combination. Also includes 975,625 shares issuable upon exercise of warrants to be received by Mr. Blutinger from the Sponsor which warrants will be exercisable within 60 days of the consummation of the Business Combination.

(4)      Represents 231,607 shares to be received by Ms. Schaefer as a result of the Merger and 362,807 shares to be received by Ms. Schaefer from the Sponsor upon consummation of the Business Combination. Also includes 745,833 shares issuable upon exercise of warrants to be received by Ms. Schaefer from the Sponsor which warrants will be exercisable within 60 days of the consummation of the Business Combination.

(5)      Represents shares to be received by Mr. Lombardo from the Sponsor upon consummation of the Business Combination. Also includes 407,708 shares issuable upon exercise of warrants to be received by Mr. Lombardo from the Sponsor which warrants will be exercisable within 60 days of the consummation of the Business Combination.

(6)      Represents shares to be received by Mr. Goldberg from the Sponsor upon consummation of the Business Combination. Also includes 33,333 shares issuable upon exercise of warrants to be received by Mr. Goldberg from the Sponsor which warrants will be exercisable within 60 days of the consummation of the Business Combination.

(7)      Represents shares to be received by such individual from the Sponsor upon consummation of the Business Combination. Also includes 16,667 shares issuable upon exercise of warrants to be received by such individual from the Sponsor which warrants will be exercisable within 60 days of the consummation of the Business Combination.

(8)      Includes the shares issuable upon exercise of warrants described in footnotes 3, 4, 5, 6 and 7.

(9)      Represents 394,899 shares to be received by Mr. Bushnell as a result of the Merger and 11,009 shares to be received by Mr. Bushnell from the Sponsor upon consummation of the Business Combination. Also includes 6,667 shares issuable upon exercise of warrants to be received by Mr. Bushnell from the Sponsor which warrants will be exercisable within 60 days of the consummation of the Business Combination.

(10)    Includes the shares issuable upon exercise of warrants described in footnotes 3, 4, 5, 6, 7 and 9.

(11)    The business address of PHF II Stamford LLC is c/o Atrium Holding Company, 2398 E. Camelback Road, Suite 1000, Phoenix, Arizona 85016. Represents shares to be received by PHF II Stamford LLC on the closing of the Business Combination pursuant to the Hotel Purchase Agreement. Ultimate beneficial ownership of the shares to be held by PHF II Stamford LLC resides with three ownership trusts and no one person or entity has the right to direct the voting or disposition of the shares held by PHF II Stamford LLC. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, none of the trusts exercises voting or dipositive control over any of the securities held by PHF II Stamford LLC.

(12)    According to a Schedule 13G/A filed with the SEC on February 14, 2022 on behalf of Saba Capital Management, L.P., Boaz R. Weinstein, and Saba Capital Management GP, LLC, the address of each is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(13)    According to a Schedule 13G filed with the SEC on February 8, 2022 on behalf of Hudson Bay Capital Management LP and Sander Gerber, the address of each is 405 Lexington Avenue, 58th Floor, New York, New York 10174. Hudson Bay Capital Management LP serves as the investment manager to HB Strategies LLC and Hudson Bay SPAC Master Fund LP, in whose name the securities are held. As such, Hudson Bay Capital Management LP may be deemed to be the beneficial owner of all shares of Common Stock held by HB Strategies LLC and Hudson Bay SPAC Master Fund LP. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Mr. Gerber disclaims beneficial ownership of these securities.

(14)    According to a Schedule 13G filed with the SEC on February 4, 2022 on behalf of Weiss Asset Management LP, WAM GP LLC, and Andrew M. Weiss, Ph.D., the address of each is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. Weiss Asset Management is the sole investment manager to a private investment partnership and a private investment fund. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the private investment partnership and the private investment fund. Each of WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein.

The Alpine Insiders beneficially own 19.7% of the issued and outstanding Alpine Common Stock as of the record date. Because of the ownership block held by them, such persons may be able to significantly influence matters requiring approval by Alpine’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Alpine or its securities, the Alpine Insiders, TBC and the TBC stockholders, officers, and directors, the Hotel Sellers and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Alpine Common Stock or to reduce the number of Public Shares being sought for redemption. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that were being redeemed for cash. If such transactions are effected, the consequence could be to cause the Business Combination to be completed in circumstances where it could not otherwise be completed. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Alpine Common Stock or Private Placement Warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Alpine will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions — TBC

Interested Party Loan

Foundry Venture Capital 2016, L.P. (“Foundry”), Jazz Human, Performance Technology Fund, LP, (“Jazz”), Techstars Ventures 2014, L.P. (Techstars”), and Kim Schaefer (“Kim,” and collectively with Foundry, Jazz and Techstars, the “Noteholders”), who are either stockholders of TBC or affiliates of stockholders, provided TBC with $600,000 in the aggregate principal amount of debt financing (the “Stockholder Bridge Financing”) pursuant to a series of short-term promissory notes dated July 1, 2022 accruing interest at a rate of 10% per annum and due upon the earlier of 180 days after their issuance or the 14th day following the closing of the Merger.

The principal amounts that the Noteholders lent to the Company, respectively, pursuant to the Stockholder Bridge Financing are set forth below:

Foundry	$222,120
Jazz	$143,271
Techstars	$134,609
Kim	$100,000

The Stockholder Bridge Financing was properly approved by unanimous written consent of the Board of Directors of TBC on June 30, 2022 and also approved by written consent of Alpine on June 30, 2022.

Certain Relationships and Related Party Transactions — Alpine

Common Stock

In March 2021, Alpine issued an aggregate of 4,312,500 founder shares to Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.006 per share. In June 2021, Sponsor contributed an aggregate of 1,437,500 founder shares to Alpine’s capital for no consideration, resulting in Sponsor holding an aggregate of 2,875,000 founder shares. In July 2021, our Sponsor transferred an aggregate of 45,000 shares to Alpine’s advisors at the same price originally paid for such shares. The Sponsor and advisors have agreed not to transfer, assign, or sell any of the founder shares (except to certain transferees) until thirty days after the completion of Alpine’s initial business combination.

Private Placement Warrants

Simultaneously with the consummation of the IPO, Alpine consummated the private placement of 5,152,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $5,152,500. The issuances of the Private Placement Warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Private Placement Warrants were purchased by Sponsor. The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the IPO. The Sponsor has agreed not to transfer, assign, or sell any of the Private Placement Warrants (except to certain transferees) until thirty days after the completion of Alpine’s initial business combination.

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan Alpine up to an aggregate of $150,000 pursuant to an unsecured promissory note (the “First Note”) to cover costs related to the IPO. $0 is outstanding under the First Note.

On May 2, 2022, the Sponsor loaned Alpine an aggregate of $400,000 pursuant to an unsecured promissory note (the “Second Note”) to cover costs related to Alpine seeking to consummate an initial business combination. $400,000 is outstanding under the Second Note.

On June 21, 2022, the Sponsor loaned Alpine an aggregate of $400,000 pursuant to an unsecured promissory note (the “Third Note”) to cover costs related to Alpine seeking to consummate an initial business combination. $400,000 is outstanding under the Third Note.

On July 15, 2022, the Sponsor loaned Alpine an aggregate of $100,000 pursuant to an unsecured promissory note (the “Fourth Note”) to cover costs related to Alpine seeking to consummate an initial business combination. $100,000 is outstanding under the Fourth Note.

On August 23, 2022, the Sponsor loaned Alpine an aggregate of $200,000 pursuant to an unsecured promissory note (the “Fifth Note” and together with the Second Note, Third Note and Fourth Note, the “Working Capital Notes”) to cover costs related to Alpine seeking to consummate an initial business combination. $200,000 is outstanding under the Fifth Note.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Alpine’s officers and directors and their affiliates may, but are not obligated to, loan Alpine funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. The aggregate 1,100,000 outstanding under the Working Capital Notes described above constitute Alpine borrowings pursuant to Working Capital Loans.

Relationships to TBC

As indicated elsewhere in this proxy statement/prospectus, Alpine’s officers and directors, including Kim Shaefer, Alpine’s Chief Executive Officer, Alex Lombardo, Alpine’s Chief Financial Officer, and Brent Bushnell, a special advisor of Alpine, as well as Alpine’s other directors, have existing relationships with TBC and/or will become officers and directors of New TBC.

Policies and Procedures for Alpine’s Related Party Transactions

Alpine’s code of ethics, which was adopted upon consummation of Alpine’s IPO, requires Alpine to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Alpine or any subsidiary is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Alpine also requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Alpine’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Alpine enters into such transactions. All ongoing and future transactions between Alpine and any officer or director or their respective affiliates will be on terms believed by Alpine to be no less favorable to Alpine than are available from unaffiliated third parties. Such transactions will require prior approval by the audit committee and a majority of Alpine’s uninterested “independent” directors, or the members of Alpine’s board who do not have an interest in the transaction, in either case who had access, at Alpine’s expense, to Alpine’s attorneys or independent legal counsel. Alpine will not enter into any such transaction unless the audit committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to Alpine than those that would be available with respect to such a transaction from unaffiliated third parties.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

In connection with Business Combination, Alpine formed the Special Committee to negotiate the transaction with TBC.

DESCRIPTION OF NEW TBC CAPITAL STOCK

As a result of the Merger, TBC stockholders and Hotel Sellers who receive shares of New TBC Common Stock in the Business Combination will become stockholders of New TBC. Your rights as New TBC stockholders will be governed by Delaware law and New TBC’s Proposed Charter and amended and restated bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New TBC’s Proposed Charter and form of amended and restated bylaws carefully and in their entirety because they describe your rights as a holder of shares of New TBC Common Stock.

Authorized Capital Stock

The Proposed Charter authorizes the issuance of ___ shares of capital stock, consisting of (i) ___ shares of New TBC Common Stock, and (ii) ___ shares of preferred stock, par value $0.0001 per share.

Common Stock

The Proposed Charter provides that New TBC will have one class of common stock, New TBC Common Stock, par value $0.0001 per share.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of New TBC will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New TBC board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New TBC Common Stock and could have anti-takeover effects. The ability of board of directors of New TBC to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Alpine Warrants

Outstanding Warrants of Alpine will continue to be outstanding after the consummation of the Business Combination and will be exercisable for one share of New TBC Common Stock. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Alpine. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders of Warrants.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of our New TBC Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New TBC Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

At the time of its IPO, Alpine agreed that as soon as practicable after the consummation of its initial business combination, it will use its reasonable best efforts to file, and within 90 days following the consummation of its initial business combination (such as the Business Combination would constitute) to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Alpine Common Stock issuable upon exercise of the Public Warrants. Accordingly, New TBC will be bound by such agreement and use its reasonable best efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New TBC Common Stock until the warrants expire or are redeemed.

No Public Warrants will be exercisable for cash unless New TBC has an effective and current registration statement covering the issuance of the shares of New TBC Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of New TBC Common Stock. If a registration statement covering the issuance of the shares of New TBC Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of the Business Combination, holders of Public Warrants may, until such time as there is such an effective registration statement and during any period when New TBC shall have failed to maintain such an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of New TBC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New TBC Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the fair market value (as defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of New TBC Common Stock for the 10 trading days ending on the trading day prior to the date of exercise. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

In addition, if (x) New TBC issues additional shares of New TBC Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination would constitute, at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by New TBC’s board of directors and, in the case of any such issuance to Alpine’s initial stockholders or their affiliates, without taking into account any founders’ shares held by Alpine’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of shares of New TBC Common Stock during the 20-trading-day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of Public Warrants.    Once the Public Warrants become exercisable, New TBC may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•        if, and only if, the last reported sale price of the New TBC Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which New TBC sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the shares of New TBC Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and New TBC issues a notice of redemption, each Public Warrant holder can exercise his, her or its Public Warrant prior to the scheduled redemption date in accordance with the above. However, the price of the shares of Alpine Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 warrant exercise price (as adjusted) after the redemption notice is issued.

If and when the Public Warrants become redeemable by New TBC, New TBC may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New TBC may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants.

The redemption criteria for have been established at a price which is intended to provide Public Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.

If New TBC calls the warrants for redemption as described above, New TBC’s management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of New TBC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New TBC Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the fair market value by (y) the fair market value, as described above.

Exercise Limitations.    A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New TBC Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.    If the number of outstanding shares of New TBC Common Stock is increased by a stock dividend payable in shares of New TBC Common Stock, or by a split-up of shares of New TBC Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New TBC Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New TBC Common Stock.

If the number of outstanding shares of New TBC Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New TBC Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New TBC Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New TBC Common Stock.

Whenever the number of shares of New TBC Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New TBC Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New TBC Common Stock so purchasable immediately thereafter.

The Warrant holders do not have the rights or privileges of holders of New TBC Common Stock or any voting rights until they exercise their warrants and receive shares of New TBC Common Stock. After the issuance of shares of New TBC Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share of New TBC Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of New TBC Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Warrants that may be issued upon conversion of working capital loans and the New TBC Common Stock issuable upon exercise of such Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except to certain permitted transferees, each of which will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees unless New TBC elects to require all holders to exercise their Warrants on a cashless basis. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis and the initial purchasers and their permitted transferees will also have certain registration rights related to the Private Placement Warrants (including the shares of New TBC Common Stock issuable upon exercise of the Private Placement Warrants), as described below. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by New TBC in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Each of the Warrants that may be issued upon conversion of working capital loans shall be identical to the Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrant(s) for that number of shares of New TBC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New TBC Common Stock underlying the Private Placement Warrant(s), multiplied by the excess of the “Private Placement Warrant fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the Private Placement Warrant fair market value. The “Private Placement Warrant fair market value” shall mean the average last reported sale price of the New TBC Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Alpine agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it was not known at such time whether each would be affiliated with New TBC following the Business Combination. For those who remain affiliated with New TBC, their ability to sell New TBC securities in the open market will be significantly limited. New TBC expects to have policies in place that prohibit insiders from selling New TBC securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New TBC securities, an insider cannot trade in New TBC securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of New TBC Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, Alpine believes that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

Units

Each Unit outstanding prior to the Business Combination consists of one share of Common Stock and one-half of one Public Warrant, each as detailed above. Upon consummation of the Business Combination, Units will automatically split into their respective Common Stock and Public Warrant.

Dividends

Under the Proposed Charter, holders of New TBC Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by the New TBC Board out of legally available assets or funds. There are no current plans to pay cash dividends on New TBC Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, the holders of New TBC Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of New TBC Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of New TBC Common Stock under the Proposed Charter.

Preemptive or Other Rights

The Proposed Charter does not provide for any preemptive or other similar rights.

Election of Directors

Alpine’s Board currently consists of five (5) directors.

Following the completion of the Business Combination, the size of the Board will be increased to seven (7) directors, as discussed in greater detail in “Proposal No. 3 — The Director Election Proposal” and “Management After the Business Combination.” The Proposed Charter provides that the board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of New TBC’s board of directors.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Special Stockholder Meetings

The Proposed Charter will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New TBC’s board of directors. To the extent permitted under applicable law, New TBC may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the DGCL, any of New TBC’s stockholders may bring an action in New TBC’s name to procure a judgment in New TBC’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New TBC’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest; Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Proposed Charter provides that, to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New TBC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Proposed Charter or in the future, and further provides that New TBC will renounce any expectancy that any of the directors or officers of New TBC will offer any such corporate opportunity of which he or she may become aware to New TBC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of New TBC.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Existing Charter and Existing Bylaws provide that that a director of Alpine shall not be personally liable to Alpine or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Alpine or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Existing Charter and Existing Bylaws further provide that Alpine shall indemnify all persons whom it may indemnify to the full extent permitted by Section 145 of the DGCL, as amended from time to time. Pursuant to the Existing Charter and Existing Bylaws, Alpine has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter and Existing Bylaws.

The Proposed Charter will provide that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of New TBC shall be personally liable to New TBC or its stockholders for monetary damages for breach of fiduciary duty as a director. The Proposed Bylaws will also provide that no director or officer of New TBC shall be personally liable to New TBC or to any stockholder of New TBC for monetary damages for breach of fiduciary duty as a director or officer, but will not limit liability (i) for any breach of the director’s or the officer’s duty of loyalty to New TBC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. It is the intention of TBC and Alpine that New TBC will enter into indemnification agreements with the proposed directors and officers of New TBC substantially concurrent with the consummation of the proposed Business Combination.]

Insurance Coverage

The Existing Bylaws further provide that Alpine shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Alpine, or is or was serving at the request of Alpine as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Alpine would have the power to indemnify him against such liability under the provisions of the Existing Bylaws. Alpine has purchased a policy of directors’ and officers’ liability insurance that insures Alpine officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Alpine against its obligations to indemnify its officers and directors.

In connection with the consummation of the Business Combination, each of Alpine and New TBC will purchase a tail policy with respect to liability coverage for the benefit of their current officers and directors for a period of no less than six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Alpine believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

New TBC’s Proposed Charter and Proposed Bylaws will contain, and the DGCL contains, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New TBC’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New TBC’s vulnerability to a hostile change of control and enhance the ability of New TBC’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New TBC. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New TBC by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New TBC Common Stock held by stockholders.

Forum Selection Clause

The Proposed Charter will provide that unless New TBC consents in in writing to the selection of an alternative forum, to the fullest extent permitted by law, derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) arising under the Securities Act. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. The Proposed Charter will also provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Advance Notice of Director Nominations and New Business

The Existing Bylaws state that in order for a stockholder of Alpine to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Alpine not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

The Proposed Bylaws state that in order for a stockholder of New TBC to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of New TBC not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by New TBC. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Listing of Securities

We intend to apply to list the New TBC Common Stock and Warrants on Nasdaq under the symbols “REVE” and “REVEW,” respectively, upon the closing of the Business Combination.

EXPERTS

The financial statements of Alpine Acquisition Corporation as of December 31, 2021, and for the period from February 8, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Alpine Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Two Bit Circus, Inc. at December 31, 2021 and 2020, and for the years then ended, included in the proxy statement/prospectus of Alpine Acquisition Corporation, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Hotels at December 31, 2021 and 2020, and for the years then ended, included in the proxy statement/prospectus of Alpine Acquisition Corporation, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of New TBC Common Stock offered by this proxy statement/prospectus will be passed upon for Alpine by Graubard Miller.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Alpine board of directors does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of Alpine Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Alpine and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Alpine will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Alpine deliver single copies of such documents in the future. Stockholders may notify Alpine of their requests by calling or writing Alpine at its principal executive offices, 10141 N. Canyon View Lane, Fountain Hills, Arizona 85268, telephone (703) 899-1028. Following the Business Combination, such requests should be made by calling or writing New TBC at its principal executive offices, 634 Mateo Street, Los Angeles, California 90021, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Alpine has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Alpine with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant document or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Alpine has been supplied by Alpine, and all such information relating to TBC and the Hotels has been supplied by TBC and the Hotels, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact Morrow Sodali LLC, Alpine’s proxy solicitor, via phone or in writing, as follows:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: REVE.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

ALPINE ACQUISITION CORPORATION
DECEMBER 31, 2021

ALPINE ACQUISITION CORPORATION
SEPTEMBER 30, 2022

Interim Financial Statements (Unaudited):
Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-22

Condensed Statements of Operations for the three and nine months ended September 30, 2022 and for the three months ended September 30, 2021 and for the period from February 8, 2021 (Inception) to September 30, 2021 (Unaudited)

F-23

Condensed Statements of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2022 and for the three months ended September 30, 2021 and for the period from February 8, 2021 (Inception) to September 30, 2022 (Unaudited)

F-24
Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and for the period from February 8, 2021 (Inception) to September 30, 2021 (Unaudited)	F-25
Condensed Notes to the Financial Statements (Unaudited)	F-26

TWO BIT CIRCUS, INC.
December 31, 2021 and 2020

Two Bit Circus, Inc.
September 30, 2022 (UNAUDITED)

Crowne Plaza Denver Airport Convention Center
December 31, 2021

Crowne Plaza Denver Airport Convention Center
September 30, 2022 (Unaudited)

PHF II Stamford, LLC
December 31, 2021

PHF II Stamford, LLC
SEPTEMBER 30, 2022 (Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Alpine Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Alpine Acquisition Corporation (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from February 8, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash for the period from February 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of a Matter

As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation with a scheduled liquidation date of September 2, 2022. The Sponsor of the Company must request and obtain a resolution from the Board as a condition of extending the liquidation date.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY

March 31, 2022

ALPINE ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$367,110
Due from Sponsor	25,000
Prepaid expenses	354,559
Total Current Assets	746,669
Investments held in Trust Account	109,141,622
Prepaid expenses	189,271
Total Assets	$110,077,562

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$174,579
Total Current Liabilities	174,579
Deferred underwriting fee payable	3,745,000
Warrant liability	5,144,250
Total Liabilities	9,063,829

Commitments and contingencies (Note 6)

Common stock subject to possible redemption at redemption value (10,700,000 shares at $10.20)	109,140,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 2,850,000 shares issued and outstanding (excludes 10,700,000 shares subject to possible redemption)	286
Additional paid-in capital	—
Accumulated deficit	(8,126,553)
Total Stockholders’ Deficit	(8,126,267)
Total Liabilities and Stockholders’ Deficit	$110,077,562

ALPINE ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBURARY 8, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

General and administrative expenses	$507,180
Administration fee – related party	40,000
Total expenses	547,180

Other Income (Expense)
Interest income – Investments held in Trust Account	1,622
Offering costs allocated to warrants	(2,188,378)
Change in fair value of over-allotment derivative liability	(50,722)
Change in fair value of derivative warrant liability	8,872,019
Total other income	6,634,541
Net income	$6,087,361
Common stock subject to possible redemption – weighted average shares outstanding, basic and diluted	4,209,836
Common stock subject to possible redemption – Basic and diluted net income per share	$0.88
Common stock not subject to possible redemption – weighted average shares outstanding, basic and diluted	2,743,852
Common stock not subject to possible redemption – Basic and diluted net income per share	$0.88

ALPINE ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM FEBRUARY 8, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, February 8, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Common stock to Sponsor	2,875,000	288	24,712	—	25,000
Common stock remeasurement to redemption value	—	—	(24,712)	(14,213,916)	(14,213,916)
Issuance of shares to underwriter in connection with IPO	175,000	18		(18)	—
Forfeiture of shares to the underwriter not fully exercising the over-allotment option	(200,000)	(20)	—	20	—
Net income	—	—	—	6,087,361	6,087,361
Balance, December 31, 2021	2,850,000	$286	$—	$(8,126,553)	$(8,126,267)

ALPINE ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 8, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash flows from operating activities:
Net income	$6,087,361
Adjustments to reconcile net income to net cash used in operating activities
Offering costs allocated to warrant liability	2,188,378
Change in fair value of derivative liabilities	(8,821,297)
Interest earned on Trust assets	(1,622)
Amortization expense	130,891
Changes in operating assets and liabilities:
Due to Sponsor	(25,000)
Prepaid expenses	(674,721)
Accrued expenses	174,579
Net cash used in operating activities	(941,431)
Cash flows from investing activities:
Cash deposited into Trust Account	(109,140,000)
Net cash used in investing activities	(109,140,000)
Cash flows from financing activities:
Sale of units in public offering, net	105,271,041
Sale of private placement warrants to Sponsor	5,152,500
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from Sponsor note	150,000
Repayment of Sponsor note	(150,000)
Net cash provided by financing activities	110,448,541
Net change in cash	367,110
Cash at beginning of period	—
Cash at end of period	$367,110

Non-cash financing activities:
Deferred underwriters’ discounts and commissions	$3,745,000
Common stock remeasurement to redemption value	$14,187,906

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Alpine Acquisition Corporation (the “Company”, “we” or “us”) was incorporated in Delaware on February 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. We currently intend to combine with Two Bit Circus, Inc. (“Two Bit Circus”), a Los Angeles-based experiential entertainment company that is affiliated with certain members of our management team, concurrent with the completion of our initial business combination. We will not, however, complete an initial business combination with only Two Bit Circus. In addition, we will likely not consummate a merger with Two Bit Circus if the target business with respect to our initial business combination is not complimentary to the Two Bit Circus business.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from February 8, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 30, 2021. On September 2, 2021, the Company consummated the Initial Public Offering of 10,700,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 700,000 units subject to the underwriters’ over-allotment option, generating gross proceeds of $107,000,000, which is described in Note 4. In October 2021, the over-allotment option period closed without the underwriters further exercising the option.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,152,500 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Alpine Acquisition Sponsor LLC (the “Sponsor”).

Following the closing of the Initial Public Offering on September 2, 2021, an amount of $109,140,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”). The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

As of September 2, 2021, transaction costs amounted to $7,106,709 consisting of $1,337,500 of underwriting fees, $3,745,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)), $1,632,750 for the fair value of underwriter shares and $391,459 of Initial Public Offering costs. These costs were charged to additional paid-in capital upon completion of the Public Offering. As described in Note 7, the $3,745,000 deferred underwriting commission is contingent upon the consummation of a Business Combination by September 2, 2022 (or March 2, 2023 if the Company extends the period to consummate a Business Combination).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as an adjustment to adjust the temporary equity to the redemption amount. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months from the closing of the Initial Public Offering, or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination (the “Combination Period”) by resolution of our board if requested by us for a combination up to two times, each by an additional three months, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per public Share due

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined, that the Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. As a result, there is substantial doubt that the Company can sustain operations for a period of at least one-year from the issuance date of these financial statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Investments held in trust

Investments held in trust was $109,141,622 at December 31, 2021 and consisted of a Goldman Sachs Money Market Fund.

Offering Costs associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $391,459 consist principally of costs incurred in connection with preparation for the Public Offering. These costs, together with the underwriter discount of $1,337,500, deferred fee of $3,745,000 and fair value of underwriter shares of $1,632,750 were allocated to the separable financial instruments issued in the Public Offering based on a relative fair value basis, compared to total proceeds received. Of these costs, $2,188,378 of which was allocated to the Public Warrants and the Private Placement Warrants, were expensed as incurred.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021, the shares of common stock subject to possible redemption in the amount of $109,140,000 are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from income per common share as the redemption value approximates fair value.

The calculation of diluted income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):
	For the Period from February 8, 2021 (inception) through December 31, 2021
	Common Stock subject to possible redemption	Common Stock not subject to possible redemption
Basic and diluted net income per common share
Numerator:
Allocation of net income	$3,685,352	$2,402,009
Denominator:
Basic and diluted weighted average shares outstanding	4,209,836	2,743,852

Basic and diluted net income per common share	$0.88	$0.88

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company on January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards except for the above, if currently adopted, would have a material effect on the Company’s financial statements.

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,700,000 Units, including 700,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per Unit generating gross proceeds to the Company in the amount of $107,000,000. Each Unit consists of one share of Common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4 — PRIVATE PLACEMENTS

The Sponsor purchased an aggregate of 5,152,500 Private Placement Warrants, including 227,500 related to the over-allotment units, at a price of $1.00 per Private Placement Warrant from the Company in private placements that occurred simultaneously with the closing of the Initial Public Offering.

Each Private Placement Warrant is exercisable to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On March 1, 2021, the Sponsor received 4,312,500 of the Company’s Common stock (the “Founder Shares”) for $25,000. In June 2021, the Sponsor contributed an aggregate of 1,437,500 founder shares to the Company’s capital for no consideration. In July 2021, the Sponsor transferred an aggregate of 45,000 shares to the Company’s advisors at the same price originally paid for such shares. In October 2021, the over-allotment option period closed without the underwriters further exercising the option. As such, the 200,000 Founder Shares were forfeited in October 2021 resulting in the Sponsor holding an aggregate of 2,675,000 founder shares.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On March 1, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2021 there was $0 outstanding under the Promissory Note.

General and Administrative Services

The Company will be obligated, commencing on the effective date of the Initial Public Offering, to pay its Sponsor a monthly fee of $10,000 for general and administrative services. From the effective date of the Initial Public Offering through December 31, 2021, the Company paid the Sponsor and incurred $40,000 for such services.

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTIES (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, there was no amount outstanding under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. 700,000 Units have been purchased as of September 30, 2021. In October 2021, the over-allotment option period closed without the underwriters further exercising the option.

In addition, the Company issued to the underwriter or its designees 175,000 shares of common stock upon closing of the Initial Public Offering, at a price of $0.0001.

The underwriters were paid a cash underwriting discount of $0.125 per Unit, or $1,337,500 in the aggregate, including $87,500 related to the over-allotment units. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $3,745,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of Common stock with a par value of $0.0001 per share. Holders of Common stock are entitled to one vote for each share. In June 2021, the Sponsor contributed an aggregate of 1,437,500 founder shares to the Company’s capital for no consideration. In October 2021, the over-allotment option period closed without the underwriters further exercising the option. As such, the 200,000 Founder Shares were forfeited in October 2021. As of December 31, 2021, there were 2,850,000 shares of Common stock issued and outstanding.

Our public stockholders will have the same voting and redemption rights with respect to any business combination including with Two Bit Circus as are applicable to a business combination which does not include Two Bit Circus.

NOTE 8 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•        if, and only if, the last reported sale price of the Common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except that the holders of the Private Placement Warrants have agreed that the Private Placement Warrants and the Common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants

The Company accounts for the 10,502,500 warrants issued in connection with the Initial Public Offering (including 5,350,000 Public Warrants and 5,152,500 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Investments held in trust	1	$109,140,492
Liabilities:
Public Warrant liability	1	$2,568,000
Private Warrant liability	3	$2,576,250

The Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Company used a Monte Carlo simulation model to value the Public Warrants at September 2, 2021 and a Black-Scholes model to value the Private Placement Warrants at September 2, 2021 and December 31, 2021. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Common Stock and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Common Stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Common Stock subject to possible redemption (temporary equity), Common Stock (permanent equity) and Common Stock (permanent equity) based on their relative fair values at the initial measurement date. At December 31, 2021 the Company use the quoted market price for the Public Warrants as they were actively traded at that time. The Private Placement Warrants were classified within Level 3 of the fair value hierarchy at December 31, 2021 due to the use of unobservable inputs. The Public Warrants were classified within Level 1 of the fair value hierarchy at December 31, 2021 due to the use of quoted prices in active markets for identical assets.

The key inputs into the Monte Carlo simulation model and the Black-Scholes model were as follows:
	December 31, 2021	September 2, 2021
Risk-free interest rate	1.26%	0.77%
Expected life of grants (years)	6.2	7.0
Expected volatility of underlying stock	8.75%	13 – 24.4%
Dividends	0	0
Probability of Business Combination	90%	90%

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 — TAXES

The Company’s net deferred tax assets is as follows:
For the Period From February 8, 2021 (Inception) Through December 31, 2021
Deferred tax assets:
Net operating losses	$30,345
Start-up costs	84,223
Total deferred tax assets	114,567

Valuation Allowance	(114,567)

Deferred tax asset, net of allowance	$—

Below is breakdown of the income tax provision.
For the Period From February 8, 2021 (Inception) Through December 31, 2021
Federal
Current	$—
Deferred	(114,567)
State and local
Current	—
Deferred
Change in valuation allowance	114,567
Income tax provision	$—

As of December 31, 2021, the Company had $144,498 of U.S. federal operating loss carryovers that do not expire and are available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $114,567.

ALPINE ACQUISITION CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 — TAXES (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
For the Period From February 8, 2021 (Inception) Through December 31, 2021
U.S. federal statutory rate	21.0%
Change in fair value of warrant derivative liability	(30.4)%
Offering costs attributable to warrants	7.6
Change in valuation allowance	1.8%
Income tax provision	—

The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2021, due to the valuation allowance recorded on the Company’s net operating losses, change in the fair value of the warrant derivate liability and offering costs attributable to warrants. The Company files income tax returns in the U.S. federal jurisdiction. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers Arizona to be a significant state tax jurisdiction.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the filing date of our Form 10-K for the period ended December 31, 2021. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ALPINE ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2022 (Unaudited)	December 31, 2021 (Audited)
ASSETS
Current Assets
Cash	$48,414	$367,110
Due from Sponsor	25,000	25,000
Prepaid expenses and other current assets	718,263	354,559
Total Current Assets	791,677	746,669
Investments held in Trust Account	110,872,063	109,141,622
Prepaid expenses-non-current	—	189,271
Total Assets	$111,663,740	$110,077,562

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$607,941	$174,579
Notes payable – related party	1,070,000	—
Note payable – related party at fair value (cost $1,100,000 and $0)	937,193	—
Total Current Liabilities	2,615,134	174,579
Deferred underwriting fee payable	3,745,000	3,745,000
Warrant liability	1,470,350	5,144,250
Total Liabilities	7,830,484	9,063,829

Commitments and contingencies (Note 6)

Common stock subject to possible redemption at redemption value (10,700,000 shares at $10.31 and $10.20)	110,499,095	109,140,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 2,850,000 shares issued and outstanding (excludes 10,700,000 shares subject to possible redemption)	286	286
Additional paid-in capital	—	—
Accumulated deficit	(6,666,125)	(8,126,553)
Total Stockholders’ Deficit	(6,665,839)	(8,126,267)
Total Liabilities and Stockholders’ Deficit	$111,663,740	$110,077,562

See accompanying notes to the unaudited condensed financial statements.

ALPINE ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the period from February 8, 2021 (inception) through September 30, 2021
Administrative fee – related party	$30,000	$10,000	$90,000	$10,000
General and administrative expenses	469,519	204,126	1,510,776	207,426
Total expenses	(499,519)	(214,126)	(1,600,776)	(217,426)

Other income (expense)
Interest income – Investments held in Trust Account	498,822	492	660,441	492
Offering costs allocated to warrants		(2,188,378)		(2,188,378)
Change in fair value of Note payable – related party	(130,702)	—	(74,039)	—
Change in fair value of derivative warrant liability	(315,075)	(1,571,425)	3,673,900	(1,571,425)
Total other income (expense)	53,045	(3,759,311)	4,260,302	(3,759,311)
Pre-tax income (loss)	(446,474)	(3,973,437)	2,659,526	(3,976,737)
Income tax	(76,848)	—	(76,848)	—
Net income (loss)	$(523,322)	$(3,973,437)	$2,582,678	$(3,976,737)
Common stock subject to possible redemption – weighted average shares outstanding, basic and diluted	10,700,000	3,292,308	10,700,000	1,406,573
Common stock subject to possible redemption – Basic and diluted net income (loss) per share	$(0.04)	$(0.67)	$0.19	$(0.97)
Common stock not subject to possible redemption – weighted average shares outstanding, basic and diluted	2,850,000	2,675,000	2,850,000	2,675,000
Common stock not subject to possible redemption – Basic and diluted net income (loss) per share	$(0.04)	$(0.67)	$0.19	$(0.97)

See accompanying notes to the unaudited condensed financial statements.

ALPINE ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

For the Three and Nine Months End September 30, 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2022	2,850,000	$286	$—	$(8,126,553)	$(8,126,267)
Net income	—	—	—	2,706,772	2,706,772
Balance, March 31, 2022	2,850,000	286	—	(5,419,781)	(5,419,497)
Related party Note Proceeds in excess of fair value	—	—	190,301	—	190,301
Remeasurement adjustment on Redeemable Common stock shares			(190,301)	190,301	—
Net income	—	—	—	399,227	399,227
Balance, June 30, 2022	2,850,000	286	—	(4,830,253)	(4,829,967)
Related party Note Proceeds in excess of fair value			46,545		46,545
Remeasurement adjustment on Redeemable Common Stock			(46,545)	(1,312,550)	(1,359,095)
Net loss				(523,322)	(523,322)
Balance, September 30, 2022	2,850,000	$286	$—	$(6,666,125)	$(6,665,839)

For the three months ended September 30, 2021 and for the period from February 8, 2021 (Inception) through September 30, 2021

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, February 8, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Common stock to Sponsor	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	(2,775)	(2,775)
Balance, March 31, 2021	2,875,000	288	24,712	(2,775)	22,225
Net loss	—	—	—	(525)	(525)
Balance, June 30, 2021	2,875,000	288	24,712	(3,300)	21,700
Common stock Accretion to redemption value			(24,712)	(14,163,194)	(14,167,906)
Net loss				(3,973,437)	(3,973,437)
Balance, September 30, 2021	2,875,000	$288	$—	$(18,139,931)	$(18,139,643)

See accompanying notes to the unaudited condensed financial statements.

ALPINE ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30, 2022	For the Period February 8, 2021 (Inception) to September 30, 2021
Cash flows from operating activities:
Net income (loss)	$2,582,678	$(3,976,737)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Offering costs allocated to warrant liability		2,188,378
Change in fair value of derivative warrant liability	(3,673,900)	1,571,425
Change in fair value of Note payable – Related party	74,039	—
Interest earned on Trust assets	(660,441)	(492)
Changes in operating assets and liabilities:
Due to Sponsor	—	2,775
Prepaid expenses	(174,433)	(578,482)
Accrued expenses	433,361	80,141
Net cash used in operating activities	(1,418,696)	(715,767)

Cash flows from investing activities:
Cash deposited into Trust Account	(1,070,000)	(109,140,000)
Net cash used in investing activities	(1,070,000)	(109,140,000)

Cash flows from financing activities:
Sale of units in public offering, net	—	105,271,041
Sale of private placement warrants to Sponsor	—	5,152,500
Proceeds from issuance of common stock to Sponsor	—	25,000
Repayment of Note payable – Related party	—	(150,000)
Proceeds from Note payable – Related party	2,170,000	150,000
Net cash provided by financing activities	2,170,000	110,448,541

Net change in cash	(318,696)	592,774
Cash at beginning of period	367,110	—
Cash at end of period	$48,414	$592,774

Non-cash financing activities:
Deferred underwriters’ discounts and commissions	$—	$3,745,000
Remeasurement of common stock to redemption value	$1,122,249	$—
Common stock accretion to redemption value	$—	$14,187,906

See accompanying notes to the unaudited condensed financial statements.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Alpine Acquisition Corporation (the “Company”, “we” or “us”) was incorporated in Delaware on February 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On May 18, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Two Bit Circus, Inc., a Delaware corporation (“TBC”). Pursuant to the Merger Agreement, Merger Sub will merge with and into TBC, with TBC surviving the merger as a wholly-owned subsidiary of Company (the “Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement including the Hotel Purchase (as defined below) (together with the Merger, the “Transactions”), TBC will become a wholly-owned subsidiary of the Company and the stockholders of TBC will become stockholders of the Company. TBC is a Los Angeles-based experiential entertainment company that is affiliated with certain members of Alpine’s management team.

Concurrently with the execution of the Merger Agreement as contemplated therein, the Company entered into a Purchase and Sale Agreement (the “Hotel Purchase Agreement” and collectively with the Merger Agreement, the “Business Combination Agreements”) with Pool IV Finance LLC, Pool IV TRS LLC and PHF II Stamford LLC (“Hotel Sellers”) pursuant to which the Company will purchase (the “Hotel Purchase”) the Hilton Stamford Hotel & Executive Meeting Center and the Crowne Plaza Denver Airport Convention Center Hotel (collectively, the “Hotels”).

On August 26, 2022, the Merger Agreement and Hotel Purchase Agreement were amended in order to extend the date by which the parties may terminate such agreements if the transactions contemplated thereby have not been consummated from September 30, 2022 to November 30, 2022.

On October 4, 2022, the Merger Agreement was amended in order to reduce the aggregate consideration payable to the equity holders of TBC upon closing of the Merger from $49,800,000 to $47,247,280.

The Transactions are subject to adoption of the Business Combination Agreements and approval of the Transactions by the Company’s stockholders and the fulfilment of certain other conditions set forth in the Business Combination Agreements as described therein.

If the Business Combination is consummated, the Company will issue a dividend of $0.665 per share to holders of shares of common stock sold in the Company’s initial public offering (the “IPO” and the shares issued in the IPO, the “public shares”) who do not seek redemption of their public shares in connection with the Business Combination for a pro rata portion of the funds held in the trust account established in connection with the IPO.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from February 8, 2021 (inception) through September 30, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and thereafter searching for a Business Combination and in relation thereto entering into the Business Combination Agreements. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Transaction costs amounted to $7,106,709 consisting of $1,337,500 of underwriting fees, $3,745,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)), $1,632,750 for the fair value of underwriter shares and $391,459 of Initial Public Offering costs. These costs were charged to additional paid-in capital upon completion of the Public Offering. As described in Note 6, the $3,745,000 deferred underwriting commission is contingent upon the consummation of a Business Combination by December 2, 2022 (or March 2, 2023 if the Company extends the period to consummate a Business Combination).

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The registration statement for the Company’s Initial Public Offering was declared effective on August 30, 2021. On September 2, 2021, the Company consummated the Initial Public Offering of 10,700,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 700,000 units subject to the underwriters’ over-allotment option, generating gross proceeds of $107,000,000, which is described in Note 3. In October 2021, the over-allotment option period closed without the underwriters further exercising the option.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,152,500 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Alpine Acquisition Sponsor LLC (the “Sponsor”).

Following the closing of the Initial Public Offering on September 2, 2021, an amount of $109,140,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”). The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company has determined to provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares in connection with a stockholder meeting called to approve the Business Combination. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was allocated proceeds determined in accordance with ASC 470-20. The common stock is subject

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as an adjustment to adjust the temporary equity to the redemption amount. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules). The Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination. The Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares it may hold in favor of approving a Business Combination, including the Transactions. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination by December 2, 2022 (or March 2, 2023 if the Company extends the period of time to consummate a Business Combination) (the “Combination Period”) by resolution of our board if requested by us, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined, that the Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. Additionally, while the Company intends to complete a business combination by the end of the Combination Period, there are no assurances that this will happen. If the Company is unable to complete a Business Combination by such date, it will be forced to dissolve and liquidate unless stockholders otherwise approve an amendment to the Company’s charter to extend such period. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for condensed interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 31, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

In the opinion of the Company’s management, the unaudited financial statements as of September 30, 2022 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of September 30, 2022 and its results of operations and cash flows for the three and nine months ended September 30, 2022. The results of operations for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2022 or any future interim period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022.

Investments held in trust

Investments held in trust of $110,872,063 and $109,141,622 at September 30, 2022 and December 31, 2021, respectively, and consisted of a Goldman Sachs Money Market Fund. The investments held in trust are accounted for as trading securities with unrealized and realized gains losses recorded in the statement of operations.

Offering Costs associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $391,459 consist principally of costs incurred in connection with preparation for the Public Offering. These costs, together with the underwriter discount of $1,337,500, deferred fee of $3,745,000 and fair value of underwriter shares of $1,632,750 were allocated to the separable financial instruments issued in the Public Offering based on a relative fair value basis, compared to total proceeds received. Of these costs, $2,188,378 of which was allocated to the Public Warrants and the Private Placement Warrants, were expensed as incurred.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, the shares of common stock subject to possible redemption in the amount of $110,499,095 and $109,140,000 are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Our effective tax rate was -17.2% and 0.00% for the three months ended September 30, 2022 and 2021, respectively, and 2.9% and 0.00% for the nine months ended September 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2022 and 2021, due to changes in the valuation allowance on the deferred tax assets and changes in the fair value of warrant derivative liability.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through September 30, 2022.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of September 30, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Three Months Ended September 30, 2022		For the Nine Months Ended September 30, 2022
	Common stock subject to possible redemption	Common stock not subject to possible redemption	Common stock subject to possible redemption	Common stock not subject to possible redemption
Basic and diluted net income per share
Numerator:	(413,250)	(110,072)	2,039,458	543,220
Allocation of net income (loss)
Denominator:
Basic and diluted weighted average shares outstanding	10,700,000	2,850,000	10,700,000	2,850,000
Basic and diluted net income (loss) per share	$(0.04)	$(0.04)	$0.19	$0.19

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has determined that the conversion option of the Note payable — Related party is a derivative instrument. The Company has elected to recognize the Note, including the conversion option, at fair value as permitted under ASC Topic 815. The Note is measured at fair value at issuance and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statement of operations in the period of change. The Company recognized proceeds in excess of fair value of Note of $236,846 as of date of issuance and an unrealized loss of $74,039 for the period from the date of issuance through September 30, 2022.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards except for the above, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,700,000 Units, including 700,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per Unit generating gross proceeds to the Company in the amount of $107,000,000. Each Unit consists of one share of Common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4 — PRIVATE PLACEMENTS

The Sponsor purchased an aggregate of 5,152,500 Private Placement Warrants, including 227,500 related to the over-allotment units, at a price of $1.00 per Private Placement Warrant from the Company in private placements that occurred simultaneously with the closing of the Initial Public Offering.

Each Private Placement Warrant is exercisable to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On March 1, 2021, the Sponsor received 4,312,500 of the Company’s Common Stock ( the “Founder Shares”) for $25,000. In June 2021, the Sponsor contributed an aggregate of 1,437,500 founder shares to the Company’s capital for no consideration. In July 2021, the Sponsor transferred an aggregate of 45,000 shares to the Company’s advisors at the same price originally paid for such shares. In October 2021, the over-allotment option period closed without the underwriters further exercising the option. As such, the 200,000 Founder Shares were forfeited in October 2021 resulting in the Sponsor holding an aggregate of 2,675,000 founder shares.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 5 — RELATED PARTIES (cont.)

Promissory Note — Related Party

On March 1, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. The Promissory Note was repaid on consummation of the Initial Public Offering and cancelled. As of September 30, 2022 and December 31, 2021, there were no amounts outstanding under the Promissory Note.

General and Administrative Services

The Company is obligated, commencing on the effective date of the Initial Public Offering, to pay its Sponsor a monthly fee of $10,000 for general and administrative services. As such, $90,000 of expense was incurred for the nine months ended September 30, 2022 and $10,000 of expense was incurred for the period from February 8, 2021 (inception) through September 30, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $11.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On May 2, 2022 and June 21, 2022, the Sponsor loaned to the Company $400,000 and $400,000. On July 15, 2022 and August 23, 2022, the Chairman of the Board loaned to the Company $100,000 and $200,000. As of September 30, 2022 and December 31, 2021, there was $1,100,000 (which had a carrying value of $937,193) and $0 outstanding under the Working Capital Loans.

On August 31, 2022, the Sponsor deposited an aggregate of $1,070,000 into the trust account established in connection with Alpine’s initial public offering (the “August 2022 Deposit”). The August 2022 Deposit was required to provide Alpine an additional three months to consummate an initial business combination pursuant to the Company’s Amended and Restated Certificate of Incorporation. The August 2022 Deposit was made in the form of a non-interest bearing loan.

The August 2022 Deposit was evidenced by a promissory note (the “Note”). If Alpine completes an initial business combination, Alpine will repay the amount evidenced by the Note. If Alpine does not complete a business combination, it will repay such amount only from funds held outside of the trust account.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. 700,000 Units were purchased through the over-allotment and the balance expired unexercised.

In addition, the Company issued to the underwriter or its designees 175,000 shares of common stock upon closing of the Initial Public Offering, at a price of $0.0001.

The underwriters were paid a cash underwriting discount of $0.125 per Unit, or $1,337,500 in the aggregate, including $87,500 related to the over-allotment units. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $3,745,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Hotel Representation Agreement

The Company has a buyer representation agreement with Hodges Ward Elliott, LLC (“Broker”). Upon closing of a potential Business Combination and associated acquisition of the Hotels, Broker shall have earned and Company shall pay to Broker an associated fee based on the acquisition price of the Hotels. The fee depends on the amount of the acquisition price and is calculated between 1.5% and 2.0% for the price of the Hotels.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of Common stock with a par value of $0.0001 per share. Holders of Common stock are entitled to one vote for each share. In June 2021, the Sponsor contributed an aggregate of 1,437,500 founder shares to the Company’s capital for no consideration, resulting in the Sponsor holding an aggregate of 2,850,000 founder shares. As of September 30, 2022 and December 31, 2021, there were 2,850,000 shares of Common stock issued and outstanding, of which an aggregate of up to 200,000 shares of Common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. In October 2021, the over-allotment option period closed without the underwriters further exercising the option. As such, the 200,000 Founder Shares were forfeited in October 2021.

Our public stockholders will have the same voting and redemption rights with respect to any business combination including with Two Bit Circus as are applicable to a business combination which does not include Two Bit Circus.

NOTE 8 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 8 — WARRANTS (cont.)

The Company will not be obligated to deliver any shares of Common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•        if, and only if, the last reported sale price of the Common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 8 — WARRANTS (cont.)

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except that the holders of the Private Placement Warrants have agreed that the Private Placement Warrants and the Common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants

The Company accounts for the 10,502,500 warrants issued in connection with the Initial Public Offering (including 5,350,000 Public Warrants and 5,152,500 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ALPINE ACQUISITION CORPORATION
Notes to the UNAUDITED CONDENSED financial statements

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2022	December 31, 2021
Assets:
Investments held in trust	1	$110,872,063	$109,140,492
Liabilities:
Note payable at fair value – Related party	3	$937,193	$—
Public Warrant liability	1	$749,000	$2,568,000
Private Warrant liability	3	$721,350	$2,576,250

The Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Company used a Monte Carlo simulation model to value the Public Warrants at September 2, 2021 and a Black-Scholes model to value the Private Placement Warrants at September 2, 2021 and December 31, 2021. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Common Stock and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Common Stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Common Stock subject to possible redemption (temporary equity), Common Stock (permanent equity) and Common Stock (permanent equity) based on their relative fair values at the initial measurement date. At September 30, 2022 and December 31, 2021 the Company use the quoted market price for the Public Warrants as they were actively traded at that time. The Private Placement Warrants were classified within Level 3 of the fair value hierarchy at September 30, 2022 and December 31, 2021 due to the use of unobservable inputs. The Public Warrants were classified within Level 1 of the fair value hierarchy at December 31, 2021 due to the use of quoted prices in active markets for identical assets.

The key inputs into the Monte Carlo simulation model and the Black-Scholes model were as follows:
	September 30, 2022	December 31, 2021	September 2, 2021
Risk-free interest rate	4.06%	1.26%	0.77%
Expected life (years)	5.13	6.2	7.0
Expected volatility of underlying stock	2.00%	8.75%	13 – 24.4%
Dividends	0	0	0
Probability of Business Combination	15%	90%	90%

The fair value of the convertible notes is estimated using the Monte Carlo simulation method. Significant inputs included a risk-free rate of 4.06%, volatility of 3.00% and 85% probability of the business combination. If the business combination occurs, the private warrants are valued using the Black-Scholes Option Pricing Model.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the filing date of our Form 10-Q for the quarter ended September 30, 2022. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements except as set forth below.

On October 4, 2022, the Merger Agreement was amended in order to reduce the aggregate consideration payable to the equity holders of TBC upon closing of the Merger from $49,800,000 to $47,247,280.

Pursuant to the Existing Charter, on December 1, 2022, the Sponsor deposited an aggregate of $1,070,000 into the Trust Account to provide Alpine with an additional three months to consummate the Business Combination. Alpine now has until March 2, 2023 to consummate an initial business combination. The deposit was made in the form of a non-interest bearing loan and evidenced by a promissory note.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Two Bit Circus, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Two Bit Circus, Inc. (the Company) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Restatement

As discussed in Note 1 to the financial statements, the 2021 financial statements have been restated to correct a material omission in the subsequent events disclosures.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2022 Baker Tilly US, LLP

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there are no critical audit matters.

BAKER TILLY US, LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California
August 11, 2022

TWO BIT CIRCUS, INC.
BALANCE SHEETS
December 31, 2021 and 2020

	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$4,054,805	$393,549
Accounts receivable	11,294	46,956
Inventory	24,553	39,724
Prepaid expenses and other current assets	127,703	107,769
Total current assets	4,218,355	587,998
Investment in Invisible Technologies, Inc.	—	40,000
Property and equipment, net	6,329,337	7,951,833
Right-of-Use asset, net	7,185,750	8,403,051
Deposits and other assets	11,290	281,808
Intangible assets, net	86,794	93,553
Total assets	$17,831,526	$17,358,243

LIABILITIES, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,271,531	$385,530
Deferred revenue	1,348,596	1,093,887
Notes payable, current	608,350	722,565
Current potion of operating lease liability	1,292,727	1,258,375
Total current liabilities	4,521,204	3,460,357
Warrant liability	9,224	7,399
Notes payable, net of current portion	4,975,000	608,350
Paycheck protection program notes payable	60,375	1,260,917
Operating lease liability, net of current portion	6,939,373	8,232,100
Total liabilities	16,505,176	13,569,123
Shareholders’ equity:
Series 1 (previously Series A) preferred stock, $0.0001 par value; 12,144,992 shares authorized, 11,210,762 shares issued and outstanding at December 31, 2021, and 2020, respectively	6,374,305	6,374,305
Series 2 (previously Series B) preferred stock, $0.0001 par value; 22,175,055 and 22,581,638 shares authorized, 19,759,952 shares issued and outstanding at December 31, 2021 and 2020, respectively	15,033,281	15,033,281
Series 3 (previously Re-seed Series B) preferred stock, $0.0001 par value; 18,316,036 and 23,576,007 shares authorized, 8,602,722 shares issued and outstanding at December 31, 2021 and 2020, respectively	19,270,987	19,270,987
Re Seed preferred stock, $0.0001 par value; 7,211,529 shares authorized, 7,211,527 shares issued and outstanding at December 31, 2021 and 2020, respectively	1,404,436	1,404,436
Common stock, $0.0001 par value; 97,000,000 and 97,000,000 shares authorized, 32,088,075 and 32,017,772 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	3,209	3,202
Additional paid-in capital	352,577	203,967
Accumulated deficit	(41,112,445)	(38,501,058)
Total shareholders’ equity	1,326,350	3,789,120
Total liabilities, shareholders’ equity	$17,831,526	$17,358,243

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2021 and 2020

	2021	2020
Revenues, net
Amusement and other revenues, net	$1,503,028	$1,191,013
Food and beverage sales, net	614,399	697,324
Project Revenues	406,107	82,026
Total net revenues	2,523,534	1,970,363

Operating Expenses
Food and beverage	150,592	155,212
Amusement and events	456,880	185,808
Selling, general and administrative	1,067,294	1,310,201
Payroll expense	2,115,924	2,541,004
Lease expense	484,574	336,657
Amortization of right-of-use asset	1,217,301	1,225,809
Depreciation and amortization	1,858,512	2,020,647
Total Operating Expenses	7,351,077	7,775,338
Loss from operations	(4,827,543)	(5,804,975)

Other expenses
Other income (expense)	3,821	(11,790)
Forgiveness of PPP loan	2,287,767	—
Interest expense	(74,632)	(75,829)
Total other income (expenses)	2,216,956	(87,619)

Loss before provision of income taxes	(2,610,587)	(5,892,594)

Provision for income taxes	800	800
Net loss	$(2,611,387)	$(5,893,394)

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid-in-capital	Accumulated Deficit	Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	39,573,436	$40,678,573	31,639,019	$3,164	$152,973	$(32,607,664)	$8,227,046
Issuance of Re-seed preferred stock	7,211,527	1,404,436	—	—	—	—	1,404,436
Options exercised	—	—	378,753	38	33,059	—	33,097
Stock compensation expense	—	—	—	—	17,935	—	17,935
Net loss	—	—	—	—	—	(5,893,394)	(5,893,394)
Balance at December 31, 2020	46,784,963	42,083,009	32,017,772	3,202	203,967	(38,501,058)	3,789,120
Options exercised	—	—	70,303	7	5,828	—	5,835
Stock compensation expense	—	—	—	—	142,782	—	142,782
Net loss	—	—	—	—	—	(2,611,387)	(2,611,387)
Balance at December 31, 2021	46,784,963	$42,083,009	32,088,075	$3,209	$352,577	$(41,112,445)	$1,326,350

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,611,387)	$(5,893,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	142,782	17,935
Depreciation and amortization	1,858,512	2,020,647
Amortization of right-of-use asset	1,217,301	1,225,809
Realized gain on sale of investment	(71,443)	—
Changes in fair value of warrant liability	1,825	—
Forgiveness of PPP loan	(2,287,767)	—
Changes in operating assets and liabilities:
Accounts receivable	35,662	(3,865)
Prepaid expenses and other current assets	(19,934)	151,113
Inventory	15,171	5,503
Deposits and other assets	270,518	948,684
Accounts payable and accrued expenses	886,001	(591,019)
Deferred revenue	254,709	24,143
Lease liability	(1,258,375)	(1,225,354)
Net cash used in operating activities	(1,566,425)	(3,319,798)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of Investment in Invisibile Technologies, Inc.	111,443	—
Purchases of property and equipment	(43,688)	(5,114)
Payments for construction in progress	(185,569)	(82,001)
Net cash used in investing activities	(117,814)	(87,115)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	4,975,000	—
Proceeds from PPP loan	1,190,000	1,260,917
Payments of note payable	(722,565)	(573,468)
Payments of PPP loan	(102,775)	—
Proceeds from exercise of options	5,835	33,097
Proceeds from issuance of Re-seed preferred stock	—	904,441
Net cash provided by financing activities	5,345,495	1,624,987

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,661,256	(1,781,926)

CASH AND CASH EQUIVALENTS – beginning of year	393,549	2,175,475

CASH AND CASH EQUIVALENTS – end of year	$4,054,805	$393,549

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$72,807	$75,829
Cash paid for income taxes	$3,590	$12,590

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Issuance of Re-seed preferred stock in exchange of debt	$—	$499,995

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

1.    BUSINESS AND OPERATIONS

Two Bit Circus, Inc. (the “Company”) is a Delaware Corporation, which was incorporated in June 2012. A related entity called Two Bit Circus, LLC was formed in July 2013, and then changed its name to Two Bit Circus Holdings, LLC (the “Holding LLC”) in October 2013. Also in October 2013, a new entity called Two Bit Circus, LLC (the “Operating LLC”) was formed and acted as the operating entity until October 2015. In October 2015, the Company effectuated a merger with Holding LLC and Operating LLC whereby the surviving entity was the Company (the “Merger”), a C-Corporation. The Company is headquartered in Los Angeles, California. The Company engineers and develops interactive entertainment, experiences, and events as well as works in partnership with other companies to design, build, and develop technology products and solutions in robotics, wearables, and virtual reality. The Company developed a micro-amusement park in Los Angeles (the “Park”) which serves as a high-tech park with a carnival atmosphere. The Park was opened in September 2018.

Risks and Uncertainties

The COVID-19 pandemic declared by the World Health Organization in 2020 has led to severe disruptions and uncertainty in the global supply chain, capital markets and economies, and those disruptions have since intensified and will likely continue for some time. Concern about the potential effects of COVID-19 and the effectiveness of measures being put in place by global governmental bodies and reserve banks at various levels, as well as by private organizations, to contain or mitigate its spread have adversely affected economic conditions and capital markets globally, and have led to significant volatility in the financial markets. The Company’s operations were halted in March 2020 due to COVID-19 and were resumed in April 2021 after the lockdown restrictions were lifted. The ultimate impact and duration on global and financial markets, and the effects on the Company’s operations and its financial performance, are difficult to evaluate as they present material uncertainty due to the potential effects on personnel and business continuity or disruption, valuation of financial assets and liabilities, and potential severe disruption to financial markets or deteriorations in credit and financing conditions.

Liquidity

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company had negative cash flows from operations totaling $1,566,425 and $3,319,798 for the years ended December 31, 2021 and 2020, respectively. For years ended December 31, 2021, and 2020, the Company had net losses of 2,611,387 and 5,893,394, respectively. As of December 31, 2021 and 2020, the Company also had an accumulated deficit of $41,112,445 and $38,501,058, respectively. The Company has been dependent on equity financings to fund its operations. The Company’s ability to continue as a going concern is dependent upon its ability to obtain sufficient financing until the Park achieves profitable operations and positive cash flows. There can be no assurance that anticipated revenues from the Park or potential additional parks will be realized. Accordingly, the Company may need to raise additional funds to meet its continuing obligations in the near future and may incur additional future losses. There can be no assurance that suitable financing will be available on acceptable terms, on a timely basis, or at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

Restatement

Subsequent to the initial issuance of the Company’s 2021 audited financial statements on July 6, 2022, management determined that certain material subsequent events relating to the issuance of promissory notes to certain of the Company’s investors and an officer of the Company were omitted from the subsequent events disclosures included in such financial statements. Based on this omission, the Company’s Board of Directors determined to restate the 2021 financial statements (See Note 13).

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of the Company’s financial statements in conformity with PCAOB requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of the contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. At times, cash accounts may exceed federal Deposit Insurance Corporation (“FDIC”) limits of $250,000. The Company has not experienced any losses in such accounts. Management believes that the financial institutions that hold the Company’s cash are financially sound and accordingly, minimal credit risk exists with respect to this cash.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable, net is reported at the customers’ outstanding balances less an allowance for doubtful accounts. Interest does not accrue on overdue balances.

The allowance for doubtful accounts is determined based on the age of the receivable balances, adjusted for qualitative factors, such as past collection experience, and is maintained at a level management believes is adequate to cover probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when all avenues of collection have been exhausted. As of December 31, 2021 and 2020, there was no allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in operations. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful life of each asset. Expenditures for repairs and maintenance are expensed as incurred. Useful lives by asset category are as follows:

Asset category	Years
Software	3
Furniture, fixtures and vehicles	5
Machinery and equipment	5 – 10
Leasehold Improvements	Shorter of lease term or estimated useful life

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, loss of key management or personnel, changes in the business model or strategy and competitive forces.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved, quoted market prices, and, depending on the nature of the assets, appraised values or values at which independent third parties have acquired such assets. No such impairment charges were recorded during the years ended December 31, 2021 and 2020.

Intangible Assets

Intangible assets with finite lives, are initially recognized at fair value then amortized over estimated useful lives to reflect the pattern in which the economic benefits of the intangible assets are consumed.

Intangible assets are reviewed for impairment whenever events and circumstances indicate the carrying value of such asset may not be recoverable and exceed its fair value. The Company assesses the qualitative factors to determine whether it is more likely than not that an intangible asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If an impairment loss exist, the carrying amount of the intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset.

As of December 31, 2021 and 2020, no impairment has been recognized on intangible assets.

Investment in Invisible Technologies, Inc.

The Company was accounting for its investment in Invisible Technologies, Inc., an unrelated third party, by the cost method of accounting. The Company determined that it controlled less than 20% of this entity and did not have decision-making ability over operations. Under the cost method, the Company would record an impairment loss if it is determined that cost exceeds the fair value of the investment, unless the impairment is considered temporary. For the years ended December 31, 2021 and 2020, the Company did not record any impairment related to this investment. Invisible Technologies, Inc. made a partial repurchase in June 2021 for $37,443 and final repurchase in August 2021 for $74,000. The Company recorded a gain on sale of investment of $71,443 during the year ended December 31, 2021.

Revenue Recognition

The Company adopted revenue recognition guidelines in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, effective January 1, 2020. ASC 606 provides that revenue is recognized when or as the performance obligation has been satisfied and the control of promised goods or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. In evaluating the timing of services provided to customers, the Company considers several indicators, including significant risks and rewards of services, the right to payment, the legal title of the goods, and acceptance of service provided. The adoption of this guidance in the current year did not have a material impact on the Company’s financial position, results of operations or cash flows. Deferred revenue represents billings or payments received in advance of product delivered. As of December 31, 2021 and 2020, the Company has deferred revenues of $1,348,596 and $1,093,887, respectively.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Food and beverage sales are recognized when payment is tendered at the point of sale and recorded net of discounts. Amusement revenues consist of game cards purchased for the use of the games at the locations and are treated as final and non-refundable at point of sale. Revenue is recognized pro rata based on purchase price and usage. All revenues are recorded net of sales taxes, and amusement revenue is recorded net of any promotions. Event deposits are deferred and booked as revenues once the event occurs.

Marketing and Advertising Cost

Advertising costs are expensed in the period in which they are incurred or over the life of the contract, when applicable. Advertising costs were $238,915 and $340,502 for the years ended December 31, 2021 and 2020, respectively.

Stock-based compensation

The Company accounts for stock-based compensation arrangements in accordance with ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and nonemployees based on the grant date fair values of the awards.

The Company estimates the fair value of stock-based payment awards on the grant-date using an option-pricing model. The Company utilizes the Black-Scholes option-pricing model for valuing stock-based compensation awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of operations.

Forfeitures are estimated at the time of grant in order to calculate the amount of stock-based awards that will ultimately vest. The forfeiture rate is based on actual and expected forfeitures.

The Company has elected to treat stock-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period.

The Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation recorded during the service period is adjusted in subsequent periods for changes in the stock options’ fair value until the earlier of the date at which the performance is complete or a performance commitment is reached, which is generally when the stock vests.

The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment.

Debt and Attached Equity-Linked Instruments

We analyze freestanding equity-linked instruments including warrants attached to debt to conclude whether the instrument meets the definition of the derivative and whether it is considered indexed to our own stock. If the instrument is not considered indexed to our stock, it is classified as an asset or liability recorded at fair value. If the instrument is considered indexed to our stock, we analyze additional equity classification requirements per ASC 815-40, Contract’s in Entity’s Own Equity. When the requirements are met, the instrument is recorded as part of our equity, initially measured based on its relative fair value with no subsequent re-measurement. When the equity classification requirements are not met, the instrument is recorded as an asset or liability and is measured at fair value with subsequent changes in fair value recorded in earnings.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents. The Company places its cash at high-credit, quality financial institutions. At times, such deposits may be in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). To date, management has not suffered any loss of cash and cash equivalents and believes any risk of loss to be minimal.

Income Taxes

Income taxes are accounted for using the asset and liability method whereby deferred income tax assets and liabilities are recognized based on the differences between the financial statement reporting and tax bases of the Company’s assets and liabilities. Deferred income taxes and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established if it is more likely than not that all or a portion of the net deferred income tax assets will not be realized.

The Company recognizes deferred tax assets and liabilities to the extent that it believes that they are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

If the Company determines that it would be able to realize deferred tax assets or liabilities in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company applies the provisions of ASC 740, Income Taxes, which contains a two-step approach to recognizing and measuring uncertain tax provisions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the positions will be sustained on audit, including resolution and related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. The provisions of ASC 820 relate to financial and nonfinancial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis.

The fair value guidance establishes a three-tiered hierarchy that draws a distinction between market participants assumptions based on (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other techniques in the determination of fair value (Level 3).

The carrying amount of the Company’s cash and cash equivalents, receivables, accounts payable and accrued expenses, approximate their fair value due to the short-term maturities of those financial instruments. The carrying amount of the Company’s notes payable approximate their fair value and interest approximate marker rates. See Note 6 for fair value of warrant liability.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Right of Use Assets

Effective July 1, 2017, the Company adopted ASC 842, Leases, using the modified retrospective transition method applied at the effective date of the standard. The Company determines at contract inception whether the arrangement is a lease based on its ability to control a physically distinct asset and determines the classification of the lease as either operating or finance. Operating leases are reflected as operating right of use (“ROU”) assets and operating lease liabilities in the balance sheets. The Company does not have any finance leases.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company estimates the incremental borrowing rate to reflect the profile of collateralized borrowing over the expected term of the leases based on the information available at the later of the initial date of adoption, or the lease commencement date.

The operating lease ROU asset also includes any lease payments made prior to lease commencement date and excludes lease incentives. Lease terms may include options to extend or terminate the lease when the Company is reasonably certain that it will exercise the option. Lease expense is recognized on a straight-line basis over the lease term in the statement of operations. Lease incentives are recognized as a reduction to the lease expense on a straight-line basis over the underlying lease term.

Recently Adopted Accounting Pronouncements

The Company adopted the revenue recognition guidelines in accordance with ASU 2014-09, Revenue from Contracts with Customers, effective January 1, 2020, the first day of the Company’s fiscal year using the modified retrospective approach, in which the cumulative effect of applying the standard would be recognized at the date of initial application. Following Management’s analysis, the change in revenue recognition at January 1, 2020 was not significantly different from Management’s previous revenue recognition policies. Accordingly, no adjustment was recognized in beginning shareholders’ equity or to related assets or liabilities. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes.

ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of this new guidance on its financial statements.

3.    INTANGIBLE ASSETS

As of December 31, 2021 and 2020, the Company had alcohol licenses for a gross value of $109,324. The Company has elected to amortize the intangible assets over 15 years on a straight line basis.

Amortization expense on intangible assets was $6,759 for the years ended December 31, 2021 and 2020, respectively, and is included in operating expenses on the accompanying statements of operations.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

3.    INTANGIBLE ASSETS (cont.)

The following is the future minimum amortization expense to be recognized for the years ended December 31:

2022	$6,759
2023	6,759
2024	6,759
2025	6,759
2026	6,759
Thereafter	52,999
$86,794

4.    PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following as of December 31:

	2021	2020
Machinery and equipment	$3,937,992	$3,870,716
Furniture, fixtures and vehicles	431,633	431,633
Leasehold improvements	8,264,538	8,264,538
Software	73,569	73,569
Construction in progress	302,995	141,014
Total	13,010,727	12,781,470
Less: accumulated depreciation and amortization	(6,681,390)	(4,829,637)
Property and equipment, net	$6,329,337	$7,951,833

Depreciation and amortization expense for the years ended December 31, 2021 and 2020 was $1,851,753 and $2,013,888, respectively, and is included in operating expenses on the accompanying statements of operations.

5.    RIGHT-OF-USE ASSET

Right-of-use asset consisted of the following as of December 31:

	2021	2020
Office lease asset	$12,429,329	$12,429,329
Accumulated amortization	(5,243,579)	(4,026,278)
Right-of-use asset, net	$7,185,750	$8,403,051

During the years ended December 31, 2021 and 2020, the Company recorded ROU asset amortization of $1,217,301 and $1,225,809, respectively.

6.    NOTES PAYABLE

The Company’s notes payable is comprised of the following as of December 31:

	2021	2020
Note payable maturing in March 2022, bearing interest at 6.5 percent per annum	$608,350	$1,335,623
Convertible notes payable maturing in October 2024, bearing interest at 4 percent per annum	4,975,000	—
Total Notes Payable	5,583,350	1,335,623
Less: Unamortized debt discount	—	(4,708)
Net Amount	5,583,350	1,330,915
Less: Current Portion of Notes Payable	(608,350)	(722,565)
Notes Payable, Net of Current Portion	$4,975,000	$608,350

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

6.    NOTES PAYABLE (cont.)

Note payable — Silicon Valley Bank

In March 2018, the Company entered into a three-year loan security agreement with Silicon Valley Bank (“SVB”) with an original maturity date of October 1, 2021, for capital expenditures in principal amount up to $3,000,000 during the draw period. The note bears the interest at 1% point above the prime rate, 6.75% and 6% as of December 31, 2021 and 2020, respectively. The loan calls for equal monthly installments at end of draw period including accrued interest.

In 2020, due to the outbreak of COVID-19, the Company was allowed by SVB a 6 month interest only schedule from May 2020 through October 2020 in exchange for a one time fee of $25,000. In 2021, the Company further received a 4 month interest only deferment from January through April 2021 after which full monthly payments were resumed. The note was due for repayment by the revised maturity date of March 2022 (see note 13).

A discount on this loan of $4,708 as of December 31, 2020, was based on the fair value of detachable warrants issued at the time of funding. This discount is being accreted on a straight line-basis over the underlying term of the loan. Future scheduled maturities of notes payable are as follows:

2022	$608,350
2023	—
2024	4,975,000
Total	$5,583,350

Warrant Liabilities

In March 2018, the Company issued a warrant in connection with the Silicon Valley Bank loan (“SVB Warrant”). The SVB Warrant gave the lender the right to purchase membership interests equal to 0.25% of the fully diluted equity of the Company at the date of exercise. The Company has warrants outstanding to purchase up to 181,665 shares as of December 31, 2021 and 2020.

The SVB Warrant contains an exercise price of $0.083 per share which expires March 2028. As of date of issuance, management of the Company estimated the value of the SVB Warrant liability based upon Black-Scholes valuation model. Following is a summary of key valuation assumptions for warrants issued during the year ended December 31, 2021 and 2020:

	2021	2020
Risk free interest rates	1.52%	0.93%
Expected lives (in years)	6.5	6.0
Expected volatility	65%	90%

Based on these key assumptions, the Company estimated the liability to be $9,224 and $7,399 as of December 31, 2021 and 2020, respectively, which is included on the accompanying balance sheets. The warrants were determined to be liability classified and adjusted to fair value as of each reporting period. The Company recorded a change in fair value of the warrant liability of $1,825 in other expenses for the year ended December 31, 2021 in the accompanying statements of operations.

Convertible Notes Payable

On October 19, 2021, the Company entered into a purchases and sale agreement for issuance of convertible promissory notes (“Notes”) for a principal amount of up to $7,000,000. As of year ended December 31, 2021, the Company had issued these notes to unrelated third parties for working capital needs in the amount of $4,975,000. At December 31, 2021, the interest rate under the promissory note was 4% with a maturity date of October 21, 2024.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

6.    NOTES PAYABLE (cont.)

Amounts outstanding under the Promissory Note are due on the earlier of the maturity date or the occurrence of an event of default, as such term is defined in the Promissory Note. The Promissory Note contains customary conditions, covenants, representations, and events of default for agreements of this type.

In October 2020, three convertible notes payable with a principal amount totalling $499,995, including accrued and unpaid interest, were converted to Re-Seed Preferred Stock. (See Note 9).

7.    PAYCHECK PROTECTION PROGRAM NOTE PAYABLE

In April 2020 and March 2021, the Company received loan proceeds in the amount of $1,260,917 and $1,190,000, respectively, under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities.

The Company met the PPP’s loan forgiveness requirements, and therefore, applied for forgiveness in 2021. Legal release was received in November 2021. The Company recorded an income from forgiveness of PPP loan of $2,287,767 for the year ended December 31, 2021 in the accompanying statements of operations. During the year ended December 31, 2021, the Company made repayments of $102,775 in relation to the PPP loan. As of December 31, 2021, the outstanding balance of PPP loan was $60,375. The loan bears interest at the rate of 1% per annum and all outstanding principal and interest is due on April 2022. The balance was fully repaid in April 2022 (see Note 13).

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

8.    SHAREHOLDERS’ EQUITY

As of December 31, 2021 and 2020, the Company was authorized to issue 156,847,612 and 162,514,164 shares of stock, respectively, that comprised of 97,000,000 shares of common stock, respectively, with a par value of $0.0001 per share, and 59,847,612 and 65,514,164 shares of convertible preferred stock, respectively, with a par value of $0.0001 per share.

The Company’s Board of Directors is authorized to determine the rights of each offering of stock including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation preferences, if any, subject to the limitations of applicable laws, regulations and its charter.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the convertible preferred stock. The holders of the common stock are entitled to one vote for each share of common stock held and the ability to elect two directors of the Company. As of December 31, 2021 and 2020, the Company has 18,646,997 shares of common stock issued and outstanding for each year.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

9.    CONVERTIBLE PREFERRED STOCK

In October 2020, the Company issued a total of 7,211,527 shares of re-seed preferred stock for gross proceeds of $999,998 and converted $499,995 of debt into re-seed preferred shares.

As of December 31, 2021, the Company has authorized 97,000,000 shares of common stock and 59,847,612 of preferred stock at a par value of $.0001 per share. The Common and Series Seed Preferred Stock are broken down as follows:

	Authorized	Issued and Outstanding
Common Stock	97,000,000	32,088,075
Series Seed-1 Preferred Stock	12,144,992	11,210,762
Series Seed-2 Preferred Stock	22,175,055	19,759,952
Series Seed-3 Preferred Stock	18,316,036	8,602,722
Series Re-Seed Preferred Stock	7,211,529	7,211,527
Total Preferred Stock	59,847,612	46,784,963

The Convertible Preferred Stock that includes Series Seed-1, Seed-2, Seed-3 and Re-Seed, have the following characteristics:

Conversion Rights

Each share of convertible preferred stock is convertible, at the holder’s option, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable original issuance price by the conversion price, as defined.

At December 31, 2021, the conversion price of each series of convertible preferred stock is equal to its original issuance price such that each share of convertible preferred stock is convertible into one share of common stock.

In the event of the issuance of additional shares of common stock, subject to certain exclusions, at a price per share less than the conversion price for any series of convertible preferred stock in effect on the date of such issuance, the conversion price for that series will be adjusted based on a weighted average anti-dilution formula. The conversion price is also subject to adjustment based on certain other anti-dilution provisions.

Each share of convertible preferred stock will automatically convert into shares of common stock at its then effective conversion rate immediately upon either (i) the vote of the holders of at least a majority of the outstanding shares of preferred stock or (ii) the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock with gross proceeds to the Company of not less than $50,000,000 (“Qualified IPO”). The Company is required to reserve and keep available, out of its authorized but unissued shares of common stock, sufficient shares for the conversion of convertible preferred stock.

Dividends

The Board may declare and pay dividends; however, the Preferred Stock is not entitled to a set percentage yearly. The holders of preferred stock are entitled to receive noncumulative dividends prior and in preference to any declaration or payment of any dividend on the common stock, at a rate of 8% of the preferred stock original issue price. After the payment of the preferred stock dividends, the board of directors can declare additional dividends pro rata on the preferred stock and common stock according to the number of shares held by such holders. For the years ended December 31, 2021 and 2020, no dividends have been declared.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

9.    CONVERTIBLE PREFERRED STOCK (cont.)

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount per share equal to the greater of the original issue price plus any dividends declared but unpaid; or an amount per share as would have been payable had all shares of preferred stock been converted to common stock immediately prior to such liquidation.

If the funds to be distributed are insufficient to permit full payment of the preferential amounts, then the assets will be distributed to the preferred stock holders ratably in proportion to the full amount due to each holder. As of December 31, 2021 and 2020, the liquidation preference for all preferred stock holders totaled $8,293,170.

After payment in full of the preferred stock holders liquidation preferences, any excess assets and funds of the Company will be distributed ratably among the holders of the common stock in proportion to the number of common shares held by them or issuable upon the conversion of the convertible preferred stock.

A liquidation event is deemed to include the Company’s sale of all or substantially all of its assets, the acquisition of the Company by another person or entity by means of merger or consolidation or the transfer of voting control to a person or group of affiliated persons who did not own 50% or more of the outstanding voting stock of the Company. Convertible preferred stockholders can waive this “deemed” liquidation preference by a vote of at least 50% of the holders of outstanding shares of preferred stock.

Voting Rights

The convertible preferred stockholders are entitled to one vote for each share of common stock into which such convertible preferred stock can be converted. The convertible preferred stock generally votes together with common stock and not as a separate class. Series A preferred stock holders are entitled to elect two directors of the Company while the Series B preferred stock holders are entitled to elect one director of the Company.

The Company’s Amended and Restated Articles of Incorporation include certain provisions which require a 50% or greater vote of the convertible preferred stockholders, voting as a separate series, with respect to certain actions of the Board of Directors including: (1) alter or change the rights of the preferred stock (2) increase or decrease the authorized number of shares of common or preferred stock (3) create, authorize or issue any additional capital stock (4) redeem or repurchase any shares of common stock or repurchase any shares of common stock or preferred stock other than pursuant to a contractual agreement or an exercise of a right of first refusal (5) declare or pay any dividends (6) issue any debt security (7) liquidate, dissolve or wind-up the business and affairs of the Company (8) increase or decrease the authorized number of directors constituting the board of directors (9) amend, alter, restate, waive or repeal any provision of the bylaws of the corporation (10) commence a voluntary bankruptcy, reorganization or insolvency (11) create or hold capital stock in another company.

10.    STOCK-BASED COMPENSATION

All employees are eligible to be granted options to purchase common stock under the Company’s 2015 Equity Incentive Plan (the “Equity Plan”). Under provisions of the Equity Plan as amended, the Company is authorized to issue up to 15,320,201 shares of its common stock of which 11,317,115 and 2,187,441 have been granted under stock option awards as of December 31, 2021 and 2020, respectively.

The purpose of the Company’s stock-based compensation awards is to incentivize employees and other individuals who render services to the Company by providing opportunities to purchase stock in the Company. All options granted will expire ten years from their date of issuance. Stock options generally have a four-year vesting period from their date of issuance.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

10.    STOCK-BASED COMPENSATION (cont.)

The Company’s Board of Directors administers the Equity Plan, selects the individuals to whom options will be granted, determines the number of options to be granted and the term and exercise price of each option. Incentive stock options and nonstatutory stock options granted pursuant to the terms of the Equity Plan cannot be granted with an exercise price of less than 100% of the fair market value of the underlying Company stock on the date of the grant. Options granted generally vest 33% on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent 2 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model for incentive stock options granted to employees and on the reporting date for nonemployees.

Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted average of the applicable assumption used to value stock options at their grant date. The Company estimates expected volatility based on historical and implied volatility data of comparable companies. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated using the “simplified method” based on guidelines provided in SAB 107. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

Following is a summary of key weighted average valuation assumptions for options granted during the years ended December 31:

	2021	2020
Risk free interest rates	.73%	.13%
Expected lives (in years)	2.00	2.00
Expected volatility	65%	90%

Effective April, 2017, the Company adopted the 2017 Equity Incentive Plan (the “Plan”). The Plan is a comprehensive incentive compensation plan under which the Company can grant equity-based incentive awards to officers, directors, and employees of, and consultants to, Two Bit Circus, Inc. and its subsidiaries. The Plan provides a maximum of 17,906,395 shares available for grant.

As of December 31, 2021 and 2020, all the stock options issued by the Company have included a vesting period of either three or fout years, with 1/36 or 1/48, respectively of each grant vesting monthly.

The Company’s stock option activity for fiscal year ended December 31, 2021 and 2020 can be summarized as follows:

	Number of Stock Options	Weighted Average Exercise Price
Balance at January 1, 2020	2,778,417	$0.12
Granted	—
Expired or forfeited	(212,223)	$0.08
Exercised	(378,753)	$0.08
Balance at December 31, 2020	2,187,441	$0.06
Granted	9,199,977	$0.06
Exercised	(70,303)	$0.08
Balance at December 31, 2021	11,317,115	$0.06

The Company recognized share-based compensation expense in the amount of $142,782 and $17,935 during the years ended December 31, 2021 and 2020, respectively.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

10.    STOCK-BASED COMPENSATION (cont.)

The following key assumptions were used in the valuation model to value stock options for years ended December 31:

	2021	2020
Expected volatility	65%	90%
Expected term (in years)	2 years	2 years
Risk-free interest rate	0.73%	0.13%

As of December 31, 2021 and 2020, the total unrecognized share-based compensation expense was $402,449 and $7,192, respectively. This compensation cost will be recognized over approximately 3 to 4 years.

11.    INCOME TAXES

Provision for income taxes consists of the following for the years ended December 31:

	2021	2020
Current
Federal	$—	$—
State	800	800
Total provision for income taxes	$800	$800

Significant components of the Company’s net deferred taxes consist of the following at December 31:

	2021	2020
Deferred income tax assets:
Net operating loss carryforward	$10,086,764	$9,341,256
Lease Liability	2,303,638	2,855,390
Investment of Pass-Through Entities	326,810	210,635
Depreciation and amortization	44,165	39,456
Other temporary differences	80,964	22,282
Subtotal	12,842,341	12,469,019
Valuation Allowance	(10,831,510)	(9,843,506)
Deferred income tax liabilities:
Right of Use	(2,010,831)	(2,625,513)
Net deferred income tax assets	$—	$—

The Company recorded a full valuation allowance against its net deferred tax assets at December 31, 2021 and 2020.

In determining the need for a valuation allowance, management reviewed all available evidence pursuant to the requirements of ASC 740. Based upon management’s assessment of all available evidence, the Company has concluded that it is more likely than not that the net deferred tax assets will not be realized. During the year ended December 31, 2021 and 2020 the valuation allowance increased by approximately $1 million and $1.6 million respectively.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

11.    INCOME TAXES (cont.)

The reconciliation between the effective tax rate on income and the statutory tax rate is as follows for the years ended December 31:

	2021	2020
Income tax benefit at federal rate	$(224,969)	$(718,173)
Permanent differences from pass through entity losses	(107,807)	(187,202)
Permanent differences from forgiveness of PPP loan	(480,431)	—
State taxes and fees	(269,668)	(299,725)
Change in valuation allowance	1,083,272	1,203,258
Other permanent differences	403	2,642
Income tax expense	$800	$800

At December 31, 2021 and 2020, the Company had federal and state net operating loss carryforwards of approximately $36.3 million and $33.6 million, respectively. The federal and state net operating loss carryforwards will expire beginning in 2035. The net operating losses can be carried forward to offset future taxable income. Future utilization of the net operating loss carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code.

At December 31, 2020, the Company had no material unrecognized tax positions. The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of income tax expense. For the years ended December 31, 2021 and 2020, the Company did not recognize any interest or penalties for uncertain tax positions. The Company is currently not under examination by the United States Internal Revenue Service or any other state, city or local jurisdiction. As such, the Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes and all tax years since inception are open for examination.

Since the Company did not have any unrecognized tax benefits at December 31, 2021 and 2020, the Company does not, accordingly, anticipate any significant increases or decreases within the next twelve months.

12.    COMMITMENTS AND CONTINGENCIES

Leases

The below are the details of the lease cost and other disclosures regarding the Company’s leases for the years ended December 31, 2021 and 2020:

	2021	2020
Operating lease costs	$1,616,135	$1,476,726
Short-term lease costs	$85,740	$85,740
Total lease costs	$1,701,875	$1,562,466
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating lease	$1,701,875	$1,562,466
Weighted-average remaining lease term – operating leases	5.6 years	6.6 years
Weighted-average discount rate – operating leases	2.30%	2.30%

In March 2017, the Company entered into commercial building lease agreement with Creative Force Ventures, LLC for the Park location. The ten year lease commenced in July 2017 and expires in July 2027.

In July 2018, the Company amended one of their office facilities that commenced in July 2018 and expired in June 2021.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

12.    COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum operating lease payments are due as follows:

2022	$1,468,615
2023	1,512,674
2024	1,558,054
2025	1,604,796
2026	1,652,940
Thereafter	980,880
Total futute minimum lease payments	8,777,959
Less: Imputed interest	(545,859)
Total amount representing present value	8,232,100
Less: Current potion of operating lease liability	(1,292,727)
Operating lease liability, net of current portion	$6,939,373

The Company leases its business facilities from third parties under non-cancellable operating lease agreements that specify minimum rentals. The operating leases require monthly payments ranging from $37,996 to $140,125 and expire through July 2027.

Legal Proceedings

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. The Company is not a party to any litigation that management believes would have a material impact on the business, operations, financial position, results of operations or cash flows.

13.    SUBSEQUENT EVENTS (Restated)

As required by ASC 855, Subsequent Events, management has evaluated the impact of subsequent events through August 11, 2022, which is the date the financial statements were issued.

In March 2022, the note payable from Silicon Valley Bank was paid in full. There was $448,674 in principal and an additional fee of $82,500 which is 2.75% of the original $3,000,000 note.

In April 2022, the PPP loan from SBA was paid in full.

In May 2022, the Company signed a merger agreement with a special purpose acquisition company, Alpine Acquisition Company, for an all stock transaction of $49,800,000.

On July 1, 2022, the Company issued promissory notes to certain of its investors for an aggregate amount of $500,000 and an officer of the Company (related party) in the amount of $100,000. These notes bear the interest at 10% per annum and mature upon the earlier of the closing of the Alpine Acquisition Company transaction, or December 31, 2022.

On August, 1, 2022, the Company entered into term loan agreement with Silicon Valley Bank in the principal amount of $4 million. The loan bears interest, payable monthly, at the greater of the Wall Street Journal Prime rate, or 4.75% per annum, and matures upon the earlier of the closing of the Alpine Acquisition Company transaction, or November 27, 2022. In connection with the term loan agreement, Silicon Valley Bank received a 10-year warrant to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.28 per share.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Two Bit Circus, Inc.

Results of Review of Interim Financial Information

We have reviewed the balance sheet of Two Bit Circus, Inc. (the “Company”) as of September 30, 2022, and the related statements of operations, change in stockholders’ (deficit) equity and cash flows for the three-month and nine-month periods ended September 30, 2022 and 2021, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

Note 1 of the Company’s audited financial statements as of December 31, 2021, and for the year then ended, discloses that it incurred net losses and negative cash flows from operating activities for the year ended December 31, 2021, and that it may need to raise additional financing to meet its continuing obligations in the near future. Our auditor’s report on those financial statements includes an explanatory paragraph referring to the matters in Note 1 of those financial statements and indicating that these matters raised substantial doubt about the Company’s ability to continue as a going concern. As indicated in Note 1 of the Company’s unaudited interim financial statements as of September 30, 2022, and for the three and nine months then ended, the Company incurred net losses for the three- and nine- month periods ended September 30, 2022, and continues to need additional financing to meet its continuing obligations. The accompanying interim financial information does not include any adjustments that might result from the outcome of this uncertainty.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the balance sheet of the Company as of December 31, 2021, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year then ended (not presented herein), and in our report dated August 11, 2022, we expressed an unqualified opinion on those financial statements and we included an explanatory paragraph relating to the Company’s ability to continue as a going concern. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ Baker Tilly US, LLP

Los Angeles, California
December 14, 2022

TWO BIT CIRCUS, INC.
BALANCE SHEETS
September 30, 2022 and December 31, 2021
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,202,439	$4,054,805
Accounts receivable	36,577	11,294
Inventory	23,421	24,553
Prepaid expenses and other current assets	223,359	127,703
Total current assets	1,485,796	4,218,355
Property and equipment, net	12,437,234	6,329,337
Right-of-use asset, net	6,281,888	7,185,750
Deposits and other assets	11,850	11,290
Intangible assets, net	81,725	86,794
Total assets	$20,298,493	$17,831,526

LIABILITIES, AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,281,513	$1,271,531
Deferred revenue	1,749,780	1,348,596
Notes payable, net of discount	4,509,000	608,350
Current portion of operating lease liability	1,501,469	1,292,727
Total current liabilities	12,041,762	4,521,204
Warrant liability	9,224	9,224
Convertible notes payable, net of current portion	5,010,000	4,975,000
Paycheck protection program notes payable	—	60,375
Operating lease liabilities, net of current portion	5,770,228	6,939,373
Total liabilities	22,831,214	16,505,176

Commitments and contingencies (Note 14)

Shareholders’ (deficit) equity:
Convertible preferred stock
Series 1 (previously Series A) preferred stock, $0.0001 par value; 12,144,992 shares authorized, 11,210,762 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	6,374,305	6,374,305
Series 2 (previously Series B) preferred stock, $0.0001 par value; 22,175,055 shares authorized, 19,759,952 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	15,033,281	15,033,281
Series 3 (previously Re-seed Series B) preferred stock, $0.0001 par value; 18,316,036 shares authorized, 8,602,722 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	19,270,987	19,270,987
Re Seed preferred stock, $0.0001 par value; 7,211,529 shares authorized, 7,211,527 shares issued and outstanding at September 30, 2022 and December 31, 2021 respectively	1,404,436	1,404,436
Total convertible preferred stock	42,083,009	42,083,009

TWO BIT CIRCUS, INC.
BALANCE SHEETS
September 30, 2022 and December 31, 2021 — (Continued)
(Unaudited)

	September 30, 2022	December 31, 2021
Common stock, $0.0001 par value; 97,000,000 shares authorized, 32,268,628 and 32,088,075 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3,225	3,209

Additional paid-in capital	680,466	352,577
Accumulated deficit	(45,299,421)	(41,112,445)
Total shareholders’ (deficit) equity	(2,532,721)	1,326,350
Total liabilities, and shareholders’ (deficit) equity	$20,298,493	$17,831,526

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended
September 30, 2022 and September 30, 2021
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues, net
Amusement and other revenues, net	$713,193	$503,717	$1,804,128	$874,008
Food and beverage sales, net	431,588	251,359	1,019,809	318,252
Project Revenues	—	2,600	1,500	180,100
Total net revenues	1,144,781	757,676	2,825,437	1,372,360

Operating Expenses
Food and beverage	100,941	62,017	243,439	91,163
Amusement and events	36,150	218,068	149,214	401,538
Selling, general and administrative	573,653	311,509	1,557,013	653,495
Payroll expense	848,617	579,402	2,204,204	1,148,874
Lease expense	121,101	160,225	493,529	534,390
Amortization of right-of-use asset	303,119	295,860	903,862	919,649
Depreciation and amortization	367,336	464,148	1,126,268	1,471,957
Total Operating Expenses	2,350,917	2,091,229	6,677,529	5,221,066
Loss from operations	(1,206,136)	(1,333,553)	(3,852,092)	(3,848,706)

Other expenses
Forgiveness of PPP loan	—	1,097,767	—	1,097,767
Other expense	(1,047)	(610)	(32,959)	(1,799)
Interest expense	(194,129)	(19,800)	(301,125)	(59,828)
Total other expenses	(195,176)	1,077,357	(334,084)	1,036,140

Loss before provision of income taxes	(1,401,312)	(256,196)	(4,186,176)	(2,812,566)
Provision for income taxes	—	—	800	800
Net loss	$(1,401,312)	$(256,196)	$(4,186,976)	$(2,813,366)

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
For the Three and Nine Months Ended September 30, 2022 and September 30, 2021
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at June 30, 2022	46,784,963	$42,083,009	32,260,296	$3,225	$428,846	$(43,898,109)	$(1,383,029)
Net Loss	—	—	—	—	—	(1,401,312)	(1,401,312)
Options exercised	—	—	8,332	—	499	—	499
Stock Compensation expense	—	—	—	—	69,121	—	69,121
Value of warrant	—	—	—	—	182,000	—	182,000
Balance at September 30, 2022	46,784,963	$42,083,009	32,268,628	$3,225	$680,466	$(45,299,421)	$(2,532,721)

Balance at June 30, 2021	46,784,963	$42,083,009	32,088,075	$3,209	$274,676	$(41,058,228)	$1,302,666
Net Loss	—	—	—	—	—	(256,196)	(256,196)
Options exercised	—	—	—	—	—	—	—
Stock Compensation expense	—	—	—	—	31,031	—	31,031
Balance at September 30, 2021	46,784,963	$42,083,009	32,088,075	$3,209	$305,707	$(41,314,424)	$1,077,501
	Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	46,784,963	$42,083,009	32,088,075	$3,209	$352,577	$(41,112,445)	$1,326,350
Net Loss	—	—	—	—	—	(4,186,976)	(4,186,976)
Options exercised	—	—	180,553	16	14,776	—	14,792
Stock Compensation expense	—	—	—	—	131,113	—	131,113
Value of warrant	—	—	—	—	182,000	—	182,000
Balance at September 30, 2022	46,784,963	$42,083,009	32,268,628	$3,225	$680,466	$(45,299,421)	$(2,532,721)

Balance at December 31, 2020	46,784,963	$42,083,009	32,017,772	$3,202	$203,967	$(38,501,058)	$3,789,120
Net Loss	—	—	—	—	—	(2,813,366)	(2,813,366)
Options exercised	—	—	70,303	7	5,828	—	5,835
Stock Compensation expense	—	—	—	—	95,912	—	95,912
Balance at September 30, 2021	46,784,963	$42,083,009	32,088,075	$3,209	$305,707	$(41,314,424)	$1,077,501

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2022 and September 30, 2021
(Unaudited)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,186,976)	$(2,813,366)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	131,113	95,912
Depreciation and amortization	1,126,268	1,471,957
Amortization of right-of-use asset	903,862	919,649
Forgiveness of PPP loan	—	(1,097,767)
Changes in operating assets and liabilities:
Accounts receivable	(25,283)	147,076
Inventory	1,132	(113,280)
Prepaid expenses and other current assets	(95,656)	13,944
Discount on notes payable	91,000	—
Deposits and other assets	(560)	270,518
Accounts payable and accrued expenses	3,009,982	973,725
Deferred Revenues	401,184	176,004
Lease liabilities	(960,403)	(960,357)
Net cash provided by (used in) operating activities	395,663	(915,985)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of Investment in Invisible Technologies, Inc.	—	111,443
Purchases of property and equipment	(190,233)	—
Disposal of property and equipment	—	59,012
Payments for construction in progress	(7,038,863)	(37,675)
Net cash (used in) provided by investing activities	(7,229,096)	132,780

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	4,600,000	—
Proceeds from convertible notes payable	35,000	—
Proceeds from PPP loan	—	1,190,000
Payments on notes payable	(608,350)	(449,838)
Payments on PPP loan	(60,375)	(51,326)
Proceeds from exercise of options	14,792	5,835
Net cash provided by financing activities	3,981,067	694,671

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,852,366)	(88,534)

CASH AND CASH EQUIVALENTS – beginning of year	4,054,805	393,549

CASH AND CASH EQUIVALENTS – end of period	$1,202,439	$305,015

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$25,975	$59,828
Cash paid for income taxes	$800	$800

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Warrant value recorded as debt discount	$182,000	$—

The accompanying notes are an integral part of these financial statements.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

1.      BUSINESS AND OPERATIONS

Two Bit Circus, Inc. (the “Company”) is a Delaware Corporation, which was incorporated in June 2012. A related entity called Two Bit Circus, LLC was formed in July 2013, and then changed its name to Two Bit Circus Holdings, LLC (the “Holding LLC”) in October 2013. Also in October 2013, a new entity called Two Bit Circus, LLC (the “Operating LLC”) was formed and acted as the operating entity until October 2015. In October 2015, the Company effectuated a merger with Holding LLC and Operating LLC whereby the surviving entity was the Company (the “Merger”), a C-Corporation. The Company is headquartered in Los Angeles, California. The Company engineers and develops interactive entertainment, experiences, and events as well as works in partnership with other companies to design, build, and develop technology products and solutions in robotics, wearables, and virtual reality. The Company developed a micro-amusement park in Los Angeles (the “Park”) which serves as a high-tech park with a carnival atmosphere. The Park was opened in September 2018.

Risks and Uncertainties

The COVID-19 pandemic declared by the World Health Organization in 2020 has led to severe disruptions and uncertainty in the global supply chain, capital markets and economies, and those disruptions have since intensified and will likely continue for some time. Concern about the potential effects of COVID-19 and the effectiveness of measures being put in place by global governmental bodies and reserve banks at various levels, as well as by private organizations, to contain or mitigate its spread have adversely affected economic conditions and capital markets globally, and have led to significant volatility in the financial markets. The Company’s operations were halted in March 2020 due to COVID-19 and were resumed in April 2021 after the lockdown restrictions were lifted. In March 2022 all restrictions were lifted. The ultimate impact and duration on global and financial markets, and the effects on the Company’s operations and its financial performance, are difficult to evaluate as they present material uncertainty due to the potential effects on personnel and business continuity or disruption, valuation of financial assets and liabilities, and potential severe disruption to financial markets or deteriorations in credit and financing conditions.

Liquidity

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company had cash and cash equivalents in the amount of $1,202,439 as of September 30, 2022. The Company had cash flows from operations totaling $395,663 for the nine months ended September 30, 2022. For the three months ended September 30, 2022, the Company had a net loss of $1,401,312 and for the nine months ended September 30, 2022, the Company had a net loss of $4,186,976. As of September 30, 2022, the Company also had an accumulated deficit of $45,299,421. The Company had negative working capital of $10,555,996 as of September 30, 2022. The Company has been dependent on equity and debt financings to fund its operations. The Company’s ability to continue as a going concern is dependent upon its ability to obtain sufficient financing until the Company achieves profitable operations and positive cash flows. There can be no assurance that anticipated revenues from the Company or potential additional entertainment parks will be realized. Accordingly, the Company needs to raise additional funds to meet its continuing obligations in the near future and may incur additional future losses. There can be no assurance that suitable financing will be available on acceptable terms, on a timely basis, or at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying financial statements reflect all adjustments of a normal and recurring nature that are considered necessary for a fair presentation

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of the interim financial statements., The results of the operations for the interim period are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other future period. The balance sheet as of December 31, 2021, has been derived from the Company’s 2021 audited financial statements.

Use of Estimates

The preparation of the Company’s interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of the contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2022 and December 31, 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. At times, cash accounts may exceed federal Deposit Insurance Corporation (“FDIC”) limits of $250,000. The Company has not experienced any losses in such accounts. Management believes that the financial institutions that hold the Company’s cash are financially sound and accordingly, minimal credit risk exists with respect to this cash.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable, net is reported at the customers’ outstanding balances less an allowance for doubtful accounts. Interest does not accrue on overdue balances.

The allowance for doubtful accounts is determined based on the age of the receivable balances, adjusted for qualitative factors, such as past collection experience, and is maintained at a level management believes is adequate to cover probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when all avenues of collection have been exhausted. As of September 30, 2022 and December 31, 2021, there was no allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in operations. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful life of each asset. Expenditures for repairs and maintenance are expensed as incurred. Useful lives by asset category are as follows:

Asset Category	Years
Software	3
Furniture, fixtures and vehicles	5
Machinery and equipment	5 – 10
Leasehold Improvements	Shorter of lease term or estimated useful life

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, loss of key management or personnel, changes in the business model or strategy and competitive forces.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved, quoted market prices, and, depending on the nature of the assets, appraised values or values at which independent third parties have acquired such assets. No such impairment charges were recorded during the nine months ended September 30, 2022 and September 30, 2021.

Intangible Assets

Intangible assets with finite lives, are initially recognized at fair value then amortized over estimated useful lives to reflect the pattern in which the economic benefits of the intangible assets are consumed.

Intangible assets are reviewed for impairment whenever events and circumstances indicate the carrying value of such asset may not be recoverable and exceed its fair value. The Company assesses the qualitative factors to determine whether it is more likely than not that an intangible asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If an impairment loss exists, the carrying amount of the intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset.

As of September 30, 2022 and December 31, 2021, no impairment has been recognized on intangible assets.

Revenue Recognition

The Company adopted revenue recognition guidelines in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, effective January 1, 2020. ASC 606 provides that revenue is recognized when or as the performance obligation has been satisfied and the control of promised goods or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. In evaluating the timing of services provided to customers, the Company considers several indicators, including significant risks and rewards of services, the right to payment, the legal title of the goods, and acceptance of service provided. The adoption of this guidance in the current year did not have a material impact on the Company’s financial position, results of operations or cash flows. Deferred revenue represents billings or payments received in advance of product delivered. As of September 30, 2022, and December 31, 2021, the Company has deferred revenues of $1,749,780 and $1,348,596, respectively.

Food and beverage sales are recognized when payment is tendered at the point of sale and recorded net of discounts. Amusement revenues consist of game cards purchased for the use of the games at the locations and are treated as final and non-refundable at point of sale. Revenue is recognized pro rata based on purchase price and usage. All revenues are recorded net of sales taxes, and amusement revenue is recorded net of any promotions. Event deposits are deferred and booked as revenues once the event occurs.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketing and Advertising Cost

Advertising costs are expensed in the period in which they are incurred or over the life of the contract, when applicable. Advertising costs were $213,266 and $65,481 for the three months ended September 30, 2022 and 2021 and $443,761 and $97,177 for the nine months ended September 30, 2022 and 2021. Advertising costs are included selling, general and administrative costs on the accompanying statements of operations.

Stock-based compensation

The Company accounts for stock-based compensation arrangements in accordance with ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and nonemployees based on the grant date fair values of the awards.

The Company estimates the fair value of stock-based payment awards on the grant-date using an option-pricing model. The Company utilizes the Black-Scholes option-pricing model for valuing stock-based compensation awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of operations.

Forfeitures are estimated at the time of grant in order to calculate the amount of stock-based awards that will ultimately vest. The forfeiture rate is based on actual and expected forfeitures.

The Company has elected to treat stock-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period.

The Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation recorded during the service period is adjusted in subsequent periods for changes in the stock options’ fair value until the earlier of the date at which the performance is complete or a performance commitment is reached, which is generally when the stock vests.

The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment.

Debt and Attached Equity-Linked Instruments

We analyze freestanding equity-linked instruments including warrants attached to debt to conclude whether the instrument meets the definition of the derivative and whether it is considered indexed to our own stock. If the instrument is not considered indexed to our stock, it is classified as an asset or liability recorded at fair value. If the instrument is considered indexed to our stock, we analyze additional equity classification requirements per ASC 815-40, Contract’s in Entity’s Own Equity. When the requirements are met, the instrument is recorded as part of our equity, initially measured based on its relative fair value with no subsequent re-measurement. When the equity classification requirements are not met, the instrument is recorded as an asset or liability and is measured at fair value with subsequent changes in fair value recorded in earnings.

Income Taxes

Income taxes are accounted for using the asset and liability method whereby deferred income tax assets and liabilities are recognized based on the differences between the financial statement reporting and tax bases of the Company’s assets and liabilities. Deferred income taxes and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established if it is more likely than not that all or a portion of the net deferred income tax assets will not be realized.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes deferred tax assets and liabilities to the extent that it believes that they are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

If the Company determines that it would be able to realize deferred tax assets or liabilities in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company applies the provisions of ASC 740, Income Taxes, which contains a two-step approach to recognizing and measuring uncertain tax provisions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the positions will be sustained on audit, including resolution and related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. The provisions of ASC 820 relate to financial and nonfinancial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis.

The fair value guidance establishes a three-tiered hierarchy that draws a distinction between market participants assumptions based on (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other techniques in the determination of fair value (Level 3).

The carrying amount of the Company’s cash, receivables, accounts payable and accrued expenses, approximate their fair value due to the short-term maturities of those financial instruments. The carrying amount of the Company’s notes payable approximate their fair value and interest approximate marker rates. See Note 7 for fair value of warrant liability.

Right of Use Assets

Effective July 1, 2017, the Company adopted ASC 842, Leases, using the modified retrospective transition method applied at the effective date of the standard. The Company determines at contract inception whether the arrangement is a lease based on its ability to control a physically distinct asset and determines the classification of the lease as either operating or finance. Operating leases are reflected as operating right of use (“ROU”) assets and operating lease liabilities in the balance sheets. The Company does not have any finance leases.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company estimates the incremental borrowing rate to reflect the profile of collateralized borrowing over the expected term of the leases based on the information available at the later of the initial date of adoption, or the lease commencement date.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The operating lease ROU asset also includes any lease payments made prior to lease commencement date and excludes lease incentives. Lease terms may include options to extend or terminate the lease when the Company is reasonably certain that it will exercise the option. Lease expense is recognized on a straight-line basis over the lease term in the statement of operations. Lease incentives are recognized as a reduction to the lease expense on a straight-line basis over the underlying lease term.

Recently Adopted Accounting Pronouncements

As of January 1, 2022, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The adoption of this guidance did not have a material impact on the Company’s financial statements.

3.      INTANGIBLE ASSETS

As of September 30, 2022 and December 31, 2021, the Company had alcohol licenses for a gross value of $109,324 and $109,324, respectively. The Company has elected to amortize the intangible assets over 15 years on a straight line basis.

Amortization expense on intangible assets was $1,690 and $1,690 for the three months ended September 30, 2022 and September 30, 2021 and $5,069 and $5,069 for the nine months ended September 30, 2022 and September 30, 2021 and is included in depreciation and amortization expense on the accompanying statements of operations.

The following is the future expected minimum amortization expense to be recognized for the nine months ended September 30, 2022:

2022	$1,690
2023	6,759
2024	6,759
2025	6,759
2026	6,759
Thereafter	52,999
$81,725

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	September 30, 2022	December 31, 2021
Machinery and equipment	$4,125,008	$3,937,992
Software	73,569	73,569
Furniture, fixtures and vehicles	431,633	431,633
Leasehold improvements	8,264,538	8,264,538
Construction in progress	7,345,075	302,995
Total	20,239,823	13,010,727
Less: accumulated depreciation	(7,802,589)	(6,681,390)
	$12,437,234	$6,329,337

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

4.      PROPERTY AND EQUIPMENT, NET (cont.)

Depreciation and amortization expense for the three months ended September 30, 2022 and September 30, 2021 was $365,646 and $464,148 and the nine months ended September 30, 2022 and September 30, 2021 was $1,121,199 and $1,466,888 respectively and is included in depreciation and amortization expense on the accompanying statements of operations.

Construction in progress for the nine months ended September 30, 2022 and December 31, 2021 consists of games that the Company creates and builds in house plus purchased games for our project in Dallas, TX. Construction in progress also includes architect, permit and insurance fees along with general construction less tenant improvements.

5.      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	September 30, 2022	December 31, 2021
Accounts payable	$4,020,761	$1,192,004
Accrued expenses	89,207	38,108
Accrued expenses other	171,545	41,419
	$4,281,513	$1,271,531

6.      RIGHT-OF-USE ASSETS

Right-of-use assets consisted of the following:

	September 30, 2022	December 31, 2021
Office lease asset	$12,429,329	$12,429,329
Accumulated amortization	(6,147,441)	(5,243,579)
	$6,281,888	$7,185,750

The Company recorded ROU asset amortization of $303,119 and $295,860 for the three months ended September 30, 2022 and September 30, 2021 and of $903,862 and $919,649 for the nine months ended September 30, 2022 and September 30, 2021.

7.      NOTES PAYABLE

As of the nine months ended September 30, 2022 and December 31, 2021, the Company had notes payable of $4,509,000 ($4,600,000 less discount on notes payable of $91,000) and $608,350, respectively. The notes payable are recorded as current liabilities as they are due and payable within the next 12 months.

In March 2018, the Company entered into a three- year loan security agreement with Silicon Valley Bank (“SVB”) with an original maturity date of October 1, 2021, for capital expenditures in principal amount up to $3,000,000 during the draw period. At September 30, 2021 the applicable rate was 6.75%. The loan required equal monthly installments at end of draw period including accrued interest. The loan was paid off in March 2022.

In 2020, due to the outbreak of COVID-19, the Company was allowed by SVB a 6-month, interest only schedule from May 2020 through October 2020 in exchange for a one-time fee of $25,000. In 2021, the Company further received a 4 month interest only deferment from January through April 2021 after which full monthly payments were resumed.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

7.      NOTES PAYABLE (cont.)

On July 1, 2022, the Company issued promissory notes to certain of its investors for an aggregate amount of $500,000 and an officer of the company (related party) in the amount of $100,000. The loan bears interest at 10% per annum and matures upon the earlier of the closing of the Alpine Acquisition Company transaction, or December 31, 2022.

On August, 1, 2022, the Company entered into a term loan agreement with SVB in the principal amount of $4,000,000. At September 30, 2022 the outstanding loan balance is presented net of $91,000 of loan commitment costs. The loan bears interest, payable monthly, at the greater of the Wall Street Journal Prime rate, or 4.75% per annum, and matures upon the earlier of the closing of the Alpine Acquisition Company transaction, or November 27, 2022. On November 28, 2022, the note was extended to February 25, 2023.

8.      CONVERTIBLE NOTES PAYABLE

On October 19, 2021, the Company entered into a purchase and sale agreement for issuance of convertible promissory notes (“Notes”) for a principal amount of up to $7,000,000. During 2021, $4,975,000 was raised for this convertible note and an additional $35,000 was raised during 2022. As of September 30, 2022, $5,010,000 was raised for this convertible note and the availability of the unutilized amount has expired. Amounts outstanding under the Promissory Note are due on the earlier of the maturity date or the occurrence of an event of default, as such term is defined in the Promissory Note. The Promissory Note contains customary conditions, covenants, representations, and events of default for agreements of this type.

At September 30, 2022, the interest rate under the promissory note was 4% with a maturity date of October 21, 2024. The entire convertible notes payable is recorded as non-current liabilities.

9.      WARRANTS

In March 2018, the Company issued a warrant in connection with the Silicon Valley Bank loan (“SVB Warrant”). The SVB Warrant gave the lender the right to purchase membership interests equal to 0.25% of the fully diluted equity of the Company at the date of exercise which is currently 181,665 shares. The SVB Warrant contains an exercise price of $0.083 per share which expires March 2028.

As of date of issuance, management of the Company recorded the warrant as a liability and estimated the value of the SVB Warrant liability based upon Black-Scholes valuation model and adjust to fair value as of each reporting period. The Company estimated the liability to be $7,399 and $7,399 as of September 30, 2022 and December 31, 2021, respectively which is included on the accompanying balance sheets.

In August 2022, the Company issued a warrant in connection with a new Silicon Valley Bank loan (“New SVB Warrant”). The New SVB Warrant gave the lender the right to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.28 per share which expires July 28, 2032. The Company recorded the warrant as equity and the fair value of the grant based upon Black-Scholes valuation model. The Company allocated the proceeds from issuance of debt and warrants based on their relative fair values and as a result recorded a discount on the note payable of $182,000 and a corresponding entry to additional paid-in-capital. The discount on the note payable is being amortized on a straight-line basis over the 4 months term of the note. As of September 30, 2022, the unamortized balance of the discount on note payable is $91,000.

There are 831,665 total warrants issued and outstanding as of September 30, 2022.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

10.    PAYCHECK PROTECTION PROGRAM NOTE PAYABLE

In April 2020 and March 2021, the Company received loan proceeds in the amount of $1,260,917 and $1,190,000, respectively, under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses. The Company applied for forgiveness on the first loan of $1,260,917 in May 2021 and received partial forgiveness of $1,097,767 while $163,150 remained as a loan. The Company recorded income from forgiveness of the first loan of $1,097,767 in July 2021. The Company applied for forgiveness on the second loan of $1,190,000 in November 2021 and received 100% forgiveness of $1,190,000 in November 2021. During the nine months ended September 30, 2022 and year ended December 31, 2021, the Company made repayments of $60,375 and $51,326, respectively in relation to the first PPP loan. The loan bore interest at the rate of 1% per annum.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

11.    SHAREHOLDERS’ (DEFICIT) EQUITY

As of September 30, 2022 and September 30, 2021, the Company was authorized to issue a total of 97,000,000 shares of common stock, with a par value of $0.0001, and 59,847,612 shares of preferred stock, with a par value of $0.0001.

The Company’s Board of Directors is authorized to determine the rights of each offering of stock including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation preferences, if any, subject to the limitations of applicable laws, regulations and its charter.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the convertible preferred stock. The holders of the common stock are entitled to one vote for each share of common stock held and the ability to elect two directors of the Company. As of September 30, 2022 and September 30, 2021 the Company has 32,268,628 and 32,088,075, respectively, issued and outstanding.

Convertible Preferred Stock

As of September 30, 2022 and September 30, 2021, authorized and issued and outstanding Convertible Preferred Stock is as follows:

	Authorized	Issued and Outstanding
Series Seed-1 Preferred Stock	12,144,992	11,210,762
Series Seed-2 Preferred Stock	22,175,055	19,759,952
Series Seed-3 Preferred Stock	18,316,036	8,602,722
Series Re-Seed Preferred Stock	7,211,529	7,211,527
Total	59,847,612	46,784,963

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

11.    SHAREHOLDERS’ (DEFICIT) EQUITY (cont.)

The Convertible Preferred Stock that includes Series Seed-1, Seed-2, Seed-3 and Re-Seed, have the following characteristics:

Conversion Rights

Each share of convertible preferred stock is convertible, at the holder’s option, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable original issuance price by the conversion price, as defined.

At September 30, 2022 and September 30, 2021, the conversion price of each series of convertible preferred stock is equal to its original issuance price such that each share of convertible preferred stock is convertible into one share of common stock.

In the event of the issuance of additional shares of common stock, subject to certain exclusions, at a price per share less than the conversion price for any series of convertible preferred stock in effect on the date of such issuance, the conversion price for that series will be adjusted based on a weighted average anti-dilution formula. The conversion price is also subject to adjustment based on certain other anti-dilution provisions.

Each share of convertible preferred stock will automatically convert into shares of common stock at its then effective conversion rate immediately upon either (i) the vote of the holders of at least a majority of the outstanding shares of preferred stock or (ii) the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock with gross proceeds to the Company of not less than $50,000,000 (“Qualified IPO”). The Company is required to reserve and keep available, out of its authorized but unissued shares of common stock, sufficient shares for the conversion of convertible preferred stock.

Dividends

The Board may declare and pay dividends; however, the Preferred Stock is not entitled to a set percentage yearly. The holders of preferred stock are entitled to receive noncumulative dividends prior and in preference to any declaration or payment of any dividend on the common stock, at a rate of 8% of the preferred stock original issue price. After the payment of the preferred stock dividends, the board of directors can declare additional dividends pro rata on the preferred stock and common stock according to the number of shares held by such holders. For the nine months ended September 30, 2022 and September 30, 2021, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount per share equal to the greater of the original issue price plus any dividends declared but unpaid; or an amount per share as would have been payable had all shares of preferred stock been converted to common stock immediately prior to such liquidation.

If the funds to be distributed are insufficient to permit full payment of the preferential amounts, then the assets will be distributed to the preferred stock holders ratably in proportion to the full amount due to each holder. As of September 30, 2022 and September 30, 2021, the liquidation preference for all preferred stock holders totaled $8,293,170 and $8,293,170, respectively.

After payment in full of the preferred stock holders liquidation preferences, any excess assets and funds of the Company will be distributed ratably among the holders of the common stock in proportion to the number of common shares held by them or issuable upon the conversion of the convertible preferred stock.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

11.    SHAREHOLDERS’ (DEFICIT) EQUITY (cont.)

A liquidation event is deemed to include the Company’s sale of all or substantially all of its assets, the acquisition of the Company by another person or entity by means of merger or consolidation or the transfer of voting control to a person or group of affiliated persons who did not own 50% or more of the outstanding voting stock of the Company. Convertible preferred stockholders can waive this “deemed” liquidation preference by a vote of at least 50% of the holders of outstanding shares of preferred stock.

Voting Rights

The convertible preferred stockholders are entitled to one vote for each share of common stock into which such convertible preferred stock can be converted. The convertible preferred stock generally votes together with common stock and not as a separate class. Series A preferred stock holders are entitled to elect two directors of the Company while the Series B preferred stock holders are entitled to elect one director of the Company.

The Company’s Amended and Restated Articles of Incorporation include certain provisions which require a 50% or greater vote of the convertible preferred stockholders, voting as a separate series, with respect to certain actions of the Board of Directors including: (1) alter or change the rights of the preferred stock (2) increase or decrease the authorized number of shares of common or preferred stock (3) create, authorize or issue any additional capital stock (4) redeem or repurchase any shares of common stock or repurchase any shares of common stock or preferred stock other than pursuant to a contractual agreement or an exercise of a right of first refusal (5) declare or pay any dividends (6) issue any debt security (7) liquidate, dissolve or wind-up the business and affairs of the Company (8) increase or decrease the authorized number of directors constituting the board of directors (9) amend, alter, restate, waive or repeal any provision of the bylaws of the corporation (10) commence a voluntary bankruptcy, reorganization or insolvency (11) create or hold capital stock in another company.

12.    STOCK-BASED COMPENSATION

All employees are eligible to be granted options to purchase common stock under the Company’s 2015 Equity Incentive Plan (the “Equity Plan”). Under provisions of the Equity Plan as amended, the Company is authorized to issue up to 17,906,395 shares of its common stock of which 12,014,516 and 11,317,115 have been granted under stock option awards as of September 30, 2022 and September 30, 2021.

The purpose of the Company’s stock-based compensation awards is to incentivize employees and other individuals who render services to the Company by providing opportunities to purchase stock in the Company. All options granted will expire ten years from their date of issuance. Stock options generally have a four-year vesting period from their date of issuance.

The Company’s Board of Directors administers the Equity Plan, selects the individuals to whom options will be granted, determines the number of options to be granted and the term and exercise price of each option. Incentive stock options and nonstatutory stock options granted pursuant to the terms of the Equity Plan cannot be granted with an exercise price of less than 100% of the fair market value of the underlying Company stock on the date of the grant. Options granted generally vest 33% on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent 2 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model for incentive stock options granted to employees and on the reporting date for nonemployees.

Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted average of the applicable assumption used to value stock options at their grant date. The Company estimates expected volatility based on historical and implied volatility data of comparable companies. The expected term, which represents

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

12.    STOCK-BASED COMPENSATION (cont.)

the period of time that options granted are expected to be outstanding, is estimated using the “simplified method” based on guidelines provided in SAB 107. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

There was one grant for 902,000 options issued during the three months ended September 30, 2022 and nine months ended September 30, 2022.

Effective April, 2017, the Company adopted the 2017 Equity Incentive Plan (the “Plan”). The Plan is a comprehensive incentive compensation plan under which the Company can grant equity-based incentive awards to officers, directors, and employees of, and consultants to, Two Bit Circus, Inc. and its subsidiaries. The Plan provides a maximum of 17,906,395 shares available for grant.

As of September 30, 2022 and September 30, 2021, all the stock options issued by the Company have included a vesting period of either three or four years, with 1/36 or 1/48, respectively of each grant vesting monthly.

The Company’s stock option activity for the nine months ended September 30, 2022 and September 30, 2021:

	Number of Stock Options	Weighted Average Exercise Price
Balance at December 31, 2020	2,187,441	$0.080
Granted	9,199,977	$0.060
Expired or forfeited	—	$0.000
Exercised	(70,303)	$0.080
Balance at September 30, 2021	11,317,115	$0.060

Balance at December 31, 2021	11,317,115	$0.060
Granted	902,000	$0.280
Expired or forfeited	(24,046)	$0.080
Exercised	(180,553)	$0.080
Balance at September 30, 2022	12,014,516	$0.060

The Company recognized stock-based compensation expense in the amount of $31,031 and $69,121 for the three months ended September 30, 2022 and 2021 and $131,113 and $95,912 for the nine months ended September 30, 2022 and 2021.

13.    INCOME TAXES

Provision for income taxes consists of the following:

	Nine Months Ended September 30,
	2022	2021
Current
Federal	$—	$—
State	$800	$800
Total provisions for income taxes	$800	$800

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

13.    INCOME TAXES (cont.)

Significant components of the Company’s net deferred taxes consist of the following at September 30, 2022 and September 30, 2021:

	September 30, 2022	September 30, 2021
Deferred income tax assets
Net operating loss carryforwards	$10,977,360	$9,937,089
Lease Liability	2,034,883	2,391,529
Investment of Pass-Through Entities	405,115	303,216
Depreciation and amortization	50,470	40,517
Other temporary differences	37,581	66,128
Subtotal	13,505,409	12,738,479
Less: Valuation allowance	$(11,747,511)	(10,644,354)
Deferred income tax liabilities
Right of Use	$(1,757,898)	(2,094,125)
Net deferred income tax assets	$—	$—

The Company recorded a full valuation allowance against its net deferred tax assets as of September 30, 2022 and September 30, 2021.

In determining the need for a valuation allowance, management reviewed all available evidence pursuant to the requirements of ASC 740. Based upon management’s assessment of all available evidence, the Company has concluded that it is more likely than not that the net deferred tax assets will not be realized. During the nine months ended September 30, 2022 and September 30, 2021 the valuation allowance changed by approximately $.9 million and $.9 million, respectively.

The reconciliation between the effective tax rate on income and the statutory tax rate is as follows:

	September 30, 2022	September 30, 2021
Income tax benefit at federal rate	(599,291)	(345,690)
Permanent differences from pass through entity losses	(93,325)	(96,492)
Permanent differences from forgiveness of PPP loan	—	(230,531)
State taxes and fees	(250,529)	(222,961)
Change in valuation allowance	916,000	896,116
Other permanent differences	27,944	358
Income Tax Expense	$800	$800

At September 30, 2022 and September 30, 2021, the Company had federal and state net operating loss carryforwards of approximately $39.4 million and $35.7 million, respectively. The federal and state net operating loss carryforwards will expire beginning in 2035. The net operating losses can be carried forward to offset future taxable income. Future utilization of the net operating loss carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code.

At September 30, 2022 and September 30, 2021, the Company had no material unrecognized tax positions. The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of income tax expense. For the nine months ended September 30, 2022 and t September 30, 2021, the Company did not recognize any interest or penalties for uncertain tax positions. The Company is currently not under examination by the

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

13.    INCOME TAXES (cont.)

United States Internal Revenue Service or any other state, city or local jurisdiction. As such, the Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes and all tax years since inception are open for examination.

Since the Company did not have any unrecognized tax benefits at September 30, 2022 and September 30, 2021, the Company does not, accordingly, anticipate any significant increases or decreases within the next twelve months.

14.    COMMITMENTS AND CONTINGENCIES

Leases

Below are the details of the lease cost and other disclosures regarding the Company’s leases is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating lease costs	$461,838	$510,199	$1,333,086	$1,389,734
Short-term lease costs	21,435	21,435	64,305	64,305
Total lease costs	$483,273	$531,634	$1,397,391	$1,454,039

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating lease	$483,273	$531,634	$1,397,391	$1,454,039
Weighted-average remaining lease term – operating lease	4.8 years	5.6 years	4.8 years	5.6 years
Weighted-average discount rate operating leases	2.30%	2.30%	2.30%	2.30%

In March 2017, the Company entered into commercial building lease agreement with Creative Force Ventures, LLC for the Park location. The ten year lease commenced in July 2017 and expires in July 2027.

In July 2018, the Company amended one of their office facilities that commenced in July 2018 and expired in June 2021. This lease has been extended until December 31, 2022.

Future minimum operating lease payments are due as of September 30, 2022 are as follows:

2022	373,500
2023	1,512,674
2024	1,558,054
2025	1,604,796
2026	1,652,940
Thereafter	980,880
Total	7,682,844
Less: Imputed Interest	(411,147)
Total amount representing present value	7,271,697
Less: Current portion of operating lease liability	(1,501,469)
Operating lease liability, net of current portion	$5,770,228

The Company leases its business facilities from third parties under non-cancellable operating lease agreements that specify minimum rentals. The operating leases require monthly payments ranging from $7,145 to $124,500 and expire through July 2027.

TWO BIT CIRCUS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)

14.    COMMITMENTS AND CONTINGENCIES (cont.)

Legal Proceedings

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. The Company is not a party to any litigation that management believes would have a material impact on the business, operations, financial position, results of operations or cash flows.

15.    CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

The Company had three vendors that individually accounted for at least 10% of accounts payable for the nine month period ended September 30, 2022. The Company had no vendors that accounted for at least 10% of accounts payable as of December 31, 2021.

16.    ALPINE ACQUISITON AGREEMENT

On May 18, 2022 the company entered into an Agreement and Plan of Merger with Alpine Acquisition Corporation for a total acquisition price of $49,800,000. On August 25, 2022, that Agreement and Plan of Merger was extended to November 30, 2022. On October 4, 2022, the acquisition price under this agreement was changed from $49,800,000 to $47,247,280. On November 30, 2022, the Agreement and Plan of Merger was extended to March 2, 2023 and the acquisition price was changed from $47,247,280 to $49,600,000.

17.    SUBSEQUENT EVENTS

As required by ASC 855, Subsequent Events, management has evaluated the impact of subsequent events through December 14, 2022, which is the date the financial statements were issued.

On October 4, 2022, the Company issued promissory notes to certain of its investors for an aggregate amount of $500,000. These notes bear interest at 10% per annum and mature 90 days after the closing of the Alpine Acquisition Company transaction.

On November 28, 2022, the Company extended the maturity of the $4,000,000 loan agreement with Silicon Valley Bank to 90 days from a due date of November 27, 2022 to February 2, 2023.

On December 2, 2022, the Company issued secured convertible promissory notes to certain of its investors for an aggregate amount of $2,500,000. These notes bear interest at 4.55% per annum with a maturity date of December 2, 2024.

Report of Independent Auditors

The Owner

Pool IV Finance, LLC (the Company)

Opinion

We have audited the financial statements of Crowne Plaza Denver Airport Convention Center (the Property), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in owner’s deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Property at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

June 20, 2022

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Balance Sheets

(Amounts in Thousands)

	December 31
	2021	2020
Assets
Investment in hotel property, net	$15,615	$16,484
Cash and cash equivalents	19	9
Hotel and other receivables	36	25
Prepaid expense, inventory, and other assets	174	149
Total assets	$15,844	$16,667

Liabilities and owner’s deficit
Debt, net	$18,880	$18,880
Accounts payable, accrued expenses, and other obligations	1,374	884
Total liabilities	20,254	19,764

Commitments and contingencies (Note 5)

Owner’s deficit	(4,410)	(3,097)
Total owner’s deficit	(4,410)	(3,097)
Total liabilities and owner’s deficit	$15,844	$16,667
See accompanying notes.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Statements of Operations

(Amounts in Thousands)

	December 31
	2021	2020
Revenues
Operating revenues:
Rooms	$2,942	$1,170
Food and beverage	1,081	584
Other operating revenue	244	271
Total operating revenues	4,267	2,025
Expenses
Operating expenses:
Rooms	1,065	625
Food and beverage	865	445
Other operating expenses	2,264	1,852
Management and franchise fees	273	123
Total operating expenses	4,467	3,045

Real estate taxes, insurance, and other	563	717
Asset management fees	42	19
Depreciation	904	995
Loss on disposition of assets	—	6
Total expenses	5,976	4,782

Operating loss	(1,709)	(2,757)

Interest expense	(414)	(491)
Other income	58	5
Net loss	$(2,065)	$(3,243)
See accompanying notes.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Statements of Changes in Owner’s Deficit

(Amounts in Thousands)

Balance as January 1, 2020	$(2,107)
Net loss	(3,243)
Owner’s contributions	2,253
Balance at December 31, 2020	(3,097)
Net loss	(2,065)
Owner’s contributions	752
Balance at December 31, 2021	$(4,410)

See accompanying notes.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Statements of Cash Flows

(Amounts in Thousands)

	December 31
	2021	2020
Cash flows from operating activities
Net loss	$(2,065)	$(3,243)
Adjustments to reconcile net loss to cash flow used in operating activities:
Depreciation	904	995
Loss on disposition of assets	—	6
Changes in assets and liabilities:
Hotel and other receivables	(11)	201
Prepaid expenses and other assets	(25)	119
Accounts payable, accrued expenses, and other obligations	490	(370)
Net cash flow used in operating activities	(707)	(2,292)

Cash flows from investing activities
Improvements and additions to hotel property	(35)	—
Net cash flow used in investing activities	(35)	—

Cash flows from financing activities
Contributions from owner	752	2,253
Net cash flow provided by financing activities	752	2,253
Net changes in cash and cash equivalents	10	(39)
Cash and cash equivalents, beginning of year	9	48
Cash and cash equivalents, end of year	$19	$9

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$414	$491

See accompanying notes.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

1. Organization and Formation

The Crowne Plaza Denver Airport Convention Center (the Property) is a 255-room hotel located in Denver, Colorado. The Property is owned and operated by Pool IV Finance, LLC (the Company), a Delaware limited liability company, which acquired the Property on July 14, 2015.

The Property is part of an affiliated group of borrower entities (collectively, the Borrowers) and is subject to a cross collateralized mortgage loan (See Note 4).

In accordance with the Company’s limited liability company agreement, the term of the Company shall continue indefinitely, unless the Company is dissolved upon the occurrence of defined termination events.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the Property’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

Substantially all of the Property’s revenues are derived from its operations. The Property generates room revenue by renting hotel rooms for overnight guest accommodations. The Property generates food and beverage revenue from the sale of food and beverage to guests at the Property. The Property generates other revenue from parking fees, resort fees, gift shop sales and other guest service fees at the Property.

A performance obligation is a promise in a contract to transfer a distinct good or service to the guest. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Property’s contracts generally have a single performance obligation, such as renting a hotel room to a guest, or providing food and beverage to a guest, or providing a hotel property-related good or service to a guest. The Property’s performance obligations are generally satisfied at a point in time.

The Property allocates revenue to the performance obligation based on its relative standalone selling price. The Property determines the standalone selling price based on the price it charges each guest for the use or consumption of the promised good or service.

The Property’s revenue is recognized when control of the promised good or service is transferred to the guest, in an amount that reflects the consideration the Property expects to receive in exchange for the promised good or service. The revenue is recorded net of any sales and occupancy taxes collected from the guest. All rebates or discounts are recorded as a reduction to revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the Property.

The timing of revenue recognition, billings, and cash collections might result in the Property recognizing accounts receivables and advance deposits and deferred revenue on the balance sheet. Hotel receivables are recognized on the balance sheet when the Property has provided a good or service to the guest and is waiting for the guest to submit consideration to the Property. Advance deposits and deferred revenue are recognized on the balance sheet when

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

cash payments are received in advance of the Property satisfying its performance obligation. Advance deposits and deferred revenue consist of amounts that are refundable and non-refundable to the guest. The advance deposits and deferred revenue are recognized as revenue in the statement of operations when the Property satisfies its performance obligation to the guest.

Investment in Hotel Property, Net

The Property’s investment in hotel property consists primarily of land, land improvements, buildings, building improvements, furniture, fixtures and equipment (FF&E), and other operating assets and liabilities. The Property may also acquire intangible assets or liabilities related to in-place leases, management agreements, franchise agreements, and advanced bookings. The Property accounts for acquisitions as either business combinations or asset acquisitions using the screen test and qualitative assessment of whether a business was acquired as prescribed in the accounting guidance. If the acquisition is deemed to be a business, the acquired assets and assumed liabilities of the hotel property are recognized at fair value. If the acquisition is deemed to be an asset acquisition, the Property allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The Property estimates the fair values of the assets acquired and the liabilities assumed by using a combination of the market, cost and income approaches using primarily Level 3 inputs. The Property determines the fair value by using market data and independent appraisals available and making numerous estimates and assumptions, such as estimates of future income growth, capitalization rates, discount rates, capital expenditures and cash flow projections at the respective hotel property. Transaction costs are expensed for acquisitions that are considered business combinations and capitalized for asset acquisitions.

The Property’s investment in hotel property is carried at cost and is depreciated using the straight-line method over the estimated useful lives (with the exception of capital lease property) of 15 years for land improvements, 15 years for building improvements, 40 years for buildings, and three to five years for FF&E. Maintenance and repairs are expensed and major renewals or improvements to the hotel property are capitalized. Indirect project costs, including interest, salaries and benefits, travel and other related costs that are directly attributable to the development, are also capitalized. Upon the sale or disposition of a hotel property, the asset and related accumulated depreciation accounts are removed, and the related gain or loss is included in the gain or loss on sale of hotel property in the statement of operations. The Property will assess individual assets within its hotel property to determine if they still have value or have been replaced. If it is determined that individual assets no longer have value or have been replaced, the remaining unamortized net book value is written off. During the years ended December 31, 2021 and 2020, the Property did not write-off any significant individual assets.

The Property assesses the carrying value of its investment in hotel property whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable due to impairment. The recoverability is measured by comparing the carrying amount to the projected undiscounted future cash flows expected to be generated from the operations and the eventual disposition of the hotel property over the estimated hold period, which take into account current market conditions and the Property’s intent with respect to holding or disposing of the hotel property. If the Property’s analysis indicates that the carrying value is not recoverable on a projected undiscounted cash flow basis, the Property will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions, third-party appraisals, the net sales proceeds from pending offers, or the net sales proceeds from transactions that closed subsequent to the end of the reporting period. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, sales proceeds in the reversion year, average daily rates, occupancy rates, operating expenses and capital expenditures, and the Property’s intent with respect to holding or disposing of the underlying hotel property. Fair value may also be based on assumptions including, but not limited to, room revenue multiples and comparable sales adjusted for capital expenditures, if necessary.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

The Property assesses the carrying value of the intangible assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated undiscounted future cash flows, which take into account current market conditions and the Property’s intent with respect to holding or disposing of the hotel property. If the Property’s analysis indicates that the carrying value is not recoverable on an undiscounted cash flow basis, the Property will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models or third-party appraisals. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, market rent, and the Property’s intent with respect to holding or disposing of the underlying hotel property.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly liquid investments that mature three months or less when they are purchased. The Property maintains its cash at domestic banks, which, at times, may exceed the limits of the amounts insured by the Federal Deposit Insurance Corporation (FDIC). These deposits are guaranteed by the FDIC up to an insurance limit of $250,000.

Restricted cash, if any, consists of all cash that is required to be maintained in a reserve escrow account by a management agreement, franchise agreement, and/or a mortgage loan agreement for the replacement of property and equipment (FFE Reserves) and the funding of real estate taxes and insurance. The management agreements, franchise agreements and/or mortgage loan documents require the Property to reserve cash for FFE Reserves ranging typically from 3% to 5% of the hotel’s revenues.

Excess operating cash and restricted cash are swept to a cash management account controlled by the mortgage lender in accordance with the requirements of the mortgage loan agreement. These accounts are held by an affiliated borrower entity as part of the cross collateralized mortgage loan agreement.

Hotel and Other Receivables

Hotel and other receivables consist mainly of receivables due from hotel guests and meeting and banquet room rentals. The Property typically does not require collateral as ongoing credit evaluations are performed. An allowance for doubtful accounts is established against any receivable that is estimated to be uncollectible.

The Property records an allowance for doubtful accounts based on its best estimate of the amount of probable credit losses in the existing hotel receivables portfolio, which reflects its estimate of expected credit losses. The Property recognizes increases to the allowance for doubtful accounts as bad debt expense. Based on the composition of the counterparties that primarily comprise the Property’s hotel receivables, the Property uses an aging schedule measurement approach to estimating expected credit losses whereby the allowance for doubtful accounts is calculated as a percentage of the aged hotel receivables based on the Property’s historical collection activity and its understanding of the circumstances related to a specific receivable. As of December 31, 2021 and 2020, the allowance for doubtful accounts was immaterial to the balance included in hotel and other receivables.

Income Taxes

The Company is taxed as a pass-through entity for federal income tax purposes and, as such, is not subject to income taxes at the entity level. Rather, the distributive share of all items of income, gain, loss, deduction, or credit are passed through to the owners and reported on their respective tax returns. The Company’s federal tax status as a

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

pass-through entity is based on their default classification as a limited liability company with more than one owner that is treated as a partnership. As of the date of these financial statements, the Company pays no tax at the entity level. Accordingly, these financial statements do not reflect a provision for income taxes.

The Company considered authoritative guidance clarifying the accounting for uncertainty in income taxes recognized in financial statements. The guidance requires that the Company recognize the impact of a tax position in the Company’s financial statements if that position is “more likely than not” of being sustained on audit based on the technical merits of the position. As of December 31, 2021 and 2020, there were no uncertain tax positions that could have a material impact on the Company’s financial statements. The tax years of 2021, 2020, and 2019 remain open to examination by the taxing jurisdiction to which the Company is subject.

Fair Value Measurement

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy.

The three levels are as follows:

Level 1 —

Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2 —

Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means.

Level 3 —	Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

Accounting Standards Recently Issued

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The guidance provides optional expedients for applying GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued at the end of 2021 because of reference rate reform. The guidance is effective immediately and expires on December 31, 2022. Based on the Company’s assessment, the adoption of this standard is not expected to have a material impact on the Property’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 and various subsequent amendments that require all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for operating leases. The ASU is effective for the Company January 1, 2022. The Company intends to elect the practical expedients provided to lessors. The Company is in the process of evaluating the impact of adopting this accounting standard on its financial statements.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

COVID-19

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The global outbreak of a novel strain of coronavirus (COVID-19) and the public health measures that have been undertaken in response have had, and will likely continue to have, a material adverse impact on the Property’s financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak and vaccination distribution. Since the extent to which the COVID-19 pandemic will continue to impact the Property’s operations will depend on future developments that are highly uncertain, the Property cannot estimate the impact on its business, financial condition of near- or longer-term financial or operational results with reasonable certainty.

Given the impact on lodging demand, the Property has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operating results and to preserve liquidity including significantly reducing staffing, energy usage, non-essential amenities and services, and limiting food and beverage offerings. The Company also entered into a loan modification agreement regarding principal, interest and FFE Reserve payments required under the Company’s mortgage loan agreement. The Company also received relief from its lender regarding certain financial covenants for current and future periods, especially those for which the failure to satisfy those covenants was an “Event of Default” (See Note 4).

3. Investment in Hotel Property, Net

Investment in hotel property consisted of the following at year ends (in thousands):

	December 31
	2021	2020
Land and improvements	$3,800	$3,800
Building and improvements	18,693	18,693
Furniture, fixtures, and equipment	8,522	8,522
	31,015	31,015
Accumulated depreciation	(15,435)	(14,531)
Construction in progress	35	—
Investment in hotel property, net	$15,615	$16,484

For the years ended December 31, 2021 and 2020, the Property recognized depreciation expense related to its investment in hotel property of $904,273 and $995,450, respectively. There were no impairment charges for the years ended December 31, 2021 and 2020.

4. Debt

The Property’s long-term debt is part of a cross collateralized mortgage pool. The mortgage loan agreement specifies the Property’s allocated loan amount. The following table presents the carrying amount of the long-term debt allocated to the Property for the years ended (dollars in thousands):

	Interest Rate at December 31, 2021	Maturity Date	Balance at December 31
			2021	2020
Primary mortgage	L + 2.09%	12/01/2022	$18,880	$18,880
			$18,880	$18,880

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

4. Debt (cont.)

The loan requires monthly interest payments (LIBOR-L) and payments into FFE Reserves held by the Borrowers. The loan has four annual extension options to extend the maturity dates until December 2026, subject to certain conditions, as defined. LIBOR was 0.1% as of December 31, 2021.

On May 26, 2020, the Borrowers entered into a standstill agreement with the mortgage lender (the Standstill Agreement) due to the impact of the COVID-19 pandemic. Under the Standstill Agreement the mortgage lender agreed to a moratorium on monthly debt service payments and deposits into the FFE Reserve (collectively Deferred Payments) beginning April 1, 2020 through September 1, 2020 (the Deferral Period). In addition, the mortgage lender agreed to advance cash shortfalls for operating expenses and debt service as needed (Operating Advances). In conjunction with receiving the Standstill Agreement, the Borrowers incurred a consent fee of $1.2 million (Consent Fee), which was accrued and added to deferred financing fees. Commencing on October 1, 2020, the sum of Deferred Payments, Operating Advances, and Consent Fee (collectively, Payment Obligation) were to be repaid in twelve equal monthly installments.

On October 1, 2020, the first payment of the Payment Obligation payments was not made due to the continued negative impact of COVID-19. The Borrowers entered into discussions with the lender to further amend the loan agreement for additional relief that was finalized on February 3, 2021 (the February 2021 Loan Modification Agreement). As part of the February 2021 Loan Modification Agreement, the moratorium on the Deferred Payments was extended through December 31, 2021, the Consent Fee was increased to $2.4 million (the additional fee of $1.2 million was accrued and added to deferred financing fees), and the Borrowers will repay the Payment Obligations beginning with the January 2022 payment in twenty-four equal installments.

The Property is collateral for the above mortgage loan.

Debt Covenants

The Borrowers’ mortgage loan contains customary financial covenants, including a liquid asset requirement, debt service coverage ratio, debt yield, net operating income requirement, and minimum net worth requirement. They also contain restrictive covenants that, among other things, restrict the ability of the Borrowers to enter into transactions with affiliates, merge, consolidate, create liens or make certain restricted payments. Non-compliance is not an event of default, but instead triggers a cash trap event, where cash is deposited into a restricted cash account that requires lender approval to access. At December 31, 2021, the Borrowers were in compliance with the above covenants.

Interest Expense

Interest expense allocable to the Property for the years ended December 31, 2021 and 2020, was $414,493 and $491,269, respectively.

Pursuant to the February 2021 Loan Modification Agreement, the Company is required to make a principal payment of $18.9 million toward the mortgage loan in December 2022, unless the Borrowers exercise their extension option.

The fair value of the debt allocable to the Property as of December 31, 2021, was $19.6 million, based upon current market interest rates.

5. Commitments and Contingencies Litigation

Litigation

Periodically, the Company is involved in various claims and legal actions arising in the normal course of operations. In the opinion of management, based upon current facts and circumstances and consultations with legal counsel, any losses from these matters are covered by insurance or are insignificant to the financial position of the Property.

Crowne Plaza Denver Airport Convention Center

(Delaware Limited Liability Company)

Notes to The Financial Statements
Years Ended December 31, 2021 and 2020

5. Commitments and Contingencies Litigation (cont.)

Franchise Fees

The Property was operated under franchise agreements with an initial 20 year term which expires November 2027. Franchise agreements allow the hotel property to operate under the respective hotel brand name. Pursuant to the franchise agreement, the Property pays a royalty fee of 5% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs of 4% of room revenue. For the year ended December 31, 2021 and 2020, the Property incurred franchise fee expense of $146,905 and $63,830, respectively, which are included in management and franchise fees in the statements of operations.

Management Fees — Affiliates

The Property’s daily operations are managed by Atrium Hospitality, LP (“Atrium Hospitality”) and asset managed by Atrium Holding Company (“Atrium Holding”), both of which are affiliates of the Company through common ownership. Atrium Hospitality receives a base property management fee of 3% of hotel revenues and can receive incentive property management fees based upon a percentage of hotel operating income after the Company has received a defined priority return on its investment in the hotel. Atrium Holding receives an asset management fee of 1% of hotel revenues. Property management fees are included in management and franchise fees expense in the statements of operations and asset management fees are included in asset management fees expense in the statements of operations. For the year ended December 31, 2021 and 2020, the Property incurred base property management fee expense of $125,076 and $57,848, respectively, and an asset management fee expense of $41,692 and $19,283, respectively. There were no incentive property management fees incurred for the years ended December 31, 2021 and 2020.

The Company reimburses Atrium Hospitality for certain out of pocket expenses related to central services Atrium Hospitality provides to the Property. During the year ended December 31, 2021 and 2020, the Company reimbursed Atrium Hospitality $361,655 and $188,272, respectively, which is included in other operating expense in the statements of operations.

At December 31, 2021 and 2020, the Property owed Atrium Hospitality and Atrium Holding $30,822 and $20,919, respectively, related to the above services which is included accounts payable, accrued expenses and other obligations on the balance sheets.

Insurance

The Company maintains insurance coverage for general liability, auto insurance coverage, worker’s compensation, property, crime, umbrella and commercial liability insurance subject to certain deductibles. These programs are administered by Atrium Hospitality and the Company maintains deposits with Atrium Hospitality, which are used for payment of future claims and policy coverage. For the years ended December 31, 2021 and 2020, the Property incurred insurance expense of $108,935 and $100,721, respectively, which is included in real estate taxes, insurance, and other expense in the statements of operations. Deposits held by Atrium Hospitality at December 31, 2021 and 2020, totaled $95,005 and $161,498, respectively, and are included in prepaid expenses, inventory, and other assets in the balance sheets. At December 31, 2021 and 2020, the Property had deposits with Atrium Hospitality in excess of claims related to the self-insurance portion of its policies.

6. Subsequent Events

On May 19, 2022, the Company entered into a definitive agreement to sell the Property to a third-party. The transaction is expected to close in the third quarter of 2022.

The Property has evaluated subsequent events for potential recognition and/or disclosure through June 20, 2022, the date the financial statements were available for issue and no additional disclosures were required.

Crowne Plaza Denver Airport Convention Center
Balance Sheets
(Amounts in Thousands)
(Unaudited)

	Unaudited September 30,
	2022	2021
Assets
Investment in hotel property, net	$15,117	$15,901
Cash and cash equivalents	62	91
Hotel and other receivables	153	94
Prepaid expense, inventory, and other assets	139	155
Total assets	$15,471	$16,241

Liabilities and Owner’s Deficit
Debt, net	$18,880	$18,880
Accounts payable, accrued expenses, and other obligations	1,330	1,072
Total liabilities	20,210	19,952

Owner’s deficit	(4,739)	(3,711)
Total owner’s deficit	(4,739)	(3,711)
Total liabilities and owner’s deficit	$15,471	$16,241

Crowne Plaza Denver Airport Convention Center
Statements of Operations
(Amounts in Thousands)
(Unaudited)

	Unaudited For the Nine Months Ended September 30,
	2022	2021
Revenues
Operating revenues
Rooms revenue	$5,179	$1,978
Food and beverage	3,534	630
Other operating revenue	240	101
Total revenues	8,953	2,709
Expenses
Operating expenses
Rooms	1,781	685
Food and beverage	2,689	474
Other operating expenses	2,670	1,570
Management and franchise fees	550	175
Total property operating expenses	7,690	2,904

Real estate taxes, insurance, and other	411	467
Asset management fees	90	27
Depreciation	655	713
Total operating expenses	8,846	4,111

Operating income (loss)	107	(1,402)
Interest expense	(476)	(311)
Other income	64	155

Net loss	$(305)	$(1,558)

Crowne Plaza Denver Airport Convention Center
Statements of Changes in Owner’s Deficit
(Amounts in Thousands)
(Unaudited)

Balance as of January 1, 2021	$(3,097)
Net loss	(1,558)
Owner contributions	944
Balance as of September 30, 2021	$(3,711)

Balance as of January 1, 2022	$(4,410)
Net loss	(305)
Owner distributions	(24)
Balance as of September 30, 2022	$(4,739)

Crowne Plaza Denver Airport Convention Center
Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Unaudited For the Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(305)	$(1,558)
Adjustments to reconcile net loss to cash flow provided by (used in) operating activities:
Depreciation	655	713
Changes in assets and liabilities:
Hotel and other receivables	(117)	(69)
Prepaid expenses and other assets	35	(6)
Accounts payable, accrued expenses, and other obligations	(19)	187
Net cash flow provided by (used in) operating activities	249	(733)

Cash flows from investing activities
Improvements and additions to hotel property	(182)	(129)
Net cash flow used in investing activities	(182)	(129)

Cash flows from financing activities
Contributions from owner	—	944
Distributions to owner	(24)	—
Net cash flow (used in) provided by financing activities	(24)	944
Net changes in cash, cash equivalents, and restricted cash reserves	43	82
Cash, cash equivalents, and restricted cash reserves, beginning of period	19	9
Cash, cash equivalents, and restricted cash reserves, end of period	$62	$91

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$476	$311

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

1. Organization and Formation

Crowne Plaza Denver Airport Convention Center (the “Property”) is a 255-room hotel (the Property) located in Denver, Colorado. The Property is owned and operated by Pool IV Finance, LLC (the Company), a Delaware limited liability company, formed on July 14, 2015.

The Property is part of an affiliated group of borrower entities (collectively, the “Borrowers”) and is subject to a cross collateralized mortgage loan (See Note 4).

In accordance with the Company’s limited liability company agreement, the term of the Company shall continue indefinitely, unless the Company is dissolved upon the occurrence of defined termination events.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of the Property’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

Substantially all of the Property’s revenues are derived from its operations. The Property generates room revenue by renting hotel rooms for overnight guest accommodations. The Property generates food and beverage revenue from the sale of food and beverage to guests at the Property. The Company generates other revenue from parking fees, resort fees, gift shop sales and other guest service fees at the Property.

A performance obligation is a promise in a contract to transfer a distinct good or service to the guest. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Property’s contracts generally have a single performance obligation, such as renting a hotel room to a guest, or providing food and beverage to a guest, or providing a hotel property-related good or service to a guest. The Property’s performance obligations are generally satisfied at a point in time.

The Property allocates revenue to the performance obligation based on its relative standalone selling price. The Property determines the standalone selling price based on the price it charges each guest for the use or consumption of the promised good or service.

The Property’s revenue is recognized when control of the promised good or service is transferred to the guest, in an amount that reflects the consideration the Property expects to receive in exchange for the promised good or service. The revenue is recorded net of any sales and occupancy taxes collected from the guest. All rebates or discounts are recorded as a reduction to revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the Property.

The timing of revenue recognition, billings, and cash collections might result in the Property recognizing accounts receivables and advance deposits and deferred revenue on the balance sheet. Hotel receivables are recognized on the balance sheet when the Property has provided a good or service to the guest and is waiting for the guest to submit consideration to the Property. Advance deposits and deferred revenue are recognized on the balance sheet when cash payments are received in advance of the Property satisfying its performance obligation. Advance deposits and

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

deferred revenue consist of amounts that are refundable and non-refundable to the guest. The advance deposits and deferred revenue are recognized as revenue in the statement of operations when the Property satisfies its performance obligation to the guest.

Investment in Hotel Property, Net

The Property’s investment in hotel property consists primarily of land, land improvements, buildings, building improvements, furniture, fixtures and equipment (“FF&E”), and other operating assets and liabilities. The Property may also acquire intangible assets or liabilities related to in-place leases, management agreements, franchise agreements, and advanced bookings. The Property accounts for acquisitions as either business combinations or asset acquisitions using the screen test and qualitative assessment of whether a business was acquired as prescribed in the accounting guidance. If the acquisition is deemed to be a business combination, the acquired assets and assumed liabilities of the hotel property are recognized at fair value. If the acquisition is deemed to be an asset acquisition, the Property allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The Property estimates the fair values of the assets acquired and the liabilities assumed by using a combination of the market, cost and income approaches using primarily Level 3 inputs. The Property determines the fair value by using market data and independent appraisals available and making numerous estimates and assumptions, such as estimates of future income growth, capitalization rates, discount rates, capital expenditures and cash flow projections at the respective hotel property. Transaction costs are expensed for acquisitions that are considered business combinations and capitalized for asset acquisitions.

The Property’s investment in hotel property is carried at cost and is depreciated using the straight-line method over the estimated useful lives (with the exception of capital lease property) of 15 years for land improvements, 15 years for building improvements, 40 years for buildings, and three to five years for FF&E. Maintenance and repairs are expensed and major renewals or improvements to the hotel property are capitalized. Indirect project costs, including interest, salaries and benefits, travel and other related costs that are directly attributable to the development, are also capitalized. Upon the sale or disposition of a hotel property, the asset and related accumulated depreciation accounts are removed, and the related gain or loss is included in the gain or loss on sale of hotel property in the statement of operations. The Company will assess individual assets within its hotel property to determine if they still have value or have been replaced. If it is determined that individual assets no longer have value or have been replaced, the remaining unamortized net book value is written off. During the nine months ended September 30, 2022 and 2021, the Property did not write-off any significant individual assets.

The Property assesses the carrying value of its investment in hotel property whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable due to impairment. The recoverability is measured by comparing the carrying amount to the projected undiscounted future cash flows expected to be generated from the operations and the eventual disposition of the hotel property over the estimated hold period, which take into account current market conditions and the Property’s intent with respect to holding or disposing of the hotel property. If the Property‘s analysis indicates that the carrying value is not recoverable on a projected undiscounted cash flow basis, the Property will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions, third-party appraisals, the net sales proceeds from pending offers, or the net sales proceeds from transactions that closed subsequent to the end of the reporting period. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, sales proceeds in the reversion year, average daily rates, occupancy rates, operating expenses and capital expenditures, and the Property’s intent with respect to holding or disposing of the underlying hotel property. Fair value may also be based on assumptions including, but not limited to, room revenue multiples and comparable sales adjusted for capital expenditures, if necessary.

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

The Property assesses the carrying value of the intangible assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated undiscounted future cash flows, which take into account current market conditions and the Property’s intent with respect to holding or disposing of the hotel property. If the Property’s analysis indicates that the carrying value is not recoverable on an undiscounted cash flow basis, the Property will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models or third-party appraisals. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, market rent, and the Property’s intent with respect to holding or disposing of the underlying hotel property.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly liquid investments that mature three months or less when they are purchased. The Property maintains its cash at domestic banks, which, at times, may exceed the limits of the amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). These deposits are guaranteed by the FDIC up to an insurance limit of $250,000.

Restricted cash, if any, consists of all cash that is required to be maintained in a reserve escrow account by a management agreement, franchise agreement, and/or a mortgage loan agreement for the replacement of property and equipment (“FFE Reserves”) and the funding of real estate taxes and insurance. The management agreements, franchise agreements and/or mortgage loan documents require the Property to reserve cash for FFE Reserves ranging typically from 3% to 5% of the hotel’s revenues.

Excess operating cash and restricted cash are swept to a cash management account controlled by the mortgage lender in accordance with the requirements of the mortgage loan agreement. These accounts are held by an affiliated borrower entity as part of the cross collateralized mortgage loan agreement.

Hotel and Other Receivables

Hotel and other receivables consist mainly of receivables due from hotel guests and meeting and banquet room rentals. The Property typically does not require collateral as ongoing credit evaluations are performed. An allowance for doubtful accounts is established against any receivable that is estimated to be uncollectible.

The Property records an allowance for doubtful accounts based on its best estimate of the amount of probable credit losses in the existing hotel receivable. The Property recognizes increases to the allowance for doubtful accounts as bad debt expense. The allowance for doubtful accounts is calculated as a percentage of the aged hotel receivables based on the Property’s historical collection activity and its understanding of the circumstances related to a specific receivable. As of September 30, 2022 and 2021, the allowance for doubtful accounts was immaterial to the balance included in hotel and other receivables.

Income Taxes

The Company is taxed as a pass-through entity for federal income tax purposes and, as such, is not subject to income taxes at the entity level. Rather, the distributive share of all items of income, gain, loss, deduction, or credit are passed through to the owners and reported on their respective tax returns. The Company’s federal tax status as a pass-through entity is based on their default classification as a limited liability company with more than one owner that is treated as a partnership. As of the date of these financial statements, the Company pays no tax at the entity level. Accordingly, these financial statements do not reflect a provision for income taxes.

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

The Company considered authoritative guidance clarifying the accounting for uncertainty in income taxes recognized in financial statements. The guidance requires that the Company recognize the impact of a tax position in the Company’s financial statements if that position is “more likely than not” of being sustained on audit based on the technical merits of the position. As of September 30, 2022 and 2021, there were no uncertain tax positions that could have a material impact on the Company’s financial statements. The tax years of 2022, 2021, 2020, and 2019 remain open to examination by the taxing jurisdiction to which the Company is subject.

Fair Value Measurement

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (“observable inputs”) and a reporting entity’s own assumptions about market data (“unobservable inputs”). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an “exit price”). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy.

The three levels are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2 — Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means.

Level 3 — Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

Accounting Standards Recently Issued

In June 2020, FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The guidance provides optional expedients for applying GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued at the end of 2021 because of reference rate reform. The guidance is effective immediately and expires on December 31, 2022. Based on the Company’s assessment, the adoption of this standard is not expected to have a material impact on the Company’s financial statements. In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 and various subsequent amendments that require all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for operating leases. The ASU is effective for the Company January 1, 2022. The Company intends to elect the practical expedients provided to lessors. The Company is in the process of evaluating the impact of adopting this accounting standard on its financial statements.

COVID-19

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The global outbreak of a novel strain of coronavirus (“COVID-19”) and the public health measures that have been undertaken in response have had, and will likely continue

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

to have, a material adverse impact on the Property’s financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak and vaccination distribution. Since the extent to which the COVID-19 pandemic will continue to impact the Property’s operations will depend on future developments that are highly uncertain, the Property cannot estimate the impact on its business, financial condition of near- or longer-term financial or operational results with reasonable certainty.

Given the impact on lodging demand, the Property has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operating results and to preserve liquidity including significantly reducing staffing, energy usage, non-essential amenities and services, and limiting food and beverage offerings. The Company also entered into a loan modification agreement regarding principal, interest and FFE Reserve payments required under the Company’s mortgage loan agreement. The Company also received relief from its lender regarding certain financial covenants for current and future periods, especially those for which the failure to satisfy those covenants was an “Event of Default” (See Note 4).

3. Investment in Hotel Property, Net

Investment in hotel property consisted of the following at year ends (in thousands):

	Sept 30, 2022	Sept 30, 2021
Land and improvements	$3,800	$3,800
Building and improvements	18,693	18,693
Furniture, fixtures, and equipment	8,522	8,522
	31,015	31,015
Accumulated depreciation	(16,116)	(15,244)
Construction in progress	218	130
Investment in hotel property, net	$15,117	$15,901

For the nine months ended September 30, 2022 and 2021, the Company recognized depreciation expense related to its investment in hotel property of $654,641 and $713,232, respectively. There were no impairment charges for the nine months ended September 30, 2022 and 2021.

4. Debt

The Property’s long-term debt is part of a cross collateralized mortgage pool. The mortgage loan agreement specifies the Property’s allocated loan amount. The following table presents the carrying amount of the long-term debt allocated to the Property for the years ended (dollars in thousands):

	Interest Rate at Sept 30, 2022	Maturity Date	Balance at Sept 30, 2022	Balance at Sept 30, 2021
Primary mortgage	L + 2.09%	12/1/2023	$18,880	$18,880
			$18,880	$18,880

The loan requires monthly interest payments (LIBOR -“L”) and payments into FFE Reserves held by the Borrowers. The loan has four annual extension options to extend the maturity dates until December 2026, subject to certain conditions, as defined.

On May 26, 2020, the Borrowers entered into a standstill agreement with the mortgage lender (the “Standstill Agreement”) due to the impact of the COVID-19 pandemic. Under the Standstill Agreement the mortgage lender agreed to a moratorium on monthly debt service payments and deposits into the FFE Reserve (collectively “Deferred Payments”) beginning April 1, 2020 through September 1, 2020 (the “Deferral Period”). In addition, the mortgage

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

4. Debt (cont.)

lender agreed to advance cash shortfalls for operating expenses and debt service as needed (“Operating Advances”). In conjunction with receiving the Standstill Agreement, the Borrowers incurred a consent fee of $1.2 million (“Consent Fee”), which was accrued and added to deferred financing fees. Commencing on October 1, 2020, the sum of Deferred Payments, Operating Advances and Consent Fee (collectively, “Payment Obligation”) were to be repaid in twelve equal monthly installments.

On October 1, 2020, the first payment of the Payment Obligation payments was not made due to the continued negative impact of COVID-19. The Borrowers entered into discussions with the lender to further amend the loan agreement for additional relief that was finalized on February 3, 2021 (the “February 2021 Loan Modification Agreement”). As part of the February 2021 Loan Modification Agreement, the moratorium on the Deferred Payments was extended through December 31, 2021, the Consent Fee was increased to $2.4 million (the additional fee of $1.2 million was accrued and added to deferred financing fees), and the Borrowers will repay the Payment Obligations beginning with the January 2022 payment in twenty-four equal installments. The Property is collateral for the above mortgage loan.

Debt Covenants

The Borrowers’ mortgage loan contains customary financial covenants, including a liquid asset requirement, debt service coverage ratio, debt yield, net operating income requirement, and minimum net worth requirement. They also contain restrictive covenants that, among other things, restrict the ability of the Borrowers to enter into transactions with affiliates, merge, consolidate, create liens or make certain restricted payments. Non-compliance is not an event of default, but instead triggers a cash trap event, where cash is deposited into a restricted cash account that requires lender approval to access. At September 30, 2022, the Borrowers were in compliance with the above covenants.

Interest Expense

Interest expense allocable to the Property for the nine months ended September 30, 2022 and 2021 was $476,321 and $310,869, respectively.

Pursuant to the February 2021 Loan Modification Agreement, the Company is required to make a principal payment of $18.9 million toward the mortgage loan in December 2022, unless the Borrowers exercise their extension option.

5. Commitments and Contingencies

Litigation

Periodically, the Company is involved in various claims and legal actions arising in the normal course of operations. In the opinion of management, based upon current facts and circumstances and consultations with legal counsel, any losses from these matters are covered by insurance or are insignificant to the financial position of the Property.

Franchise Fees

The Property was operated under franchise agreements with an initial 20 year term which expires November 2027. Franchise agreements allow the hotel property to operate under the respective hotel brand name. Pursuant to the franchise agreement, the Property pays a royalty fee of 5% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs of 4% of room revenue. For the nine months ended September 30, 2022 and 2021, the Property incurred franchise fee expense of $281,559 and $93,863, respectively, which are included in management and franchise fees in the statements of operations.

Crowne Plaza Denver Airport Convention Center
(Delaware Limited Liability Company)
Notes to The Financial Statements
Nine Months Ended September 30, 2022 and September 30, 2021

5. Commitments and Contingencies (cont.)

Management Fees — Affiliates

The Property’s daily operations are managed by Atrium Hospitality LP (“Atrium Hospitality”) and asset managed by Atrium Holding Company (“Atrium Holding”), both of which are affiliates of the Company through common ownership. Atrium Hospitality receives a base property management fee of 3% of hotel revenues and can receive incentive property management fees based upon a percentage of hotel operating income after the Company has received a defined priority return on its investment in the hotel. Atrium Holding receives an asset management fee of 1% of hotel revenues. Property management fees are included in management and franchise fees expense in the statements of operations and asset management fees are included in asset management fees expense in the statements of operations. For the nine months ended September 30, 2022 and 2021 the Property incurred base property management fee expense of $268,600 and $81,257, respectively, and an asset management fee expense of $89,533 and $27,086 respectively. There were no incentive property management fees incurred for the nine months ended September 30, 2022 and 2021.

The Company reimburses Atrium Hospitality for certain out of pocket expenses related to central services Atrium Hospitality provides to the Property. During the nine months ended September 30, 2022 and 2021, the Company reimbursed Atrium Hospitality $246,572 and $210,292, respectively, which is included in other operating expense in the statements of operations.

At September 30, 2022 and 2021, the Company owed Atrium Hospitality and Atrium Holding $27,397 and $23,146, respectively, related to the above services which is included accounts payable, accrued expenses and other obligations on the balance sheets.

Insurance

The Company maintains insurance coverage for general liability, auto insurance coverage, worker’s compensation, property, crime, umbrella and commercial liability insurance subject to certain deductibles. These programs are administered by Atrium Hospitality and the Company maintains deposits with Atrium Hospitality, which are used for payment of future claims and policy coverage. For the nine months ended September 30, 2022 and 2021, the Property incurred insurance expense of $87,340 and $83,288, respectively, which is included in real estate taxes, insurance, and other expense in the statements of operations. Deposits held by Atrium Hospitality at September 30, 2022 and 2021 totaled $12,296 and $53,095, respectively, and are included in prepaid expenses, inventory, and other assets in the balance sheets. At September 30, 2022 and 2021 the Property had deposits with Atrium Hospitality in excess of claims related to the self- insurance portion of its policies.

Report of Independent Auditors

The Owner
PHF II Stamford, LLC

Opinion

We have audited the financial statements of PHF II Stamford, LLC (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in owner’s equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

June 20, 2022

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Balance Sheets
(Amounts in Thousands)

	December 31
	2021	2020
Assets
Investment in hotel property, net	$14,519	$15,525
Cash and cash equivalents	33	35
Hotel and other receivables	13	12
Prepaid expense, inventory, and other assets	445	310
Total assets	$15,010	$15,882

Liabilities and owner’s equity
Accounts payable, accrued expenses, and other obligations	$1,644	$600
Total liabilities	1,644	600

Commitments and contingencies (Note 4)

Owner’s equity	13,366	15,282
Total owner’s equity	13,366	15,282
Total liabilities and owner’s equity	$15,010	$15,882

See accompanying notes.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Statements of Operations
(Amounts in Thousands)

	December 31
	2021	2020
Revenues
Operating revenues:
Rooms	$7,315	$3,318
Food and beverage	2,215	1,524
Other operating revenue	504	243
Total operating revenues	10,034	5,085

Expenses
Operating expenses:
Rooms	2,698	1,523
Food and beverage	1,744	1,424
Other operating expenses	4,739	3,931
Management and franchise fees	668	321
Total operating expenses	9,849	7,199

Real estate taxes, insurance, and other	828	736
Asset management fees	100	51
Depreciation	1,114	1,147
Total expenses	11,891	9,133

Operating loss	(1,857)	(4,048)

Other income (expense)	(24)	8
Net loss	$(1,881)	$(4,040)

See accompanying notes.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Statements of Changes in Owner’s Equity
(Amounts in Thousands)

Balance as January 1, 2020	$15,418
Net loss	(4,040)
Owner’s contributions	3,904
Balance at December 31, 2020	15,282
Net loss	(1,881)
Owner’s distributions	(35)
Balance at December 31, 2021	$13,366

See accompanying notes.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Statements of Cash Flows
(Amounts in Thousands)

	December 31
	2021	2020
Cash flows from operating activities
Net loss	$(1,881)	$(4,040)
Adjustments to reconcile net loss to cash flow (used in) provided by operating activities:
Depreciation	1,114	1,147
Amortization of lease asset	66	66
Changes in assets and liabilities:
Hotel and other receivables	(1)	49
Prepaid expenses and other assets	(135)	36
Accounts payable, accrued expenses, and other obligations	1,045	(1,109)
Net cash flow (used in) provided by operating activities	208	(3,851)

Cash flows from investing activities
Improvements and additions to hotel property	(175)	(110)
Net cash flow used in investing activities	(175)	(110)

Cash flows from financing activities
Contributions from owner	—	3,904
Distributions to owner	(35)	—
Net cash flow (used in) provided by financing activities	(35)	3,904

Net changes in cash and cash equivalents	(2)	(57)
Cash and cash equivalents, beginning of year	35	92
Cash and cash equivalents, end of year	$33	$35

See accompanying notes.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Notes to Financial Statements
Years Ended December 31, 2021 and 2020

1. Organization and Formation

PHF II Stamford, LLC (the Company), a Delaware limited liability company, was formed August 21, 2006. The Company owns and operates the Hilton Stamford Hotel, a 484-room hotel (the Property) located in Stamford, Connecticut.

In accordance with the Company’s limited liability company agreements, the term of the Company shall continue indefinitely, unless the Company is dissolved upon the occurrence of defined termination events.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

Substantially all of the Company’s revenues are derived from the operations of the Property. The Company generates room revenue by renting hotel rooms for overnight guest accommodations at the Property. The Company generates food and beverage revenue from the sale of food and beverage to guests at the Property. The Company generates other revenue from parking fees, resort fees, gift shop sales and other guest service fees at the Property.

A performance obligation is a promise in a contract to transfer a distinct good or service to the guests. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Company’s contracts generally have a single performance obligation, such as renting a hotel room to a guest, or providing food and beverage to a guest, or providing a hotel property-related good or service to a guest. The Company’s performance obligations are generally satisfied at a point in time.

The Company allocates revenue to the performance obligation based on its relative standalone selling price. The Company determines the standalone selling price based on the price it charges each guest for the use or consumption of the promised good or service.

The Company’s revenue is recognized when control of the promised good or service is transferred to the guests, in an amount that reflects the consideration the Company expects to receive in exchange for the promised good or service. The revenue is recorded net of any sales and occupancy taxes collected from the guest. All rebates or discounts are recorded as a reduction to revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the Property.

The timing of revenue recognition, billings, and cash collections might result in the Company recognizing accounts receivables and advance deposits and deferred revenue on the balance sheet. Hotel receivables are recognized on the balance sheet when the Company has provided a good or service to the guest and is waiting for the guest to submit consideration to the Company. Advance deposits and deferred revenue are recognized on the balance sheet when cash payments are received in advance of the Company satisfying its performance obligation. Advance deposits and deferred revenue consist of amounts that are refundable and non-refundable to the guest. The advance deposits and deferred revenue are recognized as revenue in the statement of operations when the Company satisfies its performance obligation to the guest.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Notes to Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

Investment in Hotel Property, Net

The Company’s investment in hotel property consist primarily of land, land improvements, buildings, building improvements, furniture, fixtures, and equipment (FF&E), and other operating assets and liabilities. The Company may also acquire intangible assets or liabilities related to in-place leases, management agreements, franchise agreements, and advanced bookings. The Company accounts for acquisitions as either business combinations or asset acquisitions using the screen test and qualitative assessment of whether a business was acquired as prescribed in the accounting guidance. If the acquisition is deemed to be a business, the acquired assets and assumed liabilities of the hotel property are recognized at fair value. If the acquisition is deemed to be an asset acquisition, the Company allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The Company estimates the fair values of the assets acquired and the liabilities assumed by using a combination of the market, cost and income approaches using primarily Level 3 inputs. The Company determines the fair value by using market data and independent appraisals available and making numerous estimates and assumptions, such as estimates of future income growth, capitalization rates, discount rates, capital expenditures and cash flow projections at the respective hotel property. Transaction costs are expensed for acquisitions that are considered business combinations and capitalized for asset acquisitions.

The Company’s investments in hotel property are carried at cost and are depreciated using the straight-line method over the estimated useful lives (with the exception of capital lease property) of 15 years for land improvements, 15 years for building improvements, 40 years for buildings, and three to five years for FF&E. Investments in hotel property subject to a capital lease are depreciated using straight-line method over the term of the related lease. Maintenance and repairs are expensed and major renewals or improvements to the hotel property are capitalized. Indirect project costs, including interest, salaries and benefits, travel and other related costs that are directly attributable to the development, are also capitalized. Upon the sale or disposition of a hotel property, the asset and related accumulated depreciation accounts are removed, and the related gain or loss is included in the gain or loss on sale of hotel property in the statement of operations. The Company will assess individual assets within its hotel property to determine if they still have value or have been replaced. If it is determined that individual assets no longer have value or have been replaced, the remaining unamortized net book value is written off. During the years ended December 31, 2021 and 2020, the Company did not write-off any significant individual assets.

The Company assesses the carrying value of its investments in hotel property whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable due to impairment. The recoverability is measured by comparing the carrying amount to the projected undiscounted future cash flows expected to be generated from the operations and the eventual disposition of the hotel property over the estimated hold period, which take into account current market conditions and the Company’s intent with respect to holding or disposing of the hotel property. If the Company’s analysis indicates that the carrying value is not recoverable on a projected undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions, third-party appraisals, the net sales proceeds from pending offers, or the net sales proceeds from transactions that closed subsequent to the end of the reporting period. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, sales proceeds in the reversion year, average daily rates, occupancy rates, operating expenses and capital expenditures, and the Company’s intent with respect to holding or disposing of the underlying hotel property. Fair value may also be based on assumptions including, but not limited to, room revenue multiples and comparable sales adjusted for capital expenditures, if necessary.

The Company assesses the carrying value of the intangible assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated undiscounted future cash flows, which take into account current market conditions and the Company’s intent with respect to holding or disposing of the hotel property. If the Company’s analysis indicates that

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Notes to Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

the carrying value is not recoverable on an undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models or third-party appraisals. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, market rent, and the Company’s intent with respect to holding or disposing of the underlying hotel property.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly liquid investments that mature three months or less when they are purchased. The Company maintains its cash at domestic banks, which, at times, may exceed the limits of the amounts insured by the Federal Deposit Insurance Corporation (FDIC). These deposits are guaranteed by the FDIC up to an insurance limit of $250,000.

Restricted cash, if any, consist of all cash that is required to be maintained in a reserve escrow account by a management agreement, and/or a franchise agreement, for the replacement of property and equipment (FFE Reserves) and the funding of real estate taxes and insurance. The management agreements, and/or franchise agreements documents require the Company to reserve cash for FFE Reserves ranging typically from 3% to 5% of the individual hotel’s revenues.

Hotel and Other Receivables

Hotel and other receivables consist mainly of receivables due from hotel guests and meeting and banquet room rentals. The Company typically does not require collateral as ongoing credit evaluations are performed. An allowance for doubtful accounts is established against any receivable that is estimated to be uncollectible.

The Company records an allowance for doubtful accounts based on its best estimate of the amount of probable credit losses in the existing hotel receivables portfolio, which reflects its estimate of expected credit losses. The Company recognizes increases to the allowance for doubtful accounts as bad debt expense. Based on the composition of the counterparties that primarily comprise the Company’s hotel receivables, the Company uses an aging schedule measurement approach to estimating expected credit losses whereby the allowance for doubtful accounts is calculated as a percentage of the aged hotel receivables based on the Company’s historical collection activity and its understanding of the circumstances related to a specific receivable. As of December 31, 2021 and 2020, the allowance for doubtful accounts was immaterial to the balance included in hotel and other receivables.

Income Taxes

The Company is taxed as a pass-through entity for federal income tax purposes and, as such, are not subject to income taxes at the entity level. Rather, the distributive share of all items of income, gain, loss, deduction, or credit are passed through to the owners and reported on their respective tax returns. The Company’s federal tax status as a pass-through entity is based on their default classification as a limited liability company with more than one owner that is treated as a partnership. As of the date of these financial statements, the Company pays no tax at the entity level. Accordingly, these financial statements do not reflect a provision for income taxes.

The Company considered authoritative guidance clarifying the accounting for uncertainty in income taxes recognized in financial statements. The guidance requires that the Company recognize the impact of a tax position in the Company’s financial statements if that position is “more likely than not” of being sustained on audit based on the technical merits of the position. As of December 31, 2021 and 2020, there were no uncertain tax positions that could have a material impact on the Company’s financial statements. The tax years of 2021, 2020, and 2019 remain open to examination by the taxing jurisdiction to which the Company is subject.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Notes to Financial Statements
Years Ended December 31, 2021 and 2020

2. Significant Accounting Policies (cont.)

Fair Value Measurement

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy.

The three levels are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2 — Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means.

Level 3 — Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

Accounting Standards Recently Issued

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 and various subsequent amendments that require all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for operating leases. The ASU is effective for the Company January 1, 2022. The Company intends to elect the practical expedients provided to lessors. The Company is in the process of evaluating the impact of adopting this accounting standard on its financial statements.

COVID-19

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The global outbreak of a novel strain of coronavirus (COVID-19) and the public health measures that have been undertaken in response have had, and will likely continue to have, a material adverse impact on the Company’s financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak and vaccination distribution. Since the extent to which the COVID-19 pandemic will continue to impact the Company’s operations will depend on future developments that are highly uncertain, the Company cannot estimate the impact on its business, financial condition of near- or longer-term financial or operational results with reasonable certainty.

Given the impact on lodging demand, the Company has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operating results and to preserve liquidity including significantly reducing staffing, energy usage, non-essential amenities and services, and limiting food and beverage offerings.

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Notes to Financial Statements
Years Ended December 31, 2021 and 2020

3. Investment in Hotel Property, Net

Investment in hotel property consisted of the following at year ends (in thousands):

	December 31
	2021	2020
Land and improvements	$1,674	$1,674
Building and improvements	15,413	15,413
Furniture, fixtures, and equipment	5,828	5,753
Lease asset	99	165
	23,014	23,005
Accumulated depreciation	(8,685)	(7,571)
Construction in progress	190	89
Investment in hotel property, net	$14,519	$15,523

For the years ended December 31, 2021 and 2020, the Company recognized depreciation expense related to its investment in hotel property of $1,114,239 and $1,146,521, respectively. There were no impairment charges for the years ended December 31, 2021 and 2020.

4. Commitments and Contingencies Leases

Leases

The Company leases garage space used in the Property operations. There are no monthly or annual payments and the lease expires in June 2023. The Company has three extension options at current market rates for an additional 10 years each. Rent expense for the years ended December 31, 2021 and 2020, were $66,293 and $66,475, respectively.

Litigation

Periodically, the Company is involved in various claims and legal actions arising in the normal course of operations. In the opinion of management, based upon current facts and circumstances and consultations with legal counsel, any losses from these matters are covered by insurance or are insignificant to the financial position of the Company.

Franchise Fees

The Property was operated under a franchise agreement with an initial 15 year terms which expires January 2023. Franchise agreements allow the hotel property to operate under the respective hotel brand name. Pursuant to the franchise agreement, the Company pays a royalty fee of 5% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs. For the year ended December 31, 2021 and 2020, the Company incurred franchise fee expense of $366,966 and $168,038, respectively, which are included in management and franchise fees in the statements of operations.

Management Fees — Affiliates

The Property’s daily operations are managed by Atrium Hospitality LP (“Atrium Hospitality”) and asset managed by Atrium Holding Company (“Atrium Holding”), both of which are affiliates of the Company through common ownership. Atrium Hospitality receives a base property management fee of 3% of hotel revenues and can receive incentive property management fees based upon a percentage of hotel operating income after the Company has received a defined priority return on its investment in the hotel. Atrium Holding receives an asset management

PHF II Stamford, LLC
(Delaware Limited Liability Company)

Notes to Financial Statements
Years Ended December 31, 2021 and 2020

4. Commitments and Contingencies Leases (cont.)

fee of 1% of hotel revenues. Property management fees are included in management and franchise fees expense in the statements of operations and asset management fees are included in asset management fees expense in the statements of operations. For the year ended December 31, 2021 and 2020, the Company incurred base property management fee expense of $301,024 and $152,557, respectively, and an asset management fee expense of $100,341 and $50,852, respectively. There were no incentive property management fees incurred for the years ended December 31, 2021 and 2020.

The Company reimburses Atrium Hospitality for certain out of pocket expenses related to central services Atrium Hospitality provides to the Property. During the year ended December 31, 2021 and 2020, the Company reimbursed Atrium Hospitality approximately $686,436 and $357,348, respectively, which is included in other operating expense in the statements of operations.

At December 31, 2021 and 2020, the Company owed Atrium Hospitality and Atrium Holding approximately $58,502 and $39,705, respectively, related to the above services which is included accounts payable, accrued expenses and other obligations on the balance sheets.

Insurance

The Company maintains insurance coverage for general liability, auto insurance coverage, worker’s compensation, property, crime, umbrella and commercial liability insurance subject to certain deductibles. These programs are administered by Atrium Hospitality and the Company maintains deposits with Atrium Hospitality, which are used for payment of future claims and policy coverage. For the year end December 31, 2021 and 2020, the Company incurred insurance expense of $232,039 and $186,311, respectively, which is included in real estate taxes, insurance, and other expense in the statements of operations. Deposits held by Atrium Hospitality at December 31, 2021 and 2020, totaled approximately $180,324 and $306,529, respectively, and are included in prepaid expenses, inventory, and other assets in the balance sheets. At December 31, 2021 and 2020, the Company had deposits with Atrium Hospitality in excess of claims related to the self-insurance portion of its policies.

5. Subsequent Events

On May 19, 2022, the Company entered into a definitive agreement to sell the Property to a third-party. The transaction is expected to close in the third quarter of 2022.

The Company has evaluated subsequent events for potential recognition and/or disclosure through June 20, 2022, the date the financial statements were available for issue and no additional disclosures were required.

PHF II Stamford, LLC
Balance Sheets
(Amounts in Thousands)
(Unaudited)

	Unaudited September 30,
	2022	2021
Assets
Investment in hotel property, net	$13,769	$14,699
Cash and cash equivalents	233	110
Hotel and other receivables	49	84
Prepaid expense, inventory, and other assets	305	388
Total assets	$14,356	$15,281

Liabilities and Owner’s Equity
Accounts payable, accrued expenses, and other obligations	$1,798	$1,446
Total liabilities	1,798	1,446

Owner’s equity	12,558	13,835
Total owner’s equity	12,558	13,835
Total liabilities and owner’s equity	$14,356	$15,281

PHF II Stamford, LLC
Statements of Operation
(Amounts in Thousands)
(Unaudited)

	Unaudited For the Nine Months Ended September 30,
	2022	2021
Revenues
Operating revenues
Rooms	$9,099	$4,834
Food and beverage	3,161	1,129
Other operating revenue	491	382
Total revenues	12,751	6,345

Expenses
Operating expenses
Rooms	3,014	1,852
Food and beverage	2,646	940
Other operating expenses	4,292	3,335
Management and franchise fees	840	433
Total property operating expenses	10,792	6,560

Real estate taxes, insurance, and other	628	684
Asset management fees	128	63
Depreciation	818	826
Total operating expenses	12,366	8,133
Operating income (loss)	385	(1,788)
Other income	76	67
Net income (loss)	$461	$(1,721)

PHF II Stamford, LLC
Statements of Changes in Owner’s Equity
(Amounts in Thousands)
(Unaudited)

Balance as of January 1, 2021	$15,282
Net loss	(1,721)
Owner contributions	274
Balance as of September 30, 2021	$13,835

Balance as of January 1, 2022	$13,366
Net income	461
Owner distributions	(1,269)
Balance as of September 30, 2022	$12,558

PHF II Stamford, LLC
Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Unaudited For the Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income (loss)	$461	$(1,721)
Adjustments to reconcile net income (loss) cash flow provided by (used in) operating activities:
Depreciation	818	826
Amortization of lease asset	50	50
Changes in assets and liabilities:
Hotel and other receivables	(36)	(72)
Prepaid expenses and other assets	140	(78)
Accounts payable, accrued expenses, and other obligations	154	846
Net cash flow provided by (used in) operating activities	1,587	(149)

Cash flows from investing activities
Improvements and additions to hotel property	(118)	(50)
Net cash flow used in investing activities	(118)	(50)

Cash flows from financing activities
Contributions from owner	—	274
Distributions to owner	(1,269)	—
Net cash flow (used in) provided by financing activities	(1,269)	274
Net changes in cash, cash equivalents, and restricted cash reserves	200	75
Cash, cash equivalents, and restricted cash reserves, beginning of period	33	35
Cash, cash equivalents, and restricted cash reserves, end of period	$233	$110

PHF II Stamford, LLC
(Delaware Limited Liability Company)
Notes to The Financial Statements
(Unaudited)
Nine Months Ended September 30, 2022 and September 30, 2021

1. Organization and Formation

PHF II Stamford, LLC (the “Company”), a Delaware limited liability company, was formed August 21, 2006. The Company owns and operates the Hilton Stamford Hotel, a 484-room hotel (the “Property”) located in Stamford, Connecticut.

In accordance with the Company’s limited liability company agreement, the term of the Company shall continue indefinitely, unless the Company is dissolved upon the occurrence of defined termination events.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

Substantially all of the Company’s revenues are derived from the operations of the Property. The Company generates room revenue by renting hotel rooms for overnight guest accommodations at the Property. The Company generates food and beverage revenue from the sale of food and beverage to guests at the Property. The Company generates other revenue from parking fees, resort fees, gift shop sales and other guest service fees at the Property.

A performance obligation is a promise in a contract to transfer a distinct good or service to the guests. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Company’s contracts generally have a single performance obligation, such as renting a hotel room to a guest, or providing food and beverage to a guest, or providing a hotel property-related good or service to a guest. The Company’s performance obligations are generally satisfied at a point in time.

The Company allocates revenue to the performance obligation based on its relative standalone selling price. The Company determines the standalone selling price based on the price it charges each guest for the use or consumption of the promised good or service.

The Company’s revenue is recognized when control of the promised good or service is transferred to the guests, in an amount that reflects the consideration the Company expects to receive in exchange for the promised good or service. The revenue is recorded net of any sales and occupancy taxes collected from the guest. All rebates or discounts are recorded as a reduction to revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the Property.

The timing of revenue recognition, billings, and cash collections might result in the Company recognizing accounts receivables and advance deposits and deferred revenue on the balance sheet. Hotel receivables are recognized on the balance sheet when the Company has provided a good or service to the guest and is waiting for the guest to submit consideration to the Company. Advance deposits and deferred revenue are recognized on the balance sheet when cash payments are received in advance of the Company satisfying its performance obligation. Advance deposits and deferred revenue consist of amounts that are refundable and non-refundable to the guest. The advance deposits and deferred revenue are recognized as revenue in the statement of operations when the Company satisfies its performance obligation to the guest.

PHF II Stamford, LLC
(Delaware Limited Liability Company)
Notes to The Financial Statements
(Unaudited)
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

Investment in Hotel Property, Net

The Company’s investment in hotel property consists primarily of land, land improvements, buildings, building improvements, furniture, fixtures and equipment (“FF&E”), and other operating assets and liabilities. The Company may also acquire intangible assets or liabilities related to in-place leases, management agreements, franchise agreements, and advanced bookings. The Company accounts for acquisitions as either business combinations or asset acquisitions using the screen test and qualitative assessment of whether a business was acquired as prescribed in the accounting guidance. If the acquisition is deemed to be a business combination, the acquired assets and assumed liabilities of the hotel property are recognized at fair value. If the acquisition is deemed to be an asset acquisition, the Company allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The Company estimates the fair values of the assets acquired and the liabilities assumed by using a combination of the market, cost and income approaches using primarily Level 3 inputs. The Company determines the fair value by using market data and independent appraisals available and making numerous estimates and assumptions, such as estimates of future income growth, capitalization rates, discount rates, capital expenditures and cash flow projections at the respective hotel property. Transaction costs are expensed for acquisitions that are considered business combinations and capitalized for asset acquisitions.

The Company’s investment in hotel property is carried at cost and are depreciated using the straight-line method over the estimated useful lives (with the exception of capital lease property) of 15 years for land improvements, 15 years for building improvements, 40 years for buildings, and three to five years for FF&E. Investments in hotel property subject to a capital lease are depreciated using straight-line method over the term of the related lease. Maintenance and repairs are expensed and major renewals or improvements to the hotel property are capitalized. Indirect project costs, including interest, salaries and benefits, travel and other related costs that are directly attributable to the development, are also capitalized. Upon the sale or disposition of a hotel property, the asset and related accumulated depreciation accounts are removed, and the related gain or loss is included in the gain or loss on sale of hotel property in the statement of operations. The Company will assess individual assets within its hotel property to determine if they still have value or have been replaced. If it is determined that individual assets no longer have value or have been replaced, the remaining unamortized net book value is written off. During the nine months ended September 30, 2022 and 2021, the Company did not write-off any significant individual assets.

The Company assesses the carrying value of its investment in hotel property whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable due to impairment. The recoverability is measured by comparing the carrying amount to the projected undiscounted future cash flows expected to be generated from the operations and the eventual disposition of the hotel property over the estimated hold period, which take into account current market conditions and the Company’s intent with respect to holding or disposing of the hotel property. If the Company’s analysis indicates that the carrying value is not recoverable on a projected undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions, third-party appraisals, the net sales proceeds from pending offers, or the net sales proceeds from transactions that closed subsequent to the end of the reporting period. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, sales proceeds in the reversion year, average daily rates, occupancy rates, operating expenses and capital expenditures, and the Company’s intent with respect to holding or disposing of the underlying hotel property. Fair value may also be based on assumptions including, but not limited to, room revenue multiples and comparable sales adjusted for capital expenditures, if necessary.

The Company assesses the carrying value of the intangible assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated undiscounted future cash flows, which take into account current market conditions and the Company’s intent with respect to holding or disposing of the hotel property. If the Company’s analysis indicates that

PHF II Stamford, LLC
(Delaware Limited Liability Company)
Notes to The Financial Statements
(Unaudited)
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

the carrying value is not recoverable on an undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models or third-party appraisals. The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general, including discount rates, market rent, and the Company’s intent with respect to holding or disposing of the underlying hotel property.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly liquid investments that mature six months or less when they are purchased. The Company maintains its cash at domestic banks, which, at times, may exceed the limits of the amounts insured by the Federal Deposit Insurance Corporation (FDIC). These deposits are guaranteed by the FDIC up to an insurance limit of $250,000.

Restricted cash, if any, consists of all cash that is required to be maintained in a reserve escrow account by a management agreement, and/or a franchise agreement, for the replacement of property and equipment (FFE Reserves) and the funding of real estate taxes and insurance. The management agreements, and/or franchise agreements documents require the Company to reserve cash for FFE Reserves ranging typically from 3% to 5% of the hotel’s revenues.

Hotel and Other Receivables

Hotel and other receivables consist mainly of receivables due from hotel guests and meeting and banquet room rentals. The Company typically does not require collateral as ongoing credit evaluations are performed. An allowance for doubtful accounts is established against any receivable that is estimated to be uncollectible.

The Company records an allowance for doubtful accounts based on its best estimate of the amount of probable credit losses in the existing hotel receivable, which reflects its estimate of expected credit losses. The Company recognizes increases to the allowance for doubtful accounts as bad debt expense. Based on the composition of the counterparties that primarily comprise the Company’s hotel receivables, the Company uses an aging schedule measurement approach to estimate expected credit losses whereby the allowance for doubtful accounts is calculated as a percentage of the aged hotel receivables based on the Company’s historical collection activity and its understanding of the circumstances related to the specific receivable. As of September 30, 2022 and 2021, the allowance for doubtful accounts was immaterial to the balance included in hotel and other receivables.

Income Taxes

The Company is taxed as a pass-through entity for federal income tax purposes and, as such, are not subject to income taxes at the entity level. Rather, the distributive share of all items of income, gain, loss, deduction, or credit are passed through to the owners and reported on their respective tax returns. The Company’s federal tax status as a pass-through entity is based on their default classification as a limited liability company with more than one owner that is treated as a partnership. As of the date of these financial statements, the Company pays no tax at the entity level. Accordingly, these financial statements do not reflect a provision for income taxes.

The Company considered authoritative guidance clarifying the accounting for uncertainty in income taxes recognized in financial statements. The guidance requires that the Company recognize the impact of a tax position in the Company’s financial statements if that position is “more likely than not” of being sustained on audit based on the technical merits of the position. As of September 30, 2022 and 2021, there were no uncertain tax positions that could have a material impact on the Company’s financial statements. The tax years of 2022, 2021, 2020, and 2019 remain open to examination by the taxing jurisdiction to which the Company is subject.

PHF II Stamford, LLC
(Delaware Limited Liability Company)
Notes to The Financial Statements
(Unaudited)
Nine Months Ended September 30, 2022 and September 30, 2021

2. Significant Accounting Policies (cont.)

Fair Value Measurement

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy.

The three levels are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2 — Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means.

Level 3 — Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

Accounting Standards Recently Issued

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 and various subsequent amendments that require all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for operating leases. The ASU is effective for the Company January 1, 2022. The Company intends to elect the practical expedients provided to lessors. The Company is in the process of evaluating the impact of adopting this accounting standard on its financial statements.

COVID-19

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The global outbreak of a novel strain of coronavirus (“COVID-19”) and the public health measures that have been undertaken in response have had, and will likely continue to have, a material adverse impact on the Company’s financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak and vaccination distribution. Since the extent to which the COVID-19 pandemic will continue to impact the Company’s operations will depend on future developments that are highly uncertain, the Company cannot estimate the impact on its business, financial condition of near- or longer-term financial or operational results with reasonable certainty.

Given the impact on lodging demand, the Company has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operating results and to preserve liquidity including significantly reducing staffing, energy usage, non-essential amenities and services, and limiting food and beverage offerings.

PHF II Stamford, LLC
(Delaware Limited Liability Company)
Notes to The Financial Statements
(Unaudited)
Nine Months Ended September 30, 2022 and September 30, 2021

3. Investment in Hotel Property, Net

Investment in hotel property consisted of the following at year ends (in thousands):

	Sept 30, 2022	Sept 30, 2021
Land and improvements	$1,674	$1,674
Building and improvements	15,413	15,413
Furniture, fixtures, and equipment	5,843	5,803
Lease asset	49	116
	22,979	23,006
Accumulated depreciation	(9,503)	(8,396)
Construction in progress	293	89
Investment in hotel property, net	$13,769	$14,699

For the nine months ended September 30, 2022 and 2021, the Company recognized depreciation expense related to its investment in hotel property of $818,433 and $825,522, respectively. There were no impairment charges for the nine months ended September 30, 2022 and 2021.

4. Commitments and Contingencies

Leases

The Company leases garage space used in Property operations. There are no monthly or annual payments and the lease expires in June 2023. The Company has three extension options at current market rates for an additional 10 years each. Rent expense for the nine months ended September 30, 2022 and 2021 were $85,012 and $116,908, respectively.

Litigation

Periodically, the Company is involved in various claims and legal actions arising in the normal course of operations. In the opinion of management, based upon current facts and circumstances and consultations with legal counsel, any losses from these matters are covered by insurance or are insignificant to the financial position of the Company.

Franchise Fees

The Property was operated under a franchise agreement with an initial 15 year terms which expires January 2023. Franchise agreements allow the hotel property to operate under the respective hotel brand name. Pursuant to the franchise agreement, the Company pays a royalty fee of 5% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs. For the nine months ended September 30, 2022 and 2021, the Company incurred franchise fee expense of $457,448 and $242,509, respectively, which are included in management and franchise fees in the statements of operations.

Management Fees — Affiliates

The Property’s daily operations are managed by Atrium Hospitality LP (“Atrium Hospitality”) and asset managed by Atrium Holding Company (“Atrium Holding”), both of which are affiliates of the Company through common ownership. Atrium Hospitality receives a base property management fee of 3% of hotel revenues and can receive incentive property management fees based upon a percentage of hotel operating income after the Company has received a defined priority return on its investment in the hotel. Atrium Holding receives an asset management fee of 1% of hotel revenues. Property management fees are included in management and franchise fees expense in the statements of operations and asset management fees are included in asset management fees expense in the

PHF II Stamford, LLC
(Delaware Limited Liability Company)
Notes to The Financial Statements
(Unaudited)
Nine Months Ended September 30, 2022 and September 30, 2021

4. Commitments and Contingencies (cont.)

statements of operations. For the nine months ended September 30, 2022 and 2021 the Company incurred base property management fee expense of $382,535 and $190,355, respectively, and an asset management fee expense of $127,512 and $63,452, respectively. There were no incentive property management fees incurred for the nine months ended September 30, 2022 and 2021.

The Company reimburses Atrium Hospitality for certain out of pocket expenses related to central services Atrium Hospitality provides to the Property. During the nine months ended September 30, 2022 and 2021, the Company reimbursed Atrium Hospitality approximately $468,003 and $399,142, respectively, which is included in other operating expense in the statements of operations.

At September 30, 2022 and 2021, the Company owed Atrium Hospitality and Atrium Holding approximately $52,000 and $43,932, respectively, related to the above services, which is included accounts payable, accrued expenses, and other obligations on the balance sheets.

Insurance

The Company maintains insurance coverage for general liability, auto insurance coverage, worker’s compensation, property, crime, umbrella and commercial liability insurance subject to certain deductibles. These programs are administered by Atrium Hospitality, and the Company maintains deposits with Atrium Hospitality, which are used for payment of future claims and policy coverage. For the nine months ended September 30, 2022 and 2021, the Company incurred insurance expense of $170,548 and $164,161, respectively, which is included in real estate taxes, insurance, and other expense in the statements of operations. Deposits held by Atrium Hospitality at September 30, 2022 and 2021 totaled approximately $23,338 and $100,777 respectively, and are included in prepaid expenses, inventory, and other assets in the balance sheets. At September 30, 2022 and 2021, the Company had deposits with Atrium Hospitality in excess of claims related to the self-insurance portion of its policies.

Annex A-1

AGREEMENT AND PLAN OF MERGER

by and among

ALPINE ACQUISITION CORPORATION,

AAC MERGER SUB INC.,

and

TWO BIT CIRCUS, INC.

Dated as of May 18, 2022

Page
ARTICLE I THE TRANSACTIONS AND RELATED MATTERS		A-1-1
Section 1.1.	Merger	A-1-1
Section 1.2.	Effective Time; Closing	A-1-1
Section 1.3.	Effect of the Merger	A-1-2
Section 1.4.	Governing Documents	A-1-2
Section 1.5.	Officers and Directors of the Surviving Company	A-1-2
Section 1.6.	Conversion of Securities	A-1-2
Section 1.7.	Exchange Procedures	A-1-3
Section 1.8.	Required Withholding	A-1-4
Section 1.9.	Lost, Stolen or Destroyed Certificates for Company Common Stock	A-1-4
Section 1.10.	Treatment of Company Derivative Securities	A-1-4
Section 1.11.	Escrow Shares	A-1-5
Section 1.12.	Tax Consequences	A-1-5
Section 1.13.	Taking of Necessary Action; Further Action	A-1-5
Section 1.14.	Lock-Up Agreement	A-1-5
Section 1.15.	Support Agreements	A-1-5
Section 1.16.	[Reserved]	A-1-5
Section 1.17.	Appraisal Rights	A-1-5
Section 1.18.	Company Representative	A-1-6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-7
Section 2.1.	Organization and Qualification	A-1-7
Section 2.2.	Subsidiaries	A-1-7
Section 2.3.	Power and Authorization	A-1-7
Section 2.4.	Authorization of Governmental Authorities	A-1-7
Section 2.5.	Non-contravention	A-1-8
Section 2.6.	Compliance	A-1-8
Section 2.7.	Capitalization	A-1-8
Section 2.8.	Financial Matters	A-1-9
Section 2.9.	Absence of Certain Developments	A-1-10
Section 2.10.	Real Property	A-1-10
Section 2.11.	Personal Property	A-1-11
Section 2.12.	Condition and Sufficiency of Assets	A-1-11
Section 2.13.	Intellectual Property	A-1-11
Section 2.14.	IT Systems and Data Privacy	A-1-12
Section 2.15.	Permits	A-1-13
Section 2.16.	Tax Matters	A-1-13
Section 2.17.	Employee Benefit Plans	A-1-14
Section 2.18.	Labor Matters	A-1-15
Section 2.19.	Environmental Matters	A-1-15
Section 2.20.	Contracts	A-1-16
Section 2.21.	Customers and Suppliers	A-1-18
Section 2.22.	Affiliate Transactions	A-1-18
Section 2.23.	Litigation	A-1-18
Section 2.24.	Insurance	A-1-18
Section 2.25.	Brokers	A-1-18
Section 2.26.	Restrictions on Business Activities	A-1-19
Section 2.27.	Anti-Corruption Matters	A-1-19

Annex A-1-i

Page
Section 2.28.	Certain Provided Information	A-1-19
Section 2.29.	Board Approval	A-1-19
Section 2.30.	Exclusivity of Representations	A-1-20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-1-20
Section 3.1.	Organization and Qualification	A-1-20
Section 3.2.	Subsidiaries	A-1-20
Section 3.3.	Power and Authorization	A-1-20
Section 3.4.	Authorization of Governmental Authorities	A-1-20
Section 3.5.	Non-contravention	A-1-21
Section 3.6.	No Operating History	A-1-21
Section 3.7.	Compliance	A-1-21
Section 3.8.	Capitalization	A-1-21
Section 3.9.	Parent SEC Reports and Financial Statements	A-1-22
Section 3.10.	Absence of Certain Developments	A-1-23
Section 3.11.	Trust Fund	A-1-23
Section 3.12.	Real Property; Personal Property	A-1-23
Section 3.13.	Intellectual Property	A-1-23
Section 3.14.	Tax Matters	A-1-24
Section 3.15.	Employees; Employee Benefit Plans	A-1-24
Section 3.16.	Contracts	A-1-25
Section 3.17.	Affiliate Transactions	A-1-25
Section 3.18.	Litigation	A-1-25
Section 3.19.	Parent Listing	A-1-25
Section 3.20.	Stock Issued in Transactions	A-1-25
Section 3.21.	Brokers	A-1-25
Section 3.22.	Certain Provided Information	A-1-25
Section 3.23.	Board Approval	A-1-25
Section 3.24.	Exclusivity of Representations	A-1-26

ARTICLE IV COVENANTS OF THE PARTIES		A-1-26
Section 4.1.	Operation of the Business by the Company, Parent, and Merger Sub	A-1-26
Section 4.2.	Confidentiality; Access to Premises and Information	A-1-28
Section 4.3.	Exclusivity	A-1-28
Section 4.4.	Certain Financial Information	A-1-29
Section 4.5.	Access to Financial Information	A-1-29
Section 4.6.	Commercially Reasonable Efforts	A-1-29
Section 4.7.	Section 280G.	A-1-30

ARTICLE V ADDITIONAL AGREEMENTS		A-1-30
Section 5.1.	Registration Statement; Parent Stockholder Meeting	A-1-30
Section 5.2.	HSR Act	A-1-32
Section 5.3.	Public Announcements	A-1-32
Section 5.4.	Required Information	A-1-32
Section 5.5.	No Parent Securities Transactions	A-1-33
Section 5.6.	No Claim Against Trust Fund	A-1-33
Section 5.7.	Disclosure of Certain Matters	A-1-34
Section 5.8.	Securities Listing	A-1-34
Section 5.9.	Charter Protections; Directors’ and Officers’ Liability Insurance	A-1-34
Section 5.10.	Trust Fund Disbursement	A-1-35
Section 5.11.	Expenses	A-1-35

Annex A-1-ii

Page
Section 5.12.	Parent Borrowings	A-1-35
Section 5.13.	Company Insider Loans	A-1-35
Section 5.14.	Employment Agreements	A-1-35
Section 5.15.	Registration Rights Agreement	A-1-35
Section 5.16.	Board of Directors	A-1-36
Section 5.17.	Incentive Equity Plan	A-1-36
Section 5.18.	Section 16 of the Exchange Act	A-1-36
Section 5.19.	PIPE Investment	A-1-36
Section 5.20.	Company Stockholder Approval	A-1-36
Section 5.21.	Additional Lock-Up Agreements	A-1-37

ARTICLE VI CONDITIONS		A-1-37
Section 6.1.	Conditions to the Obligations of Each Party	A-1-37
Section 6.2.	Additional Conditions to Parent’s Obligations	A-1-37
Section 6.3.	Additional Conditions to the Company’s Obligations	A-1-39

ARTICLE VII TERMINATION		A-1-40
Section 7.1.	Termination of Agreement	A-1-40
Section 7.2.	Notice of Termination; Effect of Termination	A-1-41

ARTICLE VIII INDEMNIFICATION		A-1-41
Section 8.1.	Survival of Representations, Warranties, and Covenants	A-1-41
Section 8.2.	Indemnification	A-1-41
Section 8.3.	Indemnification of Third Party Claims	A-1-42
Section 8.4.	Indemnification of Direct Claims	A-1-43
Section 8.5.	Insurance Effect	A-1-44
Section 8.6.	Effect of Investigation	A-1-44
Section 8.7.	Limitations on Indemnification	A-1-44
Section 8.8.	Payments	A-1-45
Section 8.9.	Adjustment to Merger Consideration	A-1-45
Section 8.10.	Representative Capacity and Expenses	A-1-45
Section 8.11.	Disputes	A-1-45
Section 8.12.	Exclusive Remedy	A-1-46

ARTICLE IX MISCELLANEOUS		A-1-46
Section 9.1.	Notices	A-1-46
Section 9.2.	Succession and Assignment; No Third-Party Beneficiaries	A-1-47
Section 9.3.	Amendments and Waivers	A-1-47
Section 9.4.	Entire Agreement	A-1-47
Section 9.5.	Fulfillment of Obligations	A-1-47
Section 9.6.	Counterparts; Electronic Delivery	A-1-47
Section 9.7.	Severability	A-1-47
Section 9.8.	Governing Law	A-1-47
Section 9.9.	Jurisdiction; Venue; Service of Process; JURY WAIVER	A-1-47
Section 9.10.	Specific Enforcement	A-1-48
Section 9.11.	Interpretation	A-1-49
Section 9.12.	Currency	A-1-49
Exhibit A	–	Certain Definitions
Exhibit B	–	Escrow Agreement
Exhibit C-1	–	Second Amended and Restated Certificate of Incorporation of Parent
Exhibit C-2	–	Amended and Restated Bylaws of Parent

Annex A-1-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of May 18, 2022, by and among Alpine Acquisition Corporation, a Delaware corporation (“Parent”), AAC Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Two Bit Circus, Inc., a Delaware corporation (the “Company”). Parent, the Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction, whereby Merger Sub will merge with and into Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”) and the Company Stockholders receiving shares of Parent Common Stock and cash as described herein in exchange for all the outstanding shares of Company Common Stock; and

WHEREAS, as of the date of this Agreement, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective companies and their respective stockholders; and

WHEREAS, concurrently with, and conditional upon, the execution of this Agreement, Parent is entering into that certain Purchase and Sale Agreement (the “Hotel Purchase Agreement”), by and among Pool IV Finance LLC, Pool IV TRS LLC and PHF II Stamford LLC, as sellers, and Parent, as purchaser, for the purchase and sale of the Hilton Stamford Hotel & Executive Meeting Center and the Crowne Plaza Denver Airport Convention Center Hotel (collectively, the “Hotels”); and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE TRANSACTIONS AND RELATED MATTERS

Section 1.1. Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company after the Merger.

Section 1.2. Effective Time; Closing. As soon as practicable after the Closing (as defined below), Merger Sub and the Company will cause the Merger to be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being the “Effective Time”). Subject to the provisions of ARTICLE VII of this Agreement, the closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”), will take place remotely, at a time and date to be determined by the Parties, but in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company (the “Closing Date”). Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.6(b) will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Annex A-1-1

Section 1.3. Effect of the Merger. The effect of the Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub shall vest in the Company as the Surviving Company following the Merger.

Section 1.4. Governing Documents.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety, such that the certificate of incorporation of the Surviving Company shall be identical to the certificate of incorporation of Merger Sub, except that the name of the Surviving Company shall be “Two Bit Circus, Inc.”, and as so amended and restated shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable law.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the bylaws of the Surviving Company shall be amended and restated in their entirety, such that the bylaws of the Surviving Company shall be identical to the bylaws of Merger Sub, except that the name of the Surviving Company shall be “Two Bit Circus, Inc.”, and as so amended shall be the bylaws of the Surviving Company until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable law.

(c) Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be, and the parties shall take or cause to be taken all action (including by filing such certificate of incorporation with the Secretary of State of Delaware) required to cause the certificate of incorporation of Parent to be, amended and restated to be in the form of Exhibit C-1, until thereafter amended in accordance with its terms. Immediately prior to the Effective Time, the bylaws of Parent shall be amended and restated in the form of Exhibit C-2.

Section 1.5. Officers and Directors of the Surviving Company. Each of the persons who is an officer of the Company immediately before the Effective Time will continue in the same position as an officer of the Surviving Company, until his or her death, resignation or removal. Beginning at the Effective Time, the persons designated by Parent, acting through its board of directors, will serve as the directors of the Surviving Company.

Section 1.6. Conversion of Securities.

(a) Conversion of Company Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares cancelled pursuant to Section 1.6(d) and Dissenting Shares) will be converted into and become the right to receive, subject to Section 1.11, a number of shares of Parent Common Stock (the “Per Share Merger Consideration”) equal to (a) (i) (I) $49,800,000, minus (II) the aggregate outstanding balance of the Company Convertible Notes that are not converted into shares of the Company Common Stock immediately prior to the Closing, divided by (ii) $10.00, divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.6(d)).

(b) Adjustments to Per Share Merger Consideration. The number of shares of Parent Common Stock issuable pursuant to Section 1.6 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Stock occurring on or after the date hereof but at or prior to the Effective Time.

(c) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger in accordance with Section 1.6, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock in accordance with Section 1.6 (after aggregating all fractional shares and units that otherwise would be received by such holder in accordance with Section 1.6) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

Annex A-1-2

(d) Cancellation of Treasury and Parent-Owned Company Common Stock. Any shares of Company Common Stock held by Parent, the Company or any direct or indirect Subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Conversion of Merger Sub Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Merger Sub’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 1.7. Exchange Procedures.

(a) Deposit of Merger Consideration. At or before the Effective Time, Parent shall appoint an exchange agent, who shall be mutually determined by the Company and Parent and who may be either the Surviving Company or Parent (the “Exchange Agent”). If the Exchange Agent is not Parent, Parent shall deposit, and/or instruct its transfer agent to deposit, with the Exchange Agent a sufficient number of shares of Parent Common Stock to deliver the aggregate Per Share Merger Consideration to the Company Stockholders, in accordance with Section 1.6(a) (together, the “Payment Fund”). In addition, Parent shall deposit or cause to be deposited in the Payment Fund, as necessary from time to time after the Effective Time, any shares of Parent Common Stock or funds necessary to deliver or pay (x) dividends or other distributions payable pursuant to Section 1.7(c), or (y) the Per Share Merger Consideration issuable in respect of any Dissenting Shares as to which the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.

(b) Exchange of Company Common Stock. The Company Stockholders shall deliver the certificates evidencing their right to shares of Company Common Stock (the “Company Certificates”) to the Exchange Agent for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to the Exchange Agent an affidavit (and indemnity if required) in the manner provided in Section 1.9 below, in either case together with a letter of transmittal and instructions (“Letter of Transmittal”), and shall, at or after the Closing, receive in exchange therefor the aggregate Per Share Merger Consideration, less the Escrow Shares (as defined below) allocable to the Company Stockholders deposited in accordance with Section 1.11 (in book-entry form, unless certificates representing the aggregate Per Share Merger Consideration are otherwise requested by the Company Stockholders), issuable in respect of the Company Common Stock previously represented thereby, and the Company Certificates shall forthwith be cancelled. The Letter of Transmittal shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the exchange agent, shall include approval of the appointment of the Company Representative, and shall otherwise be in customary form. Until so surrendered, from and after the Effective Time, outstanding Company Certificates will be deemed to evidence only the right to receive the aggregate Per Share Merger Consideration issuable in respect of the Company Common Stock previously represented thereby, as prescribed by this Agreement, and the Company Stockholders will, subject to applicable law in the case of Dissenting Shares, cease to have any rights with respect thereto. No interest shall be paid or accrued on the Per Share Merger Consideration, or on any dividends or other distributions pursuant to Section 1.7(c), upon the surrender or transfer of any Company Certificate.

(c) Distributions With Respect to Unexchanged Company Common Stock. No dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, the Exchange Agent shall promptly deliver to the record holders thereof the aggregate Per Share Merger Consideration (in book-entry form, unless certificates representing the aggregate Per Share Stock Merger Consideration are otherwise requested by Company Stockholders) issuable in exchange therefor in accordance with Section 1.7(b), and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares, in each case without interest.

(d) Transfers of Ownership of Company Common Stock. If shares of Parent Common Stock constituting the Per Share Merger Consideration are to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes

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required by reason of the issuance of the Per Share Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

(f) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged its Company Certificates in accordance with this Section 1.7 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar laws), as general creditor thereof, for payment of the Per Share Merger Consideration, without any interest. Notwithstanding the foregoing, neither Parent nor the Surviving Company shall be liable to any holder of Company Certificates for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining unclaimed by holders of Company Certificates shall, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dissenting Shares Merger Consideration. If the Exchange Agent is not Parent, any shares of Parent Common Stock and/or funds made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.8. Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Legal Requirement. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.8, such amounts shall be treated for all purposes under this Agreement as having been delivered to the Person to whom such amounts would otherwise have been deliverable.

Section 1.9. Lost, Stolen or Destroyed Certificates for Company Common Stock. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Per Share Merger Consideration into which the shares of Company Common Stock previously represented by such Company Certificates was converted, and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that, as a condition precedent to the delivery of such Per Share Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify the Exchange Agent, Parent and the Surviving Company against any claim that may be made against the Exchange Agent, Parent or Surviving Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by the Exchange Agent.

Section 1.10. Treatment of Company Derivative Securities. Prior to the Effective Time, all Company Derivative Securities shall be exercised for or exchanged or converted into shares of Company Common Stock or, to the extent not so exercised, exchanged or converted, shall be terminated, in full, in either case without cost or liability (other than the issuance of shares of Company Common Stock prior to the Closing) to Parent, the Company or any direct or indirect Subsidiary of any of the foregoing. For the avoidance of doubt, shares of Company Common Stock issued in respect of the Company Derivative Securities shall be included in the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time for all purposes of this Agreement. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Derivative Securities as contemplated by this Section 1.10.

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Section 1.11. Escrow Shares. In order to secure the amounts (if any) owed to Parent Indemnitees pursuant to ARTICLE VIII, at the Closing, an aggregate of 10% of the aggregate shares of Parent Common Stock otherwise issuable as Per Share Merger Consideration (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), allocated Pro Rata among the Company Stockholders in separate accounts, pursuant to the terms and conditions of the escrow agreement to be entered into at the Closing between Parent, the Company Representative and Continental Stock Transfer & Trust Company (or such other Person as may be agreed by Parent and the Company), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit B hereto (the “Escrow Agreement”). In addition, as necessary from time to time after the Closing, an aggregate of 10% of the aggregate shares of Parent Common Stock otherwise issuable as Per Share Merger Consideration in respect of any Dissenting Shares as to which the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, shall be deposited in the Escrow Account, together with any dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time, allocated to the holder of such Dissenting Shares in a separate account. The Escrow Agreement will provide that, upon the expiration of the Survival Period (as defined below), the Escrow Agent will release the Escrow Shares in each separate account, less that portion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the applicable Company Stockholder. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution will be delivered to the Company Stockholders from their separate accounts promptly upon such resolution.

Section 1.12. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.13. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action by Parent, the Company or the Surviving Company is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent, the Company and the Surviving Company shall cause them to take all such action that it is lawful for them to take.

Section 1.14. Lock-Up Agreement.

(a) Concurrently with the execution of this Agreement, each of the Company Stockholders identified on Schedule 1.14(a) (the “Key Company Stockholders”), is entering into an agreement (the “Company Lock-Up Agreement”) not to transfer the shares of Parent Common Stock received by such Key Company Stockholder hereunder as Per Share Merger Consideration until the date set forth next to such Key Company Stockholders’ name on Schedule 1.14(a), subject to certain exceptions as set forth therein.

(b) Concurrently with the execution of this Agreement, the Sponsor and the other Initial Stockholders, all of which holders are identified on Schedule 1.14(b), are entering into an agreement (the “Parent Lock-Up Agreement”) not to transfer the Founder Shares held by them as of the Closing until the date set forth next to such Key Company Stockholders’ name on Schedule 1.14(b), subject to certain exceptions as set forth therein, which shall supersede the restrictions on transfer applicable to such Founder Shares prior to the date hereof pursuant to the letter agreements executed by the Sponsor and the other Initial Shareholders in connection with Parent’s initial public offering.

Section 1.15. Support Agreements. Concurrently with the execution of this Agreement, the Key Company Stockholders are entering into support agreements with Parent (the “Support Agreements”), pursuant to which each of the Key Company Stockholders agrees to, among other things, vote all of the shares of Company Stock beneficially owned by such Key Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20).

Section 1.16. [Reserved]

Section 1.17. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance

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with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares, “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.7, of the Company Certificates that formerly evidenced such Dissenting Shares.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.18. Company Representative.

(a) Each of the Company Stockholders has designated Brent Bushnell as the initial agent, proxy, attorney-in-fact and representative (the “Company Representative”) of such Company Stockholder to act on behalf of such Company Stockholders for purposes of taking all necessary actions and making all decisions with respect to matters related to this Agreement and the Escrow Agreement as may be required after the Closing Date, including, without limitation, consenting to amendments to this Agreement and the Escrow Agreement; giving and receiving notices and instructions hereunder and thereunder; granting waivers and giving consents and approvals hereunder and thereunder; agreeing to, negotiating, entering into settlements and compromises of, and complying with Orders of courts with respect to claims for indemnification; litigating, arbitrating, resolving, settling or compromising any claim for indemnification; and making those determinations hereunder and thereunder that are specifically reserved to the Company Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Closing, those members of the board of directors of Parent who were members of the board of directors of the Company prior to the Closing) shall appoint a successor to the Company Representative.

(b) All decisions and actions by the Company Representative shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent and the Surviving Company shall be able to rely conclusively on the instructions and decisions of the Company Representative as to any actions required or permitted to be taken by the Company Representative hereunder, and no party hereunder or any Company Stockholder shall have any cause of action against Parent or the Surviving Company for any action taken or omitted to be taken in reliance upon the written instructions or decisions of the Company Representative.

(c) The provisions of this Section 1.18 are independent and severable, are irrevocable and coupled with an interest sufficient in law to support an irrevocable power, shall survive the death, incompetency, disability, merger, consolidation, liquidation, bankruptcy, insolvency or dissolution of any Company Stockholder, and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 1.18 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to the rights of the Company Stockholder hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. The Company Representative shall (i) have no liability to Parent, the Surviving Company, or any Subsidiary or Affiliate of the foregoing, or any equityholder of any of the foregoing (including any Company Stockholder) with respect to actions taken or omitted to be taken in its capacity as the Company Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Representative. The Company Representative is intended to be the “Representative” referred to in the Escrow Agreement.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), the Company hereby represents and warrants to Parent and the Merger Sub as follows:

Section 2.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the certificate of incorporation and bylaws (such documents, or other comparable governing instruments with different names, collectively, “Charter Documents”) of each the Company, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.2. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2. Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization (as listed in Schedule 2.2). Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2. Each Subsidiary is in possession of all Approvals necessary to enable it to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3. Power and Authorization. The Company has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when delivered) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when delivered) enforceable against the Company in accordance with its terms.

Section 2.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of the Company in connection with (i) the valid and lawful authorization, execution, delivery and performance by each Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, or (ii) the consummation of the Merger and the other Transactions by the Company, except, in the case of clause (ii), for (a) compliance with applicable requirements of the HSR Act, (b) compliance with the Exchange Act

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and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 2.4.

Section 2.5. Non-contravention. Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of Merger or the other Transactions, will:

(a) subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement or Permit applicable to such Company;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of the Company, or (ii) the Charter Documents of the Company;

(c) result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of the Company, including any “change of control” or similar provision.

Section 2.6. Compliance. The Company and each of their Subsidiaries has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirement has been received by the Company or any of its Subsidiaries, and the Company has no Knowledge of any such notice related to the Company or any of its Subsidiaries delivered to any other Person.

Section 2.7. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 97,000,000 shares of Company Common Stock, of which 32,088,075 shares of Company Common Stock are issued and outstanding, and (ii) 59,847,612 shares of the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Stock”), of which 39,573,435 shares of Company Preferred Stock are issued and outstanding. Other than Company Stock, the Company has no class or series of securities authorized by its Charter Documents. All of the issued and outstanding shares of Company Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens. Schedule 2.7(a) sets forth each holder of shares of Company Stock and the number of shares of Company Stock beneficially held by each such Person. The Company does not hold any shares of capital stock of the Company in its treasury.

(b) Of the authorized shares of Company Common Stock, 10,060,662 shares of Company Common Stock are reserved for issuance pursuant to Company’s 2015 Equity Incentive Plan (the “Option Plan”), and (ii) 7,280,224 shares remain available for future grant under the Option Plan. No other shares of Company Stock are reserved for issuance by the Company. Schedule 2.7(b) hereto sets forth each holder of the Company Derivative Securities, the number of shares of Company Common Stock that are issuable upon the exercise of such holder’s Company Derivative Securities, the vesting schedule (if any) of such holder’s Company Derivative Securities and the expiration date (if any) of such holder’s Company Derivative Securities.

(c) Except for the Company Derivative Securities set forth in Schedule 2.7(b), there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any shares of capital stock, equity interests or similar ownership

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interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither the Company nor any of its Subsidiaries has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of the Company, or (iii) any board nomination or observer rights.

(e) There are no registrations rights with respect to any securities of the Company or any of its Subsidiaries, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any capital stock of the Company or any of its Subsidiaries.

(f) As a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). None of the Company Derivative Securities contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

(g) Except as set forth on Schedule 2.7(g), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) No outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(i) No consent of any holder of the Company Derivative Securities is required for the treatment of the Company Derivative Securities in the manner provided in Section 1.10.

Section 2.8. Financial Matters.

(a) PCAOB Auditor. The Company has engaged an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”).

(b) Financial Statements. Parent has been furnished with the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and 2020 (the balance sheet as of December 31, 2021, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal years then ended, accompanied by the notes thereto, each of which have been audited by the PCAOB Auditor (the “Audited Financials” or the “Financials”).

(c) Compliance with U.S. GAAP. The Financials (including any notes thereto) (i) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries on the dates and for the periods specified, all in accordance with U.S. GAAP. Neither the Company nor any of their Subsidiaries is or has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet and (ii) liabilities incurred (x) in the ordinary course of business since the Most Recent Balance Sheet Date, or (y) incurred in contemplation of the Transactions or with respect thereto.

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(e) Scheduled Indebtedness. Schedule 2.8(e) sets forth a true, correct, and complete list of each agreement governing Company Indebtedness, including all accrued interest and prepayment or other penalties which may be payable as a result of the Merger or the other Transactions.

(f) Projections. As of the date of this Agreement, the projections with respect to the Company that were delivered by or on behalf of the Company to Parent, including any statement with respect to projected revenues, costs, expenses, and profits, a copy of which are attached as Schedule 2.8(f), were prepared by the Company based on reasonable and appropriate assumptions for projections of such kind with respect to the Company.

(g) Internal Control. The Company has established and maintained a system of internal control over financial reporting. Such internal control is effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials for external purposes in accordance with U.S. GAAP.

(h) SOX Compliance. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Stimulus Funds. Schedule 2.8(i) sets forth all CARES Act stimulus fund programs in which the Company or any Subsidiary is participating and the amount of funds received and/or requested by the Company or any Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any Subsidiary, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Legal Requirements and related guidance available as of the date hereof.

Section 2.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, (b) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions), and (c) the Company has not taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10. Real Property.

(a) Schedule 2.10(a) sets forth a list of the addresses of all real property (i) owned by the Company or any Subsidiary (“Owned Real Property”) or (ii) leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Schedule 2.10(a) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

(b) The Company and each Subsidiary, as applicable, has good and valid, fee simple title in and to, or a valid and enforceable leasehold interest in, the Real Property, free and clear of all Liens other than Permitted Liens. The Permitted Liens would not, individually or in the aggregate, reasonably be expected to (i) materially adversely affect or interfere with the value of the Real Property, or (ii) materially adversely affect or interfere with the current use or operation of the Real Property. There are no options or other Contractual Obligations under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any Real Property. There are no Contractual Obligations under which the Company or any Subsidiary has granted to any Person the right of use or occupancy of any Real Property and there is no Person (other than the Company and its Subsidiaries) in possession of any of the Real Property. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or impair the use of any Real Property. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary to date for the full utilization of the Real Property for its intended purposes have been obtained and are in full force and effect without default thereunder.

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(c) To the Company’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Real Property, nor are there any contemplated improvements to the Real Property that may result in such special or other assessments. All Taxes and governmental assessments due and owing in respect of the Property have been paid or reserved on the balance sheets included in the Financials.

(d) No portion of the Real Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

(e) The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Legal Requirement, covenant, condition, restriction, easement, license, permit or agreement.

Section 2.11. Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Most Recent Balance Sheet (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 2.12. Condition and Sufficiency of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Real Property, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used. The Personal Property and Real Property are sufficient for the conduct of the Company’s business.

Section 2.13. Intellectual Property.

(a) Non-Infringement. Except as set forth on Schedule 2.13(a): (i) none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) the operation of the Company and its Subsidiaries’ business as is currently conducted and as presently intended to be conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Schedule 2.13(a), (x) the Company IP Registrations are not the subject of any challenge and (y) to the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights.

(b) Scheduled Intellectual Property Rights. Schedule 2.13(b) identifies (i) all registered patents, trademarks, domain names and copyrights, and all applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names owned by the Company or any of its Subsidiaries (collectively, the “Company IP Registrations”) and (ii) all material unregistered trademarks used by the Company or any of its Subsidiaries. Each of the Company IP Registrations is valid and subsisting. The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to the Company IP Registrations.

(c) IP Contracts. Schedule 2.13(c) identifies each Contractual Obligation (i) under which the Company or any of its Subsidiaries uses or licenses Intellectual Property Rights that any third-party owns, other than off-the-shelf software (the “Inbound IP Contracts”), or (ii) under which the Company or any of its Subsidiaries has granted to any Person any right or interest with regard to any Company Intellectual Property Rights, including settlement agreements and covenants not to sue (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as set forth on Schedule 2.13(d), the Company or one of its Subsidiaries owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of the Company’s business as currently conducted and as contemplated to be conducted after the Transactions, free and clear of all Liens other than Permitted Liens, none of which would reasonably be expected to materially adversely affect or interfere with the current use of such Intellectual Property Rights. No Company Intellectual Property Rights are subject to (i) any Action, Contractual Obligation, or Order of a Governmental Authority that restricts the use, transfer or licensing

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thereof by the Company or any of its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule 2.13(c)), or (ii) which may affect the validity, use or enforceability of such Company Intellectual Property Rights.

(e) Know-how. The Company and each of its Subsidiary has taken commercially reasonable measures to protect the secrecy and confidentiality of all trade secrets and know-how included in the Intellectual Property Rights of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such know-how or trade secrets except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material Intellectual Property Rights for the benefit of the Company or any Subsidiary to assign, and all such Persons have assigned, to the Company or a Subsidiary (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property on the Company’s standard form, a copy of which has been provided to Parent.

(f) Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from any Company Source Code escrow arrangements), delivery or license by the Company or any Subsidiary of such Company Source Code, . Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Products in a manner that grants, or purports to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

Section 2.14. IT Systems and Data Privacy.

(a) The Company IT Systems are owned by, or validly licensed, leased or supplied under contracts to the Company or its Subsidiaries. The Company IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted after the Transactions.

(b) There have been no data security breach or unauthorized access of, and no material failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems, or any other unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information, in each case owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, by any third Person on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information, and the Company has not provided notices to, nor has it been legally required to provide such notices to, individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.

(c) The Company and each Subsidiary has established and maintains commercially reasonable measures that are designed to protect the Company IT Systems, Personal Confidential Information, and all trade secrets, the data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, and any third party data howsoever obtained or collected by or for the Company or any Subsidiary, including Personal Confidential Information and other customer data processed in connection with use of any Company Product, and control against unauthorized access, use, modification, disclosure or other misuse, including, without limitation, through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company or its Subsidiaries and their business environment) and have remediated any and all material identified vulnerabilities.

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(d) The Processing and security of Personal Confidential Information by the Company and each Subsidiary complies and has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Security Standards, and (iv) applicable privacy and information security policies of each Company and Subsidiary ((i) through (iv) collectively “Privacy Requirements”). No Action is pending or, to the Company’s Knowledge threatened against the Company or any Subsidiary relating to the processing or security of Personal Confidential Information.

(e) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any Personal Confidential Information in the manner currently received or used.

Section 2.15. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s Knowledge, threatened. The Company has made available to Parent true, correct and complete copies of all material Permits held by it and its Subsidiaries, all of which material Permits are listed on Schedule 2.15. Neither the Company nor any of its Subsidiaries is in violation of the terms of any Permit. The Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any Permit.

Section 2.16. Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf all Tax Returns in each jurisdiction in which the Company or such Subsidiary is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) materially complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which the Company or the directors and officers (and employees responsible for Tax matters) of the Company have knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and each of its Subsidiaries has complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by the Company or any Subsidiary (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which the Company or the directors and officers (and employees responsible for Tax matters) of the Company has knowledge, and neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by the Company or any Subsidiary with respect to a Tax matter is currently in effect.

(g) Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), or has any liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of

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Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries are a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its material assets as a result of the failure or alleged failure of the Company or a Subsidiary to pay Taxes, and the Company has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes.

(j) Neither the Company nor any of its Subsidiaries, nor Affiliate of the Company or any of its Subsidiaries, has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Other than as listed on Schedule 2.8(i), neither the Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(l) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Affiliate in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Affiliate has any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(m) Each Company or Affiliate contract that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor any Affiliate is a party to, or is otherwise obligated under, any Contract that provides for a gross up to any Person for the interest or additional Tax imposed by Section 409A or Section 4999 of the Code. Each Company option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was not less than the fair market value of the underlying equity as of the date such Company option or other right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1), (iii) was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with U.S. GAAP in the financial statements.

Section 2.17. Employee Benefit Plans.

(a) Schedule 2.17(a) lists all Employee Plans that the Company or any of its Subsidiaries sponsors or maintains, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Employee Plan, including any associated trust or fund, has been administered in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. There are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

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(c) There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(d) Except as set forth in Schedule 2.17(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e) Except as set forth in Schedule 2.17(e), neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, executive, employee, or consultant of the Company or any of its Subsidiaries under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 2.18. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or a Subsidiary and the Company has no Knowledge of any activities or proceedings of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any of its Subsidiaries, on the one hand, and the Company or such Subsidiary, on the other hand.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company and its Subsidiaries has been provided to Parent. Other than as set forth in Schedule 2.18, each employee of the Company or a Subsidiary is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements or in any applicable employment agreement, and there are no agreements or understandings between the Company or any Subsidiary and any of its respective employees that their employment will be for any particular period.

(c) To the Company’s Knowledge, none of the officers of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or such Subsidiary. The Company and each of its Subsidiaries is in compliance in all material respects and, to the Company’s Knowledge, the Company’s and each of its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or such Subsidiary and such individual.

(d) The Company and each of its Subsidiaries is in compliance with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the Financials. There are no pending, or to the Company’s Knowledge, threatened in writing, Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(e) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(f) The Company is and has been in material compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”) or any applicable Law and the Company does not have any plans to undertake any action in the future that would trigger the WARN Act or any other applicable mini-WARN Act.

Section 2.19. Environmental Matters. Except as set forth in Schedule 2.19, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Company

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or any of its Subsidiaries, or formerly owned, leased, or otherwise operated or used by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law, and (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no Hazardous Substance stored on, any site owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

Section 2.20. Contracts.

(a) Schedule 2.20 lists each of the following Contractual Obligations to which the Company or any of its Subsidiaries is bound:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the sale of Company Products or for the purchase of Company Products which will, by its terms, extend over a period of more than one (1) year after the date hereof;

(ii) any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company or any of its Subsidiaries of rights to market or sell Company Products on behalf of the Company to any other Person;

(iii) any Contractual Obligation pursuant to which a partnership or joint venture was established;

(iv) any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product, or (z) pursuant to which any other Person is granted “most favored nations” pricing or customer status or similar with respect to any Company Products;

(v) any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $25,000 or less per annum) pursuant to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses any Intellectual Property used in the development or licensing of the Company Products, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contractual Obligation providing for outsourced development or joint development of any material items of Company Intellectual Property Rights;

(vii) any Contractual Obligation providing for the sale, transfer, assignment or other total disposition of any Intellectual Property Right to or from the Company or any Subsidiary, owned or previously owned by the Company or any Subsidiary in the past five (5) years;

(viii) any Contractual Obligation containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company and its Subsidiaries, taken as a whole;

(ix) any lease, sublease or similar arrangement for the use by the Company or any of its Subsidiaries of any Real Property or Personal Property owned by a third party, and any lease, sublease or similar arrangement for use by a third party of any Real Property or Personal Property owned, leased or subleased by the Company or any of its Subsidiaries, where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) or where the Real Property or Personal Property is material to the business of the Company or any of its Subsidiaries;

(x) any Contractual Obligation under which the Company or any of its Subsidiaries has permitted any material asset to become subject to, or under which any material asset may become subject to, a Lien (other than a Permitted Lien);

(xi) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant in excess of $100,000 per year;

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(xii) any collective bargaining agreement with any labor union;

(xiii) any Contractual Obligation that (A) purports to limit either the type of business in which the Company or any of its Subsidiaries (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage or the geographic area in which any of them may engage in any business, or to limit the solicitation by any of them of the employment of any Person or the ability of any of them to sell to or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company and any of its Subsidiaries (or, after the Closing, Parent or any of its Subsidiaries or Parent’s successors or assigns);

(xiv) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries;

(xv) any Contractual Obligation relating to the issuance of any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities, or subscriptions, rights, warrants or options to acquire any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities;

(xvi) any obligation to register any equity interests with any Governmental Authority;

(xvii) any Contractual Obligation relating to the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business, or relating to any joint venture or strategic partnership or alliance with another Person;

(xviii) any Contractual Obligation under which the Company or any of its Subsidiaries has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, shareholders, members, officers, managers, members of the board of managers or board of directors, or employees;

(xix) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment by the Company or any of its Subsidiaries of consideration in excess of $100,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by the Company or the applicable Subsidiary at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xx) any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which provides for receipt by the Company or any of its Subsidiaries of consideration in excess of $100,000 per annum over the remaining life of such Contractual Obligation;

(xxi) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Company or any of its Subsidiaries in excess of $100,000; and

(xxii) any guaranty by the Company or any of its Subsidiaries, or Affiliate thereof, of any obligation of another Person in excess of $100,000

(b) The Company has made available to Parent copies of each Contractual Obligation listed on Schedule 2.20 that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Schedule 2.20 (the “Disclosed Contracts”) is in full force and effect and is enforceable against each party to such Contractual Obligation. No Company or Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract, is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract.

(c) Except as set forth in Schedule 2.20, all Disclosed Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures, except where such reliance on, non-performance, or delay was not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

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Section 2.21. Customers and Suppliers.

(a) Set forth in Schedule 2.21(a) is a list of the top ten (10) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, or the fiscal year ended December 31, 2021 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company and its Subsidiaries by each Material Customer during each such period. Except as set forth in Schedule 2.21(a), as of the date of this Agreement, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer. As of the Agreement Date, no Material Customer has asserted or threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) Set forth in Schedule 2.21(b) is a list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2021 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company and its Subsidiaries during each such period. No such Material Supplier is the sole source of the goods or services supplied by such Material Supplier. No such Material Supplier has expressed to the Company or any of its Subsidiaries its intention to, and to the Company’s Knowledge, no such Material Supplier intends to, cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company and its Subsidiaries or indicating a material breach of the terms of any Contractual Obligation with such Material Supplier. No Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

Section 2.22. Affiliate Transactions. No Affiliate of the Company or any of its Subsidiaries: (a) has any material interest in any asset owned or leased by the Company or its Subsidiaries or used in connection with the business of any of the Company or its Subsidiaries, (b) has received a loan from the Company or any of its Subsidiaries which has not been repaid as of the date of this Agreement, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries, other than through the ownership of equity interests as disclosed in Schedule 2.7(a) and Schedule 2.7(b) or payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.23. Litigation. There is no pending or, to the Company’s Knowledge, threatened, Action to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant), or to which any material assets of the Company or any of its Subsidiaries are subject, which is reasonably expected to be materially adverse to the operations of the Company or any of its Subsidiaries. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or stockholder of the Company or any of its Subsidiaries which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would reasonably be expected to cause a Company Material Adverse Effect.

Section 2.24. Insurance. Schedule 2.24 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any of its Subsidiaries. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 2.25. Brokers. Except as set forth in Schedule 2.25, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company nor, to the Company’s Knowledge, any Company Stockholder or any Affiliate of the Company or a Company Stockholder, in connection with this Agreement or the Transactions, and the Company has not (and, to the Company’s Knowledge, none of the Company Stockholders or any Affiliate of the Company or a Company Stockholder has) entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

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Section 2.26. Restrictions on Business Activities. There is no Contractual Obligation or Order of a Governmental Authority binding on the Company or any of its Subsidiaries, or their respective material assets, or to which the Company or any of its Subsidiaries is a party, which has, or could reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as presently expected to be conducted.

Section 2.27. Anti-Corruption Matters.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Associated Persons, nor, to the Company’s Knowledge, any other Person acting on behalf of any them, has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

(b) The Company and each of its Subsidiaries has in place adequate procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws by their Affiliates and Associated Persons in accordance with all Legal Requirements and generally accepted industry standards.

(c) Since January 1, 2017, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, nor any other Person acting on behalf of any of the foregoing, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

(d) Neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, is currently identified on the specially designated nationals or other blocked person list or otherwise subject to any U.S. sanctions administered by OFAC, and such persons have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(e) The Company and each of its Subsidiaries is in compliance with all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company and each of its Subsidiaries is in compliance with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 2.28. Certain Provided Information. The information relating to the Company and its Subsidiaries supplied or to be supplied by the Company or its Affiliates or Representatives for inclusion in the Proxy Statement/Prospectus will not, as of the date on which the Proxy Statement/Prospectus, or any amendment or supplement thereto, is first distributed to the holders of Parent Common Stock or at the time of the Parent Stockholder Meeting (as defined below), contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 2.29. Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, in accordance with the Company’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) determined to recommend to the holders of Parent Common Stock that they vote in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

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Section 2.30. Exclusivity of Representations. Except as provided in this ARTICLE II (as modified by the Company Schedule), neither the Company nor any of its Subsidiaries, nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives, has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III (as modified by the Parent Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate or limited liability, as applicable, power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2. Subsidiaries. Except as set forth in Schedule 3.2, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent owns 100% of the outstanding capital of Merger Sub.

Section 3.3. Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to approval of the Parent Stockholder Matters. The execution and delivery of this Agreement and each Ancillary Agreement by each of Parent and Merger Sub has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as applicable, subject to approval of the Parent Stockholder Matters. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms.

Section 3.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of Parent or Merger Sub in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Merger and the other Transactions by Parent and Merger Sub, except, in the case of clause (ii), for (a) compliance with applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 3.4.

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Section 3.5. Non-contravention. Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Parent or Merger Sub;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub, or (ii) the Charter Documents of Parent or Merger Sub;

(c) result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any material Contractual Obligation of Parent or Merger Sub, including any “change of control” or similar provision.

Section 3.6. No Operating History.

(a) Parent was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It completed an initial public offering of Units consisting of Parent Common Stock and Parent Warrants in August 2021, and placed certain of the net proceeds of its initial public offering and simultaneous private placement of Parent Warrants in the Trust Fund described in Section 3.11. Parent has never conducted any operations and has never engaged in any business activities except raising funds through sales of securities, causing its securities to be listed on Nasdaq, complying with applicable regulatory requirements of the SEC, Nasdaq, and State of Delaware, seeking to find a company or companies with which to complete an initial business combination and negotiating the terms of the Transactions.

(b) Merger Sub was formed for the purpose of completing the Merger. Merger Sub has never engaged in any business activities, has no assets or liabilities and has never generated any revenues or expenses, other than expenses related to the Transactions.

Section 3.7. Compliance. Each of Parent and Merger Sub has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and Parent has no Knowledge of any such notice related to Parent or Merger Sub delivered to any other Person.

Section 3.8. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 13,575,000 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 1,000,000 shares of preferred stock of Parent, par value $0.0001 per share (“Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Stock”), of which no shares of Parent Preferred Stock are issued and outstanding. All of the currently outstanding shares of Parent Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens.

(b) Of the authorized shares of Parent Stock, (i) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock and there are no such outstanding options, and (ii) 10,502,500 shares of Parent Common Stock are reserved for issuance upon the exercise of Parent Warrants. Except for shares of Parent Common Stock that may be reserved for issuance upon exercise of Parent Warrants issuable upon conversion of Parent Borrowings in accordance with Section 5.12, no other shares of Company Stock are reserved for issuance by the Company.

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(c) Except as provided in this Agreement or as described in Section 3.8(b), and except for Parent Warrants that may be issuable upon conversion of Parent Borrowings in accordance with Section 5.12 and shares of Parent Common Stock that may be issuable upon exercise of such Parent Warrants, there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither Parent nor Merger Sub has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of the Company, or (iii) any board nomination or observer rights.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.8(e), there are no registrations rights with respect to any securities of Parent or Merger Sub, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any capital stock of Parent or Merger Sub.

(f) Except as provided in this Agreement or as set forth on Schedule 3.8(f), as a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of Parent or Merger Sub (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as provided in this Agreement or as set forth on Schedule 3.8(f), the Parent Warrants do not contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

(g) Except as set forth on Schedule 3.8(g), neither Parent nor Merger Sub has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) Except as provided for in this Agreement or as set forth in Schedule 3.8(h), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

Section 3.9. Parent SEC Reports and Financial Statements.

(a) Parent SEC Reports and Financial Statements. Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to have been filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). Except for any changes (including any required revisions to or restatements of the Parent Financial Statements (defined below) or the Parent SEC Reports) to (A) the Parent’s accounting or classification of the outstanding Parent Common Stock as temporary, as opposed to permanent, equity that may be required as a result of statements by the SEC staff or recommendations or requirements of the Parent’s auditors, or (B) the Parents historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A)-(B), collectively, the “SEC SPAC Accounting Changes”), and except for any delays in the filing of the Company’s periodic reports as they come due, as of their respective dates, as a result thereof, (i) none of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with

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U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Absence of Undisclosed Liabilities. Parent does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the most recent balance sheet included in the Parent Financial Statements or resulting from SEC SPAC Accounting Changes, (ii) liabilities disclosed in the Parent SEC Reports, and (iii) liabilities incurred (x) in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, or (y) in contemplation of the Transactions or with respect thereto.

(c) Disclosure Controls and Procedures. Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(d) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, except for any deficiencies that may result from SEC SPAC Accounting Changes, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(d) Internal Control. Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act). Except for any deficiencies that may result from SEC SPAC Accounting Changes, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(e) SOX Compliance. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) SEC Comments. To the Knowledge of Parent, as of the date of this Agreement, there are no outstanding comments from the SEC Staff with respect to the Parent SEC Reports. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 3.10. Absence of Certain Developments. Since the date of the most recent balance sheet included in the Parent Financial Statements, except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.10, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; (b) the business of Parent has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions); and (c) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.11. Trust Fund. As of the date hereof, Parent has approximately $109 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of August 30, 2021 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

Section 3.12. Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.13. Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

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Section 3.14. Tax Matters.

(a) Parent has timely filed, or has caused to be timely filed on its behalf all Tax Returns in each jurisdiction in which Parent is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by Parent (whether or not shown on any Tax Return) have been paid. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Parent’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Parent has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) materially complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which Parent or the directors and officers (and employees responsible for Tax matters) of Parent has knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent has complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by Parent (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which Parent or the directors and officers (and employees responsible for Tax matters) of Parent has knowledge, and neither Parent nor any director or officer (or employee responsible for Tax matters) of Parent expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by Parent with respect to a Tax matter is currently in effect.

(g) Parent has not been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise, and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Parent is not a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Parent is not currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent to pay Taxes, and Parent has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) Parent has no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes.

(j) Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

Section 3.15. Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Parent SEC Reports, Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Employee Plans.

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Section 3.16. Contracts. Schedule 3.16 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.17. Affiliate Transactions. Except as described in the Parent SEC Reports, to Parent’s Knowledge, no Affiliate of Parent is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries.

Section 3.18. Litigation. There is no pending or, to Parent’s Knowledge, threatened, Action to which Parent or Merger Sub is a party (either as plaintiff or defendant), or to which any material assets of Parent or Merger Sub are subject, which is reasonably expected to be materially adverse to the operations of Parent or Merger Sub. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor Merger nor any property or asset of Parent or Merger Sub is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would cause a Parent Material Adverse Effect.

Section 3.19. Parent Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVE”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEW”. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEU”. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock, Parent Warrants or Parent Units or terminate the listing of the Parent Common Stock or Parent Warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock, Parent Warrants, or Parent Units under the Exchange Act.

Section 3.20. Stock Issued in Transactions. When shares of Parent Common Stock are issued in the Merger as contemplated by this Agreement, such shares of Parent Common Stock will be duly authorized, validly issued and non-assessable, and will be received by the Company Stockholders to whom they are issued free and clear of all Liens or restrictions on transfer, other than (i) restrictions on transfer imposed by this Agreement, the Parent Charter Documents, the Lock-up Agreement and the Escrow Agreement, and (ii) restrictions on transfer imposed by applicable securities Legal Requirements.

Section 3.21. Brokers. Except as set forth in Schedule 3.21, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, nor, to Parent’s Knowledge, any Affiliate thereof, in connection with this Agreement or the Transactions, and Parent has not (and, to Parent’s Knowledge, no Affiliate of Parent has) entered into any agreement with any Person which will result in the obligation of Parent or the Company or its Subsidiaries to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 3.22. Certain Provided Information. The information relating to Parent and Merger Sub supplied or to be supplied by Parent or its Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, as of the date on which the Proxy Statement/Prospectus, or any amendment or supplement thereto, is first distributed to the holders of Parent Common Stock or Company Common Stock or at the time of the Parent Stockholder Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 3.23. Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, as of the date of this Agreement, in accordance with Parent’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Transactions and approved this Agreement and the Transactions, (ii) determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders and (iii) determined to recommend to the holders of Parent Common Stock that they vote in favor of all the Parent Stockholder Matters. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

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Section 3.24. Exclusivity of Representations. Except as provided in this ARTICLE III (as modified by the Parent Schedule), neither the Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II (as modified by the Company Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1. Operation of the Business by the Company, Parent, and Merger Sub.

(a) Conduct of the Business Generally. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements, including without limitation the Hotel Purchase Transaction, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and Parent shall carry on (and shall cause their respective Subsidiaries to carry on) their respective businesses in the ordinary course of business and in compliance in all material respects with all applicable Legal Requirements and use their commercially reasonable best efforts consistent with past practices and policies to (x) preserve substantially intact their present business organization, (y) keep available the services of their present officers and key employees and (z) preserve their relationships with key customers and suppliers of goods and services and others with which it has significant business dealings.

(b) Specific Prohibitions. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement, including without limitation the Hotel Purchase Transaction, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and Parent shall not do (and shall cause their respective Subsidiaries to not do) any of the following:

(i) Amend its Charter Documents;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company or Parent;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or other equity interest or any securities convertible into or exchangeable for any capital stock or other equity interest, or subscriptions, rights, warrants or options to acquire any capital stock or other equity interest, or any securities convertible into or exchangeable for any capital stock or other equity interest, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or other equity interests or convertible or exchangeable securities;

(v) Acquire or agree to acquire by merger or consolidation of any Subsidiary with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of the Company, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise

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restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement/Prospectus;

(vi) Form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or in connection with an acquisition permitted by this Section 4.1(b);

(vii) Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business that are not material, individually or in the aggregate, to the business of such Party;

(ix) Close any facility or discontinue any material line of business or any material business operations;

(x) Make capital expenditures that in any instance exceed by more than 10% the previously budgeted amount;

(xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xii) Establish or increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of the Company, other than normal annual increases not exceeding 5%, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(xiii) Enter into any employment contract or collective bargaining agreement;

(xiv) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any Employee Plan or authorize cash payments in exchange for any options granted under any Employee Plan;

(xv) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or a beneficiary, as applicable;

(xvi) Modify in any material respect or terminate any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xvii) Incur or enter into any Contractual Obligation requiring such Party to pay in excess of $100,000 in any 12-month period;

(xviii) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights or material assets;

(xix) Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of such Party or one of its Subsidiaries under current and enforceable confidentiality agreements;

(xx) Terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering such Party or its Subsidiaries or any of their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, such Party or its Subsidiary enters

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into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

(xxi) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

(xxii) Except as required by Legal Requirements or U.S. GAAP (including in response to any SEC SPAC Accounting Changes), revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xxiii) Make, revoke, amend, or rescind any Tax elections or Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any Tax when due (including any estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement;

(xxiv) Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxv) Engage any investment banker, financial advisor, broker, or finder or enter into any agreement with any Person which will result in the obligation of the Company or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions; or

(xxvi) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xxiii) above.

Section 4.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated September 21, 2021 (the “Confidentiality Agreement”), by and between the Company and Parent with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Parent to have reasonable access to Representatives of the Company and to premises, properties, books, records (including Tax records) and contracts of the Company, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements. The Company will instruct its PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and reasonably cooperate with the preparation of financial statements and financial information for inclusion in the Proxy Statement/Prospectus. Parent will permit the Company and its Representatives to have reasonable access to Representatives of Parent and Merger Sub and to premises, properties, books, records (including Tax records) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 4.3. Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to

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any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests in, or material assets of, the Company or any of its Subsidiaries, or a recapitalization, share exchange, or similar transaction with respect to the Company or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the Company or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Company Competing Transactions”). In addition, the Company will (and will cause its Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Parent if the Company (or, to the Company’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform Parent of the principal terms of the inquiry, proposal, offer or submission.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, Parent and Merger Sub will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger or sale of ownership interests in, or material assets of, Parent or a Subsidiary (including Merger Sub), or a recapitalization, share exchange, or similar transaction with respect to Parent or a Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent or Merger Sub from being able to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Parent Competing Transactions”). In addition, Parent and Merger Sub will (and will cause their Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. For the avoidance of doubt, all transactions concerning the acquisition of the Hotels by the Parent shall not be deemed to be a Parent Competing Transaction. Parent and Merger Sub will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent or Merger Sub (or, to Parent’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Parent Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform the Company of the principal terms of the inquiry, proposal, offer or submission.

Section 4.4. Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial information for such month and management commentary on the business performance during such month.

Section 4.5. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable best efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and the financial information furnished pursuant to Section 4.4, (b) reasonably cooperate with any reviews performed by Parent or its Representatives of any such Financials or such information, and (c) reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Proxy Statement/Prospectus, including pro forma financial information, comparative per share information, and management’s discussion and analysis of financial information.

Section 4.6. Commercially Reasonable Efforts. Each of the Parties agrees to use its commercially reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable, including using its commercially reasonable best efforts to (a) cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) obtain all consents, approvals, waivers, authorizations, Orders or other actions by Governmental Authorities that are necessary to enable the consummation of the Merger and the other Transactions, (c) obtain all consents, approvals or waivers from third parties that are necessary to enable the consummation of the Merger and the other Transactions, including without limitation those set forth in Schedule 6.2(f) (it being understood that nothing herein shall require

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the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) vigorously defend any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, and (e) execute and deliver any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

Section 4.7. Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that may constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) prior to the Closing Date, solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) prior to the Closing Date, with respect to each individual described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits.  Prior to soliciting such waivers and approval, the Company shall (i) provide drafts of such waivers and stockholder approval materials to Parent for its reasonable review and approval, and (ii) provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 4.7 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code.  Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the vote was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Registration Statement; Parent Stockholder Meeting.

(a) Parent shall prepare and, as soon as is reasonably practicable after receipt by Parent from the owner of the Hotels and the Company of all financial and other information relating to the Hotels and the Company and the Company Stockholders as is necessary for its preparation, file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Registration Statement”), which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for (a) the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger contemplated hereby, (ii) the issuance of the shares of Parent Common Stock constituting the aggregate Per Share Merger Consideration, (iii) the election to the board of directors of Parent, effective as of the Closing, of the individuals identified on Schedule 5.16, with each to serve in the class of directors set forth opposite his or her name on such schedule, (iv) the amendment and restatement of Parent’s Charter Documents, effective as of immediately prior to the Closing, so that Parent’s Charter Documents will be in the form of Exhibit C-1, (v) the adoption, effective as of the Closing, of an incentive equity plan of Parent (“Parent Plan”), (vi) the approval of the adjournment of the Parent Stockholder Meeting (as defined below) to a later date or dates if it is determined by the officer presiding over the Parent Stockholder Meeting that more time is necessary for Parent to consummate the Transactions, and (vii) the approval of any proposals necessary in connection with the Hotel Purchase Transaction and any other proposals reasonably agreed upon by Parent and the Company (collectively, the “Parent Stockholder Matters”) at a special or annual meeting of Parent Stockholders to be called and held for such purpose (the “Parent Stockholder Meeting”), and (b) the offer and sale of the shares of Parent Common Stock constituting the aggregate Per Share Merger Consideration to the Company Stockholders and the shares of Parent Common Stock constituting a portion of the purchase price for the Hotels to the owners of the Hotels. The Company shall furnish to Parent all financial and other information concerning the Company, its directors or managers, as applicable, officers, and stockholders (including the persons listed on Schedule 5.16 who are designated by the Company and will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement and any amendment and supplement thereto, all in accordance with Section 5.4, shall use commercially reasonable best efforts to cause its PCAOB auditor to issue its report on the Company’s financial statements and grant its consent to inclusion thereof in the Registration Statement and any amendment and supplement thereto, and shall

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otherwise assist and cooperate with Parent as reasonably requested by Parent. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and on any amendment and supplement thereto or any other document proposed to be filed in connection therewith, prior to its filing with the SEC, and Parent shall not file any such statement, amendment, supplement or other documents with the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, in accordance with Section 5.4. Parent and the Company each shall use their commercially reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all Legal Requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (y) cause the Registration Statement to be declared effective as promptly as practicable, and (z) keep the Registration Statement effective as long as is necessary to consummate the Merger. Filing fees with respect to the Registration Statement shall be paid 50% by Parent and 50% by the Company.

(b) As soon as reasonably practicable following the declaration of the effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”) (and in any event, within ten (10) Business Days after the SEC Approval Date), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Parent Stockholder Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than forty-five (45) days following the SEC Approval Date (subject to postponement or adjournment in accordance with this Section 5.1(b)), and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), Parent shall, after consultation with the Company in good faith, be entitled to make one or more successive postponements or adjournments of the Parent Stockholder Meeting (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent has determined in good faith is required to satisfy the conditions of Section 5.1(c) below or any other applicable Legal Requirement, or (ii) if on a date for which the Parent Stockholder Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(d) below and Parent shall reconvene such Parent Stockholder Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(c) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the offer and sale of Parent Common Stock pursuant thereto, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, (i) no financial or other information provided in writing by Parent for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) no financial or other information provided in writing by the Company for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Parent shall as promptly as practicable prepare and file with the SEC an amendment or supplement to thereto (provided that no such amendment or supplement will be filed by Parent without compliance with Section 5.1(a)) and transmit the same to the Parent Stockholders.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1(a), and shall otherwise use commercially reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a). Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, proposed to withdraw, or modify in a manner adverse to the Company, the Parent board of director’s recommendation that the Parent Stockholders vote in favor of the adoption of any of the Stockholder Matters.

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Section 5.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, Parent and the Company shall each: (a) prepare and file a notification relating to the Transactions, (b) promptly and in good faith provide all information reasonably requested of them by the Federal Trade Commission or the Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities, and (c) request early termination of any waiting period under the HSR Act. Parent and the Company each shall (i) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance any proposed response to such communications, and each Party shall consider in good faith the views of the other Party’s counsel in connection with, any response to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other Party prompt notice of the commencement of any Action by or before any Governmental Authority with respect to the Transactions, and (iii) keep the other Party reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or anyone acting on its behalf and any Governmental Authority. No Party shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority that could affect the Transactions without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be paid 50% by Parent and 50% by the Company.

Section 5.3. Public Announcements.

(a) Promptly after the execution of this Agreement, Parent and the Company will issue a joint press release announcing the execution of this Agreement (“Signing Press Release”). As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) After the issuance of the Signing Press Release until the Closing (or the earlier termination of this Agreement in accordance with ARTICLE VII), Parent and the Company shall use commercially reasonable best efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to the business or financial condition of Parent or the Company or to the Transactions, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.4.

(c) Promptly after the Effective Time, Parent and the Company shall issue a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Within the required period after the Effective Time, Parent shall prepare a Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”).

Section 5.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, to which Section 5.2 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company or to the Transactions (each, a “Reviewable Document”), and for any other reasonable purposes, each of Parent and the Company, upon request by the other Party, shall furnish the other with all financial and other information concerning such Party, such Party’s directors or managers, as applicable, officers, and stockholders (including the persons listed on Schedule 5.16 who will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document, shall use commercially reasonable best efforts to cause such Party’s PCAOB auditor to issue its report on such Party’s financial statements and grant its consent to inclusion thereof in the Reviewable Document, if required, and shall otherwise assist and cooperate with the other Party as reasonably requested by the other Party in connection with any Reviewable Document.

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(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the Transactions without further review or consent of the reviewing party.

(d) Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments from the SEC Staff regarding any Reviewable Documents, or of any written or oral request by the SEC Staff for amendments or supplements to, any Reviewable Documents, and each of them shall promptly supply the other with copies of all correspondence between such Party or any of its Representatives and the SEC Staff with respect to any Reviewable Documents. Parent and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such comments or requests with respect to any Reviewable Documents as promptly as reasonably practicable. All correspondence and communications to the SEC or its Staff made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

(e) Parent and the Company shall comply with all applicable Legal Requirements in the preparation, filing, delivery and/or issuance of each Reviewable Document. All information supplied by a Party for a Reviewable Document shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 5.5. No Parent Securities Transactions. Neither the Company nor any of its Subsidiaries, nor any of the Company Stockholders, nor any of the Company’s and the Company Stockholders’ officers, directors, employees, Affiliates or Representatives, directly or indirectly, shall engage in any transactions involving securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the Merger and the other Transactions. The Company shall use its commercially reasonable best efforts to require the Company Stockholders and the Company’s and the Company Stockholders’ officers, directors, employees, Affiliates and Representatives, to comply with the foregoing requirement.

Section 5.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) they have read Parent’s Final Prospectus and understand that Parent has established the Trust Fund and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for themselves and the Company Members and their respective directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waive all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against

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Parent’s assets or funds that are not held in the Trust Fund and not distributed to Redeeming Stockholders. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7. Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The Parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided, however, that any such supplement or amendment shall not be deemed to modify the representations and warranties of the Parties for any purposes under the Agreement, including for the purposes of ARTICLE VI. The obligations of the Parties to amend or supplement the schedules shall terminate on the Closing Date.

Section 5.8. Securities Listing. Parent shall use its commercially reasonable best efforts to keep the Parent Common Stock, Parent Warrants and Parent Units listed for trading on Nasdaq from the date hereof and through the Closing, and shall prepare and submit to Nasdaq a notice of listing of additional shares and/or a listing application, in each case if required under Nasdaq rules, in connection with the Merger, and shall use commercially reasonable best efforts to obtain approval for the listing of the Parent Common Stock (including the shares of Parent Common Stock issuable in the Merger), Parent Warrants and Parent Units on Nasdaq after the Closing, and the Company shall reasonably cooperate with Parent with respect to such listing.

Section 5.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors and/or officers of the Company (each, a “D&O Indemnified Person”) under applicable law or as provided in the Charter Documents of the Company or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing shall survive and shall continue in full force and effect in accordance with their terms.

(b) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, the Surviving Company shall indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of the Company for any matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Company within ten (10) business days of receipt by the Surviving Company from the D&O Indemnified Person of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking to return the advance if it is ultimately determined that the Person is not entitled to indemnification, (y) neither the Surviving Company nor any of its Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by a D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of all such D&O Indemnified Persons from all liability arising out of such action, suit, proceeding, investigation or claim (including all claims for plaintiffs’ attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) the Surviving Company and its Affiliates shall cooperate in the defense of any such matter.

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(c) Upon the Closing, the Surviving Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company at the date of this Agreement for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(d) If Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Parent and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

Section 5.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter. The trust termination letter shall instruct Continental to distribute the Trust Fund as follows: (a) first, to stockholders who elect to have their shares of Parent Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (“Redeeming Stockholders”), (b) second, to the holders of the Company Convertible Notes that are not converted into shares of the Company Common Stock immediately prior to the Closing as repayment in full of such notes, (c) third, for income Tax or other Tax obligations of Parent prior to Closing, (d) fourth, to Maxim Group, LLC as deferred underwriting commissions in accordance with that certain Underwriting Agreement dated August 30, 2021, (e) fifth, to debtors of Parent in repayment of Parent Borrowings that are not converted into securities of Parent immediately prior to the Effective Time and other loans and reimbursement of expenses to directors, officers and stockholders of Parent, (e) sixth, to pay any other accrued but unpaid Transaction Expenses of Parent and the Company, and (f) seventh, all remaining funds shall be distributed to Parent for the post-Closing working capital of Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective Transaction Expenses.

Section 5.12. Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from the Sponsor, its directors, officers, and/or stockholders to meet its reasonable capital requirements (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of Parent in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus).

Section 5.13. Company Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries and each other Person designated by the Company who will become an Insider of Parent upon the Closing to, at or prior to Closing, (i) repay to the Company or its Subsidiaries any loan by the Company or its Subsidiaries to such Insider or other Person and any other amount owed by such Insider or other Person to the Company or its Subsidiaries; and (ii) cause any guaranty or similar arrangement pursuant to which the Company or its Subsidiaries have guaranteed the payment or performance of any obligations of such Insider or other Person to a third party to be terminated.

Section 5.14. Employment Agreements. After the Closing Date, Parent shall enter into employment agreements with the Company executives listed on Schedule 5.14, in a form which is reasonably acceptable to the Company and such executives (the “Employment Agreements”).

Section 5.15. Registration Rights Agreement. At or prior to the Closing, Parent, the Company Stockholders who are Affiliates of the Company (all of whom are set forth on Schedule 5.15), the Sponsor, and Maxim Group, LLC shall execute and deliver an amended and restated registration rights agreement (“Registration Rights Agreement”)

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in a form to be mutually agreed upon and in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Parent shall, within 30 days after the Closing, file a registration statement on Form S-1 to register for resale under the Securities Act the shares of Parent Common Stock issued or issuable as Per Share Merger Consideration to the Company Stockholders who are Affiliates of the Company, the shares of Parent Common Stock held by the Sponsor or issuable upon the exercise of Parent Warrants held by the Sponsor (or its transferees) as of immediately after the Closing, and the shares of Parent Common Stock issued to Maxim Group, LLC (or its designees) as compensation in Parent’s initial public offering as described in the Final Prospectus. The Registration Rights Agreement shall supersede the existing registration rights agreement, dated as of August 30, 2021, between Parent and the Sponsor, the other Initial Stockholders and Maxim Group, LLC.

Section 5.16. Board of Directors. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such director or officer is included on Schedule 5.16, (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.16 and (c) the persons listed in Schedule 5.16 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.16 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

Section 5.17. Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company, and which shall be reasonably acceptable to Parent. The Parent Plan shall provide that an aggregate number of shares of Parent Common Stock equal to 5% of the shares of Parent Common Stock outstanding upon the Closing shall be reserved for issuance pursuant to the Parent Plan. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Common Stock issuable pursuant to the Parent Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8, or any successor form or comparable form in another relevant jurisdiction, first becomes available to Parent, and Parent shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

Section 5.18. Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.19. PIPE Investment. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain a debt or equity financing in the amount of $82 million (the “PIPE Investment”) at Closing. Parent shall provide the Company with copies of all definitive documents ultimately executed relating to the PIPE Investment.

Section 5.20. Company Stockholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DGCL and the Company’s Charter Documents to all the Company Stockholders calling for a special meeting of such stockholders to consider and vote upon the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of Company Stock representing the Company Stockholder Approval that is executed and delivered by such holders after the SEC Approval Date; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Common Stock.

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The Company shall use its commercially reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Stock in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

Section 5.21. Additional Lock-Up Agreements. Prior to the Closing Date, the Company will use commercially reasonable best efforts to cause each of the Company Stockholders (other than the Key Company Stockholders, who are subject to Section 1.14(a)) to enter into a Company Lock-Up Agreement, in the same form as the Key Company Stockholders, pursuant to which such Company Stockholder will agree not to transfer the shares of Parent Common Stock received by such Company Stockholder hereunder as Per Share Merger Consideration until the date that is six (6) months following the Closing Date, subject to certain exceptions as set forth therein.

ARTICLE VI
CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) by the Party whose obligations are conditioned upon it:

(a) No Order. No Governmental Authority shall have entered a decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(b) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Parent Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act. All required waiting periods under the HSR Act, if any, shall have expired or been terminated, and all other consents, approvals and authorizations from Governmental Authorities legally required to be made or obtained to consummate the Transactions shall have been made or obtained.

(d) Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Parent Stockholder Approval. At the Parent Stockholder Meeting (including any adjournments thereof), the Parent Stockholder Matters set forth in Section 5.1(a)(i) through (v), inclusive, shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.

(f) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.2. Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 2.1, Section 2.2, Section 2.3, Section 2.7, Section 2.25 and Section 2.29 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Company Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Company Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and

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correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. Parent shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of the Company authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions, (ii) that attached thereto are certificates of good standing of the Company from the State of Delaware and from each state where it is organized, qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent or the Surviving Company to own, operate or control any of the Intellectual Property Rights, assets, operations, or business of the Company or its Subsidiaries following the Transactions and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the Most Recent Balance Sheet Date, there will not have occurred anything that has constituted or resulted in a Company Material Adverse Effect that is ongoing.

(f) Consents. The Company shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(f).

(g) Insider Loans. (i) All outstanding indebtedness owed to the Company or its Subsidiaries by Affiliates or Insiders thereof or by any other Person designated by the Company who will become an Insider of Parent upon the Closing shall have been repaid in full; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company or any of its Subsidiaries has guaranteed the payment or performance of any obligations of any such Affiliate or Insider or other Person to a third party shall have been terminated; and (iii) no Affiliate of the Company shall own any direct equity interests in any company that utilizes in its name or otherwise “Two Bit Circus” or any derivative thereof.

(h) Hotel Purchases. All the conditions to closing of the Hotel Purchase Transaction shall have been satisfied or waived, and the parties to the Hotel Purchase Agreement shall be ready, willing and able to close the Hotel Purchase Transaction simultaneously with the Transactions.

(i) Employment Agreements. An employment agreement with Parent, in form and substance reasonably acceptable to Parent (the “Employment Agreements”), shall have been executed and delivered by each of the individuals set forth on Schedule 6.2(i).

(j) Company Lock-Up Agreements. The Company Lock-Up Agreements executed and delivered by the Key Company Stockholders shall be in full force and effect.

(k) Company Support Agreements. The Company Support Agreements executed and delivered by the Key Company Stockholders shall be in full force and effect.

(l) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent.

(m) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

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(n) Company Convertible Notes. The outstanding balance of the Company Convertible Notes that remain outstanding and are not converted immediately prior to the Closing (the “Outstanding Company Convertible Notes”) is less than $6,000,000 in aggregate and, at Closing, the Company shall cause to be delivered to Parent a properly executed payoff letter agreement from each holder of Outstanding Company Convertible Notes, pursuant to which such holder agrees (i) not to convert such Outstanding Company Convertible Notes at any time from and after Closing and (ii) sets forth the pay-off amount required to repay such Outstanding Company Convertible Notes in full as of the Closing or within five Business Days thereafter.

(o) Silicon Valley Bank Payoff. The Parent shall have received evidence of a payoff or release letter from Silicon Valley Bank and the termination of all UCC financing statements filed by Silicon Valley Bank with respect to the Company or its Subsidiaries.

(p) F Reorganization. If requested by Parent in its sole discretion, Parent shall have received evidence that prior to Closing, the Company has undertaken a tax-free reorganization pursuant to Internal Revenue Code Section 368(a)(1)(F).

(q) Dissolution of Certain Subsidiaries. Parent shall have received evidence of the dissolution of Two Bit Circus PHX, LLC, Two Bit Circus DEN, LLC and Two Bit Circus PIT, LLC, and, in the event that any of the foregoing subsidiaries are not wholly owned by the Company, then Parent shall have received evidence that all of the assets of such subsidiary (or subsidiaries) have been transferred to the Company, free and clear of all Liens.

(r) Voting Control and Option to Purchase with Respect to Certain Subsidiaries. Parent shall have received (i) evidence that the Company holds all voting control of and all economic benefits with respect to any net income in Two Bit Circus DAL, LLC, Two Bit Circus DTLA, LLC, Two Bit Circus Cayman Inc. (the “Shared Ownership Subsidiaries”); and (ii) option agreements, in the form and substance acceptable to Parent, executed by all holders (other than the Company) of equity interests in the Shared Ownership Subsidiaries, which shall provide, among other things, the grant of an option to the Company to purchase all outstanding ownership in the Shared Ownership Subsidiaries for an aggregate purchase price of $1.00.

(s) Dissenting Shares. The Parent shall have received evidence that no greater than 5.0% of the outstanding Company Common Stock shall constitute Dissenting Shares.

Section 6.3. Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 3.1, Section 3.2, Section 3.3, Section 3.8 and Section 3.21 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Parent Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Parent Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect (“Parent Closing Certificate”).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of Parent and Merger Sub certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent or Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect

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and are all of the resolutions of the board of directors of either Parent or Merger Sub adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of each of Parent and Merger Sub from its jurisdiction of formation and from each jurisdiction where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Parent Material Adverse Effect that is ongoing.

(f) Nasdaq Listing. The listing of the Parent Common Stock comprising the aggregate Per Share Merger Consideration on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

(g) Management. Effective upon the closing, the members of the board of directors of Parent and the executive officers of Parent shall consist of the individuals designated in accordance with Section 5.16.

(h) Available Funds. Parent shall have Available Closing Cash of at least $15,000,000.

(i) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Parent.

ARTICLE VII
TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on September 30, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an Order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable;

(d) by either Parent or the Company, if the Parent Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents at the Parent Stockholder Meeting;

(e) by either Parent or the Company, if Parent shall not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Parent Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents;

(f) by the Company, if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) cannot be satisfied or (ii) Parent has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by Parent, then the Company may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from the Company to Parent of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will

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result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder; or

(g) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) cannot be satisfied or (ii) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by the Company, then Parent may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from Parent to the Company of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder.

Section 7.2. Notice of Termination; Effect of Termination.

(a) In order to terminate this Agreement under Section 7.1, the Party terminating this Agreement must give written notice of termination to the other Party which states when this Agreement will terminate and the subsection of Section 7.1 under which termination is claimed. Termination of this Agreement will be effective immediately upon delivery of the notice of termination (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) after the expiration of the thirty (30) day cure period).

(b) In the event of the termination of this Agreement as provided in this Section 7.2, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and ARTICLE IX (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement by such Party occurring prior to such termination.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Survival of Representations, Warranties, and Covenants. All of the representations, warranties, covenants, and agreements of the Company, on the one hand, and Parent on the other hand, contained herein shall survive the Closing and remain in full force and effect for the Survival Period (as defined below), provided, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof.

Section 8.2. Indemnification.

(a) Parent’s Right to Indemnification. Subject to the terms and conditions of this ARTICLE VIII (including without limitation the limitations set forth in Section 8.7), upon and from the Closing, Parent and its successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended, and held harmless by the Company Stockholders, jointly and severally, to the extent of the Escrow Shares, and thereafter, severally but not jointly (based on their Pro Rata shares), from and against all Losses (as defined below) asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in this Agreement or any certificate delivered by the Company to Parent pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; or

(iii) any Third Party Claim (as defined below) based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Company or any of its Subsidiaries conducted, existing or arising on or prior to the Closing Date.

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(b) Company Stockholders’ Right to Indemnification. Subject to the terms and conditions of this ARTICLE VIII (including without limitation the limitations set forth in Section 8.7), the Company Stockholders and their respective successors and permitted assigns (the “Company Indemnitees”) shall be indemnified, defended, and held harmless by Parent to the extent of the Indemnification Pool from and against all Losses (defined below) asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Parent contained in this Agreement or any certificate delivered by Parent to the Company pursuant to this Agreement in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of Parent contained in this Agreement.

(c) Definition of Losses. As used in this ARTICLE VIII, the term “Losses” includes all direct losses, liabilities, damages, judgments, awards, Orders, penalties, settlements, costs and reasonable expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties, that are ultimately determined to be valid, provided that “Losses” does not include any indirect, special, consequential, or punitive damages (other than indirect, special, consequential, or punitive damages payable to third parties) or any loss of profit or opportunity damages. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Parent Indemnitees or Company Indemnitees may be entitled to indemnification pursuant to ARTICLE VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

Section 8.3. Indemnification of Third Party Claims. The indemnification obligations and liabilities under this ARTICLE VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Parent Indemnitee by a Person other than the Company, the Company Stockholders and the Affiliates of the foregoing, on the one hand, or brought against a Company Indemnitee by a Person other than Parent, Merger Sub or the Affiliates of the foregoing, on the other hand (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent will give the Company Representative, or the Company Representative will give Parent, as applicable, prompt written notice (a “Notice of Claim”) after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b) Defense. The Company Representative or Parent, as applicable, shall have the right, at its option (subject to the limitations set forth in Section 8.3(c) below) and at its own expense, by written notice to Parent or the Company Representative, as applicable, within twenty (20) days of receipt of a Notice of Claim, to assume the entire control of, subject to the right of Parent or the Company Representative, as applicable, to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent or the Company Representative, as applicable, to be the lead counsel in connection with such defense. If the Company Representative or Parent, as applicable, is permitted and elects to assume the defense of a Third Party Claim:

(i) such Person shall diligently and in good faith defend such Third Party Claim and shall keep Parent or the Company Representative, as applicable, reasonably informed of the status of such defense; provided, however, that Parent or the Company Representative, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) Parent and any Parent Indemnitee that is the subject of the Third Party Claim, or the Company Representative and any Company Indemnitee that is the subject of the Third Party Claim, as applicable, shall cooperate fully in all respects with the Company Representative or Parent, as applicable, in any such defense,

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compromise or settlement thereof, including, without limitation, the selection of counsel, and such Persons shall make available to the Company Representative or Parent, as applicable, all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Company Representative or Parent, as applicable, shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against an Parent Indemnitee or Company Indemnitee, as applicable; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Parent Indemnitee or the Company Indemnitee, as applicable, other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Company Representative or Parent, as applicable, and shall not affect such Person’s duty or obligations under this ARTICLE VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of such Person to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which such Person is obligated to be greater than such damages would have been had Parent or the Company Representative, as applicable, given prompt notice hereunder. So long as the Company Representative or Parent, as applicable, is defending any such action actively and in good faith, the Parent Indemnitee or Company Indemnitee, as applicable, shall not settle such action. Parent and the Surviving Company shall make available to the Company Representative or Parent all relevant records and other relevant materials required by the Company Representative or Parent and in the possession or under the control of Parent or the Surviving Company, for the use of the Company Representative or Parent and their respective representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Company Representative or Parent, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent or the Company Representative, as applicable, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Company Representative or Parent, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnitee Rights. Anything in this Section 8.3 to the contrary notwithstanding, (i) the Company Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Parent Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Parent Indemnitee and (ii) Parent shall not, without the written consent of the Company Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Company Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Company Indemnitee.

Section 8.4. Indemnification of Direct Claims. Any action on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by Parent by giving the Company Representative a Notice of Claim, or by Company Representative by giving Parent a Notice of Claim, each in accordance with Section 8.3(a) (substituting “Direct Claim” for “Third Party Claim” as applicable). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Direct Claim and shall not affect the Company Representative’s or Parent’s duty or obligations under this ARTICLE VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Company Representative or Parent to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Company Representative or Parent is obligated to be greater than such damages would have been had such Person given prompt notice hereunder. The Company Representative and its representatives and advisors, or Parent and its representatives and advisors, as applicable, shall have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Direct Claim, and Parent, the Surviving Company and Parent or the Company Representative, as applicable, shall reasonably assist such investigation by giving such information and access to persons or records as the Company Representative or Parent, as applicable, may reasonably request. If the

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Company Representative or Parent, as applicable, does not respond to the Notice of Claim within such twenty (20) calendar day period, the Company Representative or Parent shall be deemed to have accepted the Direct Claim. If Company Representative or Parent rejects the Direct Claim, it shall, within such twenty (20) calendar day period, notify Parent or the Company Representative, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and the parties shall negotiate in good faith to resolve the Direct Claim. If the parties are unable to reach an agreement within ten (10) calendar days after Parent’s or Company Representative’s receipt of such rejection notice, Parent or the Company Representative shall be free to pursue such remedies as may be available to the Parent Indemnitee or Company Indemnitee, as applicable, with respect to the Direct Claim, on the terms and subject to the provisions of this Agreement.

Section 8.5. Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this ARTICLE VIII are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements pursuant to an insurance policy, Parent, the Surviving Company and the Parent Indemnitee or Company Indemnitee, as applicable, shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance; provided that Parent or the Company Representative shall nevertheless be entitled to bring a claim for indemnification under this ARTICLE VIII in respect of such Losses and the time limitations set forth in Section 8.7 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by a Parent Indemnitee or Company Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If a Parent Indemnitee or Company Indemnitee has received the indemnification required by this ARTICLE VIII in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Company Stockholders or Parent, as applicable, and shall pay to the Company Stockholders or Parent, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any indemnification received pursuant to this ARTICLE VIII in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

Section 8.6. Effect of Investigation. The representations, warranties and covenants of the Company and Parent, and the Parent Indemnitee’s and Company Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnitee or Company Indemnitee (including by any of their representatives) or by reason of the fact that the Parent Indemnitee or Company Indemnitee or any of their representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnitee or Company Indemnitee’s waiver of any condition set forth in Section 6.2 or Section 6.3, as the case may be.

Section 8.7. Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or any certificate delivered by the Company to Parent or by Parent to the Company pursuant to this Agreement in connection with the Closing (including those in ARTICLES II and III hereof and in the certificates required to be delivered by the Company pursuant to Section 6.2(a) and 6.2(b) and by Parent pursuant to Section 6.3(a) and 6.3(c)) shall survive the Closing until the date falling on the first anniversary of the Closing (the “Survival Period”). Any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this ARTICLE VIII shall be brought after the end of the Survival Period.

(b) De Minimis Claim. Neither a Parent Indemnitee nor a Company Indemnitee may make a claim for indemnification under this ARTICLE VIII if such claim has resulted in a Loss that is less than $25,000 (the “De Minimis Threshold”).

(c) Deductible. No amount shall be payable under this ARTICLE VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), and then only to the extent of such excess, provided that only claims that have resulted in Losses that exceed the De Minimis Threshold shall be counted towards calculating the Deductible.

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(d) Maximum.

(i) In no event shall the aggregate indemnification obligation of a Company Stockholder under this ARTICLE VIII exceed the aggregate Per Share Merger Consideration received by such Company Stockholder pursuant to ARTICLE I (and such Company Stockholder’s indemnification obligations shall be satisfied solely through the Escrow Shares and a number of additional shares of Parent Common Stock equal to the aggregate number received as Per Share Merger Consideration by such Company Stockholder at the Closing (or, in lieu thereof, cash equal to the Fair Value of such shares)).

(ii) In no event shall the aggregate indemnification obligation of Parent under this ARTICLE VIII exceed a number of newly issued shares of Parent Common Stock equal to the number of Escrow Shares (and Parent’s indemnification obligations shall be satisfied solely through such newly issued shares) (the “Indemnification Pool”).

Section 8.8. Payments.

(a) Once a Loss payable to the Parent Indemnitees is agreed to by Parent and the Company Representative, or finally adjudicated to be payable pursuant to this ARTICLE VIII (the date on which the amount of Loss under this paragraph (a) or paragraph (b) below is determined, the “Determination Date”), the Loss shall be paid: (i) first, through the surrender by the Escrow Agent to Parent for cancellation of a number of Escrow Shares with a Fair Value equal to the dollar value of the Loss, allocated Pro Rata among the Company Stockholders, in accordance with the terms of the Escrow Agreement, and (ii) second, to the extent the Loss has not be paid in full pursuant to clause (i), through the surrender by each Company Stockholder to Parent for cancellation of a number of shares of Parent Common Stock (up to a maximum, for all claims hereunder, equal to the number of shares received as Per Share Merger Consideration by such Company Stockholder at the Closing) with a Fair Value equal to such Company Stockholder’s Pro Rata share of the dollar value of the Loss (or, in lieu thereof, by payment in cash of the Fair Value of such number of shares), each in accordance with the limit set forth Section 8.7(d).

(b) Once a Loss payable to the Company Indemnitees is agreed to by Parent and the Company Representative, or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Loss shall be paid exclusively through the issuance by Parent to the Company Indemnitees of a number of shares of Parent Common Stock from the Indemnification Pool, allocated Pro Rata among the Company Indemnitees, with a Fair Value equal to the dollar value of the Loss (subject to the limit in Section 8.7(d)). Parent shall reserve and keep available for issuance a sufficient number of unissued shares of Parent Common Stock to permit the issuance pursuant this Section 8.8(b).

(c) “Fair Value” means the price per share equal to the five-day trailing average of the mean of the high and low trading prices of Parent Common Stock as of the five trading days immediately preceding the Determination Date.

Section 8.9. Adjustment to Merger Consideration. Amounts paid for indemnification under ARTICLE VIII (either paid by the Company Stockholders or received by the Company Stockholders) shall be deemed to be an adjustment to the aggregate Per Share Merger Consideration, except as otherwise required by Legal Requirement.

Section 8.10. Representative Capacity and Expenses. The Parties acknowledge that the Company Representative’s obligations under this ARTICLE VIII are solely as a representative of the Company Stockholders. Notwithstanding anything to the contrary contained herein, the Company Representative shall have no liability to any Company Indemnitee, or any other Party, for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative. Parent and the Surviving Company shall defend, indemnify, and hold harmless the Company Representative for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Company Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative. The Company Representative shall not have any personal responsibility for any expenses incurred by it in its capacity as such and all out-of-pocket expenses incurred by it shall be borne by Parent.

Section 8.11. Disputes. In any action relating to a dispute of a claim made for indemnification pursuant to this ARTICLE VIII, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other reasonable costs and expenses incurred in connection with such action from the other party.

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Section 8.12. Exclusive Remedy. The Parties acknowledge and agree that, subject to Section 9.10, the indemnification provided under this ARTICLE VIII shall be the exclusive remedy to the Parent Indemnitees, Company Indemnitees and other Parties hereto in respect of any and all matters arising out of, relating to or connected with this Agreement and the transaction contemplated hereunder (other than for claims arising from fraud, intentional misrepresentation or willful misconduct in connection with the transactions contemplated by this Agreement).

ARTICLE IX
MISCELLANEOUS

Section 9.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by electronic mail to the applicable email address specified below. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Two Bit Circus, Inc.
Attention: Brent Bushnell
Email: bbushnell@twobitcircus.com\
Two Bit Circus
634 Mateo Street
Los Angeles, California 90021

with a copy (which will not constitute notice) to:

Turke & Strauss LLP
613 Williamson Street Suite 201
Madison, WI 53703
Attention: Mary C. Turke
Email: mary@turkestrauss.com

If to Parent (or to the Company after the Closing), to:

Alpine Acquisition Corporation
10141 N. Canyon View Lane
Fountain Hills, Arizona 85268
Attention: Elan Blutinger, Chairman
Email: elan.blutinger@alpinesponsor.com

with a copy (which will not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Ave, 11th Floor
New York, NY 10174
Telephone: (212) 818-8800
Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.
Email: dmiller@graubard.com; jgallant@graubard.com

Each of the Parties to this Agreement may specify a different address, email address, or facsimile number by giving notice in accordance with this Section 9.1 to each of the other Parties hereto.

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Section 9.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third party beneficiary of the provisions set forth in Section 5.9.

Section 9.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after the Closing, no amendment or waiver of any provision of this Agreement shall be valid and binding without the consent of a majority of the directors of Parent who were not designated by the Key Members. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Any waiver or other document signed by Parent will be deemed also to be signed by Merger Sub.

Section 9.4. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Neither Party has relied on any representations or commitments other than those explicitly contained in this Agreement or the Ancillary Agreements, and there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 9.5. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.6. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

Section 9.8. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.9. Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a) Jurisdiction. Any Action relating to or arising under this Agreement, any of the Ancillary Agreements, or any of the Transactions may be brought in any state or federal court sitting in the State of Delaware, but in no other court. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the jurisdiction

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of any state or federal court sitting in the State of Delaware, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY ACKNOWLEDGES THAT NO PARTY HAS AGREED NOT TO ENFORCE THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.

Section 9.10. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other Transactions) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such injunction.

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Section 9.11. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to be satisfied by the posting of such document or item of information in an electronic data room accessible by Parent or the Company, as the case may be, or its representatives.

Section 9.12. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:
ALPINE ACQUISITION CORPORATION
By:	/s/ Elan Blutinger
	Name:	Elan Blutinger
	Title:	Chairman
MERGER SUB:
AAC MERGER SUB INC.
By:	/s/ Elan Blutinger
	Name:	Elan Blutinger
	Title:	Chairman
COMPANY:
TWO BIT CIRCUS, INC.
By:	/s/ Kim Schaefer
	Name:	Kim Schaefer
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]
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Exhibit A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Hotel Purchase Agreement, the Escrow Agreement, Company Lock-Up Agreements, Parent Lock-Up Agreements, Support Agreements, Employment Agreements, and Registration Rights Agreement, and the other documents delivered pursuant hereto and thereto.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other laws in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Anti-Tax Evasion Laws” means (a) any laws prohibiting fraudulent or dishonest failure to pay any amount of Tax to the relevant Governmental Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, or claims for any relief, and (b) any laws prohibiting the facilitation of tax evasion.

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

“Available Closing Cash” means (i) the amount of funds contained in the Trust Account, after payment to Redeeming Stockholders who elect to have their shares of Parent Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents, plus (ii) the net proceeds received by Parent from the PIPE Investment at the Closing, plus (iii) cash and cash equivalents held by Parent and by the Company and its Subsidiaries immediately prior to the Closing.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Kim Schaefer, Brent Bushnell, Eric Gradman or Andy Levey has actual knowledge of the fact or other matter at issue.

“Company Common Stock” means the common stock of Company, par value $0.0001 per share, authorized by the Company’s Charter Documents as currently in effect.

“Company Convertible Notes” means the outstanding convertible promissory notes issued by the Company listed on Schedule Section 2.7(g).

“Company Derivative Securities” means all shares of Company Preferred Stock, notes, bonds, indentures or other securities exchangeable for or convertible into shares of Company Common Stock, all subscription rights, options, warrants or other securities exercisable for shares of Company Stock, and all other securities or Contractual Obligations of any kind granting any Person the right (absolute or contingent) to purchase or otherwise acquire shares of Company Common Stock, other than the Company Convertible Notes.

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“Company Indebtedness” means, for the Company and its Subsidiaries: (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which the Company or its Subsidiary is responsible or liable, (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any conditional sale or title retention agreement and all obligations secured by any Lien on any property or asset, (iv) all obligations under leases required to be capitalized in accordance with GAAP, (v) all obligations for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (vi) all obligations under interest rate and/or currency swap hedging transactions (valued at the aggregate termination value thereof, with transactions with positive values offset against transactions with negative values) and (vii) all obligations of the type referred to in clauses (i) through (vii), the payment for which the Company or its Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise or the payment of which is secured by any Lien on any assets of the Company or its Subsidiary.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

“Company Stockholders” means the holders of the Company Common Stock, for all periods prior to the Closing, and the holders of the Company Common Stock as of immediately prior to the Closing, for all periods on or after the Closing.

“Company Products” means the products or services provided by the Company or any Subsidiary.

“Company Source Code” means software source code or algorithms to the Company Products that are in the Company Intellectual Property Rights.

“Contractual Obligation” means, with respect to any Person, any legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which such Person or any of its Subsidiaries is a party or by or to which any of the properties or assets of such Person or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to such Person or any of its Subsidiaries).

“COVID-19” means SARS-CoV-2 and mutations, variations, or evolutions thereof or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or any other law, decree, judgment, injunction, directive, guideline, or recommendation by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (A) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (B) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law, or (iii) any change, event, occurrence or effect of any of the matters contemplated by clause (i) or (ii) of this definition.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

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“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable laws), including but not limited to any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” means any laws relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Final Prospectus” means Parent’s Final Prospectus dated August 30, 2021.

“Founder Shares” means the shares of Parent Common Stock issued in a private placement prior to Parent’s initial public offering, and any shares of Parent Common Stock issued as a dividend or distribution thereon.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any supra-national governing body, or any court, agency, commission, authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any such government, political subdivision thereof, or supra-national governing body, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator or other tribunal of competent jurisdiction.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Hotel Purchase Transaction” means the consummation of the transactions contemplated by the Hotel Purchase Agreement, including without limitation the purchase by Parent of the Hotels.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Information Privacy and Security Laws” means all applicable Legal Requirements and industry standards that are binding on the Company concerning: (i) privacy, data protection, cybersecurity, e-commerce; and (ii) the Processing of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such laws, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Initial Stockholders” means the holders of the Founder Shares.

“Insider” means, with respect to any Person, any natural Person who is an officer, director, or employee of such Person.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any law (including common law), statute, standard, ordinance, decree, permit, authorization, code, rule, regulation or Order of any Governmental Authority.

“Lien” means any charge, claim, mortgage, pledge, lien, encumbrance, security interest, attachment, easement, encroachment, right of way, right of first refusal, or other similar restriction of any kind on transfer, use, voting, receipt of income or exercise of other similar right of ownership (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller), or any agreement to give any of the foregoing.

“Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, means any change, event, occurrence or effect, that, individually or when aggregated with other changes, events, occurrences or effects, has a materially adverse effect on (x) the condition, financial or otherwise, assets, liabilities, business, prospects, or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, take as a whole, as applicable, or (y) the ability of the Company and its Subsidiaries, or Parent and Merger Sub, as applicable, to timely consummate the Closing (including the Transactions) on the terms set forth in this Agreement; provided that, in the case of clause (x) only, no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof (including SEC SPAC Accounting Changes), (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), and acts of God, (iv) COVID-19 Measures, (v) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that this exception shall not apply for the purposes of the representations and warranties of the Company and Parent set forth in Section 2.5 or Section 3.5, respectively), (vi) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), or (vii) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s written request, on the one hand, or by Parent and Merger Sub at the Company’s written request, on the other hand, including in either case any action required to be taken or omitted to be taken by this Agreement and any action to which the other Party has consented in writing; provided, however, in the case of each of the foregoing, in the event that the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, are materially and disproportionately adversely affected by such change, event, occurrence or effect relative to other participants in the industries in which they operate, the extent (and only the extent) to which such adverse effect disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, relative to such other participants may be taken into account in determining whether there has been a Material Adverse Effect.

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“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share, authorized by the Parent Charter Documents as currently in effect.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Stockholders” means the holders of Parent Common Stock prior to the Merger.

“Parent Units” means the units of Parent, each unit consisting of one share of Parent Common Stock and one-half of one Parent Warrant.

“Parent Warrants” means the redeemable common stock warrants of Parent, each whole warrant exercisable for one share of Parent Common Stock at a price of $11.50, beginning thirty (30) days after the Closing Date and expiring on the fifth anniversary of the Closing Date, or earlier upon redemption, upon the terms and conditions set forth in the warrant agreement entered into between Parent and Continental on August 30, 2021.

“Parent’s Knowledge,” “Knowledge of Parent” and similar formulations mean that one or more of Elan Blutinger, Kim Schaefer or Alex Lombardo has actual knowledge of the fact or other matter at issue.

“Permits” means any franchise, license, certificate of compliance, authorization, permit, approval, Order or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Permitted Lien” means, with respect to a Person, (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, on the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by such Person, (d) liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase price of goods and Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (h) de minimis Liens that arise by operation of law in the ordinary course of business.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual or an individual’s device); and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under applicable Legal Requirements (including Information Privacy and Security Laws), Company’s privacy and information security policies, or Privacy Contracts. Personal Information includes information in any form, whether paper or electronic.

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“Processing” means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, such as collection, recording, storage, adaptation or alteration, use, disclosure, dissemination, transfer, erasure, or destruction.

“Pro Rata” means, with respect to a Company Stockholder, the proportion that (i) the number of shares of Company Common Stock owned by such Company Stockholder immediately prior to the Effective Time bears to (ii) the aggregate number of shares of Company Common Stock held by all the Company Stockholders immediately prior to the Effective Time.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Alpine Acquisition Sponsor LLC.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Hotel Purchase Transaction, the Merger and the PIPE Investment.

“Transaction Expenses” means any financial advisory, legal, accounting, brokerage and other fees, costs and expenses incurred by a Party or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith or the completion of the Transactions, including any fees, costs or expenses incurred in connection with (i) obtaining directors’ and officers’ insurance covering periods prior to the Closing, (ii) making required filings under the HSR Act, (iii) preparing, filing and mailing the Proxy Statement/Prospectus, or (iv) negotiating, soliciting investment in and consummating the PIPE Investment.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

Annex A-1-56

Annex A-2

AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of August 26, 2022, by and among Alpine Acquisition Corporation, a Delaware corporation (“Parent”), and Two Bit Circus, Inc., a Delaware corporation (the “Company”). Parent and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Merger Agreement (defined below).

A. On May 18, 2022, the Parties and AAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) whereby the Merger Sub will merge with and into Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”) and the Company Stockholders receiving shares of Parent Common Stock and cash as described therein in exchange for all the outstanding shares of Company Common Stock.

B. The parties desire to amend the Merger Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 6.3(h). Section 6.3(h) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(h) [reserved].”

2. Amendment to Section 7.1(b). Section 7.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Parent or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on November 30, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;”

3. Counterparts. This Amendment may be executed by the parties in counterparts, and the executed counterparts shall be deemed by the parties as a single executed and binding document and may be delivered by facsimile to the parties and their counsel.

4. Ratification. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall remain unchanged and in full force and effect. This Amendment may not be amended or modified, expect pursuant to a written agreement signed by the party to be charged therewith.

5. Governing Law; Jurisdiction. This Amendment shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6. Miscellaneous. To the extent applicable, the provisions of Article IX (Miscellaneous) of the Merger Agreement are hereby incorporated by reference as if set forth herein.

[Remainder of page intentionally left blank]

Annex A-2-1

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PARENT
ALPINE ACQUISITION CORPORATION
By:	/s/ Elan Blutinger
Name:	Elan Blutinger
Title:	Chairman
COMPANY
TWO BIT CIRCUS, INC.
By:	/s/ Kim Schaefer
Name:	Kim Schaefer
Title:	Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]

Annex A-2-2

Annex A-3

AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 4, 2022, by and among Alpine Acquisition Corporation, a Delaware corporation (“Parent”), and Two Bit Circus, Inc., a Delaware corporation (the “Company”). Parent and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Merger Agreement (defined below).

A.On May 18, 2022, the Parties and AAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) whereby the Merger Sub will merge with and into Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”) and the Company Stockholders receiving shares of Parent Common Stock and cash as described therein in exchange for all the outstanding shares of Company Common Stock.

B. On August 26, 2022, the Merger Agreement was amended in order to extend the date by which the parties may terminate the Merger Agreement if the transactions contemplated thereby have not been consummated from September 30, 2022 to November 30, 2022.

C. The parties desire to further amend the Merger Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 1.6(a). Section 1.6(a) of the Merger Agreement is hereby amended by replacing “49,800,000” with “47,247,280”.

2. Counterparts. This Amendment may be executed by the parties in counterparts, and the executed counterparts shall be deemed by the parties as a single executed and binding document and may be delivered by facsimile to the parties and their counsel.

3. Ratification. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall remain unchanged and in full force and effect. This Amendment may not be amended or modified, expect pursuant to a written agreement signed by the party to be charged therewith.

4. Governing Law; Jurisdiction. This Amendment shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5. Miscellaneous. To the extent applicable, the provisions of Article IX (Miscellaneous) of the Merger Agreement are hereby incorporated by reference as if set forth herein.

[Remainder of page intentionally left blank]

Annex A-3-1

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PARENT
ALPINE ACQUISITION CORPORATION
By:	/s/ Elan Blutinger
Name:	Elan Blutinger
Title:	Chairman
COMPANY
TWO BIT CIRCUS, INC.
By:	/s/ Kim Schaefer
Name:	Kim Schaefer
Title:	Chief Executive Officer

Annex A-3-2

Annex A-4

AMENDMENT NO. 3
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 3 to Agreement and Plan of Merger (this “Amendment”) is entered into as of November 30, 2022, by and among Alpine Acquisition Corporation, a Delaware corporation (“Parent”), and Two Bit Circus, Inc., a Delaware corporation (the “Company”). Parent and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Merger Agreement (defined below).

A. On May 18, 2022, the Parties and AAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) whereby the Merger Sub will merge with and into Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”) and the Company Stockholders receiving shares of Parent Common Stock and cash as described therein in exchange for all the outstanding shares of Company Common Stock.

B. Parent and the Company previously entered into that certain Amendment to Merger Agreement, dated August 25, 2022, and that certain Amendment No. 2 to Merger Agreement, dated September 30, 2022;

C. The parties desire to amend the Merger Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 1.6(a). Section 1.6(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Conversion of Company Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares cancelled pursuant to Section 1.6(d) and Dissenting Shares) will be converted into and become the right to receive, subject to Section 1.11, a number of shares of Parent Common Stock (the “Per Share Merger Consideration”) equal to (a) (i) (I) $49,600,000, minus (II) the aggregate outstanding balance of the Company Convertible Notes that are not converted into shares of the Company Common Stock immediately prior to the Closing, divided by (ii) $10.00, divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.6(d)).”

2. Section 6.2(t). A new Section 6.2(t) is hereby added to the Merger Agreement as follows:

“(t) Waiver of Special Dividend. The Parent shall have received evidence that the holders of 100% of the Company Common Stock immediately prior to the Closing Date have waived the right to receive any dividend of Parent Common Stock declared by Parent and payable to holders of record of Parent Common Stock within five (5) Business Days following the Closing Date.”

3. Amendment to Section 7.1(b). Section 7.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Parent or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on March 2, 2023 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.”

4. Counterparts. This Amendment may be executed by the parties in counterparts, and the executed counterparts shall be deemed by the parties as a single executed and binding document and may be delivered by facsimile to the parties and their counsel.

Annex A-4-1

5. Ratification. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall remain unchanged and in full force and effect. This Amendment may not be amended or modified, expect pursuant to a written agreement signed by the party to be charged therewith.

6. Governing Law; Jurisdiction. This Amendment shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7. Miscellaneous. To the extent applicable, the provisions of Article IX (Miscellaneous) of the Merger Agreement are hereby incorporated by reference as if set forth herein.

[Remainder of page intentionally left blank]

Annex A-4-2

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PARENT
ALPINE ACQUISITION CORPORATION
By:	/s/ Elan Blutinger
Name:	Elan Blutinger
Title:	Chairman
COMPANY
TWO BIT CIRCUS, INC.
By:	/s/ Kim Schaefer
Name:	Kim Schaefer
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Merger Agreement]

Annex A-4-3

Annex B-1

PURCHASE AND SALE AGREEMENT

between

Pool IV Finance LLC,
Pool IV TRS LLC, and
PHF II Stamford LLC,

as Sellers,

and

Alpine Acquisition Corporation,

as Purchaser,

dated as of May 18, 2022,

for the

Hilton Stamford Hotel & Executive Meeting Center
Crowne Plaza Denver Airport Convention Center Hotel

Annex Page
Article 1 THE PROPERTY	B-1-2
1.1 Description of the Property	B-1-2
1.2 Excluded Property	B-1-3
Article 2 PURCHASE PRICE	B-1-4
2.1 Purchase Price	B-1-4
2.2 Intentionally Omitted	B-1-4
2.3 Payment of Purchase Price	B-1-4
2.4 Like Kind Exchange	B-1-4
Article 3 CONTINGENCIES	B-1-5
3.1 NO DUE DILIGENCE CONTINGENCY	B-1-5
3.2 Due Diligence Materials	B-1-5
3.3 Access to the Property	B-1-5
Article 4 FRANCHISE AND MANAGEMENT	B-1-6
4.1 Franchise Agreements	B-1-6
4.2 Management Agreement	B-1-7
Article 5 TITLE TO THE PROPERTY	B-1-7
5.1 Title Insurance Commitment	B-1-7
5.2 Survey	B-1-7
5.3 Exceptions to Title	B-1-7
5.4 Title Insurance Policy	B-1-8
5.5 Conveyance of the Real Property	B-1-8
5.6 Liability Under Deed	B-1-8
Article 6 CONDITION OF THE PROPERTY	B-1-8
6.1 PROPERTY SOLD “AS IS”	B-1-8
6.2 RELIANCE ON PURCHASER DUE DILIGENCE	B-1-8
6.3 SURVIVAL	B-1-9
Article 7 REPRESENTATIONS AND WARRANTIES	B-1-9
7.1 Seller’s Representations and Warranties	B-1-9
7.2 LIMITATIONS ON SELLER REPRESENTATIONS AND WARRANTIES	B-1-12
7.3 Purchaser’s Representations and Warranties	B-1-13
7.4 LIMITATIONS ON PURCHASER REPRESENTATIONS AND WARRANTIES	B-1-16
7.5 Knowledge	B-1-17
7.6 New Disclosures	B-1-17
Article 8 PRE-CLOSING	B-1-17
8.1 Exclusivity	B-1-17
8.2 Operation of Business	B-1-18
8.3 Purchaser Borrowings	B-1-18
8.4 Consents and Approvals	B-1-18
8.5 Employees	B-1-19
8.6 Public Announcements	B-1-19
8.7 SEC Filings	B-1-20
8.8 Required Information	B-1-21
8.9 PIPE Transaction	B-1-22
8.10 Purchaser Stockholder Meeting	B-1-22
8.11 Securities Listing	B-1-23
8.12 Trust Fund Disbursement	B-1-23
8.13 No Claim Against Trust Fund	B-1-23
8.14 No Purchaser Securities Transactions	B-1-23

Annex B-1-i

Annex Page
Article 9 CLOSING CONDITIONS	B-1-23
9.1 Mutual Closing Conditions	B-1-23
9.2 Purchaser Closing Conditions	B-1-24
9.3 Seller Closing Conditions	B-1-25
9.4 Frustration of Closing Conditions	B-1-26
Article 10 CLOSING	B-1-26
10.1 Closing Date	B-1-26
10.2 Closing Deliveries	B-1-27
10.3 “All-or-Nothing” Transaction	B-1-28
Article 11 PRORATIONS AND EXPENSES	B-1-28
11.1 Closing Statement	B-1-28
11.2 Prorations	B-1-28
11.3 Cash and Accounts Receivable	B-1-30
11.4 Tax Contests	B-1-31
11.5 Transaction Costs	B-1-31
Article 12 TRANSITION OF HOTEL AT CLOSING	B-1-32
12.1 Notice to Guests	B-1-32
12.2 Possession	B-1-32
12.3 Excluded Property	B-1-32
12.4 Bookings	B-1-32
12.5 Access to Information	B-1-32
Article 13 DEFAULT, REMEDIES AND TERMINATION RIGHTS	B-1-32
13.1 Seller Default	B-1-32
13.2 Sellers’ Right to Cure	B-1-32
13.3 Purchaser’s Default	B-1-33
13.4 Purchaser’s Right to Cure	B-1-33
13.5 Specific Performance	B-1-33
13.6 Termination Date	B-1-33
13.7 Failure of Net Tangible Assets or Shareholder Approval	B-1-33
Article 14 RISK OF LOSS	B-1-33
14.1 Casualty	B-1-33
14.2 Condemnation	B-1-34
Article 15 SURVIVAL, INDEMNIFICATION AND RELEASE	B-1-35
15.1 Survival	B-1-35
15.2 Indemnification by Seller	B-1-35
15.3 Indemnification by Purchaser	B-1-35
15.4 Indemnification Procedures	B-1-35
15.5 Limitations on Indemnification	B-1-36
15.6 Exclusive Remedy	B-1-37
Article 16 MISCELLANEOUS	B-1-37
16.1 Confidentiality	B-1-37
16.2 No Recordation	B-1-38
16.3 Notices	B-1-38
16.4 Further Assurances	B-1-38
16.5 Time of the Essence	B-1-39
16.6 Assignment	B-1-39
16.7 Successors and Assigns	B-1-39
16.8 Third-Party Beneficiaries	B-1-39
16.9 Governing Law	B-1-39
16.10 Rules of Interpretation	B-1-39

Annex B-1-ii

Annex Page
16.11 Severability	B-1-40
16.12 JURISDICTION AND VENUE	B-1-40
16.13 SERVICE OF PROCESS	B-1-40
16.14 WAIVER OF TRIAL BY JURY	B-1-41
16.15 Prevailing Party	B-1-41
16.16 Several (Not Joint and Several) Liability of Sellers	B-1-41
16.17 Recitals, Exhibits and Schedules	B-1-41
16.18 Entire Agreement	B-1-41
16.19 Amendments to Agreement	B-1-41
16.20 Execution of Agreement	B-1-41
16.21 Not an Offer	B-1-41

LIST OF EXHIBITS

Exhibit A	Interim Beverage Services Agreement
Exhibit B	Seller Closing Certificate
Exhibit C	Limited/Special Warranty Deeds
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Terms of Hotel Management Agreement
Exhibit G	Shareholder and Registration Rights Agreement
Exhibit H	Purchaser Closing Certificate

LIST OF SCHEDULES

Schedule 1.1.1	Legal Description of the Land
Schedule 1.1.3	Property Leases
Schedule 1.1.12	Intellectual Property
Schedule 1.2.7	Designated Excluded Property
Schedule 2.1	Allocation Schedule
Schedule 5.1	Title Insurance Commitment
Schedule 5.2	Survey
Schedule 5.3.1	Unpermitted Exceptions
Schedule 7.1.3	Consents and Approvals; No Conflicts
Schedule 7.1.4	Title to Personal Property
Schedule 7.1.5	Condemnation
Schedule 7.1.9	Compliance with Applicable Law
Schedule 7.1.11	Environmental Reports
Schedule 7.1.13	Litigation
Schedule 7.1.15	Taxes
Schedule 7.1.16	Permits
Schedule 7.1.17	Property Leases
Schedule 7.1.18	Outlet Leases
Schedule 7.1.19	Management and Franchise Agreements
Schedule 7.1.20	Contracts
Schedule 7.3.3	Consents and Approvals
Schedule 7.3.4	Capitalization
Schedule 7.3.12	Related Person Transactions
Schedule 8.4.2	Required Consents for Property Leases
Schedule 9.2.1(f)	Required Consents for Closing
Schedule 13.6.	Potential Lender

Annex B-1-iii

INDEX OF DEFINED TERMS

Annex Page
Accounts Payable	B-1-30
Affiliate	B-1-40
Agreement	B-1-1
Allocation Schedule	B-1-4
Applicable Law	B-1-10
Assignment of Franchise Agreement	B-1-6
Bookings	B-1-3
Books and Records	B-1-3
Brand	B-1-1
Business	B-1-1
Business Day	B-1-38
Cash Payment	B-1-4
Casualty	B-1-33
Charter Documents	B-1-40
Closing	B-1-26
Closing Date	B-1-26
Closing Statement	B-1-28
Code	B-1-12
Common Stock	B-1-4
Compensation	B-1-29
Condemnation	B-1-34
Condemned Hotel	B-1-34
Confidential Information	B-1-37
Contracts	B-1-2
Crowne Plaza Brand	B-1-1
Crowne Plaza Franchisor	B-1-1
Cut-Off Time	B-1-28
Damaged Hotel	B-1-34
Deed	B-1-27
Denver Hotel	B-1-1
Denver OpCo Seller	B-1-1
Denver PropCo Seller	B-1-1
Denver Sellers	B-1-1
Disclosing Party	B-1-17
Effective Date	B-1-1
Employee Plans	B-1-19
Employees	B-1-19
Equipment Leases	B-1-2
Equity Interests	B-1-13
Exchange Act	B-1-13
Exchange Intermediary	B-1-4
Exchange Property	B-1-4
Exchange Transaction	B-1-4
Excluded Property	B-1-3
Existing Denver Franchise Agreement	B-1-1
Existing Denver Management Agreement	B-1-1
Existing Franchise Agreement	B-1-1
Existing Franchisor	B-1-1
Existing Management Agreement	B-1-1

Annex B-1-iv

Annex Page
Existing Manager	B-1-1
Existing Stamford Franchise Agreement	B-1-1
Existing Stamford Management Agreement	B-1-1
F&B	B-1-2
FF&E	B-1-2
Final Prospectus	B-1-18
Financial Statements	B-1-10
Governmental Authority	B-1-40
Guest Ledger	B-1-30
Hilton Brand	B-1-1
Hilton Franchisor	B-1-1
Hotel	B-1-1
HSR Act	B-1-13
Improvements	B-1-2
Indemnification Claim	B-1-35
Indemnification Deductible	B-1-36
Indemnification Loss	B-1-35
Indemnitee	B-1-35
Indemnitor	B-1-35
Inspections	B-1-5
Intellectual Property	B-1-3
Interim Beverage Services Agreement	B-1-18
Knowledge	B-1-17
Land	B-1-2
Landlord	B-1-2
Lender Releases	B-1-24
Liquor Licenses	B-1-18
Material Casualty	B-1-34
Material Condemnation	B-1-34
Merchandise	B-1-2
Mutual Closing Conditions	B-1-23
New Disclosure	B-1-17
New Franchise Agreement	B-1-6
New Management Agreements	B-1-1
New Survey Defect	B-1-7
New Title and Survey Election Notice	B-1-7
New Title and Survey Objection Notice	B-1-7
New Title and Survey Response Notice	B-1-8
New Title Exception	B-1-7
Notice	B-1-38
OFAC	B-1-12
Operating Agreements	B-1-2
Ordinary Course of Business	B-1-18
Other Assets	B-1-3
Outlet Leases	B-1-2
Party	B-1-1
PCAOB Auditor	B-1-10
Permits	B-1-3
Permitted Exceptions	B-1-7
Person	B-1-40
Personal Property	B-1-3

Annex B-1-v

Annex Page
PIPE Investment	B-1-22
Plans	B-1-3
Potential Lender	B-1-33
Pro Forma Title Policies	B-1-7
Property	B-1-2
Property Leases	B-1-2
Property Reports	B-1-10
Prorations	B-1-28
Purchase Price	B-1-4
Purchaser	B-1-1
Purchaser Borrowings	B-1-18
Purchaser Closing Conditions	B-1-24
Purchaser Closing Deliveries	B-1-28
Purchaser Default	B-1-33
Purchaser Documents	B-1-13
Purchaser Due Diligence Reports	B-1-5
Purchaser Indemnitees	B-1-35
Purchaser’s Inspectors	B-1-5
Real Property	B-1-2
Redeeming Stockholders	B-1-23
SEC Approval Date	B-1-21
Securities Act	B-1-13
Seller	B-1-1
Seller Closing Deliveries	B-1-27
Seller Default	B-1-32
Seller Documents	B-1-9
Seller Due Diligence Materials	B-1-5
Seller Indemnitees	B-1-35
Seller’s Closing Conditions	B-1-25
Shares	B-1-4
Stamford Hotel	B-1-1
Stamford Seller	B-1-1
Supplies	B-1-2
Survey Defects	B-1-7
Surveys	B-1-7
Survival Period	B-1-35
Taxes	B-1-11
TBC	B-1-1
TBC Merger Agreement	B-1-1
TBC Merger Sub	B-1-1
TBC Transactions	B-1-1
Tenant	B-1-2
Third-Party Claim	B-1-35
Title Commitments	B-1-7
Title Company	B-1-7
Title Exceptions	B-1-7
Title Policy	B-1-8
Uniform System of Accounts	B-1-10
Unpermitted Exceptions	B-1-7
WARN Act	B-1-19
Warranties	B-1-3

Annex B-1-vi

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement“) is entered into as of May 18, 2022 (the “Effective Date“), between Pool IV Finance LLC, a Delaware limited liability company (“Denver PropCo Seller”), Pool IV TRS LLC, a Delaware limited liability company (“Denver OpCo Seller”; Denver PropCo Seller and Denver OpCo Seller are referred to collectively as “Denver Sellers”), PHF II Stamford Hotel, a Delaware limited liability company (“Stamford Seller”) (Denver PropCo Seller, Denver OpCo Seller and Stamford Seller are referred individually as a “Seller” and collectively, as “Sellers”), and Alpine Acquisition Corporation, a Delaware corporation (“Purchaser”). Sellers and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS, Denver Sellers are the owner of the property relating to the hotel located at 15500 East 40th Avenue, Denver, Colorado, and commonly known as Crowne Plaza Denver Airport Convention Center Hotel (the “Denver Hotel”).

WHEREAS, Stamford Seller is the owner of the property relating to the hotel located at One First Stamford Place, Stamford, Connecticut, and commonly known as Hilton Stamford hotel (the “Stamford Hotel”) (the Denver Hotel and the Stamford Hotel are referred to individually as a “Hotel” and collectively as the “Hotels”).

WHEREAS, Atrium Hospitality LP, a Delaware limited partnership (“Existing Manager”) and Denver OpCo Seller are parties to a Hotel Management Agreement, dated September 18, 2015, pursuant to which Existing Manager operates a lodging business and related activities at the Denver Hotel for and on behalf of Denver OpCo Seller (the “Existing Denver Management Agreement”).

WHEREAS, Existing Manager and Stamford Seller are parties to a Hotel Management Agreement, dated August 31, 2016, pursuant to which Existing Manager operates a lodging business and related activities at the Stamford Hotel for and on behalf of Stamford Seller (the “Existing Stamford Management Agreement”; the Existing Denver Management Agreement and the Existing Stamford Management Agreement are referred to individually as an “Existing Management Agreement” and collectively as the “Existing Management Agreements”).

WHEREAS, Denver OpCo Seller and Holiday Hospitality Franchising, LLC (“Crowne Plaza Franchisor”) are parties to a License Agreement, dated November 28, 2007, as amended (the “Existing Denver Franchise Agreement”) pursuant to which Crowne Plaza Franchisor has granted a license to Denver OpCo Seller to operate the Denver Hotel under the Crowne Plaza brand (the “Crowne Plaza Brand”).

WHEREAS, Stamford Seller and Hilton Hotels Corporation, a Delaware corporation (“Hilton Franchisor”; the Crowne Plaza Franchisor and Hilton Franchisor are referred to individually as an “Existing Franchisor” and collectively as the “Existing Franchisors”) are parties to a Franchise License Agreement, dated August 4, 2008, as amended (the “Existing Stamford Franchise Agreement”; the Existing Denver Franchise Agreement and the Existing Stamford Franchise Agreement are referred to individually as an “Existing Franchise Agreement” and collectively as the “Existing Franchise Agreements”) pursuant to which Hilton Franchisor has granted a license to Stamford Seller to operate the Stamford Hotel under the Hilton brand (the “Hilton Brand”; the Crowne Plaza Brand and the Hilton Brand are referred to individually as a “Brand” and collectively as the “Brands”).

WHEREAS, Sellers intend to sell to Purchaser the Property (as defined below) and the operating businesses conducted at the Hotels (collectively, the “Business”), and Purchaser intends to purchase the Property and the Business from Sellers, on the terms set forth in this Agreement.

WHEREAS, upon Closing, Purchaser intends to engage Existing Manager to continue operating the Hotels on an interim basis after the Closing either (at Purchaser’s election) under the Existing Brands, under a new brand, or as an independent hotel without a brand, pursuant to a new hotel management agreement for each Hotel (individually, a “New Management Agreement” and collectively, the “New Management Agreements”).

WHEREAS, concurrently with the execution of this Agreement, Purchaser, AAC Merger Sub Inc. (“TBC Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Purchaser, and Two Bit Circus, Inc. (“TBC”), a Delaware corporation, will enter into that certain Agreement and Plan of Merger (the “TBC Merger Agreement”), pursuant to which TBC Merger Sub will merge with and into TBC, with TBC being the surviving entity of the merger and the stockholders of TBC receiving shares of Common Stock in exchange for all the outstanding shares of TBC common stock (together with the other transactions contemplated by the TBC Merger Agreement, the “TBC Transactions”).

Annex B-1-1

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1
THE PROPERTY

1.1 Description of the Property. Subject to the terms of this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all of the property, assets, rights and interests described in this Section 1.1 with respect to all of the Hotels, but expressly excluding the Excluded Property (collectively, the “Property”):

1.1.1 Land. The parcels of land on which the Hotels are located as described in Schedule 1.1.1, and all easements, rights and interests appurtenant to the land (the “Land”);

1.1.2 Improvements. All buildings, structures and improvements located on the Land and all fixtures (including signage) on the Land that constitute real property under Applicable Law (the “Improvements”);

1.1.3 Property Leases. All leases, subleases, licenses, concessions and similar agreements pursuant to which another Person (the “Landlord”) has granted to Seller the right to use or occupy any real property in connection with the Business, including the leases set forth in Schedule 1.1.3 (the “Property Leases”), and all security deposits of Seller held by Landlord under the Property Leases to the extent such deposits are transferable (the Land, the Improvements and Seller’s leasehold interest under the Property Leases are referred to collectively as the “Real Property”);

1.1.4 Outlet Leases. All leases, subleases, licenses, concessions and similar agreements pursuant to which Seller has granted to another Person (the “Tenant”) the right to use or occupy any part of the Real Property at the Hotels, other than the Bookings (the “Outlet Leases”), and all security deposits of Tenants held by Seller under the Outlet Leases to the extent such deposits are transferable;

1.1.5 FF&E. All fixtures (other than those that constitute Improvements), furniture, furnishings, equipment, machinery, vehicles, appliances, computer, telecommunications and information technology hardware, components and systems, art work and other items of tangible personal property which are located at the Hotels, or ordered for future use at the Hotels as of the Closing, other than the Supplies, F&B, Merchandise, Books and Records and Plans (the “FF&E”);

1.1.6 Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, toiletries and other guest and customer amenities, stationery, menus, hotel services directories and other printed materials and all other similar supplies and materials located at the Hotels or ordered for future use at the Hotels as of the Closing (the “Supplies”);

1.1.7 Food and Beverage. All food and beverages (including alcoholic beverages to the extent transferable under Applicable Law) located at the Hotels or ordered for future use at the Hotels as of the Closing (the “F&B”);

1.1.8 Merchandise. All merchandise located at the Hotels and held for sale to guests and customers at the Hotels, or ordered for future sale at the Hotels as of the Closing, but expressly excluding the F&B (the “Merchandise”);

1.1.9 Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels or used in the Business (the “Equipment Leases”), and all deposits of Sellers under such Equipment Leases, to the extent such Equipment Leases and deposits are transferable or consent or approval for such transfer has been obtained;

1.1.10 Operating Agreements. All purchase, supply, service and maintenance contracts, construction contracts, license and royalty agreements, booking and reservation agreements, credit card agreements and all other contracts and agreements for goods or services used in the Business (the “Operating Agreements”), together with all deposits made or held by Sellers under such Operating Agreements, to the extent such Operating Agreements and deposits are transferable or consent or approval for such transfer has been obtained (the Equipment Leases and Operating Agreements are referred to collectively as the “Contracts”);

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1.1.11 Permits. All permits, licenses, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority to any Seller or any Affiliate in connection with the construction, ownership, or occupancy of the Hotels or operation of the Business (the “Permits”), and all deposits made by Seller for the Permits, to the extent such Permits and deposits are transferable or consent or approval for such transfer has been obtained;

1.1.12 Intellectual Property. All trademarks, trade names, service marks and other intellectual property rights set forth in Schedule 1.1.12 (the “Intellectual Property”);

1.1.13 Books and Records. All books and records located at the Hotels relating exclusively to the construction, ownership or occupancy of the Hotels or operation of the Business, but expressly excluding (a) all data regarding current and past guests and customers of the Hotels, (b) files of any Hotel personnel, and (c) all documents and other materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to any Applicable Law or a confidentiality agreement prohibiting their disclosure by Seller or any Affiliate, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or for any Seller or any of its Affiliates (the “Books and Records”);

1.1.14 Plans. All plans and specifications, architectural drawings, engineering diagrams and similar items located at the Hotels relating to the construction, ownership or occupancy of the Hotels (the “Plans”), to the extent such Plans are transferable or consent or approval for such transfer has been obtained;

1.1.15 Warranties. All warranties and guaranties with respect to the Hotels (the “Warranties”), to the extent such Warranties are transferable or consent or approval for such transfer has been obtained;

1.1.16 Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotels (the “Bookings”) as of the Closing, and all deposits held by Seller for such Bookings; and

1.1.17 Other Assets. All other property and assets owned or held by Sellers and located at the Hotels and used exclusively in the Business (the “Other Assets”). All Property other than the Real Property is referred to as the “Personal Property”.)

1.2 Excluded Property. Notwithstanding Section 1.1, the property, assets, rights and interests described in this Section 1.2 (the “Excluded Property”) are excluded from the Property:

1.2.1 Cash. Except for deposits expressly included in the Property in Section 1.1, all cash on hand or on deposit at the Hotels, or in any operating account, reserve account or other account maintained in the operation of the Business, unless separately purchased by Purchaser;

1.2.2 Accounts Receivable. All Accounts Receivable, unless separately purchased by Purchaser.

1.2.3 Existing Management Agreements. All property owned by Existing Manager and used at the Hotels or in the Business pursuant to the Existing Management Agreements, including (a) all brand names, trademarks, logos and other intellectual property rights licensed to any Seller or otherwise used by Existing Manager in the Business pursuant to the Existing Management Agreements, and (b) all data, manuals and other information of Existing Manager under the Existing Management Agreements. If the property of any Seller incorporates property of the Existing Manager, the portion of such property that constitutes Existing Manager’s property shall be removed, and the remainder of such property shall be included in the Property.

1.2.4 Existing Franchise Agreements. All property owned by Existing Franchisors and used at the Hotels or in the operating of the Hotels pursuant to the Existing Franchise Agreements, including (a) all brand names (including the Brands), trademarks, logos and other intellectual property rights licensed to or otherwise used by Sellers in the Business pursuant to the Existing Franchise Agreements, and (b) all data, manuals and other information of Existing Franchisors under the Existing Franchise Agreements. If any property of any Seller incorporates property of any Existing Franchisor, the portion of such property that constitutes Existing Franchisor’s property shall be removed, and the remainder of such property shall be included in the Property.

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1.2.5 Master Contracts. All Contracts pursuant to which goods or services are provided to hotels owned or operated by Sellers or Existing Manager on a national, regional or group basis in which the Hotel participates.

1.2.6 Third-Party Property. Any property owned by (a) the lessor under any Property Leases, Equipment Leases, (b) the supplier, vendor, licensor or other party under any Operating Agreements, (c) the Tenant under any Outlet Leases, (d) any Employees or (e) any guests or customers at the Hotel.

1.2.7 Designated Excluded Property. All property set forth in Schedule 1.2.7.

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property is Sixty Five Million Dollars ($65,000,000) (the “Purchase Price”), which shall be payable in the form of (i) Forty Five Million Five Hundred Thousand Dollars ($45,500,000) in cash (the “Cash Payment”), and (ii) an aggregate number of shares (the “Shares”) of the Purchaser’s common stock, par value $0.0001 per share (the “Common Stock”), equal to the quotient obtained by dividing (a) Nineteen Million Five Hundred Thousand Dollars ($19,500,000) by (b) $10.00 (for a total of 1,950,000 shares of Common Stock). The Parties agree that the Purchase Price (including both the Cash Payment and Shares) shall be allocated among the Hotels as set forth in Schedule 2.1 (the “Allocation Schedule”). Purchaser shall pay the Purchase Price to Sellers at Closing in accordance with Section 2.3.

2.2 [Intentionally Omitted]

2.3 Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price as follows:

2.3.1 Cash Payment. Purchaser shall pay to Seller at the Closing an amount equal to the Cash Payment as adjusted for the Prorations. Any Cash and Accounts Receivable purchased by Purchaser shall be paid in cash in addition to the Cash Payment. Purchaser shall use diligent efforts to cause the wire transfer of funds to be received by Seller on the Closing Date in sufficient time for such funds to be invested by Seller on the Closing Date. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

2.3.2 Shares. Purchaser shall issue the Shares to Sellers at the Closing in accordance with the Allocation Schedule. The Shares shall be duly authorized, validly issued, fully paid and non-assessable, shall not be subject to any preemptive rights of any other shareholder of Purchaser, and shall be free and clear of all pledges, liens and encumbrances, other than restrictions on transfer under applicable securities laws.

2.4 Like Kind Exchange. Notwithstanding anything to the contrary in this Agreement, any Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property for any one or more Hotels as determined in Seller’s sole discretion (each, the “Exchange Property”), to exchange the Exchange Property for any Hotel in a transaction intended to qualify as an exchange transaction under Section 1031 of the Code (an “Exchange Transaction”). If any Seller elects to effect an Exchange Transaction pursuant to this Section 2.4, Seller shall provide written notice to Purchaser prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents for the Hotel with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Intermediary”), pursuant to which Seller shall assign all of its right, title and interest (but not its liabilities or obligations) under this Agreement to the Exchange Intermediary. Purchaser shall execute and deliver such documents as may be required to complete the transactions for the Hotel contemplated by the Exchange Transaction, and otherwise cooperate with Seller in all reasonable respects to effect the Exchange Transaction. If Seller elects to effect an Exchange Transaction pursuant to this Section 2.4, at Closing, Purchaser shall pay the Cash Payment for the Hotel to the Exchange Intermediary. Notwithstanding the foregoing in this Section 2.4, the Exchange Transaction shall not diminish Purchaser’s rights, nor increase Purchaser’s liabilities or obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Exchange Transaction. For the avoidance of doubt, this Section 2.4 shall not operate to change the Hotels being acquired by Purchaser hereunder or change the recipient of the Shares being issued by Purchaser hereunder.

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ARTICLE 3
CONTINGENCIES

3.1 NO DUE DILIGENCE CONTINGENCY. PURCHASER ACKNOWLEDGES AND AGREES THAT:

(a) PURCHASER HAS FINALIZED ITS DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND ALL MATTERS RELATING TO THE PROPERTY AND THE BUSINESS WHICH PURCHASER DEEMS ADVISABLE AS OF THE EFFECTIVE DATE, INCLUDING ALL STRUCTURAL, ENGINEERING, ENVIRONMENTAL, TITLE, SURVEY, FINANCIAL, OPERATIONAL AND LEGAL COMPLIANCE MATTERS;

(b) PURCHASER SHALL NOT HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AS THE RESULT OF ITS DISSATISFACTION WITH ANY ASPECT OF ITS DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, THE PROPERTY OR THE BUSINESS; AND

(c) THE PURCHASE PRICE REFLECTS THE RESULTS OF PURCHASER’S DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, THE PROPERTY AND THE BUSINESS.

3.2 Due Diligence Materials

3.2.1 Return of Seller Due Diligence Materials. Purchaser acknowledges that Sellers have provided various due diligence materials to Purchaser before the Effective Date. (All documents and materials provided by Sellers (or Persons acting on behalf of Sellers) to Purchaser (or Persons acting on behalf of Purchaser) for Purchaser’s due diligence review, and all copies or other reproductions of such documents or materials, and all summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.) If this Agreement is terminated, Purchaser promptly shall (a) return to Sellers all original Seller Due Diligence Materials provided to Purchaser, and destroy all other Seller Due Diligence Materials, (b) cause all Persons to whom Purchaser or Sellers (at Purchaser’s request) has provided any Seller Due Diligence Materials to return any such original Seller Due Diligence Materials to Sellers, and destroy all other Seller Due Diligence Materials, and (c) certify to Sellers that all original Seller Due Diligence Materials have been returned to Seller and all other Seller Due Diligence Materials have been destroyed. This Section 3.2.1 shall survive the termination of this Agreement.

3.2.2 Purchaser’s Due Diligence Reports. Purchaser shall provide to Seller, at no cost or expense to Seller except as provided in the immediately following sentence, a copy of all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) relating to the Inspections (the “Purchaser Due Diligence Reports”). If requested by Seller, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, provided that Seller shall pay for any fees, costs or expenses charged by such Person for such original Purchaser Due Diligence Report. This Section 3.2.2 shall survive the termination of this Agreement.

3.3 Access to the Property

3.3.1 Access to the Hotels. Prior to Closing, Purchaser shall have the right to perform such examinations, tests, investigations, audits, appraisals, studies and analysis of the Property and the Business for the purposes of its conversion of the Hotels to its intended use (the “Inspections”) as Purchaser deems advisable in its sole discretion, in accordance with this Section 3.3.1. Purchaser may conduct the Inspections by any Persons designated by Purchaser (“Purchaser’s Inspectors”), provided that Purchaser shall cause Purchaser’s Inspectors to comply with the provisions regarding Confidential Information in this Agreement. Seller shall provide access to the Property for Purchaser’s Inspectors to perform the Inspections, provided that (a) Purchaser shall provide Seller with at least 24 hours advance notice of the Inspections; (b) the Inspections shall be conducted by Purchaser’s Inspectors on a Business Day between 10:00 a.m. and 4:00 p.m. (local time at the Hotel); (c) Purchaser’s Inspectors shall be accompanied any Persons designated by Seller; (d) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior consent, which may be withheld in Seller’s sole discretion; (e) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; (f) the Inspections shall not interfere with the operation of the Business; and (g) Purchaser’s Inspectors shall comply with Seller’s requests with respect to the Inspections to minimize such interference.

Annex B-1-5

3.3.2 Communications with Hotel Personnel. Prior to Closing, Purchaser shall not, and shall ensure that Purchaser’s Inspectors or any other Person acting for or on behalf of Purchaser not, communicate with any Employees (other than executive officers of the Manager and the Sellers) regarding any matters with respect to the Property or the Business or communicate with any Employees regarding such Employees’ potential employment with Purchaser, without Seller’s prior written consent, which may be withheld in Seller’s sole discretion.

3.3.3 Communications with Other Persons. Prior to Closing, except in accordance with or as reasonably necessary to fulfill Purchaser’s obligations under Section 8.6, 8.7 and 8.8, Purchaser shall not, and shall ensure that Purchaser’s Inspectors or any other Person acting for or on behalf of Purchaser not, communicate with (a) any Governmental Authority (including any official, employee or representative thereof) involving any matter with respect to the Property or the Business, (b) any Person who prepared any Seller Due Diligence Materials with respect to the subject matter of such Seller Due Diligence Materials, or (c) any official, agent or representatives of any union which is a party to the Union Contract with respect to the Union Contract or the Union Employees, without Seller’s prior written consent, which may be withheld in Seller’s sole discretion.

3.3.4 Release and Indemnification. Purchaser (for itself and on behalf of all other Purchaser Indemnitees) hereby releases the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or relating to the Inspections, except to the extent resulting from Seller’s gross negligence or willful misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or relating to the Inspections, including any liens placed on any Property or any other property of any Person as a result of such Inspections). Purchaser, at its cost and expense, shall repair any damage to the Property or any other property of any Person arising from or relating to the Inspections, and restore the Property or such other third-party property to the same condition as existed prior to such Inspections, or replace the Property or such third-party property with property of the same quantity and quality. This Section 3.3.4 shall survive the termination of this Agreement.

ARTICLE 4
FRANCHISE AND MANAGEMENT

4.1 Franchise Agreements

4.1.1 New Franchise Agreements. If Purchaser (in its discretion) elects to continue operating any Hotel under the its existing Brand or a new brand after the Closing, then Purchaser, at its cost and expense, shall obtain (a) the consent to the assignment and assumption of the Existing Franchise Agreement from Existing Franchisor for the applicable Hotel (an “Assignment of Existing Franchise Agreement”), or (b) a new franchise agreement either with the Existing Franchisor or a new franchisor (a “New Franchise Agreement”) for the applicable Hotel, on such terms as Purchaser’s deems acceptable. In the case of an Assignment of Existing Franchise Agreement, Purchaser shall (i) obtain a full release from Existing Franchisor of all Seller Indemnitees from all liabilities and obligations under the Existing Franchise Agreement for the applicable Hotel, guaranty and other agreements for the applicable Hotel with Existing Franchisor or any of its Affiliates, if any, arising before the Closing, except for any unpaid fees accrued before the Closing, and (ii) if required by Existing Franchisor, provide a replacement guaranty acceptable to Existing Franchisor for the Existing Franchise Agreement for the applicable Hotel. If Purchaser fails to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement for any Hotels by the Closing, then such Hotels shall be operated as independent Hotels without a brand after the Closing, until such time that Purchaser enters into a New Franchise Agreement or closes the Hotels. Notwithstanding anything to the contrary in this Agreement, Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement shall not be a condition to closing, and Purchaser’s shall not have the right to postpone the Closing or terminate this Agreement due to Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or New Franchise Agreement.

4.1.2 Termination of Existing Franchise Agreements. Unless Purchaser obtains an Assignment of Existing Franchise Agreement on the terms required under Section 4.1.1, Seller, at Purchaser’s cost and expense, shall terminate the Existing Franchise Agreements effective as of the Closing, and Existing Franchisors shall have no obligation to Purchaser after the Closing, and Purchaser shall have no obligation to Existing Franchisor, except for the removal of any Excluded Property of Existing Franchisor under Section 12.3 of this Agreement.

Annex B-1-6

4.1.3 No Franchise Agreement. If Purchaser fails to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement for any Hotels by the Closing, then such Hotels shall be operated as independent Hotels without a brand after the Closing, until such time that Purchaser enters into a New Franchise Agreement or closes the Hotels. Notwithstanding anything to the contrary in this Agreement, Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement shall not be a condition to closing, and Purchaser’s shall not have the right to postpone the Closing or terminate this Agreement due to Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or New Franchise Agreement. Agreement.

4.2 Management Agreement. Seller shall terminate the Existing Management Agreements for the Hotels effective as of the Closing, and Seller shall have no obligation to Purchaser under the Existing Management Agreements after the Closing. Purchaser shall enter into the New Management Agreements for the Hotels, which shall become effective as of the Closing Date.

ARTICLE 5
TITLE TO THE PROPERTY

5.1 Title Insurance Commitment. Purchaser acknowledges its receipt of commitments for an ALTA owner’s title insurance policy from First American Title Insurance Company, through its offices in Chicago, Illinois (the “Title Company”) for the Real Property, as set forth in Schedule 5.1 (the “Title Commitments”), together with a copy of all documents referenced in the Title Commitments.

5.2 Survey. Purchaser acknowledges its receipt of a survey of the Real Property, prepared by NV5 (formerly known as Bock & Clark Corporation), as set forth in Schedule 5.2 (the “Surveys”). Purchaser, at its cost and expense, shall have the right to obtain an update of the Surveys or a new survey. Seller shall have no obligation to update the Surveys.

5.3 Exceptions to Title.

5.3.1 Unpermitted Exceptions. The Parties have agreed with the Title Company on which liens, encumbrances or other exceptions to title affecting the Real Property (the “Title Exceptions”), and encroachments or other survey defects affecting the Real Property (the “Survey Defects”) shall constitute “unpermitted exceptions” to title to the Real Property (the “Unpermitted Exceptions”), as set forth in Schedule 5.3.1 (the “Pro Forma Title Policies”).

5.3.2 Permitted Exceptions Only. All liens, encumbrances and other exceptions to title, and all encroachments and other survey defects, affecting the Real Property, other than those that Seller and the Title Company have expressly agreed to remove in the Pro Forma Title Policy shall constitute “permitted exceptions” to title to the Real Property (the “Permitted Exceptions”). Notwithstanding the foregoing, the following shall constitute Permitted Exceptions: (i) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient basis, (ii) the rights of tenants (as tenants only) under the Outlet Leases, and (iii) all liens and encumbrances caused or created by any Purchaser or Purchaser Indemnitee, including mortgages, deeds of trust and other security interests for any financing incurred by Purchaser.

5.3.3 Updated Title Commitment or Survey. If any update of the Title Commitments after the Effective Date discloses any Title Exception that was not disclosed to Purchaser before the Effective Date (a “New Title Exception”), or any update of the Surveys after the Effective Date discloses any Survey Defect that was not disclosed to Purchaser before the Effective Date (a “New Survey Defect”), and (a) Purchaser otherwise did not have Knowledge of such New Title Exception or New Survey Defect before the Effective Date, and (b) such New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect for the applicable Hotel at or before the Closing by providing written notice (the “New Title and Survey Objection Notice”) to the applicable Seller promptly, but in no event later than the earlier of five Business Days after receiving such update of the Title Commitment or Survey or the Closing. If Purchaser provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of ten Business Days after Seller’s receipt of such New Title and Survey Objection Notice or the Closing, (i) to accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (ii) not to remove or cure such New Title Exception or New Survey Defect. If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed

Annex B-1-7

to have elected not to remove or cure such New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (ii) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of 10 Business Days after Purchaser’s receipt of the New Title and Survey Election Notice or the Closing to (A) terminate this Agreement as to all the Hotels and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (B) proceed to Closing with respect to the affected Hotel (together with the other Hotels not affected by the New Title Defect or New Survey Defect) pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to be a Permitted Exception, without any abatement or credit against the Purchase Price for such New Title Exception or New Survey Defect, except as agreed by the Parties. If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence.

5.3.4 Removal of Unpermitted Exceptions. Except as provided herein, Sellers shall have no obligation to remove or cure any Title Exceptions or Survey Defects other than the Unpermitted Exceptions. Sellers shall cure any Unpermitted Exception by (a) removing such Unpermitted Exception from title, or (b) causing the Title Company to commit to remove or insure over such Unpermitted Exception in the Title Policy, without removing such Unpermitted Exception from the Title Policy. If Sellers determine that Sellers will be unable to remove or cure any Unpermitted Exceptions before Closing, Sellers shall have the right to postpone the Closing one or more times for up to 60 days in the aggregate in each case by providing written notice to Purchaser no later than five Business Days before the then scheduled date for the Closing.

5.4 Title Insurance Policy. At Closing, Sellers shall use commercially reasonable efforts to cause the Title Company to issue a title insurance policy to Purchaser in accordance with the Pro Forma Title Policies, dated as of the Closing Date, with gap coverage from Sellers from the Closing through the date of recording (the “Title Policy”).

5.5 Conveyance of the Real Property. At Closing, Seller shall convey to Purchaser the Real Property subject only to all Title Exceptions and Survey Defects other than the Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over such Unpermitted Exceptions in the Title Policies, but which otherwise are not removed from title.

5.6 Liability Under Deed. Notwithstanding anything to the contrary in this Agreement, if Purchaser has any right or claim against any Seller pursuant to the Deed delivered by Seller to Purchaser for any Hotel, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy for the applicable Hotel before asserting any right or bringing any claim against Seller under the Deed. This Section 5.6 shall survive the Closing.

ARTICLE 6
CONDITION OF THE PROPERTY

6.1 PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS HAVE NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

6.2 RELIANCE ON PURCHASER DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

(A) PURCHASER HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS BEFORE THE EFFECTIVE DATE, INCLUDING REVIEWING ALL DUE DILIGENCE DOCUMENTS AND MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;

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(B) PURCHASER IS SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS ;

(C) PURCHASER IS RELYING ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT AND THE SELLER DOCUMENTS IN PURCHASING THE PROPERTY; AND

(D) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR ANY SELLER DOCUMENTS, PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLERS OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO ACT FOR OR ON BEHALF OF SELLERS.

6.3 RELEASE OF SELLERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT SUBJECT IN ALL CASES TOANY RIGHT TO INDEMNIFICATION BY ANY PURCHASER INDEMNITEES UNDER ARTICLE 15 FOR ANY BREACH OF REPRESENTATION, WARRANTY OR COVENANT OF SELLER UNDER THIS AGREEMENT, PURCHASER (FOR ITSELF AND ON BEHALF OF ALL OTHER PURCHASER INDEMNITEES) HEREBY WAIVES ALL CLAIMS, CAUSES OF ACTIONS, CONTRACTUAL RIGHTS AND RIGHTS UNDER ANY APPLICABLE LAW, THAT ANY PURCHASER INDEMNITEE MIGHT HAVE AGAINST ANY SELLER INDEMNITEE FOR, AND PURCHASER (FOR ITSELF AND ON BEHALF OF ALL PURCHASER INDEMNITEES) HEREBY RELEASES ALL SELLER INDEMNITEES FROM, ALL VIOLATIONS OF ANY APPLICABLE LAW AFFECTING THE PROPERTY OR THE BUSINESS, WHETHER KNOWN OR UNKNOWN TO PURCHASER, INCLUDING (A) ANY FAILURE TO COMPLY WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AND (B) ANY LIABILITY OR RIGHT OF CONTRIBUTION RELATING TO, OR OBLIGATION TO MITIGATE OR REMEDIATE, ANY ENVIRONMENTAL CONDITION IN, ON, UNDER, OVER OR MIGRATING FROM OR ONTO THE PROPERTY.

6.4 SURVIVAL. THIS ARTICLE 6 SHALL SURVIVE THE CLOSING.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. Each Seller represents and warrants to Purchaser (for itself only, and not jointly with the other Sellers), as of the Effective Date and the Closing Date, that:

7.1.1 Organization and Power. Seller (a) is duly incorporated or formed, validly existing and in good standing in the jurisdiction of its incorporation or formation, (b) is qualified to do business in the jurisdiction in which the Property is located, and (c) has all requisite power and authority to own the Property and operate the Business.

7.1.2 Authority and Binding Obligation. (a) Seller has full power and authority to execute this Agreement and all other documents to be executed by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under the Seller Documents, (b) the execution by the signer on behalf of Seller of the Seller Documents, and the performance by Seller of its obligations under the Seller Documents, has been duly and validly authorized by all necessary action by Seller, and (c) the Seller Documents, when executed, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default under such Seller Documents.

7.1.3 Consents and Approvals; No Conflicts. Subject to the Lender Approval, and except for the approval of the appropriate Governmental Authorities in connection with the transfer of the Permits, the recordation of any Seller Documents as required, and as disclosed in Schedule 7.1.3, (a) no filing with, and no consent, approval or other authorization of, any Governmental Authority or other Person is necessary for the execution by Seller of any Seller Documents, or the performance by Seller of any of its obligations under any Seller Documents, except to the extent the failure to obtain such consent, approval or other authorization would not reasonably be expected to result in a Seller Material Adverse Effect, and (b) neither the execution by Seller of any Seller Documents, nor the performance by Seller of any of its obligations under any Seller Documents, will (i) violate any provision of Seller’s organizational or governing documents, (ii) violate any Applicable Law to which Seller is subject, (iii) result in a violation or breach

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of, or constitute a default under, or result in or give rise to any right of acceleration or termination of, any contract, agreement or other instrument or obligation to which Seller is a party or by which any of the Property is bound, except to the extent such violation, breach, default, acceleration or termination would not reasonably be expected to result in a Seller Material Adverse Effect, or (iv) result in the creation or imposition of any lien or encumbrance on any of the Property.

7.1.4 Title to Personal Property. Except as set forth in Schedule 7.1.4, Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.

7.1.5 Condemnation. Except as set forth in Schedule 7.1.5, Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Property.

7.1.6 Options. Seller has not granted any options or rights of first refusal or rights of first offers to third parties to purchase or otherwise acquire an interest in the Property.

7.1.7 Financial Statements. Seller has engaged an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Seller within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”). Seller has made available to Purchaser an accurate and complete copy of the income (profit and loss) statements for the Business for the years ended December 31, 2020 and 2021, and year-to-date income (profit and loss) statement from January 1, 2022 through March 31, 2022 (collectively, the “Hotel Financial Statements”). To Seller’s Knowledge, (a) the Hotel Financial Statements have been prepared in accordance with the Uniform System of Accounts with accrual method accounting, and (b) present fairly, in all material respects, the operation of the Business for the periods covered by such Hotel Financial Statements, subject to standard year-end adjustments for any year-to-date Hotel Financial Statements. The term “Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Eleventh Edition, issued by the Hospitality Financial and Technology Professionals Foundation, or any other edition that was in effect at the time of the preparation of such financial statements in question.

7.1.8 Absence of Certain Developments. Since the date of the most recent balance sheet included in the Hotel Financial Statements, and except as contemplated by this Agreement, (a) a Seller Material Adverse Effect has not occurred, and (b) Seller has operated the Business in all material respects in the Ordinary Course of Business.

7.1.9 Compliance with Applicable Law. Except as set forth in Schedule 7.1.9, Seller has not received any written notice of a violation of any Applicable Law with respect to the Property or the Business that has not been cured or dismissed, and to Seller’s Knowledge, Seller is not in violation of any Applicable Law with respect to the Property or the Business that has not been cured or dismissed. (The term “Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.)

7.1.10 Zoning. Seller has not received written notice from, and to Seller’s Knowledge no action has been taken by, any Governmental Authority regarding any change to the zoning classification with respect to the Real Property. Seller has not received any written notice from, and to Seller’s Knowledge no action has been taken by, any Governmental Authority regarding any plan, study or effort by any Governmental Authority which in any way would materially impair the continued use and operation of the Property as currently used and operated. Seller has not received any written notice from, and to Seller’s Knowledge no action has been taken by, any Governmental Agency requiring any repair, alteration or correction of any existing condition on the Property.

7.1.11 Environmental Matters. Schedule 7.1.11 sets forth an accurate and complete list of all assessments, studies and reports relating to the environmental condition of the Property in Seller’s possession (the “Environmental Reports”), and Seller has made available to Purchaser an accurate and complete copy of all Environmental Reports.

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7.1.12 Employment Matters. Unless otherwise required under the Union Contract or Laws, there are no employees of Seller or the Manager at the Property or otherwise who would become employees of Purchaser as a result of Purchaser’s purchase of the Property.

7.1.13 Litigation. Except as set forth in Schedule 7.1.13, (a) Seller has not been served with any court filing in any litigation with respect to the Property or the Business in which Seller is named a party which has not been resolved, settled or dismissed, (b) Seller has not received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business which has not been resolved, settled or dismissed, and (c) neither the Property nor the Business is subject to any judgment or consent decree that remains in effect with respect to the Property or the Business.

7.1.14 Union Contracts. Seller has provided to Purchaser an accurate and complete copy of the Union Contract. Except for the Union Contract, Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees.

7.1.15 Taxes. Except as disclosed in Schedule 7.1.15, (a) all Taxes of Seller which would be delinquent if unpaid have been or will be paid in full as of the Closing or prorated at Closing as part of the Prorations, provided that if any such Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (b) Seller has not received any written notice for an audit of any Taxes which has not been completed, and for any such audits completed, all amounts due as a result of such audit (including all interest, penalties and fines) have been paid, and (c) Seller is not currently contesting any Taxes. (The term “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, hotel accommodation, ad valorem or similar taxes, assessments, levies, charges or fees, imposed by any Governmental Authority on Seller with respect to the Property or the Business, including any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) Transfer Taxes.)

7.1.16 Permits. Seller has made available to Purchaser an accurate and complete copy of all Permits in Seller’s possession. To Seller’s Knowledge, all permits, licenses, consents, authorizations, approvals, registrations and certificates required from a Governmental Authority have been obtained for all of the improvements located on the Property and for the operation of the Business. Except as set forth in Schedule 7.1.16, Seller has not received any written notice from any Governmental Authority or other Person of (a) any violation, suspension, revocation or non-renewal of any Permits that has not been cured or dismissed, or (b) any failure by Seller to obtain any Permits required with respect to the Property or the Business that has not been cured or dismissed.

7.1.17 Property Leases. Schedule 7.1.17 sets forth an accurate and complete list of all documents comprising the Property Leases. Seller has made available to Purchaser an accurate and complete copy of the Property Leases. Except as set forth in Schedule 7.1.17, (a) Seller has neither given nor received any notice of any breach or default under any Property Leases which has not been cured, and (b) to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or Landlord under any Property Leases that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.18 Outlet Leases. Schedule 7.1.18 sets forth an accurate and complete list of all documents comprising the Outlet Leases. Seller has made available to Purchaser an accurate and complete copy of the Outlet Leases. Except as set forth in Schedule 7.1.18, Seller has neither given nor received any written notice of any breach or default under any Outlet Leases which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party under any Outlet Leases that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.19 Management and Franchise Agreements. Except for the Existing Management Agreements and Existing Franchise Agreements, Seller is not a party to any management or franchise agreements with respect to the Hotels. Except as set forth in Schedule 7.1.19, Seller has neither given nor received any written notice of any breach or default under any Existing Management Agreement or Existing Franchise Agreement which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party under any Existing Management Agreement or Existing Franchise Agreement that would reasonably be expected to result in a Seller Material Adverse Effect.

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7.1.20 Contracts. Except for the Union Contract, Existing Management Agreements and Existing Franchise Agreements, and except for the Contracts to be sold, assigned, transferred and conveyed to Purchaser, (a) except for the Equipment Leases, Seller is not a party to any leases or purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels or used in the Business, (b) there are no purchase, supply, service and maintenance contracts, construction contracts, license and royalty agreements, booking and reservation agreements, credit card agreements or other contracts and agreements for goods or services used in the Business, and (c) there are no agreements, including agreements for goods or services, employment or consulting agreements, and collective bargaining agreements, used in the Business to which Seller is a party that will be binding on Purchaser or the Property after the Closing. Except as set forth in Schedule 7.1.20, Seller has neither given nor received any written notice of any breach or default under any Contract which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party under any Contract that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.21 OFAC. Seller and all beneficial owners of Seller are currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other Governmental Authority pursuant to any authorizing statute, executive order, or regulation.

7.1.22 Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described in this Agreement in any manner that would entitle such Person to any fee or commission in connection with the transaction described in this Agreement.

7.1.23 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code. (The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings, procedures and guidance issued by the Internal Revenue Service.)

7.2 LIMITATIONS ON SELLER REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLERS NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OR OCCUPANCY OF THE HOTELS OR OPERATION OF THE BUSINESS, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES OF THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR OPERATION OF THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, (D) THE ACCURACY OF ANY INFORMATION IN ANY SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS. PURCHASER ACKNOWLEDGES AND AGREES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS REPRESENTATIVES) THAT: (I) IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES AND OPERATIONS OF THE PROPERTY AND THE BUSINESS; (II) IT HAS BEEN AFFORDED SATISFACTORY ACCESS TO THE BOOKS AND RECORDS, FACILITIES AND PERSONNEL OF SELLER AND ITS SUBSIDIARIES FOR PURPOSES OF CONDUCTING SUCH INVESTIGATION; AND (III) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY SELLER SET FORTH IN THIS AGREEMENT, IT IS NOT RELYING ON ANY REPRESENTATIONS AND WARRANTIES FROM ANY PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

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7.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller, as of the Effective Date and the Closing Date, that:

7.3.1 Organization and Power. Purchaser (a) is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, (c) is, or at Closing will be, qualified to do business in the jurisdiction in which the Property is located, and (d) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

7.3.2 Authority and Binding Obligation. (a) Purchaser has full power and authority to execute this Agreement and all other documents to be executed by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and subject to Shareholder Approval, to perform all obligations of Purchaser under the Purchaser Documents, (b) the execution by the signer on behalf of Purchaser of the Purchaser Documents, and subject to Shareholder Approval, the performance by Purchaser of its obligations under the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (c) the Purchaser Documents, when executed, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default under such Purchaser Documents.

7.3.3 Consents and Approvals; No Conflicts. Except for (i) Shareholder Approval, (ii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with applicable requirements of the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), and (iv) such other consents, approvals, authorizations, permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 7.3.3, (a) no filing with, and no consent, approval or other authorization of, any Governmental Authority or other Person is necessary for the execution by Purchaser of any Purchaser Documents, or the performance by Purchaser of any of its obligations under any Purchaser Documents, and (b) neither the execution by Purchaser of any Purchaser Documents, nor the performance by Purchaser of any of its obligations under any Purchaser Documents, will (i) violate any provision of Purchaser’s organizational or governing documents, (ii) violate any Applicable Law to which Purchaser is subject, or (iii) result in a violation or breach of, or constitute a default under, any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

7.3.4 Capitalization. As of the Effective Date, the authorized capital stock of Purchaser consists of 50,000,000 shares of Common Stock, 13,575,000 of which are issued and outstanding, and 1,000,000 shares of preferred stock of Purchaser, par value $0.0001 per share, none of which are issued and outstanding. In addition, as of the Effective Date, warrants exercisable for 10,502,500 shares of Common Stock, having an exercise price equal to $11.50 per share of Common Stock, are outstanding. All outstanding shares of Common Stock (a) have been duly authorized and validly issued and are fully paid and nonassessable, (b) were issued in compliance in all material respects with Applicable Law, and (c) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the organizational documents of Purchaser. As of the Effective Date, except as set forth in the Purchaser SEC Reports, there are no outstanding (i) securities of Purchaser convertible into or exchangeable for shares or other Equity Interests of Purchaser, (ii) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to Purchaser, (iii) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the capital stock or any other Equity Interests of Purchaser, and no obligation of Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, any shares or any other Equity Interests of Purchaser or any securities convertible into or exercisable for such shares or other Equity Interests of Purchaser, or (iv) obligations of Purchaser to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares or other Equity Interests of Purchaser, including securities convertible into or exchangeable for shares or other Equity Interests of Purchaser. Except as set forth in the Purchaser SEC Reports or on Schedule 7.3.4, there are no voting trusts, shareholder agreements, proxies, rights plan, anti-takeover plan or other agreements in effect with respect to the voting or transfer of any Common Stock or any other Equity Interests of Purchaser, or to which Purchaser is otherwise bound with respect thereto. No subsidiary of Purchaser owns any Equity Interest in Purchaser. The term “Equity Interests” means, with respect to any Person, all of the shares of capital stock or

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equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Purchaser has no liability with respect to indebtedness for borrowed money, other than up to $1,500,000 of working capital loans convertible into warrants at $1.50 per warrant that may be incurred between the Effective Date and the Closing.

7.3.5 Trust Account. As of the Effective Date, Purchaser has at least $109,140,000 (the “Trust Amount”) in the account established by Purchaser holding the Trust Amount for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 30, 2021, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, modified or otherwise changed, in any respect by Purchaser or the Trustee, and no such termination, repudiation, rescission, amendment, supplement, modification or other change is contemplated by Purchaser. Purchaser is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any agreements, contracts, arrangements or understandings (whether written or verbal) with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or (b) entitle any Person to any portion of the proceeds in the Trust Account, other than (i) any Redeeming Stockholders, (ii) the underwriters of Purchaser’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement), and (iii) Purchaser with respect to income earned on the proceeds in the Trust Account to cover any of its tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses). There are no proceedings or investigations pending or, to Purchaser’s Knowledge threatened, with respect to the Trust Account.

7.3.6 Purchaser SEC Reports.

(a) Purchaser has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since the consummation of the initial public offering of Purchaser’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Exchange Act (all such forms, reports, schedules, statements and other documents filed with the SEC including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Purchaser SEC Reports”). Except for any changes (including any required revisions to or restatements of the Parent Financial Statements (defined below) or the Parent SEC Reports) to (A) the Parent’s accounting or classification of the outstanding Parent Common Stock as temporary, as opposed to permanent, equity that may be required as a result of statements by the SEC staff or recommendations or requirements of the Parent’s auditors, or (B) the Parents historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) and (B) are referred to collectively as the “SEC SPAC Accounting Changes”), (i) as of their respective dates, each of the Purchaser SEC Reports complied in all material respects with the Securities Act or the Exchange Act (as the case may be) and all other Applicable Laws, and (ii) none of the Purchaser SEC Reports contained, when filed or, if amended prior to the Effective Date, as of the date of any such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as a result of any SEC SPAC Accounting Changes, each of the financial statements included in the Purchaser SEC Reports, including all notes and schedules thereto, when filed or if amended prior to the Effective Date, as of the date of such amendment, modification, restatement, supplement or change, (a) complied with the Securities Act and/or Exchange Act (as the case may be) and all other Applicable Laws, (b) were prepared in accordance with generally accepted accounting principles historically and consistently applied in the

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United States and as in effect from time to time (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and (c) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Purchaser, as of their respective dates and the results of operations and cash flows of Purchaser, for the periods presented therein. Each of the financial statements of Purchaser included in the Purchaser SEC Reports were derived from the books and records of Purchaser, which books and records are correct and complete in all material respects, and have been maintained in accordance with commercially reasonable business practices in all material respects.

(c) To Purchaser’s Knowledge, (i) none of the Purchaser SEC Reports are the subject of ongoing SEC review or outstanding SEC comment, and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of Purchaser or any Purchaser SEC Report. No notice of any SEC review or investigation of the Purchaser or the Purchaser SEC Reports has been received by the Purchaser. Since the consummation of its initial public offering, as of the Effective Date, all comment letters received by the Purchaser from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of its initial public offering, the Purchaser has timely filed or furnished, as applicable, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 of the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any of the Purchaser SEC Reports, and each such certification and statement is correct and complete. As used in this Section 7.3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

7.3.7 No Undisclosed Liabilities. Purchaser has no material liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) liabilities set forth in or reserved against in the balance sheet of the Purchaser as of December 31, 2021 (the “Purchaser Balance Sheet”); (ii) liabilities which have arisen after the date of the Purchaser Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of contract or infringement or violation of Applicable Law); (iii) liabilities arising under this Agreement, the TBC Merger Agreement, or the transactions contemplated hereby and thereby and/or the performance by the Purchaser of its obligations under this Agreement or the TBC Merger Agreement; or (iv) fees, costs or expenses for advisors and Affiliates of Purchaser, including legal, accounting or other advisors incurred by Purchaser in connection with the transactions contemplated by this Agreement and the TBC Merger Agreement.

7.3.8 Internal Controls. Purchaser maintains a system of disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, including controls and procedures reasonably designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser SEC Reports. Purchaser maintains a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

7.3.9 Listing. Since August 30, 2021, the Purchaser has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”) in all material respects. The issued and outstanding units (“Units”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEU”. The issued and outstanding Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “REVE”. The issued and outstanding warrants (“Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEW”. As of the Effective Date, there is no proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser by Nasdaq or the SEC with respect to any intention to deregister any Common Stock, Units or Warrants (collectively, the “Existing Purchaser Public Securities”) or prohibit or terminate the listing of any Existing Purchaser Public Securities on Nasdaq. Purchaser has not received any written deficiency notice or, to Purchaser’s Knowledge, any verbal deficiency notice, from Nasdaq

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relating to the continued listing requirements of any Existing Purchaser Public Securities. None of Purchaser or any of its Affiliates has taken any action that is designed or intended to terminate the registration of any Existing Purchaser Public Securities under the Exchange Act.

7.3.10 Status of Purchaser. Purchaser is not an “investment company” (as defined in the Investment Company Act of 1940). Purchaser is an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012).

7.3.11 Business Activities

(a) Since Purchaser’s organization, other than as described in the Purchaser SEC Reports, Purchaser has not conducted any material business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Purchaser’s Charter Documents, there is no agreement, contract, understanding, commitment or order binding upon the Purchaser or to which the Purchaser is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Purchaser.

(b) Except for this Agreement and the transactions contemplated by this Agreement, and the TBC Merger Agreement and the transactions contemplated by the TBC Merger Agreement, Purchaser is not party to, bound by or has its assets or property subject to, and Purchaser has no rights, interests, liabilities or obligations with respect to, whether directly or indirectly, any contract, agreement or transaction that is, or could reasonably be interpreted as constituting, a business combination.

7.3.12 Related Person Transaction. Except as set forth in Schedule 7.3.11, and other than the private placement of securities in connection with the Purchaser’s initial public offering, there are no contracts, agreements or transactions, or series of related contracts, agreements or transactions (each, a “Purchaser Related Party Transaction”), between Parent or its Affiliates, on the one hand, and Purchaser or any Affiliate of Purchaser, or any of their respective directors, officers, directors or managers or, to Purchaser’s Knowledge, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Purchaser in the Purchaser SEC Filings pursuant to Item 404 of Regulation S-K. Purchaser has made available to Seller true, correct and complete copies of each agreement, contract or other relevant documentation (including all amendments or modifications, supplements or other changes thereto) with respect to any Purchaser Related Party Transaction.

7.3.13 Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described in this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

7.3.14 No Violation of Sanctions Laws. None of Purchaser’s property or interests is subject to sanctions or being “restricted” or “blocked” under any Applicable Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any such Applicable Laws. Neither Purchaser nor its affiliates or related persons, nor any of their respective shareholders, partners, members, directors or officers, or any other person with any ownership interest in, or control of, any of the foregoing, is a Person which could cause Seller to be in violation of any Applicable Laws that (a) would prohibit or restrict Seller from doing business with Purchaser or any of its related persons, or could subject Seller to any civil, criminal, regulatory, administrative or other action of a Governmental Authority (including fines, penalties, sanctions, loss of Approvals, seizure or confiscation of assets or interests or similar liability of action) for doing business with Purchaser or any of its related persons (including on the Effective Date those Applicable Laws published at www.ustreas.gov/offices/enforcement/ofac), (b) prohibit the making or receiving of bribes or other inappropriate payments for or on behalf of Seller or any of its related persons or the performance of this Agreement or (c) regulate casinos, gaming or gambling.

7.4 LIMITATIONS ON PURCHASER REPRESENTATIONS AND WARRANTIES. SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PURCHASER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES,

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NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO PURCHASER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) THE OPERATION OF PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES OF PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING, (C) THE COMPLIANCE OF THE OPERATION OF PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING WITH ANY APPLICABLE LAW, (D) THE ACCURACY OF ANY INFORMATION IN ANY PURCHASER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF PURCHASER, OR (E) ANY OTHER MATTER RELATING TO PURCHASER OR PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING. SELLER ACKNOWLEDGES AND AGREES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS REPRESENTATIVES) THAT IT IS A SOPHISTICATED ENTITY AND IS CAPABLE OF UNDERSTANDING THE RISKS INVOLVED IN THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY PURCHASER SET FORTH IN THIS AGREEMENT, IT IS NOT RELYING ON ANY REPRESENTATIONS AND WARRANTIES FROM ANY PERSON IN CONNECTION WITH THE PROPERTY OR THE BUSINESS OF PURCHASER.

7.5 Knowledge. Notwithstanding anything to the contrary in this Agreement, if a Party has Knowledge before the Closing Date of a breach of any representation or warranty made by the other Party in this Agreement and the Party with Knowledge of such breach nevertheless elects to close this transaction, such representation or warranty shall be deemed to be modified to reflect such Party’s Knowledge. The term “Knowledge” means (a) with respect to Seller, (i) the actual knowledge of John Casale, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates, and (ii) any matter disclosed in any exhibits or schedules to this Agreement, and (b) with respect to Purchaser, (i) the actual knowledge of Elan Blutinger or Alex Lombardo, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (ii) any matter disclosed in any exhibits or schedules to this Agreement, (iii) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser before the Closing, and (iv) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports.

7.6 New Disclosures. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right, from time to time before the Closing Date, without the other Party’s consent, to update or provide a new schedule to this Agreement with respect to each representation or warranty by such Party (the “Disclosing Party”) to the extent that (a) such update or new schedule is necessary for the applicable representation or warranty to be true and correct as of the date made or as of the Closing, and (b) the Disclosing Party did not have Knowledge as of the Effective Date of the matter being disclosed in such updated or new schedule (the “New Disclosure”). The Disclosing Party shall make such New Disclosure by providing written notice to the other Party in accordance with this Agreement as promptly as possible after acquiring Knowledge of the fact, event or circumstance relating to such New Disclosure. If the Disclosing Party makes a New Disclosure after the Effective Date, then (i) the applicable representation and warranty shall not be qualified by such New Disclosure for the purposes of determining whether the other Party’s closing conditions have been satisfied, and such representation and warranty shall be deemed to have been breached by the Disclosing Party to the extent the information in such New Disclosure causes such representation and warranty to be false, and (ii) if the other Party proceeds to Closing notwithstanding such New Disclosure, the applicable representation or warranty shall be qualified by such New Disclosure for the purposes of limiting the defense and indemnification obligations of the Disclosing Party under this Agreement.

ARTICLE 8
PRE-CLOSING

8.1 Exclusivity.

8.1.1 Purchaser Restrictions. From the Effective Date until the Closing or earlier termination of this Agreement, Purchaser shall not, and shall ensure that none of its Affiliates or related entities, and none of the shareholders, trustees, partners, members, directors, officers, managers, employees, agents, representatives or other Persons acting for or on behalf of Purchaser or any of its Affiliates or related entities, solicit, pursue, negotiate, discuss,

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work or consult with, or enter into any agreement with, any other person or entity regarding any (i) purchase, lease or other acquisition of any hotel or other similar property for use in Purchaser’s business, or (ii) purchase or other acquisition of any direct or indirect ownership interest in, any entity that holds any hotel or other similar property for use in Purchaser’s business.

8.2 Operation of Business.

8.2.1 Operation of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall operate the Business generally consistent with Seller’s past custom and practice, as modified by taking into account the facts and circumstances in existence from time to time (the “Ordinary Course of Business”). Without limiting the foregoing, Seller (a) shall not transfer or otherwise dispose of any of the Property or any part thereof or interest therein (other than in the Ordinary Course of Business), and shall not create or suffer the imposition of any further liens or encumbrances or restrictions on the Property or any interest therein, (b) shall maintain all existing policies of insurance on the Property, and (c) shall not enter into any new Contracts or modify, extend, replace or renew any Contracts without the prior written consent of Purchaser unless the same may be terminated by the owner of the Property upon 30 days notice without the payment of any termination fee or penalty.

8.2.2 Operation of Purchaser. Except for those actions or omissions required or expressly permitted by the terms of this Agreement, the TBC Merger Agreement, Purchaser’s Charter Documents or Applicable Law, from the Effective Date until the Closing or earlier termination of this Agreement, (i) Purchaser and its Affiliates shall operate their business in the ordinary course of business, and (ii) without limiting the foregoing, Purchaser (a) shall not amend its Charter Documents, (b) purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of Purchaser, (c) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest, (d) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for any Equity Interest, or subscriptions, rights, warrants or options to acquire any Equity Interest, or any securities convertible into or exchangeable for any Equity Interest, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interest, (e) enter into any Purchaser Related Party Transaction or (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing.

8.3 Purchaser Borrowings. From the Effective Date until the Closing or earlier termination of this Agreement, Purchaser shall have the right to borrow funds from its sponsor, directors, officers, and/or stockholders to meet its reasonable capital requirements (“Purchaser Borrowings”), with any such Purchaser Borrowings to be made only as reasonably required by the operation of Purchaser in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at the Closing or convertible into securities of Purchaser in accordance with the terms of the promissory notes issued to evidence the Purchaser Borrowings, which terms have been set forth in the Purchaser’s final prospectus for its initial public offering dated August 30, 2021 (the “Final Prospectus”).

8.4 Consents and Approvals.

8.4.1 Permits. Purchaser shall be responsible for obtaining any consent or approval required to transfer the Permits or obtain the issuance of any new licenses and permits, including the licenses and permits required for the purchase, sale, service and consumption of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the Permits or issuance of new licenses and permits, including the Liquor Licenses, as of the Closing, and Seller shall use (or if any Permits are held in the name of Existing Manager or other Person, cause Existing Manager or such other Person to use) commercially reasonable efforts (at no cost or expense to Seller or Existing Manager) to cooperate with Purchaser to cause the Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits. If Purchaser is unable to obtain the Liquor Licenses before the Closing, Seller (or the Person that holds the Liquor Licenses) and Purchaser shall enter into the Interim Beverage Services Agreement in the form of Exhibit A (the “Interim Beverage Services Agreement”) pursuant to which Seller (or the Person that holds the existing Liquor Licenses) shall manage

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the purchase, sale and service of alcoholic beverages at the Hotel to the extent permitted under Applicable Law in accordance with the terms in the Liquor Management Agreement. If Purchaser does not obtain any consent or approval to transfer any Permit or the issuance of any new license or permit for any reason, such Permit shall constitute Excluded Property and not be assigned or transferred to Purchaser, and Purchaser shall have no right to terminate this Agreement for not having obtained such consent or approval to transfer such Permit or the issuance of any new license or permit.

8.4.2 Property Leases. Seller, at its cost and expense, shall be responsible for obtaining any consent or approval required to assign or transfer any Property Leases, and any estoppels that Landlord is required to provide or Purchaser requests from Landlord under the Property Leases. Notwithstanding the foregoing, Purchaser shall not communicate with the Landlord unless Purchaser provides Seller notice at least 24 hours before any such communication, and Seller shall have the right to have an employee, agent or representative to participate in any such communication. Purchaser shall use commercially reasonable efforts (at no cost or expense to Seller) to cooperate with Seller to obtain any consent or approval as reasonable requested by Seller. If Seller does not obtain any required consent or approval for any Property Lease for any reason, such Property Lease shall constitute Excluded Property and not be assigned or transferred to Purchaser, and Purchaser shall have no right to terminate this Agreement for not having obtained such consent or approval, unless such Property Lease is set forth on Schedule 8.4.2 or would have a Seller Material Adverse Effect.

8.4.3 Contracts. Seller, at its cost and expense, shall be responsible for obtaining any consent or approval required to assign or transfer any Contracts. Purchaser shall use commercially reasonable efforts (at no cost or expense to Purchaser) to cooperate with Purchaser to obtain any consent or approval as reasonable requested by Seller. If Seller does not obtain any required consent or approval for any Contract for any reason, such Contract shall constitute Excluded Property and not be assigned or transferred to Purchaser, and Purchaser shall have no right to terminate this Agreement for not having obtained such consent or approval.

8.5 Employees.

8.5.1 Employment of Employees. Purchaser acknowledges and agrees that (i) all employees providing services on a full-time or part-time basis at the Hotel (the “Employees”) are employed by Manager under the Existing Management Agreement and shall continue to be employed by Manager after the Closing in accordance with the New Management Agreements on substantially the same terms of employment, including salaries and wages, and health, welfare, retirement and other benefits as provided by Employer to such Employees and their spouses, dependents and other qualified beneficiaries under the health, welfare, retirement, severance and other benefit plans maintained by Employer before the Closing (the “Employee Plans”), and (ii) the Employees shall receive credit for such time that the Employees worked for Employer for purposes of eligibility, vesting and accrual under the Employee Plans. Purchaser acknowledges and agrees that Manager will not terminate any Employees without giving prior notice to the Employees to the extent required under the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq., or any similar state or local law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto (the “WARN Act”) with respect to termination of such Employees.

8.5.2 Union Employees. Upon Closing, Purchaser (to the extent the Union Contract is binding on the owner of the applicable Hotel) shall comply with the terms of the Union Contract, including hiring or continuing the employment of the Union Employees upon Closing to the extent required under the Union Contract, on such terms and with such compensation, health, welfare and other benefits for the Union Employees as required under the Union Contract.

8.5.3 Survival. This Section 8.5 shall survive the Closing.

8.6 Public Announcements.

8.6.1 Public Announcements. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Parties shall consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to the Property, the Business, this Agreement or the transactions contemplated by this Agreement, and except as required by any Applicable Law, no Party shall issue any such press release or other public statement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (a) a Party may make any public announcement that is required by Applicable Law or the requirements of any national securities exchange, in which case, to the extent practicable, prior to its release the Party making such public announcement shall provide such announcement to the

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other Party and consider in good faith any comments from such other Party; and (b) a Party may make announcements regarding this Agreement or the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement previously disseminated or filed (including, for the avoidance of doubt, the Registration Statement, Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties, without the consent of the other Party. Notwithstanding the foregoing, a Party shall not be prohibited from communicating on a confidential basis with any third party regarding this Agreement or the transactions contemplated by this Agreement to the extent necessary for the purpose of seeking any third-party consent in accordance with this Agreement.

8.6.2 Signing Form 8-K. As promptly as practicable after the Effective Date, Purchaser shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Purchaser shall not file any such documents with the SEC without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

8.6.3 Closing Form 8-K. At least five days before the Closing Date, Purchaser shall prepare a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, Purchaser shall prepare a press release announcing the consummation of the transactions contemplated by this Agreement, provided that Purchaser shall not file any such documents with the SEC or publish such press release without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release, and Purchaser shall file the Closing Form 8-K with the SEC no later than four Business Days after the Closing Date.

8.7 SEC Filings

8.7.1 Registration Statement and Proxy Statement/Prospectus. As promptly as reasonably practicable after the Effective Date, Purchaser shall prepare and file with the SEC (a) a registration statement on Form S-4 under the Securities Act with respect to the shares of the Purchaser Common Stock to be issued under this Agreement (including any post-effective amendments and supplements thereto, and all exhibits to and all material incorporated by reference in, such registration statement, the “Registration Statement”) and (b) a proxy statement/prospectus as part of the Registration Statement to be sent to the stockholders of Purchaser relating to the Purchaser Stockholder Meeting (including any post-effective amendments and supplements thereto, and all exhibits to and all material incorporated by reference in, such proxy statement/prospectus, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (i) providing the stockholders of Purchaser with the opportunity to participate in the Purchaser Share Redemption, (ii) soliciting proxies from the stockholders of Purchaser to vote at the Purchaser Stockholder Meeting in favor of the transactions contemplated in this Agreement and the other matters presented to the stockholders of the Purchaser at such meeting, and (iii) offering the shares of the Purchaser Common Stock to be issued under this Agreement to the Seller. Purchaser shall file the Registration Statement (including the Proxy Statement/Prospectus) with the SEC, as promptly as practicable after the Effective Date in connection with the registration under the Securities Act of the offer and sale of the shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement. Purchaser shall provide Seller a reasonable opportunity to review and comment on the Registration Statement (including the Proxy Statement/Prospectus), or any amendment or supplement thereto, and any response to SEC comments with respect thereto, in each case, prior to filing, and Purchaser shall not file the Registration Statement (including the Proxy Statement/Prospectus), or any amendment or supplement thereto, or respond to SEC comments with respect thereto, without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall use its commercially reasonable efforts to (i) cause the Registration Statement, when filed, to comply with the Securities Act and Exchange Act (as applicable) and all other Applicable Laws, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) cause the

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Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing, and (iv) keep the Registration Statement effective for so long as necessary to complete the transactions contemplated by this Agreement.

8.7.2 Information Furnished by Purchaser. The information furnished or to be furnished by Purchaser for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other Purchaser SEC Report, any document submitted to any other Governmental Authority or any announcement or public statement regarding the transactions contemplated by this Agreement (including any press release related to the foregoing), (a) at the time such information is filed, submitted or made publicly available, (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Purchaser, or at the time of the Purchaser Stockholder Meeting and (c) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by Purchaser or that are included in such filings and/or mailings), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (except in the case of the Registration Statement) in light of the circumstances in which they are made, not misleading, except that no warranty or representation is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Seller or TBC or their respective affiliates for inclusion therein. If at any time prior to the Closing (including prior to the Purchaser Stockholder Meeting) any information relating to Purchaser or any of its Affiliates, directors or officers, is discovered by Purchaser that is required to be disclosed in an amendment or supplement to the Registration Statement (including the Proxy Statement/Prospectus) so that the Registration Statement (including the Proxy Statement/Prospectus) would not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, (except in the case of the Registration Statement) in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform Seller, and Purchaser shall prepare an appropriate amendment or supplement describing such information to be filed promptly with the SEC and, to the extent required by the Securities Act or Exchange Act (as applicable) or any other Applicable Law, disseminate such information to the stockholders of Purchaser.

8.7.3 Communications with SEC. Purchaser shall, as promptly as reasonably practicable, (i) notify Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and (ii) provide to Seller copies of all material correspondence between Purchaser and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC, and (iii) advise Seller on any verbal comments with respect to the Registration Statement received from the SEC. Purchaser shall notify Seller, promptly after Purchaser receives notice from the SEC of the declaration of the effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”) or the issuance of any stop order relating thereto, and Purchaser shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

8.7.4 Compliance with Laws. Purchaser shall use its commercially reasonable efforts to take all actions required to be taken under the Securities Act or the Exchange Act (as applicable) or other Applicable Law, including any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement. The Registration Statement, the Proxy Statement/Prospectus and any other Purchaser SEC Report will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as applicable) and all other Applicable Laws.

8.8 Required Information.

8.8.1 Provision of Information By Seller. In connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus, or any other statement, filing notice, or application made by or on behalf of Purchaser and/or Seller to any Governmental Authority in connection with the transactions contemplated by this Agreement, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the Property or to the transactions contemplated hereby (each, a “Reviewable Document”), and for any other reasonable purposes, Seller, upon request by Purchaser, shall provide Purchaser with any financial and other information concerning Seller or its equity owners, directors, managers, or officers to the extent necessary to prepare a Reviewable Document in compliance with the Securities Act or Exchange Act (as applicable) or other Applicable Law.

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8.8.2 Information Furnished By Seller. The information furnished or to be furnished by Seller for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other Reviewable Document, any document submitted to any other Governmental Authority or any announcement or public statement regarding the transactions contemplated by this Agreement (including any press release related to the foregoing), at (a) the time such information is filed, submitted or made publicly available, (b) (i) in the case of the Registration Statement, the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Purchaser, or at the time of the Purchaser Stockholder Meeting and (c) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by Purchaser or that are included in such filings and/or mailings), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, (except in the case of the Registration Statement) in light of the circumstances in which they are made, not misleading, except that no warranty or representation is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Seller or TBC or their respective affiliates for inclusion therein. If at any time prior to the Closing (including prior to the Purchaser Stockholder Meeting) any information relating to Seller or any of its Affiliates, directors or officers, is discovered by Seller that is required to be disclosed in an amendment or supplement to the Registration Statement (including the Proxy Statement/Prospectus) so that the Registration Statement (including the Proxy Statement/Prospectus) would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, (except in the case of the Registration Statement) in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform Seller, and Purchaser shall prepare an appropriate amendment or supplement describing such information to be filed promptly with the SEC and, to the extent required by the Securities Act or Exchange Act (as applicable) or any other Applicable Law, disseminate such information to the stockholders of Purchaser.

8.8.3 Financial Statements. Seller shall use commercially reasonable efforts to cause its PCAOB auditor to issue its audit report on the balance sheets of each Seller and income statements for the Business and grant its consent to inclusion of such audit letter in the Reviewable Document to the extent required under the Securities Act or Exchange Act (as applicable) or other Applicable Law. In addition, Seller shall provide Purchaser with updated unaudited Hotel Financial Statements within 25 days after the end of each calendar month.

8.9 PIPE Transaction. Purchaser has delivered to Sellers a true, complete and correct copy of an executed non-binding letter of intent for a potential investment in the Purchaser at Closing and intends to seek additional commitments after the date hereof (collectively the “PIPE Documents”) for a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). Purchaser shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents. Purchaser shall provide Seller with copies of all documents relating to the PIPE Investment once executed and shall give Seller prompt written notice upon becoming aware of (i) any breach or default, or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default, by any party to any of such documents, (ii) any actual or potential failure to carry out any of the terms of any of such documents, (iii) any actual or threatened termination or repudiation of any of such documents by any party thereto, (iv) any material dispute or disagreement between or among any of the parties to any of such documents, or (v) the occurrence of an event or development that Purchaser reasonably expects to have a material and adverse impact on the ability of Purchaser to obtain all or any portion of the PIPE Investment.

8.10 Purchaser Stockholder Meeting. Purchaser shall set a record date (the “Record Date”) for determining the stockholders of the Purchaser entitled to notice of and to vote at the Purchaser Stockholder Meeting and will cause the Proxy Statement/Prospectus to be mailed to each stockholder of the Purchaser as of the Record Date, in each case, as promptly as practicable after the SEC Approval Date. Purchaser shall cause a “broker search” to be commenced with respect to such Record Date in accordance with Rule 14a-12 of the Exchange Act. As soon as reasonably practicable after the SEC Approval Date (but not later than 10 Business Days after the SEC Approval Date), Purchaser shall (a) distribute the Proxy Statement/Prospectus to its stockholders, (b) duly call, give notice of, convene and hold the meeting of its stockholders (the “Purchaser Stockholder Meeting”) in accordance with the Delaware General Corporate Law and, subject to the other provisions of this Agreement, on a date no later than 45 days after the SEC Approval Date (subject to postponement or adjournment in accordance with this Section 8.10), and (c) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated in this Agreement and the other matters presented to Purchaser’s stockholders at such meeting. Notwithstanding the foregoing provisions of this Section 8.10, but subject to the Termination Right, Purchaser shall, after consultation with

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Seller in good faith, be entitled to make one or more successive postponements or adjournments of the meeting of its stockholders (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Purchaser’s board of directors has determined in good faith is required to satisfy the the requirements of the Securities Act or Exchange Act (as applicable) or any other Applicable Law, (ii) if, as of the time for which the Purchaser Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Psospectus), there are insufficient shares of outstanding capital stock of Purchaser reqpresented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be concluded at the Purchaser Stockholder Meeting, (iii) to seek withdrawals of redemption requests from the stockholders of Purchaser, or (iv) in order to solicit additional proxies from stockholders of Purchaser for purposes of obtaining approval of the transactions contemplated in this Agreement, provided that Purchaser shall reconvene such meeting as promptly as practicable following such time as such matter has been resolved.

8.11 Securities Listing. Purchaser shall (a) use its reasonable best efforts to keep the Common Stock listed for trading on the Nasdaq from the Effective Date until the Closing or earlier termination of this Agreement, (b) prepare and submit to Nasdaq a notice of listing of additional shares and/or a listing application, in each case if required under Nasdaq rules, in connection with the transactions contemplated hereby and the PIPE Investment, and (c) use reasonable best efforts to obtain approval for the listing of the Common Stock (including the shares of Common Stock issuable in the transactions contemplated hereby and in the PIPE Investment) on Nasdaq after the Closing, and Seller shall reasonably cooperate with Purchaser with respect to such listing.

8.12 Trust Fund Disbursement. At the Closing, Parent shall deliver (or cause to be delivered) to the Trustee all notices, instructions, and other documents required to be delivered to the Trustee to effect the Closing, including a termination letter for the Trust (the “Trust Termination Letter”). The Trust Termination Letter shall instruct the Trustee to distribute the Trust Fund as follows: (a) first, to stockholders of Purchaser who elect to have their shares of Common Stock redeemed for cash (“Redeeming Stockholders”) in accordance with the provisions of Parent’s Charter Documents (the “Purchaser Share Redemption”), (b) second, to Seller in payment of the amounts due at the Closing under this Agreement, and (c) third, as directed by Purchaser in its sole discretion.

8.13 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, Seller acknowledges and agrees that (a) Purchaser has established the Trust Fund and that Purchaser may disburse funds from the Trust Fund only in certain limited situations described in the Final Prospectus, and (b) if a “business combination” (as defined in Purchaser’s Charter Documents) is not consummated by the time period set forth in Purchaser’s Charter Documents, Purchaser shall be obligated to return to the holders of Common Stock the amounts being held in the Trust Fund. Accordingly, Seller, for itself and Affiliates, and their respective directors, officers, employees and agents, hereby waives all right, title, interest or claim of any kind against Purchaser to collect from the Trust Fund any funds that may be owed to them by Purchaser for any reason whatsoever, including a breach of this Agreement by Purchaser or any negotiations, agreements or understandings with Purchaser (whether in the past, present or future), and shall not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that nothing in this Section 8.13 shall serve to limit or prohibit (i) Seller’s right to pursue a claim against Purchaser pursuant to this Agreement for legal relief against any amounts held outside the Trust Fund or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement, and (ii) any claims that Seller may have in the future pursuant to this Agreement against Purchaser’s assets or funds that are not held in the Trust Fund and not distributed to Redeeming Stockholders. This Section 8.13 shall survive termination of this Agreement.

8.14 No Purchaser Securities Transactions. Seller shall not, and shall use its commercially reasonable efforts to cause its Affiliates and any of directors, officers, employees, agents or any of its Affiliates, not to, directly or indirectly, engage in any transactions involving securities of Purchaser before making a public announcement regarding all of the material terms of the transactions contemplated in this Agreement.

ARTICLE 9
CLOSING CONDITIONS

9.1 Mutual Closing Conditions.

9.1.1 Satisfaction of Mutual Closing Conditions. The obligation of each Party to close the transaction contemplated in this Agreement are subject to the satisfaction of all of the following conditions precedent (the “Mutual Closing Conditions”):

(a) Adverse Proceedings. No injunction or other order or ruling shall have been issued by a court or any other Governmental Authority that would prevent the completion of the transaction described in this

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Agreement, and no litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from a court or other Governmental Authority to prevent the completion of the transaction described in this Agreement.

(b) Adverse Law. No Applicable Law shall have been enacted that would prevent the completion of the transaction described in this Agreement.

(c) Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Shareholder Contingency. Purchaser shall have obtained the approval of Purchaser’s stockholders at the Purchaser Stockholder Meeting to close the transactions contemplated by this Agreement (“Shareholder Approval”).

(f) Lender Contingency. Seller shall have obtained a release from the existing mortgage liens for Denver Sellers to sell the Denver Hotel (the “Lender Releases”).

9.1.2 Failure of Mutual Closing Condition. If any Mutual Closing Condition is not satisfied by the Outside Closing Date, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement.

9.2 Purchaser Closing Conditions.

9.2.1 Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligation to close the transactions described in this Agreement is subject to the satisfaction of the following conditions precedent (the “Purchaser Closing Conditions”):

(a) Seller’s Deliveries. The Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

(b) Seller’s Representations and Warranties. All representations and warranties of Seller in this Agreement (in each case, without giving effect to any New Disclosures or materiality qualifiers therein) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), except those that would reasonably be expected to result in a Seller Material Adverse Effect.

(c) Seller’s Obligations. The obligations of Seller in this Agreement shall have been performed in all material respects.

(d) No Seller Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (a) be materially adverse to the business, assets, properties, financial condition or results of operation of the Property or the Business, taken as a whole, or (b) prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”), provided that none of the following shall constitute a Seller Material Adverse Effect: (i) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Property is located or the Business operates; (ii) changes in general economic conditions affecting the regional, national or world economy; (iii) any national or international political conditions in or affecting any jurisdiction in which the Property is located or the Business operates; (iv) any strike, embargo, labor disturbance or other labor disruption; (v) pandemic, epidemic or outbreak of disease (including the COVID-19 pandemic and any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or

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any other Applicable Law, including any order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic); (vi) any military activity or use of armed forces or the escalation of hostilities potentially leading to any military activity or use or armed forces, whether or not pursuant to the declaration of war or a national emergency, or the occurrence or the escalation of any terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel, or military activities or the political environment, including uncertainty or instability resulting from civil disorder, of other regions of the world; (vii) changes in GAAP or in Applicable Law or in interpretations thereof by courts or other Governmental Authority; (viii) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (ix) actions taken or omitted at the written request of Purchaser, with the prior written consent of Purchaser or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Purchaser if Purchaser denies such consent; (x) any failure of the Property or Business to meet any financial forecasts or projections; (xi) any Casualty or Condemnation; provided that, with respect to clause (i), clause (ii), clause (iii), clause (iv), clause (v) or clause (vi) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Property or Business, taken as a whole, relative to other businesses in the industries in which the Property is located or the Business operates.

(e) Title Policy. The Title Company shall have committed to issue the Title Policies pursuant to Section 5.4, subject to the payment by Purchaser of any fees and expenses with respect to the Title Commitment and Title Policies pursuant to Section 5.4.

(f) Consents. The Seller shall have obtained the consents set forth in Schedule 9.2.1(f).

9.2.2 Failure of Purchaser Closing Condition. If any Purchaser Closing Condition is not satisfied by the Outside Closing Date, then Purchaser shall have the right (a) subject to Seller’s right to cure under Section 13.2, to terminate this Agreement by providing written notice to Seller, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (b) to waive the failure of such Purchaser Closing Condition and proceed to Closing, provided that any such waiver by Purchaser shall be made in writing.

9.3 Seller Closing Conditions.

9.3.1 Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligation to close the transaction described in this Agreement is subject to the satisfaction of each of the following conditions precedent (the “Seller Closing Conditions”):

(a) Receipt of the Purchase Price. Purchaser shall have paid to Seller or deposited the Purchase Price with Escrow Agent and provided Escrow Agent with written direction to disburse the Purchase Price to Seller.

(b) Purchaser’s Deliveries. All other Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

(c) Purchaser’s Representations and Warranties. All representations and warranties of Purchaser in this Agreement (in each case, without giving effect to any New Disclosures or materiality qualifiers therein) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), except those that would reasonably be expected to result in a Purchaser Material Adverse Effect.

(d) Purchaser’s Obligations. The obligations of Purchaser in this Agreement shall have been performed in all material respects.

(e) No Purchaser Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, change, circumstance or development that (a) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Purchaser to perform its

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obligations under this Agreement and the Purchaser Documents, including consummating the transactions contemplated by this Agreement, or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of Purchaser, taken as a whole (a “Purchaser Material Adverse Effect”), provided that none of the following shall constitute a Purchaser Material Adverse Effect: (i) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Purchaser operates; (ii) changes in general economic conditions affecting the regional, national or world economy; (iii) any national or international political conditions in or affecting any jurisdiction in which the Purchaser operates; (iv) any strike, embargo, labor disturbance or other labor disruption; (v) pandemic, epidemic or outbreak of disease (including the COVID-19 pandemic and any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, including any order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic); (vi) any military activity or use of armed forces or the escalation of hostilities potentially leading to any military activity or use or armed forces, whether or not pursuant to the declaration of war or a national emergency, or the occurrence or the escalation of any terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel, or military activities or the political environment, including uncertainty or instability resulting from civil disorder, of other regions of the world; (vii) changes in GAAP or in Applicable Law or in interpretations thereof by courts or other Governmental Authority (including SEC SPAC Accounting Changes); (viii) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); and (ix) actions taken or omitted at the written request of Seller, with the prior written consent of Seller or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Seller if Seller denies such consent; provided that, with respect to clause (i), clause (ii), clause (iii), clause (iv), clause (v) or clause (vi) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Purchaser, taken as a whole, relative to other businesses in the industries in which the Purchaser operates.

(f) Insurance for Liquor Management Agreement. Purchaser shall have delivered to Seller the insurance certificate required under the Interim Beverage Services Agreement.

(g) Nasdaq Listing. The listing of the Common Stock issuable pursuant hereto, and in connection with the PIPE Investment, on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

9.3.2 Failure of Seller Closing Condition. If any Seller Closing Condition is not satisfied by the Outside Closing Date, then Seller shall have the right to (i) subject to Purchaser’s rights to cure under Section 13.4, terminate this Agreement by providing written notice to Purchaser, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (ii) waive such Seller Closing Condition and proceed to Closing, provided that any such waiver by Seller shall be made in writing.

9.4 Frustration of Closing Conditions. Notwithstanding anything to the contrary in this Article 9, Seller and Purchaser may not rely on the failure of a Seller Closing Condition or Purchaser Closing Condition, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE 10
CLOSING

10.1 Closing Date. Unless this Agreement has been terminated by Sellers or Purchaser pursuant to the Termination Right or as otherwise expressly permitted under this Agreement, the closing of the transaction described in this Agreement (the “Closing”) shall occur on the date that is five Business Days after all conditions to Closing have been satisfied or waived (other than conditions that may be satisfied only at the Closing, but subject to the satisfaction of such conditions), or such other date as agreed to in writing by the Parties (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall occur through an escrow agent (“Escrow Agent”) through a closing escrow (the “Closing Escrow”) or such other place as agreed to in writing by the Parties.

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10.2 Closing Deliveries.

10.2.1 Seller Deliveries. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the documents for each of the Hotels (each of which shall be duly executed by the applicable Seller or other Person, as applicable, and notarized, if required) and other items set forth in this Section 10.2.1 (the “Seller Closing Deliveries”), as follows:

(a) A closing certificate substantially in the form of Exhibit B, together with all exhibits thereto;

(b) A limited or special warranty deed (the “Deed”) in the form of Exhibit C, conveying the Real Property for the Hotel to Purchaser in accordance with Section 5.5;

(c) A Bill of Sale in the form of Exhibit D, transferring to Purchaser the FF&E, Supplies, F&B, Merchandise, Intellectual Property, Books and Records, Plans, Warranties, Bookings, and Accounts Receivable for the Hotel on the terms set forth therein;

(d) An Assignment and Assumption Agreement in the form of Exhibit E, assigning to Purchaser the Property Leases, Outlet Leases, Equipment Leases, Contracts and Permits (in each case to the extent transferable) for the Hotel on the terms set forth therein;

(e) An Assignment and Assumption of Union Contract substantially in the form of Exhibit F, assigning the Union Contract for the Stamford Hotel to Purchaser on the terms set forth therein, if applicable;

(f) A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires a certificate or registration, duly executed by Seller, conveying to Purchaser such vehicle or other Personal Property for the Hotel;

(g) For any Assignment of Existing Franchise Agreement, (i) a written agreement among Seller, Purchaser and Existing Franchisor consenting to the assignment of the Existing Franchise Agreement for the Hotel, and (ii) a written release from Existing Franchisor of any existing guaranty in favor of Existing Franchisor, and a full and unconditional release of Seller and all guarantors from Existing Franchisor of all liabilities and obligations under the Existing Franchise Agreement for the Hotel, except for the payment of any amounts accruing before the Closing Date;

(h) For any New Franchise Agreement, a written agreement between Seller and Existing Franchisor terminating the Existing Franchise Agreement for the Hotel, subject only to payment by Purchaser of the termination fee under the Existing Franchise Agreement;

(i) A written agreement between Seller and Manager terminating the Existing Management Agreement for the Hotel;

(j) A New Management Agreement between Purchaser and New Manager, which shall be in substantially the same form of the hotel management agreement between New Manager and other owners unaffiliated with New Manager, and include the terms set forth in Exhibit G, for the management of the Hotel after the Closing;

(k) Such agreements, affidavits or other documents as may be reasonably requested by the Title Company from Seller to issue the Title Policy for the Hotel;

(l) All real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property for the Hotel;

(m) A Form W-9 for Seller under the Code;

(n) To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Property Leases, Outlet Leases, Equipment Leases, Contracts, Permits, Books and Records, keys and lock combinations in Seller’s possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel, provided that Seller shall have the right to (a) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, leased or managed by Seller or any the Affiliate, and (b) retain copies of any Books and Records delivered to Purchaser;

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(o) The Closing Statement prepared pursuant to Section 11.1;

(p) A shareholder and registration rights agreement in the form of Exhibit I (the “Shareholder and Registration Rights Agreement”) pursuant to which, among other things, Sellers shall have the right to appoint one person to be a member of the Board of Directors of Purchaser, for so long as Sellers or their Affiliates retain, in the aggregate, at least one-half of the Shares issued by Purchaser to Sellers; and

(q) Such other documents as may be reasonably requested by Purchaser in order to complete the transaction described in this Agreement.

10.2.2 Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Sellers all of the documents for each of the Hotels (each of which shall have been duly executed by Purchaser or other Person, as applicable, and notarized, if required) and other items set forth in this Section 10.2.2 (the “Purchaser Closing Deliveries”), as follows:

(a) The Purchase Price to be paid by Purchaser pursuant to Section 2.3;

(b) The payment by Purchaser of all termination fees due under the Existing Franchise Agreements;

(c) A closing certificate in the form of Exhibit H, together with all exhibits thereto;

(d) A counterpart of each of the documents to be delivered by Sellers under Section 10.2.1 that require execution by Purchaser; and

(e) Such other documents as may be reasonably requested by Seller or the Title Company in order to complete the transaction described in this Agreement.

10.3 “All-or-Nothing” Transaction. Notwithstanding anything to the contrary in this Agreement, Seller intends to sell, and Purchaser intends to purchase, the Hotels on an “all-or-nothing” basis meaning that neither Party shall have the right to terminate this Agreement as to one Hotel, but proceed to Close on the other Hotel, unless both Parties expressly agree otherwise by written amendment to this Agreement.

ARTICLE 11
PRORATIONS AND EXPENSES

11.1 Closing Statement. No later than the day before the Closing, the Parties jointly shall perform such inventories and audits of each of the Hotels and the Business as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections 11.2 and 11.3 or any other provisions of this Agreement, and prepare a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2.

11.2 Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date, or such other time expressly provided in this Section 11.2 (the “Cut-Off Time”), so that the Closing Date is a day of income and expense for Purchaser.

11.2.1 Taxes. All Taxes shall be prorated as of the Cut-Off Time. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill, provided that after the Closing, the Parties shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. The preceding sentence shall survive the Closing.

11.2.2 Property Leases. Any rents and other amounts prepaid, accrued or due and payable under the Property Leases shall be prorated as of the Cut-Off Time. If the security deposit held by Landlord is transferrable (such as a cash deposit), Landlord shall retain such security deposit for the benefit of Purchaser, and Seller shall receive a credit for such security deposit. If the security deposit held by Landlord is not transferrable (such as a letter of credit), Purchaser shall not receive a credit for such security deposit, and Purchaser shall provide to Landlord a replacement of such non-transferrable security deposit within 10 days after the Closing Date, and if Landlord retains any of the
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security deposit made by Seller for any breach or default or other non-compliance with the Property Lease after the Closing reducing the amount of the security deposit refunded to Seller, Purchaser promptly shall reimburse Seller for the amount of the security deposit retained by Landlord, solely to the extent such retention relates to such a breach, default or event of non-compliance that occurred after the Closing. The preceding sentence shall survive the Closing.

11.2.3 Outlet Leases. Any rents and other amounts prepaid, accrued or due and payable under the Outlet Leases shall be prorated as of the Cut-Off Time. If the security deposit held by Seller is transferrable to Purchaser (such as cash), Seller shall retain such security deposit, and Purchaser shall receive a credit for such security deposits, and Purchaser thereafter shall be obligated to refund or apply such security deposits in accordance with the terms of such Outlet Leases. If the security deposit held by Seller is not transferrable (such as a letter of credit), Purchaser shall not receive a credit in the amount of such non-transferrable security deposit and shall use reasonable best efforts to obtain a replacement of such non-transferrable security deposit from Tenant within 30 days after the Closing. From the Closing Date until such time that Purchaser obtains a replacement of such non-transferrable security deposit or such security deposit expires or terminates in accordance with its terms, Seller shall continue to hold such non-transferrable security deposit for the benefit of Purchaser, and Seller, at Purchaser’s instruction, shall exercise such rights under such non-transferable security deposit to pay to Purchaser any amounts due to Purchaser in respect of such security deposit, provided that Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against any Indemnification Loss incurred by any Seller Indemnitees arising from the payment of any amounts to Purchaser under such security deposit. The preceding sentence shall survive the Closing.

11.2.4 Contracts. Any amounts prepaid, accrued or due and payable under the Contracts shall be prorated as of the Cut-Off Time. If Seller received any security deposits from the other party to a Contract, Seller shall retain such security deposits, and Purchaser shall receive a credit for such deposits held by Seller under the Contracts, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. If Seller made any security deposit to the other party to a Contract, Seller shall receive a credit for such deposits made by Seller under the Contracts which shall remain on deposit for the benefit of Purchaser.

11.2.5 Permits. All amounts prepaid, accrued or due and payable under any Permits transferred to Purchaser shall be prorated as of the Cut-Off Time. Seller shall receive a credit for all deposits made by Seller under the Permits which shall remain on deposit for the benefit of Purchaser.

11.2.6 Utilities. All utility services shall be prorated as of the Cut-Off Time. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated by estimating such cost on the basis of the most recent bill for such service, provided that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. The preceding sentence shall survive the Closing. Seller shall receive a credit for all deposits made by Seller under any utility contracts, which remain on deposit for the benefit of Purchaser. In addition, Seller shall receive a credit for all fuel stored at the Hotel after the Cut-Off Time based on Seller’s cost for such fuel.

11.2.7 Compensation. All Compensation accrued to the Employees whose shift commenced before the Cut-Off Time since Manager’s last payroll date shall be prorated as of the end of such shift. Purchaser shall receive a credit for all such accrued Compensation payable to the Employees as of the end of the shifts that commenced before the Cut-Off Time, and Purchaser shall be responsible for all Compensation payable to Employees accrued since Manager’s last payroll date. (The term “Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, subject to all employment taxes with respect thereto and any other withholding and employer contributions required under Applicable Law of Seller Employee Plans, but expressly excluding all other compensation accrued or payable to such Employee, such as (i) bonus or incentive compensation, and (ii) Accrued Paid Time Off.)

11.2.8 Accrued Paid Time Off. All Accrued Paid Time Off accrued to the Employees whose shift commenced before the Cut-Off Time since Manager’s last payroll date shall be prorated as of the end of such shift. Seller shall receive a credit for all such Accrued Paid Time Off payable to the Employees as of the end of the shifts that commenced before the Cut-Off Time. Purchaser shall be responsible for all Accrued Paid Time Off payable to Employees for any shifts that commence after the Cut-Off Time. (The term “Accrued Paid Time Off” means, with respect to any Employee, the salary and wages which such Employee is entitled to receive for any vacation days, personal days or other paid time off accrued but unused by such Employee as of the time in question, but expressly

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excluding all other compensation accrued or payable to such Employee, such as bonus or incentive compensation, subject to all employment taxes with respect thereto and any withholding or employer contributions required under Applicable Law.)

11.2.9 Guest Ledger. At Closing, Seller shall receive a credit for all amounts accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time, including charges for the use or occupancy of any guest rooms at the Hotel, as of the Cut-Off Time (the “Guest Ledger”) as follows: (a) all amounts charged to the Guest Ledger for all nights up to (but not including) the night during which the Cut-Off Time occurs, plus (b) one-half (½) of the amounts charged to the Guest Ledger for the night that includes the Cut-Off Time, and Purchaser shall retain all deposits made and amounts collected with respect to such Guest Ledger.

11.2.10 Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

11.2.11 Merchandise and F&B. Seller shall receive a credit for all Merchandise and unopened items of F&B (including all F&B in any “mini bars” in the guest rooms) based on Seller’s cost for such items.

11.2.12 Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all amounts collected as of such closing, and Purchaser shall be entitled to all amounts collected from the restaurants and bars thereafter.

11.2.13 Vending Machines. Seller shall remove all money from all vending machines and other coin-operated equipment as of the Cut-Off Time and shall retain all amounts collected as of the Cut-Off Time, and Purchaser shall be entitled to all amounts collected from such vending machines and coin-operated equipment after the Cut-Off Time.

11.2.14 Accounts Payable. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (a) Sellers shall pay in full before the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Accounts Payable”) that are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel before the Closing, and (b) Purchaser shall receive a credit for the amount of such Accounts Payable that have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Accounts Payable accrued as of the Closing Date when such Accounts Payable become due and payable, provided that the Parties shall reprorate the amount of credit for any Accounts Payable and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. This Section 11.2.14 shall survive the Closing. Sellers shall receive a credit for all advance payments or deposits made to vendors or other suppliers of goods or services for the Business ordered in the Ordinary Course of Business, but not delivered to the Hotel before the Closing Date, and Purchaser shall pay the amounts that become due and payable for such goods and services that were ordered in the Ordinary Course of Business before the Closing, but not delivered to the Hotel before the Closing Date.

11.2.15 Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between the Parties accordingly.

11.3 Cash and Accounts Receivable.

11.3.1 Cash. All cash on hand or held on deposit at the Hotel shall remain at the Hotel for the benefit of Purchaser, and Seller shall receive a credit for the amount of such cash. For the avoidance of doubt, this Section 11.3.1 applies only to cash at the Hotel, and shall not apply to any cash held in any bank account or other location outside the Hotel.

11.3.2 Accounts Receivable. Seller shall retain the right to collect all amounts due and payable by guests or customers of the Hotel whose account was closed as of the Cut-Off Time (the “Accounts Receivable”), and Purchaser shall not receive a credit for the Accounts Receivable. Prior to the Closing, Seller shall provide a schedule of all Accounts Receivable. Purchaser shall cooperate with Seller in collecting the Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense that Seller agrees in writing to reimburse. If any Accounts Receivable are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within 10 days after the end of each calendar month. If a payor owes amounts for

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services or goods provided at the Hotel to such payor both before and after the Closing, any amounts paid by such payor after the Closing shall be applied in order from the oldest to most recent Accounts Receivable due and payable by such payor, unless the payor makes payment made against a specific Account Receivable, in which case such payment shall be applied against such Account Receivable.

11.4 Tax Contests.

11.4.1 Taxable Period Terminating Before the Closing Date. Sellers shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period that terminates before the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings, provided that Seller may not settle any such contest without Purchaser’s prior written consent if it affects in any manner the Taxes for any taxable period that ends on or after the Closing Date. This Section 11.4.1 shall survive the Closing.

11.4.2 Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period that includes the Closing Date, provided that Seller may not settle any such contest without Purchaser’s prior written consent if it affects the Taxes of the Purchaser for any taxable period that begins after the Closing Date. Notwithstanding the foregoing, if Purchaser intends to contest any such Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller elects to contest such Taxes, Seller shall provide written notice to Purchaser within 30 days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such 30 days, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 11.4.2 shall survive the Closing.

11.4.3 Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period that commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 11.4.3 shall survive the Closing.

11.4.4 Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute any documents reasonably requested by the Party contesting the Taxes to pursue the contest of such Taxes. This Section 11.4.4 shall survive the Closing.

11.5 Transaction Costs.

11.5.1 Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (a) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.4, (b) one half (½) of the fees and expenses for the Escrow Agent, (c) the fees, costs and expenses of its own attorneys, accountants and consultants or other Person engaged by Seller, (d) the fees, costs and expenses for the Title Commitments and Title Policies (other than endorsements) with respect to the Denver Hotel, (e) one half (½) of the transfer, documentary, stamp, recording, sales or similar tax, levy, charge or fee incurred with respect to the transactions contemplated by this Agreement (the “Transfer Taxes”), and (f) reimbursement to Purchaser of one half (½) of the fees and expenses paid by Purchaser for the PCAOB Auditor to prepare the Hotel Financial Statements.

11.5.2 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (a) the fees, costs and expenses for the Title Commitments, Title Policies and Surveys with respect to the Stamford Hotel, and the fees, costs and expenses for the endorsements for the Title Policy for the Denver Hotel, (b) any fees, costs or expenses payable for the assignment, transfer or conveyance of any Contracts, Permits, or any other Property, (c) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording

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charges or other amounts payable in connection with any financing obtained by Purchaser, (d) one half (½) of the fees and expenses for the Escrow Agent, (e) one half (½) of the Transfer Taxes, and (f) the fees, costs and expenses or other Person engaged by Purchaser of its own attorneys, accountants and consultants.

11.5.3 Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.5.3 or elsewhere in this Agreement shall be allocated between the Parties in accordance with applicable local custom for sale and purchase transactions involving similar hotel properties.

ARTICLE 12
TRANSITION OF HOTEL AT CLOSING

12.1 Notice to Guests. At Sellers’ option, Sellers (or Manager) shall send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings for any period on or after the Closing Date informing such Persons of the change in management and/or branding of the Hotel.

12.2 Possession. Seller shall deliver possession of the Property to Purchaser at Closing.

12.3 Excluded Property. Purchaser acknowledges that, to ensure the uninterrupted operation of the Hotel through the Closing, it might not be practical to remove all Excluded Property from the Hotel before the Closing. Accordingly, Purchaser acknowledges that, to ensure the uninterrupted operation of the Hotel through the Closing, it might not be practical to remove all Excluded Property from the Hotel before the Closing. Purchaser shall provide access to Seller, Existing Franchisor or any other Person designated by Seller to enter onto the Real Property to remove any Excluded Property from the Hotel after the Closing. For the avoidance of doubt, if any Hotel changes the existing Brand, Purchaser shall provide access to Seller, Existing Franchisor or any other Person designated by Seller to enter the Hotel and copy, remove or erase any data of Existing Franchisor from all computer systems at the Hotel. This Section 12.3 shall survive the Closing.

12.4 Bookings. Purchaser shall honor all Bookings made before the Closing for any period on or after the Closing Date, including any Bookings by any Person in redemption of any benefits accrued under any guest loyalty program and complimentary bookings made in the Ordinary Course of Business. This Section 12.4 shall survive the Closing.

12.5 Access to Information After Closing. After the Closing, Purchaser shall provide any Person designated by any Seller with reasonable access to (a) the Books and Records, (b) the Property, and (c) the employees at the Hotel, for any purpose deemed necessary or advisable by Seller, including to prepare any documents required to be filed by Seller under Applicable Law or investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving any Seller Indemnitees. Purchaser, at its cost and expense, shall retain all Books and Records with respect to the Hotel for a period of seven years after the Closing. This Section 12.5 shall survive the Closing.

ARTICLE 13
DEFAULT, REMEDIES AND TERMINATION RIGHTS

13.1 Seller Default. If Seller fails to perform any of their obligations under this Agreement such that the Purchaser Closing Conditions cannot be satisfied, and such failure is not due to a Purchaser Default (a “Seller Default”), and no Purchaser Default has occurred and remains uncured, then, at or any time before Closing, Purchaser, as its sole and exclusive remedy for such Seller Default, may elect to (a) terminate this Agreement, in which case the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, (b) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case Purchaser shall be deemed to have waived such Seller Default, or (c) obtain an injunction, specific performance or other equitable relief as set forth in Section 13.5.

13.2 Sellers’ Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies to terminate this Agreement, unless Purchaser has provided written notice to Sellers specifying in reasonable detail the nature of the Seller Default, and Sellers have not cured such Seller Default within 30 days after Seller’s receipt of such notice.

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13.3 Purchaser’s Default. If Purchaser fails to perform its obligations under this Agreement such that the Seller Closing Conditions cannot be satisfied, and such failure is not due to a Seller Default (a “Purchaser Default”), then, at any time before Closing, Sellers, as their sole and exclusive remedy for such Purchaser Default, may elect to (a) terminate this Agreement by providing written notice to Purchaser, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (b) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default.

13.4 Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to exercise its remedies to terminate this Agreement, unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default, and Purchaser has not cured such Purchaser Default within within 30 days after Purchaser’s receipt of such notice.

13.5 Specific Performance. Seller acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur if Seller does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of Seller to consummate the transactions contemplated by this Agreement). Accordingly, Seller acknowledges and agrees that (i) Purchaser shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically its terms and provisions, without proof of damages and without posting a bond or other security (in addition to any other remedy to which Purchaser is entitled under this Agreement), and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated in this Agreement and without that right, Purchaser would have entered into this Agreement. Seller agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Purchaser has an adequate remedy at law or that an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

13.6 Termination Date. Notwithstanding anything to the contrary in this Agreement, if (i) (A) Purchaser has not provided to Seller a signed and binding commitment for financing with the lender identified on Schedule 13.6 (“Potential Lender”) in an amount sufficient to pay the Cash Payment to Seller, or Purchaser has not made the deposit with Potential Lender as required under such commitment, or (B) Purchaser has not provided to Seller a signed and binding commitment for other equity and/or financing in an amount sufficient to pay the Cash Payment to Seller, provided that Seller, in its sole discretion, has approved the investor and the terms of the commitment, and the condition in either clause (A) or (B) has not occurred at or before 5:00 p.m. Eastern Time on June 16, 2022, or (ii) the Closing has not occurred at or before 5:00 p.m. Eastern Time on September 30, 2022 (the “Outside Closing Date”), then Purchaser or Sellers may elect to terminate this Agreement (the “Termination Right”) by providing written notice to the other Party, and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement; provided, that a Party may not elect the Termination Right if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before the Outside Closing Date and such action or failure to act constitutes a breach of this Agreement.

13.7 Failure of Net Tangible Assets or Shareholder Approval. Failure of Net Tangible Assets or Shareholder Approval. If Purchaser does not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents, or Purchaser shall not have obtained the Shareholder Approval at the Purchaser Stockholder Meeting, then, at any time before the Termination Date and the Closing, Purchaser or Sellers may elect to terminate this Agreement by providing written notice to the other Party, and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement.

ARTICLE 14
RISK OF LOSS

14.1 Casualty. If, at any time after the Effective Date and before the Closing or earlier termination of this Agreement, any of the Hotels is damaged or destroyed by fire or other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

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14.1.1 Material Casualty. If any Hotel is affected by a Casualty before the Closing (the “Damaged Hotel”), the amount required to repair or restore the Property for the Damaged Hotel equals or exceeds twenty percent (20%) of the allocation of the Purchase Price for the Damaged Hotel set forth in the Allocation Schedule (a “Material Casualty”) and such Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within 10 days after Purchaser’s receipt of Seller’s written notice of such Material Casualty, to (a) terminate this Agreement for all Hotels, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination, or (b) proceed to Closing for all Hotels (including the Damaged Hotel), in which case Seller shall provide Purchaser with a credit against the Allocated Purchase Price for the Damaged Hotel in an amount equal to the lesser of (i) the applicable insurance deductible, and (ii) and the reasonable estimated costs for the repair or restoration of the Property relating to the Damaged Hotel required by such Material Casualty, and transfer and assign to Purchaser all of Seller’s rights to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business for the Damaged Hotel, except those proceeds allocable to lost profits and costs incurred by Seller for the Damaged Hotel for the period before the Closing. If Purchaser does not provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s election period, the Closing shall be postponed until the date that is five Business Days after the earlier of (A) Purchaser’s delivery of its election notice to Seller to proceed to Closing or (B) if Purchaser does not provide an election notice, the expiration of such election period.

14.1.2 Minor Casualty. If the Casualty for any Damaged Hotel is (a) not a Material Casualty, or (b) is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, and Seller shall provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents) in an amount equal to the lesser of (i) the applicable insurance deductible, and (ii) the reasonable estimated costs for the repair or restoration required by such Casualty for the Damaged Hotel, and transfer and assign to Purchaser all of Seller’s rights to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business for the Damaged Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period before the Closing.

14.2 Condemnation. If, at any time before the Closing or earlier termination of this Agreement, any Governmental Authority commences any condemnation or other proceeding in eminent domain affecting all or any part of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

14.2.1 Material Condemnation. If any Hotel is subject to a Condemnation before the Closing (the “Condemned Hotel”) and the Condemnation would (a) result in the permanent loss of more than ten percent (10%) of the fair market value of the Land or Improvements for the Condemned Hotel, (b) result in any permanent material reduction or restriction in access to the Land or Improvements for the Condemned Hotel, or (c) have a permanent materially adverse effect on the Business of the Condemned Hotel as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within 10 days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (i) terminate this Agreement as to all the Hotels and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination, or (ii) proceed to Closing as to all Hotels (including the Condemned Hotel), in which case Sellers shall assign to Purchaser all of Sellers’ rights in all proceeds and awards from such Material Condemnation. If Purchaser does not provide written notice of its election to Sellers within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s election period, the Closing shall be postponed until the date that is five Business Days after the earlier of (A) Purchaser’s delivery of its election notice to Seller to proceed to Closing or (B) if Purchaser does not provide an election notice, the expiration of such election period.

14.2.2 Minor Condemnation. If a Condemnation of the Condemned Hotel is not a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation of the Condemned Hotel.

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ARTICLE 15
SURVIVAL, INDEMNIFICATION AND RELEASE

15.1 Survival.

15.1.1 Survival of Representations and Warranties. The representations and warranties of Seller in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.22 and 7.1.23, and the representations and warranties of Purchaser in Section 7.3.1, 7.3.2, 7.3.3, 7.3.13 and 7.3.13 shall survive the Closing or termination of this Agreement until the expiration of the applicable statute of limitations, and all other representations and warranties of Seller and Purchaser in this Agreement shall survive the Closing for a period commencing on the Closing Date and expiring at 11:59 p.m. (U.S. Eastern Time) on the date that is 360 days after the Closing Date (the period any such representation or warranty survives the Closing or termination of this Agreement (as the case may be) is referred to herein as the “Survival Period”).

15.1.2 Survival of Rights and Obligations. Except for the rights and obligations of the Parties in this Agreement that expressly survive the Closing or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate upon Closing or earlier termination of this Agreement.

15.1.3 No Survival. Except as expressly set forth in Section 15.1.1 and 15.1.2, all representations, warranties, rights and obligations shall be deemed to be merged in the Deed and not survive the Closing if the Closing occurs; provided that nothing in this Section 15.1.3 shall relieve any Party from liability for any fraud, intentional misrepresentation or willful misconduct in connection with the transactions contemplated by this Agreement.

15.2 Indemnification by Seller. Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6, and any other express provision in this Agreement, after the Closing, Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (the “Purchaser Indemnitees”) from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representation or warranty of Seller in this Agreement that expressly survives the Closing or termination of this Agreement, as of the date such representation or warranty was made or as of the Closing Date with the same effect as though made on that date (or as of such other date to which such representation or warranty expressly is made), or (ii) the breach by Seller of any of its obligations under this Agreement that expressly survives the Closing or termination of this Agreement.

15.3 Indemnification by Purchaser. Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6, and any other express provision in this Agreement, after the Closing, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (the “Seller Indemnitees”) from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Agreement that expressly survives the Closing, as of the date such representation or warranty was made or as of the Closing Date with the same effect as though made on that date (or as of such other date to which such representation or warranty expressly is made), and (ii) any breach by Purchaser of any of its obligations under this Agreement that expressly survives the Closing.

15.4 Indemnification Procedures.

15.4.1 Notice of Indemnification Claim. If any Seller Indemnitee or Purchaser Indemnitee (each, an “Indemnitee”) is entitled to defense or indemnification under Section 15.2 or 15.3 or any other express provision in this Agreement (each, an “Indemnification Claim”) for any claim, demand, law suit, arbitration or other legal or administrative action or proceeding, or any actual (and not contingent) liability, damage, loss, cost or expense, including, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question (an “Indemnification Loss”), the Party required to defend or indemnify such Indemnitee (the “Indemnitor”) shall not be obligated to defend or indemnify such Indemnitee unless such Indemnitee provides written notice to such Indemnitor promptly after (a) such Indemnitee first has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or (b) any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding is made against such Indemnitee by any Person which is not an Affiliate, or a shareholder, partner, member, trustee, beneficiary, director, officer, employee or agent of Indemnitee or any Affiliate (a “Third-Party Claim”) on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

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15.4.2 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

15.4.3 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves any Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (a) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by the Indemnitor’s insurance company), (b) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, (c) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor, (d) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation, or investigation, and (e) the Third Party Claim does not seek an injunction or equitable relief against the Indemnitee. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in the Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

15.4.4 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim (a) which does not involve a Third-Party Claim but is disputed by the Indemnitor, until such time as such dispute is resolved by written agreement or by litigation or other means of alternative dispute resolution as the Parties may agree in writing, including any appeals with respect thereto, or (b) which involves a Third-Party Claim, until such time as such Third-Party Claim is concluded, including any appeals with respect thereto.

15.4.5 Losses. Solely for the purpose of determining the amount of any Indemnification Loss (and not for determining any breach) for which an Indemnitee may be entitled to indemnification, any representation or warranty in this Agreement that is qualified by a term or terms such as “material,” “materially,” “Seller Material Adverse Effect” or “Purchaser Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

15.5 Limitations on Indemnification.

15.5.1 Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee that is seeking defense or indemnification under this Agreement shall be entitled to defense or indemnification only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.4.1 before the expiration of the applicable Survival Period.

15.5.2 Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent, and solely to the extent, the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.4.1, (a) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (b) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

15.5.3 Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, an Indemnitor shall not be required to provide defense or indemnification pursuant to Sections 15.2(i) or 15.3(i) for any Indemnification Losses incurred by any Indemnitees for any breach of representation or warranty of Indemnitor to the extent that the aggregate amount of all such Indemnification Losses for which the Indemnitees otherwise would be entitled to indemnification (a) does not exceed Three Hundred Thousand Dollars ($300,000) (the “Indemnification Deductible”), or if such Indemnification Losses exceed the Indemnification Deductible, Indemnitee shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (b) exceeds Five Million Dollars ($5,000,000).

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15.5.4 Effect of Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 15 shall be net of any insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such insurance proceeds or reimbursement are obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss. Notwithstanding any other provisions of this Agreement, (i) the existence of any Indemnification Claim by an Indemnitee for monies from an insurer or against a third party in respect of any Indemnification Loss shall not delay any payment pursuant to the indemnification provisions in this Article 15, and (ii) no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the indemnification provisions in this Article 15, or (b) relieved of the responsibility to pay any claims for which such insurer or other third party otherwise is obligated to pay.

15.5.5 Negligence or Willful Misconduct of Indemnitee. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the gross negligence or willful misconduct of, or breach of this Agreement by, such Indemnitee or any of its Affiliates or related persons.

15.5.6 WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR STATUTORY DAMAGES (EXCEPT TO THE EXTENT IMPOSED ON INDEMNITEE PURSUANT TO A THIRD PARTY CLAIM), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES OR ANY INDEMNITEE MIGHT HAVE WITH RESPECT ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, OTHER THAN CLAIMS BASED ON FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.6 Exclusive Remedy. Except for (i) claims based on fraud, intentional misrepresentation or willful misconduct in connection with the transactions contemplated by this Agreement, and (ii) the right to obtain an injunction for specific performance, after the Closing, the indemnification provisions in this Article 15 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

ARTICLE 16
MISCELLANEOUS

16.1 Confidentiality. Subject to Sections 8.6, 8.7, 8.8 and 16.1, each Party shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement, and Purchaser shall keep confidential and not disclose to any Person any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information regarding the Property or the Business that is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, a Party shall be permitted to (a) disclose any Confidential Information to any Person on a “need to know” basis to such Party’s shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and other Persons whose assistance is required to complete the transactions described in this Agreement, provided that such disclosing Party (i) advises the recipient of the confidential nature of such Confidential Information of such Party’s obligations under this Section 16.1, and (ii) uses commercially reasonable efforts to cause such recipient to maintain the confidentiality of such Confidential Information, or (b) disclose any Confidential Information to the extent required under Applicable Law, provided that such Purchaser shall have the right to disclose this Agreement in the Proxy Statement/Prospectus and to its Shareholders for the purposes of obtaining the Shareholder Approval. This Section 16.1 shall survive the Closing or termination of this Agreement.

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16.2 No Recordation. Purchaser shall not record, and shall take all actions necessary to ensure that no Person acting for or on behalf of Purchaser records, this Agreement, or any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and is irrevocable) to sign and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or otherwise evidencing the termination of this Agreement.

16.3 Notices.

16.3.1 Method of Delivery. All notices, requests, demands, consents, approvals and objections and other communications (each, a “Notice”) to be provided by any Party to another Party pursuant to this Agreement shall be in writing, duly signed by the sending Party (or attorney on behalf of such Party) and delivered to the recipient Party by (a) personal delivery, (b) U.S. certified mail, (c) overnight courier service, or (d) email in PDF (Portable Digital Format).

16.3.2 Address. All Notices to be provided to a Party under this Agreement shall be sent to the following address:

If to Seller:	with a copy to:
c/o Atrium Holding Company	c/o Atrium Holding Company
2398 E. Camelback Road, Suite 1000	2398 E. Camelback Road, Suite 1000
Phoenix, AZ 85016	Phoenix, AZ 85016
Attn: President	Attn: General Counsel
Email: cmason@atriumllc.com	Email: bcameron@atriumllc.com

If to Purchaser:	with a copy to:
Alpine Acquisition Corporation	Graubard Miller
10141 N. Canyon View Lane	405 Lexington Avenue
Fountain Hills, AZ 85268	New York, NY 10174
Attn: Alex Lombardo	Attn: Jeffrey Gallant
Email: alex.lombardo@alpinesponsor.com	Email: jgallant@graubard.com

Any Person to whom Notices or copies of Notices are to be delivered pursuant to this Section 16.3 shall notify the other Persons listed in this Section 16.3 of any change in its address by providing a Notice of its new address to such other Persons pursuant to this Section 16.3.

16.3.3 Receipt of Notices. All Notices sent by a Party (or attorney on behalf of a Party) shall be deemed to have been received by the recipient Party on (a) the date of delivery to the recipient Party’s address, provided that such delivery is before 5:00 p.m. (local time for the recipient Party) on any day other than a Saturday, Sunday or U.S. federal legal holiday (a “Business Day”), otherwise the following Business Day, except in the case of delivery by email, the date the recipient Party responds in writing (by email or otherwise) affirmatively acknowledging receipt of delivery (but expressly excluding any automated reply to the sending Party regarding delivery to the recipient Party’s email address), or (b) the attempted delivery of such Notice if the recipient Party refuses delivery or is no longer at such address and failed to provide the sending Party with its current address pursuant to this Section 16.3.

16.4 Further Assurances. From the Effective Date until the Closing or earlier termination of this Agreement, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to complete the transaction described in this Agreement, including (a) causing the closing conditions set forth in Article 9 to be satisfied, (b) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, (c) providing written notice to any Person under any Property Leases, Outlet Leases, Contracts or Permits regarding the change in ownership of the Property, (d) defending any litigation, proceeding or other action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary

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restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, (e) executing and delivering any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the transactions contemplated hereby, and (f) making all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to further effect the transaction described in this Agreement. The preceding sentence shall survive the Closing.

16.5 Time of the Essence. Time is of the essence of this Agreement, subject to the grace periods set forth in Article 13 and provided that, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any obligation, satisfaction of any condition or delivery of any Notice, document or item required under this Agreement expires on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

16.6 Assignment. Neither Purchaser nor Seller shall not assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in the other Party’s sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate any wholly-owned subsidiary to receive title to the Property, or assign all of its right, title and interest in this Agreement to any wholly-owned subsidiary of Purchaser by providing written notice to Seller no later than 10 days prior to the Closing, provided that (a) such subsidiary remains a wholly-owned subsidiary of Purchaser, (b) Purchaser shall not be released from any of its liabilities or obligations under this Agreement by reason of such designation or assignment, and (c) such designation or assignment shall not be effective until Purchaser has provided to Seller a copy of the fully signed designation or assignment and assumption document, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (ii) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iii) include a representation and warranty to Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iv) otherwise be in form and substance satisfactory to Seller.

16.7 Successors and Assigns. This Agreement shall be binding on and for the benefit of the Parties, and their respective successors and permitted assigns.

16.8 Third-Party Beneficiaries. This Agreement shall not provide any rights or remedies to any Person other than (a) the Parties and their respective successors and permitted assigns, and (b) any Indemnitee to the extent such Indemnitee is provided any right of defense or indemnification in this Agreement.

16.9 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

16.10 Rules of Interpretation. The following rules shall apply to the interpretation of this Agreement:

16.10.1 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning, interpretation or effect.

16.10.2 Certain Words and Phrases. Unless otherwise expressly stated in this Agreement, the following words and phrases shall be interpreted as follows:

(a) all words shall be deemed to include any number or gender as the context implies;

(b) the words “include”, “includes”, “including” shall be construed as if followed by the phrase “without limitation”;

(c) the words “hereof”, “hereto” and “herein” refer to this Agreement and are not limited to the provision in which such words are used;

(d) the word “may” shall be construed as meaning “shall have the right but not the obligation to”;

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(e) all dollar amounts are stated in U.S. Dollars;

(f) all references to a period of days shall be counted by excluding the first day and including the last day, unless the last day is not a Business Day, in which case the last day shall be the next Business Day;

(g) all references to any recital, article, section, exhibit or schedule are to the recitals, articles, sections, schedule or exhibits of this Agreement; and

(h) the words “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

16.10.3 References to Persons and Entities. Unless otherwise expressly stated in this Agreement, the following words shall have the following meaning:

(a) The term “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

(b) The term “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

(c) The term “Charter Documents” means, with respect to any person, the certificate or articles of incorporation and bylaws of such person, the certificate or articles of formation or organization and limited liability company operating agreement of such person, or other comparable governing instruments with different names of such person.

(d) The term “Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

16.10.4 Drafting. Each Party acknowledges that such Party and its legal counsel have reviewed this Agreement and have participated in the preparation of this Agreement, and agrees that any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not apply to the construction and interpretation of this Agreement or any exhibits hereto.

16.11 Severability. If any term or provision of this Agreement is determined to be illegal, invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the legality, validity or enforceability of any other terms or provisions of this Agreement, or the legality, validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.12 JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND EACH PARTY HEREBY SUBMITS TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVES ANY DEFENSE BASED ON INCONVENIENT VENUE OR FORUM.

16.13 SERVICE OF PROCESS. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SERVICE OF PROCESS SHALL BE EFFECTIVE AS TO A PARTY IF DELIVERY OF ANY COURT DOCUMENTS TO SUCH PARTY IS EFFECTED IN ACCORDANCE WITH SECTION 16.3.

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16.14 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.15 Prevailing Party. If any dispute between any Parties is submitted to litigation or other court action, arbitration or other adjudicatory proceeding, the losing Party shall reimburse the prevailing Party for all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding. If a Party prevails on some, but not all, of its claims in such litigation, action, arbitration or proceeding, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall determine on an equitable basis the amount of such fees, costs and expenses that the losing Party shall reimburse to the prevailing Party. This Section 16.15 shall survive the Closing or termination of this Agreement.

16.16 Several (Not Joint and Several) Liability of Sellers. Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of each Seller under this Agreement shall be several, and not joint.

16.17 Recitals, Exhibits and Schedules. The introduction and recitals to this Agreement, and all exhibits and schedules (as amended or supplemented from time to time for New Disclosures) referred to in this Agreement are incorporated in and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

16.18 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties and supersedes any letter of intent or term sheet and all other agreements or understandings (written or oral) between the Parties on or before the Effective Date regarding the transaction described in this Agreement.

16.19 Amendments to Agreement. Except for any amendments and supplements from time to time for New Disclosures, no amendment or other change to any terms of this Agreement, or waiver of any right, obligation, liability, breach or default under this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and signed by all Parties.

16.20 Execution of Agreement. A Party shall have the right to deliver executed signature pages to this Agreement by email in PDF (Portable Digital Format) to any other Party, which electronic copy shall be deemed to be an original executed signature page, provided that such Party shall deliver an original signature page to such other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

16.21 Not an Offer. Seller’s delivery to Purchaser of Seller’s executed signature pages to this Agreement shall not constitute an offer to sell the Property, and Seller shall have the right to withdraw Seller’s executed signature pages and have no obligation to sell the Property to Purchaser, at any time before Purchaser has delivered Purchaser’s executed signature pages to Seller. Purchaser’s delivery to Seller of Purchaser’s executed signature pages to this Agreement shall not constitute an offer to purchase the Property, and Purchaser shall have the right to withdraw Purchaser’s executed signature pages and have no obligation to purchase the Property from Seller, at any time before Seller has delivered Seller’s executed signature pages to Purchaser.

[END OF TEXT – CONTINUED ON NEXT PAGE]

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Each Party has caused this Agreement to be executed and delivered in their names by a duly authorized officer or representative of such Party.

SELLERS:		PURCHASER:
Pool IV Finance LLC,		Alpine Acquisition Corporation,
a Delaware limited liability company		a Delaware corporation
By:	/s/ Craig A. Mason	By:	/s/ Alexander Lombardo
Name:	Craig A. Mason	Name:	Alexander Lombardo
Title:	President	Title:	CFO
Pool IV TRS LLC,
a Delaware limited liability company
By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President
PHF II Stamford LLC,
a Delaware limited liability company
By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President

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Annex B-2

AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This Amendment to Purchase and Sale Agreement (this “Amendment”), dated as of August 26, 2022, is by and among Alpine Acquisition Corporation, a Delaware corporation (“Purchaser”), Pool IV Finance LLC, a Delaware limited liability company (“Denver PropCo Seller”), Pool IV TRS LLC, a Delaware limited liability company (“Denver OpCo Seller”; Denver PropCo Seller and Denver OpCo Seller are referred to collectively as “Denver Sellers”), PHF II Stamford Hotel, a Delaware limited liability company (“Stamford Seller”) (Denver PropCo Seller, Denver OpCo Seller and Stamford Seller are referred individually as a “Seller” and collectively, as “Sellers”). Sellers and Purchaser are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into the Purchase and Sale Agreement, dated as of May 18, 2022 (as may be amended from time to time, the “Original Agreement”), which, among other things, provides that the Original Agreement may be terminated by written notice from Alpine or the Sellers if the transactions contemplated thereby have not been completed by September 30, 2022 (the “Outside Closing Date”); and

WHEREAS, the Parties desire to extend the Outside Closing Date from September 30, 2022 to November 30, 2022.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Original Agreement. Section 13.6(ii) of the Original Agreement is hereby amended as follows: the text “September 30, 2022” in Section 13.6(ii) of the Original Agreement is hereby deleted and the text “November 30, 2022” is inserted therefor.

2. Miscellaneous.

(a) Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

(b) No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall be deemed to be amended as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article 16 of the Original Agreement is incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Annex B-2-1

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

ALPINE ACQUISITION CORPORATION
By:	/s/ Alexander Lombardo
Name:	Alexander Lombardo
Title:	Chief Financial Officer
POOL IV FINANCE LLC
By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President
POOL IV TRS LLC
By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President
PHF II STAMFORD LLC
By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President

Annex B-2-2

Annex B-3

SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Amendment”) is by and among Alpine Acquisition Corporation, a Delaware corporation (“Purchaser”), Pool IV Finance LLC, a Delaware limited liability company (“Denver PropCo Seller”), Pool IV TRS LLC, a Delaware limited liability company (“Denver OpCo Seller”; Denver PropCo Seller and Denver OpCo Seller are referred to collectively as “Denver Sellers”), PHF II Stamford Hotel, a Delaware limited liability company (“Stamford Seller”) (Denver PropCo Seller, Denver OpCo Seller and Stamford Seller are referred individually as a “Seller” and collectively, as “Sellers”). Sellers and Purchaser are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into the Purchase and Sale Agreement, dated as of May 18, 2022 and Amendment to Purchase and Sale Agreement, dated as of August 26, 2022 (collectively, the “Original Agreement”), which, among other things, currently provides that the Original Agreement may be terminated by written notice from Alpine or the Sellers if the transactions contemplated thereby have not been completed by November 30, 2022 (the “Outside Closing Date”); and

WHEREAS, the Parties desire to extend the Outside Closing Date from November 30, 2022 to March 2, 2023.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Original Agreement.

1.1 The following shall be added as a new Section 10.4 to the Original Agreement:

“Section 10.4. Extension of Closing Date. Notwithstanding anything to the contrary in this Agreement, as a condition of extending the Outside Closing Date under Section 13.6(iii) of this Agreement until March 2, 2023, Purchaser shall (i) deposit all necessary funds into the Trust Account in order to extend the time Purchaser has to consummate a business combination until (and including) March 2, 2023, under its Charter Documents, (ii) obtain from TBC an extension of the closing date under the TBC Merger Agreement until (and including) March 2, 2023, and (iii) take all other actions required to extend the time Purchaser has to consummate the transactions contemplated under this Agreement or the TBC Merger Agreement until (and including) March 2, 2023 (collectively, the “Closing Extension Conditions”).”

1.2 Section 13.6 of the Original Agreement is hereby deleted and replaced with the following:

“Section 13.6. Termination Date. Notwithstanding anything to the contrary in this Agreement, if (i) (A) Purchaser has not provided to Seller a signed and binding commitment for financing with the lender identified in Schedule 13.6 (“Potential Lender”) in an amount sufficient to pay the Cash Payment to Seller, or Purchaser has not made the deposit with Potential Lender as required under such commitment, or (B) Purchaser has not provided to Seller a signed and binding commitment for other equity and/or financing in an amount sufficient to pay the Cash Payment to Seller, provided that Seller, in its sole discretion, has approved the investor and the terms of the commitment, and the condition in either clause (A) or (B) has not occurred at or before 5:00 p.m. Eastern Time on June 16, 2022, (ii) Purchaser has not satisfied all of the Closing Extension Conditions at or before 5:00 p.m. Eastern Time on December 2, 2022, or (iii) the Closing has not occurred at or before 5:00 p.m. Eastern Time on March 2, 2023 (the “Outside Closing Date”), then Purchaser or Sellers may elect to terminate this Agreement (the “Termination Right”) by providing written notice to the other Party, and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement; provided, that a Party may not elect the Termination Right if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before the Outside Closing Date and such action or failure to act constitutes a breach of this Agreement.”

Annex B-3-1

2. Miscellaneous.

(a) Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

(b) No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall be deemed to be amended as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article 16 of the Original Agreement is incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Annex B-3-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

ALPINE ACQUISITION CORPORATION
By:	/s/ Alex Lombardo
Name:	Alex Lombardo
Title:	Chief Financial Officer
POOL IV FINANCE LLC
By:	/s/ Craig Mason
Name:	Craig Mason
Title:	President
POOL IV TRS LLC
By:	/s/ Craig Mason
Name:	Craig Mason
Title:	President
PHF II STAMFORD LLC
By:	/s/ Craig Mason
Name:	Craig Mason
Title:	President

Annex B-3-3

Annex C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALPINE ACQUISITION CORPORATION

Pursuant to Section 242 and 245 of the
Delaware General Corporation Law

Alpine Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Alpine Acquisition Corporation”.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 8, 2021. A first Amended and Restated Certificate of Incorporation (“First Amended and Restated Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on August 30, 2021.

3. This Second Amended Restated Certificate of Incorporation restates, integrates and amends the First Amended and Restated Certificate of Incorporation of the Corporation.

4. This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the First Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Two Bit Entertainment Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805 in the County of New Castle. The name of its registered agent at that address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, a Business Combination (as defined below).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 5,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Annex C-1

B. Common Stock. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation and each share of Common Stock shall have one vote.

FIFTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders following the effectiveness of this Certificate, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders following the effectiveness of this Certificate and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders following the effectiveness of this Certificate. Commencing at the first Annual Meeting of Stockholders following the effectiveness of this Certificate, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: A. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Annex C-2

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH: A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended (“Securities Act”). Furthermore, notwithstanding anything to the contrary in the foregoing, the provisions of this Section A will not apply to suits brought to enforce any liability or duty created by the Exchange Act or Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

B. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (a “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article NINTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

Annex C-3

ELEVENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

[Signature Page Follows]

Annex C-4

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed as of the __ day of _____, 2022.

Name:
Title: Chief Executive Officer

[A&R Charter Signature Page]

Annex C-5

Annex D

Two Bit Entertainment Corp.

2022 Long-Term Incentive Equity Plan

Section 1.    Purpose; Definitions.

1.1.    Purpose.    The purpose of the Two Bit Entertainment Corp. 2022 Long-Term Incentive Equity Plan (“Plan”) is to enable Two Bit Entertainment Corp. (the “Company”) to offer to its employees, officers, directors and consultants whose past, present and/or potential future contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the Company and aligning their interests with those of the Company’s stockholders. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Agreement” means the written award agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award granted under the Plan. Any Agreement is subject to the terms and conditions of the Plan.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Cause” means (a) the meaning of such term as set forth in the applicable Service Agreement or (b) if no Service Agreement exists, (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an affiliate; or (iv) material violation of state or federal securities laws.

(d)    “Change of Control” means (a) a transaction or series of related transactions in which a person or entity, or a group of related persons or entities (other than any shareholders or any affiliates thereof), acquires shares representing more than fifty percent (50%) of the outstanding voting power of the Company, (b) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its Common Stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of Common Stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries if all or substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary.

(e)     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any Treasury regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

(f)    “Committee” means the committee of the Board designated to administer the Plan as provided in Section 2.1. If no Committee is so designated, then all references in this Plan to “Committee” shall mean the Board.

Annex D-1

(g)    “Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

(h)    “Company” means Two Bit Entertainment Corp., a corporation organized under the laws of the State of Delaware.

(i)    “Disability” means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan.

(j)    “Effective Date” means the date determined pursuant to Section 11.1.

(k)    “Fair Market Value,” unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or any other trading or quotation system, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by such exchange or trading or quotation system or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) above, such price as the Committee shall determine, in good faith in a manner that complies with Section 409A of the Code, provided, however, as to any awards granted on or with a grant date of the date of the pricing of the Company’s initial public offering, “Fair Market Value” shall be equal to the per share price at which the Common Stock is offered to the public in connection with such initial public offering.

(l)    “Holder” means a person who has received an award under the Plan.

(m)    “Incentive Stock Option” means any Stock Option intended to be and designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code and that otherwise meets the requirements set forth in the Plan.

(n)    “Non-qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(o)    “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as “retirement age” for any particular Holder. If no age is designated, it shall be 65.

(p)    “Other Stock-Based Award” means an award under Section 8 that is payable by delivery of Common Stock or that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(q)    “Parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

(r)    “Plan” means this Two Bit Entertainment Corp. 2022 Long-Term Incentive Equity Plan, as hereinafter amended from time to time.

(s)    “Repurchase Value” shall mean the Fair Market Value if the award to be settled under Section 2.2(e) or repurchased under Section 5.2(k) or 9.1 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) if the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(t)    “Restricted Stock” means Common Stock received under an award made pursuant to Section 7 that is subject to restrictions under Section 7.

(u)    “SAR Value” means the excess of the Fair Market Value (on the exercise date) over (a) the exercise price that the Holder would have otherwise had to pay to exercise the related Stock Option or (b) if a Stock Appreciation Right is granted unrelated to a Stock Option, the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, in either case, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

(v)    “Service Agreement” means the employment agreement or other service agreement with the Company by which a Holder is bound.

Annex D-2

(w)    “Stock Appreciation Right” means the right to receive from the Company, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date) as determined under Section 6 and subject to the conditions thereof as well as the applicable Agreement.

(x)    “Stock Option” or “Option” means any option to purchase shares of Common Stock which is granted pursuant to Section 5 of the Plan.

(y)    “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

Section 2.    Administration.

2.1.    Committee Membership.    The Plan shall be administered by the Committee. Committee members shall serve for such term as the Board may in each case determine and shall be subject to removal at any time by the Board.

2.2.    Powers of Committee.    The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, and/or (iv) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

(a)    to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock and/or Other Stock-Based Awards may from time to time be awarded hereunder;

(b)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

(c)    to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d)    to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan; and

(e)    to make payments and distributions with respect to awards (i.e., to “settle” awards) through cash payments in an amount equal to the Repurchase Value.

The Committee may not modify or amend any outstanding Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right, as applicable, below the exercise price as of the date of grant of such Option or Stock Appreciation Right. In addition, no Option or Stock Appreciation Right may be granted in exchange for the cancellation or surrender of an Option or Stock Appreciation Right or other award having a higher exercise price.

Notwithstanding anything to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 10% of the total number of Shares (as defined below) issued and issuable under this Plan.

2.3.    Interpretation of Plan.

(a)    Committee Authority.    Subject to Section 10, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 10, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

Annex D-3

(b)    Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Appreciation Rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan or any Incentive Stock Option under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the special terms and conditions applicable to Incentive Stock Options as described in this Plan, including but not limited to, Section 5, and for the avoidance of doubt, if shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such shares of Common Stock to the Holder upon exercise, the Holder shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

Section 3.    Stock Subject to Plan.

3.1.    Number of Shares.    Subject to Section 7.1(d), the total number of shares of Common Stock reserved and available for issuance under the Plan shall be 1,500,000 shares. Shares of Common Stock under the Plan (“Shares”) may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award or Other Stock-Based Award granted hereunder are forfeited, or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. Shares of Common Stock that are surrendered by a Holder or withheld by the Company as full or partial payment in connection with any award under the Plan, as well as any shares of Common Stock surrendered by a Holder or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under the Plan, shall not be available for subsequent awards under the Plan.

3.2.    Adjustment Upon Changes in Capitalization, Etc.    In the event of any common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under the Plan (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

Section 4.    Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or an employee of a Subsidiary at the time of grant or so qualified as set forth in the immediately preceding sentence. Notwithstanding the foregoing, an award may also be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services and the date of grant shall be deemed to be the date hiring or retention commences.

Annex D-4

Section 5.    Stock Options.

5.1.    Grant and Exercise.    Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-qualified Stock Options. The Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-qualified Stock Option. All Options granted under the Plan shall be Non-qualified Stock Options unless the applicable Agreement expressly states that the Option is intended to be an Incentive Stock Option. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The Committee shall have the authority to grant Incentive Stock Options or Non-qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Non-qualified Stock Option appropriately granted under the Plan. The Company shall have no liability to any Holder, or to any other person, if an Option (or any portion thereof) that is intended to be an Incentive Stock Option fails to qualify as an Incentive Stock Option at any time or if an Option (or any portion thereof) is determined to constitute “nonqualified deferred compensation” under Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.

5.2.    Terms and Conditions.    Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a)    Option Term.    The term during which a Stock Option may be exercised shall be fixed by the Committee and set forth in the applicable award Agreement; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (“10% Shareholder”)).

(b)    Exercise Price.    The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee as of the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Shareholder will not be less than 110% of the Fair Market Value on the date of grant.

(c)    Exercisability.    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The Committee intends generally to provide that Stock Options be exercisable only in installments, i.e., that they vest over time, typically over a three-year period. The Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee determines. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000. To the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Non-qualified Stock Options to the extent required by Section 422 of the Code.

(d)    Method of Exercise.    Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased, as provided in the applicable Agreement. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be

Annex D-5

required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company and the Holder has paid to the Company (or otherwise arranged for satisfaction of any required tax withholding in accorance with Section 12.6) an amount equal to any and all Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are required to be withheld in accordance with Section 12.6 of the Plan. The Committee may permit a Holder to elect to pay the exercise price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are required to be withheld in accordance with Section 12.6 of the Plan and resulting from such exercise. The Committee may also permit a Holder to pay the exercise price upon exercise of a Stock Option pursuant to net exercise procedures as determined by the Committee, provided, however, that, with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Committee at the time of grant and specified in the Agreement.

(e)    Stock Payments.    Payments in the form of Common Stock shall be valued at the Fair Market Value on the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances.

(f)    Transferability.    Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Non-Qualified Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require, and the transferee shall remain subject to all the terms and conditions applicable to the Non-qualified Stock Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets. The Committee may, in its sole discretion, permit transfer of an Incentive Stock Option in a manner consistent with applicable tax and securities law upon the Holder’s request.

(g)    Termination by Reason of Death.    If a Holder’s employment by, or association with, the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h)    Termination by Reason of Disability.    If a Holder’s employment by, or association with, the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter.

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(i)    Termination by Reason of Normal Retirement.    Subject to the provisions of Section 12.3, if such Holder’s employment by, or association with, the Company or any Subsidiary terminates due to Normal Retirement, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(j)    Other Termination.    Subject to the provisions of Section 12.3, if such Holder’s employment by, or association with, the Company or any Subsidiary terminates for any reason other than death, Disability or Normal Retirement, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that, if the Holder’s employment is terminated by the Company or a Subsidiary without cause or by the Holder for “good reason” (as contemplated by an employment agreement with the Company or a Subsidiary), the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of three months (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(k)    Buyout and Settlement Provisions.    The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, at a purchase price not to exceed the Repurchase Value, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

(l)    Rights as Shareholder. A Holder shall have none of the rights of a Shareholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option.

Section 6.    Stock Appreciation Rights.

6.1.    Grant and Exercise.    Subject to the terms and conditions of the Plan and such other conditions not inconsistent with the Plan as may be reflected in the applicable Agreement, the Committee may grant Stock Appreciation Rights in tandem with an Option or alone and unrelated to an Option, in each case, to be evidenced by an Agreement reflecting the award grant. The Committee may grant Stock Appreciation Rights to Holders who have been or are being granted Stock Options under the Plan as a means of allowing such Holders to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Non-qualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Non-qualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2.    Terms and Conditions.    Stock Appreciation Rights shall be subject to the following terms and conditions:

(a)    Exercisability.    Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject, for Stock Appreciation Rights granted in tandem with an Incentive Stock Option, to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b)    Termination.    All or a portion of a Stock Appreciation Right granted in tandem with a Stock Option shall terminate and shall no longer be exercisable upon the termination or after the exercise of the applicable portion of the related Stock Option.

(c)    Method of Exercise.    Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and, for Stock Appreciation Rights granted in tandem with a Stock Option, by surrendering the applicable portion of the related Stock Option. Upon exercise of all or a portion of a Stock Appreciation Right and, if applicable, surrender of the applicable portion of the related Stock Option, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are required to be withheld in accordance with Section 12.6 of the Plan.

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(d)    Shares Available Under Plan. The granting of a Stock Appreciation Right in tandem with a Stock Option shall not affect the number of shares of Common Stock available for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

Section 7.    Restricted Stock.

7.1.    Grant.    Each Restricted Stock grant shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Agreement. Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2.    Terms and Conditions.    Each Restricted Stock award shall be subject to the following terms and conditions:

(a)    Certificates.    Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b)    Rights of Holder.    Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Subject to the restrictions set forth in this Section 7, Section 12.6 of the Plan and the applicable Agreement, a Holder generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including that the Holder will have the right to vote such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) the Company will retain custody of all dividends and distributions (“Retained Distributions”) made, paid or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; and (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c)    Vesting; Forfeiture.    Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

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Section 8.    Other Stock-Based Awards.

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. These Other Stock-Based Awards may include performance shares or options, whose award is tied to specific performance criteria. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each Other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee, subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Agreement evidencing such award

Section 9.    Accelerated Vesting and Exercisability.

9.1.    Approved Transactions.    The Committee may, in the event of a Change of Control, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award, (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option or stock appreciation right in a manner consistent with the requirements of Treas. Reg. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable, (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option) or (iv) cancel any Restricted Stock in exchange for restricted stock of any successor corporation. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, the Committee shall not take any action pursuant to this Section 9 that would (i) cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) cause an Option that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iii) cause an Option that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

9.2.    Code Section 409A.    Notwithstanding any provisions of this Plan or any award granted hereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the Plan or an award granted hereunder to fail to comply with Code Section 409A.

Section 10.    Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent, except as set forth in this Plan.

Section 11.    Term of Plan.

11.1.    Effective Date.    The Effective Date of the Plan shall be the date on which the Plan is adopted by the Board. Awards may be granted under the Plan at any time after the Effective Date and before the date fixed herein for termination of the Plan; provided, however, that if the Plan is not approved by the affirmative vote of the holders of a majority of the Common Stock cast at a duly held stockholders’ meeting at which a quorum is, either in person or by proxy, present and voting within one year from the Effective Date, then (i) no Incentive Stock Options may be granted hereunder and (ii) all Incentive Stock Options previously granted hereunder shall be automatically converted into Non-qualified Stock Options.

11.2.    Termination Date.    Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten-year period beginning on the Effective Date.

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Section 12.    General Provisions.

12.1.    Written Agreements.    Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

12.2.    Unfunded Status of Plan.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

12.3.    Employees.

(a)    Engaging in Competition With the Company; Solicitation of Customers and Employees; Disclosure of Confidential Information.    If a Holder’s employment by, or association with, the Company or a Subsidiary is terminated for any reason whatsoever, and within 12 months after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) uses or discloses to anyone outside the Company any confidential information or material of the Company or any of its Subsidiaries in violation of the Company’s policies or any agreement between the Holder and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award that was realized or obtained by such Holder at any time during the period beginning on the date that is six months prior to the date such Holder’s employment by, or association with, the Company or such Subsidiary is terminated; provided, however, that if the Holder is a resident of the State of California, such right must be exercised by the Company for cash within six months after the date of termination of the Holder’s service to the Company or within six months after exercise of the applicable Stock Option, whichever is later. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(b)    Termination for Cause.    If a Holder’s employment by, or association with, the Company or a Subsidiary is terminated for cause, the Committee may, in its sole discretion, require such Holder to return to the Company the economic value of any award that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment by, or association with, the Company or such Subsidiary is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(c)    No Right of Employment.    Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

12.4.    Investment Representations; Company Policy.    The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

12.5.    Additional Incentive Arrangements.    Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

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12.6.    Withholding Taxes.    Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder shall be required to pay in full to the Company or the Holder’s employer (if not the Company), or make alternative arrangements satisfactory to the Committee, for the payment of any Federal, state and local income, employment, and/or other taxes of any kind required by law to be withheld or paid with respect to such an award. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. If such tax obligations are satisfied through the withholding of shares of Common Stock that are otherwise issuable to the Holder pursuant to an award granted (or through the surrender of shares of Common Stock by the Holder to the Company), the number of shares of Common Stock that may be so withheld (or surrendered) shall be limited to the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of such tax liabilities as determined by the Company. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to withhold and deduct any such taxes or withholdings from any award granted or any payment of any kind relating to an award under this Plan, including from a distribution of Common Stock, otherwise due to the Holder from the Company or any Subsidiary.

12.7.    Governing Law.    The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the law of the State of Delaware (without regard to choice of law provisions).

12.8.    Other Benefit Plans.    Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

12.9.    Non-Transferability.    Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

12.10. Applicable Laws.    The obligations of the Company with respect to all Stock Options, Stock Appreciation Rights, Restricted Stock, Other Stock Grants, and any other awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933, as amended ( “Securities Act”), and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

12.11. Conflicts.    If any provision of the Plan or any Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Holder or award granted under the Plan, or would disqualify the Plan or any award granted under the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award granted under the Plan, such provision shall be stricken as to such jurisdiction, Holder or award granted under the Plan and the remainder of the Plan and any such award shall remain in full force and effect. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code (with respect to Incentive Stock Options), then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein or therein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed a Non-qualified Stock Option for all purposes of the Plan. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions in any Agreement shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein. Further, the applicable provisions of the nonqualified-deferred compensation rules under Section 409A of the Code are hereby incorporated by reference and shall control over any Plan or Agreement provision in conflict therewith.

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12.12. Certain Awards Deferring or Accelerating the Receipt of Compensation.    Some of the awards that may be granted pursuant to the Plan may be considered to be “nonqualified deferred compensation” subject to Section 409A of the Code. It is the general intention, but not the obligation, of the Committee that all awards granted, and all Agreements entered into, under the Plan either will qualify for an exemption or exception or will comply with the requirements of Section 409A of the Code. The Committee, in administering the Plan, intends, and the parties entering into any Agreement intend that the Plan and any applicable Agreement comply with and meet all of the requirements of Section 409A of the Code or qualify for an exception thereto, and shall include such provisions in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exemption or exception thereto. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Holder on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of the Plan or any Agreement to the contrary, in the event that the Committee determines that any award is or may become subject to Section 409A of the Code, the Committee may amend the Plan and the related Agreements without the consent of the Holder or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Code Section 409A or to exclude or exempt the Plan or any award granted under the Plan, and any Agreement related thereto, from the requirements of Section 409A of the Code.

12.13. Non-Registered Stock.    The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system.

12.14. Tax Withholding; Sell to Cover. If requested by a Holder at the time of issuance of any Other Stock Grant, in connection with the settlement of any vested Other Stock Grant, the Company shall issue the shares of stock subject to the Other Stock Grant to a broker designated by the Company and acting on behalf and for the account of the Holder with instructions to (i) sell a number of shares of such stock sufficient to satisfy the applicable withholding taxes which arise in connection with such settlement; provided, that the amount sold does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment, along with any applicable third-party commission, and (ii) remit the proceeds of such sale to the Company. In the event the sale proceeds are insufficient to fully satisfy the applicable withholding taxes, such Holder authorizes withholding from payroll and any other amounts payable to the Holder, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the applicable withholding taxes. Unless the withholding tax obligations of the Company and/or any affiliate thereof are satisfied, the Company shall have no obligation to issue any shares of stock on the Holder’s behalf pursuant to the vesting of the Other Stock Grant.

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Annex E

May 17, 2022

Alpine Acquisition Corporation

10141 North Canyon View Lane

Fountain Hills, AZ 85268

Attention: Special Committee to the Board of Directors

Members of the Special Committee to the Board of Directors:

We understand that Alpine Acquisition Corporation (“AAC”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Two Bit Circus, Inc. (the “Company”), AAC Merger Sub, Inc., a direct, wholly owned subsidiary of AAC (“Merger Sub”), and AAC. We have been advised that pursuant to the Agreement, among other things (i) Merger Sub will merge with and into the Company (the “Merger”), (ii) the Company will survive the Merger as a direct, wholly owned subsidiary of AAC, and (iii) each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (each, a “Company Share”) will be converted into a number of shares of common stock, par value $0.0001 per share, of AAC (each, an “AAC Share”) equal to (a) (i) (I) $49.8 million, minus (II) the aggregate outstanding balance of the Company’s convertible notes that are not converted into shares of the Company Common Stock immediately prior to the closing of the Merger, divided by (ii) $10.00, divided by (b) the number of Company Shares issued and outstanding immediately prior to the effective time of the Merger (the “Merger Consideration”). We, in addition, understand that a third party will provide AAC and/or its subsidiaries with financing in an amount sufficient to fund the closing of the Merger and working capital for the new company (the “PIPE Investment” and, collectively with the Merger, the “Transaction”).

You have requested that The McLean Valuation Services Group, LLC render an opinion (this “Opinion”) to the Special Committee to the Board of Directors of AAC (the “Special Committee”) as to whether, as of the date of this Opinion, the Merger Consideration to be paid by AAC to the holders of Company Shares in the Merger pursuant to the Agreement is fair, from a financial point of view, to AAC.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•     Reviewed an execution copy, dated May 17, 2022, of the Agreement.

•     Reviewed certain publicly available financial information and other data with respect to AAC and the Company that we deemed relevant.

•     Reviewed certain other information and data with respect to AAC and the Company made available to us by AAC and the Company, including financial projections with respect to the future financial performance of the Company prepared by, and adjusted based on discussions with, management of the Company (the “Company Projections”) and other internal financial information furnished to us by or on behalf of AAC and the Company.

•     Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.

•     Considered the publicly available financial terms of certain transactions that we deemed relevant.

Annex E-1

•     Discussed the business, operations and prospects of the Company and the proposed Merger with AAC’s and the Company’s management and certain of AAC’s and the Company’s representatives.

•     Conducted such other analyses and inquiries and considered such other information and factors as we deemed appropriate.

For purposes of our analyses and this Opinion we have, at your direction, evaluated the fairness, from a financial point of view, to AAC, of the Merger Consideration to be paid by AAC to the holders of the Company Shares in the Merger pursuant to the Agreement.

This Opinion only addresses whether, as of the date hereof, the Merger Consideration to be paid by AAC to the holders of the Company Shares in the Merger pursuant to the Agreement, is fair, from a financial point of view, to AAC. It does not address any other terms, aspects, or implications of the Transaction or the Agreement, including, without limitation, other than assuming the consummation thereof in accordance with the Agreement, (i) the PIPE Investment, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Merger Consideration, to the Company, any security holders of the Company or AAC, or any other person or any creditors or other constituencies of AAC, the Company or any other person, (iv) the appropriate capital structure of AAC or whether AAC should be issuing debt or equity securities or a combination of both, or (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration in the Merger pursuant to the Agreement or otherwise. We are not expressing any view or opinion as to (i) what the value of AAC Shares actually will be when issued in the Merger, or (ii) the prices at which AAC Shares may trade, be purchased, or sold at any time. In addition, we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of AAC’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for AAC, or the merits of the underlying decision by the Special Committee or AAC to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving AAC.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of AAC’s and the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to AAC, the Company, the Transaction, or otherwise. We understand and have assumed that AAC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals, that such advice is sound and reasonable and that AAC has acted or will act in accordance therewith. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information.

Annex E-2

With your consent, we have assumed that the Company Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company with respect to the future financial performance of the Company. We have not evaluated (i) the solvency or creditworthiness of AAC, the Company, or any other party to the Transaction, (ii) the fair value of AAC, the Company, or any of their respective assets or liabilities, or (iii) whether AAC, the Company, or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of AAC, the Company, or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected AAC’s or the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of AAC’s or the Company’s assets or liabilities (including any contingent, derivative, or off-balance- sheet assets and liabilities). We have not attempted to confirm whether AAC or the Company have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Special Committee, the Board of Directors of AAC, AAC, or any other party. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or AAC since the date of the last financial statements made available to us.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on AAC, the Company, or the Transaction. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the copy we have reviewed, and that the Transaction will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Transaction, the securities, assets, businesses, or operations of the AAC, the Company, or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Special Committee or any other party with respect to alternatives to the Transaction. Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Furthermore, as you are aware, the credit, financial, and stock markets have experienced significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic, and market implications thereof, and we express no opinion or view as to any potential effects of such matters on AAC, the Company, or the Transaction. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

By completing our procedures and rendering our Opinion, we are not providing a recommendation to the Special Committee as to whether they should complete the Transaction. This Opinion is not intended to and does not constitute advice or a recommendation to any member of the Board of Directors, any of AAC’s stockholders, or any other security holders as to how such party should vote or act with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether any such stockholder should redeem their shares or whether any party should participate in the PIPE Investment.

Annex E-3

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Transaction or the Merger. In addition, AAC has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. Should The McLean Valuation Services Group, LLC or its affiliates seek to provide financial advisory services to AAC, the Company, or their respective affiliates in the future, such work would involve additional compensation to be mutually agreed upon between the parties at such time.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Merger Consideration to be paid by AAC to the holders of the Company Shares is fair, from a financial point of view, to AAC.

Very truly yours,

The McLean Valuation Services Group, LLC

Annex E-4

Annex F

R. Mark Woodworth	R.M. Woodworth & Associates, LLC
Principal	3372 Peachtree Road, #115
Atlanta, GA 30326

678-923-6007
Mark@RMWoodworth.com	www.RMWoodworth.com

Sent Via E-Mail: alex.lombardo@alpinesponsor.com
No Hard Copy To Follow

May 17, 2022

Alpine Acquisition Corporation

10141 North Canyon View Lane

Fountain Hills, AZ 85268

Attention: The Board of Directors

Members of the Board of Directors:

We understand that Alpine Acquisition Corporation (“AAC”) intends to enter into a Purchase and Sale Agreement (the “Agreement”) to acquire the Hilton Stamford Hotel & Executive Meeting Center in Stamford, CT and the Crowne Plaza Denver Airport Convention Center in Denver, CO (the “Hotels”). We have been advised that pursuant to the Agreement, AAC will purchase the Hotels (the “Acquisition”) as part of a merger with another company.

You have requested that R.M. Woodworth & Associates render an opinion (this “Opinion”) to the Board of Directors of AAC (the “Board”) as to whether, as of the date of this Opinion, the value of the Hotels to be received by AAC is fair, from a financial point of view, and the Hotels have a fair market value equal to at least 80 percent of the balance of funds in AAC’s trust account (the “Trust Fund”) (less any deferred underwriting commissions and taxes payable on interest earned).

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•        Reviewed an execution copy, dated May 17, 2022, of the Agreement.

•        Reviewed certain publicly available financial information and other data with respect to the Hotels and AAC that we deemed relevant.

•        Reviewed certain other information and data with respect to the Hotels that were made available to us by AAC, including historical financials and financial projections with respect to the future financial performance of the Hotels.

•        Considered and compared the financial and operating performance of the Hotels with that of other similar hotel sales that we deemed relevant.

•        Considered the publicly available financial terms of certain transactions that we deemed relevant.

•        Discussed the business, operations and prospects of the Hotels and the proposed Acquisition with AAC’s management.

•        Conducted other such analyses, inquiries and considered such other information and factors as we deemed appropriate.

Annex F-1

Alpine Acquisition Corporation May 17, 2022

This Opinion only addresses whether, as of the date hereof, the value of the Hotels to be received by AAC is fair, from a financial point of view, and the Hotels have a fair market value equal to at least 80 percent of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned). It does not address any other terms, aspects, or implications of the Acquisition or the Agreement.

This Opinion does not address the relative merits of the Acquisition as compared to any alternative transaction or business strategy that might exist for AAC, or the merits of the underlying decision by the Board or AAC to engage in or consummate the Acquisition. The financial and other terms of the Acquisition were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving AAC.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of AAC’s and the Hotel’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to AAC, the AAC, the Acquisition, or otherwise. We understand and have assumed that AAC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals, that such advice is sound and reasonable and that AAC has acted or will act in accordance therewith.

With your consent, we have assumed that the projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Hotels with respect to the future financial performance of the Hotels. You have advised us and at your direction we have assumed that (i) the AAC projections for the Hotels were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AAC with respect to the future financial performance of the Hotels, and (ii) that the AAC projections for the Hotels provide a reasonable basis upon which to analyze and evaluate the Hotels and form an opinion. At your direction, we have used and relied upon the AAC projections for the Hotels for purposes of our analyses and this Opinion. We express no view with respect to the projections, the AAC projections for the Hotels or the respective assumptions on which they are based. We have not evaluated the solvency or creditworthiness of AAC, the hotels or any other party to the Acquisition, the fair value of AAC, the Hotels or any of their respective assets or liabilities, or whether AAC, the Hotels or any other party to the Acquisition is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of AAC, the Hotels or any other party to the Acquisition to pay its obligations when they come due. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, AAC, or any other party.

We have assumed, with your consent, that the Acquisition will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Acquisition, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on AAC, the Hotels or the Acquisition. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the copy we have reviewed and that the Acquisition will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Acquisition set forth in the Agreement will be satisfied.

Annex F-2

Alpine Acquisition Corporation May 17, 2022

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Acquisition, the securities, assets, businesses or operations of the AAC, the Hotels or any other party, or any alternatives to the Acquisition, (b) negotiate the terms of the Acquisition, or (c) advise the Board or any other party with respect to alternatives to the Acquisition. Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no opinion or view as to any potential effects of such matters on AAC, the Hotels or the Acquisition. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is not intended to and does not constitute advice or a recommendation to any of AAC’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Acquisition or otherwise.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Acquisition.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Acquisition Consideration to be received by AAC pursuant to the Agreement, the Hotels have a fair market value equal to at least 80 percent of the balance of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned).

Very truly yours,

R. Mark Woodworth, Principal

Henry B. Staley, Jr., Principal

Connecticut Temporary Certified General Real Estate Appraiser #RTG.0003943

Colorado Temporary Appraisal Permit #AT 200003017

Annex F-3

ADDENDA General Exhibit I Property Descriptions Exhibit II Methodology and Scope of Work Exhibit III Certification Crowne Plaza Denver Airport Exhibit IV Competitive Set Performance - 2021 Exhibit V Historical Performance of Competitive Set Exhibit VI Estimated Growth in Total Demand Exhibit VII Projected Market Area Occupancy Exhibit VIII Estimated Market Penetration Exhibit IX Projected Cash Flow (2023-2033) Exhibit X Projected Departmental Cash Flow (2023-2033) Exhibit XI Valuation Sensitivity Exhibit XII Comparable Sales Hilton Stamford Exhibit XIII Competitive Set Performance - 2021 Exhibit XIV Historical Performance of Competitive Set Exhibit XV Estimated Growth in Total Demand Exhibit XVI Projected Market Area Occupancy Exhibit XVII Estimated Market Penetration Exhibit XVIII Projected Cash Flow (2023-2033) Exhibit XIX Projected Departmental Cash Flow (2023-2033) Exhibit XX Valuation Sensitivity Exhibit XXI Comparable Sales

Annex F-4

GENERAL

Annex F-5

EXHIBIT I

PHYSICAL DESCRIPTIONS

Crowne Plaza Denver Airport Convention Center:

Tax Parcel #: 0182100007002

Address: 15500 East 40th Avenue, Aurora, Colorado

General: Full-service hotel consisting of a six-story, rectangular rooms block attached to a single-story commercial building housing the public areas and meeting space. A slanted roof on the north side of the rooms block forms an atrium.

Year Opened: 1982

Square Footage: 170,145 per tax record

Site Size: 7.67 acres per tax record

Guest Rooms: 255

Food and Beverage Facilities: One multipurpose restaurant and a lobby bar.

Meeting Facilities: 84,000 square feet including a 60,000-square foot exhibit hall and a 9,000-square foot ballroom.

Recreational and Ancillary Facilities: Additional facilities provided by the hotel include an indoor swimming pool and hot tub, a fitness center, a sundry shop, a business center and surface parking.

Hilton Stamford Hotel & Executive Meeting Center:

Tax Map ID: 003-5955

Address: 242 Fairfield Avenue, Stamford, CT

General: Full-service hotel consisting of a ten-story, modified L-shaped rooms block attached to a two-level commercial building housing meeting space. A slanted roof in the center of the L forms an atrium which houses the lobby and public areas.

Year Opened: 1986

Square Footage: 274,734 per tax record

Site Size: 5.2 acres per tax record

Guest Rooms: 484 (to be reduced to 384 upon conversion to Revelers)

Food and Beverage Facilities: One multipurpose restaurant, a sports bar and a coffee shop.

Meeting Facilities: 61,083 square feet including a 10,240-square foot ballroom.

Recreational and Ancillary Facilities: Additional facilities provided by the hotel include an indoor swimming pool, a fitness center, an outdoor tennis court, a business center and garage parking.

Annex F-6

EXHIBIT II

METOHODOLOGY AND SCOPE OF WORK

Our charge was to opine as to whether or not the Hotels have a fair market value equal to at least 80 percent of the balance of funds in AAC’s trust account (the “Trust Fund”) (less any deferred underwriting commissions and taxes payable on interest earned). In developing our opinion, we conducted the scope of work set forth below.

For each Hotel, our analysis began with a survey of the location and its environs, a study of the general market characteristics of the area, and an analysis of the supply and demand factors affecting the subject. Our fieldwork formed the basis for the evaluation of likely utilization levels for the property. The scope of our research included the following:

•        We conducted physical inspections of the two hotels and met with property management on March 3, 2022 (Crowne Plaza Denver Airport) and March 9, 2022 (Hilton Stamford). The sites were examined to determine their suitability for continued hotel operations on the basis of accessibility, visibility and location. The latter takes future growth trends into consideration as well as the sites’ relation to the major area lodging demand generators and existing and planned competitive facilities. The relative advantages/disadvantages of the sites to those of the competitive properties was considered.

•        Economic and demographic factors of the general area or region were investigated with the intention of determining: (1) the economic environment within which the properties operate and (2) likely demand sources and generators.

•        Hotels competitive with the subject properties were identified and their management was interviewed where available to obtain the following information to the extent possible:

•        Location, age and affiliation.

•        Number and mix of guest rooms.

•        Type of food and beverage facilities.

•        Nature, size and configuration of meeting space.

•        Market segmentation and characteristics of demand sources.

•        Competitive strengths and weaknesses.

•        Other amenities offered or special attributes noted.

Our analysis of competitive facilities also considered those hotels under construction, planned or rumored, if any.

•        The present demand was determined in terms of market segments, i.e., leisure, group, commercial, etc. Each market segment was defined by its share of the total market, anticipated growth and seasonality.

Based on the results of our market research, we analyzed the potential performance of the subject hotels. Specifically, we:

•        Analyzed the strength and growth of available demand by market segment. This analysis included evaluation of the trends in occupancy patterns, utilization levels and other factors important to the success of competitive lodging facilities. We also obtained monthly occupancies and average daily rates for the competitive properties, in aggregate, for the previous five years.

•        Gathered information regarding the Two Bit Circus concept, its characteristics and its operating performance. This entailed discussions with management, a review of relevant presentations and viewing various publicly available videos of the Los Angeles property.

•        Prepared estimates of occupancy, average daily rate and market segmentation for the properties’ next ten full years of operation (from the date of value) giving consideration to the subject’s attractiveness relative to its competitors.

Annex F-7

EXHIBIT II (Continued)

•        Prepared estimates of cash flow from operations available for debt service and income taxes for the next ten years of operation. These estimates were prepared in the format of the Uniform System of Accounts for Hotels. A sensitivity analysis was prepared to determine the level of cash flow likely to result at various occupancy and ADR levels.

•        Gathered recent (pandemic era) sales data for similar hotels in both the western and northeastern regions of the United States. This data was supplemented by the results of recent investor surveys. Based on these data, we selected appropriate capitalization and discounts rates to be employed in developing our opinion.

•        Lastly, we prepared a sensitivity analysis depicting the implied valuations at various capitalization and discount rate combinations. These results were then analyzed relative to the negotiated purchase price and evaluated as to their level of reasonableness in comparison. This analysis was further supported by the comparable sales.

Annex F-8

EXHIBIT III

CERTIFICATION

The undersigned certifies that to the best of his knowledge and belief:

•        The statements of fact contained in this report are true and correct.

•        The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are the personal, impartial and unbiased professional analyses, opinions and conclusions of the undersigned.

•        I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved.

•        I have no bias with respect to the properties that are the subject of this report or to the parties involved with this assignment.

•        My engagement in this assignment was not contingent upon developing or reporting predetermined results.

•        My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

•        The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, and the Uniform Standards of Professional Appraisal Practice (USPAP) adopted by the Appraisal Standards Board of The Appraisal Foundation.

•        The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

•        The real property appraisal assistance of Richard R. Cunningham is hereby recognized with respect to the Crowne Plaza Denver Airport Convention Center analysis and R. Mark Woodworth with respect to the Hilton Stamford Hotel & Executive Meeting Center analysis. No one else provided significant real property appraisal assistance to the person signing this certification.

•        The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

•        I have performed no services, as an appraiser or in any other capacity, regarding the properties that are the subject of this report within the three-year period immediately preceding acceptance of this assignment.

•        As of the date of this report, I have completed the continuing education program for Designated Members of the Appraisal Institute.

•        I personally inspected the Crowne Plaza Denver Airport Convention Center on March 3, 2022 and the Hilton Stamford Hotel & Executive Meeting Center on March 9, 2022.

Henry B. Staley, Jr., MAI
Colorado Temporary Appraisal Permit No. AT 200003017
Connecticut Temporary Certified General Real Estate Appraiser RTG.0003943

Annex F-9

DENVER AIRPORT CONVENTION CENTER

Annex F-10

EXHIBIT IV

COMPETITIVE SUPPLY PROPOSED REVELERS RESORT DENVER, COLORADO 2021 MARKET SEGMENTATION OCCUPANCY ADR REVPAR CORPORATE LEISURE GROUP HOTEL ROOMS REVPAR PENETRATION Denver Airport Marriott at Gateway Park 238 50%-55% $120-$125 $60-$65 30.00% 50.00% 20.00% 60%-65% Embassy Suites Denver International Airport 186 60%-65% $135-$140 $85-$90 30.00% 55.00% 15.00% 80%-85% DoubleTree Denver International Airport 163 70%-75% $120-$125 $85-$90 25.00% 65.00% 10.00% 80%-85% Wooley’s Classic Suites (Denver) 189 65%-70% $150-$155 $100-$105 25.00% 50.00% 25.00% 95%-100% Westin Denver International Airport 519 70%-75% $235-$240 $165-$170 40.00% 45.00% 15.00% 160%-165% Crowne Plaza Denver Airport Convention Center 255 30%-35% $100-$105 $30-$35 27.00% 45.00% 28.00% 30%-35% TOTALS/AVERAGES 1550 61.00% $170.90 $103.60 32.36% 50.12% 17.52% FAIR MARKET SHARE MARKET PENETRATION SHARE TOTAL CORPORATE LEISURE GROUP MARKET PENETRATION AS A% OF FMS TOTAL CORPORATE LEISURE GROUP Denver Airport Marriott at Gateway Park 15.4% 13.2% 12.2% 13.1% 15.0% 85.8% 79.6% 85.6% 98.0% Embassy Suites Denver International Airport 12.0% 12.8% 11.9% 14.1% 11.0% 106.8% 99.0% 117.2% 91.4% DoubleTree Denver International Airport 10.5% 12.4% 9.6% 16.1% 7.1% 118.3% 91.4% 153.5% 67.6% Wooley’s Classic Suites (Denver) 12.2% 13.9% 10.7% 13.9% 19.8% 113.9% 88.0% 113.6% 162.5% Westin Denver International Airport 33.5% 39.3% 48.6% 35.3% 33.6% 117.3% 145.0% 105.3% 100.5% Crowne Plaza Denver Airport Convention Center 16.5% 8.4% 7.0% 7.5% 13.4% 51.0% 42.5% 45.8% 81.5%

Annex F-11

EXHIBIT V

EXHIBIT V HISTORICAL PERFORMANCE DENVER, COLORADO COMPETITIVE SET YEAR OCCUPANCY% CHANGE ADR% CHANGE REV PAR% CHANGE SUPPLY% CHANGE DEMAND% CHANGE 2016 74.50% - $158.13 - $117.74 - 561,370 - 417,960 - 2017 76.70% 3.0% $163.02 3.1% $124.99 6.2% 561,370 0.0% 430,412 3.0% 2018 78.30% 2.1% $170.27 4.4% $133.39 6.7% 560,680 -0.1% 439,417 2.1% 2019 80.90% 3.3% $183.81 8.0% $146.76 10.0% 560,640 0.0% 453,745 3.3% 2020 38.40% -52.5% $147.67 -19.7% $56.69 -61.4% 560,946 0.1% 215,346 -52.5% 2021 60.60% 57.8% $170.92 15.7% $103.50 82.6% 565,378 0.8% 342,366 59.0% YTD February 2021 41.20% - $132.17 - $54.45 - 91,450 - 37,524 - YTD February 2022 75.40% 83.0% $171.35 29.6% $129.26 137.4% 82,775 -9.5% 68,986 83.8% Source: STR

Annex F-12

EXHIBIT VI

EXHIBIT VI ESTIMATED GROWTH IN TOTAL DEMAND PROPOSED REVELERS RESORT DENVER, COLORADO CORPORATE LEISURE GROUP TOTAL YEAR NIGHTS GROWTH% NIGHTS GROWTH% NIGHTS GROWTH% NIGHTS GROWTH% 2021 126,200 - 189,400 - 64,800 - 380,400 - 2022 145,200 15.0% 189,400 0.0% 74,500 15.0% 409,100 7.5% 2023 151,100 4.1% 179,900 -5.0% 111,700 50.0% 442,700 8.2% 2024 162,400 7.5% 204,500 13.7% 96,100 -14.0% 463,000 4.6% 2025 165,700 2.0% 207,400 1.4% 100,700 4.8% 473,800 2.3% 2026 168,100 1.5% 210,300 1.4% 102,100 1.4% 480,500 1.4% 2027 170,600 1.5% 213,300 1.4% 103,600 1.4% 487,500 1.4% Note: 2021 is a calendar year, all other years are fiscal years ending July 31.

Annex F-13

EXHIBIT VII

EXHIBIT VII ESTIMATED MARKET AREA OCCUPANCY PROPOSED REVELERS RESORT DENVER, COLORADO ROOMS SUPPLY ANNUAL DEMAND ESTIMATED YEAR DAILY ANNUAL TOTAL ACCOMMODATED OCCUPANCY 2021 1,550 565,750 380,400 342,800 61% 2022 1,550 565,750 409,100 368,500 65% 2023 1 1,423 519,213 442,700 385,300 74% 2024 2 1,550 565,750 463,000 416,300 74% 2025 1,550 565,750 473,800 426,000 75% 2026 1,550 565,750 480,500 432,200 76% 2027 1,550 565,750 487,500 438,400 77% 1 Subject closed from January 1 through June 30, 2023 2 Subject reopens July 1, 2023

Annex F-14

EXHIBIT VIII

EXHIBIT VIII ESTIMATED MARKET PENETRATION PROPOSED REVELERS RESORT DENVER, COLORADO Fiscal Years Ending July 31 2023 2024 2025 2026 2027 CORPORATE MARKET AREA ACCOMMODATED DEMAND 126,900 142,300 145,100 147,300 149,500 SUBJECT’S CAPTURE PERCENTAGE 0.45% 4.86% 5.62% 5.62% 5.55% ROOM NIGHTS CAPTURED 575 6,900 8,200 8,300 8,300 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 2.53% 29.53% 34.18% 34.18% 33.71% LEISURE MARKET AREA ACCOMMODATED DEMAND 156,600 184,700 187,300 189,900 192,600 SUBJECT’S CAPTURE PERCENTAGE 2.55% 25.95% 27.08% 28.13% 27.72% ROOM NIGHTS CAPTURED 3,992 47,900 50,700 53,400 53,400 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 14.22% 157.76% 164.63% 171.00% 168.50% GROUP MARKET AREA ACCOMMODATED DEMAND 101,800 89,400 93,600 95,000 96,400 SUBJECT’S CAPTURE PERCENTAGE 16.73% 7.27% 8.34% 9.57% 9.45% ROOM NIGHTS CAPTURED 17,027 6,500 7,800 9,100 9,100 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 93.30% 44.21% 50.72% 58.16% 57.45% TOTAL MARKET AREA ACCOMMODATED DEMAND 385,300 416,300 426,000 432,200 438,400 SUBJECT’S CAPTURE PERCENTAGE 5.60% 14.73% 15.66% 16.38% 16.14% ROOM NIGHTS CAPTURED 21,593 61,300 66,700 70,800 70,800 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 31.26% 89.56% 95.16% 99.57% 98.13% MARKET SEGMENTATION CORPORATE 2.7% 11.3% 12.3% 11.7% 11.7% LEISURE 18.5% 78.1% 76.0% 75.4% 75.4% GROUP 78.9% 10.6% 11.7% 12.9% 12.9% TOTAL 100.0% 100.00% 100.00% 100.00% 100.00% PROJECTED OCCUPANCY (1) 23% 66% 72% 76% 76% PROJECTED ADR $125.75 $210.50 $222.25 $229.00 $236.00 PROJECTED REVPAR $29.17 $138.64 $159.27 $174.20 $179.52 (1) The property is assumed to be closed from January through June of 2023. Occupancy is calculated on full year supply. We have assumed the will continue to operate as a Crowne Plaza and will accommodate its contract to house Afghan refugees through December 31, 2022.

Annex F-15

EXHIBIT IX

EXHIBIT IX PROPOSED REVELERS RESORT DENVER, COLORADO PROJECTED CASH FLOW FROM OPERATIONS BEFORE DEBT SERVICE AND INCOME TAXES EXPRESSED IN THOUSANDS OF INFLATED DOLLARS Revenues: Rooms Food and Beverage Events Entertainment Rentals and Other Income (Net) Departmental Expenses: Rooms Food and Beverage Events Entertainment Departmental Expenses: Gross Operating Income Undistributed Operating Expenses: Administrative and General Information & Technology Management Fees Franchise Fees Marketing Utility Costs Property Operation and Maintenance Cash Flow From Operations Before Fixed Charges Fixed Charges: Property Taxes Insurance Cash Flow From Operations Before Reserve For Replacement of Fixed Assets Reserve For Replacement of Fixed Assets Cash Flow From Operations Before Debt Service and Income Taxes Statistics: Number of Rooms Percentage of Occupancy Average Daily Rate Occupied Rooms Notes: - Hotel is open for only seven months in fiscal 2023, six months (August through December 2022) as a Crowne Plaza and one month as a Revelers (July 2023). For purposes of calculating occupancy, available rooms are based on 365 days). - Percentages of departmental expenses are to departmental revenue; all other percentages are to total revenue. - Totals may not add due to rounding. Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent $2,715 64.3% $12,904 59.2% $14,824 60.1% $16,213 60.2% $16,709 60.3% $17,204 60.2% $17,718 60.2% $18,249 60.2% $18,797 60.2% $19,364 60.2% $19,948 60.2% 1,013 24.0 3,657 16.8 4,042 16.4 4,378 16.3 4,509 16.3 4,644 16.3 4,784 16.3 4,927 16.3 5,075 16.3 5,227 16.3 5,384 16.3 130 3.1 1,613 7.4 1,791 7.3 1,946 7.2 2,004 7.2 2,064 7.2 2,126 7.2 2,190 7.2 2,256 7.2 2,323 7.2 2,393 7.2 272 6.4 3,359 15.4 3,730 15.1 4,054 15.1 4,175 15.1 4,300 15.1 4,429 15.1 4,562 15.1 4,699 15.1 4,840 15.1 4,985 15.1 91 2.1 267 1.2 298 1.2 324 1.2 334 1.2 344 1.2 354 1.2 365 1.2 376 1.2 387 1.2 399 1.2 4,221 100.0 21,800 100.0 24,684 100.0 26,915 100.0 27,731 100.0 28,558 100.0 29,412 100.0 30,293 100.0 31,203 100.0 32,142 100.0 33,109 100.0 925 34.1 3,309 25.6 3,529 23.8 3,729 23.0 3,841 23.0 3,956 23.0 4,075 23.0 4,197 23.0 4,323 23.0 4,453 23.0 4,587 23.0 757 74.8 2,734 74.8 2,928 72.4 3,103 70.9 3,197 70.9 3,292 70.9 3,391 70.9 3,493 70.9 3,598 70.9 3,706 70.9 3,817 70.9 33 25.3 409 25.3 450 25.1 486 25.0 501 25.0 516 25.0 532 25.0 547 25.0 564 25.0 581 25.0 598 25.0 72 26.4 885 26.4 975 26.1 1,054 26.0 1,086 26.0 1,118 26.0 1,152 26.0 1,186 26.0 1,222 26.0 1,258 26.0 1,296 26.0 1,787 42.3 7,337 33.7 7,882 31.9 8,373 31.1 8,624 31.1 8,883 31.1 9,150 31.1 9,424 31.1 9,707 31.1 9,998 31.1 10,298 31.1 2,434 57.7 14,462 66.3 16,802 68.1 18,542 68.9 19,107 68.9 19,675 68.9 20,262 68.9 20,869 68.9 21,497 68.9 22,144 68.9 22,812 68.9 594 14.1 1,885 8.6 1,985 8.0 2,073 7.7 2,135 7.7 2,199 7.7 2,265 7.7 2,333 7.7 2,403 7.7 2,475 7.7 2,550 7.7 120 2.8 398 1.8 419 1.7 438 1.6 451 1.6 465 1.6 479 1.6 493 1.6 508 1.6 523 1.6 539 1.6 132 3.1 654 3.0 741 3.0 807 3.0 832 3.0 857 3.0 882 3.0 909 3.0 936 3.0 964 3.0 993 3.0 194 4.6 654 3.0 740 3.0 807 3.0 832 3.0 857 3.0 882 3.0 909 3.0 936 3.0 964 3.0 993 3.0 327 7.8 1,328 6.1 1,398 5.7 1,460 5.4 1,504 5.4 1,549 5.4 1,595 5.4 1,643 5.4 1,693 5.4 1,743 5.4 1,796 5.4 258 6.1 1,020 4.7 1,080 4.4 1,135 4.2 1,169 4.2 1,204 4.2 1,240 4.2 1,277 4.2 1,316 4.2 1,355 4.2 1,396 4.2 265 6.3 916 4.2 973 3.9 1,022 3.8 1,053 3.8 1,084 3.8 1,117 3.8 1,150 3.8 1,185 3.8 1,220 3.8 1,257 3.8 1,889 44.8 6,855 31.4 7,336 29.7 7,743 28.8 7,976 28.8 8,215 28.8 8,461 28.8 8,715 28.8 8,976 28.8 9,246 28.8 9,524 28.8 544 12.9 7,607 34.9 9,466 38.3 10,799 40.1 11,131 40.1 11,460 40.1 11,801 40.1 12,154 40.1 12,520 40.1 12,898 40.1 13,288 40.1 316 7.5 1,812 8.3 1,866 7.6 1,922 7.1 1,980 7.1 2,040 7.1 2,101 7.1 2,164 7.1 2,229 7.1 2,296 7.1 2,364 7.1 64 1.5 165 0.8 170 0.7 175 0.7 180 0.7 186 0.7 191 0.7 197 0.7 203 0.7 209 0.7 215 0.7 380 9.0 1,977 9.1 2,037 8.3 2,098 7.8 2,161 7.8 2,225 7.8 2,292 7.8 2,361 7.8 2,432 7.8 2,505 7.8 2,580 7.8 165 3.9 5,630 25.8 7,429 30.1 8,701 32.3 8,970 32.3 9,234 32.3 9,509 32.3 9,793 32.3 10,088 32.3 10,393 32.3 10,708 32.3 169 4.0 872 4.0 987 4.0 1,077 4.0 1,109 4.0 1,142 4.0 1,176 4.0 1,212 4.0 1,248 4.0 1,286 4.0 1,324 4.0 -$4 -0.1% $4,758 21.8% $6,442 26.1% $7,624 28.3% $7,861 28.3% $8,092 28.3% $8,332 28.3% $8,582 28.3% $8,840 28.3% $9,108 28.3% $9,384 28.3% 255 255 255 255 255 255 255 255 255 255 255 23% 66% 72% 76% 76% 76% 76% 76% 76% 76% 76% $125.75 21,593 $210.50 61,300 $222.25 66,700 $229.00 70,800 $236.00 70,800 $243.00 70,800 $250.25 70,800 $257.75 70,800 $265.50 70,800 $273.50 70,800 $281.75 70,800 FISCAL YEARS ENDING JULY 31 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033

Annex F-16

EXHIBIT X

EXHIBIT X PROPOSED REVELERS RESORT DENVER, COLORADO PROJECTED ROOMS AND FOOD AND BEVERAGE DEPARTMENTAL INCOME EXPRESSED IN THOUSANDS OF INFLATED DOLLARS FISCAL YEARS ENDING JULY 31 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Rooms Department: Room Revenue $2,715 100.0% $12,904 100.0% $14,824 100.0% $16,213 100.0% $16,709 100.0% $17,204 100.0% $17,718 100.0% $18,249 100.0% $18,797 100.0% $19,364 100.0% $19,948 100.0% Payroll and Related Expenses 603 22.2 2,054 15.9 2,166 14.6 2,270 14.0 2,338 14.0 2,408 14.0 2,481 14.0 2,555 14.0 2,632 14.0 2,711 14.0 2,792 14.0 Other Expenses 322 11.9 1,256 9.7 1,363 9.2 1,459 9.0 1,503 9.0 1,548 9.0 1,595 9.0 1,642 9.0 1,692 9.0 1,742 9.0 1,795 9.0 Departmental Income $1,790 65.9% $9,595 74.4% $11,295 76.2% $12,484 77.0% $12,868 77.0% $13,248 77.0% $13,643 77.0% $14,051 77.0% $14,474 77.0% $14,911 77.0% $15,361 77.0% Revenues: Food $244 24.1% $1,881 51.4% $2,089 51.7% $2,270 51.9% $2,338 51.9% $2,408 51.9% $2,481 51.9% $2,555 51.9% $2,632 51.9% $2,711 51.9% $2,792 51.9% Beverage 219 21.6 1,226 33.5 1,350 33.4 1,459 33.3 1,503 33.3 1,548 33.3 1,595 33.3 1,642 33.3 1,692 33.3 1,742 33.3 1,795 33.3 Other 550 54.3 550 15.0 602 14.9 649 14.8 668 14.8 688 14.8 709 14.8 730 14.8 752 14.8 774 14.8 798 14.8 1,013 100.0 3,657 100.0 4,042 100.0 4,378 100.0 4,509 100.0 4,644 100.0 4,784 100.0 4,927 100.0 5,075 100.0 5,227 100.0 5,384 100.0 Cost of Food Sales 84 34.6 572 30.4 630 30.2 681 30.0 701 30.0 722 30.0 744 30.0 766 30.0 789 30.0 813 30.0 838 30.0 Cost of Beverage Sales 56 25.7 271 22.1 298 22.1 321 22.0 331 22.0 341 22.0 351 22.0 361 22.0 372 22.0 383 22.0 395 22.0 Total Gross Profit 872 86.1 2,814 76.9 3,114 77.0 3,376 77.1 3,477 77.1 3,581 77.1 3,689 77.1 3,800 77.1 3,914 77.1 4,031 77.1 4,152 77.1 Payroll and Related Expenses 506 50.0 1,585 43.3 1,671 41.3 1,751 40.0 1,804 40.0 1,858 40.0 1,914 40.0 1,971 40.0 2,030 40.0 2,091 40.0 2,154 40.0 Other Expenses 111 10.9 306 8.4 329 8.1 350 8.0 361 8.0 372 8.0 383 8.0 394 8.0 406 8.0 418 8.0 431 8.0 Departmental Income $255 25.2% $923 25.2% $1,114 27.6% $1,274 29.1% $1,313 29.1% $1,352 29.1% $1,393 29.1% $1,434 29.1% $1,477 29.1% $1,522 29.1% $1,567 29.1% Notes: - Hotel is open for only seven months in fiscal 2023, six months (August through December 2022) as a Crowne Plaza and one month as a Revelers (July 2023). For purposes of calculating occupancy, available rooms are based on 365 days). - Percentages of departmental expenses are to departmental revenue. Totals may not add due to rounding.

Annex F-17

EXHIBIT XI

EXHIBIT XI IMPLIED VALUATION SENSITIVITY ANALYSIS PROPOSED REVELERS RESORT - DENVER T e r m I n a l C a p I t a l I z a t I o n R a t e 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5% 11.0% 11.5% 12.0% Discount Rate 9.0% $70,840,122 $67,121,604 $63,867,900 $60,996,985 $58,445,061 $56,161,760 $54,106,789 $52,247,530 $50,557,294 $49,014,035 $47,599,381 9.5% $67,261,433 $63,709,263 $60,601,115 $57,858,630 $55,420,867 $53,239,710 $51,276,668 $49,500,583 $47,885,961 $46,411,740 $45,060,371 10.0% $63,843,305 $60,449,335 $57,479,611 $54,859,266 $52,530,070 $50,446,053 $48,570,438 $46,873,452 $45,330,738 $43,922,174 $42,630,989 10.5% $60,577,602 $57,334,115 $54,496,064 $51,991,901 $49,765,979 $47,774,364 $45,981,911 $44,360,167 $42,885,855 $41,539,744 $40,305,809 11.0% $57,456,639 $54,356,329 $51,643,557 $49,249,936 $47,122,272 $45,218,572 $43,505,243 $41,955,088 $40,545,856 $39,259,166 $38,079,700 11.5% $54,473,158 $51,509,103 $48,915,555 $46,627,130 $44,592,975 $42,772,941 $41,134,911 $39,652,883 $38,305,585 $37,075,444 $35,947,814 12.0% $51,620,301 $48,785,943 $46,305,880 $44,117,589 $42,172,441 $40,432,046 $38,865,690 $37,448,511 $36,160,167 $34,983,852 $33,905,564 12.5% $48,891,586 $46,180,710 $43,808,693 $41,715,737 $39,855,332 $38,190,759 $36,692,643 $35,337,205 $34,104,988 $32,979,921 $31,948,609 13.0% $46,280,886 $43,687,599 $41,418,473 $39,416,304 $37,636,597 $36,044,228 $34,611,096 $33,314,453 $32,135,687 $31,059,421 $30,072,845

Annex F-18

EXHIBIT XII

EXHIBIT XII COMPARABLE SALES SUMMARY - DENVER REGION Sales Price Hotel Address Rooms Sale Date Sales Price Per Room Grantor Grantee Comments Marriott Denver Airport @ Gateway Park 16455 E. 40th Circle, Denver, CO 238 3/8/2022 $34,336,000 $144,269 RLJ Lodging Trust Stonebridge Companies Built 1998, Renovated 2019 Doubletree by Hilton Denver and 3203 Quebec St., Denver, CO 561 2/17/2022 Built 1973, sold in conjunction with Doubletree Denver Central Park Doubletree by Hilton Denver Central Park (1) 4040 Quebec Street, Denver, CO 300 2/17/2022 $70,000,000 $81,301 Abdul Lakhani Taconic Capital Built 1971, sold in condjunction with Doubletree Hotel Denver. See note below. Doubletree Salt Lake City Airport 5151 Wiley Post Way, Salt Lake City, UT 288 6/3/2021 $33,800,000 $117,361 Eagle Hospitality Trust ASAP International Holdings Built in 1960, Renovated 2013. Last sold 4/17 at $108,958/room Doubletree by Hilton Phoenix Mesa 1011 W. Holmes Ave., Mesa, AZ 262 2/6/2020 $21,500,000 $82,061 AIG Globel Asset Mgmt. Linchris Hotel Corporation Built 1985 Magnolia Dallas Downtown 1401 Commerce Street, Dallas, TX 325 3/1/2021 $45,000,000 $138,462 Sout Street Hospitality Newcrestimage Built 1922, renovated 2009 (on National Register of Historic Places) Five Property Omni Portfolio (2) Various 1,729 2/25/2021 $152,000,000 $87,912 TRT Holdings Inc. London & Regional Properties, Ltd. See note below. Doulbetree by Hilton Anaheim 100 The City Dr. South, Anaheim, CA 461 6/24/2021 $51,406,500 $111,511 The Ecclestone Organization, Inc. AWH Partners Built 1984 Hyatt Regency Denver Tech Center 7800 E. Tufts Ave., Denver, CO 451 3/1/2021 $41,538,500 $92,103 Columbia Sussex Corporation Westmont Built 1985 Average 355 $97,417 Notes: (1) The sales price and sales price per room is for both hotels combined. This sale consisted of five properties:354-room Omni Jacksonville, 312-room Omni Austin, 400-room Omni Dallas Park West, 400-room Omni Austin Westside and 326-room Omni San Antonio. The sales price, rooms and sale price per room are for all five hotels. All five properties were rebranded after sale.

Annex F-19

HILTON STAMFORD HOTEL & EXECUTIVE MEETING CENTER

Annex F-20

EXHIBIT XIII

EXHIBIT XIII COMPETITIVE SUPPLY PROPOSED REVELERS RESORT STAMFORD, CT MARKET SEGMENTATION REVPAR HOTEL ROOMS OCCUPANCY ADR REVPAR CORPORATE LEISURE GROUP PENETRATION Hilton Stamford Hotel & Executive Meeting Center 484 30%-35% $125-$130 $40-$45 12.6% 50.3% 37.1% 75%-80% The Stamford Hotel 379 35%-40% $140-$145 $50-$55 15.0% 59.8% 25.2% 100%-105% Marriott Stamford Hotel & Spa 508 35%-40% $125-$130 $45-$50 17.3% 61.2% 21.5% 85%-90% Hyatt Regency Greenwich 373 40%-45% $155-$160 $65-$70 14.6% 58.4% 27.0% 125%-130% Courtyard Stamford Downtown 115 50%-55% $160-$165 $85-$90 18.5% 73.8% 7.7% 160%-165% TOTALS/AVERAGES 1,859 38.2% $140.21 $53.55 15.2% 58.9% 25.8% FAIR MARKET MARKET PENETRATION MARKET PENETRATION AS A % OF FMS HOTEL SHARE TOTAL CORPORATE LEISURE GROUP TOTAL CORPORATE LEISURE GROUP Hilton Stamford Hotel & Executive Meeting Center 26.0% 22.4% 18.5% 19.2% 32.2% 86.2% 71.1% 73.6% 123.8% The Stamford Hotel 20.4% 20.4% 20.0% 20.7% 19.9% 100.0% 98.2% 101.6% 97.6% Marriott Stamford Hotel & Spa 27.3% 25.7% 29.1% 26.7% 21.4% 94.0% 106.5% 97.6% 78.3% Hyatt Regency Greenwich 20.1% 22.9% 21.9% 22.6% 23.9% 113.9% 109.1% 112.9% 119.1% Courtyard Stamford Downtown 6.2% 8.6% 10.5% 10.8% 2.6% 139.6% 169.4% 174.8% 41.6%

Annex F-21

EXHIBIT XIV

EXHIBIT XIV HISTORICAL PERFORMANCE STAMFORD, CT COMPETITIVE SET YEAR OCCUPANCY % CHANGE ADR % CHANGE REV PAR % CHANGE SUPPLY % CHANGE DEMAND % CHANGE 2017 64.9% - $144.41 - $93.72 - 678,535 - 440,381 - 2018 66.7% 2.8% $150.10 3.9% $100.12 6.8% 678,535 0.0% 452,286 2.7% 2019 58.5% -12.3% $143.26 -4.6% $83.81 -16.3% 678,535 0.0% 397,280 -12.2% 2020 22.8% -61.0% $131.14 -8.5% $29.90 -64.3% 591,949 -12.8% 135,012 -66.0% 2021 36.8% 61.4% $136.78 4.3% $50.34 68.3% 666,786 12.6% 245,349 81.7% YTD FEB 2021 15.6% - $103.45 - $16.18 - 97,448 - 15,239 - YTD FEB 2022 43.5% 178.8% $147.56 42.64% $64.17 296.6% 109,681 12.6% 47,702 213.0% Source: STR

Annex F-22

EXHIBIT XV

EXHIBIT XV ESTIMATED GROWTH IN TOTAL DEMAND PROPOSED REVELERS RESORT STAMFORD, CT CORPORATE LEISURE GROUP TOTAL YEAR1 NIGHTS GROWTH % NIGHTS GROWTH % NIGHTS GROWTH % NIGHTS GROWTH % 2021 46,200 - 163,300 - 72,200 - 281,700 - 2022 2 64,600 40.0% 163,300 0.0% 83,000 15.0% 310,900 10.4% 2023 96,900 50.0% 163,300 0.0% 95,400 15.0% 355,600 14.4% 2024 125,500 29.4% 164,400 0.7% 101,200 6.0% 391,100 10.0% 2025 146,200 16.5% 200,400 21.9% 114,800 13.5% 461,400 18.0% 2026 152,000 4.0% 203,000 1.3% 119,200 3.8% 474,200 2.7% 2027 156,500 3.0% 205,500 1.3% 121,400 1.9% 483,400 2.0% Notes: 1 2021 is a calendar year, all other years are fiscal years ending July 31 2 Reflects a partial year of growth to convert calendar year 2021 numbers to 2022 fiscal year numbers

Annex F-23

EXHIBIT XVI

EXHIBIT XVI ESTIMATED MARKET AREA OCCUPANCY PROPOSED REVELERS RESORT STAMFORD, CT ROOMS SUPPLY ANNUAL DEMAND ESTIMATED YEAR 1 DAILY ANNUAL TOTAL ACCOMMODATED OCCUPANCY 2021 1,859 678,535 281,700 259,100 38% 2022 1,859 678,535 310,900 284,900 42% 2023 2 1,738 634,370 355,600 317,300 50% 2024 1,446 527,790 391,100 330,800 63% 2025 3 1,759 642,035 461,400 408,300 64% 2026 1,759 642,035 474,200 419,300 65% 2027 1,759 642,035 483,400 427,500 67% Notes: 1 2021 is a calendar year, all other years are fiscal years ending July 31 2 Subject closes May 1, 2023 3 Subject reopens February 1, 2024 with 100 fewer rooms

Annex F-24

EXHIBIT XVII

EXHIBIT XVII ESTIMATED MARKET PENETRATION PROPOSED REVELERS RESORT STAMFORD, CT Fiscal Years Ending July 31 2023 2024 2025 2026 2027 CORPORATE MARKET AREA ACCOMMODATED DEMAND 80,900 99,700 121,500 126,300 130,100 SUBJECT’S CAPTURE PERCENTAGE 8.42% 3.01% 5.51% 5.64% 5.47% ROOM NIGHTS CAPTURED 6,800 3,000 6,700 7,100 7,100 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 30% 10% 25% 26% 25% LEISURE MARKET AREA ACCOMMODATED DEMAND 149,600 143,000 182,600 184,900 187,200 SUBJECT’S CAPTURE PERCENTAGE 18.43% 24.20% 42.12% 43.21% 42.67% ROOM NIGHTS CAPTURED 27,600 34,600 76,900 79,900 79,900 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 66% 81% 193% 198% 195% GROUP MARKET AREA ACCOMMODATED DEMAND 86,800 88,100 104,200 108,200 110,200 SUBJECT’S CAPTURE PERCENTAGE 24.12% 4.99% 9.39% 9.76% 9.61% ROOM NIGHTS CAPTURED 20,900 4,400 9,800 10,600 10,600 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 87% 17% 43% 45% 44% TOTAL MARKET AREA ACCOMMODATED DEMAND 317,300 330,800 408,300 419,300 427,500 SUBJECT’S CAPTURE PERCENTAGE 17.44% 11.50% 22.87% 23.27% 22.83% ROOM NIGHTS CAPTURED 55,300 38,000 93,400 97,600 97,600 PENETRATION AS A PERCENTAGE OF FAIR MARKET SHARE 63% 38% 105% 107% 105% MARKET SEGMENTATION CORPORATE 12.3% 7.9% 7.2% 7.3% 7.3% LEISURE 49.9% 91.1% 82.3% 81.9% 81.9% GROUP 37.8% 11.6% 10.5% 10.9% 10.9% TOTAL 100.0% 100.0% 100.0% 100.0% 100.0% PROJECTED OCCUPANCY 31% 24% 67% 70% 70% PROJECTED ADR $136.25 $248.25 $258.50 $266.25 $274.25 PROJECTED REVPAR $42.65 $59.55 $172.26 $185.40 $190.97 Note: The property is to be closed from May 1, 2023 through January 31, 2024, reopening as a Revelers on February 1, 2024 with 100 fewer rooms. Occupancy is calculated on full year supply.

Annex F-25

EXHIBIT XVIII

EXHIBIT XVIII PROPOSED REVELERS RESORT STAMFORD, CT PROJECTED CASH FLOW FROM OPERATIONS BEFORE DEBT SERVICE AND INCOME TAXES EXPRESSED IN THOUSANDS OF INFLATED DOLLARS FISCAL YEARS ENDING JULY 31 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Revenues: Rooms $7,535 49.7% $9,434 62.1% $24,144 63.7% $25,986 63.8% $26,767 63.8% $27,572 63.8% $28,402 63.8% $29,256 63.8% $30,134 63.8% $31,037 63.8% $31,964 63.8% Food and Beverage 2,650 17.5 2,489 16.4 5,646 14.9 6,035 14.8 6,216 14.8 6,403 14.8 6,595 14.8 6,793 14.8 6,996 14.8 7,206 14.8 7,422 14.8 Events 1,497 9.9 989 6.5 2,503 6.6 2,682 6.6 2,763 6.6 2,846 6.6 2,931 6.6 3,019 6.6 3,109 6.6 3,203 6.6 3,299 6.6 Entertainment 3,119 20.6 2,060 13.6 5,215 13.8 5,588 13.7 5,756 13.7 5,928 13.7 6,106 13.7 6,289 13.7 6,478 13.7 6,672 13.7 6,873 13.7 Rentals and Other Income (Net) 345 2.3 224 1.5 416 1.1 447 1.1 460 1.1 474 1.1 488 1.1 503 1.1 518 1.1 534 1.1 550 1.1 15,146 100.0 15,196 100.0 37,924 100.0 40,738 100.0 41,962 100.0 43,223 100.0 44,522 100.0 45,859 100.0 47,236 100.0 48,652 100.0 50,108 100.0 Departmental Expenses: Rooms 2,412 32.0 2,228 23.6 5,858 24.3 6,147 23.7 6,331 23.7 6,521 23.7 6,717 23.6 6,918 23.6 7,126 23.6 7,340 23.6 7,560 23.7 Food and Beverage 2,290 86.4 2,260 90.8 4,356 77.2 4,580 75.9 4,717 75.9 4,859 75.9 5,005 75.9 5,155 75.9 5,309 75.9 5,469 75.9 5,633 75.9 Events 0 0.0 343 34.7 632 25.3 671 25.0 691 25.0 711 25.0 733 25.0 755 25.0 777 25.0 801 25.0 825 25.0 Entertainment 0 0.0 744 36.1 1,370 26.3 1,453 26.0 1,496 26.0 1,541 26.0 1,588 26.0 1,635 26.0 1,684 26.0 1,735 26.0 1,787 26.0 Departmental Expenses: 4,702 31.0 5,575 36.7 12,216 32.2 12,850 31.5 13,236 31.5 13,633 31.5 14,042 31.5 14,463 31.5 14,897 31.5 15,344 31.5 15,804 31.5 Gross Operating Income 10,444 69.0 9,621 63.3 25,709 67.8 27,888 68.5 28,726 68.5 29,590 68.5 30,480 68.5 31,396 68.5 32,339 68.5 33,308 68.5 34,303 68.5 Undistributed Operating Expenses: Administrative and General 1,513 10.0 1,790 11.8 3,000 7.9 3,122 7.7 3,216 7.7 3,312 7.7 3,411 7.7 3,514 7.7 3,619 7.7 3,728 7.7 3,840 7.7 Information & Technology 204 1.3 378 2.5 634 1.7 660 1.6 679 1.6 700 1.6 721 1.6 742 1.6 765 1.6 788 1.6 811 1.6 Management Fees 311 2.1 456 3.0 1,138 3.0 1,222 3.0 1,259 3.0 1,297 3.0 1,336 3.0 1,376 3.0 1,417 3.0 1,460 3.0 1,503 3.0 Franchise Fees 658 4.3 1,147 7.6 1,224 3.2 1,260 3.1 1,294 3.1 1,333 3.1 1,373 3.1 1,415 3.1 1,457 3.1 1,501 3.1 1,546 3.1 Marketing 776 5.1 1,252 8.2 2,324 6.1 2,418 5.9 2,491 5.9 2,566 5.9 2,643 5.9 2,722 5.9 2,804 5.9 2,888 5.9 2,974 5.9 Utility Costs 871 5.7 1,095 7.2 1,603 4.2 1,676 4.1 1,727 4.1 1,778 4.1 1,832 4.1 1,887 4.1 1,943 4.1 2,002 4.1 2,062 4.1 Property Operation and Maintenance 730 4.8 794 5.2 1,473 3.9 1,539 3.8 1,585 3.8 1,633 3.8 1,682 3.8 1,732 3.8 1,784 3.8 1,838 3.8 1,893 3.8 5,063 33.4 6,912 45.5 11,395 30.0 11,898 29.2 12,251 29.2 12,619 29.2 12,997 29.2 13,387 29.2 13,789 29.2 14,203 29.2 14,628 29.2 Cash Flow From Operations Before Fixed Charges 5,381 35.5 2,709 17.8 14,313 37.7 15,990 39.3 16,475 39.3 16,971 39.3 17,483 39.3 18,009 39.3 18,550 39.3 19,105 39.3 19,675 39.3 Fixed Charges: Property Taxes 319 2.1 758 5.0 781 2.1 805 2.0 829 2.0 854 2.0 879 2.0 906 2.0 933 2.0 961 2.0 990 2.0 Insurance 178 1.2 197 1.3 256 0.7 264 0.6 272 0.6 280 0.6 288 0.6 297 0.6 306 0.6 315 0.6 324 0.6 497 3.3 956 6.3 1,037 2.7 1,069 2.6 1,101 2.6 1,134 2.6 1,168 2.6 1,203 2.6 1,239 2.6 1,276 2.6 1,314 2.6 Cash Flow From Operations Before Reserve For Replacement of Fixed Assets 4,884 32.2 1,753 11.5 13,276 35.0 14,922 36.6 15,375 36.6 15,838 36.6 16,315 36.6 16,806 36.6 17,311 36.6 17,830 36.6 18,361 36.6 Reserve For Replacement of Fixed Assets 606 4.0 608 4.0 1,517 4.0 1,630 4.0 1,679 4.0 1,729 4.0 1,781 4.0 1,834 4.0 1,890 4.0 1,946 4.0 2,004 4.0 Cash Flow From Operations Before Debt Service and Income Taxes $4,278 28.2% $1,145 7.5% $11,759 31.0% $13,292 32.6% $13,696 32.6% $14,109 32.6% $14,534 32.6% $14,972 32.6% $15,422 32.6% $15,883 32.6% $16,356 32.6% Statistics: Number of Rooms 484 434 384 384 384 384 384 384 384 384 384 Percentage of Occupancy 31% 24% 67% 70% 70% 70% 70% 70% 70% 70% 70% Average Daily Rate $136.25 $248.25 $258.50 $266.25 $274.25 $282.50 $291.00 $299.75 $308.75 $318.00 $327.50 Occupied Rooms 43,874 33,622 93,400 97,600 97,600 97,600 97,600 97,600 97,600 97,600 97,600 Notes: - The property is to be closed from May 1, 2023 through January 31, 2024, reopening as a Revelers on February 1, 2024. - Percentages of departmental expenses are to departmental revenue; all other percentages are to total revenue. - Totals may not add due to rounding.

Annex F-26

EXHIBIT XIX

EXHIBIT XIX PROPOSED REVELERS RESORT STAMFORD, CT PROJECTED ROOMS AND FOOD AND BEVERAGE DEPARTMENTAL INCOME EXPRESSED IN THOUSANDS OF INFLATED DOLLARS FISCAL YEARS ENDING JULY 31 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Amount Percent Rooms Department: Room Revenue $7,535 100.0% $9,434 100.0% $24,144 100.0% $25,986 100.0% $26,767 100.0% $27,572 100.0% $28,402 100.0% $29,256 100.0% $30,134 100.0% $31,037 100.0% $31,964 100.0% Payroll and Related Expenses 1,528 20.3 2,020 21.4 3,749 15.5 3,912 15.1 4,029 15.1 4,150 15.1 4,274 15.0 4,403 15.0 4,535 15.0 4,671 15.0 4,811 15.1 Other Expenses 884 11.7 207 2.2 2,109 8.7 2,235 8.6 2,302 8.6 2,371 8.6 2,442 8.6 2,516 8.6 2,591 8.6 2,669 8.6 2,749 8.6 Departmental Income $5,122 68.0% $7,206 76.4% $18,286 75.7% $19,839 76.3% $20,436 76.3% $21,051 76.3% $21,685 76.4% $22,337 76.4% $23,008 76.4% $23,697 76.4% $24,404 76.3% Food and Beverage Department: Revenues: Food $1,097 41.4% $1,238 49.7% $2,920 51.7% $3,129 51.9% $3,223 51.9% $3,320 51.9% $3,419 51.9% $3,522 51.9% $3,628 51.9% $3,737 51.9% $3,849 51.9% Beverage 342 12.9 799 32.1 1,885 33.4 2,012 33.3 2,072 33.3 2,134 33.3 2,198 33.3 2,264 33.3 2,332 33.3 2,402 33.3 2,474 33.3 Other 1,211 45.7 453 18.2 840 14.9 894 14.8 921 14.8 949 14.8 977 14.8 1,006 14.8 1,036 14.8 1,068 14.8 1,100 14.8 2,650 100.0 2,489 100.0 5,646 100.0 6,035 100.0 6,216 100.0 6,403 100.0 6,595 100.0 6,793 100.0 6,996 100.0 7,206 100.0 7,422 100.0 Cost of Food Sales 347 31.6 423 34.1 880 30.1 939 30.0 967 30.0 996 30.0 1,026 30.0 1,057 30.0 1,088 30.0 1,121 30.0 1,155 30.0 Cost of Beverage Sales 52 15.3 188 23.5 415 22.0 443 22.0 456 22.0 470 22.0 484 22.0 498 22.0 513 22.0 528 22.0 544 22.0 Total Gross Profit 2,251 84.9 1,879 75.5 4,350 77.1 4,654 77.1 4,793 77.1 4,937 77.1 5,085 77.1 5,238 77.1 5,395 77.1 5,557 77.1 5,723 77.1 Payroll and Related Expenses 1,596 60.2 1,403 56.4 2,603 46.1 2,716 45.0 2,797 45.0 2,881 45.0 2,968 45.0 3,057 45.0 3,148 45.0 3,243 45.0 3,340 45.0 Other Expenses 294 11.1 247 9.9 458 8.1 483 8.0 497 8.0 512 8.0 528 8.0 543 8.0 560 8.0 576 8.0 594 8.0 Departmental Income $361 13.6% $229 9.2% $1,290 22.8% $1,455 24.1% $1,499 24.1% $1,544 24.1% $1,590 24.1% $1,638 24.1% $1,687 24.1% $1,737 24.1% $1,790 24.1% Notes: - The property is to be closed from May 1, 2023 through January 31, 2024, reopening as a Revelers on February 1, 2024. - Percentages of departmental expenses are to departmental revenue. - Totals may not add due to rounding.

Annex F-27

EXHIBIT XX

EXHIBIT XX IMPLIED VALUATION SENSITIVITY ANALYSIS PROPOSED REVELERS RESORT – STAMFORD T e r m I n a l C a p I t a l I z a t I o n R a t e 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5% 11.0% 11.5% 12.0% Discount Rate 9.0% $81,812,752 $78,665,764 $75,912,150 $73,482,490 $71,322,793 $69,390,432 $67,651,307 $66,077,813 $64,647,364 $63,341,302 $62,144,078 9.5% $77,928,092 $74,921,885 $72,291,455 $69,970,486 $67,907,403 $66,061,487 $64,400,162 $62,897,059 $61,530,601 $60,282,966 $59,139,300 10.0% $74,211,207 $71,338,885 $68,825,603 $66,608,001 $64,636,800 $62,873,093 $61,285,757 $59,849,596 $58,543,995 $57,351,924 $56,259,193 10.5% $70,653,821 $67,908,853 $65,507,006 $63,387,729 $61,503,928 $59,818,421 $58,301,466 $56,928,982 $55,681,269 $54,542,053 $53,497,772 11.0% $67,248,106 $64,624,309 $62,328,486 $60,302,761 $58,502,116 $56,891,012 $55,441,019 $54,129,121 $52,936,486 $51,847,558 $50,849,374 11.5% $63,986,664 $61,478,179 $59,283,256 $57,346,558 $55,625,050 $54,084,752 $52,698,485 $51,444,243 $50,304,023 $49,262,952 $48,308,638 12.0% $60,862,493 $58,463,772 $56,364,890 $54,512,936 $52,866,755 $51,393,856 $50,068,247 $48,868,886 $47,778,558 $46,783,041 $45,870,484 12.5% $57,868,970 $55,574,752 $53,567,310 $51,796,039 $50,221,575 $48,812,844 $47,544,986 $46,397,877 $45,355,050 $44,402,904 $43,530,104 13.0% $54,999,826 $52,805,124 $50,884,760 $49,190,321 $47,684,152 $46,336,528 $45,123,667 $44,026,315 $43,028,724 $42,117,879 $41,282,938

Annex F-28

EXHIBIT XXI

EXHIBIT XXI COMPARABLE SALES SUMMARY - NORTHEAST REGION Hotel Address Rooms Sale Date Sales Price Sales Price Per Room Grantor Grantee Comments Westchester Marriott 670 White Plains Road, Tarrytown, NY 444 3/15/2022 $40,000,000 $90,090 Ares Real Estate mgmt. Holdings LLC Taconic Capital Advisors LP Built 1981 Embassy Suites Dulles North Loudoun 44610 Waxpool Road, Ashburn, VA 154 5/28/2021 $19,929,225 $129,411 BPG Real Estate Services, LLC Excel Group Built 2005 Delta Woodbridge 515 U.S. Highway 1, Woodbridge, NJ 312 12/8/2021 $22,250,000 $71,314 Eagle Hospitality Trust Opal Holdings Built 1986, renovated and converted to Delta 2019, sold from bankruptcy Renaissance Baltimore Harbor place 202 East Pratt Street, Baltimore, MD 622 7/7/2020 $80,000,000 $128,617 Sunstone Hotel Investors, Inc. BPG Real Estate Service LLC Built 1983 Marriott Boston Burlington 1 Burlington Mall Road 418 1/22/2021 $68,980,782 $165,026 Crow Holdings Rockbridge Capital Built 1987, renovated 2019 Pittsburgh Airport Marriott 777 Aten Road, Corapolis, PA 318 2/7/2022 $40,000,000 $125,786 BrightSpire Capital, Inc. Sonoran Pittsburgh LLC Built 1987, renovated 2012, under contract as of sale date Sheraton Hotel Wilmington South 365 Airport Road, New Castle, DE 192 12/1/2020 $20,475,000 $106,641 Hersha Hospitality Trust New Castle County Built 2011, auction, county buyer intended to convert to a homeless shelter Hyatt Regency Fairfax 12777 Fair Lakes Circle, Fairfax, VA 316 5/4/2021 $26,500,000 $83,861 H.I.G. Capital Management, Inc. Driftwood Hospitality Management Built 1989, converted to Hilton after sale Kimpton Hotel Monaco Baltimore 2 North Charles Street, Baltimore, MD 202 3/9/2022 $18,365,876 $90,920 Stonehill Strategic Capital Douglas Development Corporation Historic hotel, built 1906, auction sale, buyer plans $4 million in upgrades Average 331 $110,185

Annex F-29

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Alpine’s Existing Charter provides that all of its directors, officers, employees and agents shall be entitled to be indemnified by Alpine to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Alpine’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Alpine has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of Alpine’s Existing Charter provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Alpine pursuant to the foregoing provisions, Alpine has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1+	Merger Agreement, dated as of May 18, 2022 (included as Annex A to this proxy statement/prospectus).
2.2	Hotel Purchase Agreement, dated as of May 18, 2022 (included as Annex B to this proxy statement/prospectus.
2.3	Amendment No. 1 to the Merger Agreement, dated as of August 26, 2022 (included as Annex A to this proxy statement/prospectus).
2.4	Amendment No. 1 to the Hotel Purchase Agreement, dated as of August 26, 2022 (included as Annex B to this proxy statement/prospectus).
2.5	Amendment No. 2 to the Merger Agreement, dated October 4, 2022 (included as Annex A to this proxy statement/prospectus).
2.6	Amendment No. 3 to Merger Agreement, dated as of November 30, 2022 (included as Annex A to this proxy statement/prospectus).
2.7	Amendment No. 2 to the Hotel Purchase Agreement, dated as of November 30, 2022 (included as Annex B to this proxy statement/prospectus).
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
3.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex C to this proxy statement/prospectus).
3.4	Bylaws (incorporated by reference to Exhibit 3.1 to Alpine’s Current Report on Form 8-K, filed on March 18, 2022).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to Alpine’s Current Report on Form 8-K filed on September 1, 2021).

Exhibit No.	Description
5.1***	Opinion of Graubard Miller.
8.1*	Tax Opinion of Graubard Miller.
10.1

Form of Letter Agreement from each of the Registrant’s initial stockholders, officers and directors (incorporated by reference to Exhibit 10.1 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).

10.2

Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.1 to Alpine’s Current Report on Form 8-K filed on September 1, 2021).

10.4	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to Alpine’s Current Report on Form 8-K filed on September 1, 2021).
10.5	Form of subscription agreement for Private Placement Warrants (incorporated by reference to Exhibit 10.6 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
10.6	Form of indemnification agreement (incorporated by reference to Exhibit 10.4 to Alpine’s Current Report on Form 8-K filed on September 1, 2021).
10.7	Administrative services agreement (incorporated by reference to Exhibit 10.3 to Alpine’s Current Report on Form 8-K filed on September 1, 2021).
10.8	Form of 2022 Long-Term Incentive Equity Plan (included as Annex D to this proxy statement/consent solicitation statement/prospectus).
10.9

Form of Support Agreement, dated as of May 18, 2022, by and between Alpine and certain TBC stockholders (incorporated by reference to Exhibit 10.2 to Alpine’s Current Report on Form 8-K filed on May 19, 2022).

10.10

Form of Lock-Up Agreement, dated as of May 18, 2022, by and between Alpine and certain TBC stockholders (incorporated by reference to Exhibit 10.1 to Alpine’s Current Report on Form 8-K filed on May 19, 2022)

10.11**	Form of Amended and Restated Registration Rights Agreement.
10.12	Form of Escrow Agreement (incorporated by reference to Exhibit 10.3 to Alpine’s Current Report on Form 8-K filed on May 19, 2022).
10.13***	Form of Employment Agreement.
10.14	Form of Shareholder and Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to Alpine’s Current Report on Form 8-K filed on May 19, 2022).
14	Code of Ethics (incorporated by reference to Exhibit 14 to Alpine’s Registration Statement on Form S-1, File No. 333-258063, filed on July 21, 2021).
21.1***	List of subsidiaries of New TBC
23.1*	Consent of Marcum llp
23.2*	Consent of Baker Tilly US, LLP
23.3*	Consent of Ernst & Young LLP
23.4***	Consent of Graubard Miller (included in Exhibit 5.1).
24*	Power of Attorney (included on signature page of the initial filing of this Registration Statement).
99.1***	Form of Alpine Acquisition Corporation Proxy Card.
99.2***	Consent of Brent Bushnell to be named as a director of New TBC
99.3***	Consent of Brian Cameron to be named as a director of New TBC
99.4*	Consent of McLean Valuation Services Group, LLC
99.5*	Consent of R.M. Woodworth & Associates, LLC
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107***	Calculation of Filing Fee Table

____________

+        Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Motion agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*        Filed herewith.

**      To be filed by amendment.

***    Previously filed.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fountain Hills, Arizona, on the 13th day of January, 2023.

ALPINE ACQUISITION CORP.
By:	/s/ Kimberly Schaefer
Name: Kimberly Schaefer
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Elan Blutinger, Kimberly Schaefer, and Alex Lombardo as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Elan Blutinger	Chairman	January 13, 2023
Elan Blutinger
/s/ Kimberly Schaefer	Chief Executive Officer	January 13, 2023
Kimberly Schaefer	(Principal Executive Officer)
/s/ Alex Lombardo	Chief Financial Officer	January 13, 2023
Alex Lombardo	(Principal Financial and Accounting Officer) and Secretary
/s/ Alissa N. Nolan	Director	January 13, 2023
Alissa N. Nolan
/s/ David Goldberg	Director	January 13, 2023
David Goldberg
/s/ Howard Silver	Director	January 13, 2023
Howard Silver